As filed with the Securities and Exchange Commission on May 14, 2004

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-4

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

NALCO COMPANY

(Exact name of registrant as specified in its charter)

Delaware	2890	36-1520480
(State of Incorporation)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

1601 West Diehl Road
Naperville, Illinois 60563
(630) 305-1000

(Address, including zip code, and telephone number, including area code, of registrants' principal executive offices)

Stephen N. Landsman, Esq.
General Counsel
Nalco Company
1601 West Diehl Road
Naperville, Illinois 60563
(630) 305-1000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

With a copy to:
Edward P. Tolley III, Esq.
Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, New York 10017-3954
(212) 455-2000

Approximate date of commencement of proposed exchange offer: As soon as practicable after this Registration Statement is declared effective.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, please check the following box.

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price per Note	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee
7¾% Senior Notes due 2011	$665,000,000	100%	$665,000,000	$84,255.50
7¾% Senior Notes due 2011	€200,000,000	100%	€200,000,000	$30,027.90(4)
8 7/8% Senior Subordinated Notes due 2013	$465,000,000	100%	$465,000,000	$58,915.50
9% Senior Subordinated Notes due 2013	€200,000,000	100%	€200,000,000	$30,027.90(4)
Guarantees of 7¾% Senior Notes due 2011(2)	N/A(3)	(3)	(3)	(3)
Guarantees of 8 7/8% Senior Subordinated Notes due 2013 (2)	N/A(3)	(3)	(3)	(3)
Guarantees of 9% Senior Subordinated Notes due 2013 (2)	N/A(3)	(3)	(3)	(3)

(1)	Estimated solely for the purpose of calculating the registration fee under Rule 457(f) of the Securities Act of 1933, as amended (the "Securities Act").
(2)	See inside facing page for additional registrant guarantors.
(3)	Pursuant to Rule 457(n) under the Securities Act, no separate filing fee is required for the guarantees.
(4)	The amount of registration fee was calculated based on the noon buying rate at May 11, 2004 of $1.1818=EUR1.00.

The registrants hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrants shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

TABLE OF ADDITIONAL REGISTRANT GUARANTORS

Exact Name of Registrant as Specified in its Charter	State or Other Jurisdiction of Incorporation or Organization	I.R.S. Employer Identification Number	Address, Including Zip Code and Telephone Number, Including Area Code, of Registrant's Principal Executive Offices
ADX Corp.	Michigan	36-3112436	1601 West Diehl Road Naperville, IL 60563-1198 (630) 305-1000
Board Chemistry Incorporated	Delaware	36-3282850	1602 West Diehl Road Naperville, IL 60563-1198 (630) 305-1000
Calgon Corporation	Delaware	25-1711614	1603 West Diehl Road Naperville, IL 60563-1198 (630) 305-1000
Nalco American Holding, Inc. (f/k/a Degremont American Holding, Inc.)	Delaware	54-1887359	1604 West Diehl Road Naperville, IL 60563-1198 (630) 305-1000
Nalco Company LLC (f/k/a Ondeo Nalco Company LLC)	Delaware	36-1520480	1613 West Diehl Road Naperville, IL 60563-1198 (630) 305-1000
Nalco Delaware Company	Delaware	36-3765301	1605 West Diehl Road Naperville, IL 60563-1198 (630) 305-1000
Nalco Energy Services Equatorial Guinea LLC (f/k/a ONES Equatorial Guinea LLC)	Delaware	76-0444295	1613 West Diehl Road Naperville, IL 60563-1198 (630) 305-1000
Nalco Energy Services Holdings LLC (f/k/a ONDEO Nalco Holdings LLC)	Delaware	36-1520480	1613 West Diehl Road Naperville, IL 60563-1198 (630) 305-1000
Nalco Energy Services, Inc. (f/k/a ONDEO Nalco Energy Services, Inc.)	Delaware	76-0444292	7702 Highway 90-A Sugar Land, Texas 77478 (281) 263-7000
Nalco Energy Services, L.P. (f/k/a ONDEO Nalco Energy Services, L.P.)	Delaware	76-0444295	7703 Highway 90-A Sugar Land, Texas 77478 (281) 263-7000
Nalco Energy Services Middle East Holdings, Inc. (f/k/a ONDEO Nalco Energy Services Middle East Holdings, Inc.)	Delaware	22-2429311	7701 Highway 90-A Sugar Land, Texas 77478 (281) 263-7000

Exact Name of Registrant as Specified in its Charter	State or Other Jurisdiction of Incorporation or Organization	I.R.S. Employer Identification Number	Address, Including Zip Code and Telephone Number, Including Area Code, of Registrant's Principal Executive Offices
Nalco FT, Inc.	Delaware	36-3690790	1606 West Diehl Road Naperville, IL 60563-1198 (630) 305-1000
Nalco Global Holdings LLC (f/k/a ONDEO Nalco Global Holdings LLC)	Delaware	36-1520480	1613 West Diehl Road Naperville, IL 60563-1198 (630) 305-1000
Nalco Holdings LLC	Delaware	73-1683500	1601 West Diehl Road Naperville, IL 60563-1198 (630) 305-1000
Nalco Industrial Outsourcing Company	Delaware	36-4344205	1601 West Diehl Road Naperville, IL 60563-1198 (630) 305-1000
Nalco International Holdings LLC (f/k/a ONDEO Nalco International Holdings LLC)	Delaware	36-6114238	1613 West Diehl Road Naperville, IL 60563-1198 (630) 305-1000
Nalco Leasing Corporation	Delaware	36-3308773	1607 West Diehl Road Naperville, IL 60563-1198 (630) 305-1000
Nalco PWS, Inc.	Delaware	36-4466815	1608 West Diehl Road Naperville, IL 60563-1198 (630) 305-1000
Nalco Resources Investment Company	Texas	36-6113527	1609 West Diehl Road Naperville, IL 60563-1198 (630) 305-1000
Nalco TWO, Inc.	Delaware	36-4023948	1610 West Diehl Road Naperville, IL 60563-1198 (630) 305-1000
Nalco U.S. Holdings LLC (f/k/a ONDEO Nalco U.S. Holdings LLC)	Delaware	36-4402250	1613 West Diehl Road Naperville, IL 60563-1198 (630) 305-1000
Nalco Worldwide Holdings LLC (f/k/a ONDEO Nalco Worldwide Holdings LLC)	Delaware	36-6114100	1613 West Diehl Road Naperville, IL 60563-1198 (630) 305-1000
Nalgreen, Inc.	Delaware	36-3650277	1611 West Diehl Road Naperville, IL 60563-1198 (630) 305-1000

Exact Name of Registrant as Specified in its Charter	State or Other Jurisdiction of Incorporation or Organization	I.R.S. Employer Identification Number	Address, Including Zip Code and Telephone Number, Including Area Code, of Registrant's Principal Executive Offices
Naltech, Inc.	Delaware	51-0357514	1612 West Diehl Road Naperville, IL 60563-1198 (630) 305-1000
ONES West Africa LLC	Delaware	57-1187680	1613 West Diehl Road Naperville, IL 60563-1198 (630) 305-1000
Paper Chemicals, Inc.	Texas	75-1867607	P.O. Box 6837 Texarkana, Texas 75505-6837 (903) 832-7515
Pure-Chem Products Company, Inc.	California	95-3235235	8371 Monroe Ave Stanton, California 90680 (714) 995-4141
Visco Products Company	Texas	36-3205037	1613 West Diehl Road Naperville, IL 60563-1198 (630) 305-1000

EXPLANATORY NOTE

This registration statement covers the registration of an aggregate principal amount of $665 million of our 7¾% Senior Notes due 2011 that may be exchanged for an equal principal amount of our outstanding 7¾% Senior Notes due 2011, €200 million of our 7¾% Senior Notes due 2011 that may be exchanged for an equal principal amount of our outstanding 7¾% Senior Notes due 2011, $465 million of our 8 7/8% Senior Subordinated Notes due 2013 that may be exchanged for an equal principal amount of our outstanding 8 7/8% Senior Subordinated Notes due 2013 and €200 million of our 9% Senior Subordinated Notes that may be exchanged for an equal principal amount of our outstanding 9% Senior Subordinated Notes due 2013. This registration statement also covers the registration of exchange notes for resale by Goldman, Sachs & Co. in market-making transactions. The complete prospectus relating to the exchange offers follows immediately after this explanatory note. Following the exchange offer prospectus are selected pages of the prospectus relating solely to these market-making transactions, including an alternate front cover page and alternate sections entitled "Use of Proceeds" and "Plan of Distribution." In addition, the market-making prospectus will not include the following captions, or the information set forth under these captions, included in the exchange offer prospectus: "Prospectus Summary—The Exchange Offers," "Risk Factors—Risks Related to the Notes—There may be adverse consequences if you do not exchange your outstanding notes," "The Exchange Offers" and "Certain U.S. Federal Income Tax Consequences—Consequences of the Exchange." The table of contents of the market-making prospectus will reflect these changes accordingly. All other sections of the exchange offer prospectus will be included in the market-making prospectus.

The information in this prospectus is not complete and may not be changed. We may not sell the securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, dated May 14, 2004

PRELIMINARY PROSPECTUS

Offers to Exchange

$665,000,000 principal amount of its 7¾% Senior Notes due 2011, which have been registered under the Securities Act of 1933 for any and all of its outstanding 7¾% Senior Notes due 2011.

€200,000,000 principal amount of its 7¾% Senior Notes due 2011, which have been registered under the Securities Act of 1933, for any and all of its outstanding 7¾% Senior Notes due 2011.

$465,000,000 principal amount of its 8 7/8% Senior Subordinated Notes due 2013, which have been registered under the Securities Act of 1933, for any and all of its outstanding 8 7/8% Senior Subordinated Notes due 2013.

€200,000,000 principal amount of its 9% Senior Subordinated Notes due 2013, which have been registered under the Securities Act of 1933, for any and all of its outstanding 9% Senior Subordinated Notes due 2013.

The Exchange Offers

•	We will exchange all outstanding notes that are validly tendered and not validly withdrawn for an equal principal amount of exchange notes that are freely tradable.

•	You may withdraw tenders of outstanding notes at any time prior to the expiration date of the applicable exchange offer.

•	The exchange offers expire at 12:00 a.m. midnight, New York City time, on , 2004, unless extended. We do not currently intend to extend the expiration date.

•	The exchanges of outstanding notes for exchange notes in the exchange offers will not be a taxable event for U.S. federal income tax purposes.

The Exchange Notes

•	The exchange notes are being offered in order to satisfy certain of our obligations under the registration rights agreements entered into in connection with the private offering of the outstanding notes.

•	The terms of the exchange notes to be issued in the exchange offers are substantially identical to the outstanding notes, except that the exchange notes will be freely tradeable.

Broker-Dealers

•	Each broker-dealer that receives exchange notes for its own account pursuant to the applicable exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of those exchange notes. The applicable letter of transmittal states that by so acknowledging and delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act of 1933.

•	This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for outstanding notes where such outstanding notes were acquired by such broker-dealer as a result of market-making activities or other trading activities.

•	We have agreed that, for a period of 180 days after the consummation of the applicable exchange offer, we will make this prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution."

See "Risk Factors" beginning on page 25 for a discussion of certain risks that you should consider before participating in the exchange offers.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the exchange notes to be distributed in the exchange offers or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                             , 2004.

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information. The prospectus may be used only for the purposes for which it has been published and no person has been authorized to give any information not contained herein. If you receive any other information, you should not rely on it. We are not, and the initial purchasers are not, making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front of this prospectus.

We have prepared this prospectus solely for use in connection with the proposed exchange offer of the securities described in this prospectus. This prospectus is personal to each offeree and does not constitute an offer to any other person or to the public generally to subscribe for or otherwise acquire securities. Distribution of this prospectus to any other person other than the prospective investor and any person retained to advise such prospective investor with respect to its purchase is unauthorized, and any disclosure of any of the contents of this prospectus, without our prior written consent, is prohibited. Each prospective investor, by accepting delivery of this prospectus, agrees to the foregoing and to make no photocopies of this prospectus or any documents referred to in this prospectus.

AQUAMAX™, Core Shell™, Fiber NEU™, OptiLux™, ValueLine™, Vantage™, PROSPECSM, ACTRENE®, BIO-MANAGE®, Calgon®, COKELESS®, ELIMIN-OX®, EN/ACT®, ENERCEPT®, ENERSPERSE®, Fiber Brite®, LAZON®, Metrix®, Nalco®, Nalco ACT®, NALMET®, NEOSTAR®, NexGuard®, ODORtech®, PORTA-FEED®, Ultra POSITEK®, Scale-Guard®, SCORPION® II, SheeTracker®, SmartSoft®, STA•BR•EX®, SULFA-CHECK®, SUR-GUARD®, THERMOGAIN®, TRA-CIDE®, TRASAR®, Tri-ACT®, ULTIMER®, UltraTreat®, ULTRAXOL®, ULTRION® and certain other products and services named in this prospectus are our registered trademarks and servicemarks.

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SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus includes "forward-looking statements." These forward-looking statements include statements concerning our plans, objectives, goals, strategies, future events, future revenue or performance, capital expenditures, financing needs, plans or intentions relating to acquisitions, business trends and other information that is not historical information and, in particular, appear under the headings "Summary," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Industry Overview" and "Business." When used in this prospectus, the words "estimates," "expects," "anticipates," "projects," "plans," "intends," "believes," "forecasts," or future or conditional verbs, such as "will," "should," "could" or "may," and variations of such words or similar expressions are intended to identify forward-looking statements. All forward-looking statements, including, without limitation, management's examination of historical operating trends and data are based upon our current expectations and various assumptions. Our expectations, beliefs and projections are expressed in good faith and we believe there is a reasonable basis for them. However, there can be no assurance that management's expectations, beliefs and projections will be achieved.

There are a number of risks and uncertainties that could cause our actual results to differ materially from the forward-looking statements contained in this prospectus. Important factors that could cause our actual results to differ materially from the forward-looking statements we make in this prospectus are set forth in this prospectus, including under the heading "Risk Factors." As stated elsewhere in this prospectus, such risks, uncertainties and other important factors include, among others:

•	our substantial leverage;
•	limitations on flexibility in operating our business contained in our debt agreements;
•	increases in interest rates as a result of our variable rate indebtedness;
•	continued pricing pressure from our customers;
•	technological change and innovation;
•	risks associated with our non-U.S. operations;
•	fluctuations in currency exchange rates;
•	high competition in the markets in which we operate;
•	adverse changes to environmental, health and safety regulations;
•	operating hazards in our production facilities;
•	inability to achieve expected cost savings;
•	our significant pension benefit obligations and the current underfunding of our pension plans;
•	our ability to attract and retain skilled employees, particularly research scientists, technical sales professionals and engineers;
•	our ability to protect our intellectual property rights; and
•	the possibility that our owners' interests will conflict with ours or yours.

There may be other factors that may cause our actual results to differ materially from the forward-looking statements.

All forward-looking statements attributable to us or persons acting on our behalf apply only as of the date of this prospectus and are expressly qualified in their entirety by the cautionary statements included in this prospectus. We undertake no obligation to update or revise forward-looking statements which may be made to reflect events or circumstances that arise after the date made or to reflect the occurrence of unanticipated events.

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SUMMARY

This summary highlights selected information in this prospectus, but it may not contain all of the information that is important to you. To better understand the exchange offer, and for a more complete description of the exchange offer and related transactions, you should read this entire prospectus carefully, including the "Risk Factors" section and the financial statements, which are included elsewhere in this prospectus.

All references in this prospectus to "Nalco Group," "Nalco," "we," "our" and "us" mean, unless the context indicates otherwise, Nalco Holdings LLC, or Nalco Holdings, including Nalco Holdings' subsidiaries and affiliates, after giving effect to the Transactions described below in this summary. "Nalco Group" includes Nalco Company (formerly known as Ondeo Nalco Company) and its subsidiaries, which Suez S.A., or Suez, acquired in 1999, and the subsidiaries of Nalco International S.A.S. that we have operated, but that were held separately from Nalco Company, including Nalco Belgium NV/SA (formerly known as Ondeo Nalco Belgium NV/SA), Nalco France (formerly known as Ondeo Nalco France), Nalco (Shanghai) Trading Co. Ltd. (formerly known as Ondeo Nalco (Shanghai) Trading Co. Ltd), Nalco Dutch Holdings B.V., Nalco Portuguesa (Quimica Industrial) Ltd. and Wyss Wassertechnik AG and their subsidiaries. We refer to these subsidiaries as the "Nalco International SAS Subsidiaries" in this prospectus. In addition, Nalco Group excludes Ondeo Industrial Solutions LLC, a subsidiary of Nalco Company that was transferred to Suez in connection with the Acquisition described below.

Our Company

We are the leading global provider of integrated water treatment and process improvement services, chemicals and equipment programs for industrial and institutional applications. We are organized into three divisions which correspond to the end markets we serve: Industrial and Institutional Services, Energy Services and Paper Services. Our products and services are typically used in water treatment applications to prevent corrosion, contamination and the buildup of harmful deposits, or in production processes to enhance process efficiency and improve our customers' end products. Through our sales, research and marketing team of more than 6,500 technically trained professionals, we are focused on providing our customers with technologically advanced solutions and consistent, reliable on-site service and expertise. These solutions and services enable our customers to improve production yields, lower manufacturing costs, extend asset lives and maintain environmental standards at costs that represent a small share of their overall production expense.

We derive our strength and stability from the quality of the products and services we provide and the diversity of our revenues. We currently serve more than 60,000 customer locations representing a broad range of end markets, including aerospace, paper, chemical, pharmaceutical, petroleum, steel, power, food and beverage, medium and light manufacturing, metalworking and institutions such as hospitals, universities and hotels. We believe we offer the broadest product portfolio in our industry, including more than 5,000 products and 3,100 unique formulations. We have also established a global presence, with over 10,000 employees operating in 130 countries, supported by a comprehensive network of manufacturing facilities, sales offices and research centers. This global presence provides a competitive advantage by enabling us to offer a consistently high level of service to our local, regional and multinational customers.

Our Divisions

	Industrial and Institutional Services	Energy Services	Paper Services
2003 Net Sales(1)	$1,315 million	$740 million	$617 million
Representative Markets	• Food and Beverage • Buildings, Hotels, Hospitals • Chemicals, Pharmaceuticals • Manufacturing, Metals, Utilities, Mining	• Exploration • Field Development • Production • Refining • Petrochemical Manufacturing	• Fine Paper • Uncoated Free Sheet • Coated Free Sheet • Newsprint • Tissue • Containerboard
Market Positions	$5.3 billion global market(2)(3) #1 Market Position	$2.9 billion global market(2) #1 Market Position	$7.1 billion global market(2) #2 Market Position

(1)	Divisional net sales exclude approximately $95 million of sales not allocated among the divisions.
(2)	Approximate market size based on internal estimates. See "Industry Overview."
(3)	Represents the water treatment and services markets, which accounted for approximately 80% of our Industrial and Institutional Services division's net sales in 2003.

Industrial and Institutional Services

We are the world's largest water treatment chemicals and services provider to industrial and institutional end markets, with an estimated 19% share of an approximately $5.3 billion market in 2003. We are also a provider of process chemicals and services. We serve companies across a broad spectrum of industries, including aerospace, chemical, pharmaceutical, steel, power, food and beverage, medium and light manufacturing, metalworking and institutions such as hospitals, universities and hotels. Six of our ten largest Industrial and Institutional Services customers in 2003 have been with us for more than ten years. Within this division, our products and services are principally utilized in water treatment applications such as raw water treatment, wastewater treatment, cooling programs and boiler treatment programs to control corrosion, the build up of scale and microbial fouling. Customers use our water treatment programs to extend the useful life of their assets, minimize downtime of their facilities and conserve water and energy. Our Industrial and Institutional Services division generated 2003 net sales of $1,315 million, representing 48% of our net sales.

Energy Services

We are the world's largest process improvement and water treatment provider to the petroleum and petrochemical markets, with an estimated 25% share of an approximately $2.9 billion market in 2003. Our customers include the fifteen largest publicly traded oil companies. Our ten largest Energy Services customers in 2003 have been with us for more than twenty years. Our Energy Services division provides on-site, technology driven solutions to the global petroleum and petrochemical industries. Our upstream process applications improve oil and gas production, extend production equipment life and decrease operating costs through services that include scale and corrosion control, oil and water separation, emulsion breakers and gas hydrate solutions. Our downstream process applications increase production efficiency and the useful lives of customer assets, while improving refining and petrochemical product quality and product yields. In addition, we provide a full range of water treatment offerings to refineries and petrochemical plants. Our Energy Services division generated 2003 net sales of $740 million, representing 27% of our net sales.

Paper Services

We are the world's second largest provider of paper process specialty chemicals and services, with an estimated 9% share of an approximately $7.1 billion market in 2003. Our customers include the 20 largest paper companies in the world, which collectively accounted for approximately 45% of global production capacity in the industry in 2002. Eight of our ten largest Paper Services customers in 2003 have been with us for more than ten years. We offer a comprehensive portfolio of products and services that are used in all principal areas of the paper-making process across all grades of paper, including fine paper, uncoated free sheet, coated free sheet, newsprint, tissue and containerboard. Some examples of our product applications include pulp digestion, microbial control, de-inking agents, retention and drainage. In these applications, our products and services help our customers maximize production rates, optimize the quality of finished sheets and minimize down time. Our Paper Services division generated 2003 net sales of $617 million, representing 22% of our net sales.

Competitive Strengths

Our company has benefited from the following competitive strengths:

Leading Market Positions.    We are the #1 provider of water treatment services to industrial and institutional end markets. We are also a leading provider of integrated water treatment and process improvement services, maintaining the #1 position in the petroleum and petrochemical markets and the #2 position in the pulp and paper market. We believe that our leading positions across our primary markets provide a competitive advantage in retaining existing business and competing for new business.

Diverse Customers and Industries Served.    We provide products and services to more than 60,000 customer locations across a broad range of industries and institutions. Our customers include over 60% of the companies that comprise the S&P 500 index. In 2003, no single customer accounted for more than 3% of our net sales. We believe this diversification minimizes the potential impact of volatility from any one customer or industry.

Global Reach.    We have a direct sales and marketing presence in 130 countries across six continents. This enables us to provide a consistently high level of service to local, regional and multinational customers. We believe our global presence offers us a competitive advantage in meeting the global needs of our multinational customers, which are increasingly seeking single-source suppliers. Our geographical diversity also mitigates the potential impact of volatility in any individual country or region.

World Class Sales Team.    Through the expertise of our more than 5,000 sales professionals and engineers, we provide our customers with relevant industry knowledge and experience in order to solve technically challenging and dynamic problems. We invest heavily in recruiting and continuously training our sales professionals. For example, new hires spend more than half of their first year on training. Our team of experts has significant experience, with approximately 40% of the North American sales team having more than 10 years of service with our company. We believe this contributes significantly to the number and strength of relationships with our customers.

Integrated Technology, Sales and Service.    We combine on-site service, innovative technology and engineering excellence to create value for our customers. This integrated approach begins with our technical sales professionals identifying problems and opportunities at the customer's plant. Our research teams then work to develop effective solutions to these needs, often working jointly with our customer's research and development teams. As a result, many of our customers specify our formulations into their processes and products. This approach has led to over 3,100 unique formulations, the development of more than 1,900 active patents worldwide and a high degree of customer loyalty.

Stable and Significant Cash Flow Generation.    We have produced consistent cash flows and maintained high margins over a sustained period of time. We attribute this stability to the diversity of our revenues, the service nature of our business, the high value we offer our customers relative to the cost of our products and services, the strength of our customer relationships and our limited dependency on any single raw material. We believe our free cash flow generation is further enhanced by our low capital expenditures relative to our net sales.

Premier Management Team.    Our senior management team consists of professionals with significant experience within our company and the water treatment and industrial process improvement industry. In connection with the Acquisition, Dr. William H. Joyce, former Chairman and Chief Executive Officer of Hercules Incorporated, became our Chairman and Chief Executive Officer, and Bradley J. Bell, former Chief Financial Officer of Rohm and Haas Company, became our Chief Financial Officer. Messrs. Joyce and Bell bring additional leadership and industry experience to our management team. Our 7 executive officers have an average of over 13 years of service with our company and over 27 years of industry experience. Moreover, our executive officers are supported by business managers who have extensive experience within their respective operating divisions.

Business Strategy

We have historically experienced sales growth in excess of industrial production in our core markets. We are pursuing a strategy designed to continue this trend by expanding our market positions and increasing our revenues, as well as enhancing our cash flow. The key elements of that strategy are:

Build Upon Our Customer Base.     We seek to strengthen our position with our existing customer base as well as pursue new customers by continuing to serve as the leading global provider of fully integrated water treatment services and industrial process solutions. An essential element of our strategy is to continue integrating our sales and technical staff into our customers' daily operations and process planning. Historically, this strategy has allowed us to expand our service and product offerings with existing customers and has led to the development of new technologies. We continually seek to add value for our customers by identifying those services, products and equipment that will enhance their profitability through reduced costs, improved yields and decreased capital spending.

Pursue High-Growth Markets.    We intend to continue to focus on high-growth markets and segments. Geographically, we plan to leverage our global reach by capitalizing on our presence in high-growth emerging markets including Asia, Eastern Europe and Latin America. For example, in Asia, we have focused sales efforts on the high-growth China market, which has resulted in over 25% annual growth in sales in that market since 1999 and we are forming new ventures in West Africa and Eastern Europe, which will permit us to pursue energy services opportunities at new production facilities planned for these areas. We also intend to continue to pursue high-growth segments in a variety of areas closely related to our core businesses and competencies. For example, we are targeting hygiene services opportunities in the healthcare, hotel, education and commercial real estate industries by developing diagnostic and on-site service capabilities to reduce the health risks customers face due to pathogens in water and air.

Maintain Technological Leadership.    We strive to develop new technologies and products through a focused commitment to technology, research and development. The evolution of our existing products and the development of new technologies have historically allowed us to sustain and enhance the profitability of our business and further penetrate our target markets, including our existing customer base. For example, over the past 13 years we have developed several generations of our TRASAR automated feed and control technology for cooling water treatment programs, which have grown into sales of over $130 million in 2003. We intend to launch the latest generation of this technology, 3D TRASAR, in 2004. In the oil field market, an effort to develop new technology in corrosion inhibitors for a large customer in Alaska has led to over $20 million in incremental sales as the technology has spread to other regions and customers. Our engineers will continue to work closely with our customers in an effort to identify new product opportunities and jointly develop new technologies.

Follow the Global Expansion of Multinational Customers.    As one of a small number of companies that can provide turnkey water management solutions on a global basis, we seek to leverage our relationships with multinational companies by servicing them globally. For example, our Paper Services division gained over $10 million in new business in Europe when one of our large customers expanded its geographic reach beyond North America. We expect to benefit significantly as larger customers further consolidate their supplier base and increase their reliance on full service providers, such as our company.

Continue to Reduce Costs.    We have initiated a comprehensive cost reduction plan, which initially focused on headcount reductions that are expected to yield annual savings of at least $30 million. We implemented this plan immediately upon consummation of the Acquisition. The remainder of our cost reduction plan is expected to achieve incremental efficiencies through work process redesign and other targeted cost improvement programs, which address inefficiencies in our administrative and overhead functions, as well as other support functions around the world.

Maximize Cash Flow and Reduce Debt.    We believe that there are significant opportunities to increase our cash flow as an independent company. We believe that while the capital expenditures required to maintain our business are low relative to our sales, we can further reduce our capital expenditures from 2003 levels through enhanced management focus. We believe that our existing production capacity is sufficient to meet current growth expectations, and as a result, we can focus our capital expenditures on attractive investment projects. While management has historically focused on particular components of working capital, we believe there is an opportunity to reduce our working capital needs. We intend to use our free cash flow to reduce indebtedness.

The Transactions

On August 31, 2003, Nalco Holdings, a Delaware limited liability company and Nalco Company's parent, entered into a stock purchase agreement pursuant to which it agreed to purchase all of the outstanding shares of capital stock of Ondeo Nalco Company (which is now known as Nalco Company) and the Nalco International SAS Subsidiaries, which had been operated as a single business unit, from subsidiaries of Suez for an aggregate purchase price of $4,200 million in cash, subject to closing date working capital and indebtedness purchase price adjustments and a post-closing working capital and indebtedness purchase price adjustment which was agreed to by us and Suez on March 25, 2004. The Transactions closed on November 4, 2003. In this prospectus, we refer to this acquisition as the "Acquisition."

In connection with the Acquisition, funds controlled by The Blackstone Group ("Blackstone"), Apollo Management, L.P. ("Apollo") and GS Capital Partners ("GSCP" and together with Blackstone and Apollo, the "Sponsors") contributed $369.1 million, $369.1 million and $253.7 million, respectively, indirectly to Nalco Holdings, in each case, in exchange for a corresponding percentage of indirect membership interests in Nalco Holdings. In connection with the Acquisition, Dr. William H. Joyce invested $10 million in Nalco Holdings' parent, Nalco Investment Holdings LLC, and we expect other members of management will indirectly invest approximately $10 million additional cash equity in Nalco Investment Holdings LLC as well, a portion of which may reduce the Sponsors' membership equity interests on a pro rata basis. See "The Acquisition" and "Security Ownership of Certain Beneficial Owners."

As used in this prospectus, the term "Transactions" means, collectively, the Acquisition and the related financings described below.

The sources and uses of the funds for the Transactions, consummated on November 4, 2003, are shown in the table below.

Sources
(dollars in millions)
Revolving credit facility(1)	$—
Term loan A facility(2)	300.0
Term loan B facility	1,300.0
Senior notes(3)	900.0
Senior subordinated notes(3)	700.0
Assumed debt (4)	33.3
Sponsors' equity(5)	1,001.9
Total sources	$4,235.2
Uses

Purchase price (including existing debt)(4)(6)	$4,017.2
Fees and expenses	218.0

Total uses	$4,235.2

(1)	The revolving credit facility provides for borrowings of up to $250.0 million. $100.0 million of the revolving credit facility is available for borrowings by certain non-U.S. subsidiaries in euros. There were no borrowings under the revolving credit facility at closing and there are no borrowings outstanding under the revolving credit facility as of the date hereof.
(2)	Includes the U.S. dollar equivalent of €88.0 million of term loan A borrowings.
(3)	Includes the U.S. dollar equivalent of the euro notes.
(4)	Includes $27.8 million of aggregate principal amount of 6¼% notes due 2008 issued by Nalco Chemical Company (which is now known as Nalco Company) and $5.5 million of indebtedness of certain subsidiaries.
(5)	Equity contributed at the date of closing consisted of an indirect cash equity contribution of $369.1 million from each of Blackstone and Apollo, $253.7 million from GSCP and $10 million from Dr. William H. Joyce, Chairman and Chief Executive Officer.
(6)	Includes closing working capital and indebtedness purchase price adjustments.

Ownership Structure

The chart below summarizes our ownership and corporate structure.

(1)	Equity contributed at the date of closing consisted of an indirect cash equity contribution of $369.1 million from each of Blackstone and Apollo, $253.7 million from GSCP and $10 million from Dr. William H. Joyce.
(2)	The guarantors of the outstanding notes also guarantee our senior credit facilities on a senior secured basis. Certain U.S. subsidiaries do not provide guarantees.
(3)	As of May 10, 2004, we had no outstanding borrowings under the revolving credit facility. $100.0 million of the revolving credit facility is available for borrowings by certain non-U.S. subsidiaries in euros.
(4)	Includes the U.S. dollar equivalent of €88.0 million of term loan A borrowings.
(5)	Includes the U.S. dollar equivalent of the euro notes.

Our Sponsors

The Blackstone Group

The Blackstone Group is a leading investment and advisory firm founded in 1985, with offices in New York, London and Hamburg. Blackstone manages the largest institutional private equity fund ever raised, a $6.5 billion fund raised in 2002. Since it began private equity investing in 1987, Blackstone has raised more than $14 billion in five funds and has invested in approximately 70 companies. In addition to private equity investments, Blackstone's core businesses include real estate investments, corporate debt investments, asset management, merger and acquisition advisory services, and restructuring and reorganization advisory services.

Apollo Management

Apollo Management, L.P., a private investment firm founded in 1990, has over 30 professionals in New York, Los Angeles and London. Since its inception, Apollo has managed the investment of an aggregate of approximately $17 billion in equity capital, including $13 billion invested in corporate transactions, in a wide variety of industries, both domestically and internationally. Current corporate investments are being made out of Apollo Investment Fund V, a $3.8 billion fund raised in 2002.

GS Capital Partners

GS Capital Partners, 2000 L.P. is the current primary investment vehicle of Goldman, Sachs & Co. for making privately negotiated equity investments. Since 1982, private equity funds affiliated with Goldman, Sachs & Co. have invested or committed to invest over $14 billion in over 500 companies. In total, Goldman, Sachs & Co. has raised approximately $27 billion for equity and mezzanine investments in corporate and real estate opportunities worldwide. The current GS Capital Partners fund was formed in July 2000 with total committed capital of $5.25 billion, $1.5 billion of which was committed by Goldman, Sachs & Co. and its employees, with the remainder committed by institutional and individual investors.

Recent Developments

The following are our preliminary unaudited results for the three months ended March 31, 2003 and 2004. EBITDA is defined as net income, plus interest, taxes, depreciation and amortization.

For the three months ended March 31, 2004, we estimate that we had sales of $713.3 million and EBITDA of $(12.5) million. Our estimated sales have increased $55.1 million from the same period last year. Our estimated EBITDA in the three months ended March 31, 2004 was impacted by the one-time charge to expense for purchased in-process research and development in the amount of $122.3 million resulting in an estimated decrease of $110.5 million compared to the same period last year. For the three months ended March 31, 2003, we had sales of $658.2 million and EBITDA of $98.0 million.

For the three months ended March 31, 2003 and 2004 we estimate our capital expenditures for property, plant and equipment at $24.4 million and $16.4 million, respectively.

Our principal executive offices are located at 1601 West Diehl Road, Naperville, Illinois 60563. Our main telephone number is (630) 305-1000.

The Exchange Offers

In this prospectus, the term "outstanding senior notes" refers to the 7¾% senior notes due 2011 and the term "outstanding senior subordinated notes" refers to the 8 7/8% senior subordinated notes due 2013 and 9% senior subordinated notes due 2013; the term "exchange senior notes" refers to the 7¾% senior notes due 2011 and the term "exchange senior subordinated notes" refers to the 8 7/8% senior subordinated notes due 2013 and the 9% senior subordinated notes due 2013, each as registered under the Securities Act of 1933, as amended (the "Securities Act"); the terms "senior notes" and "senior subordinated notes" refer to the outstanding senior notes and exchange senior notes and senior subordinated notes and the exchange senior subordinated notes, respectively; and the term "notes" refers to both senior notes and senior subordinated notes. We sometimes refer in this prospectus to the notes denominated in U.S. dollars as the "dollar notes" and the notes denominated in euros as the "euro notes."

On November 4, 2003, Nalco Company issued $665,000,000 principal amount of 7¾% senior notes due 2011, €200,000,000 principal amount of 7¾% senior notes due 2011, $465,000,000 principal amount of 8 7/8% senior subordinated notes due 2013 and €200,000,000 principal amount of 9% senior subordinated notes due 2013 in a private offering.

General	In connection with the private offerings, we entered into registration rights agreements with the initial purchasers in which we agreed, among other things, to deliver this prospectus to you and to complete the exchange offers within 300 days after the date of original issuances of the outstanding notes. You are entitled to exchange in the applicable exchange offer your outstanding notes for exchange notes which are identical in all material respects to the outstanding notes except:

•	the exchange notes have been registered under the Securities Act;

•	the exchange notes are not entitled to any registration rights which are applicable to the outstanding notes under the registration rights agreements; and

•	the liquidated damages provisions of the registration rights agreements are no longer applicable.

The Exchange Offers	We are offering to exchange:

•	$665,000,000 principal amount of our 7¾% Senior Notes due 2011, which have been registered under the Securities Act, for any and all of our outstanding 7¾% Senior Notes due 2011;

•	€200,000,000 principal amount of our 7¾% Senior Notes due 2011, which have been registered under the Securities Act, for any and all of our outstanding 7¾% Senior Notes due 2011;

•	$465,000,000 principal amount of our 8 7/8% Senior Subordinated Notes due 2013, which have been registered under the Securities Act, for any and all of our outstanding 8 7/8% Senior Subordinated Notes due 2013; and

•	€200,000,000 principal amount of our 9% Senior Subordinated Notes due 2013, which have been registered under the Securities Act, for any and all of our outstanding 9% Senior Subordinated Notes due 2013.

You may only exchange outstanding notes in integral multiples of $1,000 in the case of the outstanding dollar notes and €1,000 in the case of the outstanding euro notes.

Resale	Based on an interpretation by the staff of the Securities and Exchange Commission (the "SEC") set forth in no-action letters issued to third parties, we believe that the exchange notes issued pursuant to the exchange offers in exchange for outstanding notes may be offered for resale, resold and otherwise transferred by you (unless you are our "affiliate" within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that:

•	you are acquiring the exchange notes in the ordinary course of your business; and

•	you have not engaged in, do not intend to engage in, and have no arrangement or understanding with any person to participate in, a distribution of the exchange notes.

If you are a broker-dealer and receive exchange notes for your own account in exchange for outstanding notes that you acquired as a result of market-making activities or other trading activities, you must acknowledge that you will deliver this prospectus in connection with any resale of the exchange notes. See "Plan of Distribution."

Any holder of outstanding notes who:

•	is our affiliate;

•	does not acquire exchange notes in the ordinary course of its business; or

•	tenders its outstanding notes in the applicable exchange offer with the intention to participate, or for the purpose of participating, in a distribution of exchange notes cannot rely on the position of the staff of the SEC enunciated in Morgan Stanley & Co. Incorporated (available June 5, 1991) and Exxon Capital Holdings Corporation (available May 13, 1988), as interpreted in the SEC's letter to Shearman & Sterling, dated available July 2, 1993, or similar no-action letters and, in the absence of an exemption therefrom, must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the exchange notes.

Expiration Date	The exchange offers will expire at 12:00 a.m. midnight, New York City time, on , 2004, unless extended by us. We do not currently intend to extend the expiration date.

Withdrawal	You may withdraw the tender of your outstanding notes at any time prior to the expiration of the applicable exchange offer. We will return to you any of your outstanding notes that are not accepted for any reason for exchange, without expense to you, promptly after the expiration or termination of the applicable exchange offer.

Conditions to the Exchange Offers	Each exchange offer is subject to customary conditions, which we may waive. See "The Exchange Offers— Conditions to the Exchange Offers."

Procedures for Tendering Outstanding Notes	If you wish to participate in any of the exchange offers, you must complete, sign and date the applicable accompanying letter of transmittal, or a facsimile of such letter of transmittal, according to the instructions contained in this prospectus and the letter of transmittal. You must then mail or otherwise deliver the applicable letter of transmittal, or a facsimile of such letter of transmittal, together with the outstanding notes and any other required documents, to the exchange agent at the address set forth on the cover page of the letter of transmittal.

If you hold outstanding dollar notes through The Depository Trust Company ("DTC") and wish to participate in the exchange offers, you must comply with the Automated Tender Offer Program procedures of DTC and if you hold outstanding euro notes through Euroclear Bank S.A./N.V. ("Euroclear") or Clearstream Banking, société anonyme ("Clearstream, Luxembourg") and wish to participate in the exchange offers, you must comply with the procedures of Euroclear or Clearstream, Luxembourg, as applicable, in each case, by which you will agree to be bound by the letter of transmittal. By signing, or agreeing to be bound by, the letter of transmittal, you will represent to us that, among other things:

•	you are not our "affiliate" within the meaning of Rule 405 under the Securities Act or, if you are our affiliate, that you will comply with any applicable registration and prospectus delivery requirements of the Securities Act;

•	you do not have an arrangement or understanding with any person or entity to participate in the distribution of the exchange notes;

•	you are acquiring the exchange notes in the ordinary course of your business; and

•	if you are a broker-dealer that will receive exchange notes for your own account in exchange for outstanding notes that were acquired as a result of market-making activities, that you will deliver a prospectus, as required by law, in connection with any resale of such exchange notes.

Special Procedures for Beneficial Owners	If you are a beneficial owner of outstanding notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, and you wish to tender those outstanding notes in the applicable exchange offer, you should contact the registered holder promptly and instruct the registered holder to tender those outstanding notes on your behalf. If you wish to tender on your own behalf, you must, prior to completing and executing the applicable letter of transmittal and delivering your outstanding notes, either make appropriate arrangements to register ownership of the outstanding notes in your name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time and may not be able to be completed prior to the expiration date.

Guaranteed Delivery Procedures	If you wish to tender your outstanding notes and your outstanding notes are not immediately available or you cannot deliver your outstanding notes, the applicable letter of transmittal or any other required documents, or you cannot comply with the applicable procedures under DTC's Automated Tender Offer Program or the procedures of Euroclear or Clearstream, Luxembourg, as applicable, for transfer of book-entry interests, prior to the expiration date, you must tender your outstanding notes according to the guaranteed delivery procedures set forth in this prospectus under "The Exchange Offers—Guaranteed Delivery Procedures."

Effect on Holders of Outstanding Notes	As a result of the making of, and upon acceptance for exchange of all validly tendered outstanding notes pursuant to the terms of the exchange offers, we will have fulfilled a covenant under the applicable registration rights agreement. Accordingly, there will be no increase in the interest rate on the outstanding notes under the circumstances described in the registration rights agreements. If you do not tender your outstanding notes in the applicable exchange offer, you will continue to be entitled to all the rights and limitations applicable to the outstanding notes as set forth in the applicable indenture, except we will not have any further obligation to you to provide for the exchange and registration of the outstanding notes under the applicable registration rights agreement. To the extent that outstanding notes are tendered and accepted in the applicable exchange offer, the trading market for outstanding notes could be adversely affected.

Consequences of Failure to Exchange	All untendered outstanding notes will continue to be subject to the restrictions on transfer set forth in the outstanding notes and in the applicable indenture. In general, the outstanding notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. Other than in connection with the exchange offers, we do not currently anticipate that we will register the outstanding notes under the Securities Act.

Material United States Federal Income Tax Consequences	The exchange of outstanding notes in the exchange offers will not be a taxable event for United States federal income tax purposes. See "Certain United States Federal Income Tax Consequences."

Use of Proceeds	We will not receive any cash proceeds from the issuance of exchange notes in the exchange offers. See "Use of Proceeds."

Exchange Agent	The Bank of New York is the exchange agent for the exchange offers. The addresses and telephone numbers of the exchange agent are set forth in the section captioned "The Exchange Offers—Exchange Agent" of this prospectus.

The Exchange Notes

The summary below describes the principal terms of the exchange notes and is not intended to be complete. Some of the terms and conditions described below are subject to important limitations and exceptions. For a more detailed description of each issue of exchange notes, see "Description of Senior Notes" and "Description of Senior Subordinated Notes."

Issuer	Nalco Company

Notes Offered	$665,000,000 aggregate principal amount of 7¾% Senior Notes due 2011.

€200,000,000 aggregate principal amount of 7¾% Senior Notes due 2011.

$465,000,000 aggregate principal amount of 8 7/8% Senior Subordinated Notes due 2013.

€200,000,000 aggregate principal amount of 9 % Senior Subordinated Notes due 2013.

Maturity Date	Senior Notes: November 15, 2011. Senior Subordinated Notes: November 15, 2013.

Interest Payment Dates	Interest will be payable in cash on May 15 and November 15 of each year, beginning on May 15, 2004.

Guarantees	Nalco Holdings and Nalco Company's direct and indirect domestic subsidiaries that guarantee its and its restricted subsidiaries' obligations under the senior credit facilities will guarantee the exchange notes on an unsecured basis. Additionally, subject to certain exceptions described in this prospectus, each of Nalco Holdings' domestic subsidiaries that guarantee any of its indebtedness or incur certain indebtedness in the future will also guarantee the exchange notes.

Ranking	The exchange senior notes will be Nalco Company's senior unsecured obligations and will:

•	rank equally in right of payment to all of Nalco Company's existing and future senior indebtedness;

•	rank senior in right of payment to all of Nalco Company's existing and future senior subordinated indebtedness and subordinated indebtedness; and

•	be effectively subordinated in right of payment to Nalco Company's secured indebtedness (including obligations under the senior credit facilities) to the extent of the value of the assets securing such indebtedness, and all obligations of each of Nalco Company's existing and future subsidiaries that are not guarantors.

Similarly, the exchange senior note guarantees will be senior unsecured obligations of the guarantors and will:

•	rank equally in right of payment to all of the applicable guarantor's existing and future senior indebtedness;

•	rank senior in right of payment to all of the applicable guarantor's existing and future senior subordinated indebtedness and subordinated indebtedness; and

•	be effectively subordinated in right of payment to all of the applicable guarantor's existing and future secured indebtedness (including the applicable guarantor's guarantee under the senior credit facilities), to the extent of the value of the assets securing such indebtedness, and be structurally subordinated to all obligations of any subsidiary of a guarantor if that subsidiary is not also a guarantor.

The exchange senior subordinated notes will be Nalco Company's senior subordinated unsecured obligations and will:

•	rank junior in right of payment to all of Nalco Company's existing and future senior indebtedness (including the exchange senior notes and obligations under the senior credit facilities);

•	rank equally in right of payment with all of Nalco Company's existing and future senior subordinated indebtedness;

•	be effectively subordinated in right of payment to all of Nalco Company's existing and future secured indebtedness (including obligations under the senior credit facilities), to the extent of the value of the assets securing such indebtedness, and be structurally subordinated to all obligations of each of Nalco Company's subsidiaries that are not guarantors; and

•	rank senior in right of payment to all of Nalco Company's future subordinated indebtedness.

Similarly, the exchange senior subordinated note guarantees will be senior subordinated unsecured obligations of the guarantors and will:

•	rank junior in right of payment to all of the applicable guarantor's existing and future senior indebtedness;

•	rank equally in right of payment with all of the applicable guarantor's future senior subordinated indebtedness;

•	be effectively subordinated in right of payment to all of the applicable guarantor's existing and future secured indebtedness (including the applicable guarantor's guarantee under the senior credit facilities), to the extent of the value of the assets securing such indebtedness, and be structurally subordinated to all obligations of any subsidiary of a guarantor if that subsidiary is not a guarantor; and

•	rank senior in right of payment to all of the applicable guarantor's existing and future subordinated indebtedness.

As of December 31, 2003, Nalco Holdings and its subsidiaries had approximately $3,314.7 million of indebtedness, of which approximately $1,626.2 million was secured, $5.8 million of which was indebtedness of non-guarantor subsidiaries and structurally senior to the notes, approximately $717.7 million was subordinated to the senior notes and the senior note guarantees and approximately $2,597.0 million was senior to the senior subordinated notes and the senior subordinated note guarantees.

The exchange notes will also be structurally subordinated to all indebtedness and other obligations, including trade payables, of Nalco Company's non-guarantor subsidiaries. See "—Summary Historical and Pro Forma Financial Data" and "Capitalization."

Optional Redemption	Nalco Company may redeem some or all of the exchange senior notes at any time prior to November 15, 2007 and Nalco Company may redeem some or all of the exchange senior subordinated notes at any time prior to November 15, 2008 at a price equal to 100% of the principal amount of the exchange notes plus a "make-whole" premium as set forth under "Description of Senior Notes—Optional Redemption" and "Description of Senior Subordinated Notes—Optional Redemption," respectively.

Additionally, Nalco Company may redeem the exchange senior notes, in whole or in part, at any time on and after November 15, 2007 and Nalco Company may redeem the exchange senior subordinated notes, in whole or in part, at any time on and after November 15, 2008 at the redemption prices set forth under "Description of Senior Notes—Optional Redemption" and "Description of Senior Subordinated Notes—Optional Redemption," respectively.

Nalco Company may redeem up to 35% of each of the exchange senior notes and the exchange senior subordinated notes on or prior to November 15, 2006 from the proceeds of certain equity offerings at 107.75 % of the principal amount of the exchange dollar senior notes, in the case of a redemption of the exchange dollar senior notes, 107.75% of the principal amount of the exchange euro senior notes, in the case of a redemption of the exchange euro senior notes, 108.875% of the principal amount of the exchange dollar senior subordinated notes, in the case of a redemption of the exchange dollar senior subordinated notes, and 109 % of the principal amount of the exchange euro senior subordinated notes, in the case of a redemption of the exchange euro senior subordinated notes, in each case plus accrued and unpaid interest, if any, to the date of redemption. Nalco Company may make that redemption only if, after the redemption, at least 65% of the aggregate principal amount of the applicable series of exchange notes originally issued remains outstanding and the redemption occurs within 90 days of the date of the equity offering. See "Description of Senior Notes— Optional Redemption" and "Description of Senior Subordinated Notes—Optional Redemption," respectively.

Change of Control Offer	Upon the occurrence of a change of control, you will have the right, as holders of the exchange notes, to require Nalco Company to repurchase some or all of your exchange notes at 101% of their principal amount, plus accrued and unpaid interest, if any, to the repurchase date. See "Description of Senior Notes—Change of Control" and "Description of Senior Subordinated Notes—Change of Control."

Certain Covenants	The indentures governing the exchange notes will contain covenants limiting, among other things, Nalco Holdings' ability and the ability of its restricted subsidiaries (including, without limitation, Nalco Company) to:

•	incur additional indebtedness;

•	pay dividends on or make other distributions or repurchase Nalco Holdings' capital stock;

•	make certain investments;

•	enter into certain types of transactions with affiliates;

•	limit dividends or other payments by its restricted subsidiaries to Nalco Holdings;

•	use assets as security in other transactions; and

•	sell certain assets or merge with or into other companies.

These covenants are subject to important exceptions and qualifications. See "Description of Senior Notes" and "Description of Senior Subordinated Notes."

No Public Market	The exchange notes will be freely transferable but will be new securities for which there will not initially be a market. Accordingly, we cannot assure you whether a market for the exchange notes will develop or as to the liquidity of any market. The initial purchasers in the private offering of the outstanding notes have advised us that they currently intend to make a market in the exchange notes. The initial purchasers are not obligated, however, to make a market in the exchange notes, and any such market-making may be discontinued by the initial purchasers in their discretion at any time without notice.

Listing	We intend to list the exchange notes on the Luxembourg Stock Exchange.

Risk Factors

You should carefully consider all the information in this prospectus prior to exchanging your outstanding notes. In particular, we urge you to consider carefully the factors set forth under the heading "Risk Factors."

SUMMARY HISTORICAL AND PRO FORMA FINANCIAL DATA

The Successor financial statements include the consolidated audited financial statements of Nalco Holdings LLC and Subsidiaries.

The Predecessor financial statements include the combined financial statements of Ondeo Nalco Group which include the consolidated financial statements of Ondeo Nalco Company and the combined financial statements of certain subsidiaries of Nalco International S.A.S., which we refer to herein as the Nalco International SAS Subsidiaries.

The following summary historical financial data has been derived from the audited consolidated and combined financial statements of Nalco Holdings LLC and Subsidiaries as of December 31, 2003 and 2002 and for the periods from January 1, 2002 to December 31, 2002, January 1, 2003 to November 3, 2003 and November 4, 2003 to December 31, 2003. The summary historical financial data as of and for the year ended December 31, 2001 has been derived from the unaudited combined financial statements of Ondeo Nalco Group. See the Supplemental Schedule "Ondeo Nalco Group unaudited condensed combining statement of income and cash flows for the year ended December 31, 2001." The Supplemental Schedule has been prepared on a basis consistent with our audited combined financial statements as of and for the year ended December 31, 2002 and for the period from January 1, 2003 to November 3, 2003 and is derived from the audited consolidated financial statements of Ondeo Nalco Company and Subsidiaries as of and for the years ended December 31, 2001 and 2000 and the audited combined financial statements of Nalco International SAS Subsidiaries as of and for the year ended December 31, 2001 included elsewhere in this prospectus.

The audited consolidated and combined financial statements of Nalco Holdings LLC as of and for the years ended December 31, 2003 and 2002 and for the periods from January 1, 2002 to December 31, 2002, January 1, 2003 to November 3, 2003 and November 4, 2003 to December 31, 2003, the audited consolidated financial statements of Ondeo Nalco Company and Subsidiaries as of and for the years ended December 31, 2001 and 2000 and the audited combined financial statements of Nalco International SAS Subsidiaries as of and for the year ended December 31, 2001 are included elsewhere in this prospectus.

The following summary unaudited pro forma financial data as of and for the year ended December 31, 2003 have been prepared to give pro forma effect to the Transactions as if they had occurred on January 1, 2003. The pro forma financial data are for informational purposes only and should not be considered indicative of actual results that would have been achieved had the Transactions actually been consummated on the date indicated and do not purport to indicate results of operations as of any future date or for any future period. You should read the following data in conjunction with "The Acquisition," "Unaudited Pro Forma Financial Information," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated and combined financial statements of Nalco Holdings LLC included elsewhere in this prospectus.

Predecessor	Successor	Pro Forma Year Ended December 31, 2003
Year Ended December 31,	January 1, 2003 through November 3, 2003	November 4, 2003 through December 31, 2003
2001	2002
(unaudited)	(audited)	(audited)	(audited)	(unaudited)
(dollars in millions)
Statement of Operations Data:
Net sales	$2,620.2	$2,644.3	$2,306.5	$460.1	$2,766.6
Operating costs and expenses:
Cost of product sold	1,287.2	1,281.8	1,128.0	250.5	1,358.4
Selling, administrative and research expenses	1,007.5	973.6	885.3	173.4	1,049.0
Impairment of goodwill (1)	—	—	244.4	—	244.4
Amortization of intangible assets (1)	183.4	89.2	68.9	15.4	93.5
Business optimization expenses (2)	172.5	32.8	20.3	0.8	21.1
Purchased in-process research and development	1.3	—	—	—	—
Operating expenses	2,651.9	2,377.4	2,346.9	440.1	2,766.4
Operating earnings (loss)	(31.7)	266.9	(40.4)	20.0	0.2
Other income (expense), net (3)	(14.5)	0.7	(19.3)	(3.5)	(19.9)
Interest income	10.6	7.8	7.1	0.6	16.9
Interest expense (11)	(47.1)	(38.5)	(32.7)	(49.6)	(209.4)
Earnings (loss) before income taxes	(82.7)	236.9	(85.3)	(32.5)	(212.2)
Income tax (provision) benefit	2.1	(105.2)	(68.7)	8.3	(21.0)
Minority interests	(3.4)	(3.3)	(4.2)	0.1	(4.1)
Net income (loss)	$(84.0)	$128.4	$(158.2)	$(24.1)	(237.3)
Statement of Cash Flows Data:
Net cash provided by (used for):
Operating activities	$358.4	$323.1	$144.4	$88.7	188.5
Investing activities	(463.6)	(126.1)	(12.3)	(4,145.1)	(4,157.4)
Financing activities	190.9	(232.7)	(234.2)	4,130.3	3,896.1
Other Financial Data (unaudited):
EBITDA (4)	$246.3	$488.2	$106.8	$54.5	184.2
Non-cash charges included in EBITDA(5)	32.2	33.6	271.2	23.9	273.9
Unusual items included in EBITDA(6)	9.9	(33.3)	48.5	6.3	52.3
Capital expenditures, net (7)	113.1	108.3	85.6	15.6	101.2
Depreciation	112.5	134.7	101.8	22.5	114.5
Amortization	183.4	89.2	68.9	15.4	93.5
Ratio of earnings to fixed charges (8)	—	6.1	x	—	—	—

	Predecessor		Successor
	As of December 31,		As of December 31,
	2001	2002	2003
	(unaudited)	(audited)	(audited)
	(dollars in millions)
Balance Sheet Data:
Cash and cash equivalents	$147.3	$120.5	$100.0
Working capital (9)	217.3	240.8	398.7
Property, plant and equipment, net (10)	843.7	823.2	865.6
Total assets	6,588.5	6,486.4	6,163.8
Total debt (including lease obligation and current portion of long-term debt) (10)(11)	935.5	776.2	3,314.7
Total stockholders' investment	3,734.4	3,689.2	1,069.0

(1)	We adopted Statement of Financial Accounting Standards (SFAS) No. 142, Goodwill and Other Intangible Assets, as of January 1, 2002. Under SFAS No. 142, goodwill and intangible assets deemed to have indefinite lives are no longer amortized but are subject to annual impairment tests. We completed our transitional goodwill impairment evaluation and our first annual impairment evaluation in 2002 and determined that goodwill was not impaired at December 31, 2002. In the six-month period ended June 30, 2003, we took a goodwill impairment charge of

$256.7 million based on the estimated price expected to paid in the Acquisition. The second step of the evaluation resulted in a $12.3 million reduction of the estimated impairment charge, and the Predecessor recognized a goodwill impairment charge of $244.4 million in the combined statement of operations during the period from January 1, 2003 through November 3, 2003. See note 7 to the audited consolidated and combined financial statements of Nalco Holdings LLC included elsewhere in this prospectus.
(2)	We incurred significant nonrecurring business optimization expenses as a result of the global integration of the Nalco/Exxon Energy Chemicals, L.P. (Nalco/Exxon) joint venture and the implementation of global cost reduction programs in the sales, marketing, manufacturing and support services operations. The nature of the costs incurred include severance, asset write-offs, facility closing costs and other nonrecurring items. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Business Optimization Expenses."
(3)	Other income (expense), net consists of monitoring fees paid to the Sponsors, management fees paid to Suez, capital gains/(losses) on the disposals of assets, franchise taxes, equity earnings of unconsolidated subsidiaries, recognized gains and losses on foreign currency transactions and other miscellaneous income (expense). See note 20 to the audited consolidated and combined financial statements of Nalco Holdings LLC included elsewhere in this prospectus and "Management's Discussion and Analysis of Financial Condition and Results of Operations."
(4)	EBITDA, a measure used by management to measure operating performance, is defined as net income plus interest, taxes, depreciation and amortization.
EBITDA is not a recognized term under GAAP and does not purport to be an alternative to net income as a measure of operating performance or to cash flows from operating activities as a measure of liquidity. Additionally, EBITDA is not intended to be a measure of free cash flow for management's discretionary use, as it does not consider certain cash requirements such as interest payments, tax payments and debt service requirements. Because not all companies use identical calculations, this presentation of EBITDA may not be comparable to other similarly titled measures of other companies.
EBITDA is calculated as follows:

	Predecessor			Successor	Pro Forma Year Ended December 31, 2003
	Year Ended December 31,		January 1, 2003 through November 3, 2003	November 4, 2003 through December 31, 2003
	2001	2002
	(unaudited)	(audited)	(audited)	(audited)	(unaudited)
	(dollars in millions)
Net income	$(84.0)	$128.4	$(158.2)	$(24.1)	$(237.3)
Interest expense, net	36.5	30.7	25.6	49.0	192.5
Income tax provision (benefit)	(2.1)	105.2	68.7	(8.3)	21.0
Depreciation	112.5	134.7	101.8	22.5	114.5
Amortization	183.4	89.2	68.9	15.4	93.5
EBITDA	$246.3	$488.2	106.8	54.5	184.2

(5)	EBITDA, as defined above, was reduced by the following non-cash charges, each of which is further discussed below:

	Predecessor			Successor
	Year Ended December 31,		January 1, 2003 through November 3, 2003	November 4, 2003 through December 31, 2003	Pro Forma Year Ended December 31, 2003
	2001	2002
	(unaudited)	(audited)	(audited)	(audited)	(unaudited)
	(dollars in millions)
Impairment of goodwill	$—	$—	$244.4	$—	$244.4
Inventory step-up	—	—	—	21.2	—
Asset write-offs	17.8	18.3	4.2	—	4.2
Profit sharing and 401(k) expense funded by Suez	12.0	12.1	20.0	4.0	24.0
Other	2.4	3.2	2.6	(1.3)	1.3
	$32.2	$33.6	$271.2	$23.9	$273.9

Impairment of Goodwill

Goodwill impairment of $244.4 million was recorded by the Predecessor in accordance with Statement of Financial Accounting Standards (SFAS) No. 142, Goodwill and Other Intangible Assets. Goodwill was evaluated for impairment based on the purchase price for the Predecessor.

Inventory Step Up

As a result of purchase accounting for the Acquisition, we wrote up our inventory to fair value and subsequently charged the write up to cost of sales as the inventory was sold. The pro forma statement of operations reflects the inventory step-up in cost of products sold.

Asset Write-Offs

In conjunction with our integration and process improvement initiatives, we wrote off assets consisting primarily of $17.8 million of PORTA-FEED stainless steel containers in 2001 as a result of a physical inventory, $9.6 million of assets related to obsolete software systems in 2002 and a $5.0 million investment in a start up venture in 2003.

Profit Sharing and 401(k) Expense Funded by Suez

In conjunction with the Acquisition, we entered into an agreement with Suez whereby Suez will reimburse us for certain profit sharing and 401(k) matching contributions made by us to the Profit-Sharing Trust. See note 9 to the audited consolidated and combined financial statements of Nalco Holdings LLC.

Other

Other non-cash charges include the non-cash portion of rent expense under the sublease described in note 14 to the audited consolidated and combined financial statements of Nalco Holdings LLC that we entered into with Suez in conjunction with the Acquisition and the non-cash impact on earnings of our equity investments and minority interests.

(6)	In addition to incurring non-cash charges and business optimization expenses, our EBITDA was impacted by the following unusual or non-recurring (income) expenses, each of which is further discussed below:

	Predecessor			Successor
	Year Ended December 31,		January 1, 2003 through November 3, 2003	November 4, 2003 through December 31, 2003	Pro Forma Year Ended December 31, 2003
	2001	2002
	(unaudited)	(audited)	(audited)	(audited)	(unaudited)
	(dollars in millions)
Pension and OPEB settlement and curtailment	$0.4	$(47.6)	$7.9	$(0.1)	$7.8
Loss (gain) on sales, net of expenses	0.9	(7.8)	12.4	1.1	13.5
Other unusual items	6.6	19.4	25.7	5.3	31.0
Suez management fees, net	2.0	2.7	2.5	—	—
	$9.9	$(33.3)	$48.5	$6.3	$52.3

Pension and Other Postretirement Benefits (OPEB) Settlement and Curtailment

In the second half of 2002 we amended our U.S. defined benefit pension plan and our postretirement medical and dental plans, resulting in a non-cash curtailment gain of $49.4 million, partially offset by $1.8 million of settlement charges. In 2003, we incurred $7.8 million of curtailment and settlement charges primarily as a result of the transfer of senior executives back to Suez prior to the Acquisition.

Loss (Gain) on Sales, Net of Expenses

In 2001, we incurred a $9.0 million loss on the sale of Calgon's former headquarters facility that was partially offset by a $7.0 million gain on the sale of our corporate aircraft. In 2002, we sold our performance additives business, resulting in a gain of $12.4 million, and incurred $1.5 million of disposal costs and losses associated with our divestiture of Hydrosan. In 2003, we recorded a loss of $5.3 million on the sale of our South African operations as well as $8.1 million of one time costs associated with the Acquisition.

Other Unusual Items

Our results were also impacted by the effects of certain other unusual or nonrecurring items relating primarily to executive severance and relocation expense of $5.8 million in 2001, consultancy costs for process reengineering studies associated with our cost reduction programs and other consultancy services performed on behalf of Suez; one-time pension and benefit expenses primarily related to the redesign of our Australian benefit plan and the application of regulatory changes in Germany of $4.7 million in 2002; legal and environmental expenses of $6.5 million and $4.2 million in 2002 and 2003, respectively, mainly related to events that occurred prior to Suez' 1999 acquisition of Nalco Chemical Company and litigation costs not covered by our excess liability insurance policy; incremental commissions of $5.4 million in 2003 associated with the reorganization of our sales force incentives; and a $10.4 million termination charge for Ondeo Nalco Group's settlement of an interest rate swap in the period from January 1, 2003 through November 3, 2003.

Suez Management Fees, Net

In connection with the Acquisition, agreements under which fees were paid by the Predecessor to Suez, or received from Suez, have been terminated.

(7)	Capital expenditures are net of proceeds from disposal of assets.
(8)	For purposes of calculating the ratio of earnings to fixed charges, earnings represents earnings from continuing operations before income taxes, less income from equity method investments and capitalized interest, plus minority interest expense, income distributions from equity method investments, amortization of capitalized interest and fixed charges. Fixed charges include interest expense (including amortization of debt issuance costs), capitalized interest, and the portion of operating rental expense which management believes is representative of the interest component of rent expense. Earnings were insufficient to cover fixed charges by $84.5 million in 2001 primarily due to business optimization expenses incurred. Earnings were insufficient to cover fixed charges by $87.1 million, $32.9 million and $214.4 million in the period from January 1, 2003 through November 3, 2003, November 4, 2003 through December 31, 2003 and for the pro forma year ended December 31, 2003, respectively, as a result of a $244.4 million goodwill impairment charge and increase in interest expense as a result of the Transactions.
(9)	Working capital is defined as current assets (excluding cash and cash equivalents) less current liabilities (excluding short-term debt and current portion of long-term debt) and excluding intercompany balances calculated as follows:

	As of December 31,
	2001	2002	2003
	(unaudited)	(audited)	(audited)

Current assets less current liabilities	$(508.8)	$(275.0)	$446.8
Less cash and cash equivalents	(147.3)	(120.5)	(100.0)
Less related party receivables and payables	(31.4)	48.4	—
Less debt	904.8	587.9	51.9
Working capital as defined	$217.3	$240.8	$398.7

(10)	As a result of the Acquisition, we have engaged independent appraisers to assist in determining the fair value of property, plant and equipment in connection with our allocation of purchase price. We have received preliminary valuations from the appraisers, which have been included in 2003; however, the final appraisals are not yet complete. In December 2002, Ondeo Nalco Company entered into a sale-leaseback of our Naperville, Illinois headquarters and research facility that was treated as a financing lease for accounting purposes. See note 14 to the audited consolidated and combined financial statements of Nalco Holdings LLC. Concurrent with the Acquisition, on November 4, 2003, the lease was assigned to another Suez subsidiary that subleased the property back to us. We account for the sublease as an operating lease and have excluded the headquarters and research facility from property, plant and equipment.
(11)	Our total debt does not include our historical off balance sheet receivables facility. In December 2001, Ondeo Nalco Company entered into an agreement that allows us to periodically transfer undivided percentage ownership interests in a revolving pool of most of our U.S. trade receivables to a multi-seller conduit administered by an independent financial institution. The agreement is subject to renewal annually. We account for the transfer of undivided percentage ownership interest in the receivables to the conduit as sales under SFAS No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities. Our loss on the sale of the undivided interests in the receivables was $1.8 million in 2002 and is included in interest expense. The undivided interest in receivables that were transferred but not ultimately sold to the conduit ("retained interest") is classified in trade accounts receivable in the balance sheet. The retained interest was $49.0 million at December 31, 2001 and $56.6 million at December 31, 2002. This program was unwound prior to closing.

RISK FACTORS

You should carefully consider the risks described below, together with the other information in this prospectus, before deciding to tender your outstanding notes in the exchange offers. If any of the events described in the risk factors below actually occur, our business, financial condition, operating results and prospects could be materially adversely affected, which in turn could adversely affect our ability to repay the exchange notes. In such case, you may lose all or part of your original investment.

Risks Related To The Exchange Offers

There may be adverse consequences if you do not exchange your outstanding notes.

If you do not exchange your outstanding notes for exchange notes in the applicable exchange offer, you will continue to be subject to restrictions on transfer of your outstanding notes as set forth in the offering memorandum distributed in connection with the private offering of the outstanding notes. In general, the outstanding notes may not be offered or sold unless they are registered or exempt from registration under the Securities Act and applicable state securities laws. Except as required by the registration rights agreements, we do not intend to register resales of the outstanding notes under the Securities Act. You should refer to "Summary—The Exchange Offers" and "The Exchange Offers" for information about how to tender your outstanding notes.

The tender of outstanding notes under the exchange offers will reduce the outstanding amount of each series of the outstanding notes, which may have an adverse effect upon, and increase the volatility of, the market prices of the outstanding notes due to a reduction in liquidity.

Risks Related To Our Business

Our substantial leverage could harm our business by limiting our available cash and our access to additional capital.

As a result of the Transactions, we are highly leveraged. As of December 31, 2003, our total consolidated indebtedness was $3,314.7 million and we had $235.0 million of additional borrowings available under our revolving credit facility. The following chart shows our level of indebtedness and certain other information as of December 31, 2003.

As of December 31, 2003
(dollars in millions)
Revolving credit facility	$15.0
Term loan A facility(1)	311.2
Term loan B facility	1,300.0
Senior notes(2)	917.7
Senior subordinated notes(2)	717.7
Assumed debt(3)	53.1
Total indebtedness	$3,314,7

(1)	Includes the U.S. dollar equivalent of €88.0 million term loan A borrowings.
(2)	Includes the U.S. dollar equivalent of the euro notes.

(3)	Includes $27.8 million of aggregate principal amount of Nalco Company's 6¼% notes due 2008 and $5.8 million of indebtedness of certain subsidiaries and $19.5 million of short-term bank overdrafts.

Our high degree of leverage could have important consequences for you, including the following:

•	It may limit our ability to obtain additional financing for working capital, capital expenditures, product development, debt service requirements, acquisitions and general corporate or other purposes;
•	A substantial portion of our cash flows from operations must be dedicated to the payment of principal and interest on our indebtedness and thus will not be available for other purposes, including our operations, capital expenditures and future business opportunities;

•	The debt service requirements of our other indebtedness could make it more difficult for us to make payments on the notes;
•	It may limit our ability to adjust to changing market conditions and place us at a competitive disadvantage compared to those of our competitors that are less highly-leveraged;
•	It may restrict our ability to make strategic acquisitions or cause us to make non-strategic divestitures; and
•	We may be more vulnerable than a less leveraged company to a downturn in general economic conditions or in our business, or we may be unable to carry out capital spending that is important to our growth.

Our debt agreements contain restrictions that limit our flexibility in operating our business.

The senior credit agreement and the indentures under which the exchange notes will be issued and other financing arrangements contain a number of significant covenants that, among other things, restrict our or our subsidiaries' ability to:

•	incur additional indebtedness;
•	pay dividends on or make other distributions or repurchase Nalco Holdings' capital stock;
•	make certain investments;
•	enter into certain types of transactions with our affiliates;
•	limit dividends or other payments by its restricted subsidiaries to Nalco Holdings;
•	use assets as security in other transactions; and
•	sell certain assets or merge with or into other companies.

In addition, under the senior credit agreement, we are required to satisfy and maintain specified financial ratios and tests. Events beyond our control may affect our ability to comply with those provisions and we may not be able to meet those ratios and tests. The breach of any of these covenants would result in a default under the senior credit agreement and the lenders could elect to declare all amounts borrowed under the senior credit agreement, together with accrued interest, to be due and payable and could proceed against the collateral securing that indebtedness. Borrowings under the senior credit facilities are effectively senior in right of payment to the exchange senior notes and the exchange senior subordinated notes to the extent of the value of the collateral securing the senior credit facilities and are senior in right of payment to the exchange senior subordinated notes. If any of our indebtedness were to be accelerated, our assets may not be sufficient to repay in full that indebtedness and the exchange notes.

Our variable rate indebtedness subjects us to interest rate risk, which could cause our debt service obligations to increase significantly.

Certain of our borrowings, primarily borrowings under our senior credit facilities, are at variable rates of interest and expose us to interest rate risk. If interest rates increase, our debt service obligations on the variable rate indebtedness would increase even though the amount borrowed remained the same, and our net income and cash available for servicing our indebtedness, including the exchange notes, would decrease.

Continued pricing pressures by our customers may adversely affect our results of operations.

We have experienced pricing pressure from customers in recent years in some of the markets in which we compete. We have taken steps to reduce costs and resist price reductions; however, price reductions have impacted our sales and profit margins. If we are not able to offset price reductions through improved operating efficiencies and reduced expenditures, those price reductions may have a material adverse effect on our results of operations.

Our inability to anticipate, respond to or utilize changing technologies could have a material adverse effect on our business and results of operations.

Our future operating results will depend to a significant extent on our ability to continue to introduce new products and applications that offer distinct value for our customers. Many of our products could be affected by rapid technological change and new product introductions and enhancements. We expect to continue to enhance our existing products and identify, develop and manufacture new products with improved capabilities and make improvements in our productivity in order to maintain our competitive position. We intend to devote sizeable resources to the development of new technologically advanced products and systems and to continue to devote a substantial amount of expenditures to the research and development functions of our business. However, we cannot assure you that:

•	we will be successful in developing new products or systems or bringing them to market in a timely manner;
•	products or technologies developed by others will not render our offerings obsolete or non-competitive;
•	the market will accept our innovations; or
•	our competitors will not be able to produce our core non-patented products at a lower cost.

As a global business, we are subject to risks associated with our non-U.S. operations.

We have significant manufacturing operations outside the United States, including joint ventures and other alliances. There are inherent risks in international operations, including:

•	exchange controls and currency restrictions;
•	currency fluctuations and devaluations;
•	tariffs and trade barriers;
•	export duties and quotas;
•	changes in local economic conditions;
•	changes in laws and regulations;
•	exposure to possible expropriation or other government actions;
•	restrictions on our ability to repatriate dividends from our subsidiaries; and
•	unsettled political conditions and possible terrorist attacks against American interests.

Our international operations also expose us to different local political and business risks and challenges. For example, we are faced with potential difficulties in staffing and managing local operations and we have to design local solutions to manage credit risks of local customers and distributors.

Our overall success as a global business depends, in part, upon our ability to succeed in differing economic, social and political conditions. We may not continue to succeed in developing and implementing policies and strategies that are effective in each location where we do business, and failure to do so could harm our business, results of operations and financial condition.

If the U.S. dollar strengthens, our reported results of operations from our international businesses will be reduced.

In 2003, approximately 49% of our net sales originated outside the United States. In our combined financial statements, we translate our local currency financial results into U.S. dollars based on average exchange rates prevailing during a reporting period or the exchange rate at the end of that period. During times of a strengthening U.S. dollar, at a constant level of business, our reported international sales and earnings will be reduced because the local currency will translate into fewer U.S. dollars.

In addition to currency translation risks, we incur a currency transaction risk whenever one of our operating subsidiaries enters into either a purchase or a sales transaction using a different currency from the currency in which it receives revenues. Given the volatility of exchange rates, we may not be able to manage our currency transaction and/or translation risks effectively, or volatility in currency exchange rates may have a material adverse effect on our financial condition or results of operations. Since most of our indebtedness will be denominated in U.S. dollars, a strengthening of the U.S. dollar could make it more difficult for us to repay our indebtedness.

We may be unable to continue to compete successfully in the highly competitive markets in which we operate.

We compete with many companies in each of the markets in which we operate. We compete with hundreds of companies in the water treatment chemicals market, including our primary global competitor, GE Water Technologies. Other companies, including Ecolab, Inc. are expected to enter or increase their presence in our markets. Our ability to compete effectively is based on a number of considerations, such as product and service innovation, product and service quality, distribution capability and price. Moreover, water treatment for industrial customers depends on the particular needs of the industry. For example, the paper industry requires a specific water quality for bleaching paper; certain industrial boilers require demineralized water; the pharmaceuticals industry requires ultra pure water for processing; and, in the case of municipal services, water treatment includes clarification for re-use, sludge dewatering and membrane ultra filtration. We may have insufficient financial resources to respond to the changing needs of a particular industry and to continue to make investments in our business.

We may be adversely affected by environmental, safety and production and product regulations or concerns.

We are subject to the requirements of environmental and occupational safety and health laws and regulations in the United States and other countries. These may include obligations to investigate and clean up environmental contamination on or from properties or at off-site locations where we are identified as a responsible party. We have made and will continue to make capital and other expenditures to comply with environmental requirements. Although we believe we are in compliance with these requirements, we may not have been and will not at all times be in complete compliance with all of these requirements, or that we will not incur material costs, including fines or damages, or liabilities in connection with these requirements in excess of amounts we have reserved. In addition, these requirements are complex, change frequently and have tended to become more stringent over time. Discovery of previously unknown contamination or future changes in these requirements could have a material adverse effect on our business, results of operations and financial condition. For more information about our environmental compliance and potential environmental liabilities, see "Business—Environmental Matters."

The activities and plants at our production facilities are subject to a variety of federal, state, local and foreign laws and regulations ("production regulations"). Similarly, the solid, air and liquid waste streams produced from our production facilities are subject to a variety of regulations ("waste regulations") and many of our products and the handling of our products are governmentally regulated or registered ("product regulations"). Each of the production, waste and product regulations is subject to expansion or enhancement. Any new or tightened regulations could lead to increases in the direct and indirect costs we incur in manufacturing and delivering products to our customers. Similarly, certain of our products are used to assist in the generation of tax credits for our customers, and the termination or expiration of such tax credits could impact the sale of these products.

Our production facilities are subject to operating hazards.

Our production facilities are subject to hazards associated with the manufacturing, handling, storage and transportation of chemical materials and products, including pipeline leaks and ruptures, explosions, fires, inclement weather and natural disasters, mechanical failures, unscheduled downtime, transportation interruptions, remedial complications, chemical spills, discharges or releases of toxic or hazardous substances or gases, storage tank leaks and other environmental risks. While management systems and engineering controls are in place at all of our production facilities to minimize risk, these potential hazards do exist and could cause personal injury and loss of life, severe damage to or destruction of property and equipment and environmental damage, and could have a material adverse effect on us.

We may not be able to achieve all of our expected cost savings.

Our business plan anticipates significant cost savings. We may not be able to achieve all of our expected cost savings. A variety of risks could cause us not to achieve the benefits of the expected cost savings, including, among others, the following:

•	higher than expected severance costs related to staff reductions;
•	higher than expected retention costs for employees that will be retained;
•	delays in the anticipated timing of activities related to our cost-saving plan;
•	other unexpected costs associated with operating the business.

Our pension plans are currently underfunded and we may have to make significant cash payments to the plans, reducing the cash available for our business.

We sponsor various pension plans worldwide, with the largest funded plans in the United States and the United Kingdom. In 2003, we contributed $31.2 million to our pension plans. In 2002, we contributed $100.9 million to our pension plans, including a $90.0 million voluntary contribution to our U.S. pension plan. We currently expect to make additional contributions in 2004 and 2005 to our pension plans that are similar to or higher than our 2003 contribution. If the performance of the assets in our pension plans does not meet our expectations, or if other actuarial assumptions are modified, our contributions for those years could be higher than we expect.

As of December 31, 2003, our worldwide pension plans were underfunded by $359.6 million (based on the actuarial assumptions used for FAS 87 purposes). Our U.S. pension plans are subject to the Employee Retirement Income Security Act of 1974, or ERISA. Under ERISA, the Pension Benefit Guaranty Corporation, or PBGC, has the authority to terminate an underfunded pension plan under limited circumstances. In the event our U.S. pension plans are terminated for any reason while the plans are underfunded, we will incur a liability to the PBGC that may be equal to the entire amount of the underfunding and, under certain circumstances, the liability could be senior to the notes. Prior to the closing of the Acquisition, the PBGC requested and received information from us regarding our business, the Transactions and our pension plans. The PBGC took no further action with respect to their inquiry.

Our ability to operate our company effectively could be impaired if we fail to attract and retain key personnel.

Our ability to operate our business and implement our strategies depends, in part, on the efforts of our executive officers and other key employees. In addition, our future success will depend on, among other factors, our ability to attract and retain other qualified personnel, particularly research scientists, technical sales professionals and engineers. The loss of the services of any of our key employees or the failure to attract or retain other qualified personnel could have a material adverse effect on our business or business prospects.

Our future success will depend in part on our ability to protect our intellectual property rights, and our inability to enforce these rights could have an adverse effect on our competitive advantage.

We rely on the patent, trademark, copyright and trade secret laws of the United States and other countries to protect our intellectual property rights. However, we may be unable to prevent third parties from using our intellectual property without authorization. The use of our intellectual property by others could reduce any competitive advantage we have developed or otherwise harm our business. If we had to litigate to protect these rights, any proceedings could be costly, and we may not prevail.

Although we have numerous U.S. and foreign patents and numerous pending patents, our patents, issued or pending, may not provide us with any competitive advantage and may be challenged by third parties. Our failure to secure our pending patent applications may limit our ability to protect the intellectual property rights that these applications were intended to cover. Meanwhile, our competitors also may attempt to design around our patents to avoid infringement liability. Moreover, the expiration of our patents may lead to increased competition.

We have obtained and applied for several U.S. and foreign trademark registrations, and will continue to evaluate the registration of additional service marks and trademarks, as appropriate. Our pending applications may not be approved by the applicable governmental authorities and, even if the applications are approved, third parties may seek to oppose or otherwise challenge these registrations. A failure to obtain trademark registrations in the United States and in other countries could limit our ability to protect our trademarks and impede our marketing efforts in those jurisdictions.

Our Sponsors control us and may have conflicts of interest with us or you in the future.

Our Sponsors beneficially own approximately 98% of the membership interests of Nalco Holdings, Nalco Company's direct parent. As a result, our Sponsors have control over our decisions to enter into any corporate transaction and have the ability to prevent any transaction that requires the approval of equityholders regardless of whether or not other equityholders or noteholders believe that any such transactions are in their own best interests. For example, our Sponsors could cause us to make acquisitions that increase the amount of indebtedness that is secured or senior to the senior subordinated notes or sell revenue-generating assets, impairing our ability to make payments under the notes. Additionally, our Sponsors are in the business of making investments in companies and may from time to time acquire and hold interests in businesses that compete directly or indirectly with us. Our Sponsors may also pursue acquisition opportunities that may be complementary to our business, and as a result, those acquisition opportunities may not be available to us. So long as our Sponsors continue to own a significant amount of the equity of our parent, Nalco Holdings, even if such amount is less than 50%, they will continue to be able to strongly influence or effectively control our decisions.

Risks Related To The Exchange Notes

We may not be able to generate sufficient cash to service all of our indebtedness, including the exchange notes, and may be forced to take other actions to satisfy our obligations under our indebtedness, which may not be successful.

Our ability to make scheduled payments or to refinance our debt obligations depends on our financial and operating performance, which is subject to prevailing economic and competitive conditions and to certain financial, business and other factors beyond our control. We may not be able to maintain a level of cash flows from operating activities sufficient to permit us to pay the principal, premium, if any, and interest on our indebtedness. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources."

If our cash flows and capital resources are insufficient to fund our debt service obligations, we may be forced to reduce or delay capital expenditures, seek additional capital or seek to restructure or refinance our indebtedness, including the exchange notes. These alternative measures may not be successful and may not permit us to meet our scheduled debt service obligations. In the absence of such operating results and resources, we could face substantial liquidity problems and might be required to sell material assets or operations to attempt to meet our debt service and other obligations. The senior credit facilities and the indentures under which the exchange notes will be issued restrict our ability to use the proceeds from asset sales. We may not be able to consummate those asset sales to raise capital or sell assets at prices that we believe are fair and proceeds that we do receive may not be adequate to meet any debt service obligations then due. See "Description of Other Indebtedness—Senior Credit Facilities," "Description of Senior Notes" and "Description of Senior Subordinated Notes."

Despite our current leverage, we may still be able to incur substantially more debt. This could further exacerbate the risks that we and our subsidiaries face.

We and our subsidiaries may be able to incur substantial additional indebtedness in the future. The terms of the indentures do not fully prohibit us or our subsidiaries from doing so. Our revolving credit facility provides commitments of up to $250.0 million, none of which is outstanding as of the date hereof. All of those borrowings would be secured, and as a result, would be effectively senior to the exchange notes and the guarantees of the exchange notes by our subsidiary guarantors. If we incur any additional indebtedness that ranks equally with the exchange senior notes or exchange senior subordinated notes, the holders of that debt will be entitled to share ratably with the holders of the exchange senior notes or the holders of the exchange senior subordinated notes, respectively, in any proceeds distributed in connection with any insolvency, liquidation, reorganization, dissolution or other winding-up of us. This may have the effect of reducing the amount of proceeds paid to you. If new debt is added to our current debt levels, the related risks that we and our subsidiaries now face could intensify.

A significant portion of our assets is owned, and a significant percentage of our net sales is earned, by our direct and indirect subsidiaries. Our ability to repay the exchange notes depends upon the performance of these subsidiaries and their ability to make distributions.

A significant portion of our operations is conducted by our subsidiaries and, therefore, our cash flows and our ability to service indebtedness, including our ability to pay the interest on and principal of the exchange notes when due, will be dependent upon cash dividends and distributions or other transfers from our subsidiaries. Payments to us by our subsidiaries will be contingent upon our subsidiaries' earnings.

Our subsidiaries are separate and distinct legal entities and, except for the existing and future subsidiaries that will be subsidiary guarantors of the exchange notes, they will have no obligation, contingent or otherwise, to pay amounts due under the exchange notes or to make any funds available to pay those amounts, whether by dividend, distribution, loan or other payments.

Your right to receive payments on each issue of exchange notes is effectively junior to those lenders who have a security interest in our assets.

Our obligations under the exchange notes and our guarantors' obligations under their guarantees of the exchange notes are unsecured, but our obligations under our senior credit facilities and each guarantor's obligations under their respective guarantees of the senior credit facilities are secured by a security interest in substantially all of our domestic tangible and intangible assets and the assets and a portion of the stock of certain of our non-U.S. subsidiaries. If we are declared bankrupt or insolvent, or if we default under our senior credit facilities, the lenders could declare all of the funds borrowed thereunder, together with accrued interest, immediately due and payable. If we were unable to repay such indebtedness, the lenders could foreclose on the pledged assets to the exclusion of holders of the exchange notes, even if an event of default exists under the indentures under which the exchange notes will be issued at such time. Furthermore, if the lenders foreclose and sell the pledged equity interests in any subsidiary guarantor under the exchange notes, then that guarantor will be released from its guarantee of the exchange notes automatically and immediately upon such sale. In any such event, because the exchange notes will not be secured by any of our assets or the equity interests in subsidiary guarantors, it is possible that there would be no assets remaining from which your claims could be satisfied or, if any assets remained, they might be insufficient to satisfy your claims fully. See "Description of Other Indebtedness."

As of December 31, 2003, we had $1,626.2 million of senior secured indebtedness (all of which was indebtedness under our senior credit facilities and which did not include the undrawn portion under the revolving credit facility of $235.0 million). The indentures permit the incurrence of substantial additional indebtedness by us and our restricted subsidiaries in the future, including secured indebtedness.

Claims of noteholders will be structurally subordinate to claims of creditors of all of our non-U.S. subsidiaries and some of our U.S. subsidiaries because they will not guarantee the exchange notes.

The exchange notes will not be guaranteed by any of our non-U.S. subsidiaries, our less than wholly-owned U.S. subsidiaries or certain other U.S. subsidiaries. Accordingly, claims of holders of the exchange notes will be structurally subordinate to the claims of creditors of these non-guarantor subsidiaries, including trade creditors. Without limiting the generality of the foregoing, claims of holders of the exchange notes will also be structurally subordinate to claims of the lenders under our senior credit facilities to the extent of the guarantees by non-U.S. subsidiaries of the senior credit facilities. All obligations of our non-guarantor subsidiaries will have to be satisfied before any of the assets of such subsidiaries would be available for distribution, upon a liquidation or otherwise, to us or a guarantor of the exchange notes.

We also have joint ventures and subsidiaries in which we own less than 100% of the equity so that, in addition to the structurally senior claims of creditors of those entities, the equity interests of our joint venture partners or other shareholders in any dividend or other distribution made by these entities would need to be satisfied on a proportionate basis with us. These joint ventures and less than wholly-owned subsidiaries may also be subject to restrictions on their ability to distribute cash to us in their financing or other agreements and, as a result, we may not be able to access their cash flow to service our debt obligations, including in respect of the exchange notes.

Your right to receive payments on the exchange senior subordinated notes will be junior to all of Nalco Company's and the guarantors' senior indebtedness, including Nalco Company's and the guarantors' obligations under the senior credit facilities, the exchange senior notes and other existing and future senior debt.

The exchange senior subordinated notes will be general unsecured obligations that will be junior in right of payment to all our existing and future senior indebtedness. The exchange senior subordinated guarantees will be general unsecured obligations of the guarantors that will be junior in right of payment to all of the applicable guarantor's existing and future senior indebtedness.

Nalco Company and the guarantors may not pay principal, premium, if any, interest or other amounts on account of the exchange senior subordinated notes or the exchange senior subordinated guarantees in the event of a payment default or certain other defaults in respect of certain of our senior indebtedness, including debt under the senior credit facilities and exchange senior notes, unless the senior indebtedness has been paid in full or the default has been cured or waived. In addition, in the event of certain other defaults with respect to the senior indebtedness, Nalco Company or the guarantors may not be permitted to pay any amount on account of the exchange senior subordinated notes or the exchange senior subordinated guarantees for a designated period of time.

Because of the subordination provisions in the exchange senior subordinated notes and the exchange senior subordinated guarantees, in the event of a bankruptcy, liquidation or dissolution of Nalco Company or any guarantor, Nalco Company's or the guarantor's assets will not be available to pay obligations under the exchange senior subordinated notes or the applicable exchange senior subordinated guarantee until Nalco Company or the guarantor has made all payments on its respective senior indebtedness. Nalco Company and the guarantors may not have sufficient assets after all these payments have been made to make any payments on the exchange senior subordinated notes or the applicable exchange senior subordinated guarantee, including payments of principal or interest when due.

As of December 31, 2003, we had $2,597.0 million of senior indebtedness. The senior subordinated note indenture permits the incurrence of substantial additional indebtedness, including senior debt, by Nalco Company and our restricted subsidiaries in the future.

If we default on our obligations to pay our other indebtedness, we may not be able to make payments on the exchange notes.

Any default under the agreements governing our indebtedness, including a default under our senior credit facilities that is not waived by the required lenders, and the remedies sought by the holders of such indebtedness could make us unable to pay principal, premium, if any, and interest on the exchange notes and substantially decrease the market value of the exchange notes. If we are unable to generate sufficient cash flow and are otherwise unable to obtain funds necessary to meet required payments of principal, premium, if any, and interest on our indebtedness, or if we otherwise fail to comply with the various covenants, including financial and operating covenants, in the instruments governing our indebtedness (including our senior credit facilities), we could be in default under the terms of the agreements governing such indebtedness. In the event of such default, the holders of such indebtedness could elect to declare all the funds borrowed thereunder to be due and payable, together with accrued and unpaid interest, the lenders under our revolving credit facility could elect to terminate their commitments, cease making further loans and institute foreclosure proceedings against our assets, and we could be forced into bankruptcy or liquidation. If our operating performance declines, we may in the future need to seek to obtain waivers from the required lenders under our senior credit facilities to avoid being in default. If we breach our covenants under our senior credit facilities and seek a waiver, we may not be able to obtain a waiver from the required lenders. If this occurs, we would be in default under our senior credit facilities, the lenders could exercise their rights as described above, and we could be forced into bankruptcy or liquidation. See "Description of Other Indebtedness—Senior Credit Facilities," "Description of Senior Notes" and "Description of Senior Subordinated Notes."

Nalco Company may not be able to repurchase the exchange notes upon a change of control.

Upon the occurrence of specific kinds of change of control events, Nalco Company will be required to offer to repurchase all outstanding exchange notes at 101% of their principal amount, plus accrued and unpaid interest, unless such exchange notes have been previously called for redemption. Nalco Company may not have sufficient financial resources to purchase all of the exchange notes that are tendered upon a change of control offer. The occurrence of a change of control could also constitute an event of default under our senior credit facilities. Our bank lenders may have the right to prohibit any such purchase or redemption, in which event we will seek to obtain waivers from the required lenders under the senior credit facilities, but may not be able to do so. See "Description of Senior Notes—Change of Control" and "Description of Senior Subordinated Notes—Change of Control."

You may face foreign exchange risks or tax consequences as a result of investing in the exchange euro notes.

A portion of each of the exchange senior notes and the exchange senior subordinated notes will be denominated and payable in euros. If you are a U.S. investor, an investment in the exchange euro notes will entail foreign exchange-related risks due to, among other factors, possible significant changes in the value of the euro relative to the U.S. dollar because of economic, political and other factors over which we have no control. Depreciation of the euro against the U.S. dollar could cause a decrease in the effective yield of the exchange euro notes below their stated coupon rates and could result in a loss to you on a U.S. dollar basis. Investing in the exchange euro notes by U.S. investors may also have important tax consequences.

Federal and state fraudulent transfer laws may permit a court to void the exchange notes and the exchange guarantees, and, if that occurs, you may not receive any payments on the exchange notes.

The issuance of the exchange notes and the exchange guarantees may be subject to review under federal and state fraudulent transfer and conveyance statutes. While the relevant laws may vary from state to state, under such laws the payment of consideration will be a fraudulent conveyance if (1) Nalco Company paid the consideration with the intent of hindering, delaying or defrauding creditors or (2) Nalco Company or any of the guarantors, as applicable, received less than reasonably equivalent value or fair consideration in return for issuing either the exchange notes or an exchange guarantee, and, in the case of (2) only, one of the following is also true:

•	Nalco Company or any of the guarantors was insolvent or rendered insolvent by reason of the incurrence of the indebtedness; or
•	payment of the consideration left Nalco Company or any of the guarantors with an unreasonably small amount of capital to carry on the business; or
•	Nalco Company or any of the guarantors intended to, or believed that it would, incur debts beyond its ability to pay as they mature.

If a court were to find that the issuance of the exchange notes or an exchange guarantee was a fraudulent conveyance, the court could void the payment obligations under the exchange notes or such guarantee or further subordinate the exchange notes or such guarantee to presently existing and future indebtedness of Nalco Company or such guarantor, or require the holders of the exchange notes to repay any amounts received with respect to the exchange notes or such guarantee. In the event of a finding that a fraudulent conveyance occurred, you may not receive any repayment on the exchange notes. Further, the voidance of the exchange notes could result in an event of default with respect to our and our subsidiaries' other debt that could result in acceleration of such debt.

Generally, an entity would be considered insolvent if, at the time it incurred indebtedness:

•	the sum of its debts, including contingent liabilities, was greater than the fair salable value of all its assets; or
•	the present fair salable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts and liabilities, including contingent liabilities, as they become absolute and mature; or
•	it could not pay its debts as they become due.

We cannot be certain as to the standards a court would use to determine whether or not Nalco Company or the guarantors were solvent at the relevant time, or regardless of the standard that a court uses, that the issuance of the exchange notes and the exchange guarantees would not be further subordinated to our or any of our guarantors' other debt.

If the exchange guarantees were legally challenged, any exchange guarantee could also be subject to the claim that, since the exchange guarantee was incurred for our benefit, and only indirectly for the benefit of the applicable guarantor, the obligations of the applicable guarantor were incurred for less than fair consideration. A court could thus void the obligations under the exchange guarantees, subordinate them to the applicable guarantor's other debt or take other action detrimental to the holders of the exchange notes.

Your ability to transfer the exchange notes may be limited by the absence of an active trading market, and there is no assurance that any active trading market will develop for the exchange notes.

The exchange notes are new issues of securities for which there is no established public market. We expect the exchange euro notes to be listed on the Luxembourg Stock Exchange. The initial purchasers have advised us that they intend to make a market in the exchange notes as permitted by applicable laws and regulations; however, the initial purchasers are not obligated to make a market in the exchange notes, and they may discontinue their market-making activities at any time without notice. Therefore, we cannot assure you that an active market for the exchange notes will develop or, if developed, that it will continue. Historically, the market for noninvestment grade debt has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the exchange notes. The market, if any, for the exchange notes may experience similar disruptions and any such disruptions may adversely affect the prices at which you may sell your exchange notes. In addition, subsequent to their initial issuances, the exchange notes may trade at discounts from their initial offering prices, depending upon prevailing interest rates, the market for similar notes, our financial and operating performance and other factors.

Your ability to recover from our former auditors, Arthur Andersen LLP, for any potential financial misstatements is limited.

Ondeo Nalco Company dismissed Arthur Andersen LLP as its independent auditors and engaged Ernst & Young LLP to serve as its independent auditors for fiscal year 2002. The audited consolidated financial statements of Ondeo Nalco Company at December 31, 2000 and 2001 and for each of the two years in the period ended December 31, 2001, appearing in this prospectus have been audited by Arthur Andersen, our former independent auditors, as set forth in their reports, but Arthur Andersen has not consented to our use of these reports in connection with the exchange sale of the outstanding notes.

Arthur Andersen was convicted of obstruction of justice for activities relating to its previous work for another of its audit clients and has ceased to audit publicly held companies and is no longer in a position to reissue their audit reports or to provide consents to include financial statements reported on by them in our prospectus. We are unable to predict the impact of this conviction or whether other adverse actions may be taken by governmental or private parties against Arthur Andersen. Because

Arthur Andersen has not reissued their reports and because we are unable to obtain a consent from Arthur Andersen, you will be unable to recover from Arthur Andersen under the Securities Act for material misstatements or omissions, if any, in the financial statements covered by their previously issued reports in this prospectus.

The SEC has provided temporary regulatory relief designed to allow companies that file reports with the SEC to dispense with the requirement to file a consent of Arthur Andersen in certain circumstances. There is no assurance that we will be able to continue to rely on the temporary relief granted by the SEC, and the unavailability of such relief could delay or impede our access to the capital markets.

THE ACQUISITION

The following contains summaries of certain agreements between affiliates of Suez and Nalco Holdings that were entered into in connection with the Acquisition. The descriptions of such agreements do not purport to be complete and are qualified in their entirety by reference to such agreements.

General

On August 31, 2003, Nalco Holdings entered into a stock purchase agreement with Leo Holding Company, a Delaware corporation, and Nalco International S.A.S., a société par actions simplifieé organized under the laws of the Republic of France, the "Sellers," both of which are wholly-owned affiliates of Suez, a société anonyme organized under the laws of the Republic of France. The stock purchase agreement provides for the acquisition by Nalco Holdings of all shares of stock in Ondeo Nalco Company and the Nalco International SAS Subsidiaries, for $4,200 million in cash, subject to closing date working capital and indebtedness purchase price adjustments and a post-closing working capital and indebtedness purchase price adjustment which was agreed to by us and Suez on March 25, 2004. The Transactions closed on November 4, 2003.

In connection with the Acquisition, funds controlled by The Blackstone Group ("Blackstone"), Apollo Management, L.P. ("Apollo") and GS Capital Partners ("GSCP" and together with Blackstone and Apollo, the "Sponsors") contributed $369.1 million, $369.1 million and $253.7 million, respectively, to Nalco Investment Holdings LLC, the direct parent of Nalco Holdings and the indirect parent of Nalco Company, in each case, in exchange for a corresponding percentage of membership interests in Nalco Investment Holdings LLC. In connection with the Acquisition, Dr. William H. Joyce invested $10 million of cash equity in Nalco Holdings' parent, Nalco Investment Holdings LLC, and we expect that other members of management will indirectly invest approximately $10 million of additional cash equity in Nalco Investment Holdings LLC, a portion of which may reduce the Sponsors' membership interests on a pro rata basis. Nalco Investment Holdings contributed the Sponsors' and Dr. Joyce's equity it received prior to the Acquisition to Nalco Holdings to partially fund the Acquisition.

As part of the Acquisition, Nalco Holdings made a cash contribution to a newly formed Delaware corporation, NI Acquisition Co., in exchange for 100% of NI Acquisition Co.'s capital stock, and purchased a portion of the common stock of Ondeo Nalco Company from a subsidiary of Suez and a portion of the capital stock of an existing U.S. subsidiary of Nalco Company that is a holding company for certain non-U.S. subsidiaries ("Non-U.S. Holdco"). Nalco Holdings used the remainder of the Sponsors' equity to pay a portion of transaction fees and related expenses. Ondeo Nalco Company used the (1) borrowings under our new revolving credit facility, (2) borrowings under our new term loan A senior credit facility, (3) borrowings under our new term loan B senior credit facility and (4) proceeds from the offering of senior notes and senior subordianted notes to redeem all shares of common stock of Ondeo Nalco Company not held by Nalco Holdings, to redeem all shares of Ondeo Nalco Company's preferred stock and to pay all remaining fees and expenses related to the Transactions. The redeemed shares of preferred stock and common stock of Ondeo Nalco Company were cancelled, and as a result, Nalco Holdings became the direct owner of 100% of the outstanding capital stock of Ondeo Nalco Company. Ondeo Nalco Company was renamed Nalco Company in connection with the Transactions.

Immediately following the acquisition of Nalco Company, NI Acquisition Co. made a cash contribution to Non-U.S. Holdco in exchange for substantially all of the capital stock of Non-U.S. Holdco (excluding a small percentage that was retained by Nalco Company and a small percentage that is held by Nalco Holdings). Non-U.S. Holdco then purchased 100% of the capital stock of the Nalco International SAS Subsidiaries. In connection with the Acquisition, certain of Nalco Company's non-U.S. subsidiaries were contributed to Non-U.S. Holdco such that, after completion of the steps of the Acquisition, Nalco Company owns approximately 78% of the equity of Non-U.S. Holdco with NI Acquisition Co. owning the remaining approximately 22%.

The Stock Purchase Agreement

The stock purchase agreement contains customary seller representations and warranties of the Sellers, customary buyer representations and warranties of Nalco Holdings and customary covenants and other agreements between the Sellers and Nalco Holdings. In addition, the Acquisition is conditioned upon the satisfaction or waiver of specified conditions.

The stock purchase agreement provides for indemnification for losses relating to specified events, circumstances and matters. The Sellers and Suez, as a guarantor of the Sellers' respective obligations, have agreed to indemnify us from certain liabilities, including:

•	any losses or damages arising from the inaccuracy or breach of any representation or warranty of the Sellers contained in the stock purchase agreement;
•	any losses or damages arising from breaches of the covenants and agreements made or to be performed by the Sellers pursuant to the stock purchase agreement;
•	losses or damages related to specified contingent earn-out liabilities and a specified contractual dispute;
•	specified tax losses or liabilities, including, among others, those associated with the business of the companies being acquired relating to specified tax amounts incurred on or prior to the Acquisition; and
•	losses or damages arising from the failures of the Sellers or their affiliates to comply with certain regulatory requirements in India.

The stock purchase agreement does not allow us to make a claim for indemnification for any loss or damage relating to a breach of a representation or warranty unless the losses or damages for any claim or series of related claims exceed $150,000 (other than for losses relating to specified representations and warranties). The Sellers' indemnification obligations with respect to breaches of representations and warranties are subject to a deductible for the first $30 million in damages (other than for losses relating to specified representations and warranties not subject to the deductible). After we have incurred $30 million in damages as a result of breaches of representations and warranties contained in the stock purchase agreement that are subject to the deductible, the Sellers are required to indemnify us for half of the damages between $30 million and $60 million. The Sellers are required to indemnify us for the full amount of all such damages in excess of $60 million up to a $420 million cap (other than for losses arising from breaches of specified representations and warranties to which this cap does not apply). Suez has guaranteed the payment obligations of the Sellers under the indemnification provisions.

Nalco Holdings is also required to indemnify the Sellers following the Acquisition from liabilities arising from specified matters, including the inaccuracy or breach of representations or warranties, other than certain specified representations and warranties, by Nalco Holdings in the stock purchase agreement and breaches by Nalco Holdings of its covenants and agreements in the stock purchase agreement. Nalco Holdings' indemnification obligations for breaches of representations and warranties are subject to the same minimum claim threshold, deductible mechanism and cap as the Sellers' indemnification obligations.

Ancillary Agreements

In addition to the stock purchase agreement, the parties entered into agreements governing certain relationships between and among the parties after the closing of the Acquisition. These agreements include a noncompetition agreement, a reimbursement agreement relating to the Contribution Agreement between us and The Northern Trust Company, dated November 2, 1999, as amended, a guarantee by Suez of Nalco Company's obligations to The Northern Trust Company, a sublease agreement relating to the sale-leaseback transaction of our headquarters in Naperville, Illinois, a transaction fee agreement and a monitoring fee agreement. See "Certain Relationships and Related Party Transactions" for descriptions of these agreements.

USE OF PROCEEDS

We will not receive any cash proceeds from the issuance of the exchange notes pursuant to the exchange offers. In consideration for issuing the exchange notes as contemplated in this prospectus, we will receive in exchange a like principal amount of outstanding notes, the terms of which are identical in all material respects to the exchange notes. The outstanding notes surrendered in exchange for the exchange notes will be retired and canceled and cannot be reissued. Accordingly, issuance of the exchange notes will not result in any change in our capitalization.

CAPITALIZATION

The following table sets forth our capitalization as of December 31, 2003. The information in this table should be read in conjunction with "The Acquisition," "Unaudited Pro Forma Financial Information," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated and combined financial statements of Nalco Holdings included elsewhere in this prospectus.

December 31, 2003
(unaudited) (dollarsinmillions)
Cash and cash equivalents	$100.0
Debt:
Senior credit facilities:
Revolving credit facility(1)	$15.0
Term loan A facility(2)	311.2
Term loan B facility	1,300.0
Outstanding senior notes (3)	917.7
Outstanding senior subordinated notes(3)	717.7
Assumed debt(4)	53.1
Total debt	3,314.7
Sponsors' equity(5):	1,001.9
Total capitalization	$2,312.8

(1)	The revolving credit facility provides for borrowings of up to $250.0 million. $100 million of the revolving credit facility is available for borrowings by certain non-U.S. subsidiaries in euros. There were no borrowings under the revolving credit facility at the closing of the Transactions and there are no borrowings outstanding under the revolving credit facility as of the date hereof.
(2)	Includes the U.S. dollar equivalent of €88.0 million of term loan A borrowings.
(3)	Includes the U.S. dollar equivalent of the euro notes.
(4)	Includes $27.8 million of aggregate principal amount of 6¼% notes due 2008 issued by Nalco Chemical Company (which is now known as Nalco Company) and $5.8 million of indebtedness of certain subsidiaries and $19.5 million of short-term bank overdrafts.
(5)	Equity contributed at the date of closing consisted of an indirect cash equity contribution of $369.1 million from each of Blackstone and Apollo, $253.7 million from GSCP and $10 million from Dr. William H. Joyce, Chairman and Chief Executive Officer.

UNAUDITED PRO FORMA FINANCIAL INFORMATION

The following unaudited pro forma financial information is based on the audited consolidated and combined financial statements of Nalco Holdings LLC appearing elsewhere in this prospectus as adjusted to illustrate the estimated pro forma effects of the Transactions and the preliminary application of purchase accounting. The unaudited pro forma financial information should be read in conjunction with the consolidated and combined financial statements of Nalco Holdings LLC and other financial information appearing elsewhere in this prospectus, including "Management's Discussion and Analysis of Financial Condition and Results of Operations."

The unaudited pro forma statements of operations data give effect to the Transactions as if they had occurred on January 1, 2003.

The unaudited pro forma adjustments are based upon available information and certain assumptions that we believe are reasonable. We have engaged independent appraisers to assist in determining the fair values of tangible and intangible assets acquired; including property, plant and equipment, purchased in-process research and development, tradenames, trademarks, developed technology and customer relationships. We have received preliminary values from the appraisers; however the final appraisals are not yet complete. We have allocated the total purchase price to the assets and liabilities using estimates of their fair values, based on work performed to date by independent appraisers and actuaries assisting us in determining the fair value of a significant portion of these assets and liabilities, including property, plant and equipment, intangible assets and pension and other post-retirement benefit (OPEB) assets and liabilities. Thus, we have not yet completed the allocation of purchase price and may make further adjustments to the preliminary allocations in subsequent periods. We have not yet allocated any amounts to in-process research and development (IPR&D) as the valuation studies that we have arranged to obtain are not yet complete. We will immediately expense any amounts allocated to IPR&D. Such amounts may be material.

The unaudited pro forma statements of operations data do not reflect any one-time charges that we have recorded or will record following the closing of the Transactions. These one-time charges include (1) a non-cash charge for the manufacturing profit added to inventory under purchase accounting which will be charged to cost of sales as this inventory is sold in the first two quarters after closing, (2) the one-time costs related to the unused financing commitments which were charged to expense immediately upon closing of the Transactions and (3) charges for purchased in-process research and development that will be charged to expense upon finalization of the purchase accounting valuation. In addition, the unaudited pro forma statement of operations data reflect the results of Ondeo Nalco South Africa. In October 2003, Ondeo Nalco Group sold its majority interest in this entity to the other shareholder for $14.0 million. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Business Combinations, Acquisitions and Divestitures—Ondeo Nalco Group Acquisitions and Divestitures."

The unaudited pro forma financial information is for informational purposes only and is not intended to represent or be indicative of the consolidated results of operations that we would have reported had the Transactions been completed as of the dates presented, and should not be taken as representative of our future consolidated results of operations.

NALCO HOLDINGS LLC
UNAUDITED PRO FORMA STATEMENT OF OPERATIONS DATA
FOR THE YEAR ENDED DECEMBER 31, 2003

	Predecessor Historical	Successor Historical	Adjustments		Nalco Holdings Pro Forma

Net sales	$2,306.5	$460.1	$—		$2,766.6

Operating costs and expenses:
Cost of products sold	(1,128.0)	(250.5)	20.1	(a)	(1,358.4)
Selling, administrative and research expenses	(885.3)	(173.4)	9.7	(b)	(1,049.0)
Impairment of goodwill	(244.4)	—	—		(244.4)
Amortization of intangible assets	(68.9)	(15.4)	(9.2)	(c)	(93.5)
Business optimization expenses	(20.3)	(0.8)	—		(21.1)
Operating expenses	(2,346.9)	(440.1)	20.6		(2,766.4)

Operating earnings (loss)	(40.4)	20.0	20.6		0.2
Other income (expense), net	(19.3)	(3.5)	2.9	(d)	(19.9)
Interest income	7.1	0.6	9.2	(e)	16.9
Interest expense	(32.7)	(49.6)	(127.1)	(f)	(209.4)
Earnings (loss) before income taxes	(85.3)	(32.5)	(94.4)		(212.2)

Income tax (provision) benefit	(68.7)	8.3	39.4	(g)	(21.0)
Minority interests	(4.2)	0.1	—		(4.1)
Net income (loss)	$(158.2)	$(24.1)	$(55.0)		$(237.3)

See accompanying notes to unaudited pro forma statement of operations data.

NALCO HOLDINGS LLC
NOTES TO UNAUDITED PRO FORMA STATEMENT OF OPERATIONS DATA

(a)	Reflects the net adjustment to cost of products sold resulting from non-recurring adjustments to inventory value and increased depreciation costs resulting from purchase accounting as follows (in millions):

Inventory step-up (1)	$21.2
Depreciation expense (2)	(1.1)
Net adjustment to cost of products sold	$20.1

(1)	Reflects the $21.2 million ($14.6 million after tax) one-time non-cash charge to cost of sales that we incurred as a portion of the capitalized manufacturing profit added to inventory under purchase accounting and was sold in the period November 4 to December 31, 2003. The pro forma statements of operations do not reflect $14.7 million ($10.0 million after tax) of additional non-cash costs that we expect to incur in the next quarter as we sell the remainder of the acquired inventory.
(2)	Represents the increase in depreciation expense from our preliminary allocation of purchase price to property, plant and equipment acquired based on preliminary independent appraisals as follows (in millions):

	Cost of Products Sold	Selling, Administrative and Research Expenses	Total
Pro forma depreciation	$70.6	$43.9	$114.5
Less historical depreciation	(69.5)	(54.8)	(124.3)
Pro forma adjustment	$1.1	$(10.9)	$(9.8)

Buildings are depreciated over estimated average remaining useful lives of 20 years, machinery and equipment over estimated average remaining useful lives of 8 years and computer software over estimated average remaining useful lives of 2 years.

(b)	Reflects the net adjustment to selling, administrative and research expenses for the new sublease that we entered into with Suez at closing, decreased depreciation and pensions and other postretirement benefits (OPEB) expenses resulting from purchase accounting, and the elimination of charges to Suez as follows (in millions):

Sublease rent expense (1)	$(8.7)
Depreciation expense (2)	10.9
Pension and OPEB expense reduction (3)	7.9
Charges to Suez (4)	(0.4)
Net adjustment to selling, administrative and research expenses	$9.7

(1)	In December 2002, we entered into a sale-leaseback of our Naperville, Illinois headquarters and research facility that was treated as a financing lease for accounting purposes. Concurrent with the Acquisition, on November 4, 2003, we assigned the lease to another Suez subsidiary that subleased the property back to us. We account for the sublease as an operating lease. This adjustment represents the increase in rent expense that we would have incurred had the sublease of our Naperville, Illinois headquarters and research facility been in place at January 1, 2003.
(2)	Represents the decrease in depreciation expense from our preliminary allocation of purchase price to the property, plant and equipment acquired based on preliminary independent appraisals. See note (a)(2) above.

(3)	Reflects the decrease to pension and other postretirement benefits (OPEB) expense resulting from the elimination of amortization of unrecognized actuarial losses, prior service costs and transition obligations and assets under purchase accounting. See note 15 to the audited consolidated and combined financial statements of Nalco Holdings LLC and Subsidiaries for the year ended December 31, 2003.
(4)	Represents amounts charged to Suez and its affiliates for tax planning and compliance and treasury administration in North America that reduced our administrative expenses on a historical basis. These fees were terminated as a result of the Transactions.

(c)	Represents the increase in amortization expense from our preliminary allocation of purchase price to the intangible assets acquired based on preliminary independent appraisals.

(d)	Represents $2.9 million of management fees that Suez and its affiliates charged to us on a historical basis for general corporate overhead. These fees were terminated as a result of the Transactions.

(e)	We are currently obligated to make contributions pursuant to a contribution agreement between us and the Northern Trust Company, dated as of November 2, 1999. Contributions that we make to our Profit Sharing and Savings Plan satisfy these contribution obligations. The contribution agreement contains a change of control provision that would have been triggered by the Acquisition. Suez executed a guarantee in favor of the trustee of the trust so that the contributions under the contribution agreement were not accelerated. As of the closing of the Acquisition, Suez executed a reimbursement agreement with us that provides that Suez will reimburse us for all profit sharing and 401(k) matching contributions that we or one of our affiliates makes to our Profit Sharing and Savings Plan trust that satisfy its obligations under the contribution agreement. The reimbursement agreement further provides that if the credit rating of Suez falls below a level that is acceptable to the trustee of the trust, Suez or one of its affiliates will provide a letter of credit or other additional financial support acceptable to the trustee in addition to the guarantee. At December 31, 2003 the present value of the contribution obligations receivable was $112.7 million using the 8.5% discount rate specified in the contribution agreement. This adjustment represents interest income on the reimbursement receivable from Suez using the specified 8.5% rate.

(f)	Reflects pro forma interest expense resulting from our new capital structure as follows (in millions):

Senior credit facility (1)	$60.2
Senior notes (2)	71.1
Senior subordinated notes (2)	64.0
Assumed debt (3)	2.7
Commitment fees (4)	1.2
Total cash interest expense	199.2

Amortization of capitalized debt issuance costs (5)	10.2

Total pro forma interest expense	209.4
Less historical interest expense - Predecessor	(32.7)
Less historical interest expense - Successor	(49.6)
Net adjustment to interest expense	$127.1

(1)	Reflects pro forma cash interest expense on our new senior credit facility at an assumed interest rate of LIBOR (assumed 1.20%) plus 2.5%.

(2)	Reflects pro forma interest expense on the dollar and euro senior notes at a fixed interest rate of 7.75%, on the dollar senior subordinated notes at a fixed interest rate of 8.875% and on the euro senior subordinated notes at a fixed interest rate of 9.0%.
(3)	Reflects pro forma cash interest expense on our $27.8 million aggregate principal amount of 6¼% notes using a fixed interest rate of 6.25% and on $25.3 million of other assumed debt (including bank overdrafts) of non-U.S. subsidiaries at an assumed blended rate of 3.8%.
(4)	Reflects commitment fees of 0.50% on an assumed $235.0 million average undrawn balance under the revolving credit facility.
(5)	Reflects non-cash amortization of capitalized debt issuance costs over the term of the related facility (six years for the revolving credit facility and term loan A facility, seven years for term loan B facility, eight years for the senior notes and ten years for the senior subordinated notes).
A 1/8% change in interest rates would have a $2 million effect on pro forma interest expense under the senior credit facility:

(g)	Represents the tax effect of the pro forma adjustments, calculated at a 38% effective statutory rate, as well as the reduction of the portion of franchise taxes based on income resulting from our new capital structure.

Pro Forma Ratio of Earnings to Fixed Charges

For purposes of calculating the pro forma ratio of earnings to fixed charges, earnings represents pro forma earnings from continuing operations before income taxes, less income from equity method investments and capitalized interest, plus minority interest expense, income distributions from equity method investments, amortization of capitalized interest and fixed charges. Fixed charges include interest expense (including amortization of debt issuance costs), capitalized interest, and the portion of operating rental expense which management believes is representative of the interest component of rent expense. Primarily as a result of the goodwill impairment charge of $244.4 million taken by our Predecessor in the period January 1, 2003 to November 3, 2003, pro forma earnings were insufficient to cover fixed charges by $214.4 million for the year ended December 31, 2003.

Pro Forma EBITDA

EBITDA is not a recognized term under GAAP and does not purport to be an alternative to net income as a measure of operating performance or to cash flows from operating activities as a measure of liquidity. Additionally, EBITDA is not intended to be a measure of free cash flow for management's discretionary use, as it does not consider certain cash requirements such as interest payments, tax payments and debt service requirements. Because not all companies use identical calculations, this presentation of EBITDA may not be comparable to other similarly titled measures of other companies.

EBITDA

EBITDA, a measure used by management to measure operating performance, is defined as net income plus interest, taxes, depreciation and amortization. Pro forma EBITDA is calculated as follows (in millions):

Pro forma net (loss)	$(237.3)
Interest expense, net	192.5
Income taxes	21.0
Depreciation	114.5
Amortization	93.5
Pro forma EBITDA	$184.2

SELECTED HISTORICAL FINANCIAL DATA

The Successor financial statements include the consolidated audited financial statements of Nalco Holdings LLC and Subsidiaries.

The Predecessor financial statements include the combined financial statements of Ondeo Nalco Group, which include the consolidated financial statements of Ondeo Nalco Company and the combined financial statements of certain subsidiaries of Nalco International S.A.S., which we refer to herein as the Nalco International SAS Subsidiaries.

The following summary historical financial data has been derived from the audited consolidated and combined financial statements of Nalco Holdings LLC and Subsidiaries as of December 31, 2003 and 2002 and for the periods from January 1, 2002 to December 31, 2002, January 1, 2003 to November 3, 2003 and November 4, 2003 to December 31, 2003. The summary historical financial data as of and for the year ended December 31, 2001 has been derived from the unaudited combined financial statements of Ondeo Nalco Group. See the Supplemental Schedule "Ondeo Nalco Group unaudited condensed combining statement of income and cash flows for the year ended December 31, 2001." The Supplemental Schedule has been prepared on a basis consistent with the Predecessor's audited combined financial statements as of and for the year ended December 31, 2002 and for the period from January 1, 2003 to November 3, 2003 and is derived from the audited consolidated financial statements of Ondeo Nalco Company and Subsidiaries as of and for the years ended December 31, 2001 and 2000 and the audited combined financial statements of Nalco International SAS Subsidiaries as of and for the year ended December 31, 2001 included elsewhere in this prospectus. The summary historical financial data as of and for the years ended December 31, 2000 and December 31, 1999 has been derived from our unaudited internal financial reporting to Suez.

The audited consolidated and combined financial statements as of and for the years ended December 31, 2003 and 2002 and for the periods from January 1, 2002 to December 31, 2002, January 1, 2003 to November 3, 2003 and November 4, 2003 to December 31, 2003, the audited consolidated financial statements of Ondeo Nalco Company and Subsidiaries as of and for the years ended December 31, 2001 and 2000 and the audited combined financial statements of Nalco International SAS Subsidiaries as of and for the year ended December 31, 2001 are included elsewhere in this prospectus.

You should read the following data in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated and combined financial statements of Nalco Holdings LLC included elsewhere in this prospectus.

	Predecessor					Successor
	Year Ended December 31,				January 1 through November 3,	November 4, 2003 through December 31,
	1999 (1)	2000 (1)	2001	2002	2003	2003
	(unaudited)	(unaudited)	(unaudited)	(audited)	(audited)	(audited)
	(dollars in millions)
Statement of Operations Data:
Net sales	$601.2	$2,147.1	$2,620.2	$2,644.3	$2,306.5	$460.1
Operating costs and expenses:
Cost of product sold			1,287.2	1,281.8	1,128.0	250.5
Selling, administrative, and research expenses			1,007.5	973.6	885.3	173.4
Impairment of goodwill (2)			—	—	244.4	—
Amortization of intangible assets (2)			183.4	89.2	68.9	15.4
Business optimization expenses (3)			172.5	32.8	20.3	0.8
Purchased in-process research and development			1.3	—	—	—
Operating expenses	868.4	2,156.5	2,651.9	2,377.4	2,346.9	440.1
Operating earnings (loss)	(267.2)	(9.4)	(31.7)	266.9	(40.4)	20.0
Other income (expense), net (4)			(14.5)	0.7	(19.3)	(3.5)
Interest income			10.6	7.8	7.1	0.6
Interest expense			(47.1)	(38.5)	(32.7)	(49.6)
Earnings (loss) before income taxes			(82.7)	236.9	(85.3)	(32.5)
Income tax (provision) benefit			2.1	(105.2)	(68.7)	8.3
Minority interests			(3.4)	(3.3)	(4.2)	0.1
Net income (loss)	$(213.6)	$(58.4)	$(84.0)	$128.4	$(158.2)	$(24.1)
Statement of Cash Flows Data:
Net cash provided by (used for):
Operating activities			$358.4	$323.1	$144.4	$88.7
Investing activities			(463.5)	(126.1)	(12.3)	(4,145.1)
Financing activities			190.9	(232.7)	(234.2)	4,130.3

Other Financial Data (unaudited):
EBITDA (5)			$246.3	$488.2	$106.8	$54.5
Non-cash charges included in EBITDA (6)			32.2	33.6	271.2	23.9
Unusual items included in EBITDA (7)			9.9	(33.3)	48.5	6.3
Capital expenditures, net (8)			113.1	108.3	85.6	15.6
Depreciation			112.5	134.7	101.8	22.5
Amortization			183.4	89.2	68.9	15.4

	Predecessor				Successor
	Year Ended December 31,				Year Ended December 31,
	1999	2000	2001	2002	2003
	(unaudited)	(unaudited)	(unaudited)	(audited)	(audited)
	(dollars in millions)
Balance Sheet Data:
Cash and cash equivalents	$80.0	$71.6	$147.3	$120.5	$100.0
Working capital (9)	298.6	193.8	217.3	240.8	398.7
Property, plant and equipment, net (10)	573.0	821.6	843.7	823.2	865.6
Total assets	5,529.3	6,406.6	6,588.5	6,486.4	6,163.8
Total debt (including lease obligation and current portion of long-term debt) (10)(11)	500.0	526.1	935.5	776.2	3,314.7
Total stockholders' investment	4,264.0	4,011.8	3,734.4	3,689.2	1,069.0
Off balance sheet receivables facility (11)	—	—	101.0	87.0	—

(1)	Pursuant to a tender offer completed on November 9, 1999, Suez, through its subsidiary, H2O Acquisition Co., or H2O, acquired virtually all of the outstanding shares of Nalco Chemical

Company. In June 1999, Degremont, a Suez subsidiary, acquired Calgon Corporation. The acquistions are included in Predecessor's operations from the dates of acquisition. Results from 2000 forward reflect the Suez push down of purchase accounting to Nalco Chemical Company. In March 2001, Nalco Chemical Company's name was changed to Ondeo Nalco Company. Because Predecessor reported to Suez in French GAAP in 1999 and 2000, combined US GAAP financial information in a format similar to 2001-2003 is not available.
(2)	We adopted Statement of Financial Accounting Standards (SFAS) No. 142, Goodwill and Other Intangible Assets, as of January 1, 2002. Under SFAS No. 142, goodwill and intangible assets deemed to have indefinite lives are no longer amortized but are subject to annual impairment tests. We completed our transitional goodwill impairment evaluation and our first annual impairment evaluation in 2002 and determined that goodwill was not impaired at December 31, 2002. In the six-month period ended June 30, 2003, we took a goodwill impairment charge of $256.7 million based on the estimated price expected to be paid in the Acquisition. The second step of the evaluation resulted in a $12.3 million reduction of the estimated impairment charge, and the Predecessor recognized a goodwill impairment charge of $244.4 million in the combined statement of operations during the period from January 1, 2003 through November 3, 2003.
(3)	We incurred significant nonrecurring business optimization expenses as a result of the global integration of the Nalco/Exxon Energy Chemicals, L.P. (Nalco/Exxon) joint venture and the implementation of global cost reduction programs in the sales, marketing, manufacturing and support services operations. The nature of the costs incurred include severance, asset write-offs, facility closing costs and other nonrecurring items. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."
(4)	Other income (expense), net consists of monitoring fees paid to the Sponsors, management fees paid to Suez, capital gains/(losses) on the disposals of assets, franchise taxes, equity earnings of unconsolidated subsidiaries, recognized gains and losses on foreign currency transactions and other miscellaneous income (expense). See note 20 to the audited consolidated and combined financial statements of Nalco Holdings LLC and "Management's Discussion and Analysis of Financial Condition and Results of Operations."
(5)	EBITDA, a measure used by management to measure operating performance, is defined as net income plus interest, taxes, depreciation and amortization.
EBITDA is not a recognized term under GAAP and does not purport to be an alternative to net income as a measure of operating performance or to cash flows from operating activities as a measure of liquidity. Additionally, EBITDA is not intended to be a measure of free cash flow for management's discretionary use, as it does not consider certain cash requirements such as interest payments, tax payments and debt service requirements. Because not all companies use identical calculations, this presentation of EBITDA may not be comparable to other similarly titled measures of other companies.
EBITDA is calculated as follows, each of which is further discussed below:

	Predecessor			Successor
	Year Ended December 31,		January 1, 2003 through November 3,	November 4, 2003 through December 31,
	2001	2002	2003	2003
	(unaudited)	(audited)	(audited)	(audited)
	(dollars in millions)
Net income	$(84.0)	$128.4	$(158.2)	$(24.1)
Interest expense, net	36.5	30.7	25.6	49.0
Income tax provision (benefit)	(2.1)	105.2	68.7	(8.3)
Depreciation	112.5	134.7	101.8	22.5
Amortization	183.4	89.2	68.9	15.4
EBITDA	$246.3	$488.2	$106.8	$54.5

(6)	EBITDA, as defined above, was reduced by the following non-cash charges, each of which is further discussed below:

	Predecessor			Successor
	Year Ended December 31,		January 1, 2003 through November 3,	November 4, 2003 through December 31,
	2001	2002	2003	2003
	(unaudited)	(audited)	(audited)	(audited)
	(dollars in millions)
Impairment of goodwill	$—	$—	$244.4	$—
Inventory step-up	—	—	—	21.2
Asset write-offs	17.8	18.3	4.2	—
Profit sharing expense and 401(k) funded by Suez	12.0	12.1	20.0	4.0
Other	2.4	3.2	2.6	(1.3)
	$32.2	$33.6	$271.2	$23.9

Impairment of Goodwill

Goodwill impairment of $244.4 million was recorded by the Predecessor in accordance with Statement of Financial Accounting Standards (SFAS) No. 142, Goodwill and Other Intangible Assets. Goodwill was evaluated for impairment based on the purchase price for the Predecessor.

Inventory Step Up

As a result of purchase accounting for the Acquisition, we wrote up our inventory to fair value and subsequently charged the write up to cost of sales as the inventory was sold.

Asset Write-Offs

In conjunction with our integration and process improvement initiatives, we wrote off assets consisting primarily of $17.8 million of PORTA-FEED stainless steel containers in 2001 as a result of a physical inventory, $9.6 million of assets related to obsolete software systems in 2002 and a $5.0 million investment in a start up venture in 2003.

Profit Sharing and 401(k) Expense Funded by Suez

In conjunction with the Acquisition, we entered into an agreement with Suez whereby Suez will reimburse us for certain profit-sharing and 401(k) matching contributions made by us to the Profit-Sharing Trust. See note 9 to the audited consolidated and combined financial statements of Nalco Holdings LLC.

Other

Other non-cash charges includes the non-cash portion of rent expense under the sublease described in note 14 to the audited consolidated and combined financial statements of Nalco Holdings LLC that we entered into with Suez in conjunction with the Acquisition and the non-cash impact on earnings of our equity investments and minority interests.
(7)	In addition to incurring non-cash charges and business optimization expenses, our EBITDA was impacted by the following unusual or non-recurring (income) expenses:

	Predecessor			Successor
	Year Ended December 31,		January 1, 2003 through November 3, 2003	November 4, 2003 through December 31, 2003
	2001	2002
	(unaudited)	(audited)	(audited)	(audited)
	(dollars in millions)
Pension and OPEB settlement and curtailment	0.4	$(47.6)	$7.9	$(0.1)
Loss (gain) on sales, net of expenses	0.9	(7.8)	12.4	1.1
Other unusual items	6.6	19.4	25.7	5.3
Suez management fees, net	2.0	2.7	2.5	—
	$9.9	$(33.3)	$48.5	$6.3

Pension and Other Postretirement Benefits (OPEB) Settlement and Curtailment

In the second half of 2002 we amended our U.S. defined benefit pension plan and our postretirement medical and dental plans, resulting in a non-cash curtailment gain of $49.4 million, partially offset by $1.8 million of settlement charges. In 2003, we incurred $7.8 million of curtailment and settlement charges primarily as a result of the transfer of senior executives back to Suez prior to the Acquisition.

Loss (Gain) on Sales, Net of Expenses

In 2001, we incurred a $9.0 million loss on the sale of Calgon's former headquarters facility that was partially offset by a $7.0 million gain on the sale of our corporate aircraft. In 2002, we sold our performance additives business, resulting in a gain of $12.4 million, and incurred $1.5 million of disposal costs and losses associated with our divestiture of Hydrosan. In 2003, we recorded a loss of $5.3 million on the sale of our South African operations as well as $8.1 million of one time costs associated with the Acquisition.

Other Unusual Items

Our results were also impacted by the effects of certain other unusual or nonrecurring items relating primarily to executive severance and relocation, consultancy costs for process reengineering studies associated with our cost reduction programs and other consultancy services performed on behalf of Suez; one-time pension and benefit expenses primarily related to the redesign of our Australian benefit plan and the application of regulatory changes in Germany; legal and environmental expenses mainly related to events that occurred prior to Suez' 1999 acquisition of Nalco Chemical Company and litigation costs not covered by our excess liability insurance policy; incremental commissions associated with the reorganization of our sales force incentives; and a $10.4 million termination charge for the Predecessor's settlement of an interest rate swap in the period from January 1, 2003 through November 3, 2003.

Suez Management Fees, Net

In connection with the Acquisition, agreements under which fees were paid by the Predecessor to Suez, or received from Suez, have been terminated.
(8)	Capital expenditures are net of proceeds from disposals of assets.

(9)	Working capital is defined as current assets (excluding cash and cash equivalents) less current liabilities (excluding short-term debt and current portion of long-term debt) and excluding intercompany balances calculated as follows:

	As of December 31,
	1999	2000	2001	2002	2003
	(unaudited)	(unaudited)	(unaudited)	(audited)	(audited)
	(dollars in millions)
Current assets less current liabilities	$(29.6)	$(223.2)	$(508.8)	$(275.0)	$446.8
Less cash and cash equivalents	(80.0)	(71.6)	(147.3)	(120.5)	(100.0)
Less related party receivables and payables	—	—	(31.4)	48.4	—
Less debt	408.2	488.6	904.8	587.9	51.9
Working capital as defined	$298.6	$193.8	$217.3	$240.8	$398.7

(10)	We have engaged independent appraisers to assist in determining the fair value of property, plant and equipment in connection with its allocation of purchase price. We have received preliminary valuations from the appraisers, which have been included in 2003; however, the final appraisals are not yet complete. In December 2002, Ondeo Nalco Company entered into a sale-leaseback of our Naperville, Illinois headquarters and research facility that was treated as a financing lease for accounting purposes. See note 14 to the audited consolidated and combined financial statements of Nalco Holdings LLC. Concurrent with the Acquisition, on November 4, 2003, the lease was assigned to another Suez subsidiary that subleased the property back to us. We account for the sublease as an operating lease and have excluded the headquarters and research facility from property, plant and equipment.
(11)	Our total debt does not include our historical off balance sheet receivables facility. In December 2001, Ondeo Nalco Company entered into an agreement that allows it to periodically transfer undivided ownership interests in a revolving pool of most of its U.S. trade receivables to a multi-seller conduit administered by an independent financial institution. The agreement is subject to renewal annually. We account for the transfer of undivided percentage ownership interest in the receivables to the conduit as sales under SFAS No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities. Our loss on the sale of the undivided interests in the receivables was $1.8 million in 2002 and is included in interest expense. The company's undivided interest in receivables that were transferred but not ultimately sold to the conduit ("retained interest") is classified in trade accounts receivable in the balance sheet. The retained interest was $49.0 million at December 31, 2001 and $56.6 million at December 31, 2002. This program was unwound prior to closing.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations covers periods prior and subsequent to the Transactions. In addition, the statements in the discussion and analysis regarding industry outlook, our expectations regarding the performance of our business and the other non-historical statements in the discussion and analysis are forward-looking statements. These forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, the risks and uncertainties described in "Risk Factors." Our actual results may differ materially from those contained in or implied by any forward-looking statements. You should read the following discussion together with the sections entitled "Risk Factors," "Unaudited Pro Forma Financial Information," "Selected Historical Financial Data" and the consolidated and combined financial statements of Nalco Holdings LLC and its subsidiaries included elsewhere in this prospectus.

Overview

We are the leading global provider of integrated water treatment and process improvement services, chemicals and equipment programs for industrial and institutional applications. We are organized into three divisions which correspond to the end markets we serve: Industrial and Institutional Services, Energy Services and Paper Services. Our products and services are typically used in water treatment applications to prevent corrosion, contamination and the buildup of harmful deposits, or in production processes to enhance process efficiency and improve our customers' end products.

We currently serve more than 60,000 customer locations, representing a broad range of end markets, including aerospace, paper, chemical, pharmaceutical, petroleum, steel, power, food and beverage, medium and light manufacturing, metalworking and institutions such as hospitals, universities and hotels.

Our sales come from three principal sources: the delivery of water treatment and process services; the sale of chemicals; and the sale and rental of equipment. We segregate our sales into two categories for management purposes: contract and non-contract. Contract sales can be in the form of various billing arrangements with our customers, including fixed billings, variable billings based on usage of chemicals or variable billings based on customer production. Pricing for our contract customers is bundled, combining service, chemicals, freight and equipment components. Non-contract sales are derived from sales of services, chemicals and equipment that are billed separately as such products or equipment are shipped or as services are rendered.

Our cost of product sold consists of variable and fixed components. Our variable and fixed costs approximate 84% and 16% of cost of product sold, respectively. Variable costs are proportional to volume and mix and consist principally of materials, overtime, temporary labor, utilities, and gas to manufacture our products. Our fixed costs are not significantly influenced by production volume, in the short term, and consist principally of administrative salaries, wages, benefits, depreciation and other facility-related costs.

Our selling, administrative and research expenses consist of costs incurred in our selling, research and marketing departments and for administrative functions necessary to run the global business such as information systems, human resources, finance, legal and tax.

Business optimization expenses consist of severance, asset write-offs, facility closing costs and other nonrecurring items related to the global integration of the Nalco/Exxon Energy Chemicals, L.P., or Nalco/Exxon, joint venture partnership formed in 1994 between Nalco Chemical Company and the Exxon Chemical division of what is now Exxon Mobil Corporation and the implementation of global cost reduction programs in the sales, marketing, manufacturing and support service functions.

Other income (expense), net consists of monitoring fees paid to the Sponsors, management fees paid to Suez, capital gains (losses) on the disposals of assets, franchise taxes, equity in earnings of unconsolidated subsidiaries, gains and losses on foreign currency transactions, and other miscellaneous income (expense).

Business Environment

Our Markets

Water treatment chemicals and services represented approximately 80% of our Industrial and Institutional Services net sales in 2003. We estimate that the 2003 global market for water treatment chemicals and services in the Institutional and Industrial Services sector was approximately $5.3 billion. Overall, Industrial and Institutional Services' water treatment market growth rates tend to track gross domestic product; however, growth rates vary by end-use segment and region.

We estimate that the global market for Energy Services was approximately $2.9 billion in 2003. The Energy Services market is divided into upstream and downstream segments. We expect that the global Energy Services market will grow at approximately 1% to 2% per year through 2007, with Latin America, Eastern Europe and Asia growing at faster rates than North America and Western Europe.

We estimate that the global market for Paper Services, including water treatment applications, was approximately $7.1 billion in 2003. We expect the global Paper Services market to grow at approximately 1%, with flat growth in North America offset by higher growth in Europe, Asia and Latin America.

We believe that select global participants such as our company will grow at a faster rate than the underlying end markets they serve as they continue to take share from smaller regional participants.

Global Exposure

We conduct business in 130 countries and are exposed to global economic and political changes that could significantly impact our profitability. Historically, however, we have not been significantly impacted by currency fluctuations on a combined global basis. Revenues and costs tend to be incurred in the same currency and therefore substantially mitigate local currency risks. Given our global reach, positive impacts in one region tend to offset negative impacts in another region. For example, in 2003, the negative impact of the political unrest in Nigeria and the economic decline in Venezuela were offset by a strong euro. In 2002, we were impacted by the unfavorable changes in the euro to dollar exchange rate, but benefited from the currency crisis in Argentina where we increased sales due to our competitors' exit from that market. Our historical performance is not indicative of future performance; however, management is continuously focused on balancing region-specific risks with opportunities. See "Quantitative and Qualitative Disclosures about Market Risk."

Raw Materials and Commodity Prices

No single raw material accounts for more than 3.5% of our total purchases. Our performance is not significantly impacted by market price fluctuations of raw materials and commodities we rely on, such as natural gas, propylene, ethylene and crude oil.

Seasonality

Historically, seasonality has not had a significant impact on our net sales. Since 2001, our quarter-to-quarter net sales have varied by less than 3% due to seasonal fluctuations.

Impact of the Acquisition and Related Financing Transactions

On November 4, 2003, pursuant to a Stock Purchase Agreement (the "Stock Purchase Agreement") between Nalco Holdings LLC, a Delaware limited liability company, and Suez ("Suez") and certain of its affiliates, Nalco Holdings LLC (the "Successor") acquired the net assets of Ondeo Nalco Group (the "Predecessor") for $4,127.1 million, including direct costs of the acquisition of $125.6 million (the "Acquisition"). The purchase price was financed by equity investments totaling $991.9 million from a consortium of private equity funds controlled by the Blackstone Group, Apollo Management, L.P., and investment partnerships affiliated with The Goldman Sachs Group, Inc. (collectively, the "Sponsors"); an equity investment of $10.0 million from Dr. William H. Joyce, the Chairman and Chief Executive Officer of Nalco Holdings LLC; term loans of approximately $1,600 million; $665 million aggregate principal amount of 7¾% senior notes due 2011; €200 million aggregate principal amount of 7¾% senior notes due 2011, $465 million aggregate principal amount of 8 7/8% senior subordinated notes due 2013 and €200 million aggregate principal amount of 9% senior subordinated notes due 2013. As a result, our interest expense currently is, and will continue to be, higher than it was prior to the Acquisition.

The Stock Purchase Agreement provides for certain adjustments of the purchase price, including adjustments based on the closing working capital and indebtedness (as both are defined in the Stock Purchase Agreement) of Ondeo Nalco Group at the date of the Acquisition. On March 25, 2004, the company and Suez agreed to a $25.6 million working capital adjustment payable to the company plus interest. This adjustment has not been reflected in the consolidated financial statements as of December 31, 2003.

We accounted for the Acquisition using the purchase method of accounting and, accordingly, the Acquisition resulted in a new basis of accounting for us. We have allocated the purchase price on the basis of our current estimate of the fair value of the underlying assets acquired and liabilities assumed. We retained third party professionals to assist in the determination of a fair value of our pension and post retirement obligations. We have also engaged independent appraisers to assist in determining the fair values of property, plant and equipment and intangible assets acquired, including purchased in-process research and development, tradenames, trademarks, developed technology and customer relationships. We have received preliminary values from the appraisers; however, the final appraisals are not yet complete. Thus, we have not yet completed our allocation of purchase price and may make further adjustments to the preliminary allocations in subsequent periods. We expect to receive final valuations from the independent appraisals in the first half of 2004 and complete our purchase accounting by the third quarter of 2004. The excess of the total purchase price over the estimated fair value of the net assets acquired at closing has been allocated to goodwill, and this indefinite lived asset is subject to annual impairment review. Goodwill in the transaction, based on the preliminary allocation of the purchase price, totaled $2,413.9 million. No allocation has been made for the fair value of research and development activities that, as of the date of the Acquisition, had commenced, but had not yet been completed, and have no alternative future use (in-process research and development). In conjunction with the independent appraisers, we are in the process of estimating the fair value of in-process research and development. At the time us determine the value of these activities, it will be immediately expensed in the statement of operations.

In conjunction with the Acquisition, we are in the process of formulating a plan to exit or restructure certain activities. We have not completed this analysis, but has recorded initial liabilities of $27.1 million, primarily for employee severance and related costs in connection with our preliminary plan to exit or restructure certain activities. As of December 31, 2003, $12.6 million has been charged against this accrual. We expect that these initial activities will be completed by the end of 2004. We also expect to finalize any further plans to exit or restructure activities in 2004, at which time it may record additional liabilities related to these plans.

Business Combinations, Acquisitions and Divestitures

Ondeo Nalco Group Combination

In November 1999, Suez acquired Nalco Chemical Company and combined Nalco Chemical Company with Aquazur and Calgon, two other subsidiaries of Suez and historical competitors of Nalco Chemical Company. In June 1999, Degremont, a Suez subsidiary, acquired Calgon Corporation for $425.0 million. Aquazur was developed over a ten-year period through organic growth and acquisitions in Europe. At the time of Nalco Chemical Company's acquisition by Suez, Nalco Chemical Company, Calgon and Aquazur had annual sales of $1,606.0 million, $284.0 million, and $223.3 million, respectively.

Beginning in 2000, we implemented a strategic plan to integrate the global operations of Nalco Chemical Company, Calgon and Aquazur resulting in significant nonrecurring business optimization expenses. We completed the global integration in 2001 and the integration of acquired businesses in Europe in 2002. See "—Business Optimization Expenses" below for further detail on the nature of the integration activities.

Effective January 1, 2001 Nalco/Exxon redeemed Exxon's interests in the joint venture. As a result of the redemption, Ondeo Nalco Company's interest in Nalco/Exxon increased from 60% to 100%. The purchase price of the acquisition, net of cash acquired, was approximately $359.9 million. Prior to the 40% redemption, Nalco/Exxon was accounted for using the equity method of accounting. We now operate Nalco/Exxon as part of our Energy Services division, and consolidate it in our financial statements. In 2001, Nalco/Exxon's annual sales were approximately $551.3 million.

Ondeo Nalco Group Acquisitions and Divestitures

Since 2001, in line with our strategic plan and investment criteria, we have acquired 14 businesses and disposed of three businesses. Our investment criteria include strategic fit, profitability, estimated return on investment and our ability to integrate the acquired businesses into our organization in order to maximize efficiencies and costs. The impact to our annual sales for these acquisitions, net of divestitures, was an increase of $39.4 million.

In October 2003, we sold our majority (50% plus 1 share) interest in our South African subsidiary to the other shareholder, resulting in a net loss on the sale of $8.6 million.

Business Optimization Expenses

We incurred significant, nonrecurring business optimization expenses as a result of the global integration of our businesses and the implementation of global cost reduction programs in sales, marketing, manufacturing and support service functions, as follows:

	Predecessor			Successor
	Year Ended December 31,		January 1, 2003 through November 3, 2003	November 4, 2003 through December 31, 2003
	2001	2002
	(dollars in millions)
2002 business realignment	$—	$8.9	$18.8	$0.8
Nalco/Exxon integration	1.8	7.7	1.5	—
2001 cost reduction and efficiency improvement	33.0	10.6	—	—
Integration – Nalco Chemical Company, Aquazur and Calgon	62.3	5.6	—	—
North America manufacturing optimization Process	75.4	—	—	—
	$172.5	$32.8	$20.3	$0.8

Nalco Chemical Company, Aquazur and Calgon Integration

After Suez acquired Nalco Chemical Company in November 1999, we began to integrate our global operations with those of two other businesses owned by Suez: Aquazur and Calgon Corporation. Suez acquired Calgon in July 1999, which, along with the acquisition of Nalco Chemical Company was part of a strategic plan by Suez to provide its global customers with integrated services in the water, energy and waste sectors. The integration of Suez' Aquazur operations with those of Nalco Chemical Company and Calgon was also part of this strategic plan. This integration entailed the combination and realignment of the manufacturing, selling, research and administrative support functions of the three businesses to achieve optimum efficiencies and synergies. Charges incurred consisted of consulting and other outside services, certain severance expenses, retention payments, training, travel, advertising, the integration of data processing and information systems and facility closure costs. Activities related to the integration were completed at the end of 2002.

2001 Headcount Reduction

We also implemented a plan during the second half of 2001 to reduce costs and improve efficiency throughout our organization and eliminated approximately 200 positions at Ondeo Nalco Company. Charges incurred included severance and outside consulting costs.

Nalco/Exxon Integration

As a result of acquiring Exxon's interest in the Nalco/Exxon joint venture in 2001, we incurred costs related to integrating the operations of the joint venture with our other operations, including severance, legal and tax fees.

Sales and Marketing Integration

During 2002, we realigned our support for the petroleum, petrochemical, pulp and paper industries to provide integrated process improvement and water treatment sales and service to key customers, primarily in North America. As a result, we incurred expenses for severance, outplacement, and employee relocations for about 100 personnel.

Critical Accounting Policies and Estimates

Revenue Recognition

Non-Contract Billings.    We use a variety of shipping terms that determine the passage of title for our products. We have a policy of monitoring delivery terms and cut-off dates to ensure that revenue is properly recorded. In specific cases, when title passage is based upon ultimate receipt by the customer (FOB destination) using a third-party carrier, it is necessary to estimate the delivery time and the corresponding impact on revenue recognition.

We issue credit memos for a variety of reasons, including product returns, billing and price adjustments. The credit memos are often related to a previous billing event and may impact the amount of revenue recorded. We monitor credit memo activity levels and include an estimate as a component of the revenue recognition reserve.

Contract Billings.    Contract billings are also reviewed as part of the revenue recognition process to align the periodic billings with services performed.

Impairment of Long-Lived Assets Other Than Intangibles

We conduct periodic reviews for idle and under-utilized equipment, and review business plans for possible impairment implications. PORTA-FEED stainless steel containers, utilized to ship chemicals, represent approximately 10% of our property, plant and equipment and are managed globally to optimize the delivery of chemicals to customer and company sites around the world. Due to their high mobility, there is a risk that PORTA-FEEDs could be damaged or lost in transit. We perform continuous cycle counts of our PORTA-FEEDs and when such counts are inconsistent with our tracking system, we investigate the discrepancy in order to locate the container. If the PORTA-FEED is not found, we write off the asset immediately.

Goodwill and Other Intangible Assets

Carrying values of goodwill, customer relationships, trademarks, trade names, patents, developed technology and other intangible assets are reviewed periodically for possible impairment using a discounted cash flow approach. The estimates and assumptions we use are consistent with the business plans and estimates we use to manage operations and to make acquisition and divestiture decisions. The use of different assumptions would increase or decrease the estimated value of future cash flows and would have increased or decreased any impairment charge taken. Future outcomes may also differ. If we fail to achieve estimated volume and pricing targets, experience unfavorable market conditions or achieve results that differ from our estimates, then revenue and cost forecasts may not be achieved, and we may be required to recognize additional impairment charges.

Recoverability of Capitalized Software Costs

We capitalize qualifying costs incurred in the acquisition and development of software for internal use, including the costs of the software, materials, consultants, interest, and payroll and payroll-related costs for employees dedicated to the development. We must use our judgment in determining whether the direct costs of materials and services consumed in developing or obtaining internal-use computer software and an employee's time and travel expenses directly associated with developing software are recoverable and should be capitalized. We base our determination on the nature and the extent of the activity that the employee is performing. A significant portion of our capitalized software costs relates to our SAP implementation and is subject to our expectation that the acquired and developed software will be completed and placed in service as anticipated.

Pensions

Accounting for pensions involves the selection of a discount rate and an expected rate of return that we apply to a market-related value of plan assets. This methodology generally reduces the volatility of pension expense that would have otherwise resulted from changes in the value of the pension plan assets and pension liability discount rates. In estimating the discount rate, we look to rates of return on high quality, fixed-income investments that receive one of the two highest ratings given by a recognized ratings agency, and we review the assumption with our actuary. We review our long-term rate of return assumptions annually through comparison of our historical actual rates of return with our expectations, consultation with our actuaries regarding the assumptions used by other large companies and consultation with our investment managers regarding their expectations for future returns. While we believe our assumptions of future returns are reasonable and appropriate, significant differences in our actual experience or significant changes in our assumptions may materially affect our pension obligations and our future pension expense. The expected long-term rate of return is applied to a calculated value of plan assets, which recognizes changes in the fair value of plan assets in a systematic manner over three years in determining pension expense.

The net effect of changes in actuarial assumptions and experience has been deferred historically. As a result of the Acquisition and the application of purchase accounting, all unamortized deferrals were eliminated.

Other Postretirement Benefits

Accounting for other postretirement benefits (OPEB) requires the selection of a discount rate and health care cost trend rates used to value benefit obligations. In estimating the discount rate, we look to rates of return on high quality, fixed-income investments that receive one of the two highest ratings given by a recognized ratings agency and we review the assumption with our actuary. We develop our estimate of the health care cost trend rates through review of our recent health care cost trend experience and discussions with our actuary regarding the experience of similar companies.

Environmental

We have been named as a potentially responsible party, or PRP, by the Environmental Protection Agency or state enforcement agencies at three waste sites where some financial contribution is or may be required.

These agencies have also identified many other parties who may be responsible for clean up costs at the waste disposal sites. Our financial contribution to remediate these sites is expected to be minor. There has been no significant financial impact on us up to the present, nor is it anticipated that there will be in the future, as a result of these matters. We have made and will continue to make provisions for these costs if our liability becomes probable and when costs can be reasonably estimated.

Historically, our expenditures relating to environmental compliance and clean up activities have not been significant. The environmental reserves represent our current estimate of our proportional clean up costs and are based upon negotiation and agreement with enforcement agencies, our previous experience with respect to clean up activities, detailed review of known conditions, and information about other PRPs. The reserves are not reduced by any possible recoveries from insurance companies or other PRPs not specifically identified. Although we cannot determine whether or not a material effect on future operations is reasonably likely to occur, given the evolving nature of environmental regulations, we believe that the recorded reserve levels are appropriate estimates of the potential liability. Although settlement will require future cash outlays, it is not expected that such outlays will materially impact our liquidity position.

Executive Level Overview

Sales for the year ended December 31, 2003 rose 4.6% to $2.767 billion driven by foreign exchange rate differences. For the year, organic sales were flat. Major sales force reorganizations in

North America and the Pacific and the process of selling Ondeo Nalco Group that was conducted by our former parent Suez, S.A. were clear performance distractions.

Declines related to these issues and to difficult economic conditions in some of our North American heavy industry water segments were offset in the Industrial and Institutional Services division by growth in our Latin America and Eastern European water business. Several process-oriented businesses in the Industrial and Institutional Services division grew on a global basis, most notably our mining and metals business unit. The positive trends have largely continued early in 2004. Simultaneously, the North American water treatment business shows signs of improvement.

The paper industry in North America is under pressure from customer consolidation and the performance of our Paper Services division was a reflection of the industry. Our Paper Services operations in Latin America and Europe performed very well in 2003. The North American business has been gaining stability in early 2004.

Drilling activity contributed to growth in the Energy Services business in the fourth quarter of 2003 and continued to drive strong growth early in 2004. We believe we are well positioned to continue to do well in our drilling activity and to benefit from some of the investments we have made in training new sales engineers to work in large, deepwater platforms that are coming on line this year and in the next few years.

Our Pacific business substantially underperformed the market last year due to early 2003 attempts to pull Asia/Pacific operations into our otherwise global structures too quickly. That business has improved in early 2004, due to strong sales in both paper services and the industrial water treatment segments.

Net income for 2003 declined to a loss of $182.3 million. In addition to sales-related earnings impacts in some business units, the drop in net income was the result of a $244.4 million pre-Acquisition non-cash goodwill impairment charge, higher interest expense, and acquisition-related expenses, including inventory step-up rollout.

The sale of Ondeo Nalco Group and sales force reorganization challenges impaired our performance in 2003, but is not expected to have a sustained impact on our performance going forward. The improved focus on key industry segments and key customers gained by the sales force reorganization is expected to begin accelerating our growth trends in 2004

Other sales growth efforts in 2004 are focused on more effectively utilizing our 5,000 front-line sales and service engineers. Through work process redesign, we expect to improve the effectiveness of our field employees through better targeting and implementation of our value-added service model. In addition, we are adding and redirecting research and development resources to develop offerings for several growth markets. We are leveraging our industry knowledge and process expertise to develop solutions linked to our customers' success.

In addition to sales growth initiatives, we are committed to continually developing world-class corporate and back-office operations while significantly reducing their costs. Our 2004 plans call for delivering year-on-year operating expense improvements of $75 million. By December 31, 2003, $30 million of these annualized cost reductions were in place.

We are achieving substantial savings by striving to improve our company's practices so that they will be in line with competitive benchmarks. Some of these savings result from simple decisions, such as reducing travel for internal meetings and reducing the size of our officer group. While we are focusing on administrative and back-office cost reductions, we see no need to substantially change our customer interface. The growth opportunities ahead of us fully justify our investment in front-line sales and service engineers.

The full $75 million savings will not entirely affect net income as certain costs are rising, including raw material costs, and as benefit costs are expected to increase by approximately $20 million. Nonetheless, the contribution of sales growth and savings should strengthen our free cash-flow (net cash provided by operating activities, excluding adjustments for securitized accounts receivable and minority interests, less cash used for additions to property, plant and equipment). In 2003, we generated $208 million of free cash flow despite all the difficulties of the reorganization and the lengthy sale process preceding the acquisition. In January 2004, a holding company through which we are owned issued $446 million in debt with non-cash interest accrued for five years. This financing is structurally subordinate to the acquisition financing we consummated on November 4, 2003. We intend to aggressively repay debt with our 2004 free cash flow.

With the multiple distractions in 2003, we maintained good results. With these distractions behind us in 2004, we are determined to deliver a higher level of performance.

Results of Operations

Year Ended December 31, 2003 Compared to the Year Ended December 31, 2002

The following unaudited pro forma combined and consolidated statements of operations for the year ended December 31, 2003 and December 31, 2002 include adjustments to reflect the effect of the Acquisition as if it had occurred on January 1 of each period. These unaudited pro forma combined and consolidated statements of operations and related notes are provided for informational purposes only and do not purport to be indicative of the results which would have actually been attained had the Acquisition occurred at the beginning of each period presented or that may be attained in the future.

Pro Forma Results of Operations for the Year Ended December 31, 2003

	Predecessor	Successor
(dollars in millions)	January 1, 2003 through November 3, 2003	November 4, 2003 through December 31, 2003	Transaction Adjustments		Pro Forma Nalco Holdings LLC
Net sales	$2,306.5	$460.1	$—		$2,766.6
Operating costs and expenses:
Cost of product sold	1,128.0	250.5	(20.1	)(a)	1,358.4
Selling, administrative and research expenses	885.3	173.4	(9.7	)(b)	1,049.0
Impairment of goodwill	244.4	—	—		244.4
Amortization of goodwill and other acquisition related intangibles	68.9	15.4	9.2	(c)	93.5
Business optimization expenses	20.3	0.8	—		21.1
Operating expenses	2,346.9	440.1	(20.6)		2,766.4
Operating earnings (loss)	(40.4)	20.0	20.6		0.2
Other income (expense), net	(19.3)	(3.5)	2.9	(d)	(19.9)
Interest income	7.1	0.6	9.2	(e)	16.9
Interest expense	(32.7)	(49.6)	(127.1	)(f)	(209.4)
Earnings (loss) before income taxes	(85.3)	(32.5)	(94.4)		(212.2)
Income tax (provision) benefit	(68.7)	8.3	39.4	(g)	(21.0)
Minority interests	(4.2)	0.1	—		(4.1)
Net income (loss)	$(158.2)	$(24.1)	$(55.0)		$(237.3)

(a)	Represents purchase accounting adjustments for inventory step-up and depreciation.
(b)	Reflects the net adjustment for the new sublease that we entered into with Suez at closing, depreciation and pension and other post retirement benefits resulting from purchase accounting and the elimination of charges to Suez.
(c)	Represents the increase in amortization expense from our preliminary allocation of purchase price.
(d)	Represents management fees paid to Suez.
(e)	Represents the interest income on the reimbursement receivable from Suez.

(f)	Reflects interest expense adjustment resulting from our new capital structure.
(g)	Represents the tax effect of the pro forma adjustments.

Pro Forma Results of Operations for the Year Ended December 31, 2002

	Predecessor
(dollars in millions)	Year Ended December 31, 2002	Transaction Adjustments		Pro Forma Nalco Holdings LLC
Net sales	$2,644.3	$—		$2,644.3
Operating costs and expenses:				—
Cost of product sold	1,281.8	(7.9	)(a)	1,273.9
Selling, administrative and research expenses	973.6	(17.4	)(b)	956.2
Amortization of goodwill and other acquisition related intangibles	89.2	4.3	(c)	93.5
Business optimization expenses	32.8	—		32.8
Operating expenses	2,377.4	(21.0)		2,356.4
Operating earnings (loss)	266.9	21.0		287.9
Other income (expense), net	0.7	3.1	(d)	3.8
Interest income	7.8	10.2	(e)	18.0
Interest expense	(38.5)	(127.1	)(f)	(165.6)
Earnings (loss) before income taxes	236.9	(92.9)		144.0
Income tax (provision) benefit	(105.2)	39.1	(g)	(66.1)
Minority interests	(3.3)	—		(3.3)
Net income (loss)	$128.4	$(53.8)		$74.6

(a)	Represents purchase accounting adjustments for depreciation.
(b)	Reflects the net adjustment for the new sublease that we entered into with Suez at closing, depreciation and pension and other post retirement benefits resulting from purchase accounting and the elimination of charges to Suez.
(c)	Represents the increase in amortization expense from our preliminary allocation of purchase price.
(d)	Represents management fees paid to Suez.
(e)	Represents the interest income on the reimbursement receivable from Suez.
(f)	Reflects interest expense adjustment resulting from our new capital structure.
(g)	Represents the tax effect of the pro forma adjustments.

Net Sales.    Net sales for the year ended December 31, 2003 were $2,766.6 million, a $122.3 million, or 4.6%, increase over the $2,644.3 million reported for the year ended December 31, 2002. After adjusting for the favorable effects of changes in foreign currency translation rates, net sales were down $18.3 million, or 0.7%, as a result of a $14.7 million net decrease attributable to divestitures and acquisitions, as well as a slight operational decrease of $3.6 million. Beyond the sales reorganizations in North America and the Pacific and the distractions resulting from the sale of the company, specific factors impacting the operational decrease include a $16.2 million sales decrease in Venezuela due to political turmoil and a $15.0 million decrease in sales for the paper services industry due to paper mill shutdowns in North America. These shortfalls were offset by positive growth in the upstream business of energy services and the emerging markets region.

Gross Profit.    Gross profit, defined as the difference between net sales and costs of products sold, of $1,408.2 million for the year ended December 31, 2003 increased by $37.8 million, or 2.8%, over the $1,370.4 million reported for the year ended December 31, 2002. Adjusted for the favorable effects of changes in foreign currency translation rates, gross profit decreased by $34.3 million, or 2.5%. There was a decline in margins due to price erosion, mix, and higher freight and raw material costs. Finally, the decrease was amplified due to the effect of divestitures completed in late 2002, partially offset by the impact of lower adjustments to revenue reserves during 2003 compared to 2002. Gross profit margin for the year ended December 31, 2003 declined to 50.9% from 51.8% for the same period last year, mostly as a result of the aforementioned factors.

Selling, Administrative and Research Expenses.    Selling, administrative and research expenses for the year ended December 31, 2003 of $1,049.0 million increased by $92.8 million, or 9.7%, from $956.2 million for the year ended December 31, 2002. Adjusted for the unfavorable effects of changes in foreign currency translation rates, selling, administrative and research expenses increased by $46.3 million, or 4.8%, primarily due to the non-recurring costs associated with the sale of the company and a non-cash write-off of an asset.

Business Optimization Expenses.    Business optimization expenses for the year ended December 31, 2003 and 2002 were $21.1 million and $32.8 million, respectively. The decrease from last year is due to the completion of various integration processes in 2002, partially offset by costs associated with the sales and marketing business realignment launched in 2002.

Amortization of Intangible Assets.    Amortization of intangible assets was $93.5 million both for the year ended December 31, 2003 and 2002, respectively.

Goodwill Impairment.    Goodwill impairment of $244.4 million was recorded by Ondeo Nalco Group during the period from January 1, 2003 through November 3, 2003 in accordance with Statement of Financial Accounting Standards (SFAS) No. 142, Goodwill and Other Intangible Assets. Goodwill was evaluated for impairment based on the purchase price for Ondeo Nalco Group.

Other Income (Expense), Net.    Other income (expense), net was a net expense of $19.9 million and a net income of $3.8 million for the year ended December 31, 2003 and 2002, respectively. This change was primarily attributable to a $10.4 million charge in 2003 resulting from Ondeo Nalco Group's termination of an interest rate swap due to the Acquisition and a $5.3 million loss on the sale of Ondeo Nalco Group's South African subsidiary in 2003, and a $12.4 million gain on sale of the additives business in 2002. These unfavorable variations compared to a year ago were partially offset by favorable changes in franchise taxes and foreign currency exchange adjustments.

Net Interest Expense.    Net interest expense, defined as the combination of interest income and interest expense, of $192.5 million for the year ended December 31, 2003 increased by $44.9 million from the $147.6 million reported for the year ended December 31, 2002. The increase is due primarily to the interest charges incurred on the new debt used to finance the acquisition of the company.

Effective Tax Rate.    The effective tax rate, excluding the impacts of the aforementioned goodwill impairment charge and the sale of Ondeo Nalco Group's South African subsidiary, was 47.2% for the year ended December 31, 2003 compared to an effective tax rate of 45.9% for the year ended December 31, 2002.

Minority Interest Expense.    Minority interest expense was $0.8 million higher than the $3.3 million for the year ended December 31, 2002, reflecting higher earnings reported by majority-owned subsidiaries in Saudi Arabia and South Africa.

Period from November 4, 2003 to December 31, 2003

For the period November 4, 2003 to December 31, 2003, we generated sales of $460.1 million, with gross profit of $209.6 million and a gross profit margin of 45.6%. Selling, administrative and research expenses were $173.4 million or 37.7% of sales. Amortization of intangible assets was $15.4 million and business optimization expenses were $0.8 million, resulting in operating earnings of $20.0 million or 4.3% of sales. Other expense was $3.5 million and net interest expense was $49.0 million, resulting in a loss before income taxes of $32.5 million or 7.1% of sales. The income tax benefit was $8.3 million and minority interest income was $0.1 million. Net loss for the period was $24.1 million or 5.2% of sales. Included in the period was a $21.2 million charge to cost of product sold for the write-off of inventory step-up related to purchase accounting. In addition, interest expense includes $15.8 million in bridge financing commitment fees incurred in connection with the Acquisition.

Period from January 1, 2003 to November 3, 2003 Compared to the Year Ended December 31, 2002

The following discussion is for the period from January 1, 2003 to November 3, 2003 compared to a twelve-month period ended December 31, 2003, thus creating significant variances due to the differences in periods. Unless otherwise noted in the discussion, the primary reason for the variances is the inconsistent periods.

Net Sales.    Net sales for the period ended November 3, 2003 were $2,306.5 million, a $337.8 million, or 12.8%, decrease over the $2,644.3 million reported for the year ended December 31, 2002.

Gross Profit.    Gross profit, defined as the difference between net sales and costs of products sold, of $1,178.5 million for the period ended November 3, 2003 decreased by $184.0 million, or 13.5%, over the $1,362.5 million reported for the year ended December 31, 2002.

Selling, Administrative and Research Expenses.    Selling, administrative and research expenses for the period ended November 3, 2003 of $885.3 million decreased by $88.3 million, or 9.1%, from $973.6 million for the year ended December 31, 2002.

Business Optimization Expenses.    Business optimization expenses for the period ended November 3, 2003 and for the year ended December 31, 2002 were $20.3 million and $32.8 million, respectively. The decrease from last year is due to the completion of various integration processes in 2002, partially offset by costs associated with the sales and marketing business realignment launched in 2002.

Amortization of Intangible Assets.    Amortization of intangible assets was $68.9 million and $89.2 million for the period ended November 3, 2003 and the year ended December 31, 2002, respectively.

Goodwill Impairment.     Goodwill impairment of $244.4 million was recorded during the period from January 1, 2003 through November 3, 2003 in accordance with Statement of Financial Accounting Standards (SFAS) No. 142, Goodwill and Other Intangible Assets. Goodwill was evaluated for impairment based on the purchase price for Ondeo Nalco Group.

Other Income (Expense), Net.     Other income (expense), net was a net expense of $19.3 million and a net income of $0.7 million for the period ended November 3, 2003 and the year ended December 31, 2002, respectively. This change was primarily attributable to a $10.4 million charge in 2003 resulting from the termination of an interest rate swap due to the Acquisition and a $5.3 million loss on the sale of the South African subsidiary in 2003, and a $12.4 million gain on sale of the additives business in 2002. These unfavorable variations compared to a year ago were partially offset by favorable changes in franchise taxes and foreign currency exchange adjustments.

Net Interest Expense.     Net interest expense, defined as the combination of interest income and interest expense, of $25.6 million for the period ended November 3, 2003 decreased by $5.1 million from the $30.7 million reported for the year ended December 31, 2002.

Effective Tax Rate.     The effective tax rate, excluding the impacts of the aforementioned goodwill impairment charge and the sale of the South African subsidiary, was 39.8 % for the period ended November 3, 2003 compared to an effective tax rate of 44.4% for the year ended December 31, 2002. The lower effective tax rate in 2003 was primarily attributable to the release of a contingency accrual after the completion of an audit by local tax authorities at one of the European subsidiaries.

Minority Interest Expense.     Minority interest expense was $0.9 million higher for the period ended November 3, 2003, than the $3.3 million for the year ended December 31, 2002, reflecting higher earnings reported by majority-owned subsidiaries in Saudi Arabia and South Africa.

Year Ended December 31, 2002 Compared to the Year Ended December 31, 2001

Net Sales.     Net sales were $2,644.3 million in 2002, a $24.1 million, or 0.9% increase from $2,620.2 million reported in 2001. After adjusting for the unfavorable effects of changes in foreign currency exchange rates, net sales increased by $52.8 million, or 2.0%. This increase was primarily due to organic growth from volume, mix and price changes.

Gross Profit.     Gross profit increased by $29.5 million, or 2.2% over the $1,333.0 million gross profit reported in 2001. After adjusting for the favorable effects of changes in foreign currency exchange rates, gross profit increased by $45.8 million, or 3.4%. This increase was primarily due to increases in sales volume, an improvement in supply chain costs and the impact of asset write offs charged to cost of product sold during 2001. Overall gross profit margin (gross profit as a percentage of sales) for the year 2002 increased to 51.5% from 50.9% in 2001 for the reasons discussed above.

Selling, Administrative and Research Expenses.     Selling, administrative and research expenses for 2002 of $973.6 million decreased by $33.9 million, or 3.4% from $1,007.5 million in 2001. After adjusting for the favorable effects of changes in foreign currency exchange rates, selling, administrative, and research expenses decreased by $31.8 million, or 3.2%. This decrease was mainly due to decisions taken in the second half of 2001 to reduce selling, marketing, and research expenses in North America by $25.8 million. In addition, $5.8 million of nonrecurring executive retention payments were charged to selling, administrative and research expenses in 2001.

Amortization of Goodwill and Acquisition-Related Intangibles.     Amortization of goodwill and acquisition-related intangibles of $89.2 million in 2002 was approximately half the amount for 2001, which primarily resulted from the adoption of SFAS 142 on January 1, 2002. Under SFAS No. 142, goodwill and intangible assets deemed to have indefinite lives are no longer amortized, but are subject to annual impairment tests.

Business Optimization Expenses.     Business optimization expenses for 2002 were $32.8 million compared to $172.5 million in 2001. This decrease was due to our completion of the Nalco Chemical Company, Aquazur, Calgon integration and our North American manufacturing optimization process. These decreases were partially offset by an increase in costs associated with the ONES integration expense and the initiation in 2002 of the sales and marketing integration expense. See "—Business Optimization Expenses."

Purchased In-Process Research and Development.     Purchased in-process research and development was $1.3 million in 2001, resulting from the redemption of Exxon's 40% interest in the Nalco/Exxon joint venture.

Other Income (Expense), Net.     Other income (expense), net was a net gain of $0.7 million for 2002, which represented a favorable change of $15.2 million from the net charge of $14.5 million in 2001. The change was mainly attributable to changes in gains and losses on the disposal of assets. In 2002, Ondeo Nalco Company sold its performance additives business, realizing a gain of $12.4 million, while 2001 included a $9.0 million loss on the sale of Calgon 's former headquarters facility that was partly offset by a $7.0 million gain on the sale of Ondeo Nalco Company 's corporate aircraft.

Net Interest Expense.     Net interest expense decreased by $5.8 million from 2001 primarily as a result of reduced borrowings and slightly lower interest rates.

Income Tax Provision (Benefit).     Income tax provision (benefit) was a provision of $105.2 million in 2002 compared to a benefit of $2.1 million in 2001. This change mostly resulted from the $319.6 million favorable change in earnings (loss) before income taxes in 2002 from 2001.

Minority Interest Expense.     Minority interest expense was $3.3 million in 2002 versus $3.4 million in 2001.

Liquidity and Capital Resources

Operating Activities.    Historically, our main source of liquidity has been our solid cash flow generated by operating activities. Between January 1, 2001 and December 31, 2003, we generated cumulative operating cash flow of $914.6 million. Ondeo Nalco Group had $87.0 million of net cash outflows for its accounts receivable securitization program during 2003. This program was terminated in October 2003. During 2002, Ondeo Nalco Group contributed $90.0 million to the principal domestic pension plan.

We have several noncontributory defined benefit pension plans covering most employees in the United States and those with certain non-U.S. subsidiaries, principally in the U.K. Our funding policy for the U.S. qualified pension plan is generally to contribute an amount equal to the minimum amount contribution under ERISA. We may increase our contribution above the minimum if appropriate to minimize our tax and cash position and the funded position of the plans. Cash contributions for all plans were $19.9 million for 2001 and $100.9 million for 2002, including the one-time voluntary contribution of $90.0 million to our U.S. qualified plan that we made in 2002.

Since January 1, 2001, we have contributed a total of $48.8 million to our profit sharing trust related to our Profit Sharing and Savings Plan, $13.0 million in 2001, $11.8 million in 2002 and $24.0 million in the 2003. Under the terms of the stock purchase agreement relating to the Acquisition, until satisfaction of the contribution agreement, the full amount of these contribution requirements will be offset by equivalent payments from Suez to us. Based on current projections, we estimate that the contribution agreement will be satisfied within four to five years. Also, since 2000, we have received cash flow benefits from reduced U.S. taxes attributable to interest deductions on debt incurred to finance Suez' 1999 purchase of Nalco. We will seek to achieve additional cash flow benefits through tax planning strategies.

Investing Activities.    In the three years ended December 31, 2003, we have cumulatively invested $4,747.0 million for the acquisition of Ondeo Nalco Group, capital expenditures and other completed acquisitions. The investment related to the Acquisition was $4,127.1 million. From 2001 through the twelve months ended December 31, 2003, net property additions were $322.6 million. These additions were for investments in field equipment, the North American and European implementation for global SAP management information system and various other investments in machinery, production and transportation equipment. Investments in business acquisitions, net of divestitures was $412.4 million for the three-year period ended December 31, 2003. See "—Business Combinations, Acquisitions and Divestitures" above for further details. Net cash received for notes receivable from related parties was $78.6 million for the three-year period ended December 31, 2003.

Financing Activities.    Net cash provided by financing activities totaled $3,854.3 million during the three-year period ended December 31, 2003. This was primarily comprised of net borrowings of $3,221.7 million and a $1,001.9 million capital contribution from Nalco Holdings LLC's unitholder which were used to finance the acquisition of the company. We paid $92.4 million to obtain the debt financing. Net cash used by Ondeo Nalco Group for financing activities during the period from January 1, 2003 through November 3, 2003 totaled $234.2 million, which was attributable to a net decrease in borrowings of $280.4 million and dividends paid of $29.0 million, partly offset by capital contributions of $77.7 million. During the year ended December 31, 2002, net cash used by Ondeo Nalco Group for financing activities totaled $232.7 million. A net decrease in borrowings of $255.4 million and dividend payments of $122.3 million were partly offset by net proceeds of $144.8 million from the corporate facility sale and leaseback.

Historically in the U.S., Ondeo Nalco Group obtained short-term financing from Suez Finance LP, a finance company operated by Suez to provide funding to its North American subsidiaries, rather than from external sources. In December 2001, Ondeo Nalco Group entered into a $150.0 million off-balance sheet accounts receivable securitization facility that allowed it to periodically transfer undivided interests in most of its U.S. trade receivables. This facility was terminated in October 2003 in anticipation of the sale of Ondeo Nalco Group by Suez.

Since the sale of Ondeo Nalco Group by Suez, we have been highly leveraged. Our liquidity requirements are significant, primarily due to debt service requirements as well as research and development and capital investment. Our primary source of liquidity will continue to be cash flow generated from operations, but we also have availability under a $250 million revolving credit facility, subject to certain conditions. This revolving credit facility is part of our senior credit facilities. Our senior credit facilities also include a $300 million term loan A facility (which includes an €88.0 million tranche) with a maturity of six years and a $1,300 million term loan B facility with a maturity of seven years. Borrowings under the senior credit facilities bear interest at a floating base rate plus an applicable margin. The initial applicable margin for borrowings under the revolving credit facility and the term loan A facility is LIBOR plus 2.50% and for borrowings under the term loan B facility is LIBOR plus 2.50%.

In addition to paying interest on outstanding principal under the senior credit facilities, we are required to pay a commitment fee to the lenders under the revolving credit facility in respect of the unutilized commitments at a rate equal to 0.50%. We also pay customary letter of credit fees.

The term loan A facility will amortize each year in quarterly amounts at a rate of 5% per annum in year one, 10% per annum in year two, 15% per annum in year three, 20% per annum in year four and 25% per annum in each of years five and six.

The term loan B facility will amortize each year in an amount equal to 1% per annum in equal quarterly installments for the first six years and nine months, with the remaining amount payable on the date that is seven years from the date of the closing of the senior credit facilities.

Principal amounts outstanding under the revolving credit facility will be due and payable in full at maturity, six years from the date of the closing of the senior credit facilities.

The senior credit facilities contain a number of covenants that, among other things, restrict, subject to certain exceptions, our ability and our subsidiaries' ability, including Nalco Company, to sell assets, incur additional indebtedness or issue preferred stock, repay other indebtedness (including the notes), pay dividends and distributions or repurchase our capital stock, create liens on assets, make investments, loans or advances, make certain acquisitions, engage in mergers or consolidations, enter into sale and leaseback transactions, engage in certain transactions with affiliates, amend certain material agreements governing our indebtedness, including the notes, change the business conducted by us and our subsidiaries (including Nalco Company) and enter into hedging agreements. In addition, the senior credit facilities require Nalco Company to maintain the following financial covenants: a maximum total leverage ratio, a minimum interest coverage ratio and a maximum capital expenditures limitation. We were in compliance with all covenants at December 31, 2003.

The indentures governing the senior notes and senior subordinated notes limit our ability and the ability of our restricted subsidiaries to:

•	incur additional indebtedness;

•	pay dividends on or make other distributions or repurchase our capital stock;

•	make certain investments;

•	enter into certain types of transactions with affiliates;

•	limit dividends or other payments by our restricted subsidiaries to us;

•	use assets as security in other transactions; and

•	sell certain assets or merge with or into other companies.

Subject to certain exceptions, the indentures governing the senior notes and senior subordinated notes permit the company and our restricted subsidiaries to incur additional indebtedness, including secured indebtedness.

Adjusted EBITDA is used to determine our compliance with many of the covenants contained in the indentures governing the notes and in our senior credit agreement. Adjusted EBITDA is defined as EBITDA further adjusted to exclude unusual items and other adjustments permitted in calculating covenant compliance under the indentures and our senior credit facility. We believe that the inclusion of supplementary adjustments to EBITDA applied in presenting Adjusted EBITDA are appropriate to provide additional information to investors to demonstrate compliance with our financing covenants.

	Predecessor			Successor
	Year Ended December 31,		January 1, 2003 through November 3, 2003	November 4, 2003 through December 31, 2003	Pro Forma Year Ended December 31, 2003
	2001	2002
	(dollars in millions)
EBITDA	$246.3	$488.2	$106.8	$54.5	$184.2
Non-cash charges (1)	32.2	33.6	271.2	23.9	273.9
Business optimization expenses (1)	172.5	32.8	20.3	0.8	21.1
Unusual items (1)	9.9	(33.3)	48.5	6.3	52.3
Other adjustments (2)	(3.2)	(4.5)	(5.9)	1.5	(3.6)
Cost savings (3)	30.0	30.0	25.0	5.0	30.0
Adjusted EBITDA	$487.7	$546.8	$465.9	$92.0	$557.9

(1)	We are required to adjust EBITDA for non-cash charges, business optimization expenses and other unusual items. See notes 2, 5 and 6 to the consolidated and combined financial statements of Nalco Holdings LLC for more information.
(2)	We are required to make adjustments to EBITDA for monitoring fees paid to the Sponsors, franchise taxes, 401(k) matching contributions and other pro forma adjustments. These pro forma adjustments include purchase accounting for pensions and the incremental rent expense we will incur under our sublease with Suez.
(3)	Our financing agreements also permit us to adjust EBITDA on a pro forma basis for certain cost savings that we expect to achieve. We have initiated a comprehensive cost reduction plan, which initially focused on headcount reductions that are expected to yield annual savings of at least $30 million. We implemented this plan immediately upon consummation of the Acquisition. The remainder of our cost reduction plan is expected to realize incremental efficiencies through work process redesign and other targeted cost improvement programs, which address inefficiencies in our administrative and overhead functions, as well as other support functions around the world.

The breach of covenants in our senior credit agreement that are tied to ratios based on Adjusted EBITDA could result in a default under that agreement and the lenders could elect to declare all amounts borrowed due and payable. Any such acceleration would also result in a default under our indentures. Additionally, under our debt agreements, our ability to engage in activities such as incurring additional indebtedness, making investments and paying dividends is also tied to ratios based on Adjusted EBITDA.

Certain of our non-U.S. subsidiaries have lines of credit to support local requirements. As of December 31, 2003, the outstanding balance under these local lines of credit was approximately $14 million. Certain of these lines of credit are equally and ratably secured with obligations under our senior credit facilities.

We believe that funds generated from operations and our borrowing capacity will be adequate to fund these requirements. Our ability to fund these items and to reduce debt may be affected by general economic, financial, competitive, legislative and regulatory factors, and the cost of litigation claims, among other things.

We believe that our financial position and financing structure will provide flexibility in worldwide financing activities and permit it to respond to changing conditions in credit markets.

Contractual Obligations and Commitments

The following table summarizes our expected cash outflows resulting from our contractual obligations as of December 31, 2003.

	Payments Due By Period
	Total	2004	2005 to 2006	2007 to 2008	2009 and Beyond
	(dollars in millions)
Contractual Obligations:
Debt obligations (including interest)	$4,905.7	$233.9	$500.5	$578.5	$3,592.8
Operating lease obligations (1)	270.0	14.8	23.5	19.7	212.0
Purchase obligations (2)	—	—	—	—	—
Other long-term liabilities (3)(4)	347.3	—	114.8	86.1	146.4
Total	$5,523.0	$248.7	$638.8	$684.3	$3,951.2

(1)	Represents future minimum rental payments related to administrative, research, manufacturing, and warehouse facilities. Operating leases are also in place for vehicles and office equipment, the amounts of which are not readily available.
(2)	Excluded from the table are open purchase orders for raw materials and supplies used in the normal course of business, supply contracts with customers, distribution agreements, joint venture agreements and other contracts without express funding requirements.
(3)	Does not reflect obligations under the Contribution Agreement relating to our Profit Sharing and Savings Plan, for which Suez has agreed to reimburse us.
(4)	The amounts in long-term liabilities represent our expected minimum pension funding requirements for the principal domestic defined benefit pension plan through 2013. Amounts beyond 2013 are not reasonably estimable.

The following table summarizes our expected cash outflows resulting from commercial commitments as of December 31, 2003. Commercial commitments include lines of credit, guarantees and other potential cash outflows resulting from a contingent event that requires our performance pursuant to a funding commitment.

	Amount of Commitment Expiration Per Period
	Total	2004	2005 to 2006	2007 to 2008	2009 and Beyond
	(dollars in millions)
Commercial Commitments:
Standby letters of credit (1)	$44.7	$41.9	$2.7	$0.1	$—
Guarantees	—	—	—	—	—
Other commercial commitments	5.6	2.0	3.6	—	—
Total	$50.3	$43.9	$6.3	$0.1	$—

(1)	The final maturity of current instruments is subject to annual renewal.

Quantitative and Qualitative Disclosures About Market Risk

We are subject to inherent risks attributed to operating in a global economy. We may utilize derivative financial instruments as necessary to manage foreign currency exchange rate risks. We manage foreign currency exchange risk arising from financial activities pursuant to our written corporate policy. Forward contracts and, occasionally, swaps and options are utilized to protect these cash flows from adverse movements in exchange rates, and we account for these instruments by marking them to market at each balance sheet date. In addition, we use certain foreign currency debt as a hedge of the foreign currency exposure of a portion of our net investment in foreign operations.

Upon issuance, we designated the €200.0 million aggregate principal amount of 7¾% senior notes due 2011, the €200.0 million aggregate principal amount of 9% senior subordinated notes due 2013, and the €88.0 million term loan as a hedge of our net investment in subsidiary companies whose assets, liabilities, and operations are measured using the euro as their functional currency. Because of the high degree of effectiveness between the hedging instruments and the exposure being hedged, fluctuations in the value of the euro-denominated debt due to exchange rate changes are offset by changes in the net investment. Accordingly, changes in the value of the euro-denominated debt are recognized in foreign currency translation adjustment, a component of accumulated other comprehensive income, to offset changes in the value of our net investment in subsidiary companies whose financial statements are measured using the euro as their functional currency.

We formally assess, on a quarterly basis, whether the euro-denominated debt is effective at offsetting changes in the value of the underlying exposure. For the period from November 4, 2003 through December 31, 2003, we recorded a $47.4 million non-cash pretax loss in the accumulated foreign currency translation adjustment account related to this hedge. No hedge ineffectiveness was recorded in income.

We also manage operational (transactional) foreign currency risk, particularly in emerging markets, by closely managing both pricing and raw material sourcing. Risks associated with foreign exchange translation exposures are not hedged.

We have exposure to fluctuations in foreign currency exchange rates. Based on our derivative foreign currency instruments outstanding at December 31, 2003, a 10% uniform strengthening or weakening in the value of the U.S. dollar relative to the currencies in which those derivative foreign currency instruments are denominated would result in a gain or loss in fair values of less than $1.0 million.

Our sensitivity analysis of the effects of the changes in interest rates and foreign currency exchange rates do not reflect the effect of such changes on the related hedged transactions or on other operating transactions. The analysis also does not factor in a potential change in the level of variable rate borrowings or derivative instruments outstanding that could take place if these hypothetical conditions prevailed.

We are exposed to credit loss in the event of nonperformance by the other party to the derivative financial instruments. We limit this exposure by entering into agreements directly with a number of major financial institutions that meet our credit standards and that are expected to satisfy fully their obligations under the contracts. We view derivative financial instruments as a risk management tool and do not use them for speculative or trading purposes.

At December 31, 2003, we had $1,651.5 million of variable rate debt. A 1% increase in the average interest rate would increase future interest expense by approximately $16.5 million per year.

Recent Accounting Pronouncements

In January 2004, the Financial Accounting Standards Board (FASB) issued Staff Position 106-1 (FSP 106-1), Accounting and Disclosure Requirements Related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003, which permits a sponsor of a postretirement health care plan that provides a prescription drug benefit to make a one-time election to defer accounting for the effects of the Medicare Prescription Drug, Improvement and Modernization Act of 2003. Regardless of whether a sponsor elects that deferral, FSP 106-1 requires certain disclosures in financial statements for fiscal years ending after December 7, 2003 pending further consideration of the underlying accounting issues. We have elected to defer financial recognition of this legislation and has included the required disclosures in note 15 to the consolidated and combined financial statements of Nalco Holdings LLC.

In December 2003, the FASB issued revised Statement of Financial Accounting Standards (SFAS) No. 132, Employers' Disclosures about Pensions and Other Postretirement Benefits. The revised SFAS No. 132 requires additional disclosures about the types of plan assets, investment strategy, measurement date(s), plan obligations, cash flows, and components of net periodic benefit cost recognized during interim periods. This Statement is effective for financial statements with fiscal years ending after December 15, 2003. The adoption of the revised SFAS 132 did not impact our financial position or results of operations, and the additional disclosures are included in note 15 to the consolidated and combined financial statements of Nalco Holdings LLC.

In December 2003, the FASB issued FASB Interpretation No. 46R (FIN 46R), Consolidation of Variable Interest Entities, to address certain implementation issues and to make technical corrections to the original interpretation issued in January 2003. FIN 46R establishes conditions under which an entity must be consolidated based upon variable interests rather than voting interests. Variable interests are ownership interests or contractual relationships that enable the holder to share in the financial risks and rewards resulting from the activities of a Variable Interest Entity (VIE). A VIE can be a corporation, partnership, trust, or any other legal structure used for business purposes. An entity is considered a VIE under FIN 46R if it does not have an equity investment sufficient for it to finance its activities without assistance from variable interests, if its equity investors do not have voting rights, or if the voting rights of equity investors are not proportionate to their economic rights. FIN 46R requires us to consolidate VIEs for which we are the primary beneficiary and to disclose certain information about significant variable interests we hold. The primary beneficiary of a VIE is the entity that receives the majority of the entity's expected losses, residual returns, or both. FIN 46R is effective March 31, 2004 for VIEs except special purpose entities for which the effective date is December 31, 2003. We do not believe we have special purpose entities within the scope of FIN 46R, but we continue to evaluate our equity method investments to determine whether these entities are VIEs pursuant to the revised interpretation; however, we do not expect the adoption of FIN 46R to have a material effect on our financial position, results of operations or cash flows.

In May 2003, the FASB issued SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity, which clarifies the accounting for certain financial instruments with characteristics of both liabilities and equity and requires that those instruments be classified as liabilities in statements of financial position. SFAS No. 150 is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. The adoption of SFAS No. 150 did not, and is not expected to, have a material impact on our financial position or results of operations.

In April 2003, the FASB issued SFAS No. 149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities. SFAS No. 149 amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives) and for hedging activities under SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. This statement is effective for contracts entered into or modified after June 30, 2003 and for hedging relationships designated after June 30, 2003. The adoption of SFAS No. 149 did not have a material impact on our financial position or results of operations.

In November 2002, the FASB issued FASB Interpretation No. 45 (FIN 45), Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others. FIN 45 elaborates on the disclosures to be made by a guarantor in its financial statements about its obligations under certain guarantees that it has issued. It also clarifies the requirement for recognition of a liability by a guarantor at the inception of the guarantee based on the fair value of the obligation undertaken in issuing the guarantee. Initial recognition and measurement provisions of FIN 45 are applicable on a prospective basis to guarantees issued or modified after December 31, 2002. Adoption of these provisions did not have a material impact on our financial position or results of operations. The disclosure requirements of FIN 45 were effective for financial statements of interim or annual periods ending after December 15, 2002.

In June 2002, the FASB issued SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities. This statement is intended to achieve consistency in timing of recognition between exit costs, such as one-time employee separation benefits and contract termination payments, and all other costs. Under preexisting literature, certain costs associated with exit activities were recognized when management committed to a plan. Under SFAS No. 146, costs are recognized when a liability has been incurred under general concepts. For instance, under preexisting literature, plant closure costs would be accrued at the plan commitment date. Under SFAS No. 146, these costs would be recognized as closure activities are performed. These provisions could be expected to have the general effect of delaying recognition of certain costs related to restructuring programs. We adopted SFAS No.

146 with respect to exit or disposal activities initiated after December 31, 2002, and the adoption did not have a material impact on our financial position or results of operations.

In June 2001, the FASB issued SFAS No. 143, Accounting for Asset Retirement Obligations. SFAS No. 143 applies to legal obligations associated with the retirement of long-lived assets that result from the acquisition, construction, development and/or the normal operation of a long-lived asset. Under SFAS No. 143, the fair value of a liability for an asset retirement obligation should be recognized in the period in which it is incurred and capitalized as part of the carrying amount of the related long-lived asset. Changes in the liability due to the passage of time are recognized as an operating expense, and the capitalized cost is depreciated over the useful life of the related asset. We adopted SFAS No. 143 effective January 1, 2003. Adoption of SFAS No. 143 had no impact on our financial position or results of operations. No asset retirement obligations were recorded at December 31, 2003, since information concerning potential settlement dates of any obligations is unknown.

INDUSTRY OVERVIEW

We provide integrated water treatment and process improvement services, chemicals and equipment programs for industrial and institutional applications. We compete in three primary markets: Industrial and Institutional Services, Energy Services and Paper Services.

Industrial and Institutional Services

Industrial and Institutional Services provides water treatment chemicals and services and process chemicals and services across a broad spectrum of industries and institutions.

Our water treatment chemicals and related services serve the water and waste treatment needs of industrial, institutional and municipal customers. Water treatment applications, which include boiler water, cooling water, influent and wastewater applications, are designed to control corrosion, scale, deposit formation and microbiological growth. Customers use water treatment programs to extend the useful life of their assets, minimize downtime of their facilities and conserve water and energy. Typical end markets served include aerospace, chemical, pharmaceutical, steel, power, food and beverage, medium and light manufacturing, metalworking and institutions such as hospitals, universities and hotels.

Process chemicals and services are used to enhance the performance and productivity of numerous processes across a variety of industry segments, including mining, metalworking, electronics and personal care. In the mining and mineral process industry, process chemicals and services are used for multiple process applications and include products for dust, scale and corrosion control and other separation and filtration needs. Process chemicals for metalworking are used in the automotive and durable goods segments and include products such as cleaners, coatings and lubricants. Colloidal silicas are used in investment casting, wafer polishing, and coatings for the electronics industry. Cosmetic ingredients are used to improve the stability and performance of skin and hair care products. Process chemicals also include a variety of odor control products used in institutional and industrial applications.

Water treatment chemicals and services represented approximately 80% of our Industrial and Institutional Services net sales in 2003. We estimate that the 2003 global market for water treatment chemicals and services in the Institutional and Industrial Services sector was approximately $5.3 billion, excluding the approximately $1.2 billion market for water treatment chemicals included in the Energy Services and Paper Services markets. Overall, Industrial and Institutional Services' water treatment market growth rates tend to track gross domestic product, however growth rates vary by end-use segment and region. For example, we expect that from 2003 through 2007, regional growth will range from 1% to 2% in North America and Europe and from 2.5% to 5% in emerging markets such as Latin America, Eastern Europe and Asia Pacific. We believe growth will result not only from an increase in manufacturing activity in these regions, but also from increased penetration of currently under-served markets. Customers in these emerging markets are becoming increasingly aware of the benefits of utilizing water management technology and services and we expect them to represent an increasingly large portion of the market. In addition, we believe that select global participants in the water treatment services industry will grow at a faster rate than the underlying end-markets they serve as they continue to take share from smaller regional participants.

Over the past several years, there have been a number of consolidations in the industrial and institutional segments, particularly in areas such as steel, food processing and manufacturing and hospitals. The consolidation of water treatment customers and the ensuing increase in their global reach has resulted in a rationalization of suppliers, as customers seek to source their water treatment needs to one single supplier with global distribution and service capabilities. Additionally, as these companies have grown larger, many are centralizing their purchasing decisions and are restricting their purchases to a limited number of suppliers that are capable of providing a wider array of products and services across broader geographies.

Water treatment service companies compete on the basis of their demonstrated value, technical expertise, chemical formulations, consulting services, detection equipment, monitoring devices, and dosing and metering equipment. The market for water treatment chemicals is highly fragmented, with two large, multinational players, our company and GE Water Technologies. Our company and GE Water Technologies are major operators in North America and Europe, while the Asian market is highly fragmented. The remainder of the market is comprised mainly of regional and local players, none of which accounted for more than 7% of total industry sales in 2003. Regional service providers tend to be mid-sized and focus either on a limited geographic region or a smaller subset of products and services, and include Ashland Inc.'s Drew Industrial Division, ChemTreat, Inc. and Kurita Water Industries Ltd. Local service providers are smaller and tend to provide less technically sophisticated applications to local customers.

Energy Services

Energy Services serves the processing and water treatment needs in the petroleum and petrochemical markets in both upstream and downstream applications. Upstream products facilitate oil and gas production through corrosion control, oil and water separation, flow assurance and maximization and scale control. Downstream products and services improve operating process efficiencies, product yields and product quality in refining and chemical processing operations.

We estimate that the global market for Energy Services was approximately $2.9 billion in 2003. The Energy Services market is divided into upstream (approximately $1.7 billion) and downstream (approximately $1.2 billion) segments. We determined the size of the upstream market based on third party estimates of the oil field service market (approximately $1.8 billion) after adding in other applications (approximately $0.4 billion of performance additives and drag reducers) and removing approximately $0.5 billion of commodity products (including chlorine and caustic soda). We determined the size of the downstream market based on our internal estimates.

We expect that the global Energy Services market will grow at approximately 1% to 2% per year through 2007, with Latin America, Eastern Europe and Asia growing at faster rates than North America and Western Europe. In addition, we believe that select global participants in the energy services industry will grow at a faster rate than the underlying end markets they serve as they continue to take share from smaller regional participants. We believe there will be significantly higher growth for service providers in the newer oil and gas producing regions, particularly the Gulf of Mexico, Brazil and West Africa, where most of the fields being discovered are offshore in deep water and are therefore difficult to develop, and other regions where oil and gas production is technically challenged, such as Russia and the Caspian Sea. Enhanced, higher-value solutions are required and the more difficult the oil and gas production, the greater the consumption of more expensive services and chemicals. We expect part of this growth to be offset by a slowdown in mature markets where most of the established fields have been developed. However, we believe that further opportunities exist within these established fields, which are typically more reliant on specialty chemicals to economically increase the yield of reserves. Additionally, customers are turning to specialty chemicals and related services in lieu of making incremental capital expenditures, as chemicals are displacing solutions offered by equipment. For example, customers seeking to increase production and efficiency at existing facilities have traditionally done so by making additional investments in capital. Today, there are chemical-based technologies capable of producing similar results on a more cost-effective basis. In general, we believe that as customers adopt increasingly sophisticated technologies in their production processes, they are becoming more reliant on their suppliers to also provide the on-site technical expertise to manage these processes. As a result, we expect that the energy service providers capable of supplying both products and on-site technical expertise will increase their market share in the future.

Another important trend affecting the energy services industry is the continued consolidation among the global super majors, who we believe are becoming increasingly reliant on service companies that are single-source providers of a broad range of specialty services and chemicals for upstream and downstream applications on a worldwide basis. Consequently, there has been consolidation among energy service providers as they seek to expand their product offerings to accommodate customer needs, as evidenced by our joint venture with Exxon Chemical Company, a division of Exxon Mobil Corporation from 1994 until 2001, when we acquired Exxon's interest, and Baker Hughes Incorporated's purchase of Petrolite Corporation.

The largest participants in the energy services sector are our company, Baker Petrolite Corporation, GE Water Technologies and Champion Technologies, Inc. The remainder of the market consists of smaller, regional niche companies focused on limited geographic areas.

Paper Services

Paper Services serves the processing and water treatment needs in the pulp and paper making markets.

Process chemicals and related services are used throughout all phases of the papermaking process for all grades of paper to enhance the manufacturing process, improve product quality and performance and enhance the properties of the end product. Pulp and paper chemicals include pulp and fiber treatment chemicals, such as (1) de-inking agents, which are used early in the paper making process to prepare the pulp for production; (2) processing aids, such as defoamers, pitch-control agents and retention and drainage aids, which are used to improve the efficiency of paper production; and (3) functional chemicals, such as sizing agents and strength aids, which impart various properties to the finished product. Water treatment chemicals are designed to optimize water usage and/or improve water quality, maintain the integrity of and extend asset lives as well as assist customers in complying with environmental and other regulatory requirements.

We estimate that the global market for Paper Services, including water treatment applications, was approximately $7.1 billion in 2003. We expect the global Paper Services market to grow in the near term at approximately 1%, with flat growth in North America offset by higher growth in Europe, Asia and Latin America. The market size is based on third-party estimates of the global pulp and paper specialty chemicals market (approximately $11.8 billion), after eliminating approximately $4.7 billion of functional products outside of our scope. In addition, we believe that select global participants in the paper services industry will grow at a faster rate than the underlying end markets they serve as they continue to take share from smaller regional participants.

The increased use of state-of-the-art machinery and production technologies in paper mills has created new applications for chemical additives. For example, faster machine speeds necessitate better and quicker drainage, increasing demand for drainage and retention aids. Additionally, increased speeds will require greater web sheet strength, which can be achieved through the use of strength additives that enhance bonding between fibers. In addition to creating new uses for paper chemicals, improved sophistication in mills is strengthening the relationship between mills and their suppliers, because the mills frequently innovate in collaboration with chemical producers.

The use of recycled paper in the manufacture of various grades of paper and paperboard has increased significantly in recent years. According to Pulp and Paper International, 47% of all paper consumed globally in 2001 was recovered, up from 31% in 1985. Increased environmental consciousness and the commitment by papermakers to invest billions of dollars in new pre- and post-consumer recycling capacity have facilitated this transition. The use of recycled paper in paper production requires the use of specialty paper chemicals such as de-inking and repulping agents. Up until the mid-1980's, purchasing and processing virgin pulp was less expensive than obtaining and processing recycled paper. However, technological advances in these specialty paper chemicals have rendered recycled paper a less expensive raw material when compared to virgin pulp. As a result, papermakers have substantially increased the use of recycled paper as a raw material, resulting in significant growth in the utilization of specialty chemicals.

Cost-containment initiatives, necessitated by competition and margin compression, are pushing papermakers to increase mill productivity and efficiency through increased use of specialty paper chemicals as an alternative to capital expenditures. Processing aids such as defoamers, pitch control agents and retention and drainage aids serve to enhance the efficiency of the paper production process and optimize water costs.

Over the past several years, there has been a significant amount of consolidation among pulp and paper manufacturers, most notably the merger of Stora Kopparbergs Bergslags AB and Enso Oyj, the acquisition of Fort James Corporation by Georgia-Pacific Corporation, the acquisition of Union Camp Corporation by International Paper Company and, more recently, the merger between The Mead Corporation and Westvaco Corporation. Cost rationalization has been a primary driver of this consolidation activity and has led to a number of plant closings in the United States and Europe, where operating costs tend to be high. These closings, however, have been largely offset by new capacity coming online in lower-cost emerging markets such as Asia, resulting in relatively stable overall production, albeit on an increasingly global basis. As a result, paper manufacturers are seeking relationships with suppliers with a global footprint and full-service capabilities, only a few of which currently exist.

The market for specialty and water treatment chemicals used in the pulp and paper industry is fragmented. The top suppliers of water treatment services to the pulp and paper industry are our company, which had an estimated 9% of the market in 2003, Hercules Incorporated, Kemira Oyj, Ciba Specialty Chemicals Holding Inc., BASF AG and Akzo Nobel N.V.'s EKA Chemicals AB. The remainder of the market is comprised of smaller, regional participants.

BUSINESS

Overview

We are the leading global provider of integrated water treatment and process improvement services, chemicals and equipment programs for industrial and institutional applications. We are organized into three divisions which correspond to the end markets we serve: Industrial and Institutional Services, Energy Services and Paper Services. Our products and services are typically used in water treatment applications to prevent corrosion, contamination and the buildup of harmful deposits, or in production processes to enhance process efficiency and improve our customers' end products. Through our sales, research and marketing team of more than 6,500 technically trained professionals, we are focused on providing our customers with technologically advanced solutions and consistent, reliable on-site service and expertise. These solutions and services enable our customers to improve production yields, lower manufacturing costs, extend asset lives and maintain environmental standards at costs that represent a small share of their overall production expense.

We derive our strength and stability from the quality of the products and services we provide and the diversity of our revenues. We currently serve more than 60,000 customer locations representing a broad range of end markets, including aerospace, paper, chemical, pharmaceutical, petroleum, steel, power, food and beverage, medium and light manufacturing, metalworking and institutions such as hospitals, universities and hotels. We believe we offer the broadest product portfolio in our industry, including more than 5,000 products and 3,100 unique formulations. We have also established a global presence, with over 10,000 employees operating in 130 countries, supported by a comprehensive network of manufacturing facilities, sales offices and research centers. This global presence provides a competitive advantage by enabling us to offer a consistently high level of service to our local, regional and multinational customers.

Our Competitive Strengths

Our company has benefited from the following competitive strengths:

Leading Market Positions.    We are the #1 provider of water treatment services to industrial and institutional end markets. We are also a leading provider of integrated water treatment and process improvement services, maintaining the #1 position in the petroleum and petrochemical markets and the #2 position in the pulp and paper market. We believe that our leading positions across our primary markets provide a competitive advantage in retaining existing business and competing for new business.

Diverse Customers and Industries Served.    We provide products and services to more than 60,000 customer locations across a broad range of industries and institutions. Our customers include over 60% of the companies that comprise the S&P 500 index. In 2003, no single customer accounted for more than 3% of our net sales. We believe this diversification minimizes the potential impact of volatility from any one customer or industry.

Global Reach.    We have a direct sales and marketing presence in 130 countries across six continents. This enables us to provide a consistently high level of service to local, regional and multinational customers. We believe our global presence offers us a competitive advantage in meeting the global needs of our multinational customers, which are increasingly seeking single-source suppliers. Our geographical diversity also mitigates the potential impact of volatility in any individual country or region.

World Class Sales Team.    Through the expertise of our more than 5,000 sales professionals and engineers, we provide our customers with relevant industry knowledge and experience in order to solve technically challenging and dynamic problems. We invest heavily in recruiting and continuously training our sales professionals. For example, new hires spend more than half of their first year on training. Our team of experts has significant experience with approximately 40% of the North American sales team having more than 10 years of service with our company. We believe this contributes significantly to the number and strength of relationships with our customers.

Integrated Technology, Sales and Service.    We combine on-site service, innovative technology and engineering excellence to create value for our customers. This integrated approach begins with our technical sales professionals identifying problems and opportunities at the customer's plant. Our research teams then work to develop effective solutions to these needs, often working jointly with our customer's research and development teams. As a result, many of our customers specify our formulations into their processes and products. This approach has led to over 3,100 unique formulations, the development of more than 1,900 active patents worldwide and a high degree of customer loyalty.

Stable and Significant Cash Flow Generation.    We have produced consistent cash flows and maintained high margins over a sustained period of time. We attribute this stability to the diversity of our revenues, the service nature of our business, the high value we offer our customers relative to the cost of our products and services, the strength of our customer relationships and our limited dependency on any single raw material. We believe our free cash flow generation is further enhanced by our low capital expenditures relative to our net sales.

Premier Management Team.    Our senior management team consists of professionals with significant experience within our company and the water treatment and industrial process improvement industry. In connection with the Acquisition, Dr. William H. Joyce, former Chairman and Chief Executive Officer of Hercules Incorporated, became our Chairman and Chief Executive Officer, and Bradley J. Bell, former Chief Financial Officer of Rohm and Haas Company, became our Chief Financial Officer. Messrs. Joyce and Bell bring additional leadership and industry experience to our management team. Our 7 executive officers have an average of over 13 years of service with our company and over 27 years of industry experience. Moreover, our executive officers are supported by business managers who have extensive experience within their respective operating divisions.

Business Strategy

We have historically experienced sales growth in excess of industrial production in our core markets. We are pursuing a strategy designed to continue this trend by expanding our market positions and increasing our revenues, as well as enhancing our cash flow. The key elements of that strategy are:

Build Upon Our Customer Base.    We seek to strengthen our position with our existing customer base as well as pursue new customers by continuing to serve as the leading global provider of fully integrated water treatment services and industrial process solutions. An essential element of our strategy is to continue integrating our sales and technical staff into our customers' daily operations and process planning. Historically, this strategy has allowed us to expand our service and product offerings with existing customers and has led to the development of new technologies. We continually seek to add value for our customers by identifying those services, products and equipment that will enhance their profitability through reduced costs, improved yields and decreased capital spending.

Pursue High-Growth Markets.    We intend to continue to focus on high-growth markets and segments. Geographically, we plan to leverage our global reach by capitalizing on our presence in high-growth emerging markets including Asia, Eastern Europe and Latin America. For example, in Asia, we have focused sales efforts on the high-growth China market, which has resulted in over 25% annual growth in sales in that market since 1999 and we are forming new ventures in West Africa and Eastern Europe, which will permit us to pursue energy services opportunities at new production facilities planned for these areas. We also intend to continue to pursue high-growth segments in a variety of areas closely related to our core businesses and competencies. For example, we are targeting hygiene services opportunities in the healthcare, hotel, education and commercial real estate industries by developing diagnostic and on-site service capabilities to reduce the health risks customers face due to pathogens in water and air.

Maintain Technological Leadership.    We strive to develop new technologies and products through a focused commitment to technology, research and development. The evolution of our existing products and the development of new technologies have historically allowed us to sustain and enhance the profitability of our business and further penetrate our target markets, including our existing customer base. For example, over the past 13 years we have developed several generations of our TRASAR automated feed and control technology for cooling water treatment programs, which have grown into sales of over $130 million in 2003. We intend to launch the latest generation of this technology, 3D TRASAR, in 2004. In the oil field market, an effort to develop new technology in corrosion inhibitors for a large customer in Alaska has led to over $20 million in incremental sales as the technology has spread to other regions and customers. Our engineers will continue to work closely with our customers in an effort to identify new product opportunities and jointly develop new technologies.

Follow the Global Expansion of Multinational Customers.    As one of a small number of companies that can provide turnkey water management solutions on a global basis, we seek to leverage our relationships with multinational companies by servicing them globally. For example, our Paper Services division gained over $10 million in new business in Europe when one of our large customers expanded its geographic reach beyond North America. We expect to benefit significantly as larger customers further consolidate their supplier base and increase their reliance on full service providers, such as our company.

Continue to Reduce Costs.     We have initiated a comprehensive cost reduction plan, which initially focused on headcount reductions that are expected to yield annual savings of at least $30 million. We implemented this plan immediately upon consummation of the Acquisition. The remainder of our cost reduction plan is expected to achieve incremental efficiencies through work process redesign and other targeted cost improvement programs, which address inefficiencies in our administrative and overhead functions, as well as other support functions around the world.

Maximize Cash Flow and Reduce Debt.    We believe that there are significant opportunities to increase our cash flow as an independent company. We believe that while the capital expenditures required to maintain our business are low relative to our sales, we can further reduce our capital expenditures from 2003 levels through enhanced management focus. We believe that our existing production capacity is sufficient to meet current growth expectations, and as a result, we can focus our capital expenditures on attractive investment projects. While management has historically focused on particular components of working capital, we believe there is an opportunity to reduce our working capital needs. We intend to use our free cash flow to reduce indebtedness.

Our Divisions

	Industrial and Institutional Services	Energy Services	Paper Services
2003 Net Sales(1)	$1,315 million	$740 million	$617 million

	• Food and Beverage	• Exploration	• Fine Paper
	• Buildings, Hotels, Hospitals	• Field Development	• Uncoated Free Sheet
Representative	• Chemicals, Pharmaceuticals	• Production	• Coated Free Sheet
Markets	• Manufacturing, Metals, Utilities,	• Refining	• Newsprint
	Mining	• Petrochemical Manufacturing	• Tissue
• Containerboard

Market Positions	$5.3 billion global market(2)(3) #1 Market Position	$2.9 billion global market(2) #1 Market Position	$7.1 billion global market(2) #2 Market Position

(1)	Divisional net sales exclude approximately $95 million of sales not allocated among the divisions.
(2)	Approximate market size based on internal estimates. See "Industry Overview."
(3)	Represents the water treatment and services markets, which accounted for approximately 80% of our Industrial and Institutional Services division's net sales in 2003.

Industrial and Institutional Services

We are the world's largest water treatment chemicals and services provider to industrial and institutional end markets, with an estimated 19% share of an approximately $5.3 billion market in 2003. We are also a provider of process chemicals and services. We serve companies across a broad spectrum of industries, including aerospace, chemical, pharmaceutical, steel, power, food and beverage, medium and light manufacturing, metalworking and institutions such as hospitals, universities and hotels. Six of our ten largest Industrial and Institutional Services customers in 2003 have been with us for more than ten years. Within this division, our products and services are principally utilized in water treatment applications such as raw water treatment, wastewater treatment, cooling programs and boiler treatment programs to control corrosion, the build up of scale and microbial fouling. Variations of these applications can be used from small boilers at a commercial building up to large industrial boiler and cooling water systems such as those found in steel mills and power plants. Customers use our water treatment programs to extend the useful life of their assets, minimize downtime of their facilities and conserve water and energy. Our Industrial and Institutional Services division generated 2003 net sales of $1,315 million, representing 48% of our net sales.

Water Treatment Applications

Our water treatment capabilities are shared across our three core divisions. The following descriptions include water treatment applications in the Industrial and Institutional Services division, but these boiler water, cooling water, raw water and wastewater applications are also used in the other divisions.

Boiler Water Applications.    We have specialized in boiler water applications for 75 years. Corrosion, scale buildup and microbial fouling are the most common problems addressed by our boiler water programs. We have helped our customers overcome various boiler challenges by providing integrated chemical solutions, process optimizations and mechanical component modifications. Our TRASAR technology is recognized as an innovative water treatment program that prevents operational problems. TRASAR technology continues to evolve and today is used in a number of boiler water treatment programs such as NexGuard. NexGuard combines the most advanced boiler internal treatment chemistry with TRASAR technology and state-of-the-art diagnostic, monitoring, feed and control equipment. Other applications of TRASAR include TRASAR Recovery Boiler Leak Indication, which is designed to determine when a loss of concentrated boiler water occurs in operating boilers. We also develop condensate treatment programs designed to prevent corrosion, overheating and rupture of boilers. Two examples of these programs are Nalco ACT and Tri-ACT. In 2000, we were awarded a Research and Development 100 Award for Nalco ACT, our revolutionary food-grade boiler treatment. Tri-ACT, a series of corrosion inhibitors, includes neutralizers, filmers and oxygen scavengers to provide uniform protection of the condensate system.

Cooling Water Applications.    Our cooling water treatment programs are designed to control the main problems associated with cooling water systems such as corrosion, scale, microbial fouling and contamination, in open recirculating, once-through and closed systems. Our award-winning STA•BR•EX technology is the world's first stable, liquid-bromine-based anti-microbial designed to control biofilms caused by microorganisms in cooling tower, condenser and heat exchanger systems. Our High Stress Polymer Program, including an active polymer analysis method, is specifically designed to improve performance in "stressed" cooling water treatment systems. Stress occurs when a system is forced outside its normal operating parameters and typically includes high temperatures, decreased flow and increased hardness levels. Excessive system stresses can consume polymer, an essential part of many cooling water treatment programs, thereby reducing system performance. Our TRASAR technology for cooling water systems is an effective tool used to identify efficiency improvements, solve problems, and improve control in cooling water systems.

Raw Water Applications.    Through our patented products and innovative chemical solutions, we assist industries in properly managing raw water. The NALMET program removes heavy metal discharge from the water supply and the BIO-MANAGE program is part of our comprehensive bio-control service that controls microbial growth in water. Our boiler water pretreatment system prepares raw water before entering a boiler by reducing or removing unwanted impurities such as clay, silt and other organic materials from the water through lime-soda softening, filtration, ion exchange and reverse osmosis. Our water clarification programs are specifically designed to enhance the removal of biological and chemical substances that deplete oxygen in water, minimize sludge volume, help with environmental compliance and improve the use of existing mechanical treatment methods with chemical precipitation.

Wastewater Applications.    Our wastewater products and programs focus on improving overall plant economics, optimizing equipment efficiency, addressing compliance issues with bioengineering solutions and increasing operator capabilities and effectiveness. In addition to the versatile TRASAR technology, which also allows real-time monitoring and control of our wastewater applications, we manufacture ULTRION, a liquid cationic coagulant that clarifies water more efficiently than alum, with less caustic or lime. The benefits of ULTRION include a reduction in total solids in treated water, increased efficiency of water clarification systems, reduction or elimination of pH adjustment problems and decreased settled sludge volume. We also offer our dispersion technology, ULTIMER, for which we won a United States Presidential Green Chemistry Challenge Award and a Research and Development 100 Award in 1999. ULTIMER polymers are water-based, yielding a more stable, soluble, user-friendly product.

Mining and Mineral Processing Applications

We offer a wide range of programs to help mining and mineral processing customers improve their operating efficiency and productivity in an environmentally responsible manner. Our EN/ACT (Environmental Analysis and Chemical Treatment) programs, which help maintain water, air and soil quality, enable our customers to improve their operations while meeting strict environmental regulations. We also provide dust control, scale and corrosion control, liquid and solid separation, filtration aids, agglomeration aids, flotation reagents, metals removal, automated systems and an array of products and services for synthetic fuel producers and consumers. The industries we serve include aggregates, alumina and bauxite, coal, copper, kaolin, phosphate, precious metals and synthetic fuels.

Colloidal Technologies Applications

We invented the original commercial process to make stable concentrated silica solutions and we were granted the original silica patent in 1941. Today, we operate one of the single largest colloidal silica facilities in the world and our broad range of colloidal silica products is used in applications in 39 countries. We manufacture colloidal silica, specialty silica solutions and complementary process chemicals used in precision investment casting of metal parts, the polishing of silicon wafers, memory disks and other electronic substrates, vacuum formed shapes and high temperature refractories, wine and juice clarification and specialty coatings. We offer a wide range of products and programs for the investment casting industry, including colloidal silica binders, polymers, wetting agents, antifoams, wax cleaners, biocides and refractories designed to shorten drying cycles, increase prime coat adhesion, improve casting surface quality and reduce casting defects.

Finishing Technologies Applications

We provide manufacturing companies worldwide with customized programs and services that focus on metalworking, paint finishing and related post-treatment processes. Our fabrication product line includes metalworking fluids, drawing compounds, stamping lubricants and rust preventatives and a line of synthetic, semi-synthetic and soluble oil coolants. Pre-treatment products include cleaners, conversion coatings, final seals and plastic pretreatments. Post-treatment programs include paint strippers, specialty coatings as well as products to enhance wastewater clarification and paint de-tackification. The automotive, fastener and other durable goods manufacturers are key industry segments for these technologies.

Membrane Technologies Applications

Membrane systems have been widely adopted in industrialized and developing countries as an efficient and cost-effective technology for the purification of municipal and industrial grade water and wastewater. We provide solutions that protect against high levels of iron and silica in water and contain anti-scalants that cover the demand of most water qualities. To combat microbial fouling, the most common and difficult problems to treat in a membrane system, our product range includes non-oxidizing biocides that can handle a wide spectrum of microorganisms. Our biocides are well accepted for industrial applications when in-line "shock dosing" is desired in order to control microbiological growth without shutting down the system, as well as for membrane preservation. Our products are available for sea water systems, brackish water systems and all types of recycle and small systems.

Odor Control Applications

We offer programs to combat odor centering around three approaches: odor neutralization, precipitation and biological hydrogen sulfide prevention. Our odor neutralization technology focuses on ODORtech, one of the most versatile odor solutions we offer. ODORtech products are applied by an atomized mist at the point of release of the airborne odor and effectively neutralize common odors, such as ammonia, amines, mercaptans, hydrogen sulfide and sulfur dioxide. Common applications include roof vents, truck wash staging, landfills, garbage areas, HVAC equipment, automotive interiors and storage areas. Our precipitation products are specially designed for hydrogen sulfide for aqueous applications and may also serve as coagulants or clarification aides. These products are commonly used in sludge tanks, floor drains, clarifiers, lift stations and equalization tanks. Our bioengineering products offer a wide range of special blends of bacteria and chemicals that prevent the formation of hydrogen sulfide or degrading sulfur compounds. The treatments, which produce no sludge, are non-hazardous and are effective for long duration control, are commonly used to control odor in digesters, gas scrubbers, lift stations, floor drains, aeration basins and clarifiers.

Energy Services

We are the world's largest process improvement and water treatment provider to the petroleum and petrochemical markets, with an estimated 25% share of an approximately $2.9 billion market in 2003. Our customers include the fifteen largest publicly traded oil companies. Our ten largest Energy Services customers in 2002 have been with us for more than twenty years. Our Energy Services division provides on-site, technology driven solutions to the global petroleum and petrochemical industries. Our upstream process applications improve oil and gas production, extend production equipment life and decrease operating costs through services that include scale and corrosion control, oil and water separation, emulsion breakers and gas hydrate solutions. Our downstream process applications increase production efficiency and the useful lives of customer assets, while improving refining and petrochemical product quality and product yields. In addition, we provide a full range of water treatment offerings to refineries and petrochemical plants. Our Energy Services division generated 2003 net sales of $740 million, representing 27% of our net sales. We continue to emphasize environmental leadership in our product development and implementation efforts. Our Energy Services division is divided into four groups that focus on specific industry segments: Oilfield Chemicals, Refinery and Fuels Management, Chemical Process Industries and Adomite Well Service Chemicals.

Oilfield Applications

Our oilfield business focuses on flow assurance and infrastructure protection, offering solutions to production challenges such as corrosion, scale, hydrates and paraffin. Our proprietary ENERCEPT family of high-shear corrosion inhibitors protects high shear, multi-phase oilfield flowlines, gathering systems and transmission pipelines. The programs were originally designed to combat corrosion in the challenging Alaskan North Slope conditions, but have since been confirmed under a variety of conditions around the world. More traditional batch treatments are still a preferred method of inhibition by many customers. ENERSPERSE truck treating inhibitors are ideal for rod-pumped wells and other batch treatment applications. Our products and services mitigate hydrate, scale, asphaltine and paraffin deposits in deep water wells and offshore transportation lines. Our expertise in new production techniques, such as seawater flood injection, helps our customers maximize the production of their operation while ensuring the safety and reliability of their infrastructure. Produced oil contains water that is costly to transport and damaging to infrastructure. Our oil and water separation technologies and custom blended products break the oil and water emulsions, allowing water removal. Our water clarifiers also work to purify that water and make it safe for environmental re-introduction.

Refining and Fuels Applications

We provide process applications specific to the petroleum refining and fuels industry, enabling our customers to profitably refine, fuel and move hydrocarbons. Our heavy oil upgrading programs minimize operation costs and mitigate fouling, corrosion, foaming and the effects of heavy metals when refining lower-quality crude oils. The SCORPION II program combats napthenic acid corrosion problems, allowing refiners to take advantage of discounted high acid crudes through combined chemistry, novel monitoring and simulation technologies. Our proprietary NEOSTAR crude oil database and our new patented chemistries are coupled with over 20 years of experience in the treatment of high temperature corrosion. Crude unit fouling can increase energy and maintenance costs, while reducing crude output. The THERMOGAIN program includes unique chemistries and patented crude stability tests to prevent crude unit fouling. The refining industry is also addressing clean fuels regulations that require drastic reduction in the level of sulfur allowed in fuels. Our H2S Scavengers, such as SULFA-CHECK, help our customers meet regulatory standards. Hydro-processing to meet low-sulfur fuel specifications can increase the corrosiveness of fuels. We offer an entire line of fuel additives, including corrosion inhibitors, to protect engine fuel systems and pre-market underground storage tanks and piping. In addition, we offer fuel stabilizers, pour point depressants, cetane improvers, detergents and antioxidants for home heating oil and premium diesel and gasoline packages. The PROSPEC Treat Service combines our knowledge of fuel specifications, test requirements, product selection, application technology and on-site coordination to solve expensive finished product problems in refinery tank farms, third party terminals and ports.

Chemical Processing Applications

We provide on-site technical service and innovative chemical processing technologies at more than 250 chemical plants in 45 countries worldwide. We guide chemical plants through obstacles that arise during operation and help maximize return on investment through products and services tailored to each customer's requirements, climate and logistics. We support olefins producers worldwide with proprietary treatment programs for ethylene and butadiene plant performance maximization. COKELESS coking control technology protects radiant and transfer line exchanger sections of ethylene plant furnaces without adverse effects to metallurgy or downstream processes. AQUAMAX corrosion control provides cost-effective, sodium free corrosion control in dilution steam systems. ACTRENE fouling control represents a significant advancement in the olefins chemical process industry. This technology reliably mitigates and controls fouling in fractional distillation units. We also provide a comprehensive line of antifoams, antifoulants and corrosion inhibitors for butadiene operations.

Adomite Well Service Applications

We support the oil well service industry by supplying chemicals for drilling activities. Our Adomite business supplies chemicals for the cementing, completion, drilling, fracturing and acidizing phases of oil and gas exploration as well as conducting independent research and jointly developing products with major well service companies.

Water Applications

We provide total water management solutions specific to refining and chemical processing needs. See "—Industrial and Institutional Services—Water Treatment Applications."

Paper Services

We are the world's second largest provider of paper process specialty chemicals and services, with an estimated 9% share of an approximately $7.1 billion market in 2003. Our customers include the 20 largest paper companies in the world, which collectively accounted for approximately 45% of global production capacity in the industry in 2002. Eight of our ten largest Paper Services customers in 2003 have been with us for more than ten years. We offer a comprehensive portfolio of products and services that are used in all principal areas of the paper-making process across all grades of paper, including fine paper, uncoated free sheet, coated free sheet, newsprint, tissue and containerboard. Some examples of our product applications include pulp digestion, microbial control, de-inking agents, retention and drainage. In these applications, our products and services help our customers maximize production rates, optimize the quality of finished sheets and minimize down time. Our Paper Services division generated 2003 net sales of $617 million, representing 22% of our net sales.

Pulp Applications

Our pulp process applications focus on opportunities to reduce our customers' total operating costs, utilize a broad range of recycled fibers, improve the quality of the pulp delivered to the paper mill and improve the stability of the pulpmaking process. These customer benefits are delivered through programs designed and tailored to the individual customer's process and needs. We offer programs and services for every phase of the pulping and bleaching process, including foam control, scale control, pitch control, digester and chemical recovery additives for chemical pulping operations, mechanical mills and de-inking mills. We manufacture a complete line of defoamers, including oil-based, water extended oil-based, silicone concentrates, silicone emulsions, water-based fatty alcohols and ester-based products.

We have maintained our technology leadership position through programs such as Scale Guard, a scale control program to control all of the common scales, including calcium sulfate, calcium oxalate, calcium carbonate, and barium sulfate; FiberBrite, a metals management program that enhances brightness; FiberNEU, a de-inking program that eliminates the need for caustic, peroxide, and silicate, provides higher brightness and reduces the anionic carryover to the paper mill; and Scale Rate Monitor, which measures the formation of inorganic scale.

Paper Applications

Our paper process applications focus on opportunities to reduce our customers' total operating costs, increase machine productivity, improve sheet properties, enhance product quality, and extend machine life. These customer benefits are achieved through a variety of programs, including microorganism control, increased retention drainage and formation, felt cleaning, increased paper strength, prevention of surface pitch and stickies deposition, and chemical fiber de-inking. Advanced sensing, monitoring and automation technologies are incorporated into the applications to optimize program effectiveness and minimize risk.

Core Shell polymer is our latest retention, drainage and formation solution which helps paper makers retain fines and fillers, improve drainage and sheet formation, and increases efficiency under high shear conditions. Our Core Shell polymer is often used in combination with our Ultra POSITEK borosilicate microparticle to improve retention of fines and wet strength.

We have several new multifunctional programs that deliver performance and/or cost advantages across multiple dimensions. Metrix is a multifunctional program that is designed to optimize the balance of retention, drainage and strength. OptiLux is a bulking and opacifying agent that improves paper quality by increasing bulk and improving smoothness and opacity. Our SmartSoft program delivers targeted softness and strength through a combination of creping and release aids, softeners and lotions.

Sensing and monitoring technology plays a key role in papermaking applications. TRA-CIDE and the Optical Fouling Monitor are used to monitor microbial fouling. The Scale Rate Monitor measures formation of inorganic scale. Scanning Laser Microscopy predicts the performance of polymer and microparticle programs. The SheeTracker system optimizes the point of release for the sheet.

Water Applications

Water is one of the primary components of the papermaking system. For each ton of paper produced, thousands of gallons of water are used. Careful management of the water throughout the process not only significantly impacts the water, fiber and energy costs of an operation, but also significantly influences the final properties of the sheet. Our integrated resource approach combines our extensive papermaking and water expertise with advanced computer modeling to optimize the water balance, flow and chemistry across the entire papermaking system including the pulp mill, paper mill and utility operations. See "—Industrial and Institutional Services—Water Treatment Applications."

Our Services

Our business is focused on providing integrated solutions to complex issues for our customers. Differences in customer equipment and processes drive substantial variation in the individual programs we create. In addition, fluctuations within an operation, such as changes in water quality or petroleum characteristics, require us to continually adapt our solutions to meet our customers' needs. These solutions are often adapted on-site by our technical sales professionals. Our sales teams are supported by analytical services, consulting services, technical field services and environmental hygiene services.

Analytical Services

Our highly trained analytical researchers combine in-field work and laboratory analysis to develop recommendations. Our ISO 9002-certified laboratories use state-of-the-art equipment, including mass and nuclear magnetic resonance spectrometers and multiple testing stations, to conduct sample testing and process failure analysis for water treatment, paper process and energy process applications. We have provided analytical services for more than 50 years and most of our more than 100 analytical researchers have an average of more than ten years of experience with our company. In addition, approximately 45% of our chemists have advanced degrees.

Consulting Services

Our on-site experts, industry technical consultants and researchers develop appropriate solutions for a broad range of customer requirements, such as single process optimization, system-wide program implementation, troubleshooting or increasing efficiencies. We provide numerous plant, process and application audits and surveys in water, energy or paper processing. We offer consulting for all water use and discharge areas and make recommendations for improvements, cost reductions or efficiency improvements through our Advanced Recycle Technology programs. Our technically trained sales professionals can also rely on guidance from a global knowledge management system that allows access to our specialized experts anywhere in the world. We take a multi-disciplinary approach to developing solutions by evaluating the mechanical, operational and chemical aspects of each process. By monitoring interactions between these three system components, our field engineers are able to anticipate and solve problems and prevent damage to customer processes. We utilize advanced database and computer analytical programs to support these efforts, including our Vantage database, which captures analytical data, prepares diagnostic images and reports on a real-time basis. Our Knowledge to Value, or "K2V," system provides benchmarking, correlating, normalizing and indexing information.

Technical and Field Services

We provide expert technical assistance for chemical feed and control equipment installation, start-up, calibration, preventative maintenance and repair throughout the world. In addition to the components we maintain regionally, we provide on-site services, including on-site testing, on-site system troubleshooting, inventory management, chemical usage determination, chemical dosage audits and cleaning services.

Environmental Hygiene Services

We offer a complete line of specialized services designed to assess, control and reduce risk from water-borne pathogens such as Legionella. Trained hygiene service specialists perform risk assessments to identify areas within the domestic cold and hot water, process water, cooling tower, emergency water and other systems that could be at risk for pathogen proliferation. We then develop prioritized recommendations and a remediation plan to reduce the risk of pathogen exposure that can lead to illnesses such as Legionnaires' Disease. Our protocols help our customers comply with guidelines created by professional organizations, state and federal government agencies, or local governments.

Customer Training

In order to educate our customers and promote more efficient and effective systems and processes in their operations, we have developed various training programs and interactive online training that teach operators and engineers how to work more effectively and efficiently. We conduct water treatment seminars to formally train our customers how to use our equipment and chemicals and how to implement best practices. For example, we provide water treatment workshops in a classroom setting where attendees discuss technical and industry-related issues among their peers and are able to review tailored answers to their operation-specific questions. Facilitators guide the attendees through various topics such as trending, energy management, cost implications, and best practices. These peer group discussions help the attendees troubleshoot and create support network groups. The latest addition to our training curriculum is our interactive, web-based program, Nalco University, which provides an economical and convenient alternative to our seminars.

Equipment

We offer complete equipment systems as part of our integrated offering, ranging from reusable shipping containers and feed and process control equipment to integrated wireless, web-based, data collection services. In addition, we offer a range of field test kits, process-monitoring equipment, and complete chemical feed and storage systems proven and tested for industrial environments.

We recognize the importance of accurate, reliable chemical feed to the success of manufacturing process and water treatment programs. Pre-packaged chemical feed systems ensure easy installation, start-up and reliable chemical feed, including our ValueLine Polymer Feeders and a line of modular pump and control systems. These chemical feed systems are used to pump chemicals into a customer's manufacturing and/or water treatment process. Some feed systems also have mixing technology that produce high-quality solutions without using mechanical agitators. Additionally, we have set the standard for returnable chemical delivery systems and "hands-off" chemical handling. Our PORTA-FEED container units are returnable shipping containers set up at a customer's plant to feed our chemicals into the customer's system. When the chemical level is low, a refill unit is delivered to the plant and we take the empty PORTA-FEED unit back for cleaning and re-use. Since the introduction of the PORTA-FEED program in 1985, we have eliminated the disposal of over three million chemical drums.

We also understand that it is crucial to all businesses to have the power to monitor and control their chemical treatment programs on an on-going basis in an efficient and easy-to-use manner. Our web-based monitoring service is a powerful multi-functional microprocessor with an embedded web server available in two series. Our Boiler Controller is designed to provide reliable automation for corrosion and scaling control programs in boilers. Our Cooling Tower Controller provides reliable automation of corrosion, scaling and microbiological growth control programs in cooling water applications. Both series include a revolutionary digital communications package which allows the customer to change set points, manually activate or deactivate pumps and valves, upgrade software, and receive reports or alarms, from any personal computer that has Internet access.

We have developed equipment that works with our innovative TRASAR technology to provide real-time, on-line monitoring of actual chemical levels in a system. Through the TRASAR system, we chemically "bar-code" treatment molecules with a fluorescent tracer that reacts to specific light wavelengths. Once the product is fed into a system, the tracer is optically excited and detected. Our equipment monitors the level of chemicals and continuously makes automatic adjustments as necessary through chemical injection systems linked to the TRASAR controller. By preventing overfeeding and underfeeding, and eliminating the unnecessary application of chemicals, this real-time, on-line monitoring capability saves water and energy as well as improves efficiency, reliability and productivity.

We offer integrated UltraTreat systems that include industrial reverse osmosis systems, water softening equipment, multi-media and carbon filtration and high efficiency filters.

Joint Ventures

During our history, we have entered into general partnerships or joint ventures for limited scope business opportunities. For example, we conducted our energy services business through a joint venture with Exxon Chemical Company, a division of Exxon Mobil Corporation, until 2001 when we redeemed Exxon's interest in the joint venture and it became a wholly-owned subsidiary of our company. We recently re-established a joint venture relationship with U.S. Filter Company, Treated Water Outsourcing, to pursue process water treatment outsourcing projects and to supply standard water treatment equipment packages with our chemicals and service offerings. We have entered an agreement to form a joint venture with Katayama Chemical, Inc., or KCI, for the marketing and sale of our water treatment and process chemicals in Japan. KCI is a leading participant in these markets in Japan and the venture will permit the combination of our broad product portfolio with KCI's strong market presence. This joint venture will not include manufacturing, research and administrative resources, which will continue to be provided to the joint venture by the parents. It is expected that this transaction will close in June 2004. We also maintain a non-equity alliance in Europe with JohnsonDiversey Co., packaging our water treatment products in consolidated offerings with JohnsonDiversey cleaning products. Additionally, we maintain longstanding partnerships in Saudi Arabia, relating to base-water treatment, and in Spain, relating to oil-free emulsion polymers.

We will continue to evaluate the potential for partnerships and joint ventures that can assist us in increasing our geographic, technological and product reach. For example, we continue to evaluate partnerships that will expand our offerings to our middle market customers and that will permit us a more significant local identity in certain Asian countries.

Competition

Water management and process improvement service companies compete on the basis of their demonstrated value, technical expertise, chemical formulations, consulting services, detection equipment, monitoring services, and dosing and metering equipment. In general, the markets in which our company competes are led by a few large companies, with the rest of the market served by smaller entities focusing on more limited geographic regions.

The market for water treatment chemicals is highly fragmented, but is led by our company and GE Water Technologies. The remainder of the market is comprised of mainly regional and local players. Regional service providers tend to be mid-sized and focus either on a limited geographic region or a smaller subset of products and services and include companies such as Ashland Inc.'s Drew Industrial Division, ChemTreat, Inc. and Kurita Water Industries Ltd. Local players are smaller and tend to focus on servicing local businesses typically requiring less sophisticated applications.

The largest participants in the energy services sector are our company, Baker Petrolite Corporation, GE Water Technologies and Champion Technologies, Inc. The remainder of the market consists of smaller, regional niche companies focused on limited geographic areas.

The market for specialty and water treatment chemicals used in the pulp and paper industry is fragmented. The top suppliers of water treatment services to the pulp and paper industry are our company, Hercules Incorporated, Kemira Oyj, Ciba Specialty Chemical Holding Inc., BASF AG and Akzo Nobel N.V.'s EKA Chemicals AB. The remainder of the market is comprised of smaller, regional participants.

Research and Development

We benefit from a high quality research and development effort consisting of more than 400 personnel worldwide, more than 150 of whom have Ph.D.s, dedicated to developing new technology and providing support. Our laboratories, which are located in the United States, the Netherlands and Singapore, are involved in the research and development of chemical products and in providing technical support, including chemical analyses of water and process samples. We spent approximately $60 million on research and development in 2003. In recent years, we have been the recipient of numerous research and development awards, including awards for ULTIMER 00LT053, ULTIMER, Nalco ACT, NALCO98DF063, TRASAR3000, our high stress polymers and STA•BR•EX•.

We believe that continued research and development activities are critical to maintaining our leadership position in the industry and will provide us with a competitive advantage as we seek additional business with new and existing customers.

Intellectual Property

We own or have licenses to use a large number of patents relating to a large number of products and processes. We currently have more than 600 patents in the United States and more than 1,900 worldwide with remaining durations ranging from less than one year to 20 years. The average remaining duration is approximately 9 years. We also have over 360 registered U.S. trademarks covering our products. Our rights under such patents and licenses and trademarks are of significant importance in the operation of the business. Patents related to our TRASAR technology and trademarks related to Nalco Company and Calgon are considered material to our business. No other patent, trademark or license is believed to be material with respect to our business.

Raw Materials

The principal raw materials we use are available in adequate quantities from several sources of supply in the United States and in foreign countries. We are not dependent on any one supplier for a material amount of our raw materials, but certain important raw materials are obtained from sole source or a few major suppliers. Major requirements for key raw materials are typically purchased pursuant to multi-year contracts. On a consolidated basis, we purchased raw materials totaling approximately $800 million in 2003, with no single raw material accounting for more than 3.5% of our total purchases. While temporary shortages of raw materials may occasionally occur, we have not experienced any difficulties in obtaining raw materials needed for our business.

Properties

Our principal administrative offices and research center are located at 1601-1613 West Diehl Road in Naperville, Illinois. These facilities are leased. We maintain administrative and research facilities in Sugar Land, Texas and Leiden, Netherlands, both of which we own, and in Singapore, which we lease. We position our manufacturing locations and warehouses in a manner to permit ready access to our customers. We operate 18 plants in North America, 6 plants in Latin America, 12 plants in Europe and the Middle East and 12 plants in Asia/Pacific. We own all of our major manufacturing facilities and we also have a network of small leased sales offices in the United States and, to a lesser extent, in other parts of the world. We also maintain leased warehousing locations where necessary for our delivery requirements.

Employees

As of December 31, 2003, we had approximately 10,500 employees, of whom approximately 4,500 were employed in North America, approximately 3,000 were employed in Europe, the Middle East and Africa, approximately 1,400 were employed in Latin America and approximately 1,600 were employed in Asia/Pacific. We consider relations with our employees to be good.

Environmental Matters

Governmental requirements relating to the discharge of materials into the environment, environmental remediation or otherwise relating to the protection of the environment, have had, and will continue to have, an effect on us and our operations. Under some environmental laws, we may be jointly and severally liable for the costs of environmental contamination on or emanating from our properties and at off-site locations where we disposed or arranged for the disposal or treatment of regulated materials, and may also incur liability for damages to natural resources. We have made and continue to make expenditures for projects relating to the environment. We are currently identified as a potentially responsible party at waste management sites. We do not anticipate that these matters will result in material liabilities; however, there can be no assurance that discovery of previously unknown conditions will not require responses that will require significant expenditures.

We do not believe that compliance with environmental protection laws and regulations will have a material effect upon our capital expenditures, results of operations or competitive position. Our capital expenditures for environmental control facilities during 2004 and 2005 are not expected to be material to us. We believe that any liability that may result from the resolution of environmental matters for which sufficient information is available to support cost estimates will not have a material adverse effect on our financial position or results of operations. However, we cannot predict the effect on our financial position of expenditures for aspects of certain matters for which there is insufficient information. In addition, we cannot predict the effect of compliance with environmental laws and regulations with respect to unknown environmental matters on our financial position, results of operations liquidity or cash flow or the possible effect of compliance with environmental requirements imposed in the future.

We have been named as a defendant in a series of multi-party lawsuits based on our claimed involvement in the supply of allegedly hazardous materials. The plaintiffs seek damages for alleged personal injury resulting from exposure to various chemicals. These matters have had de minimis impact on our business historically and we do not anticipate that these matters present any material risk to our business in the future. Notwithstanding, we cannot predict with certainty the outcome of any such toxic tort claims or the involvement we might have in such matters in the future.

We are also subject to a variety of regulations relating to the production and handling of our products; and the conduct and condition of our production facilities. We do not believe that these regulatory requirements will have a material effect on capital expenditures, results of operations or competitive position.

Legal Proceedings

Various claims, lawsuits and administrative proceedings are pending or threatened against us and our subsidiaries, arising from the ordinary course of business with respect to commercial, product liability, employee and environmental matters. Historically, we have not faced any litigation matters or series of litigation matters that have had a material adverse impact on our business. In addition, we do not believe that there is any pending or reasonably predictable litigation, either individually or in the aggregate, that is likely to have a material adverse effect on our financial condition, results of operations, liquidity or cash flow. However, we cannot predict with certainty the outcome of any litigation or the potential for future litigation.

MANAGEMENT

Set forth below is certain information concerning the individuals that serve as members of Nalco Holdings' board of directors and executive officers.

Name	Age	Position
William H. Joyce	68	Chairman and Chief Executive Officer
William J. Roe	50	Executive Vice President, Chief Operating Officer and President, Industrial and Institutional Services Division
Bradley J. Bell	51	Executive Vice President and Chief Financial Officer
David M. Harker	52	Senior Vice President, Supply Chain
Mark L. Bosanko	48	Group Vice President and President, Energy Services Division
Mark W. Irwin	39	Group Vice President and President, Paper Services Division
Louis L. Loosbrock	50	Group Vice President and President, Pacific Division
Leon D. Black	52	Director
Chinh E. Chu	37	Director
Richard A. Friedman	46	Director
Joshua J. Harris	39	Director
Sanjeev K. Mehra	45	Director
Paul H. O'Neill	68	Director

Dr. William H. Joyce is our Chairman and Chief Executive Officer. Dr. Joyce was formerly the Chairman and Chief Executive Officer of Hercules Incorporated, a position he took in May 2001. Dr. Joyce had been Chairman, President and Chief Executive Officer of Union Carbide Corporation from 1996 through May 2001. From 1995 to 1996, Dr. Joyce was President and Chief Executive Officer, and from 1993 to 1995 he was President of Union Carbide. Prior to that, he had been Chief Operating Officer of Union Carbide since 1992. Dr. Joyce holds a B.S. degree in Chemical Engineering from Penn State University, and M.B.A. and Ph.D. degrees from New York University. He received the National Medal of Technology Award in 1993 and the Plastics Academy's Industry Achievement Award in 1994 and Lifetime Achievement Award in 1997. In 1997, he was inducted into the National Academy of Engineering. In 2003, Dr. Joyce was the recipient of the Society of Chemical Industry Perkin Medal Award. Dr. Joyce is a director of CVS Corporation, a trustee of the Universities Research Association, Inc. and Co-Chairman of the Government-University-Industry Research Roundtable of the National Academies. Dr. Joyce was Chairman of the Board of the Society of Plastics Industry and on the executive committee of the American Chemistry Council.

William J. Roe is our Executive Vice President, Chief Operating Officer and President, Industrial and Institutional Services Division. Mr. Roe has served as Chief Operating Officer since 2001. Prior to that, in 1999, Mr. Roe was elected Group Vice President and President of the Pacific and Process Divisions. In 1998, Mr. Roe served as Vice President and President of the Process Division. He was named District Manager for the Mining and Mineral Processing Chemicals Group in 1989, Marketing Manager in 1991 and promoted to General Manager in 1994. Mr. Roe joined our company in 1978 as an Assistant Chemist in Research. Mr. Roe was promoted to Chemist in 1979, Senior Chemist and Group Leader in 1981 and to Technical Director in 1985.

Bradley J. Bell is our Executive Vice President and Chief Financial Officer. From 1997 to 2003, Mr. Bell served as Senior Vice President and Chief Financial Officer of Rohm and Haas Company, a $6 billion global specialty chemicals manufacturer. There, Mr. Bell played an active role in the company's strategic portfolio review, including substantial acquisitions, divestitures, and development and implementation of post-transaction cost-elimination programs exceeding $500 million. Prior to that, Mr. Bell served as Vice President and Treasurer of both the Whirlpool Corporation, from 1987 to 1997, and the Bundy Corporation, from 1980 to 1987. Mr. Bell is a Director and Chairman of the Audit Committee of IDEX Corporation and a Director of Compass Minerals Group.

Daniel M. Harker is our Senior Vice President, Supply Chain. Mr. Harker has served in this capacity since 2003. In 2001, Mr. Harker became Vice President, Supply Chain, after joining Nalco from Calgon in 2000 as Vice President, Manufacturing and Logistics. From 1998 to 2000, Mr. Harker served as Vice President of Global Operations for Calgon. Prior to that, Mr. Harker was with Rhone Poulenc from 1993 to 1998, and Union Carbide from 1975 to 1993.

Mark L. Bosanko is our Group Vice President and President of our Energy Services Division. Mr. Bosanko has served in this capacity since 2001. Mr. Bosanko was named Senior Vice President of Operations for the Division's predecessor Nalco/Exxon Energy Chemicals, L.P. joint venture in 1999. Prior to that, Mr. Bosanko served as Vice President, Oil Field Chemicals Worldwide. In 1995 Mr. Bosanko was named Vice President, Oil Field Chemicals, responsible for North America and West Africa. Mr. Bosanko became General Manager, Additives Worldwide for Nalco/Exxon Energy Chemicals, L.P. after the joint venture was formed in 1994. Prior to that, Mr. Bosanko served as District Manager and Sales Manager before he was named General Manager, Additives Group in 1993. From 1984 to 1993, Mr. Bosanko served as Area Sales manager. Mr. Bosanko joined our company in 1981 as a Visco District Representative.

Mark W. Irwin is our Group Vice President and President of our Paper Services Division. Mr. Irwin joined our Paper Services Division in January 2003 as Strategic Business Unit Leader for Global Accounts, and three months later was named Group Vice President and President, Paper Services Division. Mr. Irwin most recently served as Global Business Leader of General Electric Specialty Materials' Silicones Group from 1997 to 2003. There, he led two business units at a global level with combined revenues of approximately $500 million. Prior to that, Mr. Irwin was a National Product Manager, Silicones and Silanes, for Witco Australia – OSi Specialties from 1995 to 1997. Mr. Irwin served from 1987 to 1995 as Regional Sales Manager, Industrial Chemicals for ICI Australia.

Louis L. Loosbrock is our Group Vice President and President of our Pacific Division. Mr. Loosbrock has been President of the Pacific Division since April 2003. Prior to that, Mr. Loosbrock served as Group Vice President and President of our Pulp and Paper Division from April 2002 to April 2003. Mr. Loosbrock served as General Manager, Global Mining from 1998 to 2002; Sales Manager from 1986 to 1989 and 1991 to 1998; and Marketing Manager from 1989 to 1991. He began his career with our company in 1977 as a Sales Representative in the Mining Group and in 1981 was named District Manager.

Leon D. Black is a member of our board of directors. Mr. Black is a founding partner of Apollo Advisors, L.P. and Apollo Real Estate Advisors, L.P. Mr. Black also serves on the boards of directors of AMC Entertainment, Inc., Wyndham International, Inc. Allied Waste Industries, Inc., Sequa Corporation, Sirius Satellite Radio, Inc. and United Rentals, Inc. Mr. Black also serves as a Trustee of The Museum of Modern Art, Mount Sinai-NYU Medical Center, Lincoln Center for the Performing Arts, the Metropolitan Museum of Art, Prep for Prep, the Asia Society and Dartmouth College. Mr. Black received a B.A. degree from Dartmouth College and an M.B.A. degree from Harvard Business School.

Chinh E. Chu is a member of our board of directors. Mr. Chu is a Senior Managing Director of Blackstone, which he joined in 1990. Mr. Chu currently serves on the boards of directors of Haynes International, Inc. and Nycomed Holdings and on the Advisory Committee of Graham Packaging Holdings Company.

Richard A. Friedman is a member of our board of directors. Mr. Friedman is co-head of Goldman, Sachs & Co.'s Merchant Banking Division, head of Goldman, Sachs & Co.'s Principal Investment Area, Chairman of the Merchant Banking Division's Investment Committee and a member of Goldman, Sachs & Co.'s Management Committee. Mr. Friedman joined Goldman, Sachs & Co. in 1981, became a partner in 1990, and was made a managing director in 1996. He serves on the boards of directors of Burger King Corporation, Carmike Cinemas, Inc., Polo Ralph Lauren Corporation and Yankees Entertainment and Sports Network, LLC (YES). Mr. Friedman received a B.A. from Brown University and an M.B.A. from the University of Chicago Graduate School of Business.

Joshua J. Harris is a member of our board of directors. Mr. Harris is a founding partner of Apollo Management, L.P., which he joined in 1990. Mr. Harris is a director of Resolution Performance Products, Pacer International, Inc., Compass Minerals Group, and Quality Distribution, Inc. Mr.

Harris received a B.S. degree from the Wharton School at The University of Pennsylvania and an M.B.A. from Harvard Business School.

Sanjeev K. Mehra is a member of our board of directors. Mr. Mehra is a managing director of Goldman, Sachs & Co.'s Principal Investment Area, and a member of its Investment Committee. Mr. Mehra joined Goldman, Sachs & Co. in 1986, was made a managing director in 1996 and became a partner in 1998. He serves on the boards of directors of Amscan Holdings, Inc., Burger King Corporation, Hexcel Corporation, Madison River Telephone Company, LLC and North American RailNet, Inc. Mr. Mehra received an A.B. from Harvard College and an M.B.A. from Harvard Business School.

Paul H. O'Neill is a member of our board of directors. Mr. O'Neill has been a Special Advisor at The Blackstone Group L.P. since March 2003. Prior to that, he served as U.S. Secretary of the Treasury during 2001 and 2002 and was Chairman and Chief Executive Officer of Alcoa from 1987 to 1999. He currently also serves on the boards of directors of TRW Automotive Holdings Corp. and Eastman Kodak Company.

Director Compensation

None of our directors or officers receive any compensation for serving as a director or as a member or chair of a committee of the board of directors.

Committees of the Board of Directors

Our board of directors currently has an audit committee, a compensation committee and a nominating and corporate governance committee.

Audit Committee

Our audit committee currently consists of Chinh Chu, Joshua Harris and Paul O'Neill. Joshua Harris is our audit committee "financial expert" as such term is defined in Item 401(h) of Regulation S-K. The audit committee will be responsible for (1) selecting the independent auditors, (2) approving the overall scope of the audit, (3) assisting the board in monitoring the integrity of our financial statements, the independent accountant's qualifications and independence, the performance of the independent accountants and our internal audit function and our compliance with legal and regulatory requirements, (4) annually reviewing an independent auditors' report describing the auditing firms' internal quality-control procedures, any material issues raised by the most recent internal quality-control review, or peer review, of the auditing firm, (5) discussing the annual audited financial and quarterly statements with management and the independent auditor, (6) discussing earnings press releases, as well as financial information and earnings guidance provided to analysts and rating agencies, (7) discussing policies with respect to risk assessment and risk management, (8) meeting separately, periodically, with management, internal auditors and the independent auditor, (9) reviewing with the independent auditor any audit problems or difficulties and managements' response, (10) setting clear hiring policies for employees or former employees of the independent auditors, (11) annually reviewing the adequacy of the audit committee's written charter, (12) handling such other matters that are specifically delegated to the audit committee by the board of directors from time to time, (13) reporting regularly to the full board of directors and (14) evaluating the board of directors' performance.

The audit committee has approved and adopted a Code of Ethical Business Conduct for all employees (to be posted on our website) and an additional Office Code of Ethics for the executives and financial officers of the company (available upon written request at no cost).

Compensation Committee

Our current compensation committee consists of Chinh Chu, Joshua Harris and Sanjeev Mehra. The compensation committee is responsible for (1) reviewing key employee compensation policies, plans and programs, (2) reviewing and approving the compensation of our chief executive officer and other executive officers, (3) developing and recommending to the board of directors compensation for board members, (4) reviewing and approving employment contracts and other similar arrangements between us and our executive officers, (5) reviewing and consulting with the chief executive officer on the selection of officers and evaluation of executive performance and other related matters, (6) administration of stock plans and other incentive compensation plans, (7) overseeing compliance with any applicable compensation reporting requirements of the SEC, (8) approving the appointment and removal of trustees and investment managers for pension fund assets, (9) retaining consultants to advise the committee on executive compensation practices and policies and (10) handling such other matters that are specifically delegated to the compensation committee by the board of directors from time to time.

Nominating and Corporate Governance Committee

Our current nominating and corporate governance committee consists of Leon Black, Richard Friedman and Paul O'Neill. Our current nominating and corporate governance committee consists of Leon Black, Richard Friedman and Paul O'Neill. The nominating and corporate governance committee is responsible for (1) developing and recommending criteria for selecting new directors, (2) screening and recommending to the board of directors individuals qualified to become executive officers, (3) overseeing evaluations of the board of directors, its members and committees of the board of directors and (4) handling such other matters that are specifically delegated to the compensation committee by the board of directors from time to time.

Executive Compensation

As an independent company, we have established executive compensation plans that link compensation with our performance as a company. We will continually review our executive compensation programs to ensure that they are competitive.

The following table shows all compensation awarded to, earned by, or paid to our Chief Executive Officer and four other most highly compensated executive officers based on salary, whom we refer to as the "named executive officers."

		Annual Compensation			Long-Term Compensation	All Other Compensation
Name and Principal Positions (1)	Year	Salary	Bonus(2)		LTIP Payments
William H. Joyce	2003	$1,000,000*	$712,000*		$—	$773	(4)
Chairman and Chief Executive Officer		(283,636)	(169,909)
William J. Roe	2003	400,000	554,240	*	—	1,584,998	(3)
Executive Vice President, Chief Operating Officer and President, Industrial and Institutional Services Division
Bradley J. Bell	2003	400,000 *	213,600	*	—	—
Executive Vice President and Chief Financial Officer		(100,000)	(130,000	) (5)
Mark L. Bosanko	2003	240,000	215,160		—	776,815	(3)
Group Vice President and President, Energy Services Division
Louis L. Loosbrock	2003	267,000	208,020		—	158,521	(3)
Group Vice President and President, Pacific Division

*	Amounts shown for Dr. Joyce and Mr. Bell are based on full-year payments; actual payments were prorated based on date of hire (actual pro rata amounts are shown in parentheses).

(1)	We have provided compensation information as to 2003 for the named executive officers because 2003 is the first year in which we, as a newly established company following the Acquisition, paid compensation to our executive officers.
(2)	Includes annual Management Incentive Plan and Long-Term Cash Incentive Plan payments (based on 1-year performance periods).
(3)	Includes payments related to Change in Control (sale of Nalco by Suez) plus company contributions to non-qualified defined contribution plan.
(4)	Includes company contribution to non-qualified defined contribution plan.
(5)	Includes a discretionary bonus of $76,600, which was recommended by Dr. Joyce and approved by the compensation committee of our board of directors.

Pension Plan Information

Benefits under our defined benefit pension plan are a percentage of pay replacement equal to 2% for each year of service up to 25 years of service and 1.5% for each year of service in excess of 25 years. The accrual percentage was reduced to 1.5% for each year of service earned after 2002. No new employees can participate in our defined benefit pension plan. There is a Social Security offset equal to 1.5% times service times the participant's primary Social Security benefit.

The following table shows the estimated benefit payable as a 10-year certain and life annuity commencing at age 62 (before deduction of the Social Security offset described above) for Messrs. Roe, Bosanko and Loosbrock:

	Years of Service
Final Average Earnings	15	20	25	30	35	40
$125,000	$38,000	$50,000	$63,000	$72,000	$81,000	$91,000
$150,000	45,000	60,000	75,000	86,000	98,000	109,000
$175,000	53,000	70,000	88,000	101,000	114,000	127,000
$200,000	60,000	80,000	100,000	115,000	130,000	145,000
$225,000	68,000	90,000	113,000	129,000	146,000	163,000
$250,000	75,000	100,000	125,000	144,000	163,000	181,000
$300,000	90,000	120,000	150,000	173,000	195,000	218,000
$350,000	105,000	140,000	175,000	201,000	228,000	254,000
$400,000	120,000	160,000	200,000	230,000	260,000	290,000
$450,000	135,000	180,000	225,000	259,000	293,000	326,000
$500,000	150,000	200,000	250,000	288,000	325,000	363,000
$600,000	180,000	240,000	300,000	345,000	390,000	435,000
$700,000	210,000	280,000	350,000	403,000	455,000	508,000
$800,000	240,000	320,000	400,000	460,000	520,000	580,000
$900,000	270,000	360,000	450,000	518,000	585,000	653,000
$1,000,000	300,000	400,000	500,000	575,000	650,000	725,000

The defined benefit pension plan uses a final average earnings formula based on the average annualized pay for the 48 highest-paid consecutive months of the last 120 calendar months prior to retirement. Earnings include salary and bonus.

Dr. Joyce and Mr. Bell do not currently participate in and are not expected to receive a benefit from the pension plan. The estimated years of credited service as of December 31, 2003 for the other named executive officers are as follows: Mr. Roe — 26 years, Mr. Bosanko — 23 years, and Mr. Loosbrock — 26.3 years.

Employment Agreements

William H. Joyce

Nalco Holdings and Nalco Company expect to enter into an employment agreement with William H. Joyce to serve as Chairman and Chief Executive Officer. The term of the agreement is expected to end on December 31, 2008, unless terminated earlier by Nalco Holdings or Dr. Joyce.

If Dr. Joyce's employment is terminated without "cause" (other than due to death or disability) prior to a "change in control" (as such terms are defined in the employment agreement), we expect that Dr. Joyce will receive (a) continued payment of his base salary until the earlier of (1) December 31, 2008 or (2) the third anniversary of the date of his termination and (b) a payment equal to one-twelfth of his annual bonus for the last completed year of his employment multiplied by the number of months he is entitled to his continued base salary, payable when such payment would have been made if his employment continued. Dr. Joyce's termination of employment following a change in control will be governed by a separate agreement between us and Dr. Joyce to be entered into within thirty days after the execution of the employment agreement. If Dr. Joyce is terminated without cause following a change in control, this agreement will provide that he is entitled to a lump sum payment equal to the severance payments described above and continuation of his welfare benefits for a period through the earlier of (a) December 31, 2008 and (b) the third anniversary of the date of his termination.

Under the terms of the agreement, Dr. Joyce may not disclose any confidential information concerning Nalco Holdings, Nalco Company or their businesses. In addition, during Dr. Joyce's term of employment and for a period of one year following the last day Dr. Joyce is entitled to payments from Nalco Holdings or any of its affiliates, Dr. Joyce may not (a) compete with us or our subsidiaries or (b) solicit or hire our employees or employees of our subsidiaries.

William J. Roe

We have entered into an employment agreement with Mr. Roe beginning on January 1, 2002 to serve as an Executive Vice President and Chief Operating Officer. The term will continue until January 1, 2005, and thereafter, the term will continue for successive one-year periods unless either party gives 90 days prior written notice that the term should end.

If Mr. Roe's employment is terminated by us without "cause" (including non-renewal of the term) or by Mr. Roe with good reason, Mr. Roe will be paid, subject to the execution of a release in favor of the company, within thirty days of such termination of employment in a lump sum payment (a) accrued unpaid base salary through the date of termination, (b) any prior year bonus earned but not yet paid, (c) severance equal to two (2) times base salary and target bonus. We shall also pay a pro-rata portion of any Management Incentive Bonus for the year of termination based on the portion of the year elapsed through the date of termination, any such Management Incentive Bonus being paid in accordance with our normal cycle for such payment, as well as a pro rata portion of any award under the Long-Term Cash Incentive Plan. Mr. Roe is also entitled to two (2) years of service under the Supplemental Benefit. Additionally, we shall provide Mr. Roe (and his eligible dependents) with continued coverage under our group medical and dental plans for a 24-month period following Mr. Roe's termination of employment with us.

Lastly, Mr. Roe shall receive a payment equal to two (2) times the product of (a) Mr. Roe's base salary on the termination date and (b) the greater of his target long-term incentive award (A) prior to his termination at employment or (B) prior to the Transaction. In order to pay the amounts set forth above, we were required to enter into an irrevocable letter of credit in favor of Mr. Roe of at least $6 million.

Under the terms of the agreement, Mr. Roe may not disclose any confidential information concerning the company or its subsidiaries or affiliates and must assign to us all inventions conceived or discovered by Mr. Roe during the term of his employment. In addition, during Mr. Roe's term of employment and for a period of two years thereafter, Mr. Roe may not (a) compete with us or our subsidiaries or (b) solicit or hire our employees or employees of our subsidiaries. Mr. Roe also may not, during the term of his employment or thereafter, make disparaging statements about the company or its employees or directors. In the event that Mr. Roe is subject to a parachute excise tax, we shall provide him with an additional payment to compensate Mr. Roe for the excise tax.

Bradley J. Bell

We have entered into an employment agreement with Mr. Bell effective November 1, 2003 to serve as Executive Vice President and Chief Financial Officer.

Under the agreement, if Mr. Bell's employment is terminated by us without "cause" or by Mr. Bell with good reason, Mr. Bell will be paid within sixty days of such termination of employment in a lump sum payment (a) accrued unpaid base salary through the date of termination, (b) any prior year bonus earned but not yet paid, (c) severance equal to one and one-half (1.5) times base salary and target Management Incentive Plan bonus. We shall also pay a pro-rata portion of any Management Incentive Bonus for the year of termination based on the portion of the year elapsed through the date of termination, any such Management Incentive Bonus being paid in accordance with our normal cycle for such payment.

Mark L. Bosanko

Mr. Bosanko and Nalco Energy Services, L.P. have entered into an employment agreement beginning January 1, 2003 and amended September 1, 2003 to serve as the President and Chief Executive Officer of Nalco Energy Services, L.P. The term will continue until January 1, 2006, and thereafter, the term will continue for successive one-year periods unless either party gives 90 days prior written notice that the term should end.

Under the terms of the agreement, if Mr. Bosanko's employment is terminated without "cause" (including non-renewal of the term) or by Mr. Bosanko with good reason, Mr. Bosanko will be paid, subject to the execution of a release in favor of Nalco Energy Services, L.P., within thirty days of such termination of employment in a lump sum payment (a) accrued unpaid base salary through the date of termination, (b) any prior year bonus earned but not yet paid, (c) severance equal to one and one-half (1.5) times base salary and target Management Incentive Plan bonus. Nalco Energy Services, L.P. shall also pay a pro-rata portion of any Management Incentive Bonus for the year of termination based on the portion of the year elapsed through the date of termination, any such Management Incentive Bonus being paid in accordance with its normal cycle for such payment, as well as a pro rata portion of any award under the Long-Term Cash Incentive Plan. Additionally, Nalco Energy Services, L.P. shall provide Mr. Bosanko (and his eligible dependents) with continued coverage under its group medical and dental plans for an 18-month period following Mr. Bosanko's termination of employment. If Mr. Bosanko is terminated prior to age 55, his severance pay will be paid in the form and amounts to bridge his service to age 55. This arrangement will allow Mr. Bosanko to elect benefits of early retirement on the first day of the month following his 55th birthday.

Under the terms of the agreement, Mr. Bosanko may not disclose any confidential information concerning the company or its subsidiaries or affiliates and must assign to Nalco Energy Services, L.P. all inventions conceived or discovered by Mr. Bosanko during the term of his employment. In addition, during Mr. Bosanko's term of employment and for a period of two years thereafter, Mr. Bosanko may not (a) compete with us or our subsidiaries or (b) solicit or hire our employees or employees of our subsidiaries. Mr. Bosanko may not, during the term of his employment or thereafter, make disparaging statements about the company or its employees or directors. In the event that Mr. Bosanko is subject to a parachute excise tax, Nalco Energy Services, L.P. shall provide him with an additional payment to compensate Mr. Bosanko for the excise tax.

Louis L. Loosbrock

We have entered into an employment agreement with Mr. Loosbrock beginning January 1, 2003 to serve as a Vice President and President of the Pulp and Paper Group. The term will continue until January 1, 2006, and thereafter, the term will continue for successive one-year periods unless either party gives 90 days prior written notice that the term should end.

Under the terms of the agreement, if Mr. Loosbrock's employment is terminated without "cause" (including non-renewal of the term) or by Mr. Loosbrock with good reason, Mr. Loosbrock will be paid, subject to the execution of a release in favor of the company, within thirty days of such termination of employment in a lump sum payment (a) accrued unpaid base salary through the date of termination, (b) any prior year bonus earned but not yet paid, (c) severance equal to one and one-half (1.5) times base salary and target bonus. We shall also pay a pro-rata portion of any Management Incentive Bonus for the year of termination based on the portion of the year elapsed through the date of termination, any such Management Incentive Bonus being paid in accordance with our normal cycle for such payment, as well as a pro rata portion of any award under the Long-Term Cash Incentive Plan. Additionally, we shall provide Mr. Loosbrock (and his eligible dependents) with continued coverage under our group medical and dental plans for an 18-month period following Mr. Loosbrock's termination of employment. If Mr. Loosbrock is terminated prior to age 55, his severance pay will be paid in the form and amounts to bridge his service to age 55. This arrangement will allow Mr. Loosbrock to elect benefits of early retirement on the first day of the month following his 55th birthday.

Under the terms of the agreement, Mr. Loosbrock may not disclose any confidential information concerning the company or its subsidiaries or affiliates and must assign to us all inventions conceived or discovered by Mr. Loosbrock during the term of his employment. In addition, during Mr. Loosbrock's term of employment and for a period of two years thereafter, Mr. Loosbrock may not (a) compete with us or our subsidiaries or (b) solicit or hire our employees or employees of our subsidiaries. Mr. Loosbrock may not, during the term of his employment or thereafter, make disparaging statements about the company or its employees or directors.

In the event that Mr. Loosbrock is subject to a parachute excise tax, we shall provide him with an additional payment to compensate Mr. Loosbrock for the excise tax.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

Nalco Holdings owns 100% of the capital stock of Nalco Company, and Nalco Investment Holdings LLC owns 100% of the limited liability company interests of Nalco Holdings.

The following table and accompanying footnotes show information regarding the beneficial ownership of our common stock, as of April 30, 2004 by (i) each person known by us to beneficially own more than 5% of the outstanding shares of our common stock, (ii) each of our directors, (iii) each named executive officer and (iv) all directors and executive officers as a group.

	Number	Percent
Name and Beneficial Owner
The Blackstone Group(1)	64.7411	36.5%
Apollo Management Group(2)	64.7411	36.5%
The Goldman Sachs Group, Inc.(3).	44.5206	25.1%
Dr. William H. Joyce(4)	3.1927	1.8%
William J. Roe(4)	—	—
Bradley J. Bell(4)	—	—
Mark L. Bosanko(4)	—	—
Louis L. Loosbrock(4)	—	—
Leon D. Black(5)	—	—
Chinh Chu(6)	—	—
Richard A. Friedman(7)	—	—
Joshua J. Harris(5)	—	—
Sanjeev Mehra(7)	—	—
Paul H. O'Neill(6)	—	—
All directors and executive officers as a group (11 persons)	3.1927	1.8%

(1)	Reflects beneficial ownership of each of Blackstone Capital Partners IV L.P., Blackstone Family Investment Partnership IV-A L.P. and Blackstone Capital Partners IV-A L.P. (the "Blackstone Funds"), as a result of the Blackstone Funds' ownership of membership interests in Nalco Investment Holdings LLC, for each of which Blackstone Management Associates IV L.L.C. ("BMA") is the general partner having voting and investment power over the membership interests held or controlled by each of the Blackstone Funds. Mr. Chu, a director of Nalco Investment Holdings LLC, is a member of BMA and disclaims any beneficial ownership of membership interests beneficially owned by BMA. Messrs. Peter G. Peterson and Stephen A. Schwarzman are the founding members of BMA and as such may be deemed to share beneficial ownership of the membership interests held or controlled by the Blackstone Funds. Each of BMA and Messrs. Peterson and Schwarzman disclaims beneficial ownership of such membership interests. The address of BMA and the Blackstone Funds is c/o The Blackstone Group L.P., 345 Park Avenue, New York, New York 10154.
(2)	Reflects beneficial ownership of each of Apollo Investment Fund V, L.P. and its related co-investment partnerships (the "Apollo Funds"), as a result of the Apollo Funds' ownership of membership interests in Nalco Investment Holdings LLC, for each of which Apollo Management V, L.P. ("Apollo Management") serves as investment manager having voting and investment power over the membership interests held or controlled by each of the Apollo Funds. The general or managing partner on each of the Apollo Funds is Apollo Advisors V, L.P. ("Apollo Advisors" and together with Apollo Management, "Apollo"), an affiliated manager with Apollo Management. The directors and principal executive officers of Apollo are Messrs. Leon Black and John Hannan, each of whom, as well as each of Apollo Management and Apollo Advisors, disclaims beneficial ownership of the membership interests owned by the Apollo Funds. The address of each of the Apollo Funds and Apollo is c/o Apollo Management V, L.P., 1301 Avenue of the Americas, New York, New York 10019.
(3)	Reflects beneficial ownership of GS Capital Partners 2000, L.P., GS Capital Partners 2000 Offshore, L.P., GS Capital Partners 2000 GmbH & Co. Beteiligungs KG, GS Capital Partners 2000 Employee Fund, L.P. and Goldman Sachs Direct Investment Fund 2000, L.P. (collectively, the "GS Funds"), as a result of the GS Funds' ownership of membership interests in Nalco Investment Holdings LLC. Affiliates of The Goldman Sachs Group, Inc. ("GSG") are the general partner, managing general partner or investment manager of each of the GS Funds. GSG disclaims beneficial ownership of the shares owned by the GS Funds to the extent attributable to partnership interests held therein by persons other than GSG and its affiliates. Each of such investment partnerships shares voting and investment power with certain of its respective affiliates. The address of each of the GS Funds is c/o Goldman, Sachs & Co., 85 Broad Street, New York, New York 10004.
(4)	Reflects beneficial ownership of Dr. Joyce as a result of Dr. Joyce's ownership of membership interests in Nalco Investment Holdings LLC. The address for each of Messrs. Joyce, Roe, Bell, Bosanko and Loosbrock is c/o Nalco Company, 1601 West Diehl Road, Naperville, Illinois 60563.
(5)	Mr. Black is a founding partner of Apollo Advisors, L.P. and Apollo Real Estate Advisors, L.P. Mr. Harris is a founding partner of Apollo Management, L.P. Messrs. Black and Harris disclaim beneficial ownership of the shares held or controlled by these entities or by their affiliates. The address for each of Messrs. Black and Harris is c/o Apollo Management V, L.P., 1301 Avenue of the Americas, New York, New York 10019.
(6)	Mr. Chu is a Senior Managing Director of Blackstone and Mr. O'Neill is a Special Advisor at Blackstone. Messrs. Chu and O'Neill disclaim beneficial ownership of the shares held or controlled by Blackstone or by its affiliates. The address for each of Messrs. Chu and O'Neill is c/o The Blackstone Group, 345 Park Avenue, New York, New York 10154.
(7)	Mr. Friedman is co-head of Goldman, Sachs & Co.'s Merchant Banking Division, head of Goldman, Sachs & Co.'s Principal Investment Area, Chairman of the Merchant Banking Division's Investment Committee and a member of Goldman, Sachs & Co.'s Management Committee. Mr. Mehra is a managing director of Goldman, Sachs & Co.'s Principal Investment Area, and a member of its Investment Committee. Messrs. Friedman and Mehra disclaim beneficial ownership of the shares held or controlled by these entities or by their affiliates, except to the extent of their pecuniary interest therein, if any. The address for each of Messrs. Friedman and Mehra is c/o Goldman, Sachs & Co., 85 Broad Street, New York, New York 10004.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Ancillary Agreements to the Stock Purchase Agreement

In addition to the stock purchase agreement described under "The Acquisition," we have entered into the following ancillary agreements with Suez on or prior to the closing of the Acquisition.

Guarantee Agreement

The guarantee agreement, which took effect upon signing of the stock purchase agreement, provides that Suez will unconditionally guarantee the payment of all amounts which may become due and payable to Nalco Holdings or its affiliates by any of the sellers under the stock purchase agreement, including amounts due in respect of indemnification obligations.

Noncompetition Agreement

The noncompetition agreement, which was executed at the closing of the Acquisition, provides that, for a period of three years following the closing of the Acquisition, Suez and its controlled affiliates will not engage in businesses competing with our business, with certain exceptions, including the design, building, production, installation or sale of water and wastewater treatment equipment; water and wastewater treatment outsourcing projects and associated equipment and chemical sales; and wastewater treatment projects using chemicals and related services and equipment for municipal customers. The agreement further provides that Suez and its controlled affiliates will not, for a period of three years following the closing of the Acquisition, employ or solicit to employ our employees, with certain limited exceptions.

Reimbursement Agreement

We are currently obligated to make contributions to the trust of our Profit Sharing and Savings Plan pursuant to the Contribution Agreement between us and the Northern Trust Company, dated as of November 2, 1999, as amended. The Contribution Agreement contains financial covenants that would have been violated by the Acquisition, and would have caused the acceleration of our entire outstanding contribution commitment. In connection with the Acquisition, Suez executed a guarantee in favor of the trustee of the trust so that the contributions under the Contribution Agreement would not be accelerated. In addition, at the closing of the Acquisition, Suez executed a reimbursement agreement with us that provides that Suez will reimburse us for all contributions that we or one of our affiliates makes to the trust in order to satisfy our obligations under the Contribution Agreement. The reimbursement agreement further provides that if the credit rating of Suez falls below a level that is acceptable to the trustee of the trust, Suez or one of its affiliates will provide a letter of credit or other additional financial support acceptable to the trustee in addition to the guarantee so that the contributions are not accelerated. In the event that we or any of our affiliates fail to make payments under the Naperville sublease described below, Suez may reduce its reimbursement obligations under the reimbursement agreement by the amount of the shortfall.

Sublease Agreement

We entered into a lease agreement, dated as of December 30, 2002, for our headquarters in Naperville, Illinois (the "Property"), with Wachovia Bank of Delaware, National Association, as landlord, in its capacity as owner trustee under a trust agreement dated as of December 30, 2002 with NCC Solar Company, a subsidiary of Verizon Capital Corp., as owner participant. The lease term is twenty-five years (with certain extension options provided for in the lease agreement). Following the Acquisition, Suez maintained and continues to maintain in place this lease and the Suez guaranty of our obligations under the lease. Concurrently with the Acquisition, Suez caused us (as tenant) to assign the lease to a special purpose subsidiary of Suez (the "Suez Subsidiary") pursuant to an assignment and assumption agreement. The Suez Subsidiary then subleased the Property back to us pursuant to a sublease agreement. The Suez Subsidiary is the "tenant" under the lease and the "landlord" under the sublease. Pursuant to the terms of the sublease, the rights and obligations of the landlord under the lease are the rights and obligations of the Suez Subsidiary under the sublease and, except for certain provisions specifically set forth in the sublease, the rights and obligations of the tenant under the lease are our rights and obligations under the sublease. For example, pursuant to the sublease, we have semi-annual rent payment obligations as set forth in the lease (ranging from approximately $1.8 million to $31 million) and are obligated to maintain and use the Property in a manner consistent with its current use. Some of our rights under the sublease include: assignment and further sublease rights, sublease term extension options, obsolescence termination rights and the right of first refusal (each, subject to the satisfaction of certain conditions precedent to be set forth in the sublease). We are also be obligated to indemnify the Suez Subsidiary for any claims arising from any breach or default under the sublease or lease, subject to specified limitations. In the event that Suez or one of its affiliates fails to make payments under the reimbursement agreement described above, we may reduce our rent payments under the sublease by the amount of the shortfall.

Nalco Investment Holdings LLC Limited Liability Company Agreement

The Sponsors and Dr. William H. Joyce have invested in our company through Nalco Investment Holdings LLC. The limited liability company agreement of Nalco Investment Holdings LLC (1) provides for the governance of Nalco Holdings, (2) provides specific rights to the holders of Nalco Holdings' limited liability company interests with respect to those interests, such as tag-along and drag-along rights and (3) provides specific rights with respect to certain sales of capital stock of Nalco Company, Nalco Holdings or Nalco Investment Holdings LLC, such as transfer restrictions and registration rights.

All significant decisions involving Nalco Investment Holdings LLC or its direct or indirect subsidiaries, except as listed below, require the approval of the board of directors of Nalco Investment Holdings LLC or the Sponsor members of Nalco Investment Holdings LLC, including the approval of directors appointed by at least two of the three Sponsors (or two of the three Sponsors as members). The board of directors of Nalco Investment Holdings LLC currently consists of seven members, including Dr. Joyce and two directors designated by each of the Sponsors. If either Blackstone or Apollo sells more than two-thirds of its initial equity stake in Nalco Investment Holdings LLC or if GSCP sells more than 51.5% of its initial equity stake in Nalco Holdings, that Sponsor will lose one of its two director designation rights. If either Blackstone or Apollo sells more than 90% of its initial equity stake in Nalco Investment Holdings LLC or if GSCP sells more than 85.5% of its initial equity stake in Nalco Investment Holdings LLC, that Sponsor will lose its remaining director designation right but will retain appropriate information rights and the right to designate an observer to attend Nalco Investment Holdings LLC board meetings. If one Sponsor has the right to appoint only one director to the Nalco Investment Holdings LLC board but the other two Sponsors continue to have the right to appoint two directors, then all Nalco Investment Holdings LLC board decisions will require the approval of the designees of the two Sponsors that are still entitled to appoint two directors. If at least two of the Sponsors no longer have the right to appoint two directors to the Nalco Investment Holdings LLC board, then the rule requiring approval of board designees of at least two of the Sponsors will no longer be operative. Actions by members of Nalco Investment Holdings LLC will similarly require approval of two of the three Sponsors in those circumstances in which the relative equity ownership of Nalco Investment Holdings LLC would require that actions be taken by director appointees of two of the three Sponsors.

The Sponsors and Dr. Joyce expect to create a new holding company to hold interests of Nalco Investment Holdings LLC, and we expect that other management investors will invest in that entity.

Transaction Fee Agreement

In connection with the Acquisition, affiliates of the Sponsors entered into a transaction fee agreement with us relating to certain structuring and advisory services that affiliates of the Sponsors are providing to us for aggregate transaction and advisory fees of $75 million payable upon closing of the Acquisition. We have agreed to indemnify the Sponsors and their respective affiliates, directors, officers and representatives for losses relating to the services contemplated by the transaction fee agreement and the engagement of affiliates of the Sponsors pursuant to, and the performance by them of the services contemplated by, the transaction fee agreement.

Monitoring Fee Agreement

Following the Acquisition, affiliates of the Sponsors entered into a monitoring fee agreement under which these affiliates of the Sponsors will provide certain structuring, advisory and management services to us for a twelve-year period, unless earlier terminated by agreement between us and the Sponsors or the Sponsors' ownership in our ultimate parent company falling below 5%. The annual monitoring fee under this monitoring fee agreement will be the greater of $10 million or 2% of our EBITDA for the preceding fiscal year. Pursuant to an amendment to the Monitoring Fee Agreement, upon a change of control in our ownership or a public offering of our equity that meets certain conditions, and in recognition of facilitation of such change of control or public offering by affiliates of the Sponsors, these affiliates of the Sponsors may elect to receive, in lieu of annual payments of the monitoring fee, a single lump sum cash payment equal to the then-present value of all then-current and future monitoring fees payable under this agreement, assuming the termination date to be the twelfth anniversary of the closing date of the Acquisition and the annual fee due to be equal to the highest annual monitoring fee paid in the preceding three fiscal years. The lump sum payment would only be payable to the extent that it is permitted under the indentures and other agreements governing our indebtedness. We have agreed to indemnify the Sponsors and their affiliates, directors, officers and representatives for losses relating to the services contemplated by the monitoring fee agreement and their engagement of the affiliates of the Sponsors pursuant to, and the performance by them of the services contemplated by, the monitoring fee agreement.

DESCRIPTION OF OTHER INDEBTEDNESS

Senior Credit Facilities

In connection with the Transactions, we entered into senior credit facilities provided by a syndicate of banks and other financial institutions led by Citicorp North America, Inc., as administrative agent, Citigroup Global Markets Inc., as global coordinator, joint lead arranger and joint book manager, Banc of America Securities LLC, as documentation agent, global coordinator, joint lead arranger and joint book manager and Deutsche Bank Securities Inc., J.P. Morgan Securities Inc., Goldman Sachs Credit Partners L.P. and UBS Securities LLC, each as a co-syndication agent, joint lead arranger and joint book manager.

The senior credit facilities provide financing of up to $1,850 million, consisting of

•	a $300 million term loan A facility with a maturity of six years;

•	a $1,300 million term loan B facility with a maturity of seven years; and

•	a $250 million revolving credit facility with a maturity of six years.

In addition, upon the occurrence of certain events, we may request an increase to the existing revolving credit facility and/or existing term loan B facility in an amount not to exceed $100 million in the aggregate, subject to receipt of commitments by existing revolving credit lenders, existing term loan B lenders or other financing institutions reasonably acceptable to the administrative agent.

Nalco Company is the borrower under the term loan facilities and the revolving credit facility, and certain of our non-U.S. subsidiaries may be designated as additional borrowers after the closing date under the revolving credit facility. The term loan A facility includes an €88 million tranche. A portion of the revolving credit facility is available to our non-U.S. subsidiary borrowers in euros. The revolving credit facility includes borrowing capacity available for letters of credit and for borrowings on same-day notice, referred to as the swingline loans.

Interest Rate and Fees

The borrowings under the senior credit facilities bear interest at a rate equal to an applicable margin plus, at our option, either (a) a base rate determined by reference to the higher of (1) the base rate of Citibank, N.A., (2) the three-month certificate of deposit rate plus 1/2 of 1% and (3) the federal funds rate plus 1/2 of 1% or (b) a LIBOR or eurocurrency rate determined by reference to the costs of funds for deposits in the currency of such borrowing for the interest period relevant to such borrowing adjusted for certain additional costs. The initial applicable margin for borrowings under the revolving credit facility and the term loan A facility is 1.50% with respect to base rate borrowings and 2.50% with respect to LIBOR or eurocurrency borrowings. The applicable margin for such borrowings may be reduced subject to our attaining certain leverage ratios. The applicable margin for borrowings under the term loan B facility is 1.50% with respect to base rate borrowings and 2.50% with respect to LIBOR or eurocurrency borrowings. The applicable margin for borrowings under the term loan B facility is not be subject to adjustment.

In addition to paying interest on outstanding principal under the senior credit facilities, we are required to pay a commitment fee to the lenders under the revolving credit facility in respect of the unutilized commitments thereunder at a rate equal to 0.50%. We also pay customary letter of credit fees.

Prepayments

The senior credit facilities require us to prepay outstanding term loans, subject to certain exceptions, with:

•	75% (which percentage we expect will be reduced to 50% if our leverage ratio is less than 5.00 to 1.00 for any fiscal year and to 25% if our leverage ratio is less than 4.00 to 1.00 for any fiscal year) of our excess cash flow;

•	100% of the net cash proceeds of all non-ordinary course asset sales and casualty and condemnation events, if we do not reinvest or contract to reinvest those proceeds in assets to be used in our business or to make certain other permitted investments within 12 months, subject to certain limitations;

•	100% of the net proceeds of any incurrence of debt other than debt permitted under the senior credit facilities; and

•	50% of the net proceeds of issuances of equity of Nalco Holdings (which percentage will be reduced to 25% for so long as our total leverage ratio is less than 4.50 to 1.00), subject to certain exceptions.

We may voluntarily repay outstanding loans under the senior credit facilities at any time without premium or penalty, other than customary "breakage" costs with respect to LIBOR or eurocurrency loans.

Amortization

The term loan A facility will amortize in equal quarterly installments at a rate of 5% per annum in year one, 10% per annum in year two, 15% per annum in year three, 20% per annum in year four and 25% per annum in each of years five and six.

The term loan B facility will amortize each year in an amount equal to 1% per annum in equal quarterly installments for the first six years and nine months, with the remaining amount payable on the date that is seven years from the date of the closing of the senior credit facilities.

Principal amounts outstanding under the revolving credit facility are due and payable in full at maturity, six years from the date of the closing of the senior credit facilities.

Guarantee and Security

All obligations under the senior credit facilities are unconditionally guaranteed by Nalco Holdings and, subject to certain exceptions, each of Nalco Company's existing and future domestic wholly-owned subsidiaries (other than Nalco Company's receivables subsidiaries), referred to collectively as U.S. Guarantors. The portion of the senior credit facility borrowed by Nalco Company is not guaranteed by NI Acquisition Co., or a holding company for the Nalco International SAS Subsidiaries and certain other foreign subsidiaries ("Foreign Holdco"), or any of Foreign Holdco's subsidiaries. In addition, the borrowings of designated non-U.S. subsidiary borrowers under the revolving credit facility after the closing date are guaranteed, to the extent legally permitted, by their wholly-owned non-U.S. subsidiaries (referred to collectively as the foreign guarantors).

All obligations under the senior credit facilities, and the guarantees of those obligations (as well as certain working capital lines of Foreign Holdco's non-U.S. subsidiaries, cash management obligations and any interest hedging or other swap agreements), are secured by substantially all the assets of Nalco Holdings, Nalco Company and each U.S. Guarantor, including, but not limited to, the following, and subject to certain exceptions:

•	a pledge of the capital stock of Nalco Company and NI Acquisition Co., in each case, to the extent owned by Nalco Holdings, 100% of the capital stock of substantially all U.S. Guarantors, and 65% of the capital stock of each of Nalco Company's non-U.S. subsidiaries that are directly owned by Nalco Company or one of the U.S. Guarantors; and

•	a security interest in substantially all tangible and intangible assets of Nalco Holdings, Nalco Company and each U.S. Guarantor (but excluding receivables sold to a receivables subsidiary under a receivables facility).

We did not have any non-U.S. subsidiary borrowers under the revolving credit agreement at the closing of the Transactions. The obligations of all non-U.S. subsidiary borrowers under the revolving credit facility (as well as cash management obligations and interest hedging or other swap agreements), and foreign guarantees of such obligations are, subject to certain exceptions and only to the extent permitted by applicable legal and contractual provisions, secured by the following:

•	a pledge of the capital stock of each non-U.S. borrower and each non-U.S. guarantor; and

•	a lien on substantially all tangible and intangible assets of each non-U.S. borrower and each non-U.S. guarantor (but excluding any receivables sold to a receivables subsidiary under an off balance sheet receivables facility).

Certain Covenants and Events of Default

The senior credit facilities contain a number of covenants that, among other things, restrict, subject to certain exceptions, our ability, and the ability of Nalco Holdings and its subsidiaries, to:

•	sell assets;

•	incur additional indebtedness or issue preferred stock;

•	repay other indebtedness (including the notes);

•	pay dividends and distributions or repurchase our capital stock;

•	create liens on assets;

•	make investments, loans, guarantees or advances;

•	make certain acquisitions;

•	engage in mergers or consolidations;

•	enter into sale and leaseback transactions;

•	engage in certain transactions with affiliates;

•	amend certain material agreements governing our indebtedness, including the notes;

•	change the business conducted by Nalco Holdings and its subsidiaries (including us);

•	enter into agreements that restrict dividends from subsidiaries; and

•	enter into hedging agreements.

In addition, the senior credit facilities require us to maintain the following financial covenants:

•	a maximum total leverage ratio;

•	a minimum interest coverage ratio; and

•	a maximum capital expenditures limitation.

The senior credit facilities also contain certain customary affirmative covenants and events of default.

6¼% Notes due 2008

As of the closing of the Transactions, Nalco Company had $27.8 million aggregate principal amount of its 6¼% notes due 2008 outstanding. In May 1998, Nalco Chemical Company issued $150.0 million of those 6¼% notes due 2008. In 1999, in connection with Suez' acquisition of Nalco Chemical Company, Nalco Chemical Company conducted a tender offer and consent solicitation in which it repurchased $122.2 million of notes and amended the indenture governing the notes to eliminate several covenants and events of default. The notes mature on May 15, 2008 and interest is payable at a fixed rate of 6.25% semiannually on May 15 and November 15. Nalco Company may not redeem the notes prior to maturity. Events of default include non-payment of principal or interest on the notes or non-performance of covenants under the indenture in connection with the notes. If an event of default with respect to the notes shall occur and be continuing, the principal of the notes may be declared immediately due and payable.

Non-U.S. Lines of Credit

Certain of our non-U.S. subsidiaries have lines of credit to support local requirements. As of
December 31, 2003, the outstanding balance under these local lines of credit was approximately $14 million. Certain of these lines of credit are equally and ratably secured with obligations under our senior credit facilities.

THE EXCHANGE OFFERS

Purpose and Effect of the Exchange Offers

We have entered into registration rights agreements with the initial purchasers of the outstanding notes in which we agreed, under certain circumstances, to use our reasonable best efforts to file a registration statement relating to offers to exchange the outstanding notes for exchange notes and thereafter cause the registration statement to become effective under the Securities Act no later than 300 days following the closing date of the issuances of the outstanding notes. The exchange notes will have terms identical in all material respects to the outstanding notes, except that the exchange notes will not contain terms with respect to transfer restrictions, registration rights and additional interest for failure to observe certain obligations in the applicable registration rights agreement. The outstanding notes were issued on November 4, 2003.

Under the circumstances set forth below, we will use our reasonable best efforts to cause the SEC to declare effective a shelf registration statement with respect to the resale of the outstanding notes within the time periods specified in the registration rights agreements and keep the statement effective for up to two years after the effective date of the shelf registration statement. These circumstances include:

•	if any changes in law, SEC rules or regulations or applicable interpretations thereof by the SEC do not permit us to effect the exchange offers as contemplated by the registration rights agreements;

•	if any outstanding notes validly tendered pursuant to the exchange offers are not exchanged for exchange notes within 300 days after the date of issuances of the outstanding notes;

•	if any initial purchaser so requests with respect to the outstanding notes not eligible to be exchanged for the exchange notes and held by it following the consummation of the exchange offers;

•	if any applicable law or interpretations do not permit any holder to participate in the exchange offers;

•	if any holder that participates in the exchange offers does not receive freely transferable exchange notes in exchange for tendered outstanding notes; or

•	if we so elect to file a shelf registration statement with respect to the resale of the outstanding notes.

Under each registration rights agreement, if we fail to complete the applicable exchange offer (other than in the event we file a shelf registration statement) or the shelf registration statement, if required thereby, is not declared effective, in either case on or prior to 300 days after the issue date (the "target registration date"), the interest rate on the outstanding notes will be increased by (x) 0.25% per annum for the first 90-day period immediately following the target registration date and (y) an additional 0.25% per annum with respect to each subsequent 90-day period, in each case, until the applicable exchange offer is completed or the shelf registration statement, if required, is declared effective by the SEC or the outstanding notes cease to constitute transfer restricted notes, up to a maximum of 1.00% per annum of additional interest. Copies of the registration rights agreements have been filed as exhibits to the registration statement of which this prospectus is a part.

If you wish to exchange your outstanding notes for exchange notes in the exchange offers, you will be required to make the following written representations:

•	you are not our affiliate or an affiliate of any guarantor within the meaning of Rule 405 of the Securities Act, or if you are an affiliate, you will comply with applicable registration and prospectus delivery requirements of the Securities Act;

•	you have no arrangement or understanding with any person to participate in a distribution (within the meaning of the Securities Act) of the exchange notes in violation of the provisions of the Securities Act;

•	you are not engaged in, and do not intend to engage in, a distribution of the exchange notes; and

•	you are acquiring the exchange notes in the ordinary course of your business.

Each broker-dealer that receives exchange notes for its own account in exchange for outstanding notes, where the broker-dealer acquired the outstanding notes as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. Please see "Plan of Distribution."

Resale of Exchange Notes

Based on interpretations by the SEC set forth in no-action letters issued to third parties, we believe that you may resell or otherwise transfer exchange notes issued in the exchange offers without complying with the registration and prospectus delivery provisions of the Securities Act, if:

•	you are not our affiliate or an affiliate of any guarantor within the meaning of Rule 405 under the Securities Act;

•	you do not have an arrangement or understanding with any person to participate in a distribution of the exchange notes;

•	you are not engaged in, and do not intend to engage in, a distribution of the exchange notes; and

•	you are acquiring the exchange notes in the ordinary course of your business.

If you are our affiliate or an affiliate of any guarantor, or are engaging in, or intend to engage in, or have any arrangement or understanding with any person to participate in, a distribution of the exchange notes, or are not acquiring the exchange notes in the ordinary course of your business:

•	You cannot rely on the position of the SEC set forth in Morgan Stanley & Co. Incorporated (available June 5, 1991) and Exxon Capital Holdings Corporation (available May 13, 1988), as interpreted in the SEC's letter to Shearman & Sterling, dated July 2, 1993, or similar no-action letters; and

•	in the absence of an exception from the position stated immediately above, you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the exchange notes.

This prospectus may be used for an offer to resell, resale or other transfer of exchange notes only as specifically set forth in this prospectus. With regard to broker-dealers, only broker-dealers that acquired the outstanding notes as a result of market-making activities or other trading activities may participate in the exchange offers. Each broker-dealer that receives exchange notes for its own account in exchange for outstanding notes, where such outstanding notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. Please read "Plan of Distribution" for more details regarding the transfer of exchange notes.

Terms of the Exchange Offers

On the terms and subject to the conditions set forth in this prospectus and in the accompanying letters of transmittal, we will accept for exchange in the applicable exchange offer any outstanding notes that are validly tendered and not validly withdrawn prior to the applicable expiration date. Outstanding notes may only be tendered in multiples of $1,000 in the case of dollar notes and €1,000 in the case of euro notes. We will issue $1,000 principal amount of exchange notes in exchange for each $1,000 principal amount of outstanding notes surrendered in the applicable exchange offer in the case of dollar notes and €1,000 principal amount of exchange notes in exchange for each €1,000 principal amount of outstanding notes surrendered in the applicable exchange offer in the case of euro notes.

The form and terms of the exchange notes will be identical in all material respects to the form and terms of the outstanding notes except the exchange notes will be registered under the Securities

Act, will not bear legends restricting their transfer and will not provide for any additional interest upon our failure to fulfill our obligations under the applicable registration rights agreements to complete the applicable exchange offer, or file, and cause to be effective, a shelf registration statement, if required thereby, within the specified time period. The exchange notes will evidence the same debt as the outstanding notes. The exchange 7¾% Senior Notes due 2011 will be issued under and entitled to the benefits of the same indenture that authorized the issuance of the outstanding 7¾% Senior Notes due 2011. The exchange 8 7/8% Senior Subordinated Notes due 2013 will be issued under and entitled to the benefits of the same indenture that authorized the issuance of the outstanding 8 7/8% Senior Subordinated Notes due 2013. The exchange 9% Senior Subordinated Notes due 2013 will be issued under and entitled to the benefits of the same indenture that authorized the issuance of the outstanding 9% Senior Subordinated Notes due 2013. Consequently, in each case, each series of notes will be treated as a single class of debt securities under the applicable indenture. For a description of each indenture, see "Description of Senior Notes" and "Description of Senior Subordinated Notes."

The exchange offers are not conditioned upon any minimum aggregate principal amount of outstanding notes being tendered for exchange.

As of the date of this prospectus, $665 million aggregate principal amount of the 7¾% senior notes due 2011, €200 million aggregate principal amount of the 7¾% senior subordinated notes due 2011, $465 million aggregate principal amount of the 8 7/8% senior subordinated notes due 2013 and €200 million aggregate principal amount of the 9% senor subordinated notes due 2013 are outstanding. This prospectus and the letters of transmittal are being sent to all registered holders of outstanding notes. There will be no fixed record date for determining registered holders of outstanding notes entitled to participate in the exchange offers. We intend to conduct the exchange offers in accordance with the provisions of the registration rights agreements, the applicable requirements of the Securities Act and the Securities Exchange Act of 1934, as amended (the "Exchange Act") and the rules and regulations of the SEC. Outstanding notes that are not tendered for exchange in the exchange offers will remain outstanding and continue to accrue interest and will be entitled to the rights and benefits such holders have under the indentures relating to such holders' series of outstanding notes and the applicable registration rights agreement except we will not have any further obligation to you to provide for the registration of the outstanding notes under the applicable registration rights agreement.

We will be deemed to have accepted for exchange properly tendered outstanding notes when we have given oral or written notice of the acceptance to the exchange agent. The exchange agent will act as agent for the tendering holders for the purposes of receiving the exchange notes from us and delivering exchange notes to holders. Subject to the terms of the applicable registration rights agreement, we expressly reserve the right to amend or terminate the applicable exchange offer and to refuse to accept the occurrence of any of the conditions specified below under "—Conditions to the Exchange Offers."

If you tender your outstanding notes in the exchange offers, you will not be required to pay brokerage commissions or fees or, subject to the instructions in the applicable letter of transmittal, transfer taxes with respect to the exchange of outstanding notes. We will pay all charges and expenses, other than certain applicable taxes described below in connection with the exchange offers. It is important that you read "—Fees and Expenses" below for more details regarding fees and expenses incurred in the exchange offers.

Expiration Date; Extensions, Amendments

As used in this prospectus, the term "expiration date" means 12:00 a.m. midnight, New York City time, on                      , 2004. However, if we, in our sole discretion, extend the period of time for which the applicable exchange offer is open, the term "expiration date" will mean the latest time and date to which we shall have extended the expiration of the applicable exchange offer.

To extend the period of time during which an exchange offer is open, we will notify the exchange agent of any extension by oral or written notice, followed by notification by press release or other public announcement to the registered holders of the outstanding notes no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

We reserve the right, in our sole discretion:

•	to delay accepting for exchange any outstanding notes (if we amend or extend the applicable exchange offer);

•	to extend any of the exchange offers or to terminate any of the exchange offers and to refuse to accept outstanding notes not previously accepted if any of the conditions set forth below under "—Conditions to the Exchange Offer" have not been satisfied, by giving oral or written notice of such delay, extension or termination to the exchange agent; and

•	subject to the terms of the applicable registration rights agreement, to amend the terms of any of the exchange offers in any manner.

Any delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice to the registered holders of the outstanding notes. If we amend the exchange offer in a manner that we determine to constitute a material change, we will promptly disclose the amendment in a manner reasonably calculated to inform the holders of outstanding notes of that amendment.

Conditions to the Exchange Offers

Despite any other term of the exchange offers, we will not be required to accept for exchange, or to issue exchange notes in exchange for, any outstanding notes and we may terminate or amend any of the exchange offers as provided in this prospectus before accepting any outstanding notes for exchange if in our reasonable judgment:

•	the exchange notes to be received will not be tradeable by the holder, without restriction under the Securities Act or the Exchange Act and without material restrictions under the blue sky or securities laws of substantially all of the states of the United States;

•	the exchange offers or the making of any exchange by a holder violates any applicable law or interpretation of the SEC; or

•	any action or proceeding has been instituted or threatened in any court or by or before any governmental agency with respect to the exchange offers that, in our judgment, would reasonably be expected to impair our ability to proceed with the exchange offers.

In addition, we will not be obligated to accept for exchange the outstanding notes of any holder that has not made to us:

•	the representations described under "—Purpose and Effect of the Exchange Offers," "—Procedures for Tendering" and "Plan of Distribution;" or

•	any other representations as may be reasonably necessary under applicable SEC rules, regulations, or interpretations to make available to us an appropriate form for registration of the exchange notes under the Securities Act.

We expressly reserve the right at any time or at various times to extend the period of time during which the exchange offers are open. Consequently, we may delay acceptance of any outstanding notes by giving oral or written notice of such extension to their holders. During any such extensions, all outstanding notes previously tendered will remain subject to the applicable exchange offer and we may accept them for exchange. We will return any outstanding notes that we do not accept for exchange for any reason without expense to their tendering holder promptly after the expiration or termination of the applicable exchange offer.

We expressly reserve the right to amend or terminate any of the exchange offers and to reject for exchange any outstanding notes not previously accepted for exchange, upon the occurrence of any of the conditions of the exchange offers specified above. We will give oral or written notice of any extension, amendment, non-acceptance or termination to the holders of the outstanding notes as promptly as practicable. In the case of any extension, such notice will be issued no later than 9:00 a.m. New York City time, on the next business day after the previously scheduled expiration date.

These conditions are for our sole benefit and we may assert them regardless of the circumstances that may give rise to them or waive them in whole or in part at any or at various times prior to the expiration date in our sole discretion. If we fail at any time to exercise any of the foregoing rights, this failure will not constitute a waiver of such right. Each such right will be deemed an ongoing right that we may assert at any time or at various times prior to the expiration date. All conditions to the exchange offers, other than those conditions subject to receipt of necessary government approvals, will be satisfied or waived prior to the expiration of the applicable exchange offer.

In addition, we will not accept for exchange any outstanding notes tendered, and will not issue exchange notes in exchange for any such outstanding notes, if at such time any stop order is threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the indentures under the Trust Indenture Act of 1939 (the "TIA").

Procedures for Tendering Outstanding Dollar Notes

To tender your outstanding dollar notes in the applicable exchange offer, you must comply with either of the following:

•	complete, sign and date the letter of transmittal, or a facsimile of the letter of transmittal, have the signature(s) on the letter of transmittal guaranteed if required by the letter of transmittal and mail or deliver such letter of transmittal or facsimile thereof to the exchange agent at the address set forth below under "—Exchange Agent—Dollar Notes" prior to the expiration date; or

•	comply with DTC's Automated Tender Offer Program procedures described below.

In addition, either:

•	the exchange agent must receive certificates for outstanding dollar notes along with the applicable letter of transmittal prior to the expiration date;

•	the exchange agent must receive a timely confirmation of book-entry transfer of outstanding dollar notes into the exchange agent's account at DTC according to the procedures for book-entry transfer described below or a properly transmitted agent's message prior to the expiration date; or

•	you must comply with the guaranteed delivery procedures described below.

Your tender, if not withdrawn prior to the expiration date, constitutes an agreement between us and you upon the terms and subject to the conditions described in this prospectus and in the applicable letter of transmittal.

The method of delivery of outstanding dollar notes, letters of transmittal, and all other required documents to the exchange agent is at your election and risk. We recommend that instead of delivery by mail, you use an overnight or hand delivery service, properly insured. In all cases, you should allow sufficient time to assure timely delivery to the exchange agent before the expiration date. You should not send letters of transmittal or certificates representing outstanding dollar notes to us. You may request that your broker, dealer, commercial bank, trust company or nominee effect the above transactions for you.

If you are a beneficial owner whose outstanding dollar notes are registered in the name of a broker, dealer, commercial bank, trust company, or other nominee and you wish to tender your notes, you should promptly contact the registered holder and instruct the registered holder to tender on your behalf. If you wish to tender the outstanding dollar notes yourself, you must, prior to completing and executing the applicable letter of transmittal and delivering your outstanding dollar notes, either:

•	make appropriate arrangements to register ownership of the outstanding dollar notes in your name; or

•	obtain a properly completed bond power from the registered holder of outstanding dollar notes.

The transfer of registered ownership may take considerable time and may not be able to be completed prior to the expiration date.

Signatures on the applicable letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed by a member firm of a registered national securities exchange or of the National

Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or another "eligible guarantor institution" within the meaning of Rule 17A(d)-15 under the Exchange Act unless the outstanding dollar notes surrendered for exchange are tendered:

•	by a registered holder of the outstanding dollar notes who has not completed the box entitled "Special Registration Instructions" or "Special Delivery Instructions" on the applicable letter of transmittal; or

•	for the account of an eligible guarantor institution.

If the applicable letter of transmittal is signed by a person other than the registered holder of any outstanding dollar notes listed on the outstanding dollar notes, such outstanding dollar notes must be endorsed or accompanied by a properly completed bond power. The bond power must be signed by the registered holder as the registered holder's name appears on the outstanding dollar notes and an eligible guarantor institution must guarantee the signature on the bond power.

If the applicable letter of transmittal or any certificates representing outstanding dollar notes, or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations, or others acting in a fiduciary or representative capacity, those persons should also indicate when signing and, unless waived by us, they should also submit evidence satisfactory to us of their authority to so act.

The exchange agent and DTC have confirmed that any financial institution that is a participant in DTC's system may use DTC's Automated Tender Offer Program to tender. Participants in the program may, instead of physically completing and signing the applicable letter of transmittal and delivering it to the exchange agent, electronically transmit their acceptance of the exchange by causing DTC to transfer the outstanding notes to the exchange agent in accordance with DTC's Automated Tender Offer Program procedures for transfer. DTC will then send an agent's message to the exchange agent. The term "agent's message" means a message transmitted by DTC, received by the exchange agent and forming part of the book-entry confirmation, which states that:

•	DTC has received an express acknowledgment from a participant in its Automated Tender Offer Program that is tendering outstanding dollar notes that are the subject of the book-entry confirmation;

•	the participant has received and agrees to be bound by the terms of the applicable letter of transmittal, or in the case of an agent's message relating to guaranteed delivery, that such participant has received and agrees to be bound by the applicable notice of guaranteed delivery; and

•	we may enforce that agreement against such participant.

Procedures for Tendering Outstanding Euro Notes

To tender your outstanding euro notes in the applicable exchange offer, you must complete, sign and date the letter of transmittal, or a facsimile of the letter of transmittal, have the signature(s) on the letter of transmittal guaranteed if required by the letter of transmittal and mail or deliver such letter of transmittal or facsimile thereof to the exchange agent at the address set forth below under "—Exchange Agent—Euro Notes" prior to the expiration date.

In addition, either:

•	the exchange agent must receive certificates for outstanding euro notes along with the applicable letter of transmittal prior to the expiration date;

•	the exchange agent must receive a timely confirmation of book-entry transfer of outstanding euro notes into the exchange agent's account at Euroclear or Clearstream, Luxembourg, as applicable, according to the procedures for book-entry transfer described below or a properly transmitted agent's message prior to the expiration date; or

•	you must comply with the guaranteed delivery procedures described below.

Your tender, if not withdrawn prior to the expiration date, constitutes an agreement between us and you upon the terms and subject to the conditions described in this prospectus and in the applicable letter of transmittal.

The method of delivery of outstanding euro notes, letters of transmittal, and all other required documents to the exchange agent is at your election and risk. We recommend that instead of delivery by mail, you use an overnight or hand delivery service, properly insured. In all cases, you should allow sufficient time to assure timely delivery to the exchange agent before the expiration date. You should not send letters of transmittal or certificates representing outstanding euro notes to us. You may request that your broker, dealer, commercial bank, trust company or nominee effect the above transactions for you.

If you are a beneficial owner whose outstanding euro notes are registered in the name of a broker, dealer, commercial bank, trust company, or other nominee and you wish to tender your notes, you should promptly contact the registered holder and instruct the registered holder to tender on your behalf. If you wish to tender the outstanding euro notes yourself, you must, prior to completing and executing the applicable letter of transmittal and delivering your outstanding euro notes, either:

•	make appropriate arrangements to register ownership of the outstanding euro notes in your name; or

•	obtain a properly completed bond power from the registered holder of outstanding euro notes.

The transfer of registered ownership may take considerable time and may not be able to be completed prior to the expiration date.

Signatures on the applicable letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or another "eligible guarantor institution" within the meaning of Rule 17A(d)-15 under the Exchange Act unless the outstanding euro notes surrendered for exchange are tendered:

•	by a registered holder of the outstanding euro notes who has not completed the box entitled "Special Registration Instructions" or "Special Delivery Instructions" on the applicable letter of transmittal; or

•	for the account of an eligible guarantor institution.

If the applicable letter of transmittal is signed by a person other than the registered holder of any outstanding euro notes listed on the outstanding euro notes, such outstanding euro notes must be endorsed or accompanied by a properly completed bond power. The bond power must be signed by the registered holder as the registered holder's name appears on the outstanding euro notes and an eligible guarantor institution must guarantee the signature on the bond power.

If the applicable letter of transmittal or any certificates representing outstanding euro notes, or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations, or others acting in a fiduciary or representative capacity, those persons should also indicate when signing and, unless waived by us, they should also submit evidence satisfactory to us of their authority to so act.

The exchange agent and Euroclear and Clearstream, Luxembourg have confirmed that any registered holder of original securities that is a participant in Euroclear's or Clearstream, Luxembourg's book-entry transfer facility system may tender original securities by book-entry delivery by causing Euroclear or Clearstream, Luxembourg to transfer the original securities into the exchange agent's account at Euroclear or Clearstream, Luxembourg in accordance with Euroclear's or Clearstream, Luxembourg's procedures for such transfer. However, a properly completed and duly executed letter of transmittal in the form accompanying this prospectus or an agent's message, and any other required documents, must nonetheless be transmitted to and received by the exchange agent at the address set forth below under "—Exchange Agent—Euro Notes" prior to the expiration date. The term "agent's message" means a message transmitted by Euroclear or Clearstream, Luxembourg, as applicable, received by the exchange agent and forming a part of a book-entry confirmation, which states that:

•	Euroclear or Clearstream, Luxembourg, as applicable, has received an express acknowledgment from each participant in such book-entry transfer facility's Automated Tender Offer Program, or ATOP, that it is tendering outstanding euro notes that are the subject of the book-entry confirmation;

•	the participant has received and agrees to be the participant has received and agrees to be bound by the terms of the applicable letter of transmittal, or in the case of an agent's message relating to guaranteed delivery, that such participant has received and agrees to be bound by the applicable notice of guaranteed delivery; and

•	we may enforce that agreement against the participant.

DTC, Euroclear and Clearstream, Luxembourg are collectively referred to herein as the "book-entry transfer facilities" and, individually as a "book-entry transfer facility."

Acceptance of Exchange Notes

In all cases, we will issue exchange notes for outstanding notes that we have accepted for exchange under the applicable exchange offer only after the exchange agent timely receives:

•	outstanding notes or a timely book-entry confirmation of such outstanding notes into the exchange agent's account at the applicable book-entry transfer facility; and

•	a properly completed and duly executed letter of transmittal and all other required documents or a properly transmitted agent's message.

By tendering outstanding notes pursuant to the applicable exchange offer, you will represent to us that, among other things:

•	you are not our affiliate or an affiliate of any guarantor within the meaning of Rule 405 under the Securities Act, or if you are our affiliate or an affiliate of any guarantor, you will comply with applicable registration and prospectus delivery requirements of the Securities Act;

•	you do not have an arrangement or understanding with any person or entity to participate in a distribution of the exchange notes; and

•	you are acquiring the exchange notes in the ordinary course of your business.

In addition, each broker-dealer that is to receive exchange notes for its own account in exchange for outstanding notes must represent that such outstanding notes were acquired by that broker-dealer as a result of market-making activities or other trading activities and must acknowledge that it will deliver a prospectus that meets the requirements of the Securities Act in connection with any resale of the exchange notes. The applicable letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. See "Plan of Distribution."

We will interpret the terms and conditions of the exchange offers, including the letters of transmittal and the instructions to the letters of transmittal, and will resolve all questions as to the validity, form, eligibility, including time of receipt, and acceptance of outstanding notes tendered for exchange. Our determinations in this regard will be final and binding on all parties. We reserve the absolute right to reject any and all tenders of any particular outstanding notes not properly tendered or to not accept any particular outstanding notes if the acceptance might, in our or our counsel's judgment, be unlawful. We also reserve the absolute right to waive any defects or irregularities as to any particular outstanding notes prior to the expiration date. All conditions to the exchange offers, other than those conditions subject to the receipt of necessary government approvals, will be satisfied or waived prior to the expiration of the applicable exchange offer.

Unless waived, any defects or irregularities in connection with tenders of outstanding notes for exchange must be cured within such reasonable period of time as we determine. Neither we, the exchange agent, nor any other person will be under any duty to give notification of any defect or irregularity with respect to any tender of outstanding notes for exchange, nor will any of them incur any liability for any failure to give notification. Any outstanding notes received by the exchange agent that are not properly tendered and as to which the irregularities have not been cured or waived will be returned by the exchange agent to the tendering holder, unless otherwise provided in the applicable letter of transmittal, promptly after the expiration date.

Book-Entry Delivery Procedures

Promptly after the date of this prospectus, the exchange agent will establish an account with respect to the outstanding dollar notes at DTC and with respect to the outstanding euro notes at Euroclear and Clearstream, Luxembourg, as applicable, in each case, as book-entry transfer facilities, for purposes of the exchange offers. Any financial institution that is a participant in the book-entry transfer facility's system may make book-entry delivery of the outstanding notes by causing the book-entry transfer facility to transfer those outstanding notes into the exchange agent's account at the facility in accordance with the facility's procedures for such transfer. To be timely, book-entry delivery of outstanding notes requires receipt of a confirmation of a book-entry transfer, a "book-entry confirmation," prior to the expiration date. In addition, although delivery of outstanding notes may be effected through book-entry transfer into the exchange agent's account at the applicable book-entry transfer facility, the applicable letter of transmittal or a manually signed facsimile thereof, together with any required signature guarantees and any other required documents, or an "agent's message," as defined below, in connection with a book-entry transfer, must, in any case, be delivered or transmitted to and received by the exchange agent at its address set forth on the cover page of the applicable letter of transmittal prior to the expiration date to receive exchange notes for tendered outstanding notes, or the guaranteed delivery procedure described below must be complied with. Tender will not be deemed made until such documents are received by the exchange agent. Delivery of documents to the applicable book-entry transfer facility does not constitute delivery to the exchange agent.

Holders of outstanding notes who are unable to deliver confirmation of the book-entry tender of their outstanding notes into the exchange agent's account at the applicable book-entry transfer facility or all other documents required by the applicable letter of transmittal to the exchange agent on or prior to the expiration date must tender their outstanding notes according to the guaranteed delivery procedures described below.

Guaranteed Delivery Procedures

If you wish to tender your outstanding notes but your outstanding notes are not immediately available or you cannot deliver your outstanding notes, the applicable letter of transmittal or any other required documents to the exchange agent or comply with the applicable procedures under DTC's Automatic Tender Offer Program in the case of outstanding dollar notes or the applicable procedures of Euroclear or Clearstream, Luxembourg for transfer of book-entry interests, as applicable, in the case of outstanding euro notes, prior to the expiration date, you may still tender if:

•	the tender is made through an eligible guarantor institution;

•	prior to the expiration date, the exchange agent receives from such eligible guarantor institution either a properly completed and duly executed notice of guaranteed delivery, by facsimile transmission, mail, or hand delivery or a properly transmitted agent's message and notice of guaranteed delivery, that (1) sets forth your name and address, the certificate number(s) of such outstanding notes and the principal amount of outstanding notes tendered; (2) states that the tender is being made thereby; and (3) guarantees that, within three New York Stock Exchange trading days after the expiration date, the letter of transmittal, or facsimile thereof, together with the outstanding notes or a book-entry confirmation, and any other documents required by the letter of transmittal, will be deposited by the eligible guarantor institution with the exchange agent; and

•	the exchange agent receives the properly completed and executed letter of transmittal or facsimile thereof, as well as certificate(s) representing all tendered outstanding notes in proper form for transfer or a book-entry confirmation of transfer of the outstanding notes into the exchange agent's account at DTC, Euroclear or Clearstream, Luxembourg, as applicable, and all other documents required by the letter of transmittal within three New York Stock Exchange trading days after the expiration date.

Upon request, the exchange agent will send to you a notice of guaranteed delivery if you wish to tender your notes according to the guaranteed delivery procedures.

Withdrawal Rights

Except as otherwise provided in this prospectus, you may withdraw your tender of outstanding notes at any time prior to 12:00 a.m. midnight, New York City time, on the expiration date.

For a withdrawal to be effective:

•	the applicable exchange agent must receive a written notice, which may be by telegram, telex, facsimile or letter, of withdrawal at its address set forth below under "—Exchange Agent;" or

•	in the case of dollar notes, you must comply with the appropriate procedures of DTC's Automated Tender Offer Program system; or

•	in the case of euro notes, Euroclear or Clearstream, Luxembourg, as applicable, must receive a tested telex of SWIFT message relating to the withdrawal that complies with the procedures for withdrawal of tenders established by Euroclear or Clearstream, Luxembourg, as appropriate.

Any notice of withdrawal must:

•	specify the name of the person who tendered the outstanding notes to be withdrawn;

•	identify the outstanding notes to be withdrawn, including the certificate numbers and principal amount of the outstanding notes; and

•	where certificates for outstanding notes have been transmitted, specify the name in which such outstanding notes were registered, if different from that of the withdrawing holder.

If certificates for outstanding notes have been delivered or otherwise identified to the exchange agent, then, prior to the release of such certificates, you must also submit:

•	the serial numbers of the particular certificates to be withdrawn; and

•	a signed notice of withdrawal with signatures guaranteed by an eligible institution unless your are an eligible guarantor institution.

If outstanding notes have been tendered pursuant to the procedures for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at the applicable book-entry transfer facility to be credited with the withdrawn outstanding notes and otherwise comply with the procedures of the facility. We will determine all questions as to the validity, form, and eligibility, including time of receipt of notices of withdrawal and our determination will be final and binding on all parties. Any outstanding notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offers. Any outstanding notes that have been tendered for exchange but that are not exchanged for any reason will be returned to their holder, without cost to the holder, or, in the case of book-entry transfer, the outstanding notes will be credited to an account at the applicable book-entry transfer facility, as soon as practicable after withdrawal, rejection of tender or termination of the applicable exchange offer. Properly withdrawn outstanding notes may be retendered by following the procedures described under "—Procedures for Tendering Outstanding Dollar Notes" and "—Procedures for Tendering Outstanding Euro Notes" above at any time on or prior to the expiration date.

Exchange Agent

The Bank of New York has been appointed as the exchange agent for the exchange offers. The Bank of New York also acts as trustee under each of the indentures governing the notes. You should direct all executed letters of transmittal and all questions and requests for assistance, requests for additional copies of this prospectus or of the letters of transmittal, and requests for notices of guaranteed delivery to the appropriate exchange agent addressed as follows:

Dollar Notes

By Registered or Certified Mail:	By Facsimile Transmission:	By Overnight Courier or Hand Delivery:

The Bank of New York 101 Barclay Street Reorganization Division – Floor 7E New York, NY 10286		The Bank of New York 101 Barclay Street Corporate Trust Services Window – Ground Level New York, NY 10286
To Confirm by Telephone:

Euro Notes

By Registered or Certified Mail:	By Facsimile Transmission:	By Overnight Courier or Hand Delivery:

The Bank of New York, London 30 Cannon Street EC4M 6XH London England Attn: Julie McCarthy Telephone: 44-207-964-6513 or Amanda Smith Telephone: 44-207-964-7235	44-207-964-6369 (for eligible institutions only)	The Bank of New York, London 30 Cannon Street EC4M 6XH London England Attn: Julie McCarthy Telephone: 44-207-964-6513 or Amanda Smith Telephone: 44-207-964-7235

If you deliver the letter of transmittal to an address other than the one set forth above or transmit instructions via facsimile other than the one set forth above, that delivery or those instructions will not be effective.

Fees and Expenses

We will bear the expenses of soliciting tenders. The principal solicitation is being made by mail. We may make additional solicitation by facsimile, telephone or in person by our officers and regular employees and our affiliates.

We have not retained any dealer-manager in connection with the exchange offers and will not make any payment to broker-dealers or others for soliciting acceptances of the exchange offer. We will, however, pay the exchange agent reasonable and customary fees for its services and reimburse it for its related, reasonable out-of-pocket expenses.

We will pay the cash expenses to be incurred in connection with the exchange offers, which are estimated in the aggregate to be approximately $1.4 million. They include:

•	SEC registration fees;

•	fees and expenses of the exchange agent and trustee;

•	accounting and legal fees and printing costs; and

•	related fees and expenses.

Accounting Treatment

We will record the exchange notes in our accounting records at the same carrying value as the outstanding notes, which is the aggregate principal amount as reflected in our accounting records on the date of exchanges. Accordingly, we will not recognize any gain or loss for accounting purposes upon the consummation of the exchange offers. We will record the expenses of the exchange offers as incurred.

Transfer Taxes

We will pay all transfer taxes, if any, applicable to the exchanges of outstanding notes under the exchange offers. The tendering holder, however, will be required to pay any transfer taxes, whether imposed on the registered holder or any other person, if:

•	certificates representing outstanding notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered holder of outstanding notes tendered;

•	tendered outstanding notes are registered in the name of any person other than the person signing the letter of transmittal; or

•	a transfer tax is imposed for any reason other than the exchange of outstanding notes under the exchange offers.

If satisfactory evidence of payment of such taxes is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed to that tendering holder.

Holders who tender their outstanding notes for exchange will not be required to pay any transfer taxes. However, holders who instruct us to register exchange notes in the name of, or request that outstanding notes not tendered or not accepted in the exchange offers be returned to, a person other than the registered tendering holder will be required to pay any applicable transfer tax.

Consequences of Failure to Exchange

If you do not exchange your outstanding notes for exchange notes under the exchange offers, your outstanding notes will remain subject to the restrictions on transfer of such outstanding notes:

•	as set forth in the legend printed on the notes as a consequence of the issuances of the outstanding notes pursuant to the exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws; and

•	as otherwise set forth in the offering memorandum distributed in connection with the private offerings of the outstanding notes.

In general, you may not offer or sell your outstanding notes unless they are registered under the Securities Act or if the offer or sale is exempt from registration under the Securities Act and applicable state securities laws. Except as required by the applicable registration rights agreement, we do not intend to register resales of the outstanding notes under the Securities Act.

Other

Participating in the applicable exchange offer is voluntary, and you should carefully consider whether to accept. You are urged to consult your financial and tax advisors in making your own decision on what action to take.

We may in the future seek to acquire untendered outstanding notes in open market or privately negotiated transactions, through subsequent exchange offers or otherwise. We have no present plans to acquire any outstanding notes that are not tendered in the exchange offers or to file a registration statement to permit resales of any untendered outstanding notes.

DESCRIPTION OF SENIOR NOTES

General

The outstanding dollar senior notes and the outstanding euro senior notes were issued and the exchange senior notes will be issued under an indenture (the "senior indenture"), dated as of November 4, 2003 among the Issuer, the Subsidiary Guarantors and Holdings, as Guarantor, and The Bank of New York, as Trustee, as supplemented by a supplemental indenture, dated as of November 12, 2003 among the Issuer, Calgon Corporation and Degremont American Holding, Inc. as new guarantors and The Bank of New York, as Trustee. Copies of the senior indenture may be obtained from the Issuer upon request, and for so long as the euro senior notes are listed on the Luxembourg Stock Exchange and the rules of such stock exchange shall so require, copies of the senior indenture may be obtained upon request to the Luxembourg Stock Exchange. The outstanding dollar senior notes and the outstanding euro senior notes were issued as a separate series, but, except as otherwise provided below, will be treated as a single class for all purposes under the senior indenture. A copy of the senior indenture has been filed as an exhibit to the registration statement of which this prospectus is a part. The dollar senior notes and the euro senior notes are collectively referred to as the "senior notes."

The following summary of certain provisions of the senior indenture and the senior notes does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the senior indenture, including the definitions of certain terms therein and those terms made a part thereof by the TIA. Capitalized terms used in this "Description of Senior Notes" section and not otherwise defined have the meanings set forth in the section "—Certain Definitions." As used in this "Description of Senior Notes" section, the "Issuer," "we," "us" and "our" means Nalco Company and not any of its Subsidiaries, and "Holdings" means Nalco Holdings LLC and not any of its Subsidiaries.

On November 4, 2003, we issued dollar senior notes with an initial aggregate principal amount of $665 million and we issued euro senior notes in an initial aggregate principal amount of €200 million. We may issue additional senior notes from time to time after this offering. Any offering of additional senior notes is subject to the covenant described below under the caption "—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock." Except as set forth under "—Amendments and Waivers," the senior notes and any additional senior notes subsequently issued under the senior indenture will be treated as a single class for all purposes under the senior indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase.

Principal of, premium, if any, and interest on the senior notes are payable, and the senior notes may be exchanged or transferred, at the office or agency of the Issuer in the Borough of Manhattan, The City of New York (which initially shall be the principal corporate trust office of the Trustee, at 101 Barclay Street, New York, New York 10286), and, so long as the euro senior notes are listed on the Luxembourg Stock Exchange, payment of principal, premium, if any, and interest on the euro senior notes will be payable, and the euro senior notes may be exchanged or transferred, at the office of the paying agent in Luxembourg, except that, at the option of the Issuer, payment of interest may be made by check mailed to the holders at their registered addresses.

The senior notes were issued only in fully registered form, without coupons, in denominations of $1,000 and any integral multiple of $1,000 in the case of the dollar senior notes, and in denominations of €1,000 and any integral multiple of €1,000 in the case of the euro senior notes. No service charge will be made for any registration of transfer or exchange of senior notes, but the Issuer may require payment of a sum sufficient to cover any transfer tax or other similar governmental charge payable in connection therewith.

Terms of the Senior Notes

The senior notes are unsecured senior obligations of the Issuer and will mature on                      November 15, 2011. Each senior note bears interest at a rate per annum shown on the front cover of this prospectus from November 4, 2003 or from the most recent date to which interest has been paid or provided for, payable semiannually to holders of record at the close of business on the May 1 or November 1 immediately preceding the interest payment date on May 15 and November 15 of each year, commencing May 15, 2004. Interest on the senior notes is computed on the basis of a 360-day year of twelve 30-day months.

Additional interest is payable with respect to the senior notes in certain circumstances if the Issuer does not consummate the exchange offer (or shelf registration, if applicable) as further described under "Exchange Offer; Registration Rights."

Optional Redemption

On and after November 15, 2007, the Issuer may redeem the dollar senior notes and may redeem the euro senior notes, in each case, at its option, in whole at any time or in part from time to time, upon not less than 30 nor more than 60 days' prior notice mailed by first-class mail to each holder's registered address, at the following redemption prices (expressed as a percentage of principal amount), plus accrued and unpaid interest and additional interest, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the 12-month period commencing on November 15 of the years set forth below:

Period	Redemption Price
2007	103.875%
2008	101.938%
2009 and thereafter	100.000%

In addition, prior to November 15, 2007, the Issuer may redeem the dollar senior notes and may redeem the euro senior notes, in each case at its option, in whole at any time or in part from time to time, upon not less than 30 nor more than 60 days' prior notice mailed by first-class mail to each holder's registered address, at a redemption price equal to 100% of the principal amount of the senior notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest and additional interest, if any, to the applicable redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

Notwithstanding the foregoing, at any time and from time to time on or prior to November 15, 2006, the Issuer may redeem (x) in the aggregate up to 35% of the original aggregate principal amount of the dollar senior notes (calculated after giving effect to any issuance of additional dollar senior notes) and (y) in the aggregate up to 35% of the original aggregate principal amount of the euro senior notes (calculated after giving effect to any issuance of additional euro senior notes), in each case, with the net cash proceeds of one or more Equity Offerings (1) by the Issuer or (2) by Holdings or any direct or indirect parent of Holdings or the Issuer, in each case, to the extent the net cash proceeds thereof are contributed to the common equity capital of the Issuer or used to purchase Capital Stock (other than Disqualified Stock) of the Issuer from it, at a redemption price (expressed as a percentage of principal amount thereof) of 107.75% plus accrued and unpaid interest and additional interest, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided, however, that at least 65% of the original aggregate principal amount of the dollar senior notes (calculated after giving effect to any issuance of additional dollar senior notes), in the case of each redemption of dollar senior notes, and at least 65% of the original aggregate principal amount of the euro senior notes (calculated after giving effect to any issuer of additional euro senior notes), in the case of each redemption of euro senior notes must, in each case, remain outstanding after each such redemption; and provided, further, that such redemption shall occur within 90 days after the date on which any such Equity Offering is consummated upon not less than 30 nor more than 60 days' notice mailed to each holder of senior notes being redeemed and otherwise in accordance with the procedures set forth in the senior indenture.

Selection

In the case of any partial redemption, selection of the senior notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which such senior notes are listed, or if such senior notes are not so listed, on a pro rata basis, by lot or by such other method as the Trustee shall deem fair and appropriate (and in such manner as complies with applicable legal requirements); provided that no dollar senior notes of $1,000 or less, or euro senior notes of €1,000 or less, shall be redeemed in part. If any senior note is to be redeemed in part only, the notice of redemption relating to such senior note shall state the portion of the principal amount thereof to be redeemed. A new senior note in principal amount equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon cancellation of the original senior note. On and after the redemption date, interest will cease to accrue on senior notes or portions thereof called for redemption so long as the Issuer has deposited with the Paying Agent funds sufficient to pay the principal of, plus accrued and unpaid interest and additional interest (if any) on, the senior notes to be redeemed.

Ranking

The indebtedness evidenced by the senior notes are unsecured senior Indebtedness of the Issuer, rank pari passu in right of payment with all existing and future Senior Indebtedness of the Issuer and are senior in right of payment to all existing and future Subordinated Indebtedness of the Issuer. The senior notes are also effectively subordinated to any Secured Indebtedness of the Issuer to the extent of the value of the assets securing such Secured Indebtedness.

The indebtedness evidenced by the Senior Guarantees are unsecured Senior Indebtedness of the applicable Guarantor, rank pari passu in right of payment with all existing and future senior Indebtedness of such Guarantor and are senior in right of payment to all existing and future Subordinated Indebtedness of such Guarantor. The Senior Guarantees are also effectively subordinated to any Secured Indebtedness of the applicable Guarantor to the extent of the value of the assets securing such Secured Indebtedness.

At December 31, 2003,

(1)	Holdings and its Subsidiaries had $2,597.0 million aggregate principal amount of senior Indebtedness, including the senior notes and the Senior Guarantees, outstanding (excluding unused commitments), $1,626.2 million of which was Secured Indebtedness;
(2)	Holdings and its Subsidiaries had $717.7 million aggregate principal amount of Subordinated Indebtedness outstanding, consisting of the Senior Subordinated Notes and the senior subordinated guarantees thereof; and
(3)	the Issuer's Subsidiaries that are not Guarantors had total Indebtedness of approximately $5.8 million (excluding intercompany liabilities of Subsidiaries that are not Guarantors).

Although the senior indenture contains limitations on the amount of additional Indebtedness which the Issuer and its Subsidiaries may Incur, under certain circumstances the amount of such Indebtedness could be substantial and, in any case, such Indebtedness may be Secured Indebtedness. See "—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock."

A significant portion of the operations of the Issuer are conducted through its Subsidiaries. Unless the Subsidiary is a Guarantor, claims of creditors of such Subsidiaries, including trade creditors, and claims of preferred stockholders (if any) of such Subsidiaries generally will have priority with respect to the assets and earnings of such Subsidiaries over the claims of creditors of the Issuer, including holders of the senior notes. The senior notes, therefore, are effectively subordinated to creditors (including trade creditors) and preferred stockholders (if any) of Subsidiaries of the Issuer that are not Guarantors. Although the senior indenture limits the Incurrence of Indebtedness by and the issuance of Disqualified Stock and Preferred Stock of certain of the Issuer's Subsidiaries, such limitation is subject to a number of significant qualifications.

Senior Guarantees

Each of Holdings' direct and indirect Restricted Subsidiaries that are Domestic Subsidiaries on the Issue Date that guarantee Indebtedness under the Credit Agreement jointly and severally irrevocably and unconditionally guarantee on an unsecured senior basis the performance and punctual payment when due, whether at Stated Maturity, by acceleration or otherwise, of all obligations of the Issuer under the senior indenture and the senior notes, whether for payment of principal of, premium, if any, or interest or additional interest on the senior notes, expenses, indemnification or otherwise (all such obligations guaranteed by such Guarantors being herein called the "Guaranteed Obligations"). Such Guarantors agree to pay, in addition to the amount stated above, any and all expenses (including reasonable counsel fees and expenses) incurred by the Trustee or the holders in enforcing any rights under the Senior Guarantees.

Each Senior Guarantee is limited in amount to an amount not to exceed the maximum amount that can be guaranteed by the applicable Guarantor without rendering the Senior Guarantee, as it relates to such Guarantor, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally. After the Issue Date, Holdings will cause each Restricted Subsidiary that is a Domestic Subsidiary (unless such Subsidiary is a Receivables Subsidiary) that Incurs or guarantees certain Indebtedness or issues shares of Disqualified Stock to execute and deliver to the Trustee supplemental indentures pursuant to which such Restricted Subsidiary will guarantee payment of the senior notes on the same unsecured senior basis. See "—Certain Covenants—Future Guarantors."

Each Senior Guarantee is a continuing guarantee and shall:

(1)	remain in full force and effect until payment in full of all the Guaranteed Obligations;
(2)	subject to the next succeeding paragraph, be binding upon each such Guarantor and its successors; and
(3)	inure to the benefit of and be enforceable by the Trustee, the holders and their successors, transferees and assigns.

A Senior Guarantee of a Subsidiary Guarantor will be automatically released upon:

(1)	(a)	the sale, disposition or other transfer (including through merger or consolidation) of the Capital Stock (including any sale, disposition or other transfer following which the applicable Guarantor is no longer a Restricted Subsidiary), or all or substantially all the assets, of the applicable Guarantor if such sale, disposition or other transfer is made in compliance with the senior indenture,
(b)	Holdings designating such Guarantor to be an Unrestricted Subsidiary in accordance with the provisions set forth under "—Certain Covenants—Limitation on Restricted Payments" and the definition of "Unrestricted Subsidiary," and
(c)	in the case of any Restricted Subsidiary which after the Issue Date is required to guarantee the senior notes pursuant to the covenant described under "—Certain Covenants—Future Guarantors," the release or discharge of the guarantee by such Restricted Subsidiary of Indebtedness of Holdings or any Restricted Subsidiary of Holdings or such Restricted Subsidiary or the repayment of the Indebtedness or Disqualified Stock, in each case, which resulted in the obligation to guarantee the senior notes; and
(2)	in the case of clause (1)(a) above, such Guarantor is released from its guarantees, if any, of, and all pledges and security, if any, granted in connection with, the Credit Agreement and any other Indebtedness of Holdings or any Restricted Subsidiary of Holdings.

A Senior Guarantee also will be automatically released upon the applicable Subsidiary ceasing to be a Subsidiary as a result of any foreclosure of any pledge or security interest securing Bank Indebtedness or other exercise of remedies in respect thereof or if such Subsidiary is released from its guarantees of, and all pledges and security interests granted in connection with, the Credit Agreement and any other Indebtedness of Holdings or any Restricted Subsidiary of Holdings which results in the obligation to guarantee the senior notes.

Change of Control

Upon the occurrence of any of the following events (each, a "Change of Control"), each holder will have the right to require the Issuer to repurchase all or any part of such holder's senior notes at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of repurchase (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), except to the extent the Issuer has previously elected to redeem senior notes as described under "—Optional Redemption:"

(1)	the sale, lease or transfer, in one or a series of related transactions, of all or substantially all the assets of Holdings and its Subsidiaries, taken as a whole, to a Person other than any of the Permitted Holders; or
(2)	Holdings becomes aware (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) of the acquisition by any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), other than any of the Permitted Holders, in a single transaction or in a related series of transactions, by way of merger, consolidation or other business combination or purchase of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision), of more than 50% of the total voting power of the Voting Stock of the Issuer, Holdings or any direct or indirect parent of Holdings; or
(3)	individuals who on the Issue Date constituted the Board of Directors of the Issuer or Holdings (together with any new directors whose election by such Board of Directors of the Issuer or Holdings or whose nomination for election by the shareholders of the Issuer or Holdings, as the case may be, was approved by (a) a vote of a majority of the directors of the Issuer or of Holdings, as the case may be, then still in office who were either directors on the Issue Date or whose election or nomination for election was previously so approved or (b) the Permitted Holders) cease for any reason to constitute a majority of the Board of Directors of the Issuer or Holdings then in office.

In the event that at the time of such Change of Control the terms of the Bank Indebtedness restrict or prohibit the repurchase of senior notes pursuant to this covenant, then prior to the mailing of the notice to holders provided for in the immediately following paragraph but in any event within 30 days following any Change of Control, the Issuer shall:

(1)	repay in full all Bank Indebtedness; or
(2)	obtain the requisite consent, if required, under the agreements governing the Bank Indebtedness to permit the repurchase of the senior notes as provided for in the immediately following paragraph.

Within 30 days following any Change of Control, except to the extent that the Issuer has exercised its right to redeem the senior notes as described under "—Optional Redemption," the Issuer shall mail a notice (a "Change of Control Offer") to each holder with a copy to the Trustee stating:

(1)	that a Change of Control has occurred and that such holder has the right to require the Issuer to purchase such holder's senior notes at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest and additional interest, if any, to the date of purchase (subject to the right of holders of record on a record date to receive interest on the relevant interest payment date);
(2)	the circumstances and relevant facts and financial information regarding such Change of Control;

(3)	the repurchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed); and
(4)	the instructions determined by the Issuer, consistent with this covenant, that a holder must follow in order to have its senior notes purchased.

The Issuer will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the senior indenture applicable to a Change of Control Offer made by the Issuer and purchases all senior notes validly tendered and not withdrawn under such Change of Control Offer.

The Issuer will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of senior notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, the Issuer will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this paragraph by virtue thereof.

This Change of Control repurchase provision is a result of negotiations between the Issuer and the Initial Purchasers. The Issuer has no present intention to engage in a transaction involving a Change of Control, although it is possible that the Issuer could decide to do so in the future. Subject to the limitations discussed below, the Issuer could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the senior indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect the Issuer's capital structure or credit ratings.

The occurrence of events which would constitute a Change of Control would constitute a default under the Credit Agreement. Future senior indebtedness of the Issuer may contain prohibitions on certain events which would constitute a Change of Control or require such senior indebtedness to be repurchased upon a Change of Control. Moreover, the exercise by the holders of their right to require the Issuer to repurchase the senior notes could cause a default under such senior indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchase on the Issuer. Finally, the Issuer's ability to pay cash to the holders upon a repurchase may be limited by the Issuer's then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases.

The definition of Change of Control includes a phrase relating to the sale, lease or transfer of "all or substantially all" the assets of the Issuer and its Subsidiaries taken as a whole. Although there is a developing body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of senior notes to require the Issuer to repurchase such senior notes as a result of a sale, lease or transfer of less than all of the assets of the Issuer and its Subsidiaries taken as a whole to another Person or group may be uncertain.

Certain Covenants

The senior indenture contains covenants including, among others, the following:

Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock. The senior indenture provides that:

(1)	Holdings will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, Incur any Indebtedness (including Acquired Indebtedness) or issue any shares of Disqualified Stock; and
(2)	Holdings will not permit any of its Restricted Subsidiaries to issue any shares of Preferred Stock;

provided, however, that the Issuer and Holdings and any Restricted Subsidiary that is a Guarantor may Incur Indebtedness (including Acquired Indebtedness) or issue shares of Disqualified Stock and the Issuer and Holdings and any Restricted Subsidiary that is a Guarantor may issue shares of Preferred Stock, in each case if the Fixed Charge Coverage Ratio of Holdings for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is Incurred or such Disqualified Stock or Preferred Stock is issued would have been at least 2.00 to 1.00 determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been Incurred, or the Disqualified Stock or Preferred Stock had been issued, as the case may be, and the application of proceeds therefrom had occurred at the beginning of such four-quarter period.

The foregoing limitations will not apply to:

(a)	the Incurrence by Holdings or its Restricted Subsidiaries of Indebtedness under the Credit Agreement and the issuance and creation of letters of credit and bankers' acceptances thereunder (with letters of credit and bankers' acceptances being deemed to have a principal amount equal to the face amount thereof) up to an aggregate principal amount of $1,950 million outstanding at any one time, less the amount of any such Indebtedness permanently retired with the Net Proceeds from any Asset Sale applied from and after the Issue Date to reduce the outstanding amounts pursuant to the covenant described under "—Asset Sales;"
(b)	the Incurrence by the Issuer and the Guarantors of Indebtedness represented by (1) the senior notes (not including any additional senior notes) and the Senior Guarantees, as applicable, and (2) the Senior Subordinated Notes and the related guarantees, as applicable;
(c)	Indebtedness existing on the Issue Date (other than Indebtedness described in clauses (a) and (b));
(d)	Indebtedness (including Capitalized Lease Obligations) Incurred by Holdings or any of its Restricted Subsidiaries to finance the purchase, lease or improvement of property (real or personal) or equipment (whether through the direct purchase of assets or the Capital Stock of any Person owning such assets (but no other material assets)) in an aggregate principal amount which, when aggregated with the principal amount of all other Indebtedness then outstanding that was Incurred pursuant to this clause (d), does not exceed 3% of Total Assets at the time of Incurrence;
(e)	Indebtedness Incurred by Holdings or any of its Restricted Subsidiaries constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business, including without limitation letters of credit in respect of workers' compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance, or other Indebtedness with respect to reimbursement type obligations regarding workers' compensation claims; provided, however, that upon the drawing of such letters of credit, such obligations are reimbursed within 30 days following such drawing;
(f)	Indebtedness arising from agreements of Holdings or a Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, Incurred in connection with the disposition of any business, assets or a Subsidiary of Holdings in accordance with the terms of the senior indenture, other than guarantees of Indebtedness Incurred by any Person acquiring all or any portion of such business, assets or Subsidiary for the purpose of financing such acquisition;
(g)	Indebtedness of Holdings to a Restricted Subsidiary; provided that any such Indebtedness is subordinated in right of payment to the obligations of Holdings under its Senior Guarantee; provided, further, that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness (except to Holdings or another Restricted Subsidiary) shall be deemed, in each case to be an Incurrence of such Indebtedness;
(h)	shares of Preferred Stock of a Restricted Subsidiary issued to Holdings or another Restricted Subsidiary; provided that any subsequent issuance or transfer of any Capital Stock or any other event which results in any Restricted Subsidiary that holds such shares of Preferred Stock of another Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such shares of Preferred Stock (except to Holdings or another Restricted Subsidiary) shall be deemed, in each case, to be an issuance of shares of Preferred Stock;
(i)	Indebtedness of a Restricted Subsidiary to Holdings or another Restricted Subsidiary; provided that (i) any such Indebtedness is made pursuant to an intercompany note and (ii) if a Guarantor incurs such Indebtedness to a Restricted Subsidiary that is not a Guarantor such Indebtedness is subordinated in right of payment to the Senior Guarantee of such Guarantor; provided, further, that any subsequent issuance or transfer of any Capital Stock or any other event which results in any Restricted Subsidiary lending such Indebtedness ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness (except to Holdings or another Restricted Subsidiary) shall be deemed, in each case, to be an Incurrence of such Indebtedness;
(j)	Hedging Obligations that are Incurred in the ordinary course of business (and not for speculative purposes): (1) for the purpose of fixing or hedging interest rate risk with respect to any Indebtedness that is permitted by the terms of the senior indenture to be outstanding; (2) for the purpose of fixing or hedging currency exchange rate risk with respect to any currency exchanges; or (3) for the purpose of fixing or hedging commodity price risk with respect to any commodity purchases;
(k)	obligations in respect of performance, bid and surety bonds and completion guarantees provided by Holdings or any Restricted Subsidiary in the ordinary course of business;
(l)	Indebtedness or Disqualified Stock of Holdings or any Restricted Subsidiary of Holdings not otherwise permitted hereunder in an aggregate principal amount, which when aggregated with the principal amount or liquidation preference of all other Indebtedness and Disqualified Stock then outstanding and Incurred pursuant to this clause (l), does not exceed $175 million at any one time outstanding (it being understood that any Indebtedness Incurred under this clause (l) shall cease to be deemed Incurred or outstanding for purposes of this clause (l) but shall be deemed Incurred for purposes of the first paragraph of this covenant from and after the first date on which Holdings, or the Restricted Subsidiary, as the case may be, could have Incurred such Indebtedness under the first paragraph of this covenant without reliance upon this clause (l));
(m)	any guarantee by the Issuer or a Guarantor of Indebtedness or other obligations of Holdings or any of its Restricted Subsidiaries so long as the Incurrence of such Indebtedness Incurred by Holdings or such Restricted Subsidiary is permitted under the terms of the senior indenture; provided that if such Indebtedness is by its express terms subordinated in right of payment to the senior notes or the Senior Guarantee of such Restricted Subsidiary, as applicable, any such guarantee of such Guarantor with respect to such Indebtedness shall be subordinated in right of payment to such Guarantor's Senior Guarantee with respect to the senior notes substantially to the same extent as such Indebtedness is subordinated to the senior notes or the Senior Guarantee of such Restricted Subsidiary, as applicable;
(n)	the Incurrence by Holdings or any of its Restricted Subsidiaries of Indebtedness which serves to refund or refinance any Indebtedness Incurred as permitted under the first paragraph of this covenant and clauses (b), (c), (d), (o) and (t) of this paragraph or any Indebtedness issued to so refund or refinance such Indebtedness (subject to the following proviso, "Refinancing Indebtedness") prior to its respective maturity; provided, however, that such Refinancing Indebtedness:
(1)	has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is Incurred which is not less than the remaining Weighted Average Life to Maturity of the Indebtedness being refunded or refinanced;
(2)	has a Stated Maturity which is no earlier than the Stated Maturity of the Indebtedness being refunded or refinanced;
(3)	to the extent such Refinancing Indebtedness refinances Indebtedness junior to the senior notes or the Senior Guarantee of such Restricted Subsidiary, as applicable, such Refinancing Indebtedness is junior to the senior notes or the Senior Guarantee of such Restricted Subsidiary, as applicable;
(4)	is Incurred in an aggregate principal amount (or if issued with original issue discount, an aggregate issue price) that is equal to or less than the aggregate principal amount (or if issued with original issue discount, the aggregate accreted value) then outstanding of the Indebtedness being refinanced plus premium and fees Incurred in connection with such refinancing;
(5)	shall not include (x) Indebtedness of a Restricted Subsidiary of Holdings that is not the Issuer or a Guarantor that refinances Indebtedness of the Issuer or a Guarantor, or (y) Indebtedness of Holdings or a Restricted Subsidiary that refinances Indebtedness of an Unrestricted Subsidiary; and
(6)	in the case of any Refinancing Indebtedness Incurred to refinance Indebtedness outstanding under clause (d) or (t), shall be deemed to have been Incurred and to be outstanding under such clause (d) or (t), as applicable, and not this clause (n) for purposes of determining amounts outstanding under such clauses (d) and (t).

provided, further, that subclauses (1) and (2) of this clause (n) will not apply to any refunding or refinancing of any Secured Indebtedness.

(o)	Indebtedness or Disqualified Stock of Persons that are acquired by Holdings or any of its Restricted Subsidiaries or merged into a Restricted Subsidiary in accordance with the terms of the senior indenture; provided, however, that such Indebtedness or Disqualified Stock is not Incurred in contemplation of such acquisition or merger or to provide all or a portion of the funds or credit support required to consummate such acquisition or merger; provided, further, however, that after giving effect to such acquisition and the Incurrence of such Indebtedness either:
(1)	Holdings would be permitted to Incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first sentence of this covenant; or
(2)	the Fixed Charge Coverage Ratio would be greater than immediately prior to such acquisition;

(p)	Indebtedness Incurred by a Receivables Subsidiary in a Qualified Receivables Financing that is not recourse to Holdings or any Restricted Subsidiary other than a Receivables Subsidiary (except for Standard Securitization Undertakings);
(q)	Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business, provided that such Indebtedness is extinguished within two Business Days of its Incurrence;
(r)	Indebtedness of Holdings or any Restricted Subsidiary supported by a letter of credit issued pursuant to the Credit Agreement, in a principal amount not in excess of the stated amount of such letter of credit;
(s)	Contribution Indebtedness;
(t)	(a) if Holdings could Incur $1.00 of additional Indebtedness pursuant to the first paragraph hereof after giving effect to such borrowing, Indebtedness of Foreign Subsidiaries not otherwise permitted hereunder or (b) if Holdings could not Incur $1.00 of additional Indebtedness pursuant to the first paragraph hereof after giving effect to such borrowing, Indebtedness of Foreign Subsidiaries of the Issuer Incurred for working capital purposes, provided, however, that the aggregate principal amount of Indebtedness Incurred under this clause (t) which, when aggregated with the principal amount of all other Indebtedness then outstanding and Incurred pursuant to this clause (t), does not exceed the greater of (x) $125 million and (y) 10% of the consolidated assets of the Foreign Subsidiaries; and
(u)	Indebtedness of Holdings or any Restricted Subsidiary consisting of (x) the financing of insurance premiums or (y) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business.

Notwithstanding the foregoing, neither the Issuer nor any Guarantor may Incur any Indebtedness pursuant to the immediately preceding paragraph if the proceeds thereof are used, directly or indirectly, to repay, prepay, redeem, defease, retire, refund or refinance any Subordinated Indebtedness unless such Indebtedness will be subordinated to the senior notes or such Guarantor's Senior Guarantee, as applicable, to at least the same extent as such Subordinated Indebtedness. For purposes of determining compliance with this covenant, in the event that an item of Indebtedness meets the criteria of more than one of the categories of permitted Indebtedness described in clauses (a) through (u) above or is entitled to be Incurred pursuant to the first paragraph of this covenant, Holdings shall, in its sole discretion, classify or reclassify such item of Indebtedness in any manner that complies with this covenant and such item of Indebtedness will be treated as having been Incurred pursuant to only one of such clauses or pursuant to the first paragraph hereof; provided that all Indebtedness under the Credit Agreement outstanding on the Issue Date shall be deemed to have been Incurred pursuant to clause (a) and Holdings shall not be permitted to reclassify all or any portion of such Indebtedness. Accrual of interest, the accretion of accreted value, the payment of interest in the form of additional Indebtedness with the same terms, the payment of dividends on Preferred Stock in the form of additional shares of Preferred Stock of the same class and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies will not be deemed to be an Incurrence of Indebtedness for purposes of this covenant. Guarantees of, or obligations in respect of letters of credit relating to, Indebtedness which is otherwise included in the determination of a particular amount of Indebtedness shall not be included in the determination of such amount of Indebtedness, provided that the Incurrence of the Indebtedness represented by such guarantee or letter of credit, as the case may be, was in compliance with this covenant.

Limitation on Restricted Payments.    The senior indenture provides that Holdings will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(1)	declare or pay any dividend or make any distribution on account of Holdings' or any of its Restricted Subsidiaries' Equity Interests, including any payment made in connection with any merger or consolidation involving Holdings (other than (A) dividends or distributions by Holdings payable solely in Equity Interests (other than Disqualified Stock) of Holdings; or (B) dividends or distributions by a Restricted Subsidiary so long as, in the case of any dividend or distribution payable on or in respect of any class or series of securities issued by a Restricted Subsidiary other than a Wholly Owned Restricted Subsidiary, Holdings or a Restricted Subsidiary receives at least its pro rata share of such dividend or distribution in accordance with its Equity Interests in such class or series of securities);
(2)	purchase or otherwise acquire or retire for value any Equity Interests of Holdings, the Issuer or any direct or indirect parent company of Holdings or the Issuer;
(3)	make any principal payment on, or redeem, repurchase, defease or otherwise acquire or retire for value, in each case prior to any scheduled repayment or scheduled maturity, any Subordinated Indebtedness (other than the payment, redemption, repurchase, defeasance, acquisition or retirement of (A) Subordinated Indebtedness in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such payment, redemption, repurchase, defeasance, acquisition or retirement and (B) Indebtedness permitted under clauses (g) and (i) of the second paragraph of the covenant described under "—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock"); or
(4)	make any Restricted Investment

(all such payments and other actions set forth in clauses (1) through (4) above being collectively referred to as "Restricted Payments"), unless, at the time of such Restricted Payment:

(a)	no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof;
(b)	immediately after giving effect to such transaction on a pro forma basis, Holdings could Incur $1.00 of additional Indebtedness under the provisions of the first paragraph of the covenant described under "—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock;" and
(c)	such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by Holdings and its Restricted Subsidiaries after the Issue Date (including Restricted Payments permitted by clauses (1), (4) (only to the extent of one-half of the amounts paid pursuant to such clause), (6), (8) and (13) of the next succeeding paragraph, but excluding all other Restricted Payments permitted by the next succeeding paragraph), is less than the sum of, without duplication,
(1)	50% of the Consolidated Net Income of Holdings for the period (taken as one accounting period) from October 1, 2003 to the end of Holdings' most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, in the case such Consolidated Net Income for such period is a deficit, minus 100% of such deficit), plus
(2)	100% of the aggregate net proceeds, including cash and the Fair Market Value (as determined in accordance with the next succeeding sentence) of property other than cash, received by Holdings or the Issuer after the Issue Date from the issue or sale of Equity Interests of Holdings or any direct or indirect parent company of Holdings or the Issuer (excluding Refunding Capital Stock (as defined below), Designated Preferred Stock, Excluded Contributions and Disqualified Stock), including Equity Interests issued upon conversion of Indebtedness or upon exercise of warrants or options (other than an issuance or sale to a Subsidiary of Holdings or an employee stock ownership plan or trust established by Holdings or any of its Subsidiaries), plus
(3)	100% of the aggregate amount of contributions to the capital of Holdings received in cash and the Fair Market Value (as determined in accordance with the next succeeding sentence) of property other than cash after the Issue Date (other than Excluded Contributions, Refunding Capital Stock, Designated Preferred Stock, Disqualified Stock and the Cash Contribution Amount), plus
(4)	100% of the aggregate amount received by Holdings or any Restricted Subsidiary in cash and the Fair Market Value (as determined in accordance with the next succeeding sentence) of property other than cash received by Holdings or any Restricted Subsidiary from:
(A)	the sale or other disposition (other than to Holdings or a Restricted Subsidiary of Holdings) of Restricted Investments made by Holdings and its Restricted Subsidiaries and from repurchases and redemptions of such Restricted Investments from Holdings and its Restricted Subsidiaries by any Person (other than Holdings or any of its Subsidiaries) and from repayments of loans or advances which constituted Restricted Investments (other than in each case to the extent that the Restricted Investment was made pursuant to clause (7) or (10) of the next succeeding paragraph),
(B)	the sale (other than to Holdings or a Restricted Subsidiary of Holdings) of the Capital Stock of an Unrestricted Subsidiary or
(C)	a distribution or dividend from an Unrestricted Subsidiary, plus
(5)	in the event any Unrestricted Subsidiary of Holdings has been redesignated as a Restricted Subsidiary or has been merged, consolidated or amalgamated with or into, or transfers or conveys its assets to, or is liquidated into, Holdings or a Restricted Subsidiary of Holdings, the Fair Market Value (as determined in accordance with the next succeeding sentence) of the Investment of Holdings in such Unrestricted Subsidiary at the time of such redesignation, combination or transfer (or of the assets transferred or conveyed, as applicable), after deducting any Indebtedness associated with the Unrestricted Subsidiary so designated or combined or any Indebtedness associated with the assets so transferred or conveyed (other than in each case to the extent that the designation of such Subsidiary as an Unrestricted Subsidiary was made pursuant to clause (7) or (10) of the next succeeding paragraph or constituted a Permitted Investment).

The Fair Market Value of property other than cash covered by clauses (c)(2), (3), (4) and (5) above shall be determined in good faith by the Issuer and

(A)	in the event of property with a Fair Market Value in excess of $10 million, shall be set forth in an Officers' Certificate or
(B)	in the event of property with a Fair Market Value in excess of $20 million, shall be set forth in a resolution approved by at least a majority of the Board of Directors of the Issuer.

The foregoing provisions will not prohibit:

(1)	the payment of any dividend or distribution within 60 days after the date of declaration thereof, if at the date of declaration such payment would have complied with the provisions of the senior indenture;
(2)	(a)	the repurchase, retirement or other acquisition of any Equity Interests ("Retired Capital Stock") of the Issuer, Holdings or any direct or indirect parent company of Holdings or the Issuer or Subordinated Indebtedness of the Issuer or Holdings in exchange for, or out of the proceeds of the substantially concurrent sale of, Equity Interests of Holdings or any direct or indirect parent company of Holdings or the Issuer or contributions to the equity capital of Holdings (other than any Disqualified Stock or any Equity Interests sold to a Subsidiary of Holdings or to an employee stock ownership plan or any trust established by Holdings or any of its Subsidiaries) (collectively, including any such contributions, "Refunding Capital Stock") and

(b)	the declaration and payment of accrued dividends on the Retired Capital Stock out of the proceeds of the substantially concurrent sale (other than to a Subsidiary of Holdings or to an employee stock ownership plan or any trust established by Holdings or any of its Subsidiaries) of Refunding Capital Stock;
(3)	the redemption, repurchase or other acquisition or retirement of Subordinated Indebtedness of the Issuer or Holdings made by exchange for, or out of the proceeds of the substantially concurrent sale of, new Indebtedness of the Issuer or Holdings which is Incurred in accordance with the covenant described under "—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock" so long as
(a)	the principal amount of such new Indebtedness does not exceed the principal amount of the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired for value (plus the amount of any premium required to be paid under the terms of the instrument governing the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired plus any fees incurred in connection therewith),
(b)	such Indebtedness is subordinated to the senior notes at least to the same extent as such Subordinated Indebtedness so purchased, exchanged, redeemed, repurchased, acquired or retired for value,
(c)	such Indebtedness has a final scheduled maturity date equal to or later than the final scheduled maturity date of the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired, and
(d)	such Indebtedness has a Weighted Average Life to Maturity equal to or greater than the remaining Weighted Average Life to Maturity of the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired;
(4)	the repurchase, retirement or other acquisition (or dividends to any direct or indirect parent company of Holdings or the Issuer to finance any such repurchase, retirement or other acquisition) for value of Equity Interests of the Issuer, Holdings or any direct or indirect parent company of Holdings or the Issuer held by any future, present or former employee, director or consultant of the Issuer, Holdings, or any direct or indirect parent company of Holdings or the Issuer or any other Subsidiary of Holdings pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or other agreement or arrangement; provided, however, that the aggregate amounts paid under this clause (4) do not exceed $15 million in any calendar year (with unused amounts in any calendar year being permitted to be carried over for the two succeeding calendar years); provided, further, however, that such amount in any calendar year may be increased by an amount not to exceed:
(a)	the cash proceeds received by Holdings or any of its Restricted Subsidiaries from the sale of Equity Interests (other than Disqualified Stock) of the Issuer, Holdings or any direct or indirect parent company of Holdings or the Issuer (to the extent contributed to Holdings) to members of management, directors or consultants of Holdings and its Restricted Subsidiaries or any direct or indirect parent company of Holdings or the Issuer that occurs after the Issue Date (provided that the amount of such cash proceeds utilized for any such repurchase, retirement, other acquisition or dividend will not increase the amount available for Restricted Payments under clause (c) of the immediately preceding paragraph); plus
(b)	the cash proceeds of key man life insurance policies received by Holdings or any direct or indirect parent company of Holdings or the Issuer (to the extent contributed to Holdings) and its Restricted Subsidiaries after the Issue Date;

(provided that Holdings may elect to apply all or any portion of the aggregate increase contemplated by clauses (a) and (b) above in any calendar year);

(5)	the declaration and payment of dividends or distributions to holders of any class or series of Disqualified Stock of Holdings or any of its Restricted Subsidiaries issued or incurred in accordance with the covenant described under "—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock;"
(6)	the declaration and payment of dividends or distributions to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) issued after the Issue Date and the declaration and payment of dividends to any direct or indirect parent company of Holdings or the Issuer, the proceeds of which will be used to fund the payment of dividends to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) of any direct or indirect parent company of Holdings or the Issuer issued after the Issue Date; provided, however, that (A) for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date of issuance of such Designated Preferred Stock, after giving effect to such issuance (and the payment of dividends or distributions) on a pro forma basis, Holdings would have had a Fixed Charge Coverage Ratio of at least 2.25 to 1.00 and (B) the aggregate amount of dividends declared and paid pursuant to this clause (6) does not exceed the net cash proceeds actually received by Holdings or the Issuer from any such sale of Designated Preferred Stock (other than Disqualified Stock) issued after the Issue Date;
(7)	Investments in Unrestricted Subsidiaries having an aggregate Fair Market Value, taken together with all other Investments made pursuant to this clause (7) that are at that time outstanding, not to exceed $50 million at the time of such Investment (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value);
(8)	the payment of dividends on Holdings' common stock (or the payment of dividends to any direct or indirect parent of Holdings or the Issuer, as the case may be, to fund the payment by any direct or indirect parent of Holdings or the Issuer, as the case may be, of dividends on such entity's common stock) of up to 6.0% per annum of the net proceeds received by Holdings or the Issuer from any public offering of common stock or contributed to Holdings or the Issuer by any direct or indirect parent of Holdings or the Issuer from any public offering of common stock;
(9)	Investments that are made with Excluded Contributions;
(10)	other Restricted Payments in an aggregate amount not to exceed $50 million;
(11)	the distribution, as a dividend or otherwise, of shares of Capital Stock of, or Indebtedness owed to Holdings or a Restricted Subsidiary of Holdings by, Unrestricted Subsidiaries;
(12)	(a)	with respect to each tax year or portion thereof that Holdings qualifies as a Flow Through Entity, the distribution by Holdings to the holders of Capital Stock of Holdings of an amount equal to the product of (i) the amount of aggregate net taxable income of Holdings allocated to the holders of Capital Stock of Holdings for such period and (ii) the Presumed Tax Rate for such period; and

(b)	with respect to any tax year or portion thereof that Holdings does not qualify as a Flow Through Entity, the payment of dividends or other distributions to any direct or indirect parent company of Holdings in amounts required for such parent company to pay federal, state or local income taxes (as the case may be) imposed directly on such parent company to the extent such income taxes are attributable to the income of Holdings and its Restricted Subsidiaries (including without limitation, by virtue of such parent company being the common parent of a consolidated or combined tax group of which Holdings and/or its Restricted Subsidiaries are members); provided, however, that in each case the amount of such payments in respect of any tax year does not exceed the amount that Holdings and its Restricted Subsidiaries would have been required to pay in respect of federal, state or local taxes (as the case may be) in respect of such year if Holdings and its Restricted Subsidiaries paid such taxes directly as a stand-alone taxpayer (or stand-alone group);
(13)	the payment of dividends, other distributions or other amounts by Holdings or the Issuer, if applicable:
(a)	in amounts equal to the amounts required for any direct parent of Holdings or the Issuer, if applicable, to pay fees and expenses (including franchise or similar taxes) required to maintain its corporate existence, customary salary, bonus and other benefits payable to officers and employees of any direct parent of Holdings or the Issuer, if applicable, and general corporate overhead expenses of any direct parent of Holdings or the Issuer, if applicable, in each case to the extent such fees and expenses are attributable to the ownership or operation of Holdings or the Issuer, if applicable, and their respective Subsidiaries; and
(b)	dividends paid to any direct parent of Holdings or the Issuer, if applicable, in amounts equal to amounts required for any direct parent of Holdings or the Issuer, if applicable, to pay interest and/or principal on Indebtedness the proceeds of which have been contributed to Holdings or any of its Restricted Subsidiaries and that has been guaranteed by, or is otherwise considered Indebtedness of, Holdings Incurred in accordance with the covenant described under "—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock;"
(14)	cash dividends or other distributions on Holdings' Capital Stock used to, or the making of loans to any direct or indirect parent of Holdings to, fund the payment of fees and expenses incurred in connection with the Transactions or owed by Holdings, the Issuer or any direct or indirect parent company of Holdings or the Issuer, as the case may be, or Restricted Subsidiaries of Holdings to Affiliates, in each case to the extent permitted by the covenant described under "—Transactions with Affiliates;"
(15)	repurchases of Equity Interests deemed to occur upon exercise of stock options if such Equity Interests represent a portion of the exercise price of such options;
(16)	purchases of receivables pursuant to a Receivables Repurchase Obligation in connection with a Qualified Receivables Financing;
(17)	the repurchase, redemption or other acquisition or retirement for value of any Subordinated Indebtedness, including, without limitation, the Senior Subordinated Notes, pursuant to the provisions similar to those described under "—Change of Control" and "—Asset Sales;" provided that all senior notes tendered by holders of the senior notes in connection with a Change of Control Offer or Asset Sale Offer, as applicable, have been repurchased, redeemed or acquired for value; and
(18)	any payments made in connection with the consummation of the Transactions or as contemplated by the Acquisition Documents (other than payments to any Permitted Holder or any Affiliate thereof);

provided, however, that at the time of, and after giving effect to, any Restricted Payment permitted under clauses (6), (7), (10), (11) and (17), no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof.

As of the Issue Date, all of Holdings' Subsidiaries will be Restricted Subsidiaries. Holdings will not permit any Unrestricted Subsidiary to become a Restricted Subsidiary except pursuant to the definition of "Unrestricted Subsidiary." For purposes of designating any Restricted Subsidiary as an Unrestricted Subsidiary, all outstanding Investments by Holdings and its Restricted Subsidiaries (except to the extent repaid) in the Subsidiary so designated will be deemed to be Restricted Payments in an amount determined as set forth in the last sentence of the definition of "Investments." Such designation will only be permitted if a Restricted Payment in such amount would be permitted at such time and if such Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.

Notwithstanding the foregoing, Holdings may not at any time designate the Issuer as an Unrestricted Subsidiary for any purpose under the senior indenture or the senior notes.

Dividend and Other Payment Restrictions Affecting Subsidiaries.    The senior indenture provides that Holdings will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Restricted Subsidiary to:

(a)	(i) pay dividends or make any other distributions to Holdings or any of its Restricted Subsidiaries (1) on its Capital Stock; or (2) with respect to any other interest or participation in, or by, its profits; or (ii) pay any Indebtedness owed to Holdings or any of its Restricted Subsidiaries;
(b)	make loans or advances to Holdings or any of its Restricted Subsidiaries; or
(c)	sell, lease or transfer any of its properties or assets to Holdings or any of its Restricted Subsidiaries;

except in each case for such encumbrances or restrictions existing under or by reason of:

(1)	contractual encumbrances or restrictions in effect on the Issue Date, including pursuant to the Credit Agreement and the other Senior Credit Documents;
(2)	the senior indenture, the senior notes, the Senior Subordinated Notes and the indenture relating to the Senior Subordinated Notes;
(3)	applicable law or any applicable rule, regulation or order;
(4)	any agreement or other instrument relating to Indebtedness of a Person acquired by Holdings or any Restricted Subsidiary which was in existence at the time of such acquisition (but not created in contemplation thereof or to provide all or any portion of the funds or credit support utilized to consummate such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired;
(5)	any restriction with respect to a Restricted Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of all or substantially all the Capital Stock or assets of such Restricted Subsidiary pending the closing of such sale or disposition;
(6)	Secured Indebtedness otherwise permitted to be Incurred pursuant to the covenants described under "—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock" and "—Liens" that limit the right of the debtor to dispose of the assets securing such Indebtedness;
(7)	restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;
(8)	customary provisions in joint venture agreements and other similar agreements entered into in the ordinary course of business;
(9)	purchase money obligations for property acquired in the ordinary course of business that impose restrictions of the nature discussed in clause (c) above on the property so acquired;
(10)	customary provisions contained in leases and other similar agreements entered into in the ordinary course of business that impose restrictions of the type described in clause (c) above on the property subject to such lease;
(11)	any encumbrance or restriction of a Receivables Subsidiary effected in connection with a Qualified Receivables Financing; provided, however, that such restrictions apply only to such Receivables Subsidiary;
(12)	other Indebtedness of any Restricted Subsidiary of Holdings (i) that is the Issuer or a Guarantor that is Incurred subsequent to the Issue Date pursuant to the covenant described under "—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock" or (ii) that is Incurred by a Foreign Subsidiary of Holdings subsequent to the Issue Date pursuant to clauses (d), (l) or (t) of the second paragraph of the covenant described under "—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock;" or
(13)	any encumbrances or restrictions of the type referred to in clauses (a), (b) and (c) above imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (1) through (12) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Issuer, no more restrictive with respect to such dividend and other payment restrictions than those contained in the dividend or other payment restrictions prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

Asset Sales.    The senior indenture provides that Holdings will not, and will not permit any of its Restricted Subsidiaries to, cause or make an Asset Sale, unless (x) Holdings or any of its Restricted Subsidiaries, as the case may be, receives consideration at the time of such Asset Sale at least equal to the Fair Market Value (as determined in good faith by the Issuer) of the assets sold or otherwise disposed of, and (y) at least 75% of the consideration therefor received by Holdings or such Restricted Subsidiary, as the case may be, is in the form of Cash Equivalents; provided that the amount of:

(a)	any liabilities (as shown on Holdings' or such Restricted Subsidiary's most recent balance sheet or in the notes thereto) of Holdings or any Restricted Subsidiary of Holdings (other than liabilities that are by their terms subordinated to the senior notes) that are assumed by the transferee of any such assets,
(b)	any notes or other obligations or other securities or assets received by Holdings or such Restricted Subsidiary of Holdings from such transferee that are converted by Holdings or such Restricted Subsidiary of Holdings into cash within 180 days of the receipt thereof (to the extent of the cash received), and
(c)	any Designated Non-cash Consideration received by Holdings or any of its Restricted Subsidiaries in such Asset Sale having an aggregate Fair Market Value, taken together with all other Designated Non-cash Consideration received pursuant to this clause (c) that is at that time outstanding, not to exceed the greater of 1% of Total Assets and $50 million at the time of the receipt of such Designated Non-cash Consideration (with the Fair Market Value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value)

shall be deemed to be Cash Equivalents for the purposes of this provision.

Within 365 days after Holdings' or any Restricted Subsidiary of Holdings' receipt of the Net Proceeds of any Asset Sale, Holdings or such Restricted Subsidiary of Holdings may apply the Net Proceeds from such Asset Sale, at its option:

(1)	to permanently reduce Obligations under the Credit Agreement (and, in the case of revolving Obligations, to correspondingly reduce commitments with respect thereto) or other Pari Passu Indebtedness (provided that if the Issuer or any Guarantor shall so reduce Obligations under other Pari Passu Indebtedness, the Issuer will equally and ratably reduce Obligations under the senior notes by making an offer (in accordance with the procedures set forth below for an Asset Sale Offer) to all holders to purchase at a purchase price equal to 100% of the principal amount thereof, plus accrued and unpaid interest and additional interest, if any, the pro rata principal amount of senior notes) or Indebtedness of a Restricted Subsidiary that is not a Guarantor, in each case other than Indebtedness owed to Holdings or an Affiliate of Holdings,

(2)	to an investment in any one or more businesses (provided that if such investment is in the form of the acquisition of Capital Stock of a Person, such acquisition results in such Person becoming a Restricted Subsidiary of Holdings), or capital expenditures, in each case used or useful in a Similar Business, and/or
(3)	to make an investment in any one or more businesses (provided that if such investment is in the form of the acquisition of Capital Stock of a Person, such acquisition results in such Person becoming a Restricted Subsidiary of Holdings), properties or assets that replace the properties and assets that are the subject of such Asset Sale.

Pending the final application of any such Net Proceeds, Holdings or such Restricted Subsidiary of Holdings may temporarily reduce Indebtedness under a revolving credit facility, if any, or otherwise invest such Net Proceeds in Cash Equivalents or Investment Grade Securities. The senior indenture will provide that any Net Proceeds from any Asset Sale that are not applied as provided and within the time period set forth in the first sentence of this paragraph (it being understood that any portion of such Net Proceeds used to make an offer to purchase senior notes, as described in clause (1) above, shall be deemed to have been invested whether or not such offer is accepted) will be deemed to constitute "Excess Proceeds." When the aggregate amount of Excess Proceeds exceeds $20 million, the Issuer shall make an offer to all holders of senior notes (an "Asset Sale Offer") to purchase the maximum principal amount of senior notes, that is an integral multiple of $1,000 or €1,000, as applicable, that may be purchased out of the Excess Proceeds at an offer price in cash in an amount equal to 100% of the principal amount thereof, plus accrued and unpaid interest and additional interest, if any, to the date fixed for the closing of such offer, in accordance with the procedures set forth in the senior indenture. The Issuer will commence an Asset Sale Offer with respect to Excess Proceeds within ten Business Days after the date that Excess Proceeds exceeds $20 million by mailing the notice required pursuant to the terms of the senior indenture, with a copy to the Trustee. To the extent that the aggregate amount of senior notes tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, the Issuer may use any remaining Excess Proceeds for general corporate purposes. If the aggregate principal amount of senior notes surrendered by holders thereof exceeds the amount of Excess Proceeds, the Trustee shall select the senior notes to be purchased in the manner described below. Upon completion of any such Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero.

The Issuer will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations to the extent such laws or regulations are applicable in connection with the repurchase of the senior notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the senior indenture, the Issuer will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in the senior indenture by virtue thereof.

If more senior notes are tendered pursuant to an Asset Sale Offer than the Issuer is required to purchase, selection of such senior notes for purchase will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which such senior notes are listed, or if such senior notes are not so listed, on a pro rata basis, by lot or by such other method as the Trustee shall deem fair and appropriate (and in such manner as complies with applicable legal requirements); provided that no senior notes of $1,000 or less or €1,000 or less, as applicable, shall be purchased in part.

Notices of an Asset Sale Offer shall be mailed by first class mail, postage prepaid, at least 30 but not more than 60 days before the purchase date to each holder of senior notes at such holder's registered address. If any senior note is to be purchased in part only, any notice of purchase that relates to such senior note shall state the portion of the principal amount thereof that has been or is to be purchased.

A new senior note in principal amount equal to the unpurchased portion of any senior note purchased in part will be issued in the name of the holder thereof upon cancellation of the original senior note. On and after the purchase date, unless the Issuer defaults in payment of the purchase price, interest shall cease to accrue on senior notes or portions thereof purchased.

Transactions with Affiliates.    The senior indenture provides that Holdings will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction or series of transactions, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of Holdings (each of the foregoing, an "Affiliate Transaction") involving aggregate consideration in excess of $5 million, unless:

(a)	such Affiliate Transaction is on terms that are not materially less favorable to Holdings or the relevant Restricted Subsidiary than those that could have been obtained in a comparable transaction by Holdings or such Restricted Subsidiary with an unrelated Person; and
(b)	with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $20 million, the Issuer delivers to the Trustee a resolution adopted in good faith by the majority of the Board of Directors of the Issuer or Holdings, approving such Affiliate Transaction and set forth in an Officers' Certificate certifying that such Affiliate Transaction complies with clause (a) above.

The foregoing provisions will not apply to the following:

(1)	(a) transactions between or among Holdings and/or any of its Restricted Subsidiaries and (b) any merger of Holdings and any direct parent company of Holdings, provided that such parent company shall have no material liabilities and no material assets other than cash, Cash Equivalents and the Capital Stock of Holdings and such merger is otherwise in compliance with the terms of the senior indenture and effected for a bona fide business purpose;
(2)	Restricted Payments permitted by the provisions of the senior indenture described above under the covenant "—Limitation on Restricted Payments;"
(3)	the entering into of any agreement to pay, and the payment of, annual management, consulting, monitoring and advisory fees and expenses to the Sponsors in an aggregate amount in any fiscal year not to exceed the greater of (x) $10 million and (y) 2% of EBITDA of Holdings and its Restricted Subsidiaries for the immediately preceding fiscal year;
(4)	the payment of reasonable and customary fees paid to, and indemnity provided on behalf of, officers, directors, employees or consultants of Holdings or any Restricted Subsidiary or any direct or indirect parent company of Holdings or the Issuer;
(5)	payments by Holdings or any of its Restricted Subsidiaries to the Sponsors made for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including, without limitation, in connection with acquisitions or divestitures, which payments are approved by a majority of the Board of Directors of the Issuer or Holdings in good faith;
(6)	transactions in which Holdings or any of its Restricted Subsidiaries, as the case may be, delivers to the Trustee a letter from an Independent Financial Advisor stating that such transaction is fair to Holdings or such Restricted Subsidiary from a financial point of view or meets the requirements of clause (a) of the preceding paragraph;
(7)	payments or loans to employees or consultants in the ordinary course of business which are approved by a majority of the Board of Directors of the Issuer or Holdings in good faith;
(8)	any agreement (other than with the Sponsors) as in effect as of the Issue Date or any amendment thereto (so long as any such agreement together with all amendments thereto, taken as a whole, is not more disadvantageous to the holders of the senior notes in any material respect than the original agreement as in effect on the Issue Date) or any transaction contemplated thereby;

(9)	the existence of, or the performance by Holdings or any of its Restricted Subsidiaries of its obligations under the terms of, Acquisition Documents, any stockholders agreement (including any registration rights agreement or purchase agreement related thereto) to which it is a party as of the Issue Date and any amendment thereto or similar agreements which it may enter into thereafter; provided, however, that the existence of, or the performance by Holdings or any of its Restricted Subsidiaries of its obligations under, any future amendment to any such existing agreement or under any similar agreement entered into after the Issue Date shall only be permitted by this clause (9) to the extent that the terms of any such existing agreement together with all amendments thereto, taken as a whole, or new agreement are not otherwise more disadvantageous to the holders of the senior notes in any material respect than the original agreement as in effect on the Issue Date;
(10)	the payment of all fees and expenses related to the Transactions, including fees to the Sponsors, which are described in this prospectus;
(11)	(a) transactions with customers, clients, suppliers or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of the senior indenture, which are fair to Holdings and its Restricted Subsidiaries in the reasonable determination of the Board of Directors or the senior management of the Issuer, and are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party or (b) transactions with joint ventures or Unrestricted Subsidiaries for the purchase or sale of chemicals, equipment and services entered into in the ordinary course of business and in a manner consistent with past practice;
(12)	any transaction effected as part of a Qualified Receivables Financing; and
(13)	the issuance of Equity Interests (other than Disqualified Stock) of the Issuer or Holdings to any Permitted Holder or to any director, officer, employee or consultant of the Issuer or Holdings or any direct or indirect parent company of the Issuer or Holdings.

Liens.    The senior indenture provides that Holdings will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, Incur or suffer to exist any Lien on any asset or property of Holdings or such Restricted Subsidiary of Holdings, or any income or profits therefrom, or assign or convey any right to receive income therefrom, that secures any obligations of Holdings or any of its Restricted Subsidiaries unless the senior notes are equally and ratably secured with (or on a senior basis to, in the case of obligations subordinated in right of payment to the senior notes) the obligations so secured or until such time as such obligations are no longer secured by a Lien. The preceding sentence will not require Holdings or any Restricted Subsidiary of Holdings to secure the senior notes if the Lien consists of a Permitted Lien.

The senior indenture provides that no Guarantor will directly or indirectly create, Incur or suffer to exist any Lien on any asset or property of such Guarantor or any income or profits therefrom, or assign or convey any right to receive income therefrom, that secures any obligation of such Guarantor unless the Senior Guarantee of such Guarantor is equally and ratably secured with (or on a senior basis to, in the case of obligations subordinated in right of payment to such Guarantor's Senior Guarantee) the obligations so secured or until such time as such obligations are no longer secured by a Lien. The preceding sentence will not require any Guarantor to secure its Senior Guarantee if the Lien consists of a Permitted Lien.

Reports and Other Information.    The senior indenture provides that notwithstanding that Holdings may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act or otherwise report on an annual and quarterly basis on forms provided for such annual and quarterly reporting pursuant to rules and regulations promulgated by the SEC, Holdings will file with the SEC (and provide the Trustee and holders with copies thereof, without cost to each holder, within 15 days after it files them with the SEC),

(1)	within 90 days after the end of each fiscal year (or such shorter period as may be required by the SEC), annual reports on Form 10-K (or any successor or comparable form) containing the information required to be contained therein (or required in such successor or comparable form),
(2)	within 45 days after the end of each of the first three fiscal quarters of each fiscal year (or such shorter period as may be required by the SEC), reports on Form 10-Q (or any successor or comparable form),
(3)	promptly from time to time after the occurrence of an event required to be therein reported (and in any event within the time period specified for filing current reports on Form 8-K by the SEC), such other reports on Form 8-K (or any successor or comparable form), and
(4)	any other information, documents and other reports which Holdings would be required to file with the SEC if it were subject to Section 13 or 15(d) of the Exchange Act;

provided, however, that Holdings shall not be so obligated to file such reports with the SEC if the SEC does not permit such filing, in which event Holdings will make available such information to prospective purchasers of senior notes, in addition to providing such information to the Trustee and the holders, in each case within 15 days after the time Holdings would be required to file such information with the SEC if it were subject to Section 13 or 15(d) of the Exchange Act; provided, further, that notwithstanding the foregoing (i) with respect to the fiscal quarter ended September 30, 2003, Holdings may deliver to the Trustee the report described in clause (2) above at any time on or prior to December 31, 2003, (ii) with respect to the full fiscal year ending December 31, 2003, Holdings may deliver to the Trustee the report described in clause (1) above at any time on or prior to April 30, 2004 and, in each case, such reports may (x) exclude the guarantor footnote disclosure required under Rule 3-10 of Regulation S-X and (y) indicate that the purchase accounting therein is reflected on a preliminary basis and is subject to change and (iii) with respect to reports that Holdings is not required to file with the SEC pursuant to the immediately preceding proviso, if the Issuer and the Guarantors have not at such time failed to comply with their obligations to consummate an exchange offer (or a shelf registration, if applicable) as described under "Exchange Offer; Registration Rights," such reports need not include any financial statements for full fiscal years ended on or prior to December 31, 2002 other than such financial statements included in this prospectus.

In the event that:

(a)	the rules and regulations of the SEC permit Holdings and any direct or indirect parent company of Holdings to report at such parent entity's level on a consolidated basis and
(b)	such parent entity of Holdings is not engaged in any business in any material respect other than incidental to its ownership, directly or indirectly, of the capital stock of Holdings,

such consolidated reporting at such parent entity's level in a manner consistent with that described in this covenant for Holdings will satisfy this covenant.

Future Guarantors.    The senior indenture provides that Holdings will cause each Restricted Subsidiary that is a Domestic Subsidiary (unless such Subsidiary is a Receivables Subsidiary) that

(a)	guarantees any Indebtedness of Holdings or any of its Restricted Subsidiaries; or
(b)	Incurs any Indebtedness or issues any shares of Disqualified Stock permitted to be Incurred or issued pursuant to clause (a) or (l) of the second paragraph of the covenant described under "—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock" or not permitted to be Incurred by such covenant to execute and deliver to the Trustee a supplemental indenture pursuant to which such Subsidiary will guarantee payment of the senior notes. Each Senior Guarantee will be limited to an amount not to exceed the maximum amount that can be guaranteed by that Restricted Subsidiary without rendering the Senior Guarantee, as it relates to such Restricted Subsidiary, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally.

Each Senior Guarantee shall be released in accordance with the provisions of the senior indenture described under "—Senior Guarantees."

Merger, Consolidation or Sale of All or Substantially All Assets

The senior indenture provides that the Issuer may not consolidate or merge with or into or wind up into (whether or not the Issuer is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions, to any Person unless:

(1)	the Issuer is the surviving corporation or the Person formed by or surviving any such consolidation or merger (if other than the Issuer) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a corporation, partnership or limited liability company organized or existing under the laws of the United States, any state thereof, the District of Columbia, or any territory thereof (the Issuer or such Person, as the case may be, being herein called the "Successor Company");
(2)	the Successor Company (if other than the Issuer) expressly assumes all the obligations of the Issuer under the senior indenture and the senior notes pursuant to supplemental indentures or other documents or instruments in form reasonably satisfactory to the Trustee;
(3)	immediately after giving effect to such transaction (and treating any Indebtedness which becomes an obligation of the Successor Company or any of its Restricted Subsidiaries as a result of such transaction as having been Incurred by the Successor Company or such Restricted Subsidiary at the time of such transaction) no Default or Event of Default shall have occurred and be continuing;
(4)	immediately after giving pro forma effect to such transaction, as if such transaction had occurred at the beginning of the applicable four-quarter period, either
(a)	the Successor Company would be permitted to Incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first sentence of the covenant described under "—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock" or
(b)	the Fixed Charge Coverage Ratio for the Successor Company and its Restricted Subsidiaries would be greater than such ratio for Holdings and its Restricted Subsidiaries immediately prior to such transaction;
(5)	each Guarantor, unless it is the other party to the transactions described above, shall have by supplemental indenture confirmed that its Senior Guarantee shall apply to such Person's obligations under the senior indenture and the senior notes; and
(6)	the Issuer shall have delivered to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indentures (if any) comply with the senior indenture.

The Successor Company will succeed to, and be substituted for, the Issuer under the senior indenture and the senior notes. Notwithstanding the foregoing clauses (3) and (4), (a) any Restricted Subsidiary may consolidate with, merge into or transfer all or part of its properties and assets to the Issuer or to another Restricted Subsidiary, and (b) the Issuer may merge with an Affiliate incorporated solely for the purpose of reincorporating the Issuer in another state of the United States so long as the amount of Indebtedness of the Issuer and its Restricted Subsidiaries is not increased thereby.

The senior indenture further provides that subject to certain limitations in the senior indenture governing release of a Senior Guarantee upon the sale or disposition of a Restricted Subsidiary of Holdings that is a Guarantor, each Guarantor will not, and the Issuer will not permit any Guarantor to, consolidate or merge with or into or wind up into (whether or not such Guarantor is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions to, any Person (other than any such sale, assignment, transfer, lease, conveyance or disposition in connection with the Transactions described in this prospectus) unless:

(1)	such Guarantor is the surviving corporation or the Person formed by or surviving any such consolidation or merger (if other than such Guarantor) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a corporation, partnership or limited liability company organized or existing under the laws of the United States, any state thereof, the District of Columbia, or any territory thereof (such Guarantor or such Person, as the case may be, being herein called the "Successor Guarantor");
(2)	the Successor Guarantor (if other than such Guarantor) expressly assumes all the obligations of such Guarantor under the senior indenture and such Guarantors' Senior Guarantee pursuant to a supplemental indenture or other documents or instruments in form reasonably satisfactory to the Trustee;
(3)	immediately after giving effect to such transaction (and treating any Indebtedness which becomes an obligation of the Successor Guarantor or any of its Subsidiaries as a result of such transaction as having been Incurred by the Successor Guarantor or such Subsidiary at the time of such transaction) no Default or Event of Default shall have occurred and be continuing; and
(4)	the Successor Guarantor (if other than such Guarantor) shall have delivered or caused to be delivered to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the senior indenture.

Subject to certain limitations described in the senior indenture, the Successor Guarantor will succeed to, and be substituted for, such Guarantor under the senior indenture and such Guarantor's Senior Guarantee. Notwithstanding the foregoing, (1) a Guarantor may merge with an Affiliate incorporated solely for the purpose of reincorporating such Guarantor in another state of the United States, so long as the amount of Indebtedness of the Guarantor is not increased thereby, (2) Holdings may merge with the Issuer and (3) a Guarantor may merge with another Guarantor or the Issuer.

Notwithstanding the foregoing, any Guarantor (other than Holdings) may consolidate or merge with or into or wind up into, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets (collectively, a "Transfer") to, any Restricted Subsidiary of the Issuer that is not a Guarantor; provided that at the time of each such Transfer the aggregate amount of all such Transfers since the Issue Date shall not exceed 5% of the consolidated assets of the Issuer and the Guarantors as shown on the most recent available balance sheet of Holdings and the Restricted Subsidiaries after giving effect to each such Transfer and including all Transfers occurring from and after the Issue Date (excluding Transfers in connection with the Transactions described in this prospectus).

Defaults

An Event of Default is defined in the senior indenture as:

(1)	a default in any payment of interest on any senior note when due continued for 30 days,
(2)	a default in the payment of principal or premium, if any, of any senior note when due at its Stated Maturity, upon optional redemption, upon required repurchase, upon declaration or otherwise,
(3)	the failure by the Issuer to comply with its obligations under the covenant described under "—Merger, Consolidation or Sale of All or Substantially All Assets" above,
(4)	the failure by Holdings or any of its Restricted Subsidiaries to comply for 30 days after notice with any of its obligations under the covenants described under "—Change of Control" or "—Certain Covenants" (in each case, other than a failure to purchase senior notes),

(5)	the failure by Holdings or any of its Restricted Subsidiaries to comply for 60 days after notice with its other agreements contained in the senior notes or the senior indenture,
(6)	the failure by Holdings, the Issuer or any Significant Subsidiary to pay any Indebtedness (other than Indebtedness owing to Holdings or a Restricted Subsidiary of Holdings) within any applicable grace period after final maturity or the acceleration of any such Indebtedness by the holders thereof because of a default, in each case, if the total amount of such Indebtedness unpaid or accelerated exceeds $35 million or its foreign currency equivalent (the "cross-acceleration provision"),
(7)	certain events of bankruptcy, insolvency or reorganization of Holdings, the Issuer or a Significant Subsidiary (the "bankruptcy provisions"),
(8)	failure by Holdings, the Issuer or any Significant Subsidiary to pay final judgments aggregating in excess of $35 million or its foreign currency equivalent (net of any amounts which are covered by enforceable insurance policies issued by solvent carriers), which judgments are not discharged, waived or stayed for a period of 60 days (the "judgment default provision"), or
(9)	the Senior Guarantee of Holdings or any Senior Guarantee of a Significant Subsidiary ceases to be in full force and effect (except as contemplated by the terms thereof) or any Guarantor denies or disaffirms its obligations under the senior indenture or any Senior Guarantee and such Default continues for 10 days.

The foregoing will constitute Events of Default whatever the reason for any such Event of Default and whether it is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body.

However, a default under clause (4) or (5) will not constitute an Event of Default until the Trustee or the holders of 25% in principal amount of outstanding senior notes notify the Issuer of the default and the Issuer does not cure such default within the time specified in clauses (4) and (5) hereof after receipt of such notice.

If an Event of Default (other than a Default relating to certain events of bankruptcy, insolvency or reorganization of Holdings or the Issuer) occurs and is continuing, the Trustee or the holders of at least 25% in principal amount of outstanding senior notes by notice to the Issuer may declare the principal of, premium, if any, and accrued but unpaid interest on all the senior notes to be due and payable. Upon such a declaration, such principal and interest will be due and payable immediately. If an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of Holdings or the Issuer occurs, the principal of, premium, if any, and interest on all the senior notes will become immediately due and payable without any declaration or other act on the part of the Trustee or any holders. Under certain circumstances, the holders of a majority in principal amount of outstanding senior notes may rescind any such acceleration with respect to the senior notes and its consequences.

In the event of any Event of Default specified in clause (6) of the first paragraph above, such Event of Default and all consequences thereof (excluding, however, any resulting payment default) will be annulled, waived and rescinded, automatically and without any action by the Trustee or the holders of the senior notes, if within 20 days after such Event of Default arose the Issuer delivers an Officers' Certificate to the Trustee stating that (x) the Indebtedness or guarantee that is the basis for such Event of Default has been discharged or (y) the holders thereof have rescinded or waived the acceleration, notice or action (as the case may be) giving rise to such Event of Default or (z) the default that is the basis for such Event of Default has been cured, it being understood that in no event shall an acceleration of the principal amount of the senior notes as described above be annulled, waived or rescinded upon the happening of any such events.

Subject to the provisions of the senior indenture relating to the duties of the Trustee, in case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the senior indenture at the request or direction of any of the holders unless such holders have offered to the Trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no holder may pursue any remedy with respect to the senior indenture or the senior notes unless:

(1)	such holder has previously given the Trustee notice that an Event of Default is continuing,
(2)	holders of at least 25% in principal amount of the outstanding senior notes have requested the Trustee to pursue the remedy,
(3)	such holders have offered the Trustee reasonable security or indemnity against any loss, liability or expense,
(4)	the Trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity, and
(5)	the holders of a majority in principal amount of the outstanding senior notes have not given the Trustee a direction inconsistent with such request within such 60-day period.

Subject to certain restrictions, the holders of a majority in principal amount of outstanding senior notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the senior indenture or that the Trustee determines is unduly prejudicial to the rights of any other holder or that would involve the Trustee in personal liability. Prior to taking any action under the senior indenture, the Trustee will be entitled to indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.

The senior indenture provides that if a Default occurs and is continuing and is actually known to the Trustee, the Trustee must mail to each holder of senior notes notice of the Default within the earlier of 90 days after it occurs or 30 days after it is actually known to a Trust Officer or written notice of it is received by the Trustee. Except in the case of a Default in the payment of principal of, premium (if any) or interest on any senior note, the Trustee may withhold notice if and so long as a committee of its Trust Officers in good faith determines that withholding notice is in the interests of the noteholders. In addition, the Issuer is required to deliver to the Trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any Default that occurred during the previous year. The Issuer also is required to deliver to the Trustee, within 30 days after the occurrence thereof, written notice of any event which would constitute certain Defaults, their status and what action the Issuer is taking or proposes to take in respect thereof.

Amendments and Waivers

Subject to certain exceptions, the senior indenture may be amended with the consent of the holders of a majority in principal amount of the senior notes then outstanding and any past default or compliance with any provisions may be waived with the consent of the holders of a majority in principal amount of the senior notes then outstanding; provided, however, that if any amendment, waiver or other modification will only affect the dollar senior notes or the euro senior notes, only the consent of the holders of at least a majority in principal amount of the then outstanding dollar senior notes or euro senior notes (and not the consent of at least a majority of all senior notes), as the case may be, shall be required. However, without the consent of each holder of an outstanding senior note affected, no amendment may, among other things:

(1)	reduce the amount of senior notes whose holders must consent to an amendment,
(2)	reduce the rate of or extend the time for payment of interest on any senior note,
(3)	reduce the principal of or change the Stated Maturity of any senior note,
(4)	reduce the premium payable upon the redemption of any senior note or change the time at which any senior note may be redeemed as described under "—Optional Redemption,"
(5)	make any senior note payable in money other than that stated in such senior note,

(6)	impair the right of any holder to receive payment of principal of, premium, if any, and interest on such holder's senior notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such holder's senior notes,
(7)	make any change in the amendment provisions which require each holder's consent or in the waiver provisions,
(8)	expressly subordinate the senior notes or any Senior Guarantee to any other Indebtedness of the Issuer or any Guarantor, or
(9)	modify the Senior Guarantees in any manner adverse to the holders.

Without the consent of any holder, the Issuer and Trustee may amend the senior indenture to cure any ambiguity, omission, defect or inconsistency, to provide for the assumption by a successor corporation, partnership or limited liability company of the obligations of the Issuer under the senior indenture, to provide for uncertificated senior notes in addition to or in place of certificated senior notes (provided that the uncertificated senior notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated senior notes are described in Section 163(f)(2)(B) of the Code), to add Senior Guarantees with respect to the senior notes, to secure the senior notes, to add to the covenants of the Issuer or Holdings for the benefit of the holders or to surrender any right or power conferred upon the Issuer or Holdings, to make any change that does not adversely affect the rights of any holder, to comply with any requirement of the SEC in connection with the qualification of the senior indenture under the TIA or to make certain changes to the senior indenture to provide for the issuance of additional senior notes.

The consent of the noteholders is not necessary under the senior indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

After an amendment under the senior indenture becomes effective, the Issuer is required to mail to the respective noteholders a notice briefly describing such amendment. However, the failure to give such notice to all noteholders entitled to receive such notice, or any defect therein, will not impair or affect the validity of the amendment.

No Personal Liability of Directors, Officers, Employees and Stockholders

No director, officer, employee, incorporator or holder of any equity interests in the Issuer (other than Holdings) or any direct or indirect parent corporation, as such, will have any liability for any obligations of the Issuer under the senior notes, the senior indenture, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of senior notes by accepting a senior note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the senior notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Transfer and Exchange

A noteholder may transfer or exchange senior notes in accordance with the senior indenture. Upon any transfer or exchange, the registrar and the Trustee may require a noteholder, among other things, to furnish appropriate endorsements and transfer documents and the Issuer may require a noteholder to pay any taxes required by law or permitted by the senior indenture. The Issuer is not required to transfer or exchange any senior note selected for redemption or to transfer or exchange any senior note for a period of 15 days prior to a selection of senior notes to be redeemed. The senior notes will be issued in registered form and the registered holder of a senior note will be treated as the owner of such senior note for all purposes.

Satisfaction and Discharge

The senior indenture will be discharged and will cease to be of further effect (except as to surviving rights or registration of transfer or exchange of senior notes, as expressly provided for in the senior indenture) as to all outstanding senior notes when:

(1)	either (a) all the senior notes theretofore authenticated and delivered (except lost, stolen or destroyed senior notes which have been replaced or paid and senior notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Issuer and thereafter repaid to the Issuer or discharged from such trust) have been delivered to the Trustee for cancellation or (b) all of the senior notes (i) have become due and payable, (ii) will become due and payable at their stated maturity within one year or (iii) if redeemable at the option of the Issuer, are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Issuer, and the Issuer has irrevocably deposited or caused to be deposited with the Trustee funds in an amount sufficient to pay and discharge the entire Indebtedness on the senior notes not theretofore delivered to the Trustee for cancellation, for principal of, premium, if any, and interest on the senior notes to the date of deposit together with irrevocable instructions from the Issuer directing the Trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be;
(2)	the Issuer and/or the Guarantors have paid all other sums payable under the senior indenture; and
(3)	the Issuer has delivered to the Trustee an Officers' Certificate and an Opinion of Counsel stating that all conditions precedent under the senior indenture relating to the satisfaction and discharge of the senior indenture have been complied with.

Defeasance

The Issuer at any time may terminate all its obligations under the senior notes and the senior indenture ("legal defeasance"), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the senior notes, to replace mutilated, destroyed, lost or stolen senior notes and to maintain a registrar and paying agent in respect of the senior notes. The Issuer at any time may terminate its obligations under the covenants described under "—Certain Covenants," the operation of the cross acceleration provision, the bankruptcy provisions with respect to Significant Subsidiaries and the judgment default provision described under "—Defaults" and the undertakings and covenants contained under "—Change of Control" and "—Merger, Consolidation or Sale of All or Substantially All Assets" ("covenant defeasance"). If the Issuer exercises its legal defeasance option or its covenant defeasance option, each Guarantor will be released from all of its obligations with respect to its Senior Guarantee.

The Issuer may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option. If the Issuer exercises its legal defeasance option, payment of the senior notes may not be accelerated because of an Event of Default with respect thereto. If the Issuer exercises its covenant defeasance option, payment of the senior notes may not be accelerated because of an Event of Default specified in clause (3), (4), (5), (6), (7) with respect only to Significant Subsidiaries, (8) with respect only to Significant Subsidiaries or (9) under "—Defaults" or because of the failure of the Issuer to comply with "—Merger, Consolidation or Sale of All or Substantially All Assets."

In order to exercise either defeasance option, the Issuer must irrevocably deposit in trust (the "defeasance trust") with the Trustee money or Government Obligations for the payment of principal, premium (if any) and interest on the applicable issue of senior notes to redemption or maturity, as the case may be, and must comply with certain other conditions, including delivery to the Trustee of an Opinion of Counsel to the effect that holders of the senior notes will not recognize income, gain or loss for Federal income tax purposes as a result of such deposit and defeasance and will be subject to Federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred (and, in the case of legal defeasance only, such Opinion of Counsel must be based on a ruling of the Internal Revenue Service or change in applicable Federal income tax law).

Concerning the Trustee

The Bank of New York is the Trustee under the senior indenture and has been appointed by the Issuer as Registrar and a Paying Agent with regard to the senior notes.

Governing Law

The senior indenture provides that it and the senior notes are governed by, and construed in accordance with, the laws of the State of New York.

Certain Definitions

"Acquired Indebtedness" means, with respect to any specified Person:

(1)	Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Restricted Subsidiary of such specified Person, and
(2)	Indebtedness secured by a Lien encumbering any asset acquired by such specified Person,

in each case, other than Indebtedness Incurred as consideration in, in contemplation of, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was otherwise acquired by such Person, or such asset was acquired by such Person, as applicable.

"Acquisition" means the acquisition by Holdings of all of the outstanding capital stock of Ondeo Nalco Company and certain subsidiaries of Nalco International S.A.S. comprising all or substantially all of the assets relating to its water treatment and specialty process chemicals systems business.

"Acquisition Documents" means the Stock Purchase Agreement and any other document entered into in connection therewith, in each case as amended, supplemented or modified from time to time.

"Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

"Applicable Premium" means, with respect to any senior note on any applicable redemption date, the greater of:

(1)	1.0% of the then outstanding principal amount of the senior note; and
(2)	the excess of:
(a)	the present value at such redemption date of (i) the redemption price of the dollar senior note or euro senior note, as applicable, at November 15, 2007 (such redemption price being set forth in the applicable table appearing above under "—Optional Redemption") plus (ii) all required interest payments due on the dollar senior note or euro senior note, as applicable, through November 15, 2007 (excluding accrued but unpaid interest), computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points; over
(b)	the then outstanding principal amount of the senior note.

"Asset Sale" means:

(1)	the sale, conveyance, transfer or other disposition (whether in a single transaction or a series of related transactions) of property or assets (including by way of a Sale/Leaseback Transaction) of Holdings or any Restricted Subsidiary of Holdings (each referred to in this definition as a "disposition") or
(2)	the issuance or sale of Equity Interests of any Restricted Subsidiary (other than to Holdings or another Restricted Subsidiary of Holdings) (whether in a single transaction or a series of related transactions), in each case other than:

(a)	a disposition of Cash Equivalents or Investment Grade Securities or obsolete or worn out equipment in the ordinary course of business;
(b)	the disposition of all or substantially all of the assets of the Issuer in a manner permitted pursuant to the provisions described above under "—Merger, Consolidation or Sale of All or Substantially All Assets" or any disposition that constitutes a Change of Control;
(c)	any Restricted Payment or Permitted Investment that is permitted to be made, and is made, under the covenant described above under "—Certain Covenants—Limitation on Restricted Payments;"
(d)	any disposition of assets or issuance or sale of Equity Interests of any Restricted Subsidiary with an aggregate Fair Market Value of less than $10 million;
(e)	any disposition of property or assets by a Restricted Subsidiary of Holdings to Holdings or by Holdings or a Restricted Subsidiary of Holdings to a Restricted Subsidiary of Holdings;
(f)	any exchange of assets for assets related to a Similar Business of comparable market value, as determined in good faith by the Issuer, which in the event of an exchange of assets with a Fair Market Value in excess of (1) $10 million shall be evidenced by an Officers' Certificate, and (2) $20 million shall be set forth in a resolution approved in good faith by at least a majority of the Board of Directors of the Issuer;
(g)	sales of assets received by Holdings or any of its Restricted Subsidiaries upon the foreclosure on a Lien;
(h)	any sale of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary;
(i)	sales of inventory in the ordinary course of business;
(j)	the lease, assignment or sub-lease of any real or personal property in the ordinary course of business;
(k)	a sale of accounts receivable and related assets of the type specified in the definition of "Receivables Financing" to a Receivables Subsidiary in a Qualified Receivables Financing or in factoring or similar transactions; and
(l)	a transfer of accounts receivable and related assets of the type specified in the definition of "Receivables Financing" (or a fractional undivided interest therein) by a Receivables Subsidiary in a Qualified Receivables Financing.

"Bank Indebtedness" means any and all amounts payable under or in respect of the Credit Agreement, the other Senior Credit Documents, as amended, restated, supplemented, waived, replaced, restructured, repaid, refunded, refinanced or otherwise modified from time to time (including after termination of the Credit Agreement), including principal, premium (if any), interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Issuer whether or not a claim for post-filing interest is allowed in such proceedings), fees, charges, expenses, reimbursement obligations, guarantees and all other amounts payable thereunder or in respect thereof.

"Board of Directors" means as to any Person, the board of directors or managers, as applicable, of such Person (or, if such Person is a partnership, the board of directors or other governing body of the general partner of such Person) or any duly authorized committee thereof.

"Business Day" means a day other than a Saturday, Sunday or other day on which banking institutions are authorized or required by law to close in New York City, London or Luxembourg.

"Capital Stock" means:

(1)	in the case of a corporation, corporate stock;
(2)	in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;
(3)	in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and
(4)	any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

"Capitalized Lease Obligation" means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) in accordance with GAAP.

"Cash Contribution Amount" means the aggregate amount of cash contributions made to the capital of the Issuer or any Guarantor described in the definition of "Contribution Indebtedness."

"Cash Equivalents" means:

(1)	U.S. dollars, pounds sterling, euros, or, in the case of any Foreign Subsidiary that is a Restricted Subsidiary, such local currencies held by it from time to time in the ordinary course of business;
(2)	securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof in each case with maturities not exceeding two years from the date of acquisition;
(3)	certificates of deposit, time deposits and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers' acceptances, in each case with maturities not exceeding one year and overnight bank deposits, in each case with any commercial bank having capital and surplus in excess of $500 million and whose long-term debt is rated "A" or the equivalent thereof by Moody's or S&P;
(4)	repurchase obligations for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;
(5)	commercial paper issued by a corporation (other than an Affiliate of the Issuer) rated at least "A-1" or the equivalent thereof by Moody's or S&P and in each case maturing within one year after the date of acquisition;
(6)	investment funds investing at least 95% of their assets in securities of the types described in clauses (1) through (5) above;
(7)	readily marketable direct obligations issued by any state of the United States of America or any political subdivision thereof having one of the two highest rating categories obtainable from either Moody's or S&P in each case with maturities not exceeding two years from the date of acquisition; and
(8)	Indebtedness issued by Persons (other than the Sponsors or any of their Affiliates) with a rating of "A" or higher from S&P or "A-2" or higher from Moody's in each case with maturities not exceeding two years from the date of acquisition.

"Code" means the Internal Revenue Code of 1986, as amended.

"Consolidated Interest Expense" means, with respect to any Person for any period, the sum, without duplication, of:

(1)	consolidated interest expense of such Person and its Restricted Subsidiaries for such period, to the extent such expense was deducted in computing Consolidated Net Income (including amortization of original issue discount, the interest component of Capitalized Lease Obligations, and net payments and receipts (if any) pursuant to interest rate Hedging Obligations and excluding amortization of deferred financing fees, expensing of any bridge or other financing fees and the non-cash portion of interest expense resulting from the reduction in the carrying value under purchase accounting of the Issuer's outstanding 6¼% Notes due 2008);
(2)	consolidated capitalized interest of such Person and its Restricted Subsidiaries for such period, whether paid or accrued;
(3)	commissions, discounts, yield and other fees and charges Incurred in connection with any Receivables Financing which are payable to Persons other than Holdings and its Restricted Subsidiaries; and
(4)	less interest income for such period.

"Consolidated Net Income" means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis; provided, however, that:

(1)	any net after-tax extraordinary or nonrecurring gains or losses or income or expenses (less all fees and expenses relating thereto), including, without limitation, any severance expenses, transition expenses incurred as a direct result of the transition of the Issuer to an independent operating company in connection with the Transactions and fees, expenses or charges related to any Equity Offering, Permitted Investment, acquisition or Indebtedness permitted to be Incurred by the senior indenture (in each case, whether or not successful), including any such fees, expenses, charges or change in control payments related to the Transactions, in each case, shall be excluded; provided that with respect to each nonrecurring item, the Issuer shall have delivered to the Trustee an Officers' Certificate specifying and quantifying such item and stating that such item is a nonrecurring item;
(2)	any increase in amortization or depreciation or any one-time non-cash charges (such as purchased in-process research and development or capitalized manufacturing profit in inventory) resulting from purchase accounting in connection with the Transactions or any acquisition that is consummated after the Issue Date;
(3)	the Net Income for such period shall not include the cumulative effect of a change in accounting principles during such period;
(4)	any net after-tax income or loss from discontinued operations and any net after-tax gains or losses on disposal of discontinued operations shall be excluded;
(5)	any net after-tax gains or losses (less all fees and expenses or charges relating thereto) attributable to business dispositions or asset dispositions other than in the ordinary course of business (as determined in good faith by the Board of Directors of the Issuer) shall be excluded;
(6)	any net after-tax gains or losses (less all fees and expenses or charges relating thereto) attributable to the early extinguishment of indebtedness shall be excluded;
(7)	the Net Income for such period of any Person that is not a Subsidiary of such Person, or is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting, shall be included only to the extent of the amount of dividends or distributions or other payments paid in cash (or to the extent converted into cash) to the referent Person or a Restricted Subsidiary thereof in respect of such period;
(8)	solely for the purpose of determining the amount available for Restricted Payments under clause (c)(1) of the first paragraph of "—Certain Covenants—Limitation on Restricted Payments," the Net Income for such period of any Restricted Subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by such

Restricted Subsidiary of its Net Income is not at the date of determination permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders, unless such restrictions with respect to the payment of dividends or similar distributions have been legally waived; provided that the net loss of any such Restricted Subsidiary shall be included;
(9)	an amount equal to the amount of Tax Distributions actually made to the holders of Capital Stock of such Person or any parent company of such Person in respect of such period in accordance with clause (12) of the second paragraph under "—Certain Covenants— Limitation on Restricted Payments" shall be included as though such amounts had been paid as income taxes directly by such Person for such period;
(10)	any non-cash impairment charges resulting from the application of Statement of Financial Accounting Standards No. 142 shall be excluded;
(11)	any non-cash compensation expense realized from grants of stock appreciation or similar rights, stock options or other rights to officers, directors and employees of such Person or any of its Restricted Subsidiaries shall be excluded;
(12)	accruals and reserves that are established within twelve months after the Issue Date and that are so required to be established in accordance with GAAP shall be excluded;
(13)	solely for purposes of calculating EBITDA, (a) the Net Income of any Person and its Restricted Subsidiaries shall be calculated without deducting the income attributable to, or adding the losses attributable to, the minority equity interests of third parties in any non-wholly-owned Restricted Subsidiary except to the extent of dividends declared or paid in respect of such period or any prior period on the shares of Capital Stock of such Restricted Subsidiary held by such third parties and (b) any ordinary course dividend, distribution or other payment paid in cash and received from any Person in excess of amounts included in clause (7) above shall be included; and
(14)	(a)(i) the non-cash portion of "straight-line" rent expense shall be excluded and (ii) the cash portion of "straight-line" rent expense which exceeds the amount expensed in respect of such rent expense shall be included and (b) non-cash gains, losses, income and expenses resulting from fair value accounting required by Statement of Financial Accounting Standards No. 133 shall be excluded.

Notwithstanding the foregoing, for the purpose of the covenant described under "—Certain Covenants—Limitation on Restricted Payments" only, there shall be excluded from Consolidated Net Income any dividends, repayments of loans or advances or other transfers of assets from Unrestricted Subsidiaries of Holdings or a Restricted Subsidiary of Holdings to the extent such dividends, repayments or transfers increase the amount of Restricted Payments permitted under such covenant pursuant to clauses (c)(4) and (5) of the first paragraph thereof.

"Consolidated Non-cash Charges" means, with respect to any Person for any period, the aggregate depreciation, amortization and other non-cash expenses of such Person and its Restricted Subsidiaries reducing Consolidated Net Income of such Person for such period on a consolidated basis and otherwise determined in accordance with GAAP, but excluding any such charge which consists of or requires an accrual of, or cash reserve for, anticipated cash charges for any future period.

"Consolidated Taxes" means provision for taxes based on income, profits or capital, including, without limitation, state, franchise and similar taxes (such as the Texas franchise tax and the Michigan Single Business Tax) and any Tax Distributions taken into account in calculating Consolidated Net Income.

"Contingent Obligations" means, with respect to any Person, any obligation of such Person guaranteeing any leases, dividends or other obligations that do not constitute Indebtedness ("primary obligations") of any other Person (the "primary obligor") in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent:

(1)	to purchase any such primary obligation or any property constituting direct or indirect security therefor,
(2)	to advance or supply funds:
(a)	for the purchase or payment of any such primary obligation; or
(b)	to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; or
(3)	to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

"Contribution Indebtedness" means Indebtedness of the Issuer or any Guarantor in an aggregate principal amount not greater than twice the aggregate amount of cash contributions (other than Excluded Contributions) made to the capital of the Issuer or such Guarantor after the Issue Date, provided that:

(1)	if the aggregate principal amount of such Contribution Indebtedness is greater than one times such cash contributions to the capital of the Issuer or such Guarantor, as applicable, the amount in excess shall be Indebtedness (other than Secured Indebtedness) with a Stated Maturity later than the Stated Maturity of the senior notes, and
(2)	such Contribution Indebtedness (a) is Incurred within 180 days after the making of such cash contributions and (b) is so designated as Contribution Indebtedness pursuant to an Officers' Certificate on the Incurrence date thereof.

"Credit Agreement" means the credit agreement entered into in connection with, and on or prior to, the consummation of the Acquisition, as amended, restated, supplemented, waived, replaced (whether or not upon termination, and whether with the original lenders or otherwise), restructured, repaid, refunded, refinanced or otherwise modified from time to time, including any agreement or indenture extending the maturity thereof, refinancing, replacing or otherwise restructuring all or any portion of the Indebtedness under such agreement or agreements or indenture or indentures or any successor or replacement agreement or agreements or indenture or indentures or increasing the amount loaned or issued thereunder or altering the maturity thereof, among the Issuer, Holdings, certain Subsidiaries of the Issuer, the financial institutions named therein, and Citicorp North America, Inc., as Administrative Agent and Collateral Agent.

"Default" means any event which is, or after notice or passage of time or both would be, an Event of Default.

"Designated Non-cash Consideration" means the Fair Market Value of non-cash consideration received by Holdings or one of its Restricted Subsidiaries in connection with an Asset Sale that is so designated as Designated Non-cash Consideration pursuant to an Officers' Certificate, setting forth the basis of such valuation, less the amount of Cash Equivalents received in connection with a subsequent sale of such Designated Non-cash Consideration.

"Designated Preferred Stock" means Preferred Stock of the Issuer, Holdings or any direct or indirect parent company of Holdings or the Issuer, as applicable (other than Disqualified Stock), that is issued for cash (other than to Holdings or any of its Subsidiaries or an employee stock ownership plan or trust established by Holdings or any of its Subsidiaries) and is so designated as Designated Preferred Stock, pursuant to an Officers' Certificate, on the issuance date thereof, the cash proceeds of which are excluded from the calculation set forth in clause (c) of the covenant described under "—Certain Covenants—Limitation on Restricted Payments."

"Disqualified Stock" means, with respect to any Person, any Capital Stock of such Person which, by its terms (or by the terms of any security into which it is convertible or for which it is redeemable or exchangeable), or upon the happening of any event:

(1)	matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise (other than as a result of a change of control or asset sale; provided that the relevant asset sale or change of control provisions, taken as a whole, are no more favorable in any material respect to holders of such Capital Stock than the asset sale and change of control provisions applicable to the senior notes and any purchase requirement triggered thereby may not become operative until compliance with the asset sale and change of control provisions applicable to the senior notes (including the purchase of any notes tendered pursuant thereto)),
(2)	is convertible or exchangeable for Indebtedness or Disqualified Stock, or
(3)	is redeemable at the option of the holder thereof, in whole or in part,

in each case prior to 91 days after the maturity date of the senior notes;

provided, however, that only the portion of Capital Stock which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date shall be deemed to be Disqualified Stock; provided, further, however, that if such Capital Stock is issued to any employee or to any plan for the benefit of employees of Holdings or its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by Holdings in order to satisfy applicable statutory or regulatory obligations or as a result of such employee's termination, death or disability; provided, further, that any class of Capital Stock of such Person that by its terms authorizes such Person to satisfy its obligations thereunder by delivery of Capital Stock that is not Disqualified Stock shall not be deemed to be Disqualified Stock.

"Domestic Subsidiary" means a Restricted Subsidiary that is not a Foreign Subsidiary.

"EBITDA" means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period plus, without duplication, to the extent the same was deducted in calculating Consolidated Net Income:

(1)	Consolidated Taxes; plus
(2)	Consolidated Interest Expense; plus
(3)	Consolidated Non-cash Charges; plus
(4)	business optimization expenses and other restructuring charges; provided that with respect to each business optimization expense or other restructuring charge, the Issuer shall have delivered to the Trustee an Officers' Certificate specifying and quantifying such expense or charge and stating that such expense or charge is a business optimization expense or other restructuring charge, as the case may be; plus
(5)	the amount of any profit sharing expense to the extent a corresponding amount is received in cash by the Issuer under the Reimbursement Agreement (it being understood that if the amounts received in cash under the Reimbursement Agreement in any period exceeds the amount of profit sharing expense in respect of such period, such excess amounts received may be carried forward and applied against profit sharing expense in future periods); plus
(6)	the amount of management, monitoring, consulting and advisory fees and related expenses paid to the Sponsors (or any accruals relating to such fees and related expenses) during such period, provided that such amount shall not exceed in any four-quarter period the greater of (x) $10 million and (y) 2% of EBITDA (assuming for purposes of this clause (y) that the amount to be added to Consolidated Net Income under this clause (6) is $10 million) of Holdings and its Restricted Subsidiaries;

less, without duplication,

(7)	non-cash items increasing Consolidated Net Income for such period (excluding any items which represent the reversal of any accrual of, or cash reserve for, anticipated cash charges in any prior period).

"Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

"Equity Offering" means any public or private sale after the Issue Date of common stock or Preferred Stock of the Issuer, Holdings or any direct or indirect parent company of Holdings or the Issuer, as applicable (other than Disqualified Stock), other than:

(1)	public offerings with respect to Holdings', the Issuer's or such direct or indirect parent company's common stock registered on Form S-8; and
(2)	any such public or private sale that constitutes an Excluded Contribution.

"Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

"Excluded Contributions" means the net cash proceeds received by Holdings after the Issue Date from:

(1)	contributions to its common equity capital, and
(2)	the sale (other than to a Subsidiary of Holdings or to any Holdings or Subsidiary management equity plan or stock option plan or any other management or employee benefit plan or agreement) of Capital Stock (other than Disqualified Stock and Designated Preferred Stock) of Holdings,

in each case designated as Excluded Contributions pursuant to an Officers' Certificate executed by an Officer of the Issuer, the cash proceeds of which are excluded from the calculation set forth in clause (c) of the first paragraph of "—Certain Covenants—Limitation on Restricted Payments."

"EU Government Obligations" means securities that are:

(1)	direct obligations of any member state of the European Union (as it exists on the Issue Date) or issued by any agency or instrumentality thereof for the timely payment of which its full faith and credit is pledged, or
(2)	obligations of a Person controlled or supervised by and acting as an agency or instrumentality of any member state of the European Union (as it exists on the Issue Date) the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by such member state of the European Union, which, in each case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act) as custodian with respect to any such EU Government Obligations or a specific payment of principal of or interest on any such EU Government Obligations held by such custodian for the account of the holder of such depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the EU Government Obligations or the specific payment of principal of or interest on the EU Government Obligations evidenced by such depository receipt.

"Fair Market Value" means, with respect to any asset or property, the price which could be negotiated in an arm's-length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction.

"Fixed Charge Coverage Ratio" means, with respect to any Person for any period, the ratio of EBITDA of such Person for such period to the Fixed Charges of such Person for such period. In the event that Holdings or any of its Restricted Subsidiaries Incurs or redeems any Indebtedness (other than in the case of revolving credit borrowings or revolving advances under any Qualified Receivables Financing, in which case interest expense shall be computed based upon the average daily balance of such Indebtedness during the applicable period) or issues or redeems Preferred Stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to the event for which the calculation of the Fixed Charge Coverage Ratio is made (the

"Calculation Date"), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such Incurrence or redemption of Indebtedness, or such issuance or redemption of Preferred Stock, as if the same had occurred at the beginning of the applicable four-quarter period.

For purposes of making the computation referred to above, Investments, acquisitions, dispositions, mergers, consolidations and discontinued operations (as determined in accordance with GAAP), in each case with respect to an operating unit of a business, that Holdings or any of its Restricted Subsidiaries has both determined to make and made after the Issue Date and during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Calculation Date shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, mergers, consolidations and discontinued operations (and the change of any associated fixed charge obligations and the change in EBITDA resulting therefrom) had occurred on the first day of the four-quarter reference period. If since the beginning of such period any Person that subsequently became a Restricted Subsidiary or was merged with or into Holdings or any Restricted Subsidiary since the beginning of such period shall have made any Investment, acquisition, disposition, merger, consolidation or discontinued operation, in each case with respect to an operating unit of a business, that would have required adjustment pursuant to this definition, then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, discontinued operation, merger or consolidation had occurred at the beginning of the applicable four-quarter period.

For purposes of this definition, whenever pro forma effect is to be given to any transaction, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Issuer. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to such Indebtedness if such Hedging Obligation has a remaining term in excess of 12 months). Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Issuer to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP. For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Issuer may designate. Any such pro forma calculation may include adjustments appropriate, in the reasonable determination of the Issuer as set forth in an Officers' Certificate, to reflect (1) operating expense reductions and other operating improvements or synergies reasonably expected to result from any acquisition or merger (including, to the extent applicable, from the Transactions) and (2) all adjustments used in connection with the calculation of "Pro Forma Adjusted EBITDA" as set forth in footnote (h) to the "Notes to Unaudited Pro Forma Statements of Operations" under "Unaudited Pro Forma Financial Information" in the offering memorandum, dated October 29, 2003 to the extent such adjustments, without duplication, continue to be applicable to such four-quarter period.

"Fixed Charges" means, with respect to any Person for any period, the sum of:

(1)	Consolidated Interest Expense of such Person for such period, and
(2)	all cash dividend payments (excluding items eliminated in consolidation) on any series of Preferred Stock or Disqualified Stock of such Person and its Restricted Subsidiaries.

"Flow Through Entity" means an entity that is treated as a partnership not taxable as a corporation, a grantor trust or a disregarded entity for U.S. federal income tax purposes or subject to treatment on a comparable basis for purposes of state, local or foreign tax law.

"Foreign Subsidiary" means a Restricted Subsidiary not organized or existing under the laws of the United States of America or any state or territory thereof and any direct or indirect subsidiary of such Restricted Subsidiary.

"GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the Issue Date. For the purposes of the senior indenture, the term "consolidated" with respect to any Person shall mean such Person consolidated with its Restricted Subsidiaries, and shall not include any Unrestricted Subsidiary, but the interest of such Person in an Unrestricted Subsidiary will be accounted for as an Investment.

"Government Obligations" means, in the case of the dollar senior notes, U.S. Government Obligations and, in the case of the euro senior notes, EU Government Obligations.

"guarantee" means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness or other obligations.

"Guarantor" means any Person that Incurs a Senior Guarantee; provided that upon the release or discharge of such Person from its Senior Guarantee in accordance with the senior indenture, such Person ceases to be a Guarantor.

"Hedging Obligations" means, with respect to any Person, the obligations of such Person under:

(1)	currency exchange, interest rate or commodity swap agreements, currency exchange, interest rate or commodity cap agreements and currency exchange, interest rate or commodity collar agreements; and
(2)	other agreements or arrangements designed to protect such Person against fluctuations in currency exchange, interest rates or commodity prices.

"holder" or "noteholder" means the Person in whose name a senior note is registered on the Registrar's books.

"Incur" means issue, assume, guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such person becomes a Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Person at the time it becomes a Subsidiary.

"Indebtedness" means, with respect to any Person:

(1)	the principal and premium (if any) of any indebtedness of such Person, whether or not contingent, (a) in respect of borrowed money, (b) evidenced by bonds, notes, debentures or similar instruments or letters of credit or bankers' acceptances (or, without duplication, reimbursement agreements in respect thereof), (c) representing the deferred and unpaid purchase price of any property, except any such balance that constitutes a trade payable or similar obligation to a trade creditor due within six months from the date on which it is Incurred, in each case Incurred in the ordinary course of business, which purchase price is due more than six months after the date of placing the property in service or taking delivery and title thereto, (d) in respect of Capitalized Lease Obligations, or (e) representing any Hedging Obligations, if and to the extent that any of the foregoing indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability on a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP;
(2)	to the extent not otherwise included, any obligation of such Person to be liable for, or to pay, as obligor, guarantor or otherwise, on the Indebtedness of another Person (other than by endorsement of negotiable instruments for collection in the ordinary course of business);
(3)	to the extent not otherwise included, Indebtedness of another Person secured by a Lien on any asset owned by such Person (whether or not such Indebtedness is assumed by such Person); provided, however, that the amount of such Indebtedness will be the lesser of: (a) the Fair Market Value of such asset at such date of determination, and (b) the amount of such Indebtedness of such other Person; and

(4)	to the extent not otherwise included, with respect to Holdings and its Restricted Subsidiaries, the amount then outstanding (i.e., advanced, and received by, and available for use by, Holdings or any of its Restricted Subsidiaries) under any Receivables Financing (as set forth in the books and records of Holdings or any Restricted Subsidiary and confirmed by the agent, trustee or other representative of the institution or group providing such Receivables Financing);

provided that Contingent Obligations incurred in the ordinary course of business shall be deemed not to constitute Indebtedness.

"Independent Financial Advisor" means an accounting, appraisal or investment banking firm or consultant to Persons engaged in a Similar Business, in each case of nationally recognized standing that is, in the good faith determination of the Issuer, qualified to perform the task for which it has been engaged.

"Initial Purchasers" means Citigroup Global Markets Inc., Banc of America Securities LLC, Deutsche Bank Securities Inc., Goldman, Sachs & Co., J.P. Morgan Securities Inc., UBS Securities LLC, Banc One Capital Markets, Inc., Credit Lyonnais Securities (USA) Inc. and The Royal Bank of Scotland plc (in the case of the dollar senior notes) and Citigroup Global Markets Limited, Banc of America Securities Limited, Deutsche Bank AG London, Goldman Sachs International, J.P. Morgan Securities Ltd., UBS Securities LLC, Banc One Capital Markets, Inc., Credit Lyonnais and The Royal Bank of Scotland plc (in the case of the euro senior notes) and such other initial purchasers party to the purchase agreement entered into in connection with the offer and sale of the senior notes.

"Investment Grade Securities" means:

(1)	securities issued or directly and fully guaranteed or insured by the U.S. government or any agency or instrumentality thereof (other than Cash Equivalents) and in each case with maturities not exceeding two years from the date of acquisition,
(2)	investments in any fund that invests exclusively in investments of the type described in clause (1) which fund may also hold immaterial amounts of cash pending investment and/or distribution, and
(3)	corresponding instruments in countries other than the United States customarily utilized for high quality investments and in each case with maturities not exceeding two years from the date of acquisition.

"Investments" means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of loans (including guarantees), advances or capital contributions (excluding accounts receivable, trade credit and advances to customers and commission, travel and similar advances to officers, employees and consultants made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by any other Person and investments that are required by GAAP to be classified on the balance sheet of Holdings in the same manner as the other investments included in this definition to the extent such transactions involve the transfer of cash or other property. For purposes of the definition of "Unrestricted Subsidiary" and the covenant described under "—Certain Covenants— Limitation on Restricted Payments:"

(1)	"Investments" shall include the portion (proportionate to Holdings' equity interest in such Subsidiary) of the Fair Market Value of the net assets of a Subsidiary of Holdings at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, Holdings shall be deemed to continue to have a permanent "Investment" in an Unrestricted Subsidiary equal to an amount (if positive) equal to:
(a)	Holdings' "Investment" in such Subsidiary at the time of such redesignation less
(b)	the portion (proportionate to Holdings' equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Subsidiary at the time of such redesignation; and

(2)	any property transferred to or from an Unrestricted Subsidiary shall be valued at its Fair Market Value at the time of such transfer, in each case as determined in good faith by the Board of Directors of the Issuer.

"Issue Date" means November 4, 2003, the date on which the senior notes are originally issued.

"Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction); provided that in no event shall an operating lease be deemed to constitute a Lien.

"Management Group" means the group consisting of the directors, executive officers and other management personnel of the Issuer and Holdings or any direct or indirect parent company of the Issuer or Holdings, as the case may be, on the Issue Date together with (1) any new directors whose election by such boards of directors or whose nomination for election by the shareholders of the Issuer or Holdings or any direct or indirect parent company of the Issuer or Holdings, as the case may be, as applicable, was approved by a vote of a majority of the directors of the Issuer or Holdings or any direct or indirect parent company of the Issuer or Holdings, as the case may be, as applicable, then still in office who were either directors on the Issue Date or whose election or nomination was previously so approved and (2) executive officers and other management personnel of the Issuer or Holdings or any direct or indirect parent company of the Issuer or Holdings, as the case may be, as applicable, hired at a time when the directors on the Issue Date together with the directors so approved constituted a majority of the directors of the Issuer or Holdings or any direct or indirect parent company of the Issuer or Holdings, as the case may be, as applicable.

"Moody's" means Moody's Investors Service, Inc. or any successor to the rating agency business thereof.

"Net Income" means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of Preferred Stock dividends.

"Net Proceeds" means the aggregate cash proceeds received by Holdings or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received in respect of or upon the sale or other disposition of any Designated Non-cash Consideration received in any Asset Sale and any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received, but excluding the assumption by the acquiring Person of Indebtedness relating to the disposed assets or other consideration received in any other non-cash form), net of the direct costs relating to such Asset Sale and the sale or disposition of such Designated Non-cash Consideration (including, without limitation, legal, accounting and investment banking fees, and brokerage and sales commissions), and any relocation expenses Incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements related thereto), amounts required to be applied to the repayment of principal, premium (if any) and interest on Indebtedness required (other than pursuant to the second paragraph of the covenant described under "—Certain Covenants—Asset Sales") to be paid as a result of such transaction, and any deduction of appropriate amounts to be provided by Holdings as a reserve in accordance with GAAP against any liabilities associated with the asset disposed of in such transaction and retained by Holdings after such sale or other disposition thereof, including, without limitation, pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction.

"Obligations" means any principal, interest, penalties, fees, indemnifications, reimbursements (including, without limitation, reimbursement obligations with respect to letters of credit and bankers' acceptances), damages and other liabilities payable under the documentation governing any

Indebtedness; provided that Obligations with respect to the senior notes shall not include fees or indemnifications in favor of the Trustee and other third parties other than the holders of the senior notes.

"Officer" means the Chairman of the Board, Chief Executive Officer, President, any Executive Vice President, Senior Vice President or Vice President, the Treasurer or the Secretary of the Issuer.

"Officers' Certificate" means a certificate signed on behalf of the Issuer by two Officers of the Issuer, one of whom must be the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of the Issuer that meets the requirements set forth in the senior indenture.

"Opinion of Counsel" means a written opinion from legal counsel who is acceptable to the Trustee. The counsel may be an employee of or counsel to the Issuer or the Trustee.

"Pari Passu Indebtedness" means:

(1)	with respect to the Issuer, the senior notes and any Indebtedness which ranks pari passu in right of payment to the senior notes; and
(2)	with respect to any Guarantor, its Senior Guarantee and any Indebtedness which ranks pari passu in right of payment to such Guarantor's Senior Guarantee.

"Permitted Holders" means, at any time, each of (i) the Sponsors and (ii) the Management Group if at such time the Management Group owns not more than 10% of the then outstanding total voting power of the Voting Stock of the Issuer, Holdings or any direct or indirect parent company of the Issuer or Holdings. Any person or group whose acquisition of beneficial ownership constitutes a Change of Control in respect of which a Change of Control Offer is made in accordance with the requirements of the senior indenture will thereafter, together with its Affiliates, constitute an additional Permitted Holder.

"Permitted Investments" means:

(1)	any Investment in Holdings or any Restricted Subsidiary;
(2)	any Investment in Cash Equivalents or Investment Grade Securities;
(3)	any Investment by Holdings or any Restricted Subsidiary of Holdings in a Person that is primarily engaged in a Similar Business if as a result of such Investment (a) such Person becomes a Restricted Subsidiary of Holdings, or (b) such Person, in one transaction or a series of related transactions, is merged, consolidated or amalgamated with or into, or transfers or conveys all or substantially all of its assets to, or is liquidated into, Holdings or a Restricted Subsidiary of Holdings;
(4)	any Investment in securities or other assets not constituting Cash Equivalents and received in connection with an Asset Sale made pursuant to the provisions of "—Certain Covenants—Asset Sales" or any other disposition of assets not constituting an Asset Sale;
(5)	any Investment existing on the Issue Date;
(6)	advances to employees not in excess of $25 million outstanding at any one time in the aggregate;
(7)	any Investment acquired by Holdings or any of its Restricted Subsidiaries (a) in exchange for any other Investment or accounts receivable held by Holdings or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable, or (b) as a result of a foreclosure by Holdings or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(8)	Hedging Obligations permitted under clause (j) of the "—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock" covenant;
(9)	any Investment by Holdings or any of its Restricted Subsidiaries in a Similar Business (other than an Investment in an Unrestricted Subsidiary) having an aggregate Fair Market Value, taken together with all other Investments made pursuant to this clause (9), not to exceed 3% of Total Assets at the time of such Investment (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value); provided, however, that if any Investment pursuant to this clause (9) is made in any Person that is not a Restricted Subsidiary of Holdings at the date of the making of such Investment and such Person becomes a Restricted Subsidiary of Holdings after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (1) above and shall cease to have been made pursuant to this clause (9) for so long as such Person continues to be a Restricted Subsidiary;
(10)	additional Investments by Holdings or any of its Restricted Subsidiaries having an aggregate Fair Market Value, taken together with all other Investments made pursuant to this clause (10), not to exceed 3% of Total Assets at the time of such Investment (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value);
(11)	loans and advances to officers, directors and employees for business-related travel expenses, moving expenses and other similar expenses, in each case Incurred in the ordinary course of business;
(12)	Investments the payment for which consists of Equity Interests of the Issuer, Holdings (other than Disqualified Stock) or any direct or indirect parent company of Holdings or the Issuer, as applicable; provided, however, that such Equity Interests will not increase the amount available for Restricted Payments under clause (c) of the first paragraph of the covenant described under "—Certain Covenants—Limitation on Restricted Payments;"
(13)	any transaction to the extent it constitutes an Investment that is permitted by and made in accordance with the provisions of the second paragraph of the covenant described under "—Certain Covenants—Transactions with Affiliates" (except transactions described in clauses (2), (6), (7) and (11) of such paragraph);
(14)	Investments consisting of the licensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons;
(15)	guarantees issued in accordance with the covenants described under "—Certain Covenants— Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock" and "—Certain Covenants—Future Guarantors;"
(16)	any Investment by Restricted Subsidiaries of Holdings in other Restricted Subsidiaries of Holdings and Investments by Subsidiaries that are not Restricted Subsidiaries in other Subsidiaries that are not Restricted Subsidiaries of Holdings;
(17)	Investments consisting of purchases and acquisitions of inventory, supplies, materials and equipment or purchases of contract rights or licenses or leases of intellectual property, in each case in the ordinary course of business;
(18)	any Investment in a Receivables Subsidiary or any Investment by a Receivables Subsidiary in any other Person in connection with a Qualified Receivables Financing, including Investments of funds held in accounts permitted or required by the arrangements governing such Qualified Receivables Financing or any related Indebtedness; provided, however, that any Investment in a Receivables Subsidiary is in the form of a Purchase Money Note, contribution of additional receivables or an equity interest;

(19)	Investments resulting from the receipt of non-cash consideration in an Asset Sale received in compliance with the covenant described under "—Certain Covenants—Asset Sales;" and
(20)	additional Investments in joint ventures of Holdings or any of its Restricted Subsidiaries existing on the Issue Date in an aggregate amount not to exceed $25 million.

"Permitted Liens" means, with respect to any Person:

(1)	pledges or deposits by such Person under workmen's compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or U.S. government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case Incurred in the ordinary course of business;
(2)	Liens imposed by law, such as carriers', warehousemen's and mechanics' Liens, in each case for sums not yet due or being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review;
(3)	Liens for taxes, assessments or other governmental charges not yet due or payable or subject to penalties for nonpayment or which are being contested in good faith by appropriate proceedings;
(4)	Liens in favor of issuers of performance and surety bonds or bid bonds or with respect to other regulatory requirements or letters of credit issued pursuant to the request of and for the account of such Person in the ordinary course of its business;
(5)	minor survey exceptions, minor encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real properties or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which were not Incurred in connection with Indebtedness and which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;
(6)	(A) Liens securing an aggregate principal amount of Pari Passu Indebtedness under the Credit Agreement not to exceed the greater of (x) the aggregate principal amount of Indebtedness permitted to be Incurred pursuant to clause (a) of the second paragraph of the covenant described under "—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock" and (y) the maximum principal amount of Indebtedness under the Credit Agreement that, as of such date, and after giving effect to the Incurrence of such Indebtedness and the application of the proceeds therefrom on such date, would not cause the Secured Indebtedness Leverage Ratio of Holdings to exceed 2.75 to 1.00 and (B) Liens securing Indebtedness permitted to be Incurred pursuant to clause (d), (l) or (t) (provided that in the case of clause (t), such Lien does not extend to the property or assets of any Subsidiary of Holdings other than a Foreign Subsidiary) of the second paragraph of the covenant described under "—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock;"

(7)	Liens existing on the Issue Date;
(8)	Liens on property or shares of stock of a Person at the time such Person becomes a Subsidiary; provided, however, such Liens are not created or Incurred in connection with, or in contemplation of, such other Person becoming such a Subsidiary; provided, further, however, that such Liens may not extend to any other property owned by Holdings or any Restricted Subsidiary of Holdings;
(9)	Liens on property at the time Holdings or a Restricted Subsidiary of Holdings acquired the property, including any acquisition by means of a merger or consolidation with or into Holdings or any Restricted Subsidiary of Holdings; provided, however, that such Liens are not created or Incurred in connection with, or in contemplation of, such acquisition; provided, further, however, that the Liens may not extend to any other property owned by Holdings or any Restricted Subsidiary of Holdings;
(10)	Liens securing Indebtedness or other obligations of a Restricted Subsidiary owing to Holdings or another Restricted Subsidiary of Holdings permitted to be Incurred in accordance with the covenant described under "—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock;"
(11)	Liens securing Hedging Obligations so long as the related Indebtedness is, and is permitted to be under the senior indenture, secured by a Lien on the same property securing such Hedging Obligations;
(12)	Liens on specific items of inventory or other goods and proceeds of any Person securing such Person's obligations in respect of bankers' acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;
(13)	leases and subleases of real property which do not materially interfere with the ordinary conduct of the business of Holdings or any of its Restricted Subsidiaries;
(14)	Liens arising from Uniform Commercial Code financing statement filings regarding operating leases entered into by Holdings and its Restricted Subsidiaries in the ordinary course of business;
(15)	Liens in favor of the Issuer or any Guarantor;
(16)	Liens on equipment of Holdings or any Restricted Subsidiary granted in the ordinary course of business to Holdings' client at which such equipment is located;
(17)	Liens on accounts receivable and related assets of the type specified in the definition of "Receivables Financing" Incurred in connection with a Qualified Receivables Financing;
(18)	Liens to secure any refinancing, refunding, extension, renewal or replacement (or successive refinancings, refundings, extensions, renewals or replacements) as a whole, or in part, of any Indebtedness secured by any Lien referred to in the foregoing clauses (6)(B), (7), (8), (9), (10), (11) and (15); provided, however, that (x) such new Lien shall be limited to all or part of the same property that secured the original Lien (plus improvements on such property), and (y) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (A) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clauses (6)(B), (7), (8), (9), (10), (11) and (15) at the time the original Lien became a Permitted Lien under the senior indenture, and (B) an amount necessary to pay any fees and expenses, including premiums, related to such refinancing, refunding, extension, renewal or replacement; and
(19)	other Liens securing obligations incurred in the ordinary course of business which obligations do not exceed $25 million at any one time outstanding.

"Person" means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

"Preferred Stock" means any Equity Interest with preferential right of payment of dividends or upon liquidation, dissolution, or winding up.

"Presumed Tax Rate" means the highest effective marginal statutory combined U.S. federal, state and local income tax rate prescribed for an individual residing in New York City (taking into account (i) the deductibility of state and local income taxes for U.S. federal income tax purposes, assuming the limitation of Section 68(a)(2) of the Code applies and taking into account any impact of Section 68(f) of the Code, and (ii) the character (long-term or short-term capital gain, dividend income or other ordinary income) of the applicable income).

"Purchase Money Note" means a promissory note of a Receivables Subsidiary evidencing a line of credit, which may be irrevocable, from Holdings or any Subsidiary of Holdings to a Receivables Subsidiary in connection with a Qualified Receivables Financing, which note is intended to finance that portion of the purchase price that is not paid by cash or a contribution of equity.

"Qualified Receivables Financing" means any Receivables Financing of a Receivables Subsidiary that meets the following conditions:

(1)	the Board of Directors of the Issuer shall have determined in good faith that such Qualified Receivables Financing (including financing terms, covenants, termination events and other provisions) is in the aggregate economically fair and reasonable to the Issuer and the Receivables Subsidiary,
(2)	all sales of accounts receivable and related assets to the Receivables Subsidiary are made at Fair Market Value (as determined in good faith by the Issuer), and
(3)	the financing terms, covenants, termination events and other provisions thereof shall be market terms (as determined in good faith by the Issuer) and may include Standard Securitization Undertakings.

The grant of a security interest in any accounts receivable of Holdings or any of its Restricted Subsidiaries (other than a Receivables Subsidiary) to secure Bank Indebtedness shall not be deemed a Qualified Receivables Financing.

"Receivables Financing" means any transaction or series of transactions that may be entered into by Holdings or any of its Subsidiaries pursuant to which Holdings or any of its Subsidiaries may sell, convey or otherwise transfer to (a) a Receivables Subsidiary (in the case of a transfer by Holdings or any of its Subsidiaries), and (b) any other Person (in the case of a transfer by a Receivables Subsidiary), or may grant a security interest in, any accounts receivable (whether now existing or arising in the future) of Holdings or any of its Subsidiaries, and any assets related thereto including, without limitation, all collateral securing such accounts receivable, all contracts and all guarantees or other obligations in respect of such accounts receivable, proceeds of such accounts receivable and other assets which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving accounts receivable and any Hedging Obligations entered into by Holdings or any such Subsidiary in connection with such accounts receivable.

"Receivables Repurchase Obligation" means any obligation of a seller of receivables in a Qualified Receivables Financing to repurchase receivables arising as a result of a breach of a representation, warranty or covenant or otherwise, including as a result of a receivable or portion thereof becoming subject to any asserted defense, dispute, off-set or counterclaim of any kind as a result of any action taken by, any failure to take action by or any other event relating to the seller.

"Receivables Subsidiary" means a Wholly Owned Restricted Subsidiary of Holdings (or another Person formed for the purposes of engaging in a Qualified Receivables Financing with Holdings in which Holdings or any Subsidiary of Holdings makes an Investment and to which Holdings or any

Subsidiary of Holdings transfers accounts receivable and related assets) which engages in no activities other than in connection with the financing of accounts receivable of Holdings and its Subsidiaries, all proceeds thereof and all rights (contractual or other), collateral and other assets relating thereto, and any business or activities incidental or related to such business, and which is designated by the Board of Directors of the Issuer (as provided below) as a Receivables Subsidiary and:

(a)	no portion of the Indebtedness or any other obligations (contingent or otherwise) of which (i) is guaranteed by Holdings or any other Subsidiary of Holdings (excluding guarantees of obligations (other than the principal of, and interest on, Indebtedness) pursuant to Standard Securitization Undertakings), (ii) is recourse to or obligates Holdings or any other Subsidiary of Holdings in any way other than pursuant to Standard Securitization Undertakings, or (iii) subjects any property or asset of Holdings or any other Subsidiary of Holdings, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings,
(b)	with which neither Holdings nor any other Subsidiary of Holdings has any material contract, agreement, arrangement or understanding other than on terms which Holdings reasonably believes to be no less favorable to Holdings or such Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of Holdings, and
(c)	to which neither Holdings nor any other Subsidiary of Holdings has any obligation to maintain or preserve such entity's financial condition or cause such entity to achieve certain levels of operating results.

Any such designation by the Board of Directors of the Issuer shall be evidenced to the Trustee by filing with the Trustee a certified copy of the resolution of the Board of Directors of the Issuer giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing conditions.

"Reimbursement Agreement" means that certain reimbursement agreement between the Issuer and Suez S.A. ("Suez"), dated as of the Issue Date providing for the reimbursement by Suez of all contributions required to be made by the Issuer to the Profit Sharing and Savings Plan pursuant to the Contribution Agreement between the Issuer and Northern Trust Company, dated as of November 2, 1999, as amended.

"Restricted Investment" means an Investment other than a Permitted Investment.

"Restricted Subsidiary" means, with respect to any Person, any Subsidiary of such Person other than an Unrestricted Subsidiary of such Person. Unless otherwise indicated in this "Description of Senior Notes", all references to Restricted Subsidiaries shall mean Restricted Subsidiaries of Holdings, including the Issuer.

"Sale/Leaseback Transaction" means an arrangement relating to property now owned or hereafter acquired by Holdings or a Restricted Subsidiary whereby Holdings or a Restricted Subsidiary transfers such property to a Person and Holdings or such Restricted Subsidiary leases it from such Person, other than leases between Holdings and a Restricted Subsidiary of Holdings or between Restricted Subsidiaries of Holdings.

"S&P" means Standard & Poor's Ratings Group or any successor to the rating agency business thereof.

"SEC" means the Securities and Exchange Commission.

"Secured Indebtedness" means any Indebtedness secured by a Lien.

"Secured Indebtedness Leverage Ratio" means, with respect to any Person, at any date the ratio of (i) Secured Indebtedness of such Person and its Restricted Subsidiaries (other than Secured Indebtedness secured by Liens permitted under clauses (6)(B), (10), (15) and (17) of the definition of "Permitted Liens") as of such date of calculation (determined on a consolidated basis in accordance with GAAP) to (ii) EBITDA of such Person for the four full fiscal quarters for which internal financial statements are available immediately preceding such date on which such additional

Indebtedness is Incurred. In the event that Holdings or any of its Restricted Subsidiaries Incurs or redeems any Indebtedness subsequent to the commencement of the period for which the Secured Indebtedness Leverage Ratio is being calculated but prior to the event for which the calculation of the Secured Indebtedness Leverage Ratio is made (the "Secured Leverage Calculation Date"), then the Secured Indebtedness Leverage Ratio shall be calculated giving pro forma effect to such Incurrence or redemption of Indebtedness as if the same had occurred at the beginning of the applicable four-quarter period.

For purposes of making the computation referred to above, Investments, acquisitions, dispositions, mergers, consolidations and discontinued operations (as determined in accordance with GAAP), in each case with respect to an operating unit of a business, that Holdings or any of its Restricted Subsidiaries has both determined to make and made after the issue Date and during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Secured Leverage Calculation Date shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, mergers, consolidations and discontinued operations (and the change in EBITDA resulting therefrom) had occurred on the first day of the four-quarter reference period. If since the beginning of such period any Person that subsequently became a Restricted Subsidiary or was merged with or into Holdings or any Restricted Subsidiary since the beginning of such period shall have made any Investment, acquisition, disposition, merger, consolidation or discontinued operation, in each case with respect to an operating unit of a business, that would have required adjustment pursuant to this definition, then the Secured Indebtedness Leverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, discontinued operation, merger or consolidation had occurred at the beginning of the applicable four-quarter period.

For purposes of this definition, whenever pro forma effect is to be given to any transaction, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Issuer. Any such pro forma calculation may include adjustments appropriate, in the reasonable determination of the Issuer as set forth in an Officers' Certificate, to reflect (1) operating expense reductions and other operating improvements or synergies reasonably expected to result from any acquisition or merger (including, to the extent applicable, from the Transactions) and (2) all adjustments used in connection with the calculation of "Pro Forma Adjusted EBITDA" as set forth in footnote (h) to the "Notes to Unaudited Pro Forma Statements of Operations" under "Unaudited Pro Forma Financial Information" in the offering memorandum, dated October 29, 2003 to the extent such adjustments, without duplication, continue to be applicable to such four-quarter period.

"Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

"Senior Credit Documents" means the collective reference to the Credit Agreement, the notes issued pursuant thereto and the guarantees thereof, and the collateral documents relating thereto, as amended, supplemented or otherwise modified from time to time.

"Senior Guarantee" means any guarantee of the obligations of the Issuer under the senior indenture and the senior notes by any Person in accordance with the provisions of the senior indenture.

"Senior Subordinated Notes" mean the $465 million aggregate principal of 8 7/8% senior subordinated notes due 2013 and the €200 million aggregate principal amount of 9% senior subordinated notes due 2013, issued by the Issuer concurrently with the issuance of the senior notes offered hereby.

"Significant Subsidiary" means any Restricted Subsidiary that would be a "Significant Subsidiary" of Holdings within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.

"Similar Business" means a business, the majority of whose revenues are derived from the water treatment and specialty process chemicals systems, or the activities of the Issuer and its Subsidiaries as of the Issue Date or any business or activity that is reasonably similar thereto or a reasonable extension, development or expansion thereof or ancillary thereto.

"Sponsors" means (1) one or more investment funds controlled by The Blackstone Group, (2) one or more investment funds controlled by Apollo Management, L.P. and (3) one or more investment funds controlled by The Goldman Sachs Group, Inc. and, in each case, their respective Affiliates (not including, however, any portfolio companies of any of the Sponsors).

"Standard Securitization Undertakings" means representations, warranties, covenants, indemnities and guarantees of performance entered into by Holdings or any Subsidiary of Holdings which Holdings has determined in good faith to be customary in a Receivables Financing including, without limitation, those relating to the servicing of the assets of a Receivables Subsidiary, it being understood that any Receivables Repurchase Obligation shall be deemed to be a Standard Securitization Undertaking.

"Stated Maturity" means, with respect to any security, the date specified in such security as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency beyond the control of the issuer unless such contingency has occurred).

"Stock Purchase Agreement" means the Stock Purchase Agreement, dated as of August 31, 2003, among Blackstone/Neptune Acquisition Company L.L.C., Leo Holding Company and Nalco International S.A.S., as amended, supplemented or modified from time to time.

"Subordinated Indebtedness" means (a) with respect to the Issuer, any Indebtedness, including the senior subordinated notes, of the Issuer which is by its terms subordinated in right of payment to the senior notes, and (b) with respect to any Guarantor, any Indebtedness of such Guarantor which is by its terms subordinated in right of payment to its Senior Guarantee, including its guarantee of the senior subordinated notes.

"Subsidiary" means, with respect to any Person (1) any corporation, association or other business entity (other than a partnership, joint venture or limited liability company) of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof, and (2) any partnership, joint venture or limited liability company of which (x) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general and limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof, whether in the form of membership, general, special or limited partnership interests or otherwise, and (y) such Person or any Restricted Subsidiary of such Person is a controlling general partner or otherwise controls such entity.

"Tax Distributions" means any distributions described in clause (12) of the covenant entitled "—Certain Covenants—Limitation on Restricted Payments."

"TIA" means the Trust Indenture Act of 1939 (15 U.S.C. Section 77aaa-77bbbb) as in effect on the date of the senior indenture.

"Total Assets" means the total consolidated assets of Holdings and its Restricted Subsidiaries, as shown on the most recent balance sheet of Holdings.

"Transactions" means the Acquisition and the transactions related thereto, the offering of senior notes being offered hereby, the concurrent offering of Senior Subordinated Notes and borrowings made pursuant to the Credit Agreement.

"Treasury Rate" means (i) with respect to the dollar senior notes, as of the applicable redemption date, the yield to maturity as of such redemption date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two business days prior to such redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from such redemption date to November 15, 2007; provided, however, that if the period from such redemption date to November 15, 2007 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used and (ii) with respect to the euro senior notes, the yield to maturity at the time of computation of direct obligations of the Federal Republic of Germany with a constant maturity most nearly equal to the period from the applicable redemption date of such euro senior notes to November 15, 2007; provided, however, that if the period from the redemption date to November 15, 2007 is not equal to the constant maturity of a direct obligation of the Federal Republic of Germany for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of direct obligations of the Federal Republic of Germany for which such yields are given except that if the period from the redemption date to November 15, 2007 is less than one year, the weekly average yield on actually traded direct obligations of the Federal Republic of Germany adjusted to a constant maturity of one year shall be used.

"Trust Officer" means:

(1)	any officer within the corporate trust department of the Trustee, including any vice president, assistant vice president, assistant secretary, assistant treasurer, trust officer or any other officer of the Trustee who customarily performs functions similar to those performed by the Persons who at the time shall be such officers, respectively, or to whom any corporate trust matter is referred because of such person's knowledge of and familiarity with the particular subject, and
(2)	who shall have direct responsibility for the administration of the senior indenture.

"Trustee" means the respective party named as such in the senior indenture until a successor replaces it and, thereafter, means the successor.

"Unrestricted Subsidiary" means:

(1)	any Subsidiary of Holdings that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors of such Person in the manner provided below; and
(2)	any Subsidiary of an Unrestricted Subsidiary.

The Board of Directors of Holdings may designate any Subsidiary of Holdings (including any newly acquired or newly formed Subsidiary of Holdings but excluding the Issuer) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Equity Interests or Indebtedness of, or owns or holds any Lien on any property of, Holdings or any other Subsidiary of Holdings that is not a Subsidiary of the Subsidiary to be so designated; provided, however, that the Subsidiary to be so designated and its Subsidiaries do not at the time of designation have and do not thereafter Incur any Indebtedness pursuant to which the lender has recourse to any of the assets of Holdings or any of its Restricted Subsidiaries; provided, further, however, that either:

(a)	the Subsidiary to be so designated has total consolidated assets of $1,000 or less; or
(b)	if such Subsidiary has consolidated assets greater than $1,000, then such designation would be permitted under the covenant described under "—Certain Covenants—Limitation on Restricted Payments."

The Board of Directors of Holdings may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, however, that immediately after giving effect to such designation:

(x)(1)	Holdings could Incur $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test described under "—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock," or (2) the Fixed Charge Coverage Ratio for Holdings and its Restricted Subsidiaries would be greater than such ratio for Holdings and its Restricted Subsidiaries immediately prior to such designation, in each case on a pro forma basis taking into account such designation, and

(y)	no Event of Default shall have occurred and be continuing.

Any such designation by the Board of Directors of Holdings shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the resolution of the Board of Directors of Holdings giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing provisions.

"U.S. Government Obligations" means securities that are:

(1)	direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged, or
(2)	obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in each case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act) as custodian with respect to any such U.S. Government Obligations or a specific payment of principal of or interest on any such U.S. Government Obligations held by such custodian for the account of the holder of such depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the U.S. Government Obligations or the specific payment of principal of or interest on the U.S. Government Obligations evidenced by such depository receipt.

"Voting Stock" of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

"Weighted Average Life to Maturity" means, when applied to any Indebtedness or Disqualified Stock, as the case may be, at any date, the quotient obtained by dividing (1) the sum of the products of the number of years from the date of determination to the date of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Disqualified Stock multiplied by the amount of such payment, by (2) the sum of all such payments.

"Wholly Owned Restricted Subsidiary" is any Wholly Owned Subsidiary that is a Restricted Subsidiary.

"Wholly Owned Subsidiary" of any Person means a Subsidiary of such Person 100% of the outstanding Capital Stock or other ownership interests of which (other than directors' qualifying shares) shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person and one or more Wholly Owned Subsidiaries of such Person.

DESCRIPTION OF SENIOR SUBORDINATED NOTES

General

The outstanding dollar senior subordinated notes and the outstanding euro senior subordinated notes were issued and the exchange senior subordinated notes will be issued under an indenture (the "senior subordinated indenture"), dated as of November 4, 2003 among the Issuer, the Subsidiary Guarantors and Holdings, as Guarantor, and The Bank of New York, as Trustee, as supplemented by a supplemental indenture, dated as of November 12, 2003 among the Issuer, Calgon Corporation and Degremont American Holding, Inc. as new guarantors and The Bank of New York, as Trustee. Copies of the senior subordinated indenture may be obtained from the Issuer upon request, and for so long as the euro senior subordinated notes are listed on the Luxembourg Stock Exchange and the rules of such stock exchange shall so require, copies of the senior subordinated indenture may be obtained upon request to the Luxembourg Stock Exchange. The outstanding dollar senior subordinated notes and the outstanding euro senior subordinated notes were issued as a separate series, but, except as otherwise provided below, will be treated as a single class for all purposes under the senior subordinated indenture. A copy of the senior subordinated indenture has been filed as an exhibit to the registration statement of which this prospectus is a part. The dollar senior subordinated notes and the euro senior subordinated notes are collectively referred to as the "senior subordinated notes."

The following summary of certain provisions of the senior subordinated indenture and the senior subordinated notes does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the senior subordinated indenture, including the definitions of certain terms therein and those terms made a part thereof by the TIA. Capitalized terms used in this "Description of Senior Subordinated Notes" section and not otherwise defined have the meanings set forth in the section "—Certain Definitions." As used in this "Description of Senior Subordinated Notes" section, the "Issuer," "we," "us" and "our" means Nalco Company and not any of its Subsidiaries, and "Holdings" means Nalco Holdings LLC and not any of its Subsidiaries.

On November 4, 2003, we issued dollar senior subordinated notes with an initial aggregate principal amount of $465 million and we issued euro senior subordinated notes in an initial aggregate principal amount of €200 million. We may issue additional senior subordinated notes from time to time after this offering. Any offering of additional senior subordinated notes is subject to the covenant described below under the caption "—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock." Except as set forth under "—Amendments and Waivers," the senior subordinated notes and any additional senior subordinated notes subsequently issued under the senior subordinated indenture will be treated as a single class for all purposes under the senior subordinated indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase.

Principal of, premium, if any, and interest on the senior subordinated notes are payable, and the senior subordinated notes may be exchanged or transferred, at the office or agency of the Issuer in the Borough of Manhattan, The City of New York (which initially shall be the principal corporate trust office of the Trustee, at 101 Barclay Street, New York, New York 10286), and, so long as the euro senior subordinated notes are listed on the Luxembourg Stock Exchange, payment of principal, premium, if any, and interest on the euro senior subordinated notes will be payable, and the euro senior subordinated notes may be exchanged or transferred, at the office of the paying agent in Luxembourg, except that, at the option of the Issuer, payment of interest may be made by check mailed to the holders at their registered addresses.

The senior subordinated notes were issued only in fully registered form, without coupons, in denominations of $1,000 and any integral multiple of $1,000 in the case of the dollar senior subordinated notes, and in denominations of €1,000 and any integral multiple of €1,000 in the case of the euro senior subordinated notes. No service charge will be made for any registration of transfer or exchange of senior subordinated notes, but the Issuer may require payment of a sum sufficient to cover any transfer tax or other similar governmental charge payable in connection therewith.

Terms of the Senior Subordinated Notes

The senior subordinated notes are unsecured senior subordinated obligations of the Issuer and will mature on November 15, 2013. Each senior subordinated note bears interest at a rate per annum shown on the front cover of this prospectus from November 4, 2003 or from the most recent date to which interest has been paid or provided for, payable semiannually to holders of record at the close of business on the May 1 or November 1 immediately preceding the interest payment date on May 15 and November 15 of each year, commencing May 15, 2004. Interest on the senior subordinated notes is computed on the basis of a 360-day year of twelve 30-day months.

Additional interest is payable with respect to the senior subordinated notes in certain circumstances if the Issuer does not consummate the exchange offer (or shelf registration, if applicable) as further described under "Exchange Offer; Registration Rights."

Optional Redemption

On and after November 15, 2008, the Issuer may redeem the dollar senior subordinated notes and may redeem the euro senior subordinated notes, in each case, at its option, in whole at any time or in part from time to time, upon not less than 30 nor more than 60 days' prior notice mailed by first-class mail to each holder's registered address, at the following redemption prices (expressed as a percentage of principal amount), plus accrued and unpaid interest and additional interest, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the 12-month period commencing on November 15 of the years set forth below:

Dollar Senior Subordinated Notes
Period	Redemption Price
2008	104.438%
2009	102.958%
2010	101.479%
2011 and thereafter	100.000%

Euro Senior Subordinated Notes
Period	Redemption Price
2008	104.500%
2009	103.000%
2010	101.500%
2011 and thereafter	100.000%

In addition, prior to November 15, 2008, the Issuer may redeem the dollar senior subordinated notes and may redeem the euro senior subordinated notes, in each case at its option, in whole at any time or in part from time to time, upon not less than 30 nor more than 60 days' prior notice mailed by first-class mail to each holder's registered address, at a redemption price equal to 100% of the principal amount of the senior subordinated notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest and additional interest, if any, to, the applicable redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

Notwithstanding the foregoing, at any time and from time to time on or prior to November 15, 2006, the Issuer may redeem (x) in the aggregate up to 35% of the original aggregate principal amount of the dollar senior subordinated notes (calculated after giving effect to any issuance of additional dollar senior subordinated notes) and (y) in the aggregate up to 35% of the original aggregate principal amount of the euro senior subordinated notes (calculated after giving effect to any issuance of additional euro senior subordinated notes), in each case, with the net cash proceeds of one or more Equity Offerings (1) by the Issuer or (2) by Holdings or any direct or indirect parent of Holdings or the Issuer, in each case, to the extent the net cash proceeds thereof are contributed to the common equity capital of the Issuer or used to purchase Capital Stock (other than Disqualified Stock) of the Issuer from it, at a redemption price (expressed as a percentage of principal amount thereof) of 108.875% in the case of the dollar senior subordinated notes and 109.000% in the case of the euro senior subordinated notes, plus, in each case, accrued and unpaid interest and additional interest, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided, however, that at least 65% of the original aggregate principal amount of the dollar senior subordinated notes (calculated after giving effect to any issuance of additional dollar senior subordinated notes), in the case of each redemption of dollar senior subordinated notes, and at least 65% of the original aggregate principal amount of the euro senior subordinated notes (calculated after giving effect to any issuer of additional euro senior subordinated notes), in the case of each redemption of euro senior subordinated notes must, in each case, remain outstanding after each such redemption; and provided, further, that such redemption shall occur within 90 days after the date on which any such Equity Offering is consummated upon not less than 30 nor more than 60 days' notice mailed to each holder of senior subordinated notes being redeemed and otherwise in accordance with the procedures set forth in the senior subordinated indenture.

Selection

In the case of any partial redemption, selection of the senior subordinated notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which such senior subordinated notes are listed, or if such senior subordinated notes are not so listed, on a pro rata basis, by lot or by such other method as the Trustee shall deem fair and appropriate (and in such manner as complies with applicable legal requirements); provided that no dollar senior subordinated notes of $1,000 or less, or euro senior subordinated notes of €1,000 or less, shall be redeemed in part. If any senior subordinated note is to be redeemed in part only, the notice of redemption relating to such senior subordinated note shall state the portion of the principal amount thereof to be redeemed. A new senior subordinated note in principal amount equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon cancellation of the original senior subordinated note. On and after the redemption date, interest will cease to accrue on senior subordinated notes or portions thereof called for redemption so long as the Issuer has deposited with the Paying Agent funds sufficient to pay the principal of, plus accrued and unpaid interest and additional interest (if any) on, the senior subordinated notes to be redeemed.

Ranking

The indebtedness evidenced by the senior subordinated notes are unsecured senior subordinated Indebtedness of the Issuer, are subordinated in right of payment, as set forth in the senior subordinated indenture, to all existing and future Senior Indebtedness of the Issuer, rank pari passu in right of payment with all existing and future Pari Passu Indebtedness of the Issuer and are senior in right of payment to all existing and future Subordinated Indebtedness of the Issuer. The senior subordinated notes are also effectively subordinated to any Secured Indebtedness of the Issuer to the extent of the value of the assets securing such Secured Indebtedness. However, payment from the money or the proceeds of Government Obligations held in any defeasance trust described under "—Defeasance" below is not subordinated to any Senior Indebtedness or subject to the restrictions described herein if the deposit of such money or Government Obligations into the defeasance trust did not otherwise violate the subordination provisions of the senior subordinated indenture.

The indebtedness evidenced by the Senior Subordinated Guarantees are unsecured senior subordinated Indebtedness of the applicable Guarantor, will be subordinated in right of payment, as set forth in the senior subordinated indenture, to all existing and future Senior Indebtedness of such Guarantor, rank pari passu in right of payment with all existing and future Pari Passu Indebtedness of such Guarantor and are senior in right of payment to all existing and future Subordinated Indebtedness of such Guarantor. The Senior Subordinated Guarantees are also effectively subordinated to any Secured Indebtedness of the applicable Guarantor to the extent of the value of the assets securing such Secured Indebtedness.

At December 31, 2003,

(1)	Holdings and its Subsidiaries would have had $2,597.0 million aggregate principal amount of Senior Indebtedness outstanding (excluding unused commitments), $1,626.2 million of which would have been Secured Indebtedness;
(2)	Holdings and its Subsidiaries would have had no Pari Passu Indebtedness outstanding (other than the senior subordinated notes), and no Subordinated Indebtedness outstanding; and
(3)	the Issuer's Subsidiaries that are not Guarantors would have had total Indebtedness of approximately $5.8 million (excluding intercompany liabilities of Subsidiaries that are not Guarantors).

Although the senior subordinated indenture contains limitations on the amount of additional Indebtedness which the Issuer and its Subsidiaries may Incur, under certain circumstances the amount of such Indebtedness could be substantial and, in any case, such Indebtedness may be Senior Indebtedness. See "—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock."

A significant portion of the operations of the Issuer are conducted through its Subsidiaries. Unless the Subsidiary is a Guarantor, claims of creditors of such Subsidiaries, including trade creditors, and claims of preferred stockholders (if any) of such Subsidiaries generally will have priority with respect to the assets and earnings of such Subsidiaries over the claims of creditors of the Issuer, including holders of the senior subordinated notes. The senior subordinated notes, therefore, are effectively subordinated to creditors (including trade creditors) and preferred stockholders (if any) of Subsidiaries of the Issuer that are not Guarantors. Although the senior subordinated indenture limits the Incurrence of Indebtedness by and the issuance of Disqualified Stock and Preferred Stock of certain of the Issuer's Subsidiaries, such limitation is subject to a number of significant qualifications.

"Senior Indebtedness" with respect to Holdings or any of its Restricted Subsidiaries means all Indebtedness and any Receivables Repurchase Obligation of Holdings or any such Restricted Subsidiary, including interest thereon (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to Holdings or any Restricted Subsidiary of Holdings at the rate specified in the documentation with respect thereto whether or not a claim for post-filing interest is allowed in such proceeding) and other amounts (including fees, expenses, reimbursement obligations under letters of credit and indemnities) owing in respect thereof, whether outstanding on the Issue Date or thereafter Incurred, unless in the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such obligations are subordinated in right of payment to any other Indebtedness of Holdings or such Restricted Subsidiary, as applicable; provided, however, that Senior Indebtedness shall not include, as applicable:

(1)	any obligation of the Issuer to Holdings or any Subsidiary of Holdings (other than any Receivables Repurchase Obligation), or of any Subsidiary to Holdings or any other Subsidiary of Holdings,
(2)	any liability for Federal, state, local or other taxes owed or owing by Holdings or such Restricted Subsidiary,
(3)	any accounts payable or other liability to trade creditors arising in the ordinary course of business (including guarantees thereof or instruments evidencing such liabilities),
(4)	any Indebtedness or obligation of Holdings or any Restricted Subsidiary which is subordinate or junior in any respect to any other Indebtedness or obligation of Holdings or such Restricted Subsidiary, as applicable, including any Pari Passu Indebtedness and any Subordinated Indebtedness,
(5)	any obligations with respect to any Capital Stock, or
(6)	any Indebtedness Incurred in violation of the senior subordinated indenture but, as to any such Indebtedness Incurred under the Credit Agreement, no such violation shall be deemed to exist for purposes of this clause (6) if the holders of such Indebtedness or their

Representative shall have received an Officers' Certificate to the effect that the Incurrence of such Indebtedness does not (or, in the case of a revolving credit facility thereunder, the Incurrence of the entire committed amount thereof at the date on which the initial borrowing thereunder is made would not) violate the senior subordinated indenture.

If any Senior Indebtedness is disallowed, avoided or subordinated pursuant to the provisions of Section 548 of Title 11 of the United States Code or any applicable state fraudulent conveyance law, such Senior Indebtedness nevertheless will constitute Senior Indebtedness.

Only Indebtedness of the Issuer or a Guarantor that is Senior Indebtedness will rank senior to the senior subordinated notes or the relevant Senior Subordinated Guarantee in accordance with the provisions of the senior subordinated indenture. The senior subordinated notes and each Senior Subordinated Guarantee in all respects rank pari passu with all other Pari Passu Indebtedness of the Issuer and the relevant Guarantor, respectively.

The Issuer may not pay principal of, premium (if any) or interest on, the senior subordinated notes or make any deposit pursuant to the provisions described under "—Defeasance" below and may not otherwise purchase, redeem or otherwise retire any senior subordinated notes (except that holders may receive and retain (a) Permitted Junior Securities and (b) payments made from the trust described under "—Defeasance") (collectively, "pay the senior subordinated notes") if:

(1)	a default in the payment of the principal of, premium, if any, or interest on any Designated Senior Indebtedness of the Issuer occurs and is continuing or any other amount owing in respect of any Designated Senior Indebtedness of the Issuer is not paid when due, or
(2)	any other default on Designated Senior Indebtedness of the Issuer occurs and the maturity of such Designated Senior Indebtedness of the Issuer is accelerated in accordance with its terms,

unless, in either case, the default has been cured or waived and any such acceleration has been rescinded or such Designated Senior Indebtedness has been paid in full in cash.

However, the Issuer may pay the senior subordinated notes without regard to the foregoing if the Issuer and the Trustee receive written notice approving such payment from the Representative of the Designated Senior Indebtedness with respect to which either of the events set forth in clause (1) or (2) of the immediately preceding sentence has occurred and is continuing. During the continuance of any default (other than a default described in clause (1) or (2) of the second preceding sentence) with respect to any Designated Senior Indebtedness of the Issuer pursuant to which the maturity thereof may be accelerated immediately without further notice (except such notice as may be required to effect such acceleration) or the expiration of any applicable grace periods, the Issuer may not pay the senior subordinated notes for a period (a "Payment Blockage Period") commencing upon the receipt by the Trustee (with a copy to the Issuer) of written notice (a "Blockage Notice") of such default from the Representative of the Designated Senior Indebtedness specifying an election to effect a Payment Blockage Period and ending 179 days thereafter (or earlier if such Payment Blockage Period is terminated (1) by written notice to the Trustee and the Issuer from the Person or Persons who gave such Blockage Notice; (2) by repayment in full in cash of such Designated Senior Indebtedness; or (3) because the default giving rise to such Blockage Notice is no longer continuing). Notwithstanding the provisions described in the immediately preceding sentence (but subject to the provisions contained in the first sentence of this paragraph and in the succeeding paragraph), unless the holders of such Designated Senior Indebtedness or the Representative of such holders have accelerated the maturity of such Designated Senior Indebtedness or a payment default exists, the Issuer may resume payments on the senior subordinated notes after the end of such Payment Blockage Period. Not more than one Blockage Notice may be given in any consecutive 360-day period, irrespective of the number of defaults with respect to Designated Senior Indebtedness during such period. In no event, however, may the total number of days during which any Payment Blockage Period is in effect exceed 179 days in the aggregate during any 360 consecutive day period. For purposes of this paragraph, no default or event of default that existed or was continuing on the date of the commencement of any Payment Blockage Period with respect to the Designated Senior Indebtedness initiating such Payment Blockage

Period shall be, or be made, the basis of the commencement of a subsequent Payment Blockage Period by the Representative of such Designated Senior Indebtedness, whether or not within a period of 360 consecutive days, unless such default or event of default shall have been cured or waived for a period of not less than 90 consecutive days (it being understood that any subsequent action or any breach of any financial covenants for a period commencing after the date of commencement of such Payment Blockage Period that, in either case, would give rise to an event of default pursuant to any provision of the Designated Senior Indebtedness under which an event of default previously existed or was continuing shall constitute a new event of default for this purpose).

Upon any payment or distribution of the assets of the Issuer upon a total or partial liquidation or dissolution or reorganization of or similar proceeding relating to the Issuer or its property, the holders of Senior Indebtedness of the Issuer will be entitled to receive payment in full in cash of the Senior Indebtedness (including interest accruing after, or which would accrue but for, the commencement of any such proceeding at the rate specified in the applicable Senior Indebtedness, whether or not a claim for such interest would be allowed) before the noteholders are entitled to receive any payment and until the Senior Indebtedness of the Issuer is paid in full in cash, any payment or distribution to which noteholders would be entitled but for the subordination provisions of the senior subordinated indenture will be made to holders of the Senior Indebtedness of the Issuer as their interests may appear (except that holders of senior subordinated notes may receive and retain (1) Permitted Junior Securities, and (2) payments made from the trust described under "—Defeasance" so long as, on the date or dates the respective amounts were paid into the trust, such payments were made with respect to the senior subordinated notes without violating the subordination provisions described herein). If a distribution is made to noteholders that due to the subordination provisions of the senior subordinated indenture should not have been made to them, such noteholders are required to hold it in trust for the holders of Senior Indebtedness of the Issuer and pay it over to them as their interests may appear.

If payment of the senior subordinated notes is accelerated because of an Event of Default, the Issuer or the Trustee shall promptly notify the holders of the Designated Senior Indebtedness (or their Representative) of the acceleration.

By reason of such subordination provisions contained in the senior subordinated indenture, in the event of insolvency, creditors of the Issuer who are holders of Senior Indebtedness may recover more, ratably, than the noteholders, and creditors of the Issuer who are not holders of Senior Indebtedness or of Pari Passu Indebtedness (including the senior subordinated notes) may recover less, ratably, than holders of Senior Indebtedness and may recover more, ratably, than the holders of Pari Passu Indebtedness.

The senior subordinated indenture contains substantially similar subordination provisions relating to each Guarantor's obligations under its Senior Subordinated Guarantee.

Senior Subordinated Guarantees

Each of Holdings' direct and indirect Restricted Subsidiaries that are Domestic Subsidiaries on the Issue Date that guarantee Indebtedness under the Credit Agreement jointly and severally irrevocably and unconditionally guarantee on an unsecured senior subordinated basis (in the same manner and to the same extent that the senior subordinated notes are subordinated to Senior Indebtedness) the performance and punctual payment when due, whether at Stated Maturity, by acceleration or otherwise, of all obligations of the Issuer under the senior subordinated indenture and the senior subordinated notes, whether for payment of principal of, premium, if any, or interest or additional interest on the senior subordinated notes, expenses, indemnification or otherwise (all such obligations guaranteed by such Guarantors being herein called the "Guaranteed Obligations"). Such Guarantors agree to pay, in addition to the amount stated above, any and all expenses (including reasonable counsel fees and expenses) incurred by the Trustee or the holders in enforcing any rights under the Senior Subordinated Guarantees.

Each Senior Subordinated Guarantee is limited in amount to an amount not to exceed the maximum amount that can be guaranteed by the applicable Guarantor without rendering the Senior

Subordinated Guarantee, as it relates to such Guarantor, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally. After the Issue Date, Holdings will cause each Restricted Subsidiary that is a Domestic Subsidiary (unless such Subsidiary is a Receivables Subsidiary) that Incurs or guarantees certain Indebtedness or issues shares of Disqualified Stock to execute and deliver to the Trustee supplemental indentures pursuant to which such Restricted Subsidiary will guarantee payment of the senior subordinated notes on the same unsecured senior basis. See "—Certain Covenants—Future Guarantors."

Each Senior Subordinated Guarantee is a continuing guarantee and shall:

(1)	remain in full force and effect until payment in full of all the Guaranteed Obligations;
(2)	subject to the next succeeding paragraph, be binding upon each such Guarantor and its successors; and
(3)	inure to the benefit of and be enforceable by the Trustee, the holders and their successors, transferees and assigns.

A Senior Subordinated Guarantee of a Subsidiary Guarantor will be automatically released upon:

(1)	(a)

the sale, disposition or other transfer (including through merger or consolidation) of the Capital Stock (including any sale, disposition or other transfer following which the applicable Guarantor is no longer a Restricted Subsidiary), or all or substantially all the assets, of the applicable Guarantor if such sale, disposition or other transfer is made in compliance with the senior subordinated indenture,

(b)	Holdings designating such Guarantor to be an Unrestricted Subsidiary in accordance with the provisions set forth under "—Certain Covenants—Limitation on Restricted Payments" and the definition of "Unrestricted Subsidiary," and
(c)	in the case of any Restricted Subsidiary which after the Issue Date is required to guarantee the senior subordinated notes pursuant to the covenant described under "—Certain Covenants—Future Guarantors", the release or discharge of the guarantee by such Restricted Subsidiary of Indebtedness of Holdings or any Restricted Subsidiary of Holdings or such Restricted Subsidiary or the repayment of the Indebtedness or Disqualified Stock, in each case, which resulted in the obligation to guarantee the senior subordinated notes; and
(2)	in the case of clause (1)(a) above, such Guarantor is released from its guarantees, if any, of, and all pledges and security, if any, granted in connection with, the Credit Agreement and any other Indebtedness of Holdings or any Restricted Subsidiary of Holdings.

A Senior Subordinated Guarantee also will be automatically released upon the applicable Subsidiary ceasing to be a Subsidiary as a result of any foreclosure of any pledge or security interest securing Bank Indebtedness or other exercise of remedies in respect thereof or if such Subsidiary is released from its guarantees of, and all pledges and security interests granted in connection with, the Credit Agreement and any other Indebtedness of Holdings or any Restricted Subsidiary of Holdings which results in the obligation to guarantee the senior subordinated notes.

Change of Control

Upon the occurrence of any of the following events (each, a "Change of Control"), each holder will have the right to require the Issuer to repurchase all or any part of such holder's senior subordinated notes at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of repurchase (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), except to the extent the Issuer has previously elected to redeem senior subordinated notes as described under "—Optional Redemption:"

(1)	the sale, lease or transfer, in one or a series of related transactions, of all or substantially all the assets of Holdings and its Subsidiaries, taken as a whole, to a Person other than any of the Permitted Holders; or
(2)	Holdings becomes aware (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) of the acquisition by any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), other than any of the Permitted Holders, in a single transaction or in a related series of transactions, by way of merger, consolidation or other business combination or purchase of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision), of more than 50% of the total voting power of the Voting Stock of the Issuer, Holdings or any direct or indirect parent of Holdings; or
(3)	individuals who on the Issue Date constituted the Board of Directors of the Issuer or Holdings (together with any new directors whose election by such Board of Directors of the Issuer or Holdings or whose nomination for election by the shareholders of the Issuer or Holdings, as the case may be, was approved by (a) a vote of a majority of the directors of the Issuer or of Holdings, as the case may be, then still in office who were either directors on the Issue Date or whose election or nomination for election was previously so approved or (b) the Permitted Holders) cease for any reason to constitute a majority of the Board of Directors of the Issuer or Holdings then in office.

In the event that at the time of such Change of Control the terms of the Bank Indebtedness or other Senior Indebtedness, including the Senior Notes, restrict or prohibit the repurchase of senior subordinated notes pursuant to this covenant, then prior to the mailing of the notice to holders provided for in the immediately following paragraph but in any event within 30 days following any Change of Control, the Issuer shall:

(1)	repay in full all Bank Indebtedness and such Senior Indebtedness; or
(2)	obtain the requisite consent, if required, under the agreements governing the Bank Indebtedness and such Senior Indebtedness to permit the repurchase of the senior subordinated notes as provided for in the immediately following paragraph.

Within 30 days following any Change of Control, except to the extent that the Issuer has exercised its right to redeem the senior subordinated notes as described under "—Optional Redemption," the Issuer shall mail a notice (a "Change of Control Offer") to each holder with a copy to the Trustee stating:

(1)	that a Change of Control has occurred and that such holder has the right to require the Issuer to purchase such holder's senior subordinated notes at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest and additional interest, if any, to the date of purchase (subject to the right of holders of record on a record date to receive interest on the relevant interest payment date);
(2)	the circumstances and relevant facts and financial information regarding such Change of Control;
(3)	the repurchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed); and
(4)	the instructions determined by the Issuer, consistent with this covenant, that a holder must follow in order to have its senior subordinated notes purchased.

The Issuer will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the senior subordinated indenture applicable to a

Change of Control Offer made by the Issuer and purchases all senior subordinated notes validly tendered and not withdrawn under such Change of Control Offer.

The Issuer will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of senior subordinated notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, the Issuer will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this paragraph by virtue thereof.

This Change of Control repurchase provision is a result of negotiations between the Issuer and the Initial Purchasers. The Issuer has no present intention to engage in a transaction involving a Change of Control, although it is possible that the Issuer could decide to do so in the future. Subject to the limitations discussed below, the Issuer could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the senior subordinated indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect the Issuer's capital structure or credit ratings.

The occurrence of events which would constitute a Change of Control would constitute a default under the Credit Agreement and would constitute a Change of Control under the Senior Notes. Future Senior Indebtedness of the Issuer may contain prohibitions on certain events which would constitute a Change of Control or require such Senior Indebtedness to be repurchased upon a Change of Control. Moreover, the exercise by the holders of their right to require the Issuer to repurchase the senior subordinated notes could cause a default under such Senior Indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchase on the Issuer. Finally, the Issuer's ability to pay cash to the holders upon a repurchase may be limited by the Issuer's then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases.

The definition of Change of Control includes a phrase relating to the sale, lease or transfer of "all or substantially all" the assets of the Issuer and its Subsidiaries taken as a whole. Although there is a developing body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of senior subordinated notes to require the Issuer to repurchase such senior subordinated notes as a result of a sale, lease or transfer of less than all of the assets of the Issuer and its Subsidiaries taken as a whole to another Person or group may be uncertain.

Certain Covenants

The senior subordinated indenture contains covenants including, among others, the following:

Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock.The senior subordinated indenture provides that:

(1)	Holdings will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, Incur any Indebtedness (including Acquired Indebtedness) or issue any shares of Disqualified Stock; and
(2)	Holdings will not permit any of its Restricted Subsidiaries to issue any shares of Preferred Stock;

provided, however, that the Issuer and Holdings and any Restricted Subsidiary that is a Guarantor may Incur Indebtedness (including Acquired Indebtedness) or issue shares of Disqualified Stock and the Issuer and Holdings and any Restricted Subsidiary that is a Guarantor may issue shares of Preferred Stock, in each case if the Fixed Charge Coverage Ratio of Holdings for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is Incurred or such Disqualified Stock or Preferred Stock is issued would have been at least 2.00 to 1.00 determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been Incurred, or the Disqualified Stock or Preferred Stock had been issued, as the case may be, and the application of proceeds therefrom had occurred at the beginning of such four-quarter period.

The foregoing limitations will not apply to:

(a)	the Incurrence by Holdings or its Restricted Subsidiaries of Indebtedness under the Credit Agreement and the issuance and creation of letters of credit and bankers' acceptances thereunder (with letters of credit and bankers' acceptances being deemed to have a principal amount equal to the face amount thereof) up to an aggregate principal amount of $1,950 million outstanding at any one time, less the amount of any such Indebtedness permanently retired with the Net Proceeds from any Asset Sale applied from and after the Issue Date to reduce the outstanding amounts pursuant to the covenant described under "—Asset Sales;"
(b)	the Incurrence by the Issuer and the Guarantors of Indebtedness represented by (1) the senior subordinated notes (not including any additional senior subordinated notes) and the Senior Subordinated Guarantees, as applicable, and (2) the Senior Notes and the related guarantees, as applicable;
(c)	Indebtedness existing on the Issue Date (other than Indebtedness described in clauses (a) and (b));
(d)	Indebtedness (including Capitalized Lease Obligations) Incurred by Holdings or any of its Restricted Subsidiaries to finance the purchase, lease or improvement of property (real or personal) or equipment (whether through the direct purchase of assets or the Capital Stock of any Person owning such assets (but no other material assets)) in an aggregate principal amount which, when aggregated with the principal amount of all other Indebtedness then outstanding that was Incurred pursuant to this clause (d), does not exceed 3% of Total Assets at the time of Incurrence;
(e)	Indebtedness Incurred by Holdings or any of its Restricted Subsidiaries constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business, including without limitation letters of credit in respect of workers' compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance, or other Indebtedness with respect to reimbursement type obligations regarding workers' compensation claims; provided, however, that upon the drawing of such letters of credit, such obligations are reimbursed within 30 days following such drawing;
(f)	Indebtedness arising from agreements of Holdings or a Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, Incurred in connection with the disposition of any business, assets or a Subsidiary of Holdings in accordance with the terms of the senior subordinated indenture, other than guarantees of Indebtedness Incurred by any Person acquiring all or any portion of such business, assets or Subsidiary for the purpose of financing such acquisition;
(g)	Indebtedness of Holdings to a Restricted Subsidiary; provided that any such Indebtedness is subordinated in right of payment to the obligations of Holdings under its Senior Subordinated Guarantee; provided, further, that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness (except to Holdings or another Restricted Subsidiary) shall be deemed, in each case to be an Incurrence of such Indebtedness;
(h)	shares of Preferred Stock of a Restricted Subsidiary issued to Holdings or another Restricted Subsidiary; provided that any subsequent issuance or transfer of any Capital Stock or any other event which results in any Restricted Subsidiary that holds such shares of

Preferred Stock of another Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such shares of Preferred Stock (except to Holdings or another Restricted Subsidiary) shall be deemed, in each case, to be an issuance of shares of Preferred Stock;
(i)	Indebtedness of a Restricted Subsidiary to Holdings or another Restricted Subsidiary; provided that (i) any such Indebtedness is made pursuant to an intercompany note and (ii) if a Guarantor incurs such Indebtedness to a Restricted Subsidiary that is not a Guarantor such Indebtedness is subordinated in right of payment to the Senior Subordinated Guarantee of such Guarantor; provided, further, that any subsequent issuance or transfer of any Capital Stock or any other event which results in any Restricted Subsidiary lending such Indebtedness ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness (except to Holdings or another Restricted Subsidiary) shall be deemed, in each case, to be an Incurrence of such Indebtedness;
(j)	Hedging Obligations that are Incurred in the ordinary course of business (and not for speculative purposes): (1) for the purpose of fixing or hedging interest rate risk with respect to any Indebtedness that is permitted by the terms of the senior subordinated indenture to be outstanding; (2) for the purpose of fixing or hedging currency exchange rate risk with respect to any currency exchanges; or (3) for the purpose of fixing or hedging commodity price risk with respect to any commodity purchases;
(k)	obligations in respect of performance, bid and surety bonds and completion guarantees provided by Holdings or any Restricted Subsidiary in the ordinary course of business;
(l)	Indebtedness or Disqualified Stock of Holdings or any Restricted Subsidiary of Holdings not otherwise permitted hereunder in an aggregate principal amount, which when aggregated with the principal amount or liquidation preference of all other Indebtedness and Disqualified Stock then outstanding and Incurred pursuant to this clause (l), does not exceed $175 million at any one time outstanding (it being understood that any Indebtedness Incurred under this clause (l) shall cease to be deemed Incurred or outstanding for purposes of this clause (l) but shall be deemed Incurred for purposes of the first paragraph of this covenant from and after the first date on which Holdings, or the Restricted Subsidiary, as the case may be, could have Incurred such Indebtedness under the first paragraph of this covenant without reliance upon this clause (l));
(m)	any guarantee by the Issuer or a Guarantor of Indebtedness or other obligations of Holdings or any of its Restricted Subsidiaries so long as the Incurrence of such Indebtedness Incurred by Holdings or such Restricted Subsidiary is permitted under the terms of the senior subordinated indenture; provided that if such Indebtedness is by its express terms subordinated in right of payment to the senior subordinated notes or the Senior Subordinated Guarantee of such Restricted Subsidiary, as applicable, any such guarantee of such Guarantor with respect to such Indebtedness shall be subordinated in right of payment to such Guarantor's Senior Subordinated Guarantee with respect to the senior subordinated notes substantially to the same extent as such Indebtedness is subordinated to the senior subordinated notes or the Senior Subordinated Guarantee of such Restricted Subsidiary, as applicable;
(n)	the Incurrence by Holdings or any of its Restricted Subsidiaries of Indebtedness which serves to refund or refinance any Indebtedness Incurred as permitted under the first paragraph of this covenant and clauses (b), (c), (d), (o) and (t) of this paragraph or any Indebtedness issued to so refund or refinance such Indebtedness (subject to the following proviso, "Refinancing Indebtedness") prior to its respective maturity; provided, however, that such Refinancing Indebtedness:

(1)	has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is Incurred which is not less than the remaining Weighted Average Life to Maturity of the Indebtedness being refunded or refinanced;
(2)	has a Stated Maturity which is no earlier than the Stated Maturity of the Indebtedness being refunded or refinanced;
(3)	to the extent such Refinancing Indebtedness refinances Indebtedness pari passu with, or junior to, the senior subordinated notes or the Senior Subordinated Guarantee of such Restricted Subsidiary, as applicable, such Refinancing Indebtedness is pari passu with, or junior to, the senior subordinated notes or the Senior Subordinated Guarantee of such Restricted Subsidiary, as applicable;
(4)	is Incurred in an aggregate principal amount (or if issued with original issue discount, an aggregate issue price) that is equal to or less than the aggregate principal amount (or if issued with original issue discount, the aggregate accreted value) then outstanding of the Indebtedness being refinanced plus premium and fees Incurred in connection with such refinancing;
(5)	shall not include (x) Indebtedness of a Restricted Subsidiary of Holdings that is not the Issuer or a Guarantor that refinances Indebtedness of the Issuer or a Guarantor, or (y) Indebtedness of Holdings or a Restricted Subsidiary that refinances Indebtedness of an Unrestricted Subsidiary; and
(6)	in the case of any Refinancing Indebtedness Incurred to refinance Indebtedness outstanding under clause (d) or (t), shall be deemed to have been Incurred and to be outstanding under such clause (d) or (t), as applicable, and not this clause (n) for purposes of determining amounts outstanding under such clauses (d) and (t).

provided, further, that subclauses (1) and (2) of this clause (n) will not apply to any refunding or refinancing of any Senior Indebtedness.

(o)	Indebtedness or Disqualified Stock of Persons that are acquired by Holdings or any of its Restricted Subsidiaries or merged into a Restricted Subsidiary in accordance with the terms of the senior subordinated indenture; provided, however, that such Indebtedness or Disqualified Stock is not Incurred in contemplation of such acquisition or merger or to provide all or a portion of the funds or credit support required to consummate such acquisition or merger; provided, further, however, that after giving effect to such acquisition and the Incurrence of such Indebtedness either:
(1)	Holdings would be permitted to Incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first sentence of this covenant; or
(2)	the Fixed Charge Coverage Ratio would be greater than immediately prior to such acquisition;
(p)	Indebtedness Incurred by a Receivables Subsidiary in a Qualified Receivables Financing that is not recourse to Holdings or any Restricted Subsidiary other than a Receivables Subsidiary (except for Standard Securitization Undertakings);
(q)	Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business, provided that such Indebtedness is extinguished within two Business Days of its Incurrence;
(r)	Indebtedness of Holdings or any Restricted Subsidiary supported by a letter of credit issued pursuant to the Credit Agreement, in a principal amount not in excess of the stated amount of such letter of credit;
(s)	Contribution Indebtedness;

(t)	(a) if Holdings could Incur $1.00 of additional Indebtedness pursuant to the first paragraph hereof after giving effect to such borrowing, Indebtedness of Foreign Subsidiaries not otherwise permitted hereunder or (b) if Holdings could not Incur $1.00 of additional Indebtedness pursuant to the first paragraph hereof after giving effect to such borrowing, Indebtedness of Foreign Subsidiaries of the Issuer Incurred for working capital purposes, provided, however, that the aggregate principal amount of Indebtedness Incurred under this clause (t) which, when aggregated with the principal amount of all other Indebtedness then outstanding and Incurred pursuant to this clause (t), does not exceed the greater of (x) $125 million and (y) 10% of the consolidated assets of the Foreign Subsidiaries; and
(u)	Indebtedness of Holdings or any Restricted Subsidiary consisting of (x) the financing of insurance premiums or (y) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business.

Notwithstanding the foregoing, neither the Issuer nor any Guarantor may Incur any Indebtedness pursuant to the immediately preceding paragraph if the proceeds thereof are used, directly or indirectly, to repay, prepay, redeem, defease, retire, refund or refinance any Subordinated Indebtedness unless such Indebtedness will be subordinated to the senior subordinated notes or such Guarantor's Senior Subordinated Guarantee, as applicable, to at least the same extent as such Subordinated Indebtedness. For purposes of determining compliance with this covenant, in the event that an item of Indebtedness meets the criteria of more than one of the categories of permitted Indebtedness described in clauses (a) through (u) above or is entitled to be Incurred pursuant to the first paragraph of this covenant, Holdings shall, in its sole discretion, classify or reclassify such item of Indebtedness in any manner that complies with this covenant and such item of Indebtedness will be treated as having been Incurred pursuant to only one of such clauses or pursuant to the first paragraph hereof; provided that all Indebtedness under the Credit Agreement outstanding on the Issue Date shall be deemed to have been Incurred pursuant to clause (a) and Holdings shall not be permitted to reclassify all or any portion of such Indebtedness. Accrual of interest, the accretion of accreted value, the payment of interest in the form of additional Indebtedness with the same terms, the payment of dividends on Preferred Stock in the form of additional shares of Preferred Stock of the same class and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies will not be deemed to be an Incurrence of Indebtedness for purposes of this covenant. Guarantees of, or obligations in respect of letters of credit relating to, Indebtedness which is otherwise included in the determination of a particular amount of Indebtedness shall not be included in the determination of such amount of Indebtedness, provided that the Incurrence of the Indebtedness represented by such guarantee or letter of credit, as the case may be, was in compliance with this covenant.

Limitation on Restricted Payments.    The senior subordinated indenture provides that Holdings will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(1)	declare or pay any dividend or make any distribution on account of Holdings' or any of its Restricted Subsidiaries' Equity Interests, including any payment made in connection with any merger or consolidation involving Holdings (other than (A) dividends or distributions by Holdings payable solely in Equity Interests (other than Disqualified Stock) of Holdings; or (B) dividends or distributions by a Restricted Subsidiary so long as, in the case of any dividend or distribution payable on or in respect of any class or series of securities issued by a Restricted Subsidiary other than a Wholly Owned Restricted Subsidiary, Holdings or a Restricted Subsidiary receives at least its pro rata share of such dividend or distribution in accordance with its Equity Interests in such class or series of securities);
(2)	purchase or otherwise acquire or retire for value any Equity Interests of Holdings, the Issuer or any direct or indirect parent company of Holdings or the Issuer;
(3)	make any principal payment on, or redeem, repurchase, defease or otherwise acquire or retire for value, in each case prior to any scheduled repayment or scheduled maturity, any Subordinated Indebtedness (other than the payment, redemption, repurchase, defeasance, acquisition or retirement of (A) Subordinated Indebtedness in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such payment, redemption, repurchase, defeasance, acquisition or retirement and (B) Indebtedness permitted under clauses (g) and (i) of the second paragraph of the covenant described under "—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock"); or
(4)	make any Restricted Investment

(all such payments and other actions set forth in clauses (1) through (4) above being collectively referred to as "Restricted Payments"), unless, at the time of such Restricted Payment:

(a)	no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof;
(b)	immediately after giving effect to such transaction on a pro forma basis, Holdings could Incur $1.00 of additional Indebtedness under the provisions of the first paragraph of the covenant described under "—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock;" and
(c)	such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by Holdings and its Restricted Subsidiaries after the Issue Date (including Restricted Payments permitted by clauses (1), (4) (only to the extent of one-half of the amounts paid pursuant to such clause), (6), (8) and (13) of the next succeeding paragraph, but excluding all other Restricted Payments permitted by the next succeeding paragraph), is less than the sum of, without duplication,
(1)	50% of the Consolidated Net Income of Holdings for the period (taken as one accounting period) from October 1, 2003 to the end of Holdings' most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, in the case such Consolidated Net Income for such period is a deficit, minus 100% of such deficit), plus
(2)	100% of the aggregate net proceeds, including cash and the Fair Market Value (as determined in accordance with the next succeeding sentence) of property other than cash, received by Holdings or the Issuer after the Issue Date from the issue or sale of Equity Interests of Holdings or any direct or indirect parent company of Holdings or the Issuer (excluding Refunding Capital Stock (as defined below), Designated Preferred Stock, Excluded Contributions and Disqualified Stock), including Equity Interests issued upon conversion of Indebtedness or upon exercise of warrants or options (other than an issuance or sale to a Subsidiary of Holdings or an employee stock ownership plan or trust established by Holdings or any of its Subsidiaries), plus
(3)	100% of the aggregate amount of contributions to the capital of Holdings received in cash and the Fair Market Value (as determined in accordance with the next succeeding sentence) of property other than cash after the Issue Date (other than Excluded Contributions, Refunding Capital Stock, Designated Preferred Stock, Disqualified Stock and the Cash Contribution Amount), plus
(4)	100% of the aggregate amount received by Holdings or any Restricted Subsidiary in cash and the Fair Market Value (as determined in accordance with the next succeeding sentence) of property other than cash received by Holdings or any Restricted Subsidiary from:
(A)	the sale or other disposition (other than to Holdings or a Restricted Subsidiary of Holdings) of Restricted Investments made by Holdings and its Restricted Subsidiaries and from repurchases and redemptions of such Restricted Investments from Holdings and its Restricted Subsidiaries by any Person (other than Holdings or any of its Subsidiaries) and from repayments of loans or advances which constituted Restricted Investments (other than in each case to the extent that the Restricted Investment was made pursuant to clause (7) or (10) of the next succeeding paragraph),
(B)	the sale (other than to Holdings or a Restricted Subsidiary of Holdings) of the Capital Stock of an Unrestricted Subsidiary or
(C)	a distribution or dividend from an Unrestricted Subsidiary, plus
(5)	in the event any Unrestricted Subsidiary of Holdings has been redesignated as a Restricted Subsidiary or has been merged, consolidated or amalgamated with or into, or transfers or conveys its assets to, or is liquidated into, Holdings or a Restricted Subsidiary of Holdings, the Fair Market Value (as determined in accordance with the next succeeding sentence) of the Investment of Holdings in such Unrestricted Subsidiary at the time of such redesignation, combination or transfer (or of the assets transferred or conveyed, as applicable), after deducting any Indebtedness associated with the Unrestricted Subsidiary so designated or combined or any Indebtedness associated with the assets so transferred or conveyed (other than in each case to the extent that the designation of such Subsidiary as an Unrestricted Subsidiary was made pursuant to clause (7) or (10) of the next succeeding paragraph or constituted a Permitted Investment).

The Fair Market Value of property other than cash covered by clauses (c)(2), (3), (4) and (5) above shall be determined in good faith by the Issuer and

(A)	in the event of property with a Fair Market Value in excess of $10 million, shall be set forth in an Officers' Certificate or
(B)	in the event of property with a Fair Market Value in excess of $20 million, shall be set forth in a resolution approved by at least a majority of the Board of Directors of the Issuer.

The foregoing provisions will not prohibit:

(1)	the payment of any dividend or distribution within 60 days after the date of declaration thereof, if at the date of declaration such payment would have complied with the provisions of the senior subordinated indenture;
(2)	(a)

the repurchase, retirement or other acquisition of any Equity Interests ("Retired Capital Stock") of the Issuer, Holdings or any direct or indirect parent company of Holdings or the Issuer or Subordinated Indebtedness of the Issuer or Holdings in exchange for, or out of the proceeds of the substantially concurrent sale of, Equity Interests of Holdings or any direct or indirect parent company of Holdings or the Issuer or contributions to the equity capital of Holdings (other than any Disqualified Stock or any Equity Interests sold to a Subsidiary of Holdings or to an employee stock ownership plan or any trust established by Holdings or any of its Subsidiaries) (collectively, including any such contributions, "Refunding Capital Stock") and

(b)	the declaration and payment of accrued dividends on the Retired Capital Stock out of the proceeds of the substantially concurrent sale (other than to a Subsidiary of Holdings or to an employee stock ownership plan or any trust established by Holdings or any of its Subsidiaries) of Refunding Capital Stock;
(3)	the redemption, repurchase or other acquisition or retirement of Subordinated Indebtedness of the Issuer or Holdings made by exchange for, or out of the proceeds of the substantially concurrent sale of, new Indebtedness of the Issuer or Holdings which is Incurred in accordance with the covenant described under "—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock" so long as
(a)	the principal amount of such new Indebtedness does not exceed the principal amount of the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired for value (plus the amount of any premium required to be paid under the terms of the instrument governing the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired plus any fees incurred in connection therewith),
(b)	such Indebtedness is subordinated to the senior subordinated notes at least to the same extent as such Subordinated Indebtedness so purchased, exchanged, redeemed, repurchased, acquired or retired for value,
(c)	such Indebtedness has a final scheduled maturity date equal to or later than the final scheduled maturity date of the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired, and
(d)	such Indebtedness has a Weighted Average Life to Maturity equal to or greater than the remaining Weighted Average Life to Maturity of the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired;
(4)	the repurchase, retirement or other acquisition (or dividends to any direct or indirect parent company of Holdings or the Issuer to finance any such repurchase, retirement or other acquisition) for value of Equity Interests of the Issuer, Holdings or any direct or indirect parent company of Holdings or the Issuer held by any future, present or former employee, director or consultant of the Issuer, Holdings, or any direct or indirect parent company of Holdings or the Issuer or any other Subsidiary of Holdings pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or other agreement or arrangement; provided, however, that the aggregate amounts paid under this clause (4) do not exceed $15 million in any calendar year (with unused amounts in any calendar year being permitted to be carried over for the two succeeding calendar years); provided, further, however, that such amount in any calendar year may be increased by an amount not to exceed:
(a)	the cash proceeds received by Holdings or any of its Restricted Subsidiaries from the sale of Equity Interests (other than Disqualified Stock) of the Issuer, Holdings or any direct or indirect parent company of Holdings or the Issuer (to the extent contributed to Holdings) to members of management, directors or consultants of Holdings and its Restricted Subsidiaries or any direct or indirect parent company of Holdings or the Issuer that occurs after the Issue Date (provided that the amount of such cash proceeds utilized for any such repurchase, retirement, other acquisition or dividend will not increase the amount available for Restricted Payments under clause (c) of the immediately preceding paragraph); plus
(b)	the cash proceeds of key man life insurance policies received by Holdings or any direct or indirect parent company of Holdings or the Issuer (to the extent contributed to Holdings) and its Restricted Subsidiaries after the Issue Date;

(provided that Holdings may elect to apply all or any portion of the aggregate increase contemplated by clauses (a) and (b) above in any calendar year);

(5)	the declaration and payment of dividends or distributions to holders of any class or series of Disqualified Stock of Holdings or any of its Restricted Subsidiaries issued or incurred in accordance with the covenant described under "—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock;"
(6)	the declaration and payment of dividends or distributions to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) issued after the Issue Date and the declaration and payment of dividends to any direct or indirect parent company of Holdings or the Issuer, the proceeds of which will be used to fund the payment of dividends to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) of any direct or indirect parent company of Holdings or the Issuer issued after the Issue Date; provided, however, that (A) for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date of issuance of such Designated Preferred Stock, after giving effect to such issuance (and the payment of dividends or distributions) on a pro forma basis, Holdings would have had a Fixed Charge Coverage Ratio of at least 2.25 to 1.00 and (B) the aggregate amount of dividends declared and paid pursuant to this clause (6) does not exceed the net cash proceeds actually received by Holdings or the Issuer from any such sale of Designated Preferred Stock (other than Disqualified Stock) issued after the Issue Date;
(7)	Investments in Unrestricted Subsidiaries having an aggregate Fair Market Value, taken together with all other Investments made pursuant to this clause (7) that are at that time outstanding, not to exceed $50 million at the time of such Investment (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value);
(8)	the payment of dividends on Holdings' common stock (or the payment of dividends to any direct or indirect parent of Holdings or the Issuer, as the case may be, to fund the payment by any direct or indirect parent of Holdings or the Issuer, as the case may be, of dividends on such entity's common stock) of up to 6.0% per annum of the net proceeds received by Holdings or the Issuer from any public offering of common stock or contributed to Holdings or the Issuer by any direct or indirect parent of Holdings or the Issuer from any public offering of common stock;
(9)	Investments that are made with Excluded Contributions;
(10)	other Restricted Payments in an aggregate amount not to exceed $50 million;
(11)	the distribution, as a dividend or otherwise, of shares of Capital Stock of, or Indebtedness owed to Holdings or a Restricted Subsidiary of Holdings by, Unrestricted Subsidiaries;
(12)	(a)

with respect to each tax year or portion thereof that Holdings qualifies as a Flow Through Entity, the distribution by Holdings to the holders of Capital Stock of Holdings of an amount equal to the product of (i) the amount of aggregate net taxable income of Holdings allocated to the holders of Capital Stock of Holdings for such period and (ii) the Presumed Tax Rate for such period; and

(b)	with respect to any tax year or portion thereof that Holdings does not qualify as a Flow Through Entity, the payment of dividends or other distributions to any direct or indirect parent company of Holdings in amounts required for such parent company to pay federal, state or local income taxes (as the case may be) imposed directly on such parent company to the extent such income taxes are attributable to the income of Holdings and its Restricted Subsidiaries (including, without limitation, by virtue of such parent company being the common parent of a consolidated or combined tax group of which Holdings and/or its Restricted Subsidiaries are members); provided, however, that in each case the amount of such payments in respect of any tax year does not exceed the amount that Holdings and its Restricted Subsidiaries would have been required to pay in respect of federal, state or local taxes (as the case may be) in respect of such year if Holdings and its Restricted Subsidiaries paid such taxes directly as a stand-alone taxpayer (or stand-alone group);
(13)	the payment of dividends, other distributions or other amounts by Holdings or the Issuer, if applicable:
(a)	in amounts equal to the amounts required for any direct parent of Holdings or the Issuer, if applicable, to pay fees and expenses (including franchise or similar taxes) required to maintain its corporate existence, customary salary, bonus and other benefits payable to officers and employees of any direct parent of Holdings or the Issuer, if applicable, and general corporate overhead expenses of any direct parent of Holdings or the Issuer, if applicable, in each case to the extent such fees and expenses are attributable to the ownership or operation of Holdings or the Issuer, if applicable, and their respective Subsidiaries; and

(b)	dividends paid to any direct parent of Holdings or the Issuer, if applicable, in amounts equal to amounts required for any direct parent of Holdings or the Issuer, if applicable, to pay interest and/or principal on Indebtedness the proceeds of which have been contributed to Holdings or any of its Restricted Subsidiaries and that has been guaranteed by, or is otherwise considered Indebtedness of, Holdings Incurred in accordance with the covenant described under "—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock;"
(14)	cash dividends or other distributions on Holdings' Capital Stock used to, or the making of loans to any direct or indirect parent of Holdings to, fund the payment of fees and expenses incurred in connection with the Transactions or owed by Holdings, the Issuer or any direct or indirect parent company of Holdings or the Issuer, as the case may be, or Restricted Subsidiaries of Holdings to Affiliates, in each case to the extent permitted by the covenant described under "—Transactions with Affiliates;"
(15)	repurchases of Equity Interests deemed to occur upon exercise of stock options if such Equity Interests represent a portion of the exercise price of such options;
(16)	purchases of receivables pursuant to a Receivables Repurchase Obligation in connection with a Qualified Receivables Financing;
(17)	the repurchase, redemption or other acquisition or retirement for value of any Subordinated Indebtedness pursuant to the provisions similar to those described under the captions "—Change of Control" and "—Asset Sales;" provided that all senior subordinated notes tendered by holders of the senior subordinated notes in connection with a Change of Control Offer or Asset Sale Offer, as applicable, have been repurchased, redeemed or acquired for value; and
(18)	any payments made in connection with the consummation of the Transactions or as contemplated by the Acquisition Documents (other than payments to any Permitted Holder or any Affiliate thereof);

provided, however, that at the time of, and after giving effect to, any Restricted Payment permitted under clauses (6), (7), (10), (11) and (17), no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof.

As of the Issue Date, all of Holdings' Subsidiaries will be Restricted Subsidiaries. Holdings will not permit any Unrestricted Subsidiary to become a Restricted Subsidiary except pursuant to the definition of "Unrestricted Subsidiary." For purposes of designating any Restricted Subsidiary as an Unrestricted Subsidiary, all outstanding Investments by Holdings and its Restricted Subsidiaries (except to the extent repaid) in the Subsidiary so designated will be deemed to be Restricted Payments in an amount determined as set forth in the last sentence of the definition of "Investments." Such designation will only be permitted if a Restricted Payment in such amount would be permitted at such time and if such Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. Notwithstanding the foregoing, Holdings may not at any time designate the Issuer as an Unrestricted Subsidiary for any purpose under the senior subordinated indenture or the senior subordinated notes.

Dividend and Other Payment Restrictions Affecting Subsidiaries.    The senior subordinated indenture provides that Holdings will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Restricted Subsidiary to:

(a)	(i)

pay dividends or make any other distributions to Holdings or any of its Restricted Subsidiaries (1) on its Capital Stock; or (2) with respect to any other interest or participation in, or by, its profits; or (ii) pay any Indebtedness owed to Holdings or any of its Restricted Subsidiaries;

(b)	make loans or advances to Holdings or any of its Restricted Subsidiaries; or

(c)	sell, lease or transfer any of its properties or assets to Holdings or any of its Restricted Subsidiaries;

except in each case for such encumbrances or restrictions existing under or by reason of:

(1)	contractual encumbrances or restrictions in effect on the Issue Date, including pursuant to the Credit Agreement and the other Senior Credit Documents;
(2)	the senior subordinated indenture, the senior subordinated notes, the Senior Notes and the indenture relating to the Senior Notes;
(3)	applicable law or any applicable rule, regulation or order;
(4)	any agreement or other instrument relating to Indebtedness of a Person acquired by Holdings or any Restricted Subsidiary which was in existence at the time of such acquisition (but not created in contemplation thereof or to provide all or any portion of the funds or credit support utilized to consummate such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired;
(5)	any restriction with respect to a Restricted Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of all or substantially all the Capital Stock or assets of such Restricted Subsidiary pending the closing of such sale or disposition;
(6)	Secured Indebtedness otherwise permitted to be Incurred pursuant to the covenants described under "—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock" and "—Liens" that limit the right of the debtor to dispose of the assets securing such Indebtedness;
(7)	restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;
(8)	customary provisions in joint venture agreements and other similar agreements entered into in the ordinary course of business;
(9)	purchase money obligations for property acquired in the ordinary course of business that impose restrictions of the nature discussed in clause (c) above on the property so acquired;
(10)	customary provisions contained in leases and other similar agreements entered into in the ordinary course of business that impose restrictions of the type described in clause (c) above on the property subject to such lease;
(11)	any encumbrance or restriction of a Receivables Subsidiary effected in connection with a Qualified Receivables Financing; provided, however, that such restrictions apply only to such Receivables Subsidiary;
(12)	other Indebtedness of any Restricted Subsidiary of Holdings (i) that is the Issuer or a Guarantor that is Incurred subsequent to the Issue Date pursuant to the covenant described under "—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock" or (ii) that is Incurred by a Foreign Subsidiary of Holdings subsequent to the Issue Date pursuant to clauses (d), (l) or (t) of the second paragraph of the covenant described under "—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock;" or
(13)	any encumbrances or restrictions of the type referred to in clauses (a), (b) and (c) above imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (1) through (12) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Issuer, no more restrictive with respect to such dividend and other payment restrictions than those contained in the dividend or other payment restrictions prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

Asset Sales. The senior subordinated indenture provides that Holdings will not, and will not permit any of its Restricted Subsidiaries to, cause or make an Asset Sale, unless (x) Holdings or any of its Restricted Subsidiaries, as the case may be, receives consideration at the time of such Asset Sale at least equal to the Fair Market Value (as determined in good faith by the Issuer) of the assets sold or otherwise disposed of, and (y) at least 75% of the consideration therefor received by Holdings or such Restricted Subsidiary, as the case may be, is in the form of Cash Equivalents; provided that the amount of:

(a)	any liabilities (as shown on Holdings' or such Restricted Subsidiary's most recent balance sheet or in the notes thereto) of Holdings or any Restricted Subsidiary of Holdings (other than liabilities that are by their terms subordinated to the senior subordinated notes) that are assumed by the transferee of any such assets,
(b)	any notes or other obligations or other securities or assets received by Holdings or such Restricted Subsidiary of Holdings from such transferee that are converted by Holdings or such Restricted Subsidiary of Holdings into cash within 180 days of the receipt thereof (to the extent of the cash received), and
(c)	any Designated Non-cash Consideration received by Holdings or any of its Restricted Subsidiaries in such Asset Sale having an aggregate Fair Market Value, taken together with all other Designated Non-cash Consideration received pursuant to this clause (c) that is at that time outstanding, not to exceed the greater of 1% of Total Assets and $50 million at the time of the receipt of such Designated Non-cash Consideration (with the Fair Market Value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value)

shall be deemed to be Cash Equivalents for the purposes of this provision.

Within 365 days after Holdings' or any Restricted Subsidiary of Holdings' receipt of the Net Proceeds of any Asset Sale, Holdings or such Restricted Subsidiary of Holdings may apply the Net Proceeds from such Asset Sale, at its option:

(1)	to permanently reduce Obligations under the Credit Agreement (and, in the case of revolving Obligations, to correspondingly reduce commitments with respect thereto) or other Senior Indebtedness, including the Senior Notes, or Pari Passu Indebtedness (provided that if the Issuer or any Guarantor shall so reduce Obligations under Pari Passu Indebtedness, the Issuer will equally and ratably reduce Obligations under the senior subordinated notes by making an offer (in accordance with the procedures set forth below for an Asset Sale Offer) to all holders to purchase at a purchase price equal to 100% of the principal amount thereof, plus accrued and unpaid interest and additional interest, if any, the pro rata principal amount of senior subordinated notes) or Indebtedness of a Restricted Subsidiary that is not a Guarantor, in each case other than Indebtedness owed to Holdings or an Affiliate of Holdings,
(2)	to an investment in any one or more businesses (provided that if such investment is in the form of the acquisition of Capital Stock of a Person, such acquisition results in such Person becoming a Restricted Subsidiary of Holdings), or capital expenditures, in each case used or useful in a Similar Business, and/or
(3)	to make an investment in any one or more businesses (provided that if such investment is in the form of the acquisition of Capital Stock of a Person, such acquisition results in such Person becoming a Restricted Subsidiary of Holdings), properties or assets that replace the properties and assets that are the subject of such Asset Sale.

Pending the final application of any such Net Proceeds, Holdings or such Restricted Subsidiary of Holdings may temporarily reduce Indebtedness under a revolving credit facility, if any, or otherwise invest such Net Proceeds in Cash Equivalents or Investment Grade Securities. The senior subordinated indenture will provide that any Net Proceeds from any Asset Sale that are not applied as provided and within the time period set forth in the first sentence of this paragraph (it being understood that any portion of such Net Proceeds used to make an offer to purchase senior subordinated notes, as described in clause (1) above, shall be deemed to have been invested whether or not such offer is accepted) will be deemed to constitute "Excess Proceeds." When the aggregate amount of Excess Proceeds exceeds $20 million, the Issuer shall make an offer to all holders of senior subordinated notes (an "Asset Sale Offer") to purchase the maximum principal amount of senior subordinated notes, that is an integral multiple of $1,000 or €1,000, as applicable, that may be purchased out of the Excess Proceeds at an offer price in cash in an amount equal to 100% of the principal amount thereof, plus accrued and unpaid interest and additional interest, if any, to the date fixed for the closing of such offer, in accordance with the procedures set forth in the senior subordinated indenture. The Issuer will commence an Asset Sale Offer with respect to Excess Proceeds within ten Business Days after the date that Excess Proceeds exceeds $20 million by mailing the notice required pursuant to the terms of the senior subordinated indenture, with a copy to the Trustee. To the extent that the aggregate amount of senior subordinated notes tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, the Issuer may use any remaining Excess Proceeds for general corporate purposes. If the aggregate principal amount of senior subordinated notes surrendered by holders thereof exceeds the amount of Excess Proceeds, the Trustee shall select the senior subordinated notes to be purchased in the manner described below. Upon completion of any such Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero.

The Issuer will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations to the extent such laws or regulations are applicable in connection with the repurchase of the senior subordinated notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the senior subordinated indenture, the Issuer will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in the senior subordinated indenture by virtue thereof.

If more senior subordinated notes are tendered pursuant to an Asset Sale Offer than the Issuer is required to purchase, selection of such senior subordinated notes for purchase will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which such senior subordinated notes are listed, or if such senior subordinated notes are not so listed, on a pro rata basis, by lot or by such other method as the Trustee shall deem fair and appropriate (and in such manner as complies with applicable legal requirements); provided that no senior subordinated notes of $1,000 or less or €1,000 or less, as applicable, shall be purchased in part.

Notices of an Asset Sale Offer shall be mailed by first class mail, postage prepaid, at least 30 but not more than 60 days before the purchase date to each holder of senior subordinated notes at such holder's registered address. If any senior subordinated note is to be purchased in part only, any notice of purchase that relates to such senior note shall state the portion of the principal amount thereof that has been or is to be purchased.

A new senior note in principal amount equal to the unpurchased portion of any senior subordinated note purchased in part will be issued in the name of the holder thereof upon cancellation of the original senior subordinated note. On and after the purchase date, unless the Issuer defaults in payment of the purchase price, interest shall cease to accrue on senior subordinated notes or portions thereof purchased.

Transactions with Affiliates.    The senior subordinated indenture provides that Holdings will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction or series of transactions, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of Holdings (each of the foregoing, an "Affiliate Transaction") involving aggregate consideration in excess of $5 million, unless:

(a)	such Affiliate Transaction is on terms that are not materially less favorable to Holdings or the relevant Restricted Subsidiary than those that could have been obtained in a comparable transaction by Holdings or such Restricted Subsidiary with an unrelated Person; and
(b)	with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $20 million, the Issuer delivers to the Trustee a resolution adopted in good faith by the majority of the Board of Directors of the Issuer or Holdings, approving such Affiliate Transaction and set forth in an Officers' Certificate certifying that such Affiliate Transaction complies with clause (a) above.

The foregoing provisions will not apply to the following:

(1)	(a) transactions between or among Holdings and/or any of its Restricted Subsidiaries and (b) any merger of Holdings and any direct parent company of Holdings, provided that such parent company shall have no material liabilities and no material assets other than cash, Cash Equivalents and the Capital Stock of Holdings and such merger is otherwise in compliance with the terms of the senior subordinated indenture and effected for a bona fide business purpose;
(2)	Restricted Payments permitted by the provisions of the senior subordinated indenture described above under the covenant "—Limitation on Restricted Payments;"
(3)	the entering into of any agreement to pay, and the payment of, annual management, consulting, monitoring and advisory fees and expenses to the Sponsors in an aggregate amount in any fiscal year not to exceed the greater of (x) $10 million and (y) 2% of EBITDA of Holdings and its Restricted Subsidiaries for the immediately preceding fiscal year;
(4)	the payment of reasonable and customary fees paid to, and indemnity provided on behalf of, officers, directors, employees or consultants of Holdings or any Restricted Subsidiary or any direct or indirect parent company of Holdings or the Issuer;
(5)	payments by Holdings or any of its Restricted Subsidiaries to the Sponsors made for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including, without limitation, in connection with acquisitions or divestitures, which payments are approved by a majority of the Board of Directors of the Issuer or Holdings in good faith;
(6)	transactions in which Holdings or any of its Restricted Subsidiaries, as the case may be, delivers to the Trustee a letter from an Independent Financial Advisor stating that such transaction is fair to Holdings or such Restricted Subsidiary from a financial point of view or meets the requirements of clause (a) of the preceding paragraph;
(7)	payments or loans to employees or consultants in the ordinary course of business which are approved by a majority of the Board of Directors of the Issuer or Holdings in good faith;
(8)	any agreement (other than with the Sponsors) as in effect as of the Issue Date or any amendment thereto (so long as any such agreement together with all amendments thereto, taken as a whole, is not more disadvantageous to the holders of the senior subordinated notes in any material respect than the original agreement as in effect on the Issue Date) or any transaction contemplated thereby;
(9)	the existence of, or the performance by Holdings or any of its Restricted Subsidiaries of its obligations under the terms of, Acquisition Documents, any stockholders agreement (including any registration rights agreement or purchase agreement related thereto) to which it is a party as of the Issue Date and any amendment thereto or similar agreements which it may enter into thereafter; provided, however, that the existence of, or the performance by Holdings or any of its Restricted Subsidiaries of its obligations under, any future amendment to any such existing agreement or under any similar agreement entered into after the Issue Date shall only be permitted by this clause (9) to the extent that the terms of any such existing agreement together with all amendments thereto, taken as a whole, or new agreement are not otherwise more disadvantageous to the holders of the senior subordinated notes in any material respect than the original agreement as in effect on the Issue Date;
(10)	the payment of all fees and expenses related to the Transactions, including fees to the Sponsors, which are described in this prospectus;
(11)	(a) transactions with customers, clients, suppliers or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of the senior subordinated indenture, which are fair to Holdings and its Restricted Subsidiaries in the reasonable determination of the Board of Directors or the senior management of the Issuer, and are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party or (b) transactions with joint ventures or Unrestricted Subsidiaries for the purchase or sale of chemicals, equipment and services entered into in the ordinary course of business and in a manner consistent with past practice;
(12)	any transaction effected as part of a Qualified Receivables Financing; and
(13)	the issuance of Equity Interests (other than Disqualified Stock) of the Issuer or Holdings to any Permitted Holder or to any director, officer, employee or consultant of the Issuer or Holdings or any direct or indirect parent company of the Issuer or Holdings.

Liens.    The senior subordinated indenture provides that Holdings will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, Incur or suffer to exist any Lien on any asset or property of Holdings or such Restricted Subsidiary of Holdings, or any income or profits therefrom, or assign or convey any right to receive income therefrom, that secures any obligations of Holdings or any of its Restricted Subsidiaries unless the senior subordinated notes are equally and ratably secured with (or on a senior basis to, in the case of obligations subordinated in right of payment to the senior subordinated notes) the obligations so secured or until such time as such obligations are no longer secured by a Lien. The preceding sentence will not require Holdings or any Restricted Subsidiary of Holdings to secure the senior subordinated notes if the Lien consists of a Permitted Lien.

The senior subordinated indenture provides that no Guarantor will directly or indirectly create, Incur or suffer to exist any Lien on any asset or property of such Guarantor or any income or profits therefrom, or assign or convey any right to receive income therefrom, that secures any obligation of such Guarantor unless the Senior Subordinated Guarantee of such Guarantor is equally and ratably secured with (or on a senior basis to, in the case of obligations subordinated in right of payment to such Guarantor's Senior Subordinated Guarantee) the obligations so secured or until such time as such obligations are no longer secured by a Lien. The preceding sentence will not require any Guarantor to secure its Senior Subordinated Guarantee if the Lien consists of a Permitted Lien.

Limitation on Other Senior Subordinated Indebtedness.    The senior subordinated indenture provides that Holdings will not, and will not permit the Issuer or any other Guarantor to, directly or indirectly, Incur any Indebtedness (including Acquired Indebtedness) that is subordinate in right of payment to any Indebtedness of the Issuer or any Indebtedness of any Guarantor, as the case may be, unless such Indebtedness is either:

(1)	pari passu in right of payment with the senior subordinated notes or such Guarantor's Senior Subordinated Guarantee, as the case may be, or
(2)	subordinate in right of payment to the senior subordinated notes or such Guarantor's Senior Subordinated Guarantee, as the case may be.

Reports and Other Information.    The senior subordinated indenture provides that notwithstanding that Holdings may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act or otherwise report on an annual and quarterly basis on forms provided for such annual and quarterly reporting pursuant to rules and regulations promulgated by the SEC, Holdings will file with the SEC (and provide the Trustee and holders with copies thereof, without cost to each holder, within 15 days after it files them with the SEC),

(1)	within 90 days after the end of each fiscal year (or such shorter period as may be required by the SEC), annual reports on Form 10-K (or any successor or comparable form) containing the information required to be contained therein (or required in such successor or comparable form),
(2)	within 45 days after the end of each of the first three fiscal quarters of each fiscal year (or such shorter period as may be required by the SEC), reports on Form 10-Q (or any successor or comparable form),
(3)	promptly from time to time after the occurrence of an event required to be therein reported (and in any event within the time period specified for filing current reports on Form 8-K by the SEC), such other reports on Form 8-K (or any successor or comparable form), and
(4)	any other information, documents and other reports which Holdings would be required to file with the SEC if it were subject to Section 13 or 15(d) of the Exchange Act;

provided, however, that Holdings shall not be so obligated to file such reports with the SEC if the SEC does not permit such filing, in which event Holdings will make available such information to prospective purchasers of senior subordinated notes, in addition to providing such information to the Trustee and the holders, in each case within 15 days after the time Holdings would be required to file such information with the SEC if it were subject to Section 13 or 15(d) of the Exchange Act; provided, further, that notwithstanding the foregoing (i) with respect to the fiscal quarter ended September 30, 2003, Holdings may deliver to the Trustee the report described in clause (2) above at any time on or prior to December 31, 2003, (ii) with respect to the full fiscal year ending December 31, 2003, Holdings may deliver to the Trustee the report described in clause (1) above at any time on or prior to April 30, 2004 and, in each case, such reports may (x) exclude the guarantor footnote disclosure required under Rule 3-10 of Regulation S-X and (y) indicate that the purchase accounting therein is reflected on a preliminary basis and is subject to change and (iii) with respect to reports that Holdings is not required to file with the SEC pursuant to the immediately preceding proviso, if the Issuer and the Guarantors have not at such time failed to comply with their obligations to consummate an exchange offer (or a shelf registration, if applicable) as described under "Exchange Offer; Registration Rights," such reports need not include any financial statements for full fiscal years ended on or prior to December 31, 2002 other than such financial statements included in this prospectus.

In the event that:

(a)	the rules and regulations of the SEC permit Holdings and any direct or indirect parent company of Holdings to report at such parent entity's level on a consolidated basis and
(b)	such parent entity of Holdings is not engaged in any business in any material respect other than incidental to its ownership, directly or indirectly, of the capital stock of Holdings,

such consolidated reporting at such parent entity's level in a manner consistent with that described in this covenant for Holdings will satisfy this covenant.

Future Guarantors.    The senior subordinated indenture provides that Holdings will cause each Restricted Subsidiary that is a Domestic Subsidiary (unless such Subsidiary is a Receivables Subsidiary) that

(a)	guarantees any Indebtedness of Holdings or any of its Restricted Subsidiaries; or
(b)	Incurs any Indebtedness or issues any shares of Disqualified Stock permitted to be Incurred or issued pursuant to clause (a) or (l) of the second paragraph of the covenant described under "—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock" or not permitted to be Incurred by such covenant to execute and deliver to the Trustee a supplemental indenture pursuant to which such Subsidiary will guarantee payment of the senior subordinated notes. Each Senior Subordinated Guarantee will be limited to an amount not to exceed the maximum amount that can be guaranteed by that Restricted Subsidiary without rendering the Senior Subordinated Guarantee, as it relates to such Restricted Subsidiary, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally.

Each Senior Subordinated Guarantee shall be released in accordance with the provisions of the senior subordinated indenture described under "—Senior Subordinated Guarantees."

Merger, Consolidation or Sale of All or Substantially All Assets

The senior subordinated indenture provides that the Issuer may not consolidate or merge with or into or wind up into (whether or not the Issuer is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions, to any Person unless:

(1)	the Issuer is the surviving corporation or the Person formed by or surviving any such consolidation or merger (if other than the Issuer) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a corporation, partnership or limited liability company organized or existing under the laws of the United States, any state thereof, the District of Columbia, or any territory thereof (the Issuer or such Person, as the case may be, being herein called the "Successor Company");
(2)	the Successor Company (if other than the Issuer) expressly assumes all the obligations of the Issuer under the senior subordinated indenture and the senior subordinated notes pursuant to supplemental indentures or other documents or instruments in form reasonably satisfactory to the Trustee;
(3)	immediately after giving effect to such transaction (and treating any Indebtedness which becomes an obligation of the Successor Company or any of its Restricted Subsidiaries as a result of such transaction as having been Incurred by the Successor Company or such Restricted Subsidiary at the time of such transaction) no Default or Event of Default shall have occurred and be continuing;
(4)	immediately after giving pro forma effect to such transaction, as if such transaction had occurred at the beginning of the applicable four-quarter period, either
(a)	the Successor Company would be permitted to Incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first sentence of the covenant described under "—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock" or
(b)	the Fixed Charge Coverage Ratio for the Successor Company and its Restricted Subsidiaries would be greater than such ratio for Holdings and its Restricted Subsidiaries immediately prior to such transaction;
(5)	each Guarantor, unless it is the other party to the transactions described above, shall have by supplemental indenture confirmed that its Senior Subordinated Guarantee shall apply to such Person's obligations under the senior subordinated indenture and the senior subordinated notes; and
(6)	the Issuer shall have delivered to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indentures (if any) comply with the senior subordinated indenture.

The Successor Company will succeed to, and be substituted for, the Issuer under the senior subordinated indenture and the senior subordinated notes. Notwithstanding the foregoing clauses (3) and (4), (a) any Restricted Subsidiary may consolidate with, merge into or transfer all or part of its properties and assets to the Issuer or to another Restricted Subsidiary, and (b) the Issuer may merge with an Affiliate incorporated solely for the purpose of reincorporating the Issuer in another state of the United States so long as the amount of Indebtedness of the Issuer and its Restricted Subsidiaries is not increased thereby.

The senior subordinated indenture further provides that subject to certain limitations in the senior subordinated indenture governing release of a Senior Subordinated Guarantee upon the sale or disposition of a Restricted Subsidiary of Holdings that is a Guarantor, each Guarantor will not, and the Issuer will not permit any Guarantor to, consolidate or merge with or into or wind up into (whether or not such Guarantor is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions to, any Person (other than any such sale, assignment, transfer, lease, conveyance or disposition in connection with the Transactions described in this prospectus) unless:

(1)	such Guarantor is the surviving corporation or the Person formed by or surviving any such consolidation or merger (if other than such Guarantor) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a corporation, partnership or limited liability company organized or existing under the laws of the United States, any state thereof, the District of Columbia, or any territory thereof (such Guarantor or such Person, as the case may be, being herein called the "Successor Guarantor");
(2)	the Successor Guarantor (if other than such Guarantor) expressly assumes all the obligations of such Guarantor under the senior subordinated indenture and such Guarantors' Senior Subordinated Guarantee pursuant to a supplemental indenture or other documents or instruments in form reasonably satisfactory to the Trustee;
(3)	immediately after giving effect to such transaction (and treating any Indebtedness which becomes an obligation of the Successor Guarantor or any of its Subsidiaries as a result of such transaction as having been Incurred by the Successor Guarantor or such Subsidiary at the time of such transaction) no Default or Event of Default shall have occurred and be continuing; and
(4)	the Successor Guarantor (if other than such Guarantor) shall have delivered or caused to be delivered to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the senior subordinated indenture.

Subject to certain limitations described in the senior subordinated indenture, the Successor Guarantor will succeed to, and be substituted for, such Guarantor under the senior subordinated indenture and such Guarantor's Senior Subordinated Guarantee. Notwithstanding the foregoing, (1) a Guarantor may merge with an Affiliate incorporated solely for the purpose of reincorporating such Guarantor in another state of the United States, so long as the amount of Indebtedness of the Guarantor is not increased thereby, (2) Holdings may merge with the Issuer and (3) a Guarantor may merge with another Guarantor or the Issuer.

Notwithstanding the foregoing, any Guarantor (other than Holdings) may consolidate or merge with or into or wind up into, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets (collectively, a "Transfer") to, any Restricted Subsidiary of the Issuer that is not a Guarantor; provided that at the time of each such Transfer the aggregate amount of all such Transfers since the Issue Date shall not exceed 5% of the consolidated assets of the Issuer and the Guarantors as shown on the most recent available balance sheet of Holdings and the Restricted Subsidiaries after giving effect to each such Transfer and including all Transfers occurring from and after the Issue Date (excluding Transfers in connection with the Transactions described in this prospectus).

Defaults

An Event of Default is defined in the senior subordinated indenture as:

(1)	a default in any payment of interest on any senior subordinated note when due, whether or not prohibited by the provisions described under "—Ranking" above, continued for 30 days,

(2)	a default in the payment of principal or premium, if any, of any senior subordinated note when due at its Stated Maturity, upon optional redemption, upon required repurchase, upon declaration or otherwise, whether or not prohibited by the provisions described under "—Ranking" above,
(3)	the failure by the Issuer to comply with its obligations under the covenant described under "—Merger, Consolidation or Sale of All or Substantially All Assets" above,
(4)	the failure by Holdings or any of its Restricted Subsidiaries to comply for 30 days after notice with any of its obligations under the covenants described under "—Change of Control" or "—Certain Covenants" (in each case, other than a failure to purchase senior subordinated notes),
(5)	the failure by Holdings or any of its Restricted Subsidiaries to comply for 60 days after notice with its other agreements contained in the senior subordinated notes or the senior subordinated indenture,
(6)	the failure by Holdings, the Issuer or any Significant Subsidiary to pay any Indebtedness (other than Indebtedness owing to Holdings or a Restricted Subsidiary of Holdings) within any applicable grace period after final maturity or the acceleration of any such Indebtedness by the holders thereof because of a default, in each case, if the total amount of such Indebtedness unpaid or accelerated exceeds $35 million or its foreign currency equivalent (the "cross-acceleration provision"),
(7)	certain events of bankruptcy, insolvency or reorganization of Holdings, the Issuer or a Significant Subsidiary (the "bankruptcy provisions"),
(8)	failure by Holdings, the Issuer or any Significant Subsidiary to pay final judgments aggregating in excess of $35 million or its foreign currency equivalent (net of any amounts which are covered by enforceable insurance policies issued by solvent carriers), which judgments are not discharged, waived or stayed for a period of 60 days (the "judgment default provision"), or
(9)	the Senior Subordinated Guarantee of Holdings or any Senior Subordinated Guarantee of a Significant Subsidiary ceases to be in full force and effect (except as contemplated by the terms thereof) or any Guarantor denies or disaffirms its obligations under the senior subordinated indenture or any Senior Subordinated Guarantee and such Default continues for 10 days.

The foregoing will constitute Events of Default whatever the reason for any such Event of Default and whether it is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body.

However, a default under clause (4) or (5) will not constitute an Event of Default until the Trustee or the holders of 25% in principal amount of outstanding senior subordinated notes notify the Issuer of the default and the Issuer does not cure such default within the time specified in clauses (4) and (5) hereof after receipt of such notice.

If an Event of Default (other than a Default relating to certain events of bankruptcy, insolvency or reorganization of Holdings or the Issuer) occurs and is continuing, the Trustee or the holders of at least 25% in principal amount of outstanding senior subordinated notes by notice to the Issuer may declare the principal of, premium, if any, and accrued but unpaid interest on all the senior subordinated notes to be due and payable; provided, however, that so long as any Bank Indebtedness remains outstanding, no such acceleration shall be effective until the earlier of (1) five Business Days after the giving of written notice to the Issuer and the Representative under the Credit Agreement and (2) the day on which any Bank Indebtedness is accelerated. Upon such a declaration, such principal and interest will be due and payable immediately. If an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of Holdings or the Issuer occurs, the principal of, premium, if any, and interest on all the senior subordinated notes will become immediately due and payable without any declaration or other act on the part of the Trustee or any holders. Under certain circumstances, the holders of a majority in principal amount of outstanding senior subordinated notes may rescind any such acceleration with respect to the senior subordinated notes and its consequences.

In the event of any Event of Default specified in clause (6) of the first paragraph above, such Event of Default and all consequences thereof (excluding, however, any resulting payment default) will be annulled, waived and rescinded, automatically and without any action by the Trustee or the holders of the senior subordinated notes, if within 20 days after such Event of Default arose the Issuer delivers an Officers' Certificate to the Trustee stating that (x) the Indebtedness or guarantee that is the basis for such Event of Default has been discharged or (y) the holders thereof have rescinded or waived the acceleration, notice or action (as the case may be) giving rise to such Event of Default or (z) the default that is the basis for such Event of Default has been cured, it being understood that in no event shall an acceleration of the principal amount of the senior subordinated notes as described above be annulled, waived or rescinded upon the happening of any such events.

Subject to the provisions of the senior subordinated indenture relating to the duties of the Trustee, in case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the senior subordinated indenture at the request or direction of any of the holders unless such holders have offered to the Trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no holder may pursue any remedy with respect to the senior subordinated indenture or the senior subordinated notes unless:

(1)	such holder has previously given the Trustee notice that an Event of Default is continuing,
(2)	holders of at least 25% in principal amount of the outstanding senior subordinated notes have requested the Trustee to pursue the remedy,
(3)	such holders have offered the Trustee reasonable security or indemnity against any loss, liability or expense,
(4)	the Trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity, and
(5)	the holders of a majority in principal amount of the outstanding senior subordinated notes have not given the Trustee a direction inconsistent with such request within such 60-day period.

Subject to certain restrictions, the holders of a majority in principal amount of outstanding senior subordinated notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the senior subordinated indenture or that the Trustee determines is unduly prejudicial to the rights of any other holder or that would involve the Trustee in personal liability. Prior to taking any action under the senior subordinated indenture, the Trustee will be entitled to indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.

The senior subordinated indenture provides that if a Default occurs and is continuing and is actually known to the Trustee, the Trustee must mail to each holder of senior subordinated notes notice of the Default within the earlier of 90 days after it occurs or 30 days after it is actually known to a Trust Officer or written notice of it is received by the Trustee. Except in the case of a Default in the payment of principal of, premium (if any) or interest on any senior subordinated note, the Trustee may withhold notice if and so long as a committee of its Trust Officers in good faith determines that withholding notice is in the interests of the noteholders. In addition, the Issuer is required to deliver to the Trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any Default that occurred during the previous year. The Issuer also is required to deliver to the Trustee, within 30 days after the occurrence thereof, written notice of any event which would constitute certain Defaults, their status and what action the Issuer is taking or proposes to take in respect thereof.

Amendments and Waivers

Subject to certain exceptions, the senior subordinated indenture may be amended with the consent of the holders of a majority in principal amount of the senior subordinated notes then outstanding and any past default or compliance with any provisions may be waived with the consent of the holders of a majority in principal amount of the senior subordinated notes then outstanding; provided, however, that if any amendment, waiver or other modification will only affect the dollar senior subordinated notes or the euro senior subordinated notes, only the consent of the holders of at least a majority in principal amount of the then outstanding dollar senior subordinated notes or euro senior subordinated notes (and not the consent of at least a majority of all senior subordinated notes), as the case may be, shall be required. However, without the consent of each holder of an outstanding senior subordinated note affected, no amendment may, among other things:

(1)	reduce the amount of senior subordinated notes whose holders must consent to an amendment,
(2)	reduce the rate of or extend the time for payment of interest on any senior subordinated note,
(3)	reduce the principal of or change the Stated Maturity of any senior subordinated note,
(4)	reduce the premium payable upon the redemption of any senior note or change the time at which any senior subordinated note may be redeemed as described under "—Optional Redemption" above,
(5)	make any senior subordinated note payable in money other than that stated in such senior note,
(6)	make any change to the subordination provisions of the senior subordinated indenture that adversely affects the rights of any holder,
(7)	impair the right of any holder to receive payment of principal of, premium, if any, and interest on such holder's senior subordinated notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such holder's senior subordinated notes,
(8)	make any change in the amendment provisions which require each holder's consent or in the waiver provisions, or
(9)	modify the Senior Subordinated Guarantees in any manner adverse to the holders.

Without the consent of any holder, the Issuer and Trustee may amend the senior subordinated indenture to cure any ambiguity, omission, defect or inconsistency, to provide for the assumption by a successor corporation, partnership or limited liability company of the obligations of the Issuer under the senior subordinated indenture, to provide for uncertificated senior subordinated notes in addition to or in place of certificated senior subordinated notes (provided that the uncertificated senior subordinated notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated senior subordinated notes are described in Section 163(f)(2)(B) of the Code), to add Senior Subordinated Guarantees with respect to the senior subordinated notes, to secure the senior subordinated notes, to add to the covenants of the Issuer or Holdings for the benefit of the holders or to surrender any right or power conferred upon the Issuer or Holdings, to make any change that does not adversely affect the rights of any holder, to comply with any requirement of the SEC in connection with the qualification of the senior subordinated indenture under the TIA or to make certain changes to the senior subordinated indenture to provide for the issuance of additional senior subordinated notes.

The consent of the noteholders is not necessary under the senior subordinated indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

After an amendment under the senior subordinated indenture becomes effective, the Issuer is required to mail to the respective noteholders a notice briefly describing such amendment. However, the failure to give such notice to all noteholders entitled to receive such notice, or any defect therein, will not impair or affect the validity of the amendment.

No Personal Liability of Directors, Officers, Employees and Stockholders

No director, officer, employee, incorporator or holder of any equity interests in the Issuer (other than Holdings) or any direct or indirect parent corporation, as such, will have any liability for any obligations of the Issuer under the senior subordinated notes, the senior subordinated indenture, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of senior subordinated notes by accepting a senior subordinated note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the senior subordinated notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Transfer and Exchange

A noteholder may transfer or exchange senior subordinated notes in accordance with the senior subordinated indenture. Upon any transfer or exchange, the registrar and the Trustee may require a noteholder, among other things, to furnish appropriate endorsements and transfer documents and the Issuer may require a noteholder to pay any taxes required by law or permitted by the senior subordinated indenture. The Issuer is not required to transfer or exchange any senior subordinated note selected for redemption or to transfer or exchange any senior subordinated note for a period of 15 days prior to a selection of senior subordinated notes to be redeemed. The senior subordinated notes will be issued in registered form and the registered holder of a senior subordinated note will be treated as the owner of such senior subordinated note for all purposes.

Satisfaction and Discharge

The senior subordinated indenture will be discharged and will cease to be of further effect (except as to surviving rights or registration of transfer or exchange of senior subordinated notes, as expressly provided for in the senior subordinated indenture) as to all outstanding senior subordinated notes when:

(1)	either (a) all the senior subordinated notes theretofore authenticated and delivered (except lost, stolen or destroyed senior subordinated notes which have been replaced or paid and senior subordinated notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Issuer and thereafter repaid to the Issuer or discharged from such trust) have been delivered to the Trustee for cancellation or (b) all of the senior subordinated notes (i) have become due and payable, (ii) will become due and payable at their stated maturity within one year or (iii) if redeemable at the option of the Issuer, are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Issuer, and the Issuer has irrevocably deposited or caused to be deposited with the Trustee funds in an amount sufficient to pay and discharge the entire Indebtedness on the senior subordinated notes not theretofore delivered to the Trustee for cancellation, for principal of, premium, if any, and interest on the senior subordinated notes to the date of deposit together with irrevocable instructions from the Issuer directing the Trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be;
(2)	the Issuer and/or the Guarantors have paid all other sums payable under the senior subordinated indenture; and
(3)	the Issuer has delivered to the Trustee an Officers' Certificate and an Opinion of Counsel stating that all conditions precedent under the senior subordinated indenture relating to the satisfaction and discharge of the senior subordinated indenture have been complied with.

Defeasance

The Issuer at any time may terminate all its obligations under the senior subordinated notes and the senior subordinated indenture ("legal defeasance"), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the senior subordinated notes, to replace mutilated, destroyed, lost or stolen senior subordinated notes and to maintain a registrar and paying agent in respect of the senior subordinated notes. The Issuer at any time may terminate its obligations under the covenants described under "—Certain Covenants," the operation of the cross acceleration provision, the bankruptcy provisions with respect to Significant Subsidiaries and the judgment default provision described under "—Defaults" and the undertakings and covenants contained under "—Change of Control" and "—Merger, Consolidation or Sale of All or Substantially All Assets" ("covenant defeasance"). If the Issuer exercises its legal defeasance option or its covenant defeasance option, each Guarantor will be released from all of its obligations with respect to its Senior Subordinated Guarantee.

The Issuer may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option. If the Issuer exercises its legal defeasance option, payment of the senior subordinated notes may not be accelerated because of an Event of Default with respect thereto. If the Issuer exercises its covenant defeasance option, payment of the senior subordinated notes may not be accelerated because of an Event of Default specified in clause (3), (4), (5), (6), (7) with respect only to Significant Subsidiaries, (8) with respect only to Significant Subsidiaries or (9) under "—Defaults" or because of the failure of the Issuer to comply with "—Merger, Consolidation or Sale of All or Substantially All Assets."

In order to exercise either defeasance option, the Issuer must irrevocably deposit in trust (the "defeasance trust") with the Trustee money or Government Obligations for the payment of principal, premium (if any) and interest on the applicable issue of senior subordinated notes to redemption or maturity, as the case may be, and must comply with certain other conditions, including delivery to the Trustee of an Opinion of Counsel to the effect that holders of the senior subordinated notes will not recognize income, gain or loss for Federal income tax purposes as a result of such deposit and defeasance and will be subject to Federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred (and, in the case of legal defeasance only, such Opinion of Counsel must be based on a ruling of the Internal Revenue Service or change in applicable Federal income tax law).

Concerning the Trustee

The Bank of New York is the Trustee under the senior subordinated indenture and has been appointed by the Issuer as Registrar and a Paying Agent with regard to the senior subordinated notes.

Governing Law

The senior subordinated indenture provides that it and the senior subordinated notes are governed by, and construed in accordance with, the laws of the State of New York.

Certain Definitions

"Acquired Indebtedness" means, with respect to any specified Person:

(1)	Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Restricted Subsidiary of such specified Person, and
(2)	Indebtedness secured by a Lien encumbering any asset acquired by such specified Person,

in each case, other than Indebtedness Incurred as consideration in, in contemplation of, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was otherwise acquired by such Person, or such asset was acquired by such Person, as applicable.

"Acquisition" means the acquisition by Holdings of all of the outstanding capital stock of Ondeo Nalco Company and certain subsidiaries of Nalco International S.A.S. comprising all or substantially all of the assets relating to its water treatment and specialty process chemicals systems business.

"Acquisition Documents" means the Stock Purchase Agreement and any other document entered into in connection therewith, in each case as amended, supplemented or modified from time to time.

"Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

"Applicable Premium" means, with respect to any senior subordinated note on any applicable redemption date, the greater of:

(1)	1.0% of the then outstanding principal amount of the senior subordinated note; and
(2)	the excess of:
(a)	the present value at such redemption date of (i) the redemption price of the dollar senior subordinated note or euro senior subordinated note, as applicable, at November 15, 2008 (such redemption price being set forth in the applicable table appearing above under "—Optional Redemption") plus (ii) all required interest payments due on the dollar senior note or euro senior subordinated note, as applicable, through November 15, 2008 (excluding accrued but unpaid interest), computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points; over
(b)	the then outstanding principal amount of the senior subordinated note.

"Asset Sale" means:

(1)	the sale, conveyance, transfer or other disposition (whether in a single transaction or a series of related transactions) of property or assets (including by way of a Sale/Leaseback Transaction) of Holdings or any Restricted Subsidiary of Holdings (each referred to in this definition as a "disposition") or
(2)	the issuance or sale of Equity Interests of any Restricted Subsidiary (other than to Holdings or another Restricted Subsidiary of Holdings) (whether in a single transaction or a series of related transactions), in each case other than:

(a)	a disposition of Cash Equivalents or Investment Grade Securities or obsolete or worn out equipment in the ordinary course of business;
(b)	the disposition of all or substantially all of the assets of the Issuer in a manner permitted pursuant to the provisions described above under "—Merger, Consolidation or Sale of All or Substantially All Assets" or any disposition that constitutes a Change of Control;
(c)	any Restricted Payment or Permitted Investment that is permitted to be made, and is made, under the covenant described above under "—Certain Covenants—Limitation on Restricted Payments;"
(d)	any disposition of assets or issuance or sale of Equity Interests of any Restricted Subsidiary with an aggregate Fair Market Value of less than $10 million;
(e)	any disposition of property or assets by a Restricted Subsidiary of Holdings to Holdings or by Holdings or a Restricted Subsidiary of Holdings to a Restricted Subsidiary of Holdings;
(f)	any exchange of assets for assets related to a Similar Business of comparable market value, as determined in good faith by the Issuer, which in the event of an exchange of assets with a Fair Market Value in excess of (1) $10 million shall be evidenced by an Officers' Certificate, and (2) $20 million shall be set forth in a resolution approved in good faith by at least a majority of the Board of Directors of the Issuer;

(g)	sales of assets received by Holdings or any of its Restricted Subsidiaries upon the foreclosure on a Lien;
(h)	any sale of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary;
(i)	sales of inventory in the ordinary course of business;
(j)	the lease, assignment or sub-lease of any real or personal property in the ordinary course of business;
(k)	a sale of accounts receivable and related assets of the type specified in the definition of "Receivables Financing" to a Receivables Subsidiary in a Qualified Receivables Financing or in factoring or similar transactions; and
(l)	a transfer of accounts receivable and related assets of the type specified in the definition of "Receivables Financing" (or a fractional undivided interest therein) by a Receivables Subsidiary in a Qualified Receivables Financing.

"Bank Indebtedness" means any and all amounts payable under or in respect of the Credit Agreement, the other Senior Credit Documents as amended, restated, supplemented, waived, replaced, restructured, repaid, refunded, refinanced or otherwise modified from time to time (including after termination of the Credit Agreement), including principal, premium (if any), interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Issuer whether or not a claim for post-filing interest is allowed in such proceedings), fees, charges, expenses, reimbursement obligations, guarantees and all other amounts payable thereunder or in respect thereof.

"Board of Directors" means as to any Person, the board of directors or managers, as applicable, of such Person (or, if such Person is a partnership, the board of directors or other governing body of the general partner of such Person) or any duly authorized committee thereof.

"Business Day" means a day other than a Saturday, Sunday or other day on which banking institutions are authorized or required by law to close in New York City, London or Luxembourg.

"Capital Stock" means:

(1)	in the case of a corporation, corporate stock;
(2)	in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;
(3)	in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and
(4)	any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

"Capitalized Lease Obligation" means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) in accordance with GAAP.

"Cash Contribution Amount" means the aggregate amount of cash contributions made to the capital of the Issuer or any Guarantor described in the definition of "Contribution Indebtedness."

"Cash Equivalents" means:

(1)	U.S. dollars, pounds sterling, euros, or, in the case of any Foreign Subsidiary that is a Restricted Subsidiary, such local currencies held by it from time to time in the ordinary course of business;
(2)	securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof in each case with maturities not exceeding two years from the date of acquisition;

(3)	certificates of deposit, time deposits and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers' acceptances, in each case with maturities not exceeding one year and overnight bank deposits, in each case with any commercial bank having capital and surplus in excess of $500 million and whose long-term debt is rated "A" or the equivalent thereof by Moody's or S&P;
(4)	repurchase obligations for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;
(5)	commercial paper issued by a corporation (other than an Affiliate of the Issuer) rated at least "A-1" or the equivalent thereof by Moody's or S&P and in each case maturing within one year after the date of acquisition;
(6)	investment funds investing at least 95% of their assets in securities of the types described in clauses (1) through (5) above;
(7)	readily marketable direct obligations issued by any state of the United States of America or any political subdivision thereof having one of the two highest rating categories obtainable from either Moody's or S&P in each case with maturities not exceeding two years from the date of acquisition; and
(8)	Indebtedness issued by Persons (other than the Sponsors or any of their Affiliates) with a rating of "A" or higher from S&P or "A-2" or higher from Moody's in each case with maturities not exceeding two years from the date of acquisition.

"Code" means the Internal Revenue Code of 1986, as amended.

"Consolidated Interest Expense" means, with respect to any Person for any period, the sum, without duplication, of:

(1)	consolidated interest expense of such Person and its Restricted Subsidiaries for such period, to the extent such expense was deducted in computing Consolidated Net Income (including amortization of original issue discount, the interest component of Capitalized Lease Obligations, and net payments and receipts (if any) pursuant to interest rate Hedging Obligations and excluding amortization of deferred financing fees, expensing of any bridge or other financing fees and the non-cash portion of interest expense resulting from the reduction in the carrying value under purchase accounting of the Issuer's outstanding 6¼% Notes due 2008);
(2)	consolidated capitalized interest of such Person and its Restricted Subsidiaries for such period, whether paid or accrued;
(3)	commissions, discounts, yield and other fees and charges Incurred in connection with any Receivables Financing which are payable to Persons other than Holdings and its Restricted Subsidiaries; and
(4)	less interest income for such period.

"Consolidated Net Income" means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis; provided, however, that:

(1)	any net after-tax extraordinary or nonrecurring gains or losses or income or expenses (less all fees and expenses relating thereto), including, without limitation, any severance expenses, transition expenses incurred as a direct result of the transition of the Issuer to an independent operating company in connection with the Transactions and fees, expenses or charges related to any Equity Offering, Permitted Investment, acquisition or Indebtedness permitted to be Incurred by the senior subordinated indenture (in each case, whether or not successful), including any such fees, expenses, charges or change in control payments related to the Transactions, in each case, shall be excluded; provided that with respect to each nonrecurring item, the Issuer shall have delivered to the Trustee an Officers' Certificate specifying and quantifying such item and stating that such item is a nonrecurring item;
(2)	any increase in amortization or depreciation or any one-time non-cash charges (such as purchased in-process research and development or capitalized manufacturing profit in inventory) resulting from purchase accounting in connection with the Transactions or any acquisition that is consummated after the Issue Date;
(3)	the Net Income for such period shall not include the cumulative effect of a change in accounting principles during such period;
(4)	any net after-tax income or loss from discontinued operations and any net after-tax gains or losses on disposal of discontinued operations shall be excluded;
(5)	any net after-tax gains or losses (less all fees and expenses or charges relating thereto) attributable to business dispositions or asset dispositions other than in the ordinary course of business (as determined in good faith by the Board of Directors of the Issuer) shall be excluded;
(6)	any net after-tax gains or losses (less all fees and expenses or charges relating thereto) attributable to the early extinguishment of indebtedness shall be excluded;
(7)	the Net Income for such period of any Person that is not a Subsidiary of such Person, or is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting, shall be included only to the extent of the amount of dividends or distributions or other payments paid in cash (or to the extent converted into cash) to the referent Person or a Restricted Subsidiary thereof in respect of such period;
(8)	solely for the purpose of determining the amount available for Restricted Payments under clause (c)(1) of the first paragraph of "—Certain Covenants—Limitation on Restricted Payments," the Net Income for such period of any Restricted Subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of its Net Income is not at the date of determination permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders, unless such restrictions with respect to the payment of dividends or similar distributions have been legally waived; provided that the net loss of any such Restricted Subsidiary shall be included;
(9)	an amount equal to the amount of Tax Distributions actually made to the holders of Capital Stock of such Person or any parent company of such Person in respect of such period in accordance with clause (12) of the second paragraph under "—Certain Covenants— Limitation on Restricted Payments" shall be included as though such amounts had been paid as income taxes directly by such Person for such period;
(10)	any non-cash impairment charges resulting from the application of Statement of Financial Accounting Standards No. 142 shall be excluded;
(11)	any non-cash compensation expense realized from grants of stock appreciation or similar rights, stock options or other rights to officers, directors and employees of such Person or any of its Restricted Subsidiaries shall be excluded;
(12)	accruals and reserves that are established within twelve months after the Issue Date and that are so required to be established in accordance with GAAP shall be excluded;
(13)	solely for purposes of calculating EBITDA, (a) the Net Income of any Person and its Restricted Subsidiaries shall be calculated without deducting the income attributable to, or adding the losses attributable to, the minority equity interests of third parties in any non-wholly-owned Restricted Subsidiary except to the extent of dividends declared or paid in respect of such period or any prior period on the shares of Capital Stock of such Restricted Subsidiary held by such third parties and (b) any ordinary course dividend, distribution or other payment paid in cash and received from any Person in excess of amounts included in clause (7) above shall be included; and
(14)	(a)(i) the non-cash portion of "straight-line" rent expense shall be excluded and (ii) the cash portion of "straight-line" rent expense which exceeds the amount expensed in respect of such rent expense shall be included and (b) non-cash gains, losses, income and expenses resulting from fair value accounting required by Statement of Financial Accounting Standards No. 133 shall be excluded.

Notwithstanding the foregoing, for the purpose of the covenant described under "—Certain Covenants—Limitation on Restricted Payments" only, there shall be excluded from Consolidated Net Income any dividends, repayments of loans or advances or other transfers of assets from Unrestricted Subsidiaries of Holdings or a Restricted Subsidiary of Holdings to the extent such dividends, repayments or transfers increase the amount of Restricted Payments permitted under such covenant pursuant to clauses (c)(4) and (5) of the first paragraph thereof.

"Consolidated Non-cash Charges" means, with respect to any Person for any period, the aggregate depreciation, amortization and other non-cash expenses of such Person and its Restricted Subsidiaries reducing Consolidated Net Income of such Person for such period on a consolidated basis and otherwise determined in accordance with GAAP, but excluding any such charge which consists of or requires an accrual of, or cash reserve for, anticipated cash charges for any future period.

"Consolidated Taxes" means provision for taxes based on income, profits or capital, including, without limitation, state, franchise and similar taxes (such as the Texas franchise tax and the Michigan Single Business Tax) and any Tax Distributions taken into account in calculating Consolidated Net Income.

"Contingent Obligations" means, with respect to any Person, any obligation of such Person guaranteeing any leases, dividends or other obligations that do not constitute Indebtedness ("primary obligations") of any other Person (the "primary obligor") in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent:

(1)	to purchase any such primary obligation or any property constituting direct or indirect security therefor,
(2)	to advance or supply funds:
(a)	for the purchase or payment of any such primary obligation; or
(b)	to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; or
(3)	to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

"Contribution Indebtedness" means Indebtedness of the Issuer or any Guarantor in an aggregate principal amount not greater than twice the aggregate amount of cash contributions (other than Excluded Contributions) made to the capital of the Issuer or such Guarantor after the Issue Date, provided that:

(1)	if the aggregate principal amount of such Contribution Indebtedness is greater than one times such cash contributions to the capital of the Issuer or such Guarantor, as applicable, the amount in excess shall be Indebtedness (other than Secured Indebtedness) with a Stated Maturity later than the Stated Maturity of the Senior Notes, and
(2)	such Contribution Indebtedness (a) is Incurred within 180 days after the making of such cash contributions and (b) is so designated as Contribution Indebtedness pursuant to an Officers' Certificate on the Incurrence date thereof.

"Credit Agreement" means the credit agreement entered into in connection with, and on or prior to, the consummation of the Acquisition, as amended, restated, supplemented, waived, replaced (whether or not upon termination, and whether with the original lenders or otherwise), restructured, repaid, refunded, refinanced or otherwise modified from time to time, including any agreement or indenture extending the maturity thereof, refinancing, replacing or otherwise restructuring all or any portion of the Indebtedness under such agreement or agreements or indenture or indentures or any successor or replacement agreement or agreements or indenture or indentures or increasing the amount loaned or issued thereunder or altering the maturity thereof, among the Issuer, Holdings, certain Subsidiaries of the Issuer, the financial institutions named therein, and Citicorp North America, Inc., as Administrative Agent and Collateral Agent.

"Default" means any event which is, or after notice or passage of time or both would be, an Event of Default.

"Designated Non-cash Consideration" means the Fair Market Value of non-cash consideration received by Holdings or one of its Restricted Subsidiaries in connection with an Asset Sale that is so designated as Designated Non-cash Consideration pursuant to an Officers' Certificate, setting forth the basis of such valuation, less the amount of Cash Equivalents received in connection with a subsequent sale of such Designated Non-cash Consideration.

"Designated Preferred Stock" means Preferred Stock of the Issuer, Holdings or any direct or indirect parent company of Holdings or the Issuer, as applicable (other than Disqualified Stock), that is issued for cash (other than to Holdings or any of its Subsidiaries or an employee stock ownership plan or trust established by Holdings or any of its Subsidiaries) and is so designated as Designated Preferred Stock, pursuant to an Officers' Certificate, on the issuance date thereof, the cash proceeds of which are excluded from the calculation set forth in clause (c) of the covenant described under "—Certain Covenants—Limitation on Restricted Payments."

"Designated Senior Indebtedness" means, with respect to the Issuer or a Guarantor:

(1)	the Bank Indebtedness and
(2)	any other Senior Indebtedness of the Issuer or such Guarantor which, at the date of determination, has an aggregate principal amount outstanding of, or under which, at the date of determination, the holders thereof, are committed to lend up to, at least $25 million and is specifically designated by the Issuer or such Guarantor in the instrument evidencing or governing such Senior Indebtedness as "Designated Senior Indebtedness" for purposes of the senior subordinated indenture.

"Disqualified Stock" means, with respect to any Person, any Capital Stock of such Person which, by its terms (or by the terms of any security into which it is convertible or for which it is redeemable or exchangeable), or upon the happening of any event:

(1)	matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise (other than as a result of a change of control or asset sale; provided that the relevant asset sale or change of control provisions, taken as a whole, are no more favorable in any material respect to holders of such Capital Stock than the asset sale and change of control provisions applicable to the senior subordinated notes and any purchase requirement triggered thereby may not become operative until compliance with the asset sale and change of control provisions applicable to the senior subordinated notes (including the purchase of any notes tendered pursuant thereto)),
(2)	is convertible or exchangeable for Indebtedness or Disqualified Stock, or
(3)	is redeemable at the option of the holder thereof, in whole or in part,

in each case prior to 91 days after the maturity date of the senior subordinated notes;

provided, however, that only the portion of Capital Stock which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date shall be deemed to be Disqualified Stock; provided, further, however, that if such

Capital Stock is issued to any employee or to any plan for the benefit of employees of Holdings or its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by Holdings in order to satisfy applicable statutory or regulatory obligations or as a result of such employee's termination, death or disability; provided, further, that any class of Capital Stock of such Person that by its terms authorizes such Person to satisfy its obligations thereunder by delivery of Capital Stock that is not Disqualified Stock shall not be deemed to be Disqualified Stock.

"Domestic Subsidiary" means a Restricted Subsidiary that is not a Foreign Subsidiary.

"EBITDA" means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period plus, without duplication, to the extent the same was deducted in calculating Consolidated Net Income:

(1)	Consolidated Taxes; plus
(2)	Consolidated Interest Expense; plus
(3)	Consolidated Non-cash Charges; plus
(4)	business optimization expenses and other restructuring charges; provided that with respect to each business optimization expense or other restructuring charge, the Issuer shall have delivered to the Trustee an Officers' Certificate specifying and quantifying such expense or charge and stating that such expense or charge is a business optimization expense or other restructuring charge, as the case may be; plus
(5)	the amount of any profit sharing expense to the extent a corresponding amount is received in cash by the Issuer under the Reimbursement Agreement (it being understood that if the amounts received in cash under the Reimbursement Agreement in any period exceeds the amount of profit sharing expense in respect of such period, such excess amounts received may be carried forward and applied against profit sharing expense in future periods); plus
(6)	the amount of management, monitoring, consulting and advisory fees and related expenses paid to the Sponsors (or any accruals relating to such fees and related expenses) during such period, provided that such amount shall not exceed in any four-quarter period the greater of (x) $10 million and (y) 2% of EBITDA (assuming for purposes of this clause (y) that the amount to be added to Consolidated Net Income under this clause (6) is $10 million) of Holdings and its Restricted Subsidiaries;

less, without duplication,

(7)	non-cash items increasing Consolidated Net Income for such period (excluding any items which represent the reversal of any accrual of, or cash reserve for, anticipated cash charges in any prior period).

"Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

"Equity Offering" means any public or private sale after the Issue Date of common stock or Preferred Stock of the Issuer, Holdings or any direct or indirect parent company of Holdings or the Issuer, as applicable (other than Disqualified Stock), other than:

(1)	public offerings with respect to Holdings', the Issuer's or such direct or indirect parent company's common stock registered on Form S-8; and
(2)	any such public or private sale that constitutes an Excluded Contribution.

"Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

"Excluded Contributions" means the net cash proceeds received by Holdings after the Issue Date from:

(1)	contributions to its common equity capital, and

(2)	the sale (other than to a Subsidiary of Holdings or to any Holdings or Subsidiary management equity plan or stock option plan or any other management or employee benefit plan or agreement) of Capital Stock (other than Disqualified Stock and Designated Preferred Stock) of Holdings,

in each case designated as Excluded Contributions pursuant to an Officers' Certificate executed by an Officer of the Issuer, the cash proceeds of which are excluded from the calculation set forth in clause (c) of the first paragraph of "—Certain Covenants—Limitation on Restricted Payments."

"EU Government Obligations" means securities that are:

(1)	direct obligations of any member state of the European Union (as it exists on the Issue Date) or issued by any agency or instrumentality thereof for the timely payment of which its full faith and credit is pledged, or
(2)	obligations of a Person controlled or supervised by and acting as an agency or instrumentality of any member state of the European Union (as it exists on the Issue Date) the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by such member state of the European Union, which, in each case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act) as custodian with respect to any such EU Government Obligations or a specific payment of principal of or interest on any such EU Government Obligations held by such custodian for the account of the holder of such depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the EU Government Obligations or the specific payment of principal of or interest on the EU Government Obligations evidenced by such depository receipt.

"Fair Market Value" means, with respect to any asset or property, the price which could be negotiated in an arm's-length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction.

"Fixed Charge Coverage Ratio" means, with respect to any Person for any period, the ratio of EBITDA of such Person for such period to the Fixed Charges of such Person for such period. In the event that Holdings or any of its Restricted Subsidiaries Incurs or redeems any Indebtedness (other than in the case of revolving credit borrowings or revolving advances under any Qualified Receivables Financing, in which case interest expense shall be computed based upon the average daily balance of such Indebtedness during the applicable period) or issues or redeems Preferred Stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to the event for which the calculation of the Fixed Charge Coverage Ratio is made (the "Calculation Date"), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such Incurrence or redemption of Indebtedness, or such issuance or redemption of Preferred Stock, as if the same had occurred at the beginning of the applicable four-quarter period.

For purposes of making the computation referred to above, Investments, acquisitions, dispositions, mergers, consolidations and discontinued operations (as determined in accordance with GAAP), in each case with respect to an operating unit of a business, that Holdings or any of its Restricted Subsidiaries has both determined to make and made after the Issue Date and during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Calculation Date shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, mergers, consolidations and discontinued operations (and the change of any associated fixed charge obligations and the change in EBITDA resulting therefrom) had occurred on the first day of the four-quarter reference period. If since the beginning of such period any Person that subsequently became a Restricted Subsidiary or was merged with or into Holdings or any Restricted Subsidiary since the beginning of such period shall have made any Investment, acquisition, disposition, merger, consolidation or discontinued operation, in each case with respect to an operating unit of a business, that would have required adjustment pursuant to this definition, then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, discontinued operation, merger or consolidation had occurred at the beginning of the applicable four-quarter period.

For purposes of this definition, whenever pro forma effect is to be given to any transaction, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Issuer. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to such Indebtedness if such Hedging Obligation has a remaining term in excess of 12 months). Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Issuer to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP. For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Issuer may designate. Any such pro forma calculation may include adjustments appropriate, in the reasonable determination of the Issuer as set forth in an Officers' Certificate, to reflect (1) operating expense reductions and other operating improvements or synergies reasonably expected to result from any acquisition or merger (including, to the extent applicable, from the Transactions) and (2) all adjustments used in connection with the calculation of "Pro Forma Adjusted EBITDA" as set forth in footnote (h) to the "Notes to Unaudited Pro Forma Statements of Operations" under "Unaudited Pro Forma Financial Information" in the offering memorandum, dated October 29, 2003 to the extent such adjustments, without duplication, continue to be applicable to such four-quarter period.

"Fixed Charges" means, with respect to any Person for any period, the sum of:

(1)	Consolidated Interest Expense of such Person for such period, and
(2)	all cash dividend payments (excluding items eliminated in consolidation) on any series of Preferred Stock or Disqualified Stock of such Person and its Restricted Subsidiaries.

"Flow Through Entity" means an entity that is treated as a partnership not taxable as a corporation, a grantor trust or a disregarded entity for U.S. federal income tax purposes or subject to treatment on a comparable basis for purposes of state, local or foreign tax law.

"Foreign Subsidiary" means a Restricted Subsidiary not organized or existing under the laws of the United States of America or any state or territory thereof and any direct or indirect subsidiary of such Restricted Subsidiary.

"GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the Issue Date. For the purposes of the senior subordinated indenture, the term "consolidated" with respect to any Person shall mean such Person consolidated with its Restricted Subsidiaries, and shall not include any Unrestricted Subsidiary, but the interest of such Person in an Unrestricted Subsidiary will be accounted for as an Investment.

"Government Obligations" means, in the case of the dollar senior subordinated notes, U.S. Government Obligations and, in the case of the euro senior subordinated notes, EU Government Obligations.

"guarantee" means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness or other obligations.

"Guarantor" means any Person that Incurs a Senior Subordinated Guarantee; provided that upon the release or discharge of such Person from its Senior Subordinated Guarantee in accordance with the senior subordinated indenture, such Person ceases to be a Guarantor.

"Hedging Obligations" means, with respect to any Person, the obligations of such Person under:

(1)	currency exchange, interest rate or commodity swap agreements, currency exchange, interest rate or commodity cap agreements and currency exchange, interest rate or commodity collar agreements; and
(2)	other agreements or arrangements designed to protect such Person against fluctuations in currency exchange, interest rates or commodity prices.

"holder" or "noteholder" means the Person in whose name a senior subordinated note is registered on the Registrar's books.

"Incur" means issue, assume, guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such person becomes a Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Person at the time it becomes a Subsidiary.

"Indebtedness" means, with respect to any Person:

(1)	the principal and premium (if any) of any indebtedness of such Person, whether or not contingent, (a) in respect of borrowed money, (b) evidenced by bonds, notes, debentures or similar instruments or letters of credit or bankers' acceptances (or, without duplication, reimbursement agreements in respect thereof), (c) representing the deferred and unpaid purchase price of any property, except any such balance that constitutes a trade payable or similar obligation to a trade creditor due within six months from the date on which it is Incurred, in each case Incurred in the ordinary course of business, which purchase price is due more than six months after the date of placing the property in service or taking delivery and title thereto, (d) in respect of Capitalized Lease Obligations, or (e) representing any Hedging Obligations, if and to the extent that any of the foregoing indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability on a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP;
(2)	to the extent not otherwise included, any obligation of such Person to be liable for, or to pay, as obligor, guarantor or otherwise, on the Indebtedness of another Person (other than by endorsement of negotiable instruments for collection in the ordinary course of business);
(3)	to the extent not otherwise included, Indebtedness of another Person secured by a Lien on any asset owned by such Person (whether or not such Indebtedness is assumed by such Person); provided, however, that the amount of such Indebtedness will be the lesser of: (a) the Fair Market Value of such asset at such date of determination, and (b) the amount of such Indebtedness of such other Person; and
(4)	to the extent not otherwise included, with respect to Holdings and its Restricted Subsidiaries, the amount then outstanding (i.e., advanced, and received by, and available for use by, Holdings or any of its Restricted Subsidiaries) under any Receivables Financing (as set forth in the books and records of Holdings or any Restricted Subsidiary and confirmed by the agent, trustee or other representative of the institution or group providing such Receivables Financing);

provided that Contingent Obligations incurred in the ordinary course of business shall be deemed not to constitute Indebtedness.

"Independent Financial Advisor" means an accounting, appraisal or investment banking firm or consultant to Persons engaged in a Similar Business, in each case of nationally recognized standing that is, in the good faith determination of the Issuer, qualified to perform the task for which it has been engaged.

"Initial Purchasers" means Citigroup Global Markets Inc., Banc of America Securities LLC, Deutsche Bank Securities Inc., Goldman, Sachs & Co., J.P. Morgan Securities Inc., UBS Securities LLC, Banc One Capital Markets, Inc., Credit Lyonnais Securities (USA) Inc. and The Royal Bank of Scotland plc (in the case of the dollar senior subordinated notes) and Citigroup Global Markets Limited, Banc of America Securities Limited, Deutsche Bank AG London, Goldman Sachs International, J.P. Morgan Securities Ltd., UBS Securities LLC, Banc One Capital Markets, Inc., Credit Lyonnais and The Royal Bank of Scotland plc (in the case of the euro senior subordinated notes) and such other initial purchasers party to the purchase agreement entered into in connection with the offer and sale of the senior subordinated notes.

"Investment Grade Securities" means:

(1)	securities issued or directly and fully guaranteed or insured by the U.S. government or any agency or instrumentality thereof (other than Cash Equivalents) and in each case with maturities not exceeding two years from the date of acquisition,
(2)	investments in any fund that invests exclusively in investments of the type described in clause (1) which fund may also hold immaterial amounts of cash pending investment and/or distribution, and
(3)	corresponding instruments in countries other than the United States customarily utilized for high quality investments and in each case with maturities not exceeding two years from the date of acquisition.

"Investments" means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of loans (including guarantees), advances or capital contributions (excluding accounts receivable, trade credit and advances to customers and commission, travel and similar advances to officers, employees and consultants made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by any other Person and investments that are required by GAAP to be classified on the balance sheet of Holdings in the same manner as the other investments included in this definition to the extent such transactions involve the transfer of cash or other property. For purposes of the definition of "Unrestricted Subsidiary" and the covenant described under "—Certain Covenants— Limitation on Restricted Payments:"

(1)	"Investments" shall include the portion (proportionate to Holdings' equity interest in such Subsidiary) of the Fair Market Value of the net assets of a Subsidiary of Holdings at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, Holdings shall be deemed to continue to have a permanent "Investment" in an Unrestricted Subsidiary equal to an amount (if positive) equal to:
(a)	Holdings' "Investment" in such Subsidiary at the time of such redesignation less
(b)	the portion (proportionate to Holdings' equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Subsidiary at the time of such redesignation; and
(2)	any property transferred to or from an Unrestricted Subsidiary shall be valued at its Fair Market Value at the time of such transfer, in each case as determined in good faith by the Board of Directors of the Issuer.

"Issue Date" means November 4, 2003, the date on which the senior subordinated notes are originally issued.

"Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction); provided that in no event shall an operating lease be deemed to constitute a Lien.

"Management Group" means the group consisting of the directors, executive officers and other management personnel of the Issuer and Holdings or any direct or indirect parent company of the Issuer or Holdings, as the case may be, on the Issue Date together with (1) any new directors whose election by such boards of directors or whose nomination for election by the shareholders of the Issuer or Holdings or any direct or indirect parent company of the Issuer or Holdings, as the case may be, as applicable, was approved by a vote of a majority of the directors of the Issuer or Holdings or any direct or indirect parent company of the Issuer or Holdings, as the case may be, as applicable, then still in office who were either directors on the Issue Date or whose election or nomination was previously so approved and (2) executive officers and other management personnel of the Issuer or Holdings or any direct or indirect parent company of the Issuer or Holdings, as the case may be, as applicable, hired at a time when the directors on the Issue Date together with the directors so approved constituted a majority of the directors of the Issuer or Holdings or any direct or indirect parent company of the Issuer or Holdings, as the case may be, as applicable.

"Moody's" means Moody's Investors Service, Inc. or any successor to the rating agency business thereof.

"Net Income" means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of Preferred Stock dividends.

"Net Proceeds" means the aggregate cash proceeds received by Holdings or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received in respect of or upon the sale or other disposition of any Designated Non-cash Consideration received in any Asset Sale and any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received, but excluding the assumption by the acquiring Person of Indebtedness relating to the disposed assets or other consideration received in any other non-cash form), net of the direct costs relating to such Asset Sale and the sale or disposition of such Designated Non-cash Consideration (including, without limitation, legal, accounting and investment banking fees, and brokerage and sales commissions), and any relocation expenses Incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements related thereto), amounts required to be applied to the repayment of principal, premium (if any) and interest on Indebtedness required (other than pursuant to the second paragraph of the covenant described under "—Certain Covenants—Asset Sales") to be paid as a result of such transaction, and any deduction of appropriate amounts to be provided by Holdings as a reserve in accordance with GAAP against any liabilities associated with the asset disposed of in such transaction and retained by Holdings after such sale or other disposition thereof, including, without limitation, pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction.

"Obligations" means any principal, interest, penalties, fees, indemnifications, reimbursements (including, without limitation, reimbursement obligations with respect to letters of credit and bankers' acceptances), damages and other liabilities payable under the documentation governing any Indebtedness; provided that Obligations with respect to the senior subordinated notes shall not include fees or indemnifications in favor of the Trustee and other third parties other than the holders of the senior subordinated notes.

"Officer" means the Chairman of the Board, Chief Executive Officer, President, any Executive Vice President, Senior Vice President or Vice President, the Treasurer or the Secretary of the Issuer.

"Officers' Certificate" means a certificate signed on behalf of the Issuer by two Officers of the Issuer, one of whom must be the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of the Issuer that meets the requirements set forth in the senior subordinated indenture.

"Opinion of Counsel" means a written opinion from legal counsel who is acceptable to the Trustee. The counsel may be an employee of or counsel to the Issuer or the Trustee.

"Pari Passu Indebtedness" means:

(1)	with respect to the Issuer, the senior subordinated notes and any Indebtedness which ranks pari passu in right of payment to the senior subordinated notes; and
(2)	with respect to any Guarantor, its Senior Subordinated Guarantee and any Indebtedness which ranks pari passu in right of payment to such Guarantor's Senior Subordinated Guarantee.

"Permitted Holders" means, at any time, each of (i) the Sponsors and (ii) the Management Group if at such time the Management Group owns not more than 10% of the then outstanding total voting power of the Voting Stock of the Issuer, Holdings or any direct or indirect parent company of the Issuer or Holdings. Any person or group whose acquisition of beneficial ownership constitutes a Change of Control in respect of which a Change of Control Offer is made in accordance with the requirements of the senior subordinated indenture will thereafter, together with its Affiliates, constitute an additional Permitted Holder.

"Permitted Investments" means:

(1)	any Investment in Holdings or any Restricted Subsidiary;
(2)	any Investment in Cash Equivalents or Investment Grade Securities;
(3)	any Investment by Holdings or any Restricted Subsidiary of Holdings in a Person that is primarily engaged in a Similar Business if as a result of such Investment (a) such Person becomes a Restricted Subsidiary of Holdings, or (b) such Person, in one transaction or a series of related transactions, is merged, consolidated or amalgamated with or into, or transfers or conveys all or substantially all of its assets to, or is liquidated into, Holdings or a Restricted Subsidiary of Holdings;
(4)	any Investment in securities or other assets not constituting Cash Equivalents and received in connection with an Asset Sale made pursuant to the provisions of "—Certain Covenants—Asset Sales" or any other disposition of assets not constituting an Asset Sale;
(5)	any Investment existing on the Issue Date;
(6)	advances to employees not in excess of $25 million outstanding at any one time in the aggregate;
(7)	any Investment acquired by Holdings or any of its Restricted Subsidiaries (a) in exchange for any other Investment or accounts receivable held by Holdings or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable, or (b) as a result of a foreclosure by Holdings or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;
(8)	Hedging Obligations permitted under clause (j) of the "—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock" covenant;
(9)	any Investment by Holdings or any of its Restricted Subsidiaries in a Similar Business (other than an Investment in an Unrestricted Subsidiary) having an aggregate Fair Market Value, taken together with all other Investments made pursuant to this clause (9), not to exceed 3% of Total Assets at the time of such Investment (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value); provided, however, that if any Investment pursuant to this clause (9) is made in any Person that is not a Restricted Subsidiary of Holdings at the date of the making of such Investment and such Person becomes a Restricted Subsidiary of Holdings after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (1) above and shall cease to have been made pursuant to this clause (9) for so long as such Person continues to be a Restricted Subsidiary;
(10)	additional Investments by Holdings or any of its Restricted Subsidiaries having an aggregate Fair Market Value, taken together with all other Investments made pursuant to this clause (10), not to exceed 3% of Total Assets at the time of such Investment (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value);
(11)	loans and advances to officers, directors and employees for business-related travel expenses, moving expenses and other similar expenses, in each case Incurred in the ordinary course of business;
(12)	Investments the payment for which consists of Equity Interests of the Issuer, Holdings (other than Disqualified Stock) or any direct or indirect parent company of Holdings or the Issuer, as applicable; provided, however, that such Equity Interests will not increase the amount available for Restricted Payments under clause (c) of the first paragraph of the covenant described under "—Certain Covenants—Limitation on Restricted Payments;"
(13)	any transaction to the extent it constitutes an Investment that is permitted by and made in accordance with the provisions of the second paragraph of the covenant described under "—Certain Covenants—Transactions with Affiliates" (except transactions described in clauses (2), (6), (7) and (11) of such paragraph);
(14)	Investments consisting of the licensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons;
(15)	guarantees issued in accordance with the covenants described under "—Certain Covenants— Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock" and "—Certain Covenants—Future Guarantors;"
(16)	any Investment by Restricted Subsidiaries of Holdings in other Restricted Subsidiaries of Holdings and Investments by Subsidiaries that are not Restricted Subsidiaries in other Subsidiaries that are not Restricted Subsidiaries of Holdings;
(17)	Investments consisting of purchases and acquisitions of inventory, supplies, materials and equipment or purchases of contract rights or licenses or leases of intellectual property, in each case in the ordinary course of business;
(18)	any Investment in a Receivables Subsidiary or any Investment by a Receivables Subsidiary in any other Person in connection with a Qualified Receivables Financing, including Investments of funds held in accounts permitted or required by the arrangements governing such Qualified Receivables Financing or any related Indebtedness; provided, however, that any Investment in a Receivables Subsidiary is in the form of a Purchase Money Note, contribution of additional receivables or an equity interest;
(19)	Investments resulting from the receipt of non-cash consideration in an Asset Sale received in compliance with the covenant described under "—Certain Covenants—Asset Sales;" and
(20)	additional Investments in joint ventures of Holdings or any of its Restricted Subsidiaries existing on the Issue Date in an aggregate amount not to exceed $25 million.

"Permitted Junior Securities" shall mean unsecured debt or equity securities of the Issuer or any Guarantor or any successor corporation issued pursuant to a plan of reorganization or readjustment of the Issuer or any Guarantor, as applicable, that are subordinated to the payment of all then outstanding Senior Indebtedness of the Issuer or any Guarantor, as applicable, at least to the same extent that the senior subordinated notes are subordinated to the payment of all Senior Indebtedness of the Issuer or any Guarantor, as applicable, on the Issue Date, so long as to the extent that any Senior Indebtedness of the Issuer or any Guarantor, as applicable, outstanding on the date of consummation of any such plan of reorganization or readjustment is not paid in full in cash on such date, the holders of any such Senior Indebtedness not so paid in full in cash have consented to the terms of such plan of reorganization or readjustment.

"Permitted Liens" means, with respect to any Person:

(1)	pledges or deposits by such Person under workmen's compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or U.S. government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case Incurred in the ordinary course of business;
(2)	Liens imposed by law, such as carriers', warehousemen's and mechanics' Liens, in each case for sums not yet due or being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review;
(3)	Liens for taxes, assessments or other governmental charges not yet due or payable or subject to penalties for nonpayment or which are being contested in good faith by appropriate proceedings;
(4)	Liens in favor of issuers of performance and surety bonds or bid bonds or with respect to other regulatory requirements or letters of credit issued pursuant to the request of and for the account of such Person in the ordinary course of its business;
(5)	minor survey exceptions, minor encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real properties or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which were not Incurred in connection with Indebtedness and which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;
(6)	(A) Liens securing Senior Indebtedness permitted to be Incurred pursuant to the covenant described under "—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock" and (B) Liens securing Indebtedness permitted to be Incurred pursuant to clause (d), (l) or (t) (provided that in the case of clause (t), such Lien does not extend to the property or assets of any Subsidiary of Holdings other than a Foreign Subsidiary) of the second paragraph of the covenant described under "—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock;"
(7)	Liens existing on the Issue Date;
(8)	Liens on property or shares of stock of a Person at the time such Person becomes a Subsidiary; provided, however, such Liens are not created or Incurred in connection with, or in contemplation of, such other Person becoming such a Subsidiary; provided, further, however, that such Liens may not extend to any other property owned by Holdings or any Restricted Subsidiary of Holdings;
(9)	Liens on property at the time Holdings or a Restricted Subsidiary of Holdings acquired the property, including any acquisition by means of a merger or consolidation with or into Holdings or any Restricted Subsidiary of Holdings; provided, however, that such Liens are not created or Incurred in connection with, or in contemplation of, such acquisition; provided, further, however, that the Liens may not extend to any other property owned by Holdings or any Restricted Subsidiary of Holdings;

(10)	Liens securing Indebtedness or other obligations of a Restricted Subsidiary owing to Holdings or another Restricted Subsidiary of Holdings permitted to be Incurred in accordance with the covenant described under "—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock;"
(11)	Liens securing Hedging Obligations so long as the related Indebtedness is, and is permitted to be under the senior subordinated indenture, secured by a Lien on the same property securing such Hedging Obligations;
(12)	Liens on specific items of inventory or other goods and proceeds of any Person securing such Person's obligations in respect of bankers' acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;
(13)	leases and subleases of real property which do not materially interfere with the ordinary conduct of the business of Holdings or any of its Restricted Subsidiaries;
(14)	Liens arising from Uniform Commercial Code financing statement filings regarding operating leases entered into by Holdings and its Restricted Subsidiaries in the ordinary course of business;
(15)	Liens in favor of the Issuer or any Guarantor;
(16)	Liens on equipment of Holdings or any Restricted Subsidiary granted in the ordinary course of business to Holdings' client at which such equipment is located;
(17)	Liens on accounts receivable and related assets of the type specified in the definition of "Receivables Financing" Incurred in connection with a Qualified Receivables Financing;
(18)	Liens to secure any refinancing, refunding, extension, renewal or replacement (or successive refinancings, refundings, extensions, renewals or replacements) as a whole, or in part, of any Indebtedness secured by any Lien referred to in the foregoing clauses (6)(B), (7), (8), (9), (10), (11) and (15); provided, however, that (x) such new Lien shall be limited to all or part of the same property that secured the original Lien (plus improvements on such property), and (y) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (A) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clauses (6)(B), (7), (8), (9), (10), (11) and (15) at the time the original Lien became a Permitted Lien under the senior subordinated indenture, and (B) an amount necessary to pay any fees and expenses, including premiums, related to such refinancing, refunding, extension, renewal or replacement; and
(19)	other Liens securing obligations incurred in the ordinary course of business which obligations do not exceed $25 million at any one time outstanding.

"Person" means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

"Preferred Stock" means any Equity Interest with preferential right of payment of dividends or upon liquidation, dissolution, or winding up.

"Presumed Tax Rate" means the highest effective marginal statutory combined U.S. federal, state and local income tax rate prescribed for an individual residing in New York City (taking into account (i) the deductibility of state and local income taxes for U.S. federal income tax purposes, assuming the limitation of Section 68(a)(2) of the Code applies and taking into account any impact of Section 68(f) of the Code, and (ii) the character (long-term or short-term capital gain, dividend income or other ordinary income) of the applicable income).

"Purchase Money Note" means a promissory note of a Receivables Subsidiary evidencing a line of credit, which may be irrevocable, from Holdings or any Subsidiary of Holdings to a Receivables

Subsidiary in connection with a Qualified Receivables Financing, which note is intended to finance that portion of the purchase price that is not paid by cash or a contribution of equity.

"Qualified Receivables Financing" means any Receivables Financing of a Receivables Subsidiary that meets the following conditions:

(1)	the Board of Directors of the Issuer shall have determined in good faith that such Qualified Receivables Financing (including financing terms, covenants, termination events and other provisions) is in the aggregate economically fair and reasonable to the Issuer and the Receivables Subsidiary,
(2)	all sales of accounts receivable and related assets to the Receivables Subsidiary are made at Fair Market Value (as determined in good faith by the Issuer), and
(3)	the financing terms, covenants, termination events and other provisions thereof shall be market terms (as determined in good faith by the Issuer) and may include Standard Securitization Undertakings.

The grant of a security interest in any accounts receivable of Holdings or any of its Restricted Subsidiaries (other than a Receivables Subsidiary) to secure Bank Indebtedness shall not be deemed a Qualified Receivables Financing.

"Receivables Financing" means any transaction or series of transactions that may be entered into by Holdings or any of its Subsidiaries pursuant to which Holdings or any of its Subsidiaries may sell, convey or otherwise transfer to (a) a Receivables Subsidiary (in the case of a transfer by Holdings or any of its Subsidiaries), and (b) any other Person (in the case of a transfer by a Receivables Subsidiary), or may grant a security interest in, any accounts receivable (whether now existing or arising in the future) of Holdings or any of its Subsidiaries, and any assets related thereto including, without limitation, all collateral securing such accounts receivable, all contracts and all guarantees or other obligations in respect of such accounts receivable, proceeds of such accounts receivable and other assets which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving accounts receivable and any Hedging Obligations entered into by Holdings or any such Subsidiary in connection with such accounts receivable.

"Receivables Repurchase Obligation" means any obligation of a seller of receivables in a Qualified Receivables Financing to repurchase receivables arising as a result of a breach of a representation, warranty or covenant or otherwise, including as a result of a receivable or portion thereof becoming subject to any asserted defense, dispute, off-set or counterclaim of any kind as a result of any action taken by, any failure to take action by or any other event relating to the seller.

"Receivables Subsidiary" means a Wholly Owned Restricted Subsidiary of Holdings (or another Person formed for the purposes of engaging in a Qualified Receivables Financing with Holdings in which Holdings or any Subsidiary of Holdings makes an Investment and to which Holdings or any Subsidiary of Holdings transfers accounts receivable and related assets) which engages in no activities other than in connection with the financing of accounts receivable of Holdings and its Subsidiaries, all proceeds thereof and all rights (contractual or other), collateral and other assets relating thereto, and any business or activities incidental or related to such business, and which is designated by the Board of Directors of the Issuer (as provided below) as a Receivables Subsidiary and:

(a)	no portion of the Indebtedness or any other obligations (contingent or otherwise) of which (i) is guaranteed by Holdings or any other Subsidiary of Holdings (excluding guarantees of obligations (other than the principal of, and interest on, Indebtedness) pursuant to Standard Securitization Undertakings), (ii) is recourse to or obligates Holdings or any other Subsidiary of Holdings in any way other than pursuant to Standard Securitization Undertakings, or (iii) subjects any property or asset of Holdings or any other Subsidiary of Holdings, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings,

(b)	with which neither Holdings nor any other Subsidiary of Holdings has any material contract, agreement, arrangement or understanding other than on terms which Holdings reasonably believes to be no less favorable to Holdings or such Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of Holdings, and
(c)	to which neither Holdings nor any other Subsidiary of Holdings has any obligation to maintain or preserve such entity's financial condition or cause such entity to achieve certain levels of operating results.

Any such designation by the Board of Directors of the Issuer shall be evidenced to the Trustee by filing with the Trustee a certified copy of the resolution of the Board of Directors of the Issuer giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing conditions.

"Reimbursement Agreement" means that certain reimbursement agreement between the Issuer and Suez S.A. ("Suez"), dated as of the Issue Date providing for the reimbursement by Suez of all contributions required to be made by the Issuer to the Profit Sharing and Savings Plan pursuant to the Contribution Agreement between the Issuer and Northern Trust Company, dated as of November 2, 1999, as amended.

"Representative" means the trustee, agent or representative (if any) for an issue of Senior Indebtedness or Designated Senior Indebtedness, as applicable; provided that if, and for so long as, such Senior Indebtedness lacks such a Representative, then the Representative for such Senior Indebtedness shall at all times constitute the holder or holders of a majority in outstanding principal amount of obligations under such Senior Indebtedness.

"Restricted Investment" means an Investment other than a Permitted Investment.

"Restricted Subsidiary" means, with respect to any Person, any Subsidiary of such Person other than an Unrestricted Subsidiary of such Person. Unless otherwise indicated in this "Description of Senior Subordinated Notes", all references to Restricted Subsidiaries shall mean Restricted Subsidiaries of Holdings, including the Issuer.

"Sale/Leaseback Transaction" means an arrangement relating to property now owned or hereafter acquired by Holdings or a Restricted Subsidiary whereby Holdings or a Restricted Subsidiary transfers such property to a Person and Holdings or such Restricted Subsidiary leases it from such Person, other than leases between Holdings and a Restricted Subsidiary of Holdings or between Restricted Subsidiaries of Holdings.

"S&P" means Standard & Poor's Ratings Group or any successor to the rating agency business thereof.

"SEC" means the Securities and Exchange Commission.

"Secured Indebtedness" means any Indebtedness secured by a Lien.

"Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

"Senior Credit Documents" means the collective reference to the Credit Agreement, the notes issued pursuant thereto and the guarantees thereof, and the collateral documents relating thereto, as amended, supplemented or otherwise modified from time to time.

"Senior Notes" mean the $665 million aggregate principal of 7¾% senior notes due 2011 and the €200 million aggregate principal amount of 7¾% senior notes due 2011, issued by the Issuer concurrently with the issuance of the senior subordinated notes offered hereby.

"Senior Subordinated Guarantee" means any guarantee of the obligations of the Issuer under the senior subordinated indenture and the senior subordinated notes by any Person in accordance with the provisions of the senior subordinated indenture.

"Significant Subsidiary" means any Restricted Subsidiary that would be a "Significant Subsidiary" of Holdings within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.

"Similar Business" means a business, the majority of whose revenues are derived from the water treatment and specialty process chemicals systems, or the activities of the Issuer and its Subsidiaries as of the Issue Date or any business or activity that is reasonably similar thereto or a reasonable extension, development or expansion thereof or ancillary thereto.

"Sponsors" means (1) one or more investment funds controlled by The Blackstone Group, (2) one or more investment funds controlled by Apollo Management, L.P. and (3) one or more investment funds controlled by The Goldman Sachs Group, Inc. and, in each case, their respective Affiliates (not including, however, any portfolio companies of any of the Sponsors).

"Standard Securitization Undertakings" means representations, warranties, covenants, indemnities and guarantees of performance entered into by Holdings or any Subsidiary of Holdings which Holdings has determined in good faith to be customary in a Receivables Financing including, without limitation, those relating to the servicing of the assets of a Receivables Subsidiary, it being understood that any Receivables Repurchase Obligation shall be deemed to be a Standard Securitization Undertaking.

"Stated Maturity" means, with respect to any security, the date specified in such security as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency beyond the control of the issuer unless such contingency has occurred).

"Stock Purchase Agreement" means the Stock Purchase Agreement, dated as of August 31, 2003, among Blackstone/Neptune Acquisition Company L.L.C., Leo Holding Company and Nalco International S.A.S., as amended, supplemented or modified from time to time.

"Subordinated Indebtedness" means (a) with respect to the Issuer, any Indebtedness of the Issuer which is by its terms subordinated in right of payment to the senior subordinated notes, and (b) with respect to any Guarantor, any Indebtedness of such Guarantor which is by its terms subordinated in right of payment to its Senior Subordinated Guarantee.

"Subsidiary" means, with respect to any Person (1) any corporation, association or other business entity (other than a partnership, joint venture or limited liability company) of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof, and (2) any partnership, joint venture or limited liability company of which (x) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general and limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof, whether in the form of membership, general, special or limited partnership interests or otherwise, and (y) such Person or any Restricted Subsidiary of such Person is a controlling general partner or otherwise controls such entity.

"Tax Distributions" means any distributions described in clause (12) of the covenant entitled "—Certain Covenants—Limitation on Restricted Payments."

"TIA" means the Trust Indenture Act of 1939 (15 U.S.C. Section 77aaa-77bbbb) as in effect on the date of the senior subordinated indenture.

"Total Assets" means the total consolidated assets of Holdings and its Restricted Subsidiaries, as shown on the most recent balance sheet of Holdings.

"Transactions" means the Acquisition and the transactions related thereto, the offering of senior subordinated notes being offered hereby, the concurrent offering of Senior Notes and borrowings made pursuant to the Credit Agreement.

"Treasury Rate" means (i) with respect to the dollar senior subordinated notes, as of the applicable redemption date, the yield to maturity as of such redemption date of United States

Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two business days prior to such redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from such redemption date to November 15, 2008; provided, however, that if the period from such redemption date to November 15, 2008 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used and (ii) with respect to the euro senior subordinated notes, the yield to maturity at the time of computation of direct obligations of the Federal Republic of Germany with a constant maturity most nearly equal to the period from the applicable redemption date of such euro senior subordinated notes to November 15, 2008; provided, however, that if the period from the redemption date to November 15, 2008 is not equal to the constant maturity of a direct obligation of the Federal Republic of Germany for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of direct obligations of the Federal Republic of Germany for which such yields are given except that if the period from the redemption date to November 15, 2008 is less than one year, the weekly average yield on actually traded direct obligations of the Federal Republic of Germany adjusted to a constant maturity of one year shall be used.

"Trust Officer" means:

(1)	any officer within the corporate trust department of the Trustee, including any vice president, assistant vice president, assistant secretary, assistant treasurer, trust officer or any other officer of the Trustee who customarily performs functions similar to those performed by the Persons who at the time shall be such officers, respectively, or to whom any corporate trust matter is referred because of such person's knowledge of and familiarity with the particular subject, and
(2)	who shall have direct responsibility for the administration of the senior subordinated indenture.

"Trustee" means the respective party named as such in the senior subordinated indenture until a successor replaces it and, thereafter, means the successor.

"Unrestricted Subsidiary" means:

(1)	any Subsidiary of Holdings that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors of such Person in the manner provided below; and
(2)	any Subsidiary of an Unrestricted Subsidiary.

The Board of Directors of Holdings may designate any Subsidiary of Holdings (including any newly acquired or newly formed Subsidiary of Holdings but excluding the Issuer) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Equity Interests or Indebtedness of, or owns or holds any Lien on any property of, Holdings or any other Subsidiary of Holdings that is not a Subsidiary of the Subsidiary to be so designated; provided, however, that the Subsidiary to be so designated and its Subsidiaries do not at the time of designation have and do not thereafter Incur any Indebtedness pursuant to which the lender has recourse to any of the assets of Holdings or any of its Restricted Subsidiaries; provided, further, however, that either:

(a)	the Subsidiary to be so designated has total consolidated assets of $1,000 or less; or
(b)	if such Subsidiary has consolidated assets greater than $1,000, then such designation would be permitted under the covenant described under "—Certain Covenants—Limitation on Restricted Payments."

The Board of Directors of Holdings may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, however, that immediately after giving effect to such designation:

(x)        (1) Holdings could Incur $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test described under "—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock," or (2) the Fixed Charge Coverage Ratio for Holdings and its Restricted Subsidiaries would be greater than such ratio for Holdings and its Restricted Subsidiaries immediately prior to such designation, in each case on a pro forma basis taking into account such designation, and

(y)        no Event of Default shall have occurred and be continuing.

Any such designation by the Board of Directors of Holdings shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the resolution of the Board of Directors of Holdings giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing provisions.

"U.S. Government Obligations" means securities that are:

(1)	direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged, or
(2)	obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in each case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act) as custodian with respect to any such U.S. Government Obligations or a specific payment of principal of or interest on any such U.S. Government Obligations held by such custodian for the account of the holder of such depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the U.S. Government Obligations or the specific payment of principal of or interest on the U.S. Government Obligations evidenced by such depository receipt.

"Voting Stock" of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

"Weighted Average Life to Maturity" means, when applied to any Indebtedness or Disqualified Stock, as the case may be, at any date, the quotient obtained by dividing (1) the sum of the products of the number of years from the date of determination to the date of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Disqualified Stock multiplied by the amount of such payment, by (2) the sum of all such payments.

"Wholly Owned Restricted Subsidiary" is any Wholly Owned Subsidiary that is a Restricted Subsidiary.

"Wholly Owned Subsidiary" of any Person means a Subsidiary of such Person 100% of the outstanding Capital Stock or other ownership interests of which (other than directors' qualifying shares) shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person and one or more Wholly Owned Subsidiaries of such Person.

BOOK-ENTRY; DELIVERY AND FORM

Each issue of exchange notes issued in exchange for outstanding notes will be represented by a global note in definitive, fully registered form without interest coupons (collectively, the "Global Notes"). The Global Notes representing the exchange dollar notes (collectively, the "Dollar Global Notes") and will be deposited with the applicable trustee as custodian for The Depository Trust Company ("DTC") and registered in the name of a nominee of DTC.

The Global Notes representing the exchange euro notes (collectively, the "Euro Global Notes") will be deposited with a common depositary (the "Common Depositary") for the Euroclear System as operated by Euroclear Bank S.A./N.V. ("Euroclear") and Clearstream Banking, S.A. ("Clearstream, Luxembourg," formerly Cedelbank) and registered in the name of a nominee of the Common Depositary.

Except in the limited circumstances described below, owners of beneficial interests in global notes will not be entitled to receive physical delivery of certificated notes. Transfers of beneficial interests in the global notes will be subject to the applicable rules and procedures of DTC, Euroclear and Clearstream, Luxembourg and their respective direct or indirect participants, which rules and procedures may change from time to time.

Global Notes.    The following description of the operations and procedures of DTC, Euroclear and Clearstream, Luxembourg are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them from time to time. We take no responsibility for these operations and procedures and urge investors to contact the systems or their participants directly to discuss these matters.

Upon the issuance of the Dollar Global Notes, DTC will credit, on its internal system, the respective principal amount of the individual beneficial interests represented by such global notes to the accounts of persons who have accounts with such depositary. Ownership of beneficial interests in a Dollar Global Note will be limited to its participants or persons who hold interests through its participants. Ownership of beneficial interests in the Dollar Global Notes will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants).

Upon the issuance of the Euro Global Notes, the Common Depositary will credit, on its internal system, the respective principal amount of the beneficial interests represented by such global note to the accounts of Euroclear and Clearstream, Luxembourg. Euroclear and Clearstream, Luxembourg will credit, on their internal systems, the respective principal amounts of the individual beneficial interests in such global notes to the accounts of persons who have accounts with Euroclear and Clearstream, Luxembourg. Ownership of beneficial interests in the Euro Global Notes will be limited to participants or persons who hold interests through participants in Euroclear or Clearstream, Luxembourg. Ownership of beneficial interests in the Euro Global Notes will be shown on and the transfer of that ownership will be effected only through, records maintained by Euroclear and Clearstream, Luxembourg or their nominees (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants).

As long as DTC or the Common Depositary, or its respective nominee, is the registered holder of a global note, DTC or the Common Depositary or such nominee, as the case may be, will be considered the sole owner and holder of the notes represented by such global notes for all purposes under the indentures and the notes. Unless (1) in the case of a Dollar Global Note, DTC notifies us that it is unwilling or unable to continue as depositary for such global note or ceases to be a "clearing agency" registered under the Exchange Act, (2) in the case of a Euro Global Note, Euroclear and Clearstream, Luxembourg notify us they are unwilling or unable to continue as clearing agency, (3) in the case of a Euro Global Note, the Common Depositary notifies us that it is unwilling or unable to continue as Common Depositary and a successor Common Depositary is not appointed within 90 days of such notice or (4) in the case of any global note, an event of default has occurred and is continuing with respect to such note, owners of beneficial interests in such global note will not be entitled to have any portions of such global note registered in their names, will not receive or be entitled to receive physical delivery of notes in certificated form and will not be considered the owners or holders of such global note (or any notes represented thereby) under the indentures or the notes. In addition, no beneficial owners of an interest in a global note will be able to transfer that interest except in accordance with DTC's and/or Euroclear's and Clearstream, Luxembourg's applicable procedures (in addition to those under the indentures).

Investors may hold their interests in the Euro Global Notes through Euroclear or Clearstream, Luxembourg, if they are participants in such systems, or indirectly through organizations which are participants in such systems. Investors may hold their interests in the Dollar Global Notes directly through DTC, if they are participants in such system, or indirectly through organizations (including Euroclear and Clearstream, Luxembourg) which are participants in such system. All interests in a global note may be subject to the procedures and requirements of DTC and/or Euroclear and Clearstream, Luxembourg.

Payments of the principal of and interest on Dollar Global Notes will be made to DTC or its nominee as the registered owner thereof. Payments of the principal of and interest on the Euro Global Notes will be made to the order of the Common Depositary or its nominee as the registered owner thereof. Neither we, the trustees, DTC, the Common Depositary nor any of their respective agents will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the global notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

We expect that DTC or its nominee, upon receipt of any payment of principal or interest in respect of a global note representing any notes held by it or its nominee, will immediately credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such global note for such notes as shown on the records of DTC or its nominee. We expect that the Common Depositary, in its capacity as paying agent, upon receipt of any payment of principal or interest in respect of a global note representing any notes held by it or its nominee, will immediately credit the accounts of Euroclear and Clearstream, Luxembourg, which in turn will immediately credit accounts of participants in Euroclear and Clearstream, Luxembourg with payments in amounts proportionate to their respective beneficial interests in the principal amount of such global note for such notes as shown on the records of Euroclear and Clearstream, Luxembourg. We also expect that payments by participants to owners of beneficial interests in such global note held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in "street name." Such payments will be the responsibility of such participants.

Because DTC, Euroclear and Clearstream, Luxembourg can only act on behalf of their respective participants, who in turn act on behalf of indirect participants and certain banks, the ability of a holder of a beneficial interest in global notes to pledge such interest to persons or entities that do not participate in the DTC, Euroclear or Clearstream, Luxembourg systems, or otherwise take actions in respect of such interest may be limited by the lack of a definitive certificate for such interest. The laws of some countries and some U.S. states require that certain persons take physical delivery of securities in certificated form. Consequently, the ability to transfer beneficial interests in a global note to such persons may be limited. Because DTC, Euroclear and Clearstream, Luxembourg can act only on behalf of participants, which in turn, act on behalf of indirect participants and certain banks, the ability of a person having a beneficial interest in a global note to pledge such interest to persons or entities that do not participate in the DTC system or in Euroclear and Clearstream, Luxembourg, as the case may be, or otherwise take actions in respect of such interest, may be affected by the lack of a physical certificate evidencing such interest.

Except for trades involving only Euroclear and Clearstream, Luxembourg participants, interests in the Dollar Global Notes will trade in DTC's Same-Day Funds Settlement System and secondary market trading activity in such interests will therefore settle in immediately available funds, subject in all cases to the rules and procedures of DTC and its participants. Transfers of interests in Dollar Global Notes between participants in DTC will be effected in accordance with DTC's procedures, and will be settled in same-day funds. Transfers of interests in Euro Global Notes and Dollar Global Notes between participants in Euroclear and Clearstream, Luxembourg will be effected in the ordinary way in accordance with their respective rules and operating procedures.

Subject to compliance with the transfer restrictions applicable to the notes described above, cross-market transfers of beneficial interests in Dollar Global Notes between DTC participants, on the one hand, and Euroclear or Clearstream, Luxembourg participants, on the other hand, will be effected through DTC in accordance with DTC's rules on behalf of Euroclear or Clearstream, Luxembourg, as the case may be, by its respective depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, Luxembourg, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, Luxembourg, as the case may be, will, if the transaction meets its settlement requirements deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant global note in DTC and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream, Luxembourg participants may not deliver instructions directly to the depositories for Euroclear or Clearstream, Luxembourg.

Because of time zone differences, the securities account of a Euroclear or Clearstream, Luxembourg participant purchasing an interest in a Dollar Global Note from a DTC participant will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream, Luxembourg participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream, Luxembourg immediately following the DTC settlement date). Cash received in Euroclear or Clearstream, Luxembourg as a result of sales of interests in a global note by or through a Euroclear or Clearstream, Luxembourg participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Euroclear or Clearstream, Luxembourg cash account only as of the business day for Euroclear or Clearstream, Luxembourg following the DTC settlement date.

DTC, Euroclear and Clearstream, Luxembourg have advised us that they will take any action permitted to be taken by a holder of notes (including the presentation of notes for exchange as described below) only at the direction of one or more participants to whose account with DTC or Euroclear or Clearstream, Luxembourg, as the case may be, interests in the global notes are credited and only in respect of such portion of the aggregate principal amount of the notes as to which such participant or participants has or have given such direction. However, if there is an event of default under the notes, DTC, Euroclear and Clearstream, Luxembourg reserve the right to exchange the global notes for legended notes in certificated form, and to distribute such notes to their respective participants.

DTC has advised us as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve system, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical transfer and delivery of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and may include certain other organizations. Indirect access to the DTC system is available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly ("indirect participants").

Euroclear and Clearstream, Luxembourg have advised us as follows: Euroclear and Clearstream, Luxembourg each hold securities for their account holders and facilitate the clearance and settlement of securities transactions by electronic book-entry transfer between their respective account holders, thereby eliminating the need for physical movements of certificates and any risk from lack of simultaneous transfers of securities.

Euroclear and Clearstream, Luxembourg each provide various services, including safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Euroclear and Clearstream, Luxembourg each also deal with domestic securities markets in several countries through established depository and custodial relationships. The respective systems of Euroclear and Clearstream, Luxembourg have established an electronic bridge between their two systems across which their respective account holders may settle trades with each other.

Account holders in both Euroclear and Clearstream, Luxembourg are worldwide financial institutions including underwriters, securities brokers and dealers, trust companies and clearing corporations. Indirect access to both Euroclear and Clearstream, Luxembourg is available to other institutions that clear through or maintain a custodial relationship with an account holder of either system.

An account holder's overall contractual relations with either Euroclear or Clearstream, Luxembourg are governed by the respective rules and operating procedures of Euroclear or Clearstream, Luxembourg and any applicable laws. Both Euroclear and Clearstream, Luxembourg act under such rules and operating procedures only on behalf of their respective account holders, and have no record of or relationship with persons holding through their respective account holders.

Although DTC, Euroclear and Clearstream, Luxembourg currently follow the foregoing procedures to facilitate transfers of interests in global notes among participants of DTC, Euroclear and Clearstream, Luxembourg, they are under no obligation to do so, and such procedures may be discontinued or modified at any time. Neither we nor the trustees will have any responsibility for the performance by DTC, Euroclear or Clearstream, Luxembourg or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Certificated Notes.    If any depositary is at any time unwilling or unable to continue as a depositary for notes for the reasons set forth above under "—Global Notes," Nalco Company will issue certificates for such notes in definitive, fully registered, non-global form without interest coupons in exchange for the applicable global notes. Certificates for notes delivered in exchange for any global note or beneficial interests therein will be registered in the names, and issued in any approved denominations, requested by DTC, Euroclear, Clearstream, Luxembourg or the Common Depositary (in accordance with their customary procedures).

The holder of a non-global note may transfer such note, subject to compliance with the provisions of the applicable legend, by surrendering it at the office or agency maintained by us for such purpose in The City and State of New York or in London, England, which initially will be the offices of the applicable trustee in such locations or, in the case of euro notes, to the transfer agent in Luxembourg. Upon the transfer, change or replacement of any note bearing a legend, or upon specific request for removal of a legend on a note, we will deliver only notes that bear such legend, or will refuse to remove such legend, as the case may be, unless there is delivered to us such satisfactory evidence, which may include an opinion of counsel, as may reasonably be required by us that neither such legend nor any restrictions on transfer set forth therein are required to ensure compliance with the provisions of the Securities Act. Before any note in non-global form may be transferred to a person who takes delivery in the form of an interest in any global note, the transferor will be required to provide the applicable trustee with a Restricted Global Note Certificate or a Regulation S Global Note Certificate, as the case may be. Upon transfer or partial redemption of any note, new certificates may be obtained from the applicable trustee or from the transfer agent in Luxembourg.

Notwithstanding any statement herein, we and the trustees reserve the right to impose such transfer, certification, exchange or other requirements, and to require such restrictive legends on certificates evidencing notes, as they may determine are necessary to ensure compliance with the securities laws of the United States and any State therein and any other applicable laws or as DTC, Euroclear or Clearstream, Luxembourg may require.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

The following summary discusses the material U.S. federal income and estate tax considerations relating to the purchase, ownership and disposition of the notes. Except where noted, this summary deals only with exchange notes that are acquired in connection with this exchange offer and held as capital assets. Additionally, this summary does not deal with special situations. For example, this summary does not address:

•	tax consequences to holders who may be subject to special tax treatment, such as dealers in securities or currencies, financial institutions, tax-exempt entities, partnerships or pass-through entities, certain expatriates, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings or insurance companies;

•	tax consequences to persons holding notes as part of a hedging, integrated, constructive sale or conversion transaction or a straddle;

•	tax consequences to U.S. holders (as defined below) of notes whose "functional currency" is not the U.S. dollar;

•	alternative minimum tax consequences, if any; or

•	any state, local or foreign tax consequences.

The discussion below is based upon the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), and regulations, rulings and judicial decisions as of the date hereof. Those authorities may be changed, perhaps retroactively, so as to result in U.S. federal income or estate tax consequences different from those discussed below.

If a partnership holds our notes, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding our notes, you should consult your tax advisor.

If you are considering the purchase of notes, you should consult your own tax advisors concerning the U.S. federal income and estate tax consequences to you and any consequences arising under the laws of any state, local, foreign or other taxing jurisdiction.

Consequences of the Exchange

The exchange of the old notes for the exchange notes in the exchange offer (see "The Exchange Offers") will not constitute a taxable event to you. As a result:

•	you will not realize any gain or loss upon receipt of an exchange note;

•	the holding period of the exchange note will include the holding period of the old note exchanged for the exchange note; and

•	the adjusted basis of the exchange note will be the same as the adjusted tax basis of the old note exchanged for the exchange note immediately before the exchange.

Consequences to U.S. Holders

The following is a summary of the U.S. federal income tax consequences that will apply to you if you are a U.S. holder of notes. Certain consequences to "non-U.S. holders" of notes are described under "—Consequences to Non-U.S. Holders" below. A "U.S. holder" is a beneficial owner of a note that is for U.S. federal income tax purposes:

•	an individual that is a citizen or resident of the United States;

•	a corporation or other entity taxable as a corporation, created or organized in or under the laws of the United States or any state thereof, or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust if (1) it is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (2) it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

Original Issue Discount

The notes were issued with "original issue discount" (or OID) in an amount equal to the difference between their "stated redemption price at maturity" (the sum of all amounts payable on the notes other than "qualified stated interest") and their "issue price." You should be aware that you generally must include OID in gross income in advance of the receipt of cash attributable to that income. However, you generally will not be required to include separately in income cash payments received on the notes, even if denominated as interest, to the extent such payments do not constitute qualified stated interest (as defined below).

The "issue price" of the notes was the first price at which a substantial amount of the notes were sold for cash (excluding sales to bond houses, brokers or similar persons or organizations acting in the capacity of underwriter, placement agent or wholesaler). The term "qualified stated interest" means stated interest that is unconditionally payable in cash or in property (other than debt instruments issued by us) at least annually at a single fixed rate or, subject to certain conditions, based on one or more interest indices. Interest is payable at a single fixed rate only if the rate appropriately takes into account the length of the interval between payments. Because the notes do not provide for stated cash interest until February 1, 2009, the stated interest payments on the notes are not qualified stated interest.

The amount of OID includible in gross income by a U.S. holder of a note is the sum of the "daily portions" of OID with respect to the note for each day during the taxable year or portion of the taxable year in which such U.S. holder held such note ("accrued OID"). The daily portion is determined by allocating to each day in any "accrual period" a pro rata portion of the OID allocable to that accrual period. The "accrual period" for a note may be of any length and may vary in length over the term of the note, provided that each accrual period is no longer than one year and each scheduled payment of principal or interest occurs on the first day or the final day of an accrual period. The amount of OID allocable to any accrual period is an amount equal to the excess, if any, of (a) the product of the note's "adjusted issue price" at the beginning of such accrual period and its yield to maturity (determined on the basis of compounding at the close of each accrual period and properly adjusted for the length of the accrual period) over (b) the sum of any qualified stated interest allocable to the accrual period. OID allocable to the final accrual period is the difference between the amount payable at maturity and the adjusted issue price at the beginning of the final accrual period. The "adjusted issue price" of a note at the beginning of any accrual period is equal to its issue price increased by the accrued OID for each prior accrual period and reduced by any payments made on such note on or before the first day of the accrual period. We are required to provide information returns stating the amount of OID accrued on notes held of record by persons other than corporations and other exempt holders.

Amortizable Bond Premium

If you purchased an old note for an amount in excess of its "stated redemption price at maturity" (the sum of all amounts payable on the old note after the purchase date other than stated interest), you will be considered to have purchased the note at a "premium." You generally may elect to amortize the premium over the remaining term (or an applicable call date as discussed below) of the new note on a constant yield method as an offset to interest when includible in income under your regular method of accounting. You will calculate the amount of amortizable bond premium based on the amount payable at the applicable call date, but only if use of the call date (in lieu of the stated maturity date) results in a smaller amortizable bond premium for the period ending on the call date. If you do not elect to amortize bond premium, that premium will decrease the gain or increase the loss you would otherwise recognize on disposition of the new note. Your election to amortize premium on a constant yield method will also apply to all debt obligations held or subsequently acquired by you on or after the first day of the first taxable year to which the election applies. You may not revoke the election without the consent of the Internal Revenue Service. You should consult your own tax advisor before making this election.

Calculation of amortizable bond premium is complicated, and we urge you to consult your own tax advisor concerning the application of these rules as they apply to you.

Market Discount

If you purchased an old note for an amount that is less than its stated redemption price at maturity, the amount of the difference will be treated as "market discount" for U.S. federal income tax purposes, unless that difference is less than a specified de minimis amount. Under the market discount rules, you will be required to treat any payment, other than stated interest, on, or any gain on the sale, exchange, retirement or other disposition of, a new note as ordinary income to the extent of the market discount that you have not previously included in income and are treated as having accrued on the new note at the time of its payment or disposition. In addition, you may be required to defer, until the maturity of the new note or its earlier disposition in a taxable transaction, the deduction of all or a portion of the interest expense on any indebtedness attributable to the new note.

Any market discount will be considered to accrue ratably during the period from the date of acquisition to the maturity date of the new note, unless you elect to accrue on a constant yield interest method. You may elect to include market discount in income currently as it accrues, on either a ratable or constant yield interest method, in which case the rule described above regarding deferral of interest deductions will not apply. Your election to include market discount in income currently, once made, applies to all market discount obligations acquired by you on or after the first day of the first taxable year to which your election applies and may not be revoked without the consent of the Internal Revenue Service. You should consult your own tax advisor before making this election.

Sale, Exchange and Retirement of Notes

You will generally recognize gain or loss upon the sale, exchange, retirement or other taxable disposition of a note equal to the difference between the amount realized upon the sale, exchange, retirement or other disposition and your adjusted tax basis in the note. Your adjusted tax basis in a note will generally be equal to the amount paid for the note, increased by the amount of OID and market discount previously included in income and decreased by any amortized premium and the amount of any cash payments received with respect to the note. Except as described above with respect to market discount, such gain or loss will be capital gain or loss. If you are an individual and have held the notes for more than one year, such capital gain will be eligible for reduced rates of taxation. The deductibility of net capital losses by individuals and corporations is subject to limitations.

Consequences to Non-U.S. Holders

The following is a summary of the U.S. federal income and estate tax consequences that will apply to you if you are a non-U.S. holder of notes. The term "non-U.S. holder" means a beneficial owner of a note (other than a partnership) that is not a U.S. holder. Special rules may apply to certain non-U.S. holders such as "controlled foreign corporations," "passive foreign investment companies" and "foreign personal holding companies." Such entities should consult their own tax advisors to determine the U.S. federal, state, local and other tax consequences that may be relevant to them.

U.S. Federal Withholding Tax

The 30% U.S. federal withholding tax will not apply to any payment to you of principal or interest (including OID) on a note under the "portfolio interest rule," provided that:

•	interest paid on the note is not effectively connected with your conduct of a trade or business in the United States;

•	you do not actually or constructively own 10% or more of our capital or profits interests within the meaning of section 871(h)(3) of the Code;

•	you are not a controlled foreign corporation that is related to us (actually or constructively) through stock ownership;

•	you are not a bank whose receipt of interest on a note is described in section 881(c)(3)(A) of the Code; and

•	(a) you provide your name and address, and certify, under penalties of perjury, that you are not a U.S. person (which certification may be made on an IRS W-8BEN (or successor form)) or (b) you hold your notes through certain foreign intermediaries or certain foreign partnerships, and you satisfy the certification requirements of applicable Treasury regulations.

Special rules apply to non-U.S. holders that are pass-through entities rather than corporations or individuals. If you cannot satisfy the requirements described above, payments of interest (including OID) will be subject to the 30% U.S. federal withholding tax, unless you provide us with a properly executed (1) IRS Form W-8BEN (or successor form) claiming an exemption from or reduction in withholding under the benefit of an applicable income tax treaty or (2) IRS Form W-8ECI (or successor form) stating that interest paid on the note is not subject to withholding tax because it is effectively connected with your conduct of a trade or business in the United States.

The 30% U.S. federal withholding tax generally will not apply to any gain that you realize on the sale, exchange, retirement or other taxable disposition of a note.

U.S. Federal Income Tax

If you are engaged in a trade or business in the United States and interest (including OID) on the notes is effectively connected with the conduct of that trade or business (and, if an income tax treaty applies, is attributable to a permanent establishment in the United States) then you will be subject to U.S. federal income tax on that interest on a net income basis (although exempt from the 30% withholding tax, provided the certification requirements discussed above in "—U.S. Federal Withholding Tax" are satisfied) in the same manner as if you were a U.S. person as defined under the Code. In addition, if you are a foreign corporation, you may be subject to a branch profits tax equal to 30% (or lower applicable income tax treaty rate) of such amount, subject to adjustments.

Any gain you realize on the disposition of a note generally will not be subject to U.S. federal income tax unless (1) that gain is effectively connected with your conduct of a trade or business in the United States or (2) you are an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met.

U.S. Federal Estate Tax

Your estate will not be subject to U.S. federal estate tax on notes beneficially owned by you at the time of your death, provided that any payment to you on the notes would be eligible for exemption from the 30% withholding tax under the "portfolio interest rule" described above under "—U.S. Federal Withholding Tax" without regard to the last bullet point.

Information Reporting and Backup Withholding

U.S. Holders

In general, information reporting requirements will apply to certain payments of principal and interest (including OID) paid on notes and to the proceeds of sale of a note made to you unless you are an exempt recipient (such as corporation). Backup withholding tax will apply to such payments if you fail to provide a correct taxpayer identification number or certification of exempt status or have been notified that you are subject to backup withholding tax for failing to report in full dividend and interest income.

Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your U.S. federal income tax liability provided the required information is timely furnished to the Internal Revenue Service.

Non-U.S. Holders

Information reporting will generally apply to payments of interest (including OID) to you on the notes and the amount of tax, if any, withheld with respect to such payments. Copies of the information returns reporting such interest payments and any withholding tax may also be made available to the tax authorities in the country in which you reside under the provisions of an applicable income tax treaty. In general, no backup withholding will be required with respect to payments made to you if a statement described above under "Consequences to Non-U.S. Holders—U.S. Federal Withholding Tax" has been received (and we do not have actual knowledge or reason to know that you are a U.S. person).

In addition, information reporting and, depending on the circumstances, backup withholding, will apply to the proceeds of the sale of a note within the United States or conducted through U.S.-related financial intermediaries unless the statement described above under "Consequences to Non-U.S. Holders—U.S. Federal Withholding Tax" has been received (and we do not have actual knowledge or reason to know that you are a U.S. person) or you otherwise establish an exemption. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your U.S. federal income tax liability provided the required information is timely furnished to the Internal Revenue Service.

CERTAIN ERISA CONSIDERATIONS

The following is a summary of certain considerations associated with the purchase of the notes and exchange notes by employee benefit plans that are subject to Title I of Employee Retirement Income Security Act of 1974, as amended ("ERISA"), plans, individual retirement accounts and other arrangements that are subject to Section 4975 of the Code or provisions under any federal, state, local, non-U.S. or other laws, rules or regulations that are similar to such provisions of ERISA or the Code (collectively, "Similar Laws"), and entities whose underlying assets are considered to include "plan assets" of such plans, accounts and arrangements (each, a "Plan").

General Fiduciary Matters

ERISA and the Code impose certain duties on persons who are fiduciaries of a Plan subject to Title I of ERISA or Section 4975 of the Code (an "ERISA Plan") and prohibit certain transactions involving the assets of an ERISA Plan and its fiduciaries or other interested parties. Under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of such an ERISA Plan or the management or disposition of the assets of such an ERISA Plan, or who renders investment advice for a fee or other compensation to such an ERISA Plan, is generally considered to be a fiduciary of the ERISA Plan.

In considering an investment in the notes of a portion of the assets of any Plan, a fiduciary should determine whether the investment is in accordance with the documents and instruments governing the Plan and the applicable provisions of ERISA, the Code or any Similar Law relating to a fiduciary's duties to the Plan including, without limitation, the prudence, diversification, delegation of control and prohibited transaction provisions of ERISA, the Code and any other applicable Similar Laws.

Prohibited Transaction Issues

Section 406 of ERISA and Section 4975 of the Code prohibit ERISA Plans from engaging in specified transactions involving plan assets with persons or entities who are "parties in interest," within the meaning of ERISA, or "disqualified persons," within the meaning of Section 4975 of the Code, unless an exemption is available. A party in interest or disqualified person who engages in a nonexempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. In addition, the fiduciary of the ERISA Plan that engages in such a nonexempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code. The acquisition and/or holding of notes by an ERISA Plan with respect to which we or the initial purchasers are considered a party in interest or disqualified person may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless the investment is acquired and is held in accordance with an applicable statutory, class or individual prohibited transaction exemption. In this regard, the United States Department of Labor has issued prohibited transaction class exemptions ("PTCEs") that may apply to the acquisition and holding of the notes. These class exemptions include, without limitation, PTCE 84-14 respecting transactions determined by independent qualified professional asset managers, PTCE 90-1, respecting insurance company pooled separate accounts, PTCE 91-38, respecting bank collective investment funds, PTCE 95-60, respecting life insurance company general accounts and PTCE 96-23, respecting transactions determined by in-house asset managers, although there can be no assurance that all of the conditions of any such exemptions will be satisfied.

Because of the foregoing, the notes should not be purchased or held by any person investing "plan assets" of any Plan, unless such purchase and holding (and the exchange of notes for exchange notes) will not constitute a non-exempt prohibited transaction under ERISA and the Code or similar violation of any applicable Similar Laws.

Representation

Accordingly, by acceptance of a note or an exchange note, each purchaser and subsequent transferee will be deemed to have represented and warranted that either (i) no portion of the assets used by such purchaser or transferee to acquire and hold the notes constitutes assets of any Plan or (ii) the purchase and holding of the notes (and the exchange of notes for exchange notes) by such purchaser or transferee will not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or similar violation under any applicable Similar Laws.

The foregoing discussion is general in nature and is not intended to be all-inclusive. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the notes (and holding the notes or exchange notes) on behalf of, or with the assets of, any Plan, consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Code and any Similar Laws to such transactions and whether an exemption would be applicable to the purchase and holding of the notes.

PLAN OF DISTRIBUTION

Each broker-dealer that receives exchange notes for its own account pursuant to the applicable exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for outstanding notes where such outstanding notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the consummation of the applicable exchange offer, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, all dealers effecting transactions in the exchange notes may be required to deliver a prospectus.

We will not receive any proceeds from any exchange of outstanding notes for exchange notes or from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own account pursuant to the exchange offers may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offers and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of exchange notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The applicable letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

For a period of 180 days after the consummation of the registered exchange offers we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offers other than commissions or concessions of any broker-dealers and will indemnify you (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

The validity of the exchange notes and the exchange guarantees will be passed upon for us by Simpson Thacher & Bartlett LLP, New York, New York. An investment vehicle comprised of selected partners of Simpson Thacher & Bartlett LLP, members of their families, related persons and others owns an interest representing less than 1% of the capital commitments of funds controlled by one of our Sponsors, The Blackstone Group.

EXPERTS

The consolidated financial statements of Nalco Holdings LLC as of December 31, 2003 and for the period from November 4, 2003 through December 31, 2003 (Successor) and the combined financial statements of Ondeo Nalco Group as of December 31, 2002 and for the year then ended and for the period from January 1, 2003 through November 3, 2003 (Predecessor), appearing in this prospectus and registration statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The combined financial statements of Nalco International SAS Subsidiaries as of and for the year ended December 31, 2001, appearing in this prospectus and registration statement have been audited by Ernst & Young AG, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of Ondeo Nalco Company as of and for each of the two years in the period ended December 31, 2001, appearing in this prospectus have been audited by Arthur Andersen LLP, independent auditors, as set forth in their report with respect thereto appearing in this prospectus, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing. Because of Arthur Andersen LLP's current financial position, you may not be able to recover against Arthur Andersen LLP for any claims you may have under securities or other laws as a result of Arthur Andersen LLP's activities during the period in which it acted as our independent auditors. See "Risk Factors—Your ability to recover from our former auditors, Arthur Andersen LLP, for any potential financial misstatements is limited."

Change in Independent Auditors

In 2002, Ondeo Nalco Company dismissed Arthur Andersen LLP as its independent auditors and engaged Ernst & Young LLP to serve as its independent auditors for the fiscal year ended December 31, 2002. The Arthur Andersen dismissal and the Ernst & Young LLP engagement were approved by the board of directors of Ondeo Nalco Company.

Arthur Andersen's report on the consolidated financial statements of Ondeo Nalco Company for the fiscal year ended December 31, 2001 did not contain an adverse opinion or disclaimer of opinion, nor was such report qualified or modified as to uncertainty, audit scope or accounting principles.

During the fiscal year ended December 31, 2001, there were (i) no disagreements with Arthur Andersen on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreement(s), if not resolved to Arthur Andersen's satisfaction would have caused Arthur Andersen to make a reference to the subject matter of the disagreement(s) in connection with Arthur Andersen's report or (ii) no reportable events as defined in Item 304(a)(1)(v) of Regulation S-K.

We have previously provided Arthur Andersen with a copy of the foregoing disclosures. Arthur Andersen has communicated to us that they have informed the SEC that they are unable to provide letters that corroborate or invalidate the statements in this disclosure, as required by the SEC. As a result, no such letter was provided to us by Arthur Andersen. In addition, Arthur Andersen ceased to practice before the SEC effective August 31, 2002.

During the fiscal year ended December 31, 2001, Ondeo Nalco Company did not consult Ernst & Young with respect to the application of accounting principles to a specified transaction, whether completed or proposed, or the type of audit opinion that might be rendered on the consolidated financial statements of Ondeo Nalco Company, or any other matters or reportable events as set forth in Items 304(a)(2)(i) and (ii) of Regulation S-K.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We and our guarantor subsidiaries have filed with the SEC a registration statement on Form S-4 under the Securities Act with respect to the exchange notes being offered hereby. This prospectus, which forms a part of the registration statement, does not contain all of the information set forth in the registration statement. For further information with respect to us and the exchange notes, reference is made to the registration statement. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete, and, where such contract or other document is an exhibit to the registration statement, each such statement is qualified by the provisions in such exhibit, to which reference is hereby made. We and our guarantor subsidiaries are not currently subject to the informational requirements of the Exchange Act. As a result of the offering of the exchange notes, we and our guarantor subsidiaries will become subject to the informational requirements of the Exchange Act, and, in accordance therewith, will file reports and other information with the SEC. The registration statement, such reports and other information can be inspected and copied at the Public Reference Room of the SEC located at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington D.C. 20549 and at a regional public reference facility maintained by the SEC located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago,

Illinois 60661. Copies of such materials, including copies of all or any portion of the registration statement, can be obtained from the Public Reference Room of the SEC at prescribed rates. You can call the SEC at 1-800-SEC-0330 to obtain information on the operation of the Public Reference Room. Such materials may also be accessed electronically by means of the SEC's home page on the Internet (http://www.sec.gov).

So long as we and our guarantor subsidiaries are subject to the periodic reporting requirements of the Exchange Act, we and our guarantor subsidiaries are required to furnish the information required to be filed with the SEC to the trustee and the holders of the outstanding notes and the exchange notes. We and our guarantor subsidiaries have agreed that, even if we and our guarantor subsidiaries are not required under the Exchange Act to furnish such information to the SEC, we will nonetheless continue to furnish information that would be required to be furnished by us and our guarantor subsidiaries by Section 13 of the Exchange Act, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual information only, a report thereon by our certified independent accountants to the trustee and the holders of the outstanding notes or exchange notes as if they were subject to such periodic reporting requirements.

INDEX TO FINANCIAL STATEMENTS

Nalco Holdings LLC

Report of Ernst & Young LLP, independent auditors	F-2
Consolidated and combined balance sheets as of December 31, 2003 (Successor) and December 31, 2002 (Predecessor)	F-3
Consolidated and combined statements of operations for the period from November 4, 2003 through December 31, 2003 (Successor), the period from January 1, 2003 through November 3, 2003 (Predecessor) and the year ended December 31, 2002 (Predecessor)	F-4
Consolidated and combined statements of unitholder's and shareholders' equity for the period from November 4, 2003 through December 31, 2003 (Successor), the period from January 1, 2003 through November 3, 2003 (Predecessor) and the year ended December 31, 2002 (Predecessor)	F-5
Consolidated and combined statements of cash flows for the period from November 4, 2003 through December 31, 2003 (Successor), the period from January 1, 2003 through November 3, 2003 (Predecessor) and the year ended December 31, 2002 (Predecessor)	F-6
Notes to Nalco Holdings LLC consolidated and combined financial statments	F-8
Ondeo Nalco Company
Report of Arthur Andersen, independent auditors	F-46
Audited statements of consolidated loss for the years ended December 31, 2000 and 2001	F-47
Audited balance sheets as of December 31, 2000 and 2001	F-48
Audited statements of cash flows for years ended December 31, 2000 and 2001	F-49
Audited statements of changes in shareholders' equity for the years ended December 31, 2000 and 2001	F-50
Notes to audited financial statements	F-51
Nalco International SAS Subsidiaries
Report of Ernst & Young AG, independent auditors	F-65
Combined balance sheet as of December 31, 2001	F-66
Combined statement of operations for the year ended December 31, 2001	F-68
Combined statement of Parent Company Investment for the year ended December 31, 2001	F-69
Combined statement of cash flows for year ended December 31, 2001	F-70
Notes to combined financial statements	F-71

Report of Independent Auditors

The Unitholder
Nalco Holdings LLC (formerly Ondeo Nalco Group)

We have audited the accompanying consolidated balance sheet as of December 31, 2003, of Nalco Holdings LLC and subsidiaries, and the related consolidated statements of operations, unitholder's equity, and cash flows for the period from November 4, 2003 to December 31, 2003 (Successor), and the combined balance sheet as of December 31, 2002, of Ondeo Nalco Group (companies listed in Note 1) and the related statements of operations, shareholders' equity, and cash flows for the year then ended and for the period from January 1, 2003 to November 3, 2003 (Predecessor). These financial statements are the responsibility of management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Nalco Holdings LLC and subsidiaries as of December 31, 2003, and the consolidated results of their operations and their cash flows for the period from November 4, 2003 to December 31, 2003 (Successor), and the combined financial position of Ondeo Nalco Group as of December 31, 2002, and the combined results of its operations and its cash flows for the year then ended and for the period from January 1, 2003 to November 3, 2003 (Predecessor), in conformity with accounting principles generally accepted in the United States.

As discussed in Note 2 to the financial statements, Ondeo Nalco Group adopted Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, effective January 1, 2002.

/s/ Ernst & Young LLP
March 25, 2004

Nalco Holdings LLC and Subsidiaries
Consolidated and Combined Balance Sheets
(Dollars in Millions)

	Predecessor December 31, 2002	Successor December 31, 2003
Assets
Current assets:
Cash and cash equivalents	$120.5	$100.0
Trade accounts receivable, less allowances of $24.8 and $21.0 in 2002 and 2003, respectively	381.9	482.9
Inventories	262.2	295.1
Notes and accounts receivable from related parties	99.5	—
Deferred income taxes	39.0	54.6
Prepaid expenses and other current assets	28.4	43.0
Total current assets	931.5	975.6
Property, plant, and equipment, net	823.2	865.6
Goodwill	2,319.3	2,500.1
Other intangible assets, net	2,164.9	1,408.9
Deferred financing costs	—	75.0
Receivable from related parties and former shareholder	2.8	117.3
Other noncurrent assets	244.7	221.3
Total assets	$6,486.4	$6,163.8
Liabilities and unitholder's/shareholders' equity
Current liabilities:
Accounts payable	$169.3	$155.9
Accrued expenses	143.4	193.9
Accrued compensation	59.1	77.1
Payables to related parties and shareholder	147.9	—
Short-term debt	587.9	51.9
Income taxes	98.9	50.0
Total current liabilities	1,206.5	528.8
Long-term debt	38.3	3,262.8
Deferred income taxes	963.1	624.0
Accrued pension benefits	123.6	374.1
Other liabilities	447.7	293.5
Minority interest	18.0	11.6
Commitments and contingencies	—	—
Unitholder's/shareholders' equity	3,689.2	1,069.0
Total liabilities and unitholder's/shareholders' equity	$6,486.4	$6,163.8

See notes to combined and consolidated financial statements.

Nalco Holdings LLC and Subsidiaries
Consolidated and Combined Statements of Operations
(Dollars in Millions)

	Predecessor		Successor November 4, 2003 through December 31, 2003
	Year ended December 31, 2002	January 1, 2003 through November 3, 2003
Net sales	$2,644.3	$2,306.5	$460.1
Operating costs and expenses:
Cost of product sold	(1,281.8)	(1,128.0)	(250.5)
Selling, administrative, and research expenses	(973.6)	(885.3)	(173.4)
Amortization of intangible assets	(89.2)	(68.9)	(15.4)
Impairment of goodwill	—	(244.4)	—
Business optimization expenses	(32.8)	(20.3)	(0.8)
Total operating costs and expenses	(2,377.4)	(2,346.9)	(440.1)

Operating earnings (loss)	266.9	(40.4)	20.0

Other income (expense), net	0.7	(19.3)	(3.5)
Interest income	7.8	7.1	0.6
Interest expense	(38.5)	(32.7)	(49.6)
Earnings (loss) before income taxes	236.9	(85.3)	(32.5)

Income tax benefit (provision)	(105.2)	(68.7)	8.3

Minority interests	(3.3)	(4.2)	0.1
Net income (loss)	$128.4	$(158.2)	$(24.1)

See notes to combined and consolidated financial statements.

Nalco Holdings LLC and Subsidiaries
Consolidated and Combined Statements of Unitholder's and Shareholders' Equity
(Dollars in Millions, Except Per Share Amounts)

			Accumulated Other Comprehensive Income (Loss)
	Capital Accounts	Accumulated Deficit	Minimum Pension Liability Adjustment	Derivatives	Foreign Currency Translation Adjustment	Comprehensive Income (Loss)
Predecessor Company
Balance at January 1, 2002	$4,126.1	$(290.2)	$(17.6)	$(0.8)	$(83.1)
Issuance of common stock, 1,997,500 shares at $20 par	40.0	—	—	—	—
Merger with affiliate	(9.2)	—	—	—	—
Net income	—	128.4	—	—	—	$128.4
Other comprehensive income:
Minimum pension liability adjustment – net of tax benefit of $35.8	—	—	(55.9)	—	—	(55.9)
Loss on derivatives – net of tax benefit of $5.0	—	—	—	(7.7)	—	(7.7)
Currency translation adjustments	—	—	—	—	(18.5)	(18.5)
Comprehensive income						$46.3
Distributions to shareholder	—	(122.3)	—	—	—
Balance at December 31, 2002	4,156.9	(284.1)	(73.5)	(8.5)	(101.6)
Net loss		(158.2)				$(158.2)
Capital contribution	77.7	—	—	—	—
Acquisition of Aquazur Limited	(2.8)	(8.1)	—	—	—
Other comprehensive income (loss):
Gain on derivatives – net of tax of $5.4	—	—	—	8.5	—	8.5
Currency translation adjustments	—	—	—	—	54.1	54.1
Comprehensive loss						$(95.6)
Distributions to shareholder	—	(29.0)	—	—	—
Balance at November 3, 2003	$4,231.8	$(479.4)	$(73.5)	$—	$(47.5)
Successor Company
Capital contribution	$1,001.9	$—	$—	$—	$—
Net loss	—	(24.1)	—	—	—	$(24.1)
Other comprehensive income:
Currency translation adjustments – net of tax benefit of $18.0	—	—	—	—	91.2	91.2
Comprehensive income						$67.1
Balance at December 31, 2003	$1,001.9	$(24.1)	$—	$—	$91.2

See notes to combined and consolidated financial statements

Nalco Holdings LLC and Subsidiaries
Consolidated and Combined Statements of Cash Flows
(Dollars in Millions)

	Predecessor		Successor November 4, 2003 through December 31, 2003
	Year ended December 31, 2002	January 1, 2003 through November 3, 2003
Operating activities
Net income (loss)	$128.4	$(158.2)	$(24.1)
Adjustments to reconcile net earnings (loss) to net cash provided by operating activities:
Depreciation	134.7	101.8	22.5
Amortization	89.2	68.9	15.4
Impairment of goodwill	—	244.4	—
Amortization of deferred financing costs	—	—	17.4
Equity in earnings of unconsolidated subsidiaries, net of distributions	0.3	(1.8)	(0.4)
Deferred income taxes	(30.2)	(17.1)	(18.4)
Prepaid pension payment	(90.0)	—	—
Securitized accounts receivable, net	(14.0)	(87.0)	—
Amortization of unearned employee compensation and accretion of obligation	12.1	20.0	4.0
Pension and postretirement curtailments	(49.4)	2.0	(0.2)
Other, net	1.5	19.0	4.1
Changes in current assets and liabilities:
Trade accounts receivable	7.3	3.7	11.3
Inventories	(11.0)	(0.4)	28.7
Accounts payable	28.6	(44.3)	4.0
Payable to shareholder	112.2	6.2	—
Contribution to profit-sharing trust	(11.8)	(24.0)	—
Other receivables from related parties	5.5	(1.9)	—
Other	9.7	13.1	24.4
Net cash provided by operating activities	323.1	144.4	88.7

Investing activities
Acquisition of Ondeo Nalco Group	—	—	(4,127.1)
Business purchases/sales, net	2.7	(10.1)	—
Additions to property, plant, and equipment, net	(108.3)	(85.6)	(15.6)
Notes receivable from related parties	(36.2)	98.3	—
Investments in affiliated companies	—	(6.0)	—
Other investing activities	15.7	(8.9)	(2.4)
Net cash used for investing activities	(126.1)	(12.3)	(4,145.1)

Nalco Holdings LLC and Subsidiaries
Consolidated and Combined Statements of Cash Flows (continued)
(Dollars in Millions)

	Predecessor		Successor November 4, 2003 through December 31, 2003
	Year ended December 31, 2002	January 1, 2003 through November 3, 2003
Financing activities
Cash dividends	(122.3)	(29.0)	—
Proceeds from long-term debt	3.1	0.6	3,214.2
Payments of long-term debt	(3.5)	(8.3)	(0.8)
Short-term debt, net	(255.0)	(272.7)	8.3
Proceeds from corporate facility sale and leaseback	144.8	—	—
Deferred financing costs	—	—	(92.4)
Capital contribution	—	77.7	1,001.9
Other financing activities	0.2	(2.5)	(0.9)
Net cash provided by (used for) financing activities	(232.7)	(234.2)	4,130.3
Effect of foreign exchange rate changes on cash and cash equivalents	10.2	6.0	1.7
Increase (decrease) in cash and cash equivalents	(25.5)	(96.1)	75.6
Cash and cash equivalents at beginning of the period	146.0	120.5	24.4
Cash and cash equivalents at end of the period	$120.5	$24.4	$100.0
Supplemental cash flows information
Cash paid during the period for:
Interest	$40.6	$32.4	$6.4
Income taxes	40.0	43.0	14.2

See notes to combined and consolidated financial statements.

Nalco Holdings LLC and Subsidiaries
Notes to Combined and Consolidated Financial Statements
(Dollars in Millions, Except Per Share Amounts)

December 31, 2003

1.    Change in Ownership and Description of Business

Change in Ownership

On August 31, 2003, Nalco Holdings LLC (the Company or Successor), a newly-formed entity controlled by affiliates of The Blackstone Group, L.P., Apollo Management, L.P., and The Goldman Sachs Group, Inc. (collectively, the Sponsors), entered into a Stock Purchase Agreement, as amended, with Suez S.A. (Suez or Seller) and certain of its affiliates, whereby Nalco Holdings LLC would acquire the net assets of Ondeo Nalco Group (the Predecessor and as defined in Note 2 below). The acquisition was completed on November 4, 2003 for a purchase price of $4,127.1 million including direct costs of the acquisition of $125.6 million, excluding assumed debt of $30.2 million, and subject to certain closing and post-closing adjustments (the Acquisition).

The Company was capitalized by equity investments totaling $991.9 million from the Sponsors and $10.0 million from Dr. William H. Joyce, the Chairman and Chief Executive Officer of Nalco Holdings LLC. The equity investments were made to Nalco Investment Holdings LLC which, in turn, contributed $1,001.9 million to Nalco Holdings LLC and is its parent company as of December 31, 2003. On January 14, 2004, Nalco Investment Holdings LLC contributed its 100% interest in Nalco Holdings LLC in exchange for a 100% interest in a newly formed entity, Nalco Finance Holdings LLC. As of that date, Nalco Finance Holdings LLC became the parent company of Nalco Holdings LLC.

Funding for the purchase price of the Acquisition included the equity investments and the issuance of senior notes and senior subordinated notes (the Notes) in a private offering, and new revolving credit and term loan facilities by the Company, through its 100% owned subsidiary Nalco Company. See Note 12 for the terms and conditions of the Notes and revolving credit and term loan facilities.

The Stock Purchase Agreement provides for certain adjustments of the purchase price, including adjustments based on the closing working capital and indebtedness (as both are defined in the Stock Purchase Agreement) of the Predecessor at the date of the Acquisition. On March 25, 2004, the Company and Suez agreed to a $25.6 million working capital adjustment payable to the Company plus interest. This adjustment has not been reflected in the consolidated financial statements as of December 31, 2003.

Description of Business

The Company is engaged in the worldwide manufacture and sale of highly specialized service chemical programs. This includes production and service related to the sale and application of chemicals and technology used in water treatment, pollution control, energy conservation, oil production and refining, steelmaking, papermaking, mining, and other industrial processes.

2.    Basis of Presentation

All intercompany balances and transactions are eliminated. Investments in companies or partnerships in which the Company/Predecessor does not have control, but has the ability to exercise significant influence over operating and financial policies, are reported on the equity method.

Predecessor - The combined financial statements of the Predecessor prior to the Acquisition include the consolidated financial statements of Ondeo Nalco Company and subsidiaries (ONC) and the combined financial statements of certain subsidiaries of Nalco International SAS (NIS) plus Calgon Europe Limited (UK), owned by Degremont (a former related party). The combined financial statements of NIS subsidiaries are a combination of the consolidated financial statements of Ondeo Nalco France, the consolidated financial statements of Aquazur Ltd., and the consolidated financial

Nalco Holdings LLC and Subsidiaries
Notes to Combined and Consolidated Financial Statements  (continued)
(Dollars in Millions, Except Per Share Amounts)

2.    Basis of Presentation (continued)

statements of Nalco Dutch Holdings B.V., Ondeo Nalco Belgium NV/SA, Wyss Wassertechnik AG, Ondeo Nalco (Shanghai) Trading Co., Ltd., and Nalco Portuguesa (Quimica Industrial) Ltd. Ondeo Industrial Solutions North America, a subsidiary of ONC, has been excluded from the Predecessor, as it was not acquired by the Company.

Successor - The accompanying consolidated financial statements include the accounts of Nalco Holdings LLC and subsidiaries subsequent to the Acquisition.

The consolidated financial statements of the Successor as of and for the period from November 4, 2003 through December 31, 2003 reflect the Acquisition under the purchase method of accounting, in accordance with the Financial Accounting Standards Board (FASB) Statement of Financial Accounting Standards (SFAS) No. 141, Business Combinations.

The following unaudited pro forma financial data summarizes the results of operations for the years ended December 31, 2003 and December 31, 2002 as if the Acquisition had occurred as of the beginning of each individual period.

Pro forma adjustments include adjustments for (1) purchase accounting, including, (i) the elimination of a $21.2 million inventory write-up recorded as a result of the Acquisition, (ii) adjustments to depreciation and amortization to reflect the fair value of property, plant and equipment and identified intangible assets (with finite lives), (iii) elimination of the pension and other postretirement benefit amortization of unrecognized actuarial losses, prior service costs and transition obligations and assets losses, and (2) adjustments for items directly related to the transaction, including (i) rent expense that the Company would have incurred had the sublease of our Naperville, Illinois headquarters and research facility been in place, (ii) elimination of management fees that Suez and its affiliates charged to the Company for general corporate overhead and of charges to Suez and its affiliates for tax planning and compliance and treasury administration provided by the Company in North America, (iii) adjustments to interest expense to reflect the Company's new capital structure, and (iv) corresponding adjustments to income tax expense.

These pro forma amounts are not necessarily indicative of the results that would have been attained if the Acquisition had occurred at the beginning of each period presented or that may be attained in the future.

	(Unaudited) Years Ended December 31,
	2002	2003
Net sales	$2,644.3	$2,766.6
Operating earnings (loss)	287.9	0.2
Net income (loss)	74.6	(237.3)

Nalco Holdings LLC and Subsidiaries
Notes to Combined and Consolidated Financial Statements  (continued)
(Dollars in Millions, Except Per Share Amounts)

2.    Basis of Presentation (continued)

The Company has not finalized the allocation of the purchase price as of December 31, 2003. The Company has preliminarily allocated the purchase price on the basis of its current estimate of the fair value of the underlying assets acquired and liabilities assumed as follows:

As of November 4, 2003
Current assets:
Cash and cash equivalents	$24.3
Trade accounts receivable	477.5
Inventories	316.5
Other current assets	95.3
Goodwill	2,413.9
Intangible assets	1,410.0
Other noncurrent assets	367.8
Property, plant and equipment	852.9
Total assets acquired	5,958.2

Current liabilities:
Accounts payable	138.7
Accrued expenses	246.2
Other current liabilities	72.8
Long-term debt	30.2
Deferred income taxes	659.5
Accrued pension and other postretirement benefits	539.5
Other noncurrent liabilities	144.2
Total liabilities assumed	1,831.1
Net assets acquired	$4,127.1

Cash and cash equivalents, trade accounts receivable, other current assets, accounts payable, accrued expenses and other current liabilities were stated at historical carrying values, given the short-term nature of these assets and liabilities.

Inventory, other noncurrent assets, long-term debt, and other noncurrent liabilities outstanding as of the effective date of the Acquisition have been allocated based on management's judgments and estimates.

Deferred income taxes have been provided in the consolidated balance sheet based on the Company's preliminary estimates of the tax versus book basis of the assets acquired and liabilities assumed, as adjusted to estimated fair values. Valuation allowances have been established against those assets for which realization is not likely, namely in the U.S., as losses are currently being generated in that tax jurisdiction.

The Company's projected pension and other postretirement benefit obligations and assets have been reflected in the allocation of purchase price at the projected benefit obligation less plan assets at fair market value, based on management's computations which included valuations performed by independent actuaries engaged by the Company.

The Company has engaged independent appraisers to assist in determining the fair values of property, plant and equipment and intangible assets acquired; including purchased in-process research and development, trade names, trademarks, developed technology and customer relationships. The Company has received preliminary values from the appraisers, which have been included in the above

Nalco Holdings LLC and Subsidiaries
Notes to Combined and Consolidated Financial Statements  (continued)
(Dollars in Millions, Except Per Share Amounts)

2.    Basis of Presentation (continued)

table, however, the final appraisals are not yet complete. Thus, the Company has not yet completed its allocation of purchase price and may make further adjustments to the preliminary allocations in subsequent periods. The Company expects to receive final valuations from the independent appraisers in the second half of 2004 and complete its purchase accounting by the fourth quarter of 2004.

Trademarks and trade names have been preliminarily valued based on the relief of royalty approach. This method allocates value based on what the Company would be willing to pay as a royalty to a third-party owner of the trademark or trade name in order to exploit the economic benefits. The trademarks and trade names that have been valued under this approach are the Company's name and other product-related trademarks that have a preliminary value of $830.0 million with an estimated indefinite life.

Patents and developed technology have been preliminarily valued based on the relief of royalty approach. This method allocates value based on what the Company would be willing to pay as a royalty to a third-party owner of the patent or technology in order to exploit the economic benefits. The technologies that have been valued under this approach are chemical formulations and monitoring technologies and have a preliminary value of $100.0 million and an estimated weighted average useful life of 10 years.

Customer relationships have been preliminarily valued using an income approach after considering a fair return on fixed assets, working capital, patents, tradenames, trademarks, technology, and assembled workforce. A preliminary value of $480.0 million has been assigned to customer relationships with an estimated weighted average useful life of 10 years.

The Company has not completed its allocation to in-process research and development. At the time the Company determines the value of these activities, it will be immediately expensed in the statement of operations.

Based on the preliminary estimates, approximately $3.5 billion of goodwill and other intangible assets will not be deductible for income tax purposes. The primary reasons for the Acquisition and the primary factors that contributed to a purchase price that resulted in recognition of goodwill include:

•	The Company's leading market position as a global provider of integrated water treatment and process improvement services, chemicals and equipment programs for industrial and institutional applications offers a competitive advantage in competing for new customers;

•	The Company being one of only a small number of companies that can provide turnkey water management solutions on a global basis (130 countries across six continents) offers a competitive advantage in meeting the global needs of multinational customers and mitigates the potential impact of volatility in any individual country or region;

•	The diverse customer base and industries served minimizes the potential impact of volatility from any one customer or industry.

Other considerations affecting the value of goodwill include:

•	The potential for improved earnings and cash flow gained from operating as a stand-alone company with focused management effort and more efficient resource management and from the ability of the assembled work force to drive significant annual cost reductions in the administrative and overhead functions;

•	The historical heavy investment in recruiting and continuously training more than 5,000 sales professionals and engineers;

•	The ability of the assembled workforce to develop future innovative technologies and products, as has been done in the past through a focused commitment to technology, research and development;

Nalco Holdings LLC and Subsidiaries
Notes to Combined and Consolidated Financial Statements  (continued)
(Dollars in Millions, Except Per Share Amounts)

2.    Basis of Presentation (continued)

•	The application of purchase accounting, particularly for such items as pension, other postretirement benefits, and deferred tax liabilities for which significant reserve balances were recorded with no corresponding significant short-term cash outflows.

In conjunction with the Acquisition, the Company is in the process of formulating a plan to exit or restructure certain activities. The Company has not completed this analysis but has recorded initial liabilities of $27.1 million, primarily for employee severance and related costs in connection with the Company's preliminary plan to exit or restructure certain activities. As of December 31, 2003, $12.6 million has been charged against this accrual. The Company expects that these initial activities will be completed by the end of 2004. The Company also expects to finalize any further activities by the third quarter of 2004 which may result in additional liabilities related to exit and restructuring activities.

The consolidated statement of operations for the period from November 4, 2003 through December 31, 2003 includes $21.2 million in cost of sales representing the write-off of the inventory adjustment recorded in purchase accounting relating to the capitalized manufacturing profit in inventory on hand as of the Acquisition date that was sold during this period; depreciation adjustments correlating to the fair value adjustments to property, plant and equipment; and amortization of identified intangible assets, among other changes resulting from the application of purchase accounting.

3.    Summary of Significant Accounting Policies

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Reclassifications

Certain reclassifications have been made to the balance sheet at December 31, 2002 to conform to the current year presentation.

Foreign Currency Translation

Local currencies are the functional currencies for most foreign operations. Their financial statements are translated at current and average exchange rates, with any resulting translation adjustments included in the currency translation adjustment account in unitholder's/shareholders' equity. The financial statements of any foreign subsidiaries that operate in highly inflationary environments are translated using a combination of current, average, and historical exchange rates, with the resulting translation impact included in results of operations. Transactions executed in different currencies resulting in exchange adjustments are included in results of operations.

Nalco Holdings LLC and Subsidiaries
Notes to Combined and Consolidated Financial Statements  (continued)
(Dollars in Millions, Except Per Share Amounts)

3.    Summary of Significant Accounting Policies (continued)

Concentration of Credit Risk

Credit risk represents the accounting loss that would be recognized at the reporting date if counterparties failed completely to perform as contracted. Management believes the likelihood of incurring material losses due to concentration of credit risk is remote. The principal financial instruments subject to credit risk are as follows:

Cash and Cash Equivalents

A formal policy exists of placing these instruments in investment grade companies and institutions and limiting the size of an investment with any single entity.

Accounts Receivable

A large number of customers in diverse industries and geographies, as well as the practice of establishing reasonable credit lines, limits credit risk. The allowance for doubtful accounts is adequate to cover potential credit risk losses.

Foreign Exchange Contracts and Derivatives

Formal policies exist, which establish credit limits and investment grade credit criteria of "A" or better for all counterparties.

Cash and Cash Equivalents

Cash and cash equivalents include all cash balances and highly liquid investments with original maturities of three months or less.

Inventory Valuation

Inventories are valued at the lower of cost or market. Approximately 56% and 54% of the inventories at December 31, 2002 and 2003, respectively, are valued using the average cost or first-in, first-out (FIFO) method. The remaining inventories are valued using the last-in, first-out (LIFO) method. Reported inventory amounts at December 31, 2002 would have been approximately $8.5 million lower if the FIFO method of accounting had been used for all inventories. As a result of using a new basis of accounting for the Company due to the Acquisition, the LIFO value of inventories approximated the FIFO value of inventories at December 31, 2003.

Goodwill

The Predecessor adopted Statement of Financial Accounting Standards (SFAS) No. 142, Goodwill and Other Intangible Assets, as of January 1, 2002. Under SFAS No. 142, goodwill and intangible assets deemed to have indefinite lives are no longer amortized but are subject to annual impairment tests. Goodwill is tested for impairment at least annually, and impairment, if any, recorded as expense in the period of impairment.

Intangibles

The Company amortizes customer relationships using an accelerated method to reflect the pattern in which the economic benefits of that asset are realized. The straight-line method is used for all other assets subject to amortization. Customer relationships and patents and developed technology are being amortized over a preliminary estimated useful life of 10 years.

Deferred Financing Costs

Deferred financing costs are incurred to obtain long-term financing and are amortized using the effective interest method over the term of the related debt. The amortization of deferred financing

Nalco Holdings LLC and Subsidiaries
Notes to Combined and Consolidated Financial Statements  (continued)
(Dollars in Millions, Except Per Share Amounts)

3.    Summary of Significant Accounting Policies (continued)

costs, which is classified in interest expense in the statement of operations, was $17.4 million for the period from November 4, 2003 through December 31, 2003, and included the immediate write-off of $15.8 million for bridge financing commitment fees incurred in connection with the Acquisition.

Income Taxes

Income taxes are recognized during the period in which transactions enter into the determination of financial statement income, with deferred income taxes being provided for the tax effect of temporary differences between the carrying amount of assets and liabilities and their tax bases.

Deferred income taxes are provided on the undistributed earnings of foreign subsidiaries and affiliated companies except to the extent such earnings are considered to be permanently reinvested in the subsidiary or affiliate. In cases where foreign tax credits will not offset U.S. income taxes, appropriate provisions are included in the combined statement of operations.

Derivative Instruments

In accordance with the provisions of SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended by SFAS No. 138, Accounting for Certain Derivative Instruments and Certain Hedging Activities, all derivatives are recognized as either assets or liabilities in the balance sheets at fair value.

Retirement Plans

The cost of retirement plans is computed on the basis of accepted actuarial methods (using the projected unit credit method for the principal plan) and includes current service costs and amortization of increases in prior service costs over the expected future service of active participants as of the date such costs are first recognized.

The costs of health and life insurance postretirement benefits are accrued as earned. Annual expense represents a combination of interest and service cost provisions. Most postretirement benefits are not funded.

Revenue Recognition

Revenue from sales of products, including amounts billed to customers for shipping and handling costs, is recognized at the time: (1) ownership and all risks of loss have been transferred to the buyer, which is generally upon shipment, (2) the price is fixed and determinable, and (3) collectibility is reasonably assured. Revenue from services is recognized when the services are provided to the customer.

Shipping and handling costs, including certain warehousing costs incurred by the Company, are included in cost of products sold.

Research and Development

Research and development costs, excluding costs to acquire in-process research and development, totaled $59.6 million, $51.7 million, and $10.0 million for the year ended December 31, 2002, the period from January 1, 2003 through November 3, 2003, and the period from November 4, 2003 through December 31, 2003, respectively. Research and development costs are charged to expense as incurred.

4.    Acquisitions and Divestitures

During the period from January 1, 2003 through November 3, 2003, the Predecessor acquired Aquazur Ltd. from NIS and increased its investment in Oekophil AG from 40 percent to 100 percent. Each of

Nalco Holdings LLC and Subsidiaries
Notes to Combined and Consolidated Financial Statements  (continued)
(Dollars in Millions, Except Per Share Amounts)

4.    Acquisitions and Divestitures (continued)

the acquisitions was accounted for as a purchase; however, as disclosed in Note 2, the combined financial statements of the Predecessor include the results of Aquazur Ltd. prior to its acquisition from NIS. The combined purchase price of these acquisitions, net of cash acquired, was $23.4 million. The purchase price exceeded the fair value of the net tangible assets acquired by $12.9 million, which was allocated to goodwill.

The Predecessor received net proceeds of $13.3 million and recognized a pretax loss of $5.2 million on the sale of its South African subsidiary and two small businesses during the period from January 1, 2003 through November 3, 2003.

The Predecessor acquired two businesses during 2002 for a combined purchase price of $10.1 million, net of cash acquired. The purchase price exceeded the fair value of the net tangible assets acquired by $7.7 million, which was allocated to goodwill and other intangible assets. Each of the acquisitions was accounted for as a purchase and, accordingly, their results of operations have been included in the combined financial statements of the Predecessor since their respective dates of acquisition.

The Predecessor also sold a business during 2002 for approximately $12.8 million, which resulted in a pretax gain of $12.4 million.

5.    Securitization of Accounts Receivable

In December 2001, the Predecessor entered into an agreement that allowed it to periodically transfer undivided percentage ownership interests in a revolving pool of most of the Predecessor's U.S. trade receivables to a multiseller conduit (Conduit) administered by an independent financial institution. The agreement was terminated in October 2003, and the Predecessor repurchased $100.7 million of receivables to facilitate this termination.

Under the terms of the agreement, the Predecessor could transfer trade accounts receivable to a bankruptcy-remote special purpose entity (SPE), and the Conduit, or backup purchasers, was required to purchase from the SPE an undivided ownership interest of up to $150.0 million in those receivables. The percentage ownership interest in receivables purchased by the Conduit could increase or decrease over time, depending on the characteristics of the SPE's receivables, including delinquency rates and debtor concentrations. The Predecessor serviced the receivables transferred to the SPE and received a servicing fee, which approximated market compensation for these services.

Under the terms of the agreement, the Conduit paid the SPE the face amount of the undivided interest at the time of purchase. On a monthly basis, this sales price was adjusted, resulting in payments by the SPE to the Conduit of an amount that varied based on the interest rate on certain of the Conduit's liabilities and the length of time the sold receivables remained outstanding. Collections on sold receivables were used to purchase additional receivables from the Predecessor.

The Predecessor accounted for the transfer of undivided percentage ownership interest in the receivables to the Conduit as sales under SFAS No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities. The Predecessor's loss on the sale of the undivided interests in the receivables was $1.8 million and $1.5 million for the year ended December 31, 2002 and for the period from January 1, 2003 through November 3, 2003, respectively, and was included in interest expense.

The outstanding balance of undivided interest in receivables sold was $87 million at December 31, 2002. Cash flows from the sale of undivided interests in the receivables to the Conduit, net of receivables repurchased to facilitate termination of the agreement, were reported by the Predecessor as an operating activity in the statement of cash flows.

The Predecessor's interest in receivables transferred to the SPE but not ultimately sold to the Conduit ("retained interest") is classified in trade accounts receivable in the Predecessor's balance sheet. The

Nalco Holdings LLC and Subsidiaries
Notes to Combined and Consolidated Financial Statements  (continued)
(Dollars in Millions, Except Per Share Amounts)

5.    Securitization of Accounts Receivable (continued)

retained interest was $56.6 million at December 31, 2002. This retained interest was subordinate to, and provided credit enhancement for, the Conduit's ownership interest in the SPE's receivables, and was available to the Conduit to pay any fees or expenses due to the Conduit, and to absorb all credit losses incurred on any of the SPE's receivables.

6.    Inventories

Inventories consist of the following:

	Predecessor December 31, 2002	Successor December 31, 2003
Finished products	$194.7	$233.6
Raw materials and work-in-process	67.5	61.5
	$262.2	$295.1

7.    Goodwill

Changes in the Predecessor's carrying value of goodwill from December 31, 2002 to November 3, 2003 are summarized below:

Balance at December 31, 2002	$2,319.3
Acquisitions	12.9
Dispositions	(8.0)
Impairment	(244.4)
Adjustment of income tax uncertainties	(60.0)
Foreign currency translation and other	24.1
Balance at November 3, 2003	$2,043.9

In the second quarter of 2003, Suez initiated the sale of the Predecessor. Initial third party offers indicated a potential sales price less than book value which triggered the Predecessor to complete the first step evaluation of goodwill for impairment as of June 30, 2003, resulting in an estimated impairment charge of $256.7 million, which was recorded in the six-month period ended June 30, 2003.

The second step evaluation of goodwill, in which the fair value is assigned to the assets and liabilities as prescribed under SFAS No. 142, was performed in connection with purchase accounting related to the Acquisition. The completion of the second step evaluation resulted in a $12.3 million reduction of the estimated impairment charge, and the Predecessor recognized a goodwill impairment charge of $244.4 million in the combined statement of operations during the period from January 1, 2003 through November 3, 2003.

During the period from January 1, 2003 through November 3, 2003, the Predecessor reduced its goodwill and deferred tax liabilities by $60.0 million, as a result of changes in the Predecessor's estimate of its deferred tax liabilities as of the date it was acquired by Suez.

Nalco Holdings LLC and Subsidiaries
Notes to Combined and Consolidated Financial Statements  (continued)
(Dollars in Millions, Except Per Share Amounts)

7.    Goodwill (continued)

The Company recorded goodwill of $2,413.9 million as a result of the Acquisition. Changes in the Company's carrying value of goodwill from November 4, 2003 to December 31, 2003 are summarized below:

Balance at November 4, 2003	$2,413.9
Foreign currency translation	86.2
Balance at December 31, 2003	$2,500.1

The Company will evaluate goodwill for impairment in the fourth quarter of each year and whenever a triggering event occurs.

8.    Other Intangible Assets

The Predecessor's intangible assets at December 31, 2002 are summarized as follows:

	Gross Amount	Accumulated Amortization	Net
Customer relationships	$1,483.2	$(160.6)	$1,322.6
Patents and developed technology	411.1	(45.6)	365.5
Trademarks and trade names	518.5	(55.6)	462.9
Other	26.5	(12.6)	13.9
	$2,439.3	$(274.4)	$2,164.9

The Company's intangible assets at December 31, 2003 are summarized as follows:

	Gross Amount	Accumulated Amortization	Net
Intangible assets subject to amortization:
Customer relationships	$494.4	$(13.9)	$480.5
Patents and developed technology	100.1	(1.7)	98.4
Intangibles not subject to amortization:
Trademarks and trade names	830.0	—	830.0
	$1,424.5	$(15.6)	$1,408.9

Estimated annual amortization expense for the years ending December 31, 2004 through December 31, 2008 is as follows:

Year ending December 31
2004	$83.4
2005	71.9
2006	62.1
2007	53.9
2008	50.3

9.    Contribution Agreement With Profit-Sharing Trust and Reimbursement Agreement with Suez

The Predecessor previously had an Employee Stock Ownership Plan (ESOP), which gave most U.S. employees an additional opportunity to share in the ownership of the Predecessor's stock. Preferred shares were allocated to eligible employees based on a percentage of pretax earnings.

Nalco Holdings LLC and Subsidiaries
Notes to Combined and Consolidated Financial Statements  (continued)
(Dollars in Millions, Except Per Share Amounts)

9.    Contribution Agreement With Profit-Sharing Trust and Reimbursement Agreement with Suez (continued)

At the inception of the ESOP, the Predecessor and a trustee entered into a trust agreement, constituting the ESOP Trust, to fund benefits under the Predecessor's ESOP. As part of its acquisition of Nalco Chemical Company in November 1999, Suez purchased from the trustee all of the issued and outstanding Series B ESOP Convertible Preferred Stock at a price of $1,060 per share. The trustee credited proceeds from the sale of allocated shares to participants' accounts. Under the terms of an agreement (the Contribution Agreement), the Predecessor and the ESOP trustee agreed that the trustee would use proceeds from the sale of shares held in the loan suspense account to repay the outstanding principal and accrued interest on the ESOP loans. It was also agreed that all proceeds remaining after the repayment of the loans and accrued interest would be allocated to participants' accounts. In return, the Predecessor agreed to make contributions to the Profit Sharing, Investment and Pay Deferral Plan Trust (the Trust) on or before December 31, 2010, having a present value equal to $124.6 million, the outstanding principal and accrued interest paid on the ESOP loans. The plan was amended effective January 1, 2003 to also permit matching contributions under the Company's 401(k) plan to count as contributions to the Trust. The Contribution Agreement provides for specified minimum annual contributions to be made to the Trust, with interest accruing on the outstanding contribution balance at an annual rate of 8.5% compounded monthly. The contribution commitment becomes due and payable in its entirety if one or more events that are specified in the Contribution Agreement occur. The Predecessor, upon the acquisition by Suez, recorded a liability of $139.1 million for this contribution commitment, representing the present value of the total expected contributions to the Trust, with a corresponding deferred employee profit sharing asset.

Contributions to the Trust and expenses recorded related to the Contribution Agreement are as follows:

	Predecessor		Successor November 4, 2003 through 4 December 31, 2003
	Year ended December 31, 2002	January 1, 2003 through November 3, 2003

Contributions to the Trust	$11.8	$24.0	$—
Expense recorded:
Amortization of unearned employee profit sharing	$2.9	$13.8	$2.8
Accretion of obligation to Trust	9.2	6.2	1.2
Total included in operating expenses	$12.1	$20.0	$4.0

Pursuant to the Stock Purchase Agreement, the Company and Suez entered into an agreement (the Reimbursement Agreement) on November 4, 2003, whereby Suez shall reimburse the Company for all contributions the Company makes to the Trust in order to satisfy its obligations under the Contribution Agreement. As part of the allocation of the Acquisition purchase price, the Company recorded a receivable from Suez of $112.7 million, equivalent to the Company's recorded liability to the Trust.

On November 4, 2003, the Company entered into a sublease agreement with Leo Holding Company (Leo), a subsidiary of Suez, whereby the Company subleases its corporate headquarters and research facility from Leo. (See Note 14.) Under the terms of the Reimbursement Agreement, if the Company fails to pay when due any sublease rent (as defined in the sublease agreement), Suez shall have the right to reduce its reimbursement obligations to the Company pursuant to the Reimbursement Agreement by an amount equal to such shortfall.

Nalco Holdings LLC and Subsidiaries
Notes to Combined and Consolidated Financial Statements   (continued)
(Dollars in Millions, Except Per Share Amounts)

10.    Property, Plant, and Equipment

Property, plant, and equipment (including major improvements) are recorded at cost. Depreciation of buildings and equipment is calculated over their estimated useful lives generally using the straight-line method.

The estimated useful lives of the major classes of depreciable assets are as follows: buildings 33 to 40 years; software 5 to 10 years; equipment 3 to 15 years.

Software includes costs of computer software developed or obtained for internal use. The Company's U.S. management information system, which was implemented in 1999, is being depreciated over ten years, and other computer software costs are depreciated over five years.

The Company has engaged independent appraisers to assist in determining the fair values of property, plant and equipment and has received preliminary values from the appraisers, which have been included in the table below. The Company depreciated the acquired assets based on the preliminary fair values and the remaining useful lives.

Property, plant, and equipment consist of the following:

	Predecessor December 31, 2002	Successor December 31, 2003

Land	$78.5	$69.0
Buildings	219.1	164.9
Software	102.0	71.4
Equipment	723.4	583.2
	1,123.0	888.5
Accumulated depreciation	(299.8)	(22.9)
Property, plant, and equipment, net	$823.2	$865.6

11.    Income Tax

The benefit (provision) for income taxes was calculated based upon the following components of earnings (loss) before income taxes:

	Predecessor		Successor November 4, 2003 through December 31, 2003
	Year ended December 31, 2002	January 1, 2003 through November 3, 2003
United States	$100.3	$(233.1)	$(33.0)
Non-United States	136.6	147.8	$0.5
Earnings (loss) before income taxes	$236.9	$(85.3)	$(32.5)

Nalco Holdings LLC and Subsidiaries
Notes to Combined and Consolidated Financial Statements   (continued)
(Dollars in Millions, Except Per Share Amounts)

11.    Income Tax (continued)

The components of the income tax benefit (provision) are as follows:

	Predecessor		Successor November 4, 2003 through December 31, 2003
	Year ended December 31, 2002	January 1, 2003 through November 3, 2003
United States	$(71.3)	$(23.1)	$0.3
State and local	(10.0)	(6.4)	(1.4)
Non-United States	(54.0)	(56.3)	(9.0)
Total current	(135.3)	(85.8)	(10.1)

Deferred:
United States	22.8	16.1	11.8
State and local	4.8	3.0	(1.0)
Non-United States	2.5	(2.0)	7.6
Total deferred	30.1	17.1	18.4
Income tax benefit (provision)	$(105.2)	$(68.7)	$8.3

Deferred tax assets and liabilities are recognized for the expected future tax consequences of temporary differences between the financial statement basis and the tax basis of assets and liabilities using enacted statutory tax rates applicable to future years. Net deferred income tax assets (liabilities) are as follows:

	Predecessor December 31, 2002	Successor December 31, 2003

Retirement benefits	$100.4	$50.2
Pension	—	124.8
United States net operating loss carryforwards	8.3	18.1
Non-United States net operating loss carryforwards	34.2	28.8
Leveraged lease investments	32.6	—
Accruals	34.4	32.4
Other deferred tax assets	37.3	36.7
Total deferred tax assets	247.2	291.0
Valuation allowance	(30.3)	(35.6)
Net deferred tax assets	$216.9	$255.4

Property	$(80.2)	$(67.4)
Software amortization	(11.8)	(17.5)
Intangible assets	(977.1)	(681.3)
Leveraged lease investments	—	(22.2)
Pension	(34.0)	—
Profit Sharing Reimbursement Agreement	—	(42.8)
Other deferred tax liabilities	(42.5)	(15.4)
Total deferred tax liabilities	(1,145.6)	(846.6)
Net deferred tax assets	216.9	108.4
Total deferred income taxes	$(928.7)	$(738.2)

Nalco Holdings LLC and Subsidiaries
Notes to Combined and Consolidated Financial Statements   (continued)
(Dollars in Millions, Except Per Share Amounts)

11.    Income Tax (continued)

These deferred tax assets and liabilities are classified in the balance sheets based on the balance sheet classification of the related assets and liabilities.

Pursuant to the Stock Purchase Agreement, Suez has provided an indemnity for certain contingent taxes that relate to periods prior to November 4, 2003.

Management believes it is more likely than not that current and long-term deferred tax assets, with the exception of certain net operating loss carryforwards, will be realized through the reduction of future taxable income. Significant factors considered by management in this determination include the historical operating results of the Company and the expectation of future earnings, including anticipated reversals of future taxable temporary differences. Valuation allowances were established for deferred tax assets related to all of the net operating loss carryforwards for which utilization is uncertain.

The effective rate of the provision for income taxes differs from the United States statutory tax rate due to the following items:

	Predecessor		Successor November 4, 2003 through December 31, 2003
	Year ended December 31, 2002	January 1, 2003 through November 3, 2003
United States statutory tax rate	$(82.9)	$29.9	$11.4
State income taxes, net of federal benefits	(1.2)	(3.9)	(0.4)
Foreign taxes	1.0	0.7	(1.6)
Goodwill impairment	—	(85.5)	—
Undomestication of Japan subsidiary	(6.2)	—	—
U.S. tax on repatriated earnings	—	(5.9)	—
U.S. tax on subsidiary integration	(8.1)	—	—
U.S. tax on subsidiary disposition	—	(5.2)	—
Prior year adjustments	(5.9)	(1.3)	0.1
Valuation allowance	(1.2)	3.0	(0.5)
Nondeductible items	(9.5)	(2.2)	(0.7)
Other	8.8	1.7	—
Income tax benefit (provision)	$(105.2)	$(68.7)	$8.3

No provision has been made for United States or non-United States income taxes related to approximately $355.0 million of undistributed earnings of non-United States subsidiaries at December 31, 2003, as the Company considers these earnings to be permanently reinvested. It was not practicable to estimate the additional income taxes and applicable withholding that would be payable on the remittance of such undistributed earnings.

During the year ended December 31, 2002, the Predecessor made income tax payments of $40.0 million, net of tax refunds of $0.1 million. The Predecessor made income tax payments of $43.0 million net of tax refunds of $4.2 million during the period from January 1, 2003 through November 3, 2003. Through November 3, 2003, a portion of Nalco's United States operations were conducted as part of a United States consolidated tax group that generated tax losses. Without the losses generated by other members of the group, the Predecessor would have made additional income tax payments of approximately $84.0 and $51.2 million during the year ended December 31, 2002 and the period from January 1, 2003 through November 3, 2003, respectively.

Nalco Holdings LLC and Subsidiaries
Notes to Combined and Consolidated Financial Statements   (continued)
(Dollars in Millions, Except Per Share Amounts)

12.    Debt

Debt consists of the following:

	Predecessor December 31, 2002	Successor December 31, 2003
Short-term
Checks outstanding and bank overdrafts	$29.9	$19.5
Notes payable to banks	62.6	1.5
Current maturities of long-term debt	21.7	29.2
Notes payable to affiliated companies	—	1.7
Notes payable to related parties	473.7	—
	$587.9	$51.9
Long-term
Revolving credit facility	$—	$15.0
Term loan A, due November 2009	—	311.2
Term loan B, due November 2010	—	1,300.0
Senior notes, due November 2011	—	917.7
Senior subordinated notes, due November 2013	—	717.7
Unsecured notes, due May 2008	27.8	27.8
Other	32.2	2.6
	60.0	3,292.0
Less: Current portion	21.7	29.2
	$38.3	$3,262.8

The weighted-average interest rate on short-term debt was 3.8% at December 31, 2002 and December 31, 2003.

In connection with the Acquisition, Nalco Company (Nalco), a wholly owned subsidiary of Nalco Holdings LLC, issued senior notes and senior subordinated notes in a private offering and entered into senior secured credit facilities.

On November 4, 2003, Nalco issued senior notes and senior subordinated notes (Notes). The senior notes were issued in the principal amount of $665.0 million and €200.0 million and bear interest at 7.75%. The senior subordinated notes were issued in the principal amount of $465.0 million and €200.0 million and bear interest at 8.875% and 9.0%, respectively. Interest is payable semi-annually on May 15 and November 15. Additional interest is payable in certain circumstances if Nalco does not consummate an exchange offer or shelf registration for the Notes within 300 days following the issuance of the Notes. The Notes do not have required principal payments prior to maturity. Nalco Holdings LLC's and Nalco's direct and indirect domestic subsidiaries that guarantee its obligations under the senior credit facilities guarantee the Notes.

At its option, Nalco may redeem some or all of the senior notes and senior subordinated notes, beginning November 15, 2007 and November 15, 2008, respectively, at the redemption prices set forth below (expressed as percentages of principal amount), plus accrued interest, if any, if redeemed during the twelve-month period commencing on November 15 of the years set forth below:

Nalco Holdings LLC and Subsidiaries
Notes to Combined and Consolidated Financial Statements   (continued)
(Dollars in Millions, Except Per Share Amounts)

12.    Debt (continued)

Senior notes		Senior subordinated notes
Period	Redemption Price	Period	U.S. dollar Redemption Price	Euro Redemption Price
2007	103.875%	2008	104.438%	104.500%
2008	101.938%	2009	102.958%	103.000%
2009 and thereafter	100.000%	2010	101.479%	101.500%
		2011 and thereafter	100.000%	100.000%

Nalco may redeem some or all of the senior notes and senior subordinated notes, prior to November 15, 2007 and November 15, 2008, respectively, at a price equal to the principal amount of the notes, plus a specified "make-whole" premium. In addition, on or prior to November 15, 2006, Nalco may redeem up to 35% of each of the senior notes and senior subordinated notes with the proceeds of certain equity offerings.

The senior secured credit facilities consist of a revolving credit facility and various term loan facilities that are unconditionally guaranteed by Nalco Holdings LLC, Nalco, and certain domestic subsidiaries of Nalco Holdings LLC (collectively, the Guarantors). The repayment of these facilities is secured by substantially all the assets of the Guarantors, including, but not limited to, a pledge of their capital stock and 65 percent of the capital stock of each non-U.S. subsidiary owned by the Guarantors. The revolving credit facility, which expires in November 2009, provides for borrowings up to $250 million, a portion of which is available to the Company's non-U.S. subsidiary borrowers in euros, through a syndicate of lenders. The revolving credit facility also includes borrowing capacity available for letters of credit. The facility bears interest at a rate equal to an applicable margin plus, at the Company's option, either (a) a base rate determined by reference to the greater of (1) the prime rate, (2) the three-month certificate of deposit rate plus 0.5%, and (3) the federal funds rate plus 0.5% or (b) LIBOR or EURIBOR plus an applicable margin ranging from 1.0% to 2.5%, depending on the type of borrowing and the leverage ratio of the Company, as defined in the credit agreement. Interest is generally due quarterly in arrears, and is also due upon expiration of any particular loan. In addition, there is an annual loan commitment fee of 0.5% on the unused portion of the revolving credit facility. The Company is also required to pay a participation fee in respect of the undrawn portion of the letters of credit, at a rate per annum equal to LIBOR or EURIBOR plus an applicable margin, a fronting fee at a rate of 0.25% per annum of the daily average amount, as well as customary letter of credit fees. As of December 31, 2003, the Company had $29.9 million in outstanding letters of credit, none of which had been drawn against.

The term loans consist of a term loan A facility of $200.0 million and €88.0 million and a term loan B facility of $1,300.0 million. The term loans bear interest at the same rates as the revolving credit facility.

At December 31, 2003, the Company had $1,626.2 million outstanding under the senior secured credit facilities with a weighted-average interest rate of 3.74%. The amounts outstanding, as well as the base rates and margins, at December 31, 2003, were as follows:

	Amount	Base Rate	Margin
Revolving credit facility	$15.0	1.17%	2.50%
Term loan A (U.S. dollar)	$200.0	1.17%	2.50%
Term loan A (euro)	€ 88.0	2.16%	2.50%
Term loan B	$1,300.0	1.17%	2.50%

Nalco Holdings LLC and Subsidiaries
Notes to Combined and Consolidated Financial Statements   (continued)
(Dollars in Millions, Except Per Share Amounts)

12.    Debt (continued)

The $27.8 million of unsecured notes bear interest at 6.25% with interest payments due on May 15 and November 15. The $2.6 million in other long-term debt at December 31, 2003 was borrowed by various foreign subsidiaries at interest rates ranging from 1.0% to 10.5% and is due at various dates.

The senior secured credit facilities, senior notes, and senior subordinated notes contain a number of covenants that, among other things, restrict, subject to certain exceptions, the ability of the Company to sell assets; incur additional indebtedness or issue preferred stock; repay other indebtedness; pay dividends or repurchase stock; create liens on assets; make investments, loans or advances; make acquisitions, mergers or consolidations; enter into sale and leaseback transactions; engage in certain transactions with affiliates; amend certain material agreements governing our indebtedness; change the business of the Company; and enter into hedging contracts. In addition, the Company must maintain financial covenants including a maximum total leverage ratio, minimum interest coverage ratio, and maximum capital expenditure limitation. As of December 31, 2003, the Company was in compliance with all of these covenants.

The following table presents the projected annual maturities of long-term debt for years after 2003:

2004	$29.2
2005	44.9
2006	60.3
2007	75.6
2008	118.7
Thereafter	2,963.3
$3,292.0

13.    Leases

The Company leases administrative, research, manufacturing, and warehouse facilities and data processing and other equipment under non-cancelable leases that expire at various dates through 2027. Rent expense totaled $25.1 million, $23.8 million, and $9.2 million for the year ended December 31, 2002, the period from January 1, 2003 through November 3, 2003, and the period from November 4, 2003 through December 31, 2003, respectively.

Future minimum rental payments for operating leases related to facilities, with initial or remaining terms greater than one year, are as follows:

Year ending December 31
2004	$14.8
2005	12.2
2006	11.3
2007	10.3
2008	9.4
Thereafter	212.0
$270.0

14.    Sale-Leaseback Transaction

In December 2002, the Predecessor entered into an agreement whereby it sold and leased back its corporate headquarters and research facility in Naperville, IL. As a result of the sale, the Predecessor received proceeds of $144.8 million, net of $5.2 million of transaction costs. The related lease was for

Nalco Holdings LLC and Subsidiaries
Notes to Combined and Consolidated Financial Statements   (continued)
(Dollars in Millions, Except Per Share Amounts)

14.    Sale-Leaseback Transaction (continued)

an initial term of 25 years, and required the Predecessor to make total minimum payments of $264.2 million over the initial lease term. The lease agreement provided for two fixed rate renewal periods of 5 years each and two fair value renewal periods of 5 years each.

The Predecessor's payment obligations, along with certain other items under the lease agreement, were fully guaranteed by Suez. Because of the guarantee, the Predecessor was precluded from accounting for this transaction as a sale and leaseback of the property and instead accounted for it as a financing, with an effective interest rate of 5.5%. The Predecessor provided a cross guarantee to Suez of any payments made by Suez under its guarantee.

Under the terms of an agreement executed November 4, 2003 between the Company and Leo Holding Company (Leo), a subsidiary of Suez, the Company assigned its rights and obligations under the lease agreement to Leo. Simultaneously, Suez was released from its guarantee, and the Company and Leo entered into an agreement whereby the Company subleases its corporate headquarters and research facility from Leo. The terms of the sublease agreement are generally identical to those of the lease agreement that was assigned to Leo. As a result of these transactions, the leased property, the remaining obligation under the lease assigned to Leo, and the related deferred income taxes were removed from the Company's balance sheet as part of the allocation of the Acquisition purchase price. The Company accounts for the sublease as an operating lease.

On November 4, 2003, the Company entered into a Reimbursement Agreement with Suez whereby Suez shall reimburse the Company for all contributions the Company makes to the Profit Sharing, Investment and Pay Deferral Plan Trust. (See Note 9.) Under the terms of the sublease agreement, if Suez fails to pay any of the payments required to be made under the Reimbursement Agreement, the Company shall have the right to set off such overdue amounts against the rent due under the sublease agreement.

15.    Pension and Other Postretirement Benefit Plans

The Company has several noncontributory, defined benefit pension plans covering most employees in the U.S. and those with certain foreign subsidiaries. The principal domestic plan represents approximately 63% of the benefit obligation and 61% of the total market value of plan assets at December 31, 2003. The Company also provides a supplementary, nonqualified, unfunded plan for U.S. employees whose pension benefits exceed ERISA limitations. In addition, the Company has defined benefit postretirement plans that provide medical, dental, and life insurance benefits for substantially all U.S. retirees and eligible dependents. In conjunction with the Acquisition, the Company assumed these plans from the Predecessor without amendment. The Company retains the right to change or terminate these benefits, and several amendments were made in 2002 to the principal domestic pension plan and the defined benefit postretirement medical and dental plans.

At the end of 2002, the domestic pension plan was amended such that beginning January 2003, pension benefits no longer accrue for those participants in the pension plan hired or rehired after October 1999 and for those participants hired before November 1999, but with less than five years of vesting service at the end of 2002. However, these participants will continue to earn vesting service. These plan amendments resulted in a curtailment credit of $7.8 million in 2002. For those participants hired before November 1999 and with more than five years of vesting service, the pension plan was amended to reduce future benefit accruals and to increase the reduction factors for early retirement.

Also during 2002, eligibility for participation in the defined benefit postretirement medical and dental plans was changed from age 55 with at least ten years of service to age 55 with at least ten years of service after age 45, resulting in a curtailment credit of approximately $29.4 million. Also, employees with less than five years of service at the end of 2003 will only be provided access to coverage at retirement; the Company will not contribute to the cost of the coverage. This amendment resulted in

Nalco Holdings LLC and Subsidiaries
Notes to Combined and Consolidated Financial Statements   (continued)
(Dollars in Millions, Except Per Share Amounts)

15.    Pension and Other Postretirement Benefit Plans (continued)

an additional curtailment credit of $12.2 million. The plans were also amended such that retirees and their dependents will be required to pay 50% of plan costs in 2005 and beyond.

A December 31 measurement date is used for the defined benefit plans for pension and other postretirement benefits.

The following tables detail the changes in the funded status of defined benefit pension and other postretirement benefit plans and set forth amounts recognized and not recognized in the balance sheets:

	Pension Benefits
	Predecessor Year ended December 31, 2002	Predecessor January 1 2003 through November 3, 2003	Successor November 4, 2003 through December 31, 2003
Change in benefit obligation
Benefit obligation at beginning of period	$519.7	$609.2	$711.4
Service cost	31.2	19.9	4.6
Interest cost	35.5	31.1	6.6
Participant contributions	1.7	1.8	0.3
Plan amendments	(7.8)	—	—
Actuarial (gain) loss	65.0	94.0	(4.0)
Benefits paid	(54.8)	(61.9)	(32.3)
Acquisitions	0.6	—	—
Special termination benefits	—	1.1	1.6
Curtailments	(3.8)	(2.8)	(0.2)
Other	—	4.6	—
Foreign currency exchange rate changes	21.9	14.4	18.2
Benefit obligation at end of period	$609.2	$711.4	$706.2
Change in plan assets
Fair value of plan assets at beginning of period	$313.3	$342.6	$342.4
Actual return on plan assets	(30.8)	34.9	13.2
Employer contributions	100.9	17.6	13.6
Participant contributions	1.7	1.8	0.3
Benefits paid	(54.8)	(61.9)	(32.3)
Foreign currency exchange rate changes	12.3	7.4	9.4
Fair value of plan assets at end of period	$342.6	$342.4	$346.6
Funded status	$(266.6)		$(359.6)
Unrecognized net actuarial (gain) loss	290.9		(13.3)
Unrecognized prior service costs	(24.9)		—
Unrecognized net transition asset	(0.8)		—
Net amount recognized	$(1.4)		$(372.9)

Nalco Holdings LLC and Subsidiaries
Notes to Combined and Consolidated Financial Statements   (continued)
(Dollars in Millions, Except Per Share Amounts)

15.    Pension and Other Postretirement Benefit Plans (continued)

	Other Postretirement Benefits
	Predecessor Year ended December 31, 2002	Predecessor January 1 2003 through November 3, 2003	Successor November 4, 2003 through December 31, 2003
Change in benefit obligation
Benefit obligation at beginning of period	$170.0	$150.2	$165.9
Service cost	4.4	4.3	1.0
Interest cost	10.6	7.6	1.6
Participant contributions	1.7	2.2	0.3
Plan amendments	(56.6)	—	—
Actuarial loss	31.1	11.5	—
Benefits paid	(11.0)	(9.9)	(2.2)
Benefit obligation at end of period	$150.2	$165.9	$166.6
Change in plan assets
Fair value of plan assets at beginning of period	$—	$—	$—
Employer contributions	9.3	7.7	1.9
Participant contributions	1.7	2.2	0.3
Benefits paid	(11.0)	(9.9)	(2.2)
Fair value of plan assets at end of period	$—	$—	$—
Funded status	$(150.2)		$(166.6)
Unrecognized net actuarial loss	96.5		—
Unrecognized prior service costs	(51.4)		—
Net amount recognized	$(105.1)		$(166.6)

Amounts recognized in the balance sheets consist of:

	Pension Benefits		Other Postretirement Benefits
	Predecessor December 31, 2002	Successor December 31, 2003	Predecessor December 31, 2002	Successor December 31, 2003
Other assets	$1.7	$1.2	$—	$—
Accrued expenses	—	—	(7.3)	(9.3)
Accrued pension/postretirement benefits	(123.6)	(374.1)	(97.8)	(157.3)
Accumulated other comprehensive income	120.5	—	—	—
Net amount recognized	$(1.4)	$(372.9)	$(105.1)	$(166.6)

The accumulated benefit obligation for all defined benefit pension plans was $457.8 million and $545.0 million at December 31, 2002 and 2003, respectively.

The projected benefit obligation, accumulated benefit obligation, and fair value of plan assets for all defined benefit pension plans with accumulated benefit obligations in excess of plan assets as of the end of 2002 and 2003 were as follows:

	Predecessor 2002	Successor 2003
Projected benefit obligation	$603.0	$697.7
Accumulated benefit obligation	454.8	539.5
Fair value of plan assets	335.7	336.7

Nalco Holdings LLC and Subsidiaries
Notes to Combined and Consolidated Financial Statements   (continued)
(Dollars in Millions, Except Per Share Amounts)

15.    Pension and Other Postretirement Benefit Plans (continued)

Net pension and other postretirement benefit expense for all defined benefit plans was comprised of:

	Pension Benefits
	Predecessor Year ended December 31, 2002	Predecessor January 1 2003 through November 3, 2003	Successor November 4, 2003 through December 31, 2003
Service cost	$31.2	$19.9	$4.6
Interest cost	35.5	31.1	6.6
Expected return on plan assets	(37.3)	(27.1)	(4.5)
Amortization of prior service cost	(3.2)	(2.0)	—
Amortization of net transition asset	(0.1)	(0.1)	—
Recognized net actuarial loss	7.4	12.4	—
Special termination benefits	—	1.1	—
Settlement charge	1.8	5.9	0.1
Curtailment	(7.8)	2.0	(0.2)
Net benefit expense	$27.5	$43.2	$6.6

	Other Postretirement Benefits
	Predecessor Year ended December 31, 2002	Predecessor January 1 2003 through November 3, 2003	Successor November 4, 2003 through December 31, 2003
Service cost	$4.4	$4.3	$1.0
Interest cost	10.6	7.6	1.6
Amortization of prior service cost	(8.2)	(8.4)	—
Recognized net actuarial loss	4.4	6.0	—
Curtailment	(41.6)	—	—
Net benefit expense (credit)	$(30.4)	$9.5	$2.6

The weighted-average assumptions used for the U.S. defined benefit plans as of the end of the last two years were as follows:

	Pension Benefits		Other Postretirement Benefits
	Predecessor 2002	Successor 2003	Predecessor 2002	Successor 2003
Discount rates	6.75%	6.00%	6.75%	6.00%
Rates of increase in compensation levels	4.19%	4.19%	4.12%	4.12%

The weighted-average assumptions used for the foreign defined benefit pension plans as of the end of the last two years were as follows:

	Predecessor 2002	Successor 2003
Discount rates	5.74%	5.43%
Rates on increase in compensation levels	3.40%	3.35%

Nalco Holdings LLC and Subsidiaries
Notes to Combined and Consolidated Financial Statements   (continued)
(Dollars in Millions, Except Per Share Amounts)

15.    Pension and Other Postretirement Benefit Plans (continued)

The weighted-average assumptions used to determine net pension and other postretirement benefit expense for the U.S. defined benefit plans were as follows:

	Predecessor		Successor November 4, 2003 through December 31, 2003
	Year ended December 31, 2002	January 1, 2003 through November 3, 2003
Discount rates	7.25%	6.75%	6.00%
Rates of increase in compensation levels
Pension benefits	4.19%	4.19%	4.19%
Other postretirement benefits	4.12%	4.12%	4.12%
Expected long-term return on plan assets	10.00%	9.00%	8.50%

The weighted-average assumptions used to determine net pension expense for the foreign defined benefit pension plans were as follows:

	Predecessor		Successor November 4, 2003 through December 31, 2003
	Year ended December 31, 2002	January 1, 2003 through November 3, 2003
Discount rates	5.72%	5.74%	5.43%
Rates of increase in compensation levels	3.31%	3.40%	3.71%
Expected long-term return on plan assets	7.60%	7.75%	7.97%

The assets in the Company's principal domestic pension plan are invested to obtain a reasonable long-term rate of return at an acceptable level of investment risk. Risk tolerance is established through careful consideration of plan liabilities, plan funded status, and corporate financial condition. Investment risk is measured and monitored on an ongoing basis through periodic investment portfolio reviews, liability measurements and asset/liability studies.

The assets in the principal domestic pension plan are diversified across equity and fixed income investments. The investment portfolio has target allocations of approximately 64% equity and 36% fixed income. Other assets such as real estate, hedge funds and private equity may be used judiciously to enhance portfolio returns and diversification. For the fiscal years ended December 31, 2002 and December 31, 2003, the plan had an immaterial amount of assets invested in these alternative investment classes.

The expected long-term rate of return is established using historical market data for each asset class as well as the target allocation. Historical markets are analyzed and long-term historical relationships between equity and fixed income investments are preserved consistent with the widely accepted capital market principle that assets with higher volatility will generate a greater return over the long run. Active management is employed in most asset classes, which also contributes to the return assumption. The total weighted-average return on each asset class supports the Company's long-term expected rate of return assumption.

Nalco Holdings LLC and Subsidiaries
Notes to Combined and Consolidated Financial Statements   (continued)
(Dollars in Millions, Except Per Share Amounts)

15.    Pension and Other Postretirement Benefit Plans (continued)

The percentages of each major class of plan assets held by the Company's principal domestic defined benefit pension plan as of the end of the last two years and target allocations were as follows:

	Actual		Target Allocations
	Predecessor 2002	Successor 2003	Predecessor 2002	Successor 2003
Equity securities	65.7%	65.7%	65.0%	64.3%
Fixed income securities	34.6	34.2	35.0	35.7
Cash	(0.3)	0.1	—	—
	100.0%	100.0%	100.0%	100.0%

The Company has assumed a health care cost trend rate of 10% for 2004, decreasing ratably to 5% in 2009 and thereafter. A one-percentage-point change in assumed health care cost trend rates would have the following effects:

	One-Percentage-Point Increase
	Predecessor January 1, 2003 through November 3, 2003	Successor November 4, 2003 through December 31, 2003
Increase in total of service and interest cost components	$1.7	$0.4
Increase in postretirement benefit obligation	$17.8	$17.9

	One-Percentage-Point Increase
	Predecessor January 1, 2003 through November 3, 2003	Successor November 4, 2003 through December 31, 2003
Decrease in total of service and interest cost components	$(1.5)	$(0.3)
Decrease in postretirement benefit obligation	$(16.1)	$(16.2)

On December 8, 2003, the Medicare Prescription Drug, Improvement and Modernization Act of 2003 (the Act) was signed into law. The Act expands Medicare, primarily adding a prescription drug benefit for Medicare-eligible retirees starting in 2006. Although the Company anticipates that the benefits it pays after 2006 will be lower as a result of the new Medicare provisions, the reported accumulated benefit obligation and expense for other postretirement benefits do not reflect the impact of this legislation. Deferring the recognition of the impact of the Act's new Medicare provisions is permitted by Financial Accounting Standards Board Staff Position 106-1 due to open questions about some of the new Medicare provisions and the fact that specific authoritative accounting guidance is pending. That guidance, when issued, could require the Company to change previously reported information.

The Company does not expect to contribute to its principal domestic pension plan in 2004. Contributions to the supplementary, nonqualified pension plan and the other defined postretirement benefit plans will equal benefits paid less any participant contributions.

16.    Capital Accounts

The capital structure of the Company consists of one class of limited liability company interests represented by Units, which are identical with each other in every respect. The Company is authorized

Nalco Holdings LLC and Subsidiaries
Notes to Combined and Consolidated Financial Statements   (continued)
(Dollars in Millions, Except Per Share Amounts)

16.    Capital Accounts (continued)

to issue 999 Units, of which 100 Units are issued and outstanding at December 31, 2003. Nalco Investment Holdings LLC is the sole member of the Company and owns all outstanding Units as a result of its $1,001.9 million capital contribution to the Company on November 4, 2003.

On January 14, 2004, Nalco Investment Holdings LLC contributed its 100-percent interest in Nalco Holdings LLC in exchange for a 100-percent interest in a newly formed company, Nalco Finance Holdings LLC. As of that date, Nalco Finance Holdings LLC became the Parent Company of Nalco Holdings LLC.

Shareholders' equity of the Predecessor at December 31, 2002 included 75 shares of Series A Voting Preferred Stock (Preferred Stock), $1.00 par value, authorized and issued by ONC, which were owned by Leo.

The Preferred Stock of ONC had a fixed annual dividend rate of $1,580,000 per share and was cumulative from and including the date of issuance, up to and including the date of liquidation, dissolution, or winding up of ONC. The dividends on the Preferred Stock were payable in cash on November 15 of each year. The Preferred Stock was redeemable, in whole or in part, at the option of ONC at any time after July 31, 2020, at a cash redemption price of $20.0 million per share plus any accrued dividends.

The Predecessor's common stock at December 31, 2002 was comprised of:

Entity Name	Authorized	Issued	Outstanding	Par Value
Ondeo Nalco (Shanghai) Trading Co., Ltd.	200,000	200,000	200,000	$1.00
Ondeo Nalco Belgium NV/SA	59,990	59,990	59,990	29.86
Ondeo Nalco France	2,000,000	2,000,000	2,000,000	20.97
Nalco Dutch Holdings B.V.	1,000	215	215	104.87
Wyss Wassertechnik AG	100	100	100	772.05
Nalco Portuguesa (Quimica Industrial) Ltd.
Class A	2	2	2	70,659.01
Class B	1	1	1	94,156.08
Calgon Europe Limited (UK)	65,780	65,780	65,780	1.61
Aquazur Ltd.	102	102	102	1.61
Ondeo Nalco Company	625	625	625	0.01

17.    Financial Instruments and Risk Management

The Company and its Predecessor have used derivatives to fix the cost of issuing debt and to manage well-defined interest rate and foreign exchange exposures. For derivative instruments not designated as hedging instruments, the unrealized gain or loss is recognized in other income (expense) in current earnings during the period of change.

Notional Amount and Credit Exposures of Derivatives

The notional amounts of derivatives discussed below do not represent amounts exchanged by the parties and, thus, are not a measure of the exposure of the Company through its use of derivatives. The amounts exchanged are calculated on the basis of the notional amounts and the other terms of the derivatives, which relate primarily to interest rates and foreign exchange rates.

The Company is exposed to credit-related losses in the event of nonperformance by counterparties to financial instruments, but it does not expect any counterparties to fail to meet their obligations given their high credit ratings.

Nalco Holdings LLC and Subsidiaries
Notes to Combined and Consolidated Financial Statements   (continued)
(Dollars in Millions, Except Per Share Amounts)

17.    Financial Instruments and Risk Management (continued)

Interest Rate Risk Management

Interest rate swap agreements were used by the Predecessor to reduce the potential impact of increases in interest rates on floating rate debt. During 2001, the Predecessor entered into an interest rate swap agreement with a former related party. This interest rate swap was designated as a hedge of future cash flows related to certain variable interest rate borrowings. Changes in fair value of the interest rate swap were recognized in other comprehensive income and subsequently reclassified into interest expense as payments became due and the swap approached maturity.

At December 31, 2002, the fair value of the interest rate swap was $15.3 million and was included in other liabilities in the accompanying balance sheet. The amount of net loss recorded in accumulated other comprehensive income was $9.2 million at December 31, 2002.

During the third quarter of 2003, it became probable that the future interest payments hedged by the swap would not be made because it was expected that the related debt would be repaid immediately before the sale of the Predecessor during the fourth quarter of 2003. As a result, the Predecessor discontinued accounting for the swap as a hedge, and a $10.9 million pretax loss reported in accumulated other comprehensive income was reclassified to earnings during the third quarter 2003. The swap was terminated in October 2003, ultimately resulting in a pretax loss of $10.4 million that was reported in other income (expense) for the period January 1, 2003 through November 3, 2003.

Foreign Exchange Risk Management

The Company and its Predecessor have used various types of foreign exchange contracts, including currency swaps and forward exchange contracts, to manage foreign exchange risk. In addition, the Company uses certain foreign currency debt as a hedge of the foreign currency exposure of a portion of its net investment in foreign operations.

Upon issuance, the Company designated the €200.0 million senior notes, the €200.0 million senior subordinated notes, and the €88.0 million term loan as a hedge of its net investment in subsidiary companies whose assets, liabilities, and operations are measured using the euro as their functional currency. Because of the high degree of effectiveness between the hedging instruments and the exposure being hedged, fluctuations in the value of the euro-denominated debt due to exchange rate changes are offset by changes in the net investment. Accordingly, changes in the value of the euro-denominated debt are recognized in foreign currency translation adjustment, a component of accumulated other comprehensive income, to offset changes in the value of the Company's net investment in subsidiary companies whose financial statements are measured using the euro as their functional currency.

The Company formally assesses, on a quarterly basis, whether the euro-denominated debt is effective at offsetting changes in the value of the underlying exposure. For the period from November 4, 2003 through December 31, 2003, the Company recorded a $47.4 million non-cash pretax loss in the accumulated foreign currency translation adjustment account related to this hedge. No hedge ineffectiveness was recorded in income.

The Company's forward exchange contracts at December 31, 2003 were designated as cash flow hedges of the variability of the cash flows from certain intercompany foreign currency loans due to changes in foreign exchange rates. The fair value of these contracts was a liability of $0.5 million at December 31, 2003, and there was no net gain or loss attributable to foreign exchange contracts in accumulated other comprehensive income at December 31, 2003.

In October 2003, the Predecessor terminated three currency swap agreements when the intercompany foreign currency loans they were hedging were settled. The gain on the termination of the swaps was not material.

Nalco Holdings LLC and Subsidiaries
Notes to Combined and Consolidated Financial Statements   (continued)
(Dollars in Millions, Except Per Share Amounts)

18.    Fair Value of Financial Instruments

The following methods and assumptions were used to estimate the fair values of financial instruments:

Cash and cash equivalents, notes receivable from related parties, and short-term debt

The carrying amount approximates fair value because of the short-term maturities of such instruments.

Long-term debt

The carrying value of the Company's senior notes and senior subordinated notes outstanding is considered to approximate fair value due to the proximity of their date of issuance to December 31, 2003. The carrying value of amounts outstanding under the Company's senior secured credit facilities is considered to approximate fair value because interest accrues at rates which fluctuate with interest rate trends. The carrying value of other long-term debt outstanding, other than the 6.25% fixed rate unsecured notes, also approximates fair value due to the variable nature of their interest rates.

The fair value of the 6.25% fixed rate unsecured notes was based on the quoted market price for similar debt instruments.

Derivatives

The fair value of derivatives, including currency swaps, foreign currency forward exchange contracts, and interest rate swaps, was estimated based on current settlement prices and quoted market prices of comparable contracts and represents their carrying values.

The following table presents the carrying amounts and fair values of financial instruments as of the end of the last two years:

	Predecessor 2002		Successor 2003
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Assets
Cash and cash equivalents	$120.5	$120.5	$100.0	$100.0
Notes receivable from related parties	98.8	98.8	—	—
Currency swap agreements	6.6	6.6	—	—
Option agreement	1.6	1.6	—	—
Liabilities
Short-term debt	587.9	587.9	51.9	51.9
Long-term debt	38.3	41.0	3,262.8	3,265.6
Forward exchange contracts	0.8	0.8	0.5	0.5
Interest rate swap agreement	15.3	15.3	—	—

19.    Business Optimization Expenses

During 2002, the Predecessor began a program to realign its support for the petroleum, petrochemical, pulp, and paper industries to provide one-stop process improvement and water treatment sales and service to these key customers. As a result, the Predecessor and the Company incurred expenses during 2002 and 2003, which consisted primarily of severance, outplacement, and employee relocations, for about 100 personnel.

As a result of acquiring Exxon's interest in the Nalco/Exxon Energy Chemicals, L.P. (Nalco/Exxon) joint venture in 2001, the Predecessor incurred costs related to integrating the operations of the joint venture with those of the Predecessor. Certain costs totaling $6.0 million, which were related to the integration, including severance, employee relocations, and assets impairments, were accrued as a liability on the date of acquisition.

The Predecessor also incurred consulting and other expenses that were charged to business optimization expenses during 2002 and 2003.

Nalco Holdings LLC and Subsidiaries
Notes to Combined and Consolidated Financial Statements   (continued)
(Dollars in Millions, Except Per Share Amounts)

19.    Business Optimization Expenses (Continued)

The Predecessor implemented a plan during 2001 to reduce costs and improve efficiency throughout the organization and as a result, about 200 positions were eliminated. Expenses incurred during 2002 primarily consisted of severance and outside consulting costs.

The Predecessor also incurred expenses in connection with the integration of acquired businesses in Europe in 2002. Costs incurred were primarily for closure of facilities and severance.

Business optimization expenses were comprised of the following:

	Predecessor		Successor November 4, 2003 through December 31, 2003
	Year ended December 31, 2002	January 1, 2003 through November 3, 2003
2002 business realignment	$8.9	$18.8	$0.8
Nalco/Exxon integration	7.7	1.5	—
2001 cost reduction and efficiency improvement	10.6	—	—
Europe business integration	5.6	—	—
	$32.8	$20.3	$0.8

As of December 31, 2002, the Predecessor had $4.0 million of business optimization expense liabilities which were recorded in accrued expenses. All Predecessor business optimization plans were completed as of December 31, 2003.

20.    Summary of Other Income (Expense)

The components of other income (expense), net in the statement of operations include the following:

	Predecessor		Successor November 4, 2003 through December 31, 2003
	Year ended December 31, 2002	January 1, 2003 through November 3, 2003
Gain (loss) on sale of business	$12.4	$(5.2)	$—
Suez management fees	(3.1)	(2.9)	—
Sponsor monitoring fees	—	—	(1.8)
Franchise taxes	(4.4)	(0.3)	(0.5)
Equity in earnings of unconsolidated subsidiaries	3.6	2.0	0.4
Foreign currency exchange adjustments	0.8	3.0	(0.9)
Swap settlement	—	(10.4)	—
Other income (expense), net	(8.6)	(5.5)	(0.7)
	$0.7	$(19.3)	$(3.5)

Nalco Holdings LLC and Subsidiaries
Notes to Combined and Consolidated Financial Statements   (continued)
(Dollars in Millions, Except Per Share Amounts)

19.    Business Optimization Expenses (Continued)

21.    Related Party Transactions

As part of the Acquisition, the Company executed a Transaction Fee Agreement whereby the Company agreed to pay affiliates of the Sponsors for the financial and structural analysis, due diligence investigations, other advice and negotiation assistance necessary in order to enable the Acquisition to be consummated. Pursuant to this agreement, the Company paid affiliates of the Sponsors a transaction fee of $75.0 million. The Company also reimbursed affiliates of the Sponsors $1.1 million for miscellaneous expenses incurred in connection with the Acquisition. The transaction fee and expense reimbursement have been capitalized and included as part of the purchase price.

On November 4, 2003, the Company entered into a Monitoring Fee Agreement with affiliates of the Sponsors for monitoring, advisory and consulting services in relation to the affairs of the Company, including debt and equity offerings, relationships with bankers and lenders, corporate strategy, acquisitions and dispositions, and other matters as may be requested. The Company has agreed to pay an annual monitoring fee of at least $10.0 million for these services. The fee may be increased depending on the Company's earnings. During the period from November 4, 2003 through December 31, 2003, the Company paid $1.8 million for these services.

The Predecessor provided certain manufacturing and selling services to other subsidiaries of Suez. Amounts earned by the Predecessor for the year ended December 31, 2002 and for the period from January 1, 2003 through November 3, 2003 were $1.4 million and $0.3 million, respectively. In addition, the Predecessor paid Suez management fees of $3.1 million and $2.9 million for the year ended December 31, 2002 and for the period from January 1, 2003 through November 3, 2003, respectively.

The Predecessor lent funds to various other subsidiaries of Suez. Interest earned from related companies was $2.4 million and $1.0 million for the year ended December 31, 2002 and for the period from January 1, 2003 through November 3, 2003, respectively. Total notes receivable from related companies at December 31, 2002 was $101.6 million, of which $98.8 million was classified as a current asset.

The Predecessor also borrowed funds from other subsidiaries of Suez. Interest expense to related companies was $24.9 million and $13.5 million for the year ended December 31, 2002 and for the period from January 1, 2003 through November 3, 2003, respectively. Total notes payable and interest payable to related companies at December 31, 2002 was $473.7 million and $0.8 million, respectively.

The Predecessor was a counterparty to an interest rate swap agreement with a subsidiary of Suez. The swap was terminated in October 2003, resulting in a pretax charge of $10.4 million.

The amount receivable by the Predecessor from related companies for manufacturing services, technical support, interest earned, and other miscellaneous charges was $0.7 million at December 31, 2002.

Certain excess cash amounts and tax payments of Leo, ONC's 100-percent shareholder, were loaned to ONC as available. At December 31, 2002, the total amount payable to Leo was $145.3 million.

Nalco Holdings LLC and Subsidiaries
Notes to Combined and Consolidated Financial Statements   (continued)
(Dollars in Millions, Except Per Share Amounts)

22.    Segment Information

The Company operates in a single business segment: highly specialized service chemical programs. Net sales by geographic region were as follows:

	Predecessor		Successor November 4, 2003 through December 31, 2003
	Year ended December 31, 2002	January 1, 2003 through November 3, 2003
United States	$1,369.2	$1,110.6	$212.0
Other countries	1,275.1	1,195.9	248.1
	$2,644.3	$2,306.5	$460.1

Long-lived assets by geographic region were as follows:

	Predecessor December 31, 2002	Successor December 31, 2003
United States	$5,024.4	$3,185.2
Other countries	530.5	2,003.0
	$5,554.9	$5,188.2

Net sales by geographic area were determined based on origin of sale. Geographic data on long-lived assets is based on physical location of those assets. There were no sales from a single foreign country that were material to the combined net sales of the Company.

23.    Contingencies and Litigation

The Company has been named as a potentially responsible party (PRP) by the Environmental Protection Agency or state enforcement agencies at three waste sites where some financial contribution is or may be required.

These agencies have also identified many other parties who may be responsible for clean up costs at the waste disposal sites. The Company's financial contribution to remediate these sites is expected to be minor. There has been no significant financial impact on the Company up to the present, nor is it anticipated that there will be in the future, as a result of these matters. The Company has made and will continue to make provisions for these costs if the Company's liability becomes probable and when costs can be reasonably estimated. The Company's undiscounted reserves for the maximum amount of known environmental clean-up costs were $2.3 million at December 31, 2003.

These environmental reserves represent management's current estimate of its proportional clean up costs and are based upon negotiation and agreement with enforcement agencies, its previous experience with respect to clean up activities, a detailed review by the Company of known conditions, and information about other PRPs. They are not reduced by any possible recoveries from insurance companies or other PRPs not specifically identified. Although management cannot determine whether or not a material effect on future operations is reasonably likely to occur, given the evolving nature of environmental regulations, it believes that the recorded reserve levels are appropriate estimates of the potential liability. Although settlement will require future cash outlays, it is not expected that such outlays will materially impact the Company's liquidity position. The Company's 2003 expenditures relating to environmental compliance and clean up activities were not significant.

The Company has received subpoenas from the U.S. Department of Justice for documents and testimony relating to its storage of hazardous materials at its plant in Garyville, Louisiana. No charges or indictments have been filed, but the outcome of this investigation is unknown to the Company.

Effective January 1, 2003, the Predecessor adopted SFAS No. 143, Accounting for Asset Retirement Obligations, which addresses financial accounting requirements for retirement obligations associated

Nalco Holdings LLC and Subsidiaries
Notes to Combined and Consolidated Financial Statements   (continued)
(Dollars in Millions, Except Per Share Amounts)

23.    Contingencies and Litigation (continued)

with tangible long-lived assets. SFAS No. 143 requires that the fair value of a liability for an asset retirement obligation be recognized in the period in which it is incurred and capitalized as part of the carrying amount of the long-lived asset. Changes in the liability due to the passage of time are recognized as an operating expense, and the capitalized cost is depreciated over the useful life of the related asset. Adoption of SFAS No. 143 had no impact on the Predecessor's financial position, results of operations, or cash flows. No asset retirement obligations were recorded at December 31, 2003, since information concerning potential settlement dates of any obligations is unknown.

In the ordinary course of its business, the Company is also a party to a number of lawsuits and is subject to various claims relating to its business, trademarks, employee matters, and chemical related expenses, the outcome of which, in the opinion of management, should not have a material effect on the consolidated financial position of the Company. The Company maintains accruals and/or has insurance in those instances where there is reason to believe that significant costs might to be incurred.

24.    Supplemental Guarantor Condensed Financial Information

In connection with the Acquisition, Nalco Holdings LLC (presented as Parent in the following tables), through its wholly-owned subsidiary, Nalco Company (presented as Issuer in the following tables), issued Senior Notes and Senior Subordinated Notes as further described in Note 12. The Senior Notes are fully, unconditionally and jointly and severally guaranteed on an unsecured senior basis and the Senior Subordinated Notes are fully, unconditionally and jointly and severally guaranteed on an unsecured senior subordinated basis, in each case, by Nalco Holdings LLC and substantially all existing and future wholly owned restricted domestic subsidiaries of Nalco Company (collectively, the "Guarantors"). All other subsidiaries of Nalco Holdings LLC, whether direct or indirect, do not guarantee the Senior Notes and Senior Subordinated Notes ("Non-Guarantors"). The Guarantors also unconditionally guarantee the Company's borrowings under the Senior Secured Credit Facilities on a senior secured basis.

The following unaudited condensed combining financial statements present the results of operations, financial position and cash flows of (1) the Parent, (2) the Issuer, (3) the Guarantors, (4) the Non-Guarantors and (5) eliminations to arrive at the information for Nalco Holdings LLC on a combined basis. Separate financial statements and other disclosures concerning the Guarantors are not presented because management does not believe that such information is material to investors.

Therefore, each of the Guarantors is combined in presentation below. Further, separate financial statements of the Issuer are not presented because management does not believe that such information is material to investors.

Nalco Holdings LLC and Subsidiaries
Condensed Consolidating Balance Sheet
December 31, 2003 (Successor)

	Parent	Issuer	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Consolidated
Cash & cash equivalents	$4.0	$22.5	$1.8	$71.7	$—	$100.0
Trade accounts receivable	—	96.3	62.1	324.5	—	482.9
Inventories – finished products	—	68.7	46.9	118.0	—	233.6
Inventories – materials & work in process	—	13.1	11.2	37.2	—	61.5
Notes receivable from related parties	—	52.0	45.8	17.1	(114.9)	—
Other receivables from related parties	—	97.3	266.3	1.7	(365.3)	—
Prepaid expenses, taxes, and other current assets	0.1	51.7	2.0	45.3	(1.5)	97.6
Total Current Assets	4.1	401.6	436.1	615.5	(481.7)	975.6
Property, plant, and equipment, net	—	303.4	160.7	401.5	—	865.6
Investment in subsidiaries	1,080.5	2,082.5	372.2	—	(3,535.2)	—
Goodwill	—	550.4	631.6	1,318.1	—	2,500.1
Intangibles	—	1,084.5	71.6	252.8	—	1,408.9
Other assets	—	342.5	24.2	46.9	—	413.6
Total Assets	$1,084.6	$4,764.9	$1,696.4	$2,634.8	$(4,016.9)	$6,163.8
Accounts payable	$—	$49.4	$24.1	$82.4	$—	$155.9
Accrued expenses	4.0	76.6	8.3	105.0	—	193.9
Accrued compensation	—	9.7	13.7	53.7	—	77.1
Short-term debt	—	36.7	2.9	12.3	—	51.9
Income taxes	—	(10.4)	31.4	30.5	(1.5)	50.0
Intercompany accounts payable	—	315.1	79.2	85.9	(480.2)	—
Total Current Liabilities	4.0	477.1	159.6	369.8	(481.7)	528.8
Long-term debt	—	3,260.9	—	1.9	—	3,262.8
Deferred income taxes	—	508.7	14.4	100.9	—	624.0
Accrued pension benefits	—	211.6	32.2	130.3	—	374.1
Other liabilities	—	242.5	26.0	25.0	—	293.5
Total Other Liabilities	—	4,223.7	72.6	258.1	—	4,554.4
Minority Interest	11.6	—	—	11.6	(11.6)	11.6
Total Unitholder's/ Shareholders' Equity	1,069.0	64.1	1,464.2	1,995.3	(3,523.6)	1,069.0
Total Liabilities and Unitholder's/ Shareholders' Equity	$1,084.6	$4,764.9	$1,696.4	$2,634.8	$(4,016.9)	$6,163.8

Nalco Holdings LLC and Subsidiaries
Condensed Combining Balance Sheet
December 31, 2002 (Predecessor)

	Issuer	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Combined
Cash & cash equivalents	$1.0	$4.4	$115.1	$—	$120.5
Trade accounts receivable	50.6	27.2	304.1	—	381.9
Inventories – finished products	52.0	34.4	108.3	—	194.7
Inventories – materials & work in process	24.7	9.3	33.5	—	67.5
Notes receivable from related parties	73.5	53.8	8.9	(37.4)	98.8
Other receivables from related parties	119.0	209.7	12.0	(340.0)	0.7
Prepaid expenses, taxes, and other current assets	33.5	(1.2)	35.1	—	67.4
Total Current Assets	354.3	337.6	617.0	(377.4)	931.5
Property, plant, and equipment, net	485.6	104.9	232.7	—	823.2
Investment in related parties	712.2	51.9	387.6	(1,151.7)	—
Goodwill	1,671.3	462.2	185.8	—	2,319.3
Intangibles	1,999.4	82.8	82.7	—	2,164.9
Other assets	171.3	35.5	40.7	—	247.5
Total Assets	$5,394.1	$1,074.9	$1,546.5	$(1,529.1)	$6,486.4
Accounts payable	$80.3	$18.7	$70.3	$—	$169.3
Accrued expenses	52.6	5.7	85.1	—	143.4
Accrued compensation	22.6	5.0	31.5	—	59.1
Payable to shareholder	145.3	—	—	—	145.3
Short-term debt	489.9	4.4	93.6	—	587.9
Income taxes	48.5	26.6	23.8	—	98.9
Intercompany accounts payable	109.1	128.1	142.8	(377.4)	2.6
Total Current Liabilities	948.3	188.5	447.1	(377.4)	1,206.5
Long-term debt	27.8	0.2	10.3	—	38.3
Lease obligation	150.0	—	—	—	150.0
Deferred income taxes	929.2	36.5	(2.6)	—	963.1
Accrued pension benefits	87.4	(3.1)	39.3	—	123.6
Other liabilities	207.9	62.7	27.1	—	297.7
Total Other Liabilities	1,402.3	96.3	74.1	—	1,572.7
Minority Interest	—	—	18.0	—	18.0
Shareholders' Equity	3,043.5	790.1	1,007.3	(1,151.7)	3,689.2
Total Liabilities and Shareholders' Equity	$5,394.1	$1,074.9	$1,546.5	$(1,529.1)	$6,486.4

Nalco Holdings LLC and Subsidiaries
Condensed Consolidating Statement of Operations
For the Period from November 4, 2003 through December 31, 2003 (Successor)

	Parent	Issuer	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Net sales	$—	$159.5	$84.7	$252.9	$(37.0)	$460.1
Operating costs and expenses:
Cost of product sold	—	(89.1)	(52.9)	(145.5)	37.0	(250.5)
Selling, administrative, and research expenses	(0.4)	(65.5)	(24.6)	(82.9)	—	(173.4)
Amortization of intangible assets	—	(6.2)	(2.1)	(7.1)	—	(15.4)
Business optimization expenses	—	—	—	(0.8)	—	(0.8)
Total operating costs and expenses	(0.4)	(160.8)	(79.6)	(236.3)	37.0	(440.1)
Operating earnings (loss)	(0.4)	(1.3)	5.1	16.6	—	20.0

Other income (expense), net	(24.0)	5.6	5.2	(94.8)	104.5	(3.5)
Interest income	—	0.5	0.6	0.4	(0.9)	0.6
Interest expense	—	(49.6)	(0.2)	(0.7)	0.9	(49.6)
Earnings (loss) before income taxes	(24.3)	(44.8)	10.7	(78.5)	104.4	(32.5)

Income tax benefit (provision)	0.2	8.9	(1.7)	0.9	—	8.3

Minority interests	0.1	—	—	0.1	(0.1)	0.1
Net income (loss)	$(24.1)	$(35.9)	$9.0	$(77.5)	$104.4	$(24.1)

Nalco Holdings LLC and Subsidiaries
Condensed Combining Statement of Operations
For the Period from January 1, 2003 through November 3, 2003 (Predecessor)

	Issuer	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Combined
Net sales	$858.2	$421.4	$1,208.5	$(181.6)	$2,306.5
Operating costs and expenses:
Cost of product sold	(470.8)	(246.1)	(592.7)	181.6	(1,128.0)
Selling, administrative, and research expenses	(379.8)	(124.5)	(381.0)	—	(885.3)
Amortization of intangible assets	(62.5)	(6.4)	—	—	(68.9)
Impairment of goodwill	(244.4)	—	—	—	(244.4)
Business optimization expenses	(14.6)	(0.5)	(5.2)	—	(20.3)
Total operating costs and expenses	(1,172.1)	(377.5)	(978.9)	181.6	(2,346.9)
Operating earnings (loss)	(313.9)	43.9	229.6	—	(40.4)

Other income (expense), net	67.2	42.1	(73.5)	(55.1)	(19.3)
Interest income	4.4	4.5	1.7	(3.5)	7.1
Interest expense	(26.5)	(1.3)	(8.4)	3.5	(32.7)
Earnings (loss) before income taxes	(268.8)	89.2	149.4	(55.1)	(85.3)

Income tax (provision)	(0.7)	(15.3)	(52.7)	—	(68.7)

Minority interests	—	—	(4.2)	—	(4.2)
Net income (loss)	$(269.5)	$73.9	$92.5	$(55.1)	$(158.2)

Nalco Holdings LLC and Subsidiaries
Condensed Combining Statement of Operations
December 31, 2002 (Predecessor)

	Issuer	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Combined
Net sales	$1,134.2	$414.1	$1,291.5	$(195.5)	$2,644.3
Operating costs and expenses:
Cost of product sold	(592.7)	(254.9)	(629.7)	195.5	(1,281.8)
Selling, administrative, and research expenses	(419.8)	(131.1)	(422.7)	—	(973.6)
Amortization of intangible assets	(74.6)	(9.8)	(4.8)	—	(89.2)
Business optimization expenses	(16.4)	—	(16.4)	—	(32.8)
Total operating costs and expenses	(1,103.5)	(395.8)	(1,073.6)	195.5	(2,377.4)
Operating earnings (loss)	30.7	18.3	217.9	—	266.9

Other income (expense), net	45.6	32.0	(73.2)	(3.7)	0.7
Interest income	5.2	7.3	3.3	(8.0)	7.8
Interest expense	(30.9)	(3.1)	(12.5)	8.0	(38.5)
Earnings (loss) before income taxes	50.6	54.5	135.5	(3.7)	236.9

Income tax (provision)	(44.1)	(15.0)	(46.1)	—	(105.2)

Minority interests	—	—	(3.3)	—	(3.3)
Net income (loss)	$6.5	$39.5	$86.1	$(3.7)	$128.4

Nalco Holdings LLC and Subsidiaries
Condensed Consolidating Statement of Cash Flows
For the Period from November 4, 2003 through December 31, 2003 (Successor)

	Parent	Issuer	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Operating activities
Net income (loss)	$(24.1)	$(35.9)	$9.0	$(77.5)	$104.4	$(24.1)
Non cash adjustments	23.7	24.4	8.9	89.1	(105.5)	40.6
Changes in operating assets and liabilities	4.0	21.3	3.2	43.7	—	72.2
Net cash provided by operating activities	3.6	9.8	21.1	55.3	(1.1)	88.7

Investing activities
Acquisition of Ondeo Nalco Group	(1,001.5)	(3,095.6)	—	(481.8)	451.8	(4,127.1)
Additions to property, plant, and equipment, net	—	(2.9)	(1.0)	(11.7)	—	(15.6)
Other investing activities	—	(12.8)	(2.4)	(1.9)	14.7	(2.4)
Net cash used for investing activities	(1,001.5)	(3,111.3)	(3.4)	(495.4)	466.5	(4,145.1)

Financing activities
Cash dividends	—	—	—	(1.1)	1.1	—
Net borrowings (repayments) of long-term debt	—	3,214.0	—	(0.6)	—	3,213.4
Deferred financing costs	—	(92.4)	—	—	—	(92.4)
Capital contribution	1,001.9	—	—	451.8	(451.8)	1,001.9
Other financing activities	—	2.4	(16.2)	35.9	(14.7)	7.4
Net cash provided by financing activities	1,001.9	3,124.0	(16.2)	486.0	(465.4)	4,130.3
Effect of exchange rate changes on cash	—	—	—	1.7	—	1.7
Increase in cash	4.0	22.5	1.5	47.6	—	75.6
Cash at beginning of period	—	—	0.3	24.1	—	24.4
Cash at end of period	$4.0	$22.5	$1.8	$71.7	$—	$100.0

Nalco Holdings LLC and Subsidiaries
Condensed Consolidating Statement of Cash Flows
For the Period form January 1, 2003 through November 3, 2003 (Predecessor)

	Issuer	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Combined
Operating activities
Net income (loss)	$(269.5)	$73.9	$92.5	$(55.1)	$(158.2)
Non cash adjustments	335.4	37.8	40.2	24.7	438.1
Changes in operating assets and liabilities	(92.9)	(40.4)	(2.2)	—	(135.5)
Net cash provided by operating activities	(27.0)	71.3	130.5	(30.4)	144.4

Investing activities
Additions to property, plant, and equipment, net	(30.4)	(9.2)	(46.0)	—	(85.6)
Business purchases/sales, net	42.9	(0.8)	(56.6)	4.4	(10.1)
Other investing activities	4.9	(46.6)	0.2	124.9	83.4
Net cash (used for) investing activities	17.4	(56.6)	(102.4)	129.3	(12.3)

Financing activities
Cash dividends	—	(6.3)	(53.1)	30.4	(29.0)
Net borrowings (repayments) of long-term debt	—	0.2	(7.9)	—	(7.7)
Capital contribution	—	4.4	77.7	(4.4)	77.7
Other financing activities	8.6	(17.1)	(141.8)	(124.9)	(275.2)
Net cash (used for) financing activities	8.6	(18.8)	(125.1)	(98.9)	(234.2)
Effect of exchange rate changes on cash	—	—	6.0	—	6.0
(Decrease) in cash	(1.0)	(4.1)	(91.0)	—	(96.1)
Cash at beginning of period	1.0	4.4	115.1	—	120.5
Cash at end of period	$—	$0.3	$24.1	$—	$24.4

Nalco Holdings LLC and Subsidiaries
Condensed Combining Statement of Cash Flows
December 31, 2002 (Predecessor)

	Issuer	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Combined
Operating activities
Net income (loss)	$6.5	$39.5	$86.1	$(3.7)	$128.4
Non cash adjustments	72.5	51.1	34.6	—	158.2
Changes in operating assets and liabilities	(5.4)	60.2	(8.6)	(9.7)	36.5
Net cash provided by operating activities	73.6	150.8	112.1	(13.4)	323.1

Investing activities
Additions to property, plant, and equipment, net	(49.0)	(1.8)	(57.5)	—	(108.3)
Business purchases/sales, net	17.1	(0.3)	(14.1)	—	2.7
Other investing activities	96.5	(53.6)	47.5	(110.9)	(20.5)
Net cash (used for) investing activities	64.6	(55.7)	(24.1)	(110.9)	(126.1)

Financing activities
Cash dividends	(122.3)	(4.4)	(9.0)	13.4	(122.3)
Proceeds from corporate facility sale and leaseback	144.8	—	—	—	144.8
Net borrowings (repayments) of long-term debt	—	—	(0.4)	—	(0.4)
Capital contribution	—	—	40.0	—	40.0
Other financing activities	(174.4)	(93.1)	(138.2)	110.9	(294.8)
Net cash (used for) financing activities	(151.9)	(97.5)	(107.6)	124.3	(232.7)
Effect of exchange rate changes on cash	—	—	8.9	1.3	10.2
(Decrease) in cash	(13.7)	(2.4)	(10.7)	1.3	(25.5)
Cash at beginning of period	14.7	6.8	125.8	(1.3)	146.0
Cash at end of period	$1.0	$4.4	$115.1	$—	$120.5

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors of
Ondeo Nalco Company:

We have audited the accompanying consolidated balance sheets of ONDEO NALCO COMPANY (a Delaware corporation) and its subsidiaries as of December 31, 2001 and 2000, and the related statements of consolidated losses, shareholder's equity and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Ondeo Nalco Company as of December 31, 2001 and 2000, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States.

/s/ Arthur Andersen LLP

Chicago, Illinois
May 23, 2002

Ondeo Nalco Company
Statements of Consolidated Loss
(in millions)

	Year Ended December 31,
	2001	2000
Net Sales	$2,458.6	$1,649.3
Operating costs and expenses
Cost of products sold	1,216.1	776.4
Selling, administrative and research expenses	926.1	613.3
Amortization of goodwill and other acquisition-related intangibles	180.6	174.2
Acquisition and Integration expenses	163.2	69.5
Purchased in-process research and development	1.3	15.0
	2,487.3	1,648.4
Operating (Loss) Earnings	(28.7)	0.9
Other (expense) income	(4.1)	5.8
Interest expense, net	(46.3)	(36.2)
Equity in earnings of partnership	—	30.4
(Loss) Earnings Before Income Taxes	(79.1)	0.9
Income tax (benefit)/provision	(1.9)	22.3
Net Loss	$(77.2)	$(21.4)

The accompanying notes to consolidated financial statements are an integral part of these statements.

Ondeo Nalco Company
Consolidated Balance Sheets
(in millions)

	December 31,
	2001	2000
Assets
Current Assets
Cash and cash equivalents	$113.6	$42.9
Receivables, less allowances of $20 and $12	321.7	306.0
Inventories
Finished products	172.2	87.8
Materials and work in process	67.8	63.1
	240.0	150.9
Other receivables from related parties	11.2	71.0
Notes receivable from related parties	67.8	81.6
Prepaid expenses, taxes and other current assets	28.7	25.4
Total Current Assets	783.0	677.8
Other Assets
Investment in and advances to partnership	—	197.8
Goodwill, less accumulated amortization of $187.0 and $84.8	2,220.8	2,080.6
Intangibles, less accumulated amortization of $195.2 and $104.2	2,355.5	2,299.6
Unearned employee compensation	115.2	127.1
Miscellaneous	188.8	173.3
Total Other Assets	4,880.3	4,878.4
Net Property, Plant and Equipment	778.8	740.5
Total Assets	$6,442.1	$6,296.7

Liabilities and Shareholder's Equity
Current Liabilities
Short-term debt	$842.5	$536.6
Accounts payable	146.9	126.6
Accrued compensation	54.3	40.6
Other accrued expenses	121.3	104.4
Income taxes	128.2	73.3
Total Current Liabilities	1,293.2	881.5
Long-term debt	28.8	36.7
Deferred income taxes	1,024.4	1,102.3
Accrued pension benefits	97.6	30.5
Accrued postretirement benefits	137.4	108.3
Liability to profit sharing trust	115.3	128.4
Other liabilities	51.0	41.9
Shareholder's Equity
Equity of Suez Lyonnaise des Eaux	3,777.6	4,002.9
Accumulated other comprehensive income	(83.2)	(35.8)
Total Shareholder's Equity	3,694.4	3,967.1
Total Liabilities and Shareholder's Equity	$6,442.1	$6,296.7

The accompanying notes to consolidated financial statements are an integral part of these statements.

Ondeo Nalco Company
Statements of Consolidated Cash Flows
(in millions)

	Year Ended December 31,
	2001	2000
Cash Provided by Operating Activities
Net loss	$(77.2)	$(21.4)
Adjustments to reconcile net earnings to cash provided by operating activities:
Depreciation and amortization	288.0	265.8
Equity in earnings of partnership, net of distributions	—	(30.4)
Fixed asset impairment	56.6	—
Minimum pension liability, net of tax	(17.6)	—
Loss on derivatives, net of tax	(0.8)	—
Non-current deferred income taxes	(85.4)	(39.3)
Other-net	89.9	15.3
Changes in current assets and liabilities
Receivables	89.6	45.2
Inventories	(49.2)	(10.0)
Accounts payable	55.6	(11.9)
Other	57.4	74.7
Net Cash Provided by Operating Activities	406.9	288.0
Cash Provided by (Used for) Investing Activities
Additions to property, plant and equipment	(96.7)	(92.3)
Business purchases/sales, net	(409.5)	(74.6)
Notes receivable from related parties	16.5	(121.3)
(Investments In) advances from partnerships	24.5	35.8
Other investing activities	(19.5)	(26.3)
Net Cash (Used for) Investing Activities	(484.7)	(278.7)
Cash Provided by (Used for) Financing Activities
Cash dividends	(148.1)	(139.1)
Proceeds from long-term debt	7.3	0.8
Payments of long-term debt	(8.0)	(17.7)
Increase in short-term debt	299.5	127.1
Net Cash Provided By (Used for) Financing Activities	150.7	(28.9)
Effect of foreign exchange rate changes on cash and cash equivalents	(2.2)	(0.3)
Increase (Decrease) in cash and cash equivalents	70.7	(19.9)
Cash and cash equivalents at the beginning of the year	42.9	62.8
Cash and Cash Equivalents at the End of the Year	$113.6	$42.9

The accompanying notes to consolidated financial statements are an integral part of these statements.

Ondeo Nalco Company
Statements of Consolidated Shareholder's Equity
(in millions)

	Accumulated Other Comprehensive Loss
	Equity of Suez Lyonnaise des Eaux	Minimum Pension Liability Adjustment	Derivatives	Foreign Currency Translation Adjustments	Comprehensive Loss
Balance at January 1, 2000	$4,163.4	$—	$—	$(0.2)
Net loss	(21.4)				$(21.4)
Other comprehensive income:
Currency translation adjustments				(35.6)	(35.6)
Comprehensive loss					$(57.0)
Distributions to shareholder	(139.1)
Balance at December 31, 2000	$4,002.9	$—	$—	$(35.8)
Net loss	(77.2)				$(77.2)
Other comprehensive income:	—
Minimum pension liability adjustment — net of tax benefit of $11.2		(17.6)			(17.6)
Loss on derivatives — net of tax benefit of $0.5			(0.8)		(0.8)
Currency translation adjustments				(29.0)	(29.0)
Comprehensive loss					$(124.6)
Distributions to shareholder	(148.1)
Balance at December 31, 2001	$3,777.6	$(17.6)	$(0.8)	$(64.8)

The accompanying notes to consolidated financial statements are an integral part of these statements.

Ondeo Nalco Company
Notes to Consolidated Financial Statements

NOTE 1 — Summary of Significant Accounting Policies

Nature of Business — Ondeo Nalco Company (formerly Nalco Chemical Company) is engaged in the worldwide manufacture and sale of highly specialized service chemical programs. This includes production and service related to the sale and application of chemicals and technology used in water treatment, pollution control, energy conservation, oil production and refining, steelmaking, papermaking, mining, and other industrial processes.

In November 1999, Nalco Chemical Company was acquired by Suez, a global services company providing solutions in energy, water and waste services for businesses, individuals, and municipalities. In March 2001, Suez announced the creation of Ondeo, an expansive water solutions group comprised of Suez' water-related companies. As a result, the Company's name was changed from Nalco Chemical Company to Ondeo Nalco Company (Nalco).

Consolidation Policy — Nalco's consolidated financial statements include the accounts of the parent company, its majority-owned subsidiaries and Nalco-Chemserve, in which Nalco has a controlling interest. All intercompany balances and transactions are eliminated. Investments in companies or partnerships in which the Company does not have control, but has the ability to exercise significant influence over operating and financial policies, are reported on the equity method.

Use of Estimates — The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Concentration of Credit Risk — Credit risk represents the accounting loss that would be recognized at the reporting date if counterparties failed completely to perform as contracted. Management believes the likelihood of incurring material losses due to concentration of credit risk is remote. The principal financial instruments subject to credit risk are as follows:

Cash and cash equivalents, short-term marketable securities – Nalco has a formal policy of placing these instruments in investment grade companies or financial institutions and limiting the size of an investment with any single entity.

Receivables – A large number of customers in diverse industries and geographies, as well as the practice of establishing reasonable credit lines, limits credit risk. The allowances for doubtful accounts are adequate to cover potential credit risk losses.

Foreign exchange contracts and derivatives – The Company has formal policies which establish credit limits and investment grade credit criteria of "A" or better for all counterparties.

Cash and Cash Equivalents –– Cash and cash equivalents include all cash balances and highly liquid investments with original maturities of three months or less.

Derivatives –– The Company adopted Statement of Financial Accounting Standards (SFAS) No. 133, "Accounting for Derivative Instruments and Hedging Activities," and SFAS No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities," an amendment of SFAS No. 133, on January 1, 2001. These Statements establish accounting and reporting standards that require every derivative instrument (including certain derivative instruments embedded in other contracts) to be recorded on the statement of financial condition as either an asset or a liability measured at its fair value. SFAS No. 133 requires the transition adjustment resulting from adopting these Statements to be reported in net income or other comprehensive income, as appropriate, as a cumulative effect of a change in accounting principle.

On January 1, 2001, the Company recorded the fair value of all outstanding derivative instruments as assets or liabilities on the statement of consolidated financial condition. The transition adjustment was not material to earnings or to other comprehensive income.

Ondeo Nalco Company
Notes to Consolidated Financial Statements  (continued)

Foreign Currency Translation –– The local currency has been designated as the functional currency in financial statements of companies that account for approximately 98% of total foreign subsidiary net assets at the end of 2001. These financial statements are translated at current and average exchange rates, with any resulting translation adjustments included in the currency translation adjustment account in shareholder's equity. The remaining subsidiary operates in a country with a highly inflationary environment, and its statements are translated using a combination of current, average, and historical exchange rates, with the resulting translation impact included in results of operations. Transactions executed in different currencies resulting in exchange adjustments are included in results of operations. Foreign currency exchange adjustments, included in other (expense) income, was a loss of $0.5 million in 2001 and a gain of $0.4 million in 2000.

Inventory Valuation –– Inventories are valued at the lower of cost or market. Approximately 51% of the inventories at the end of 2001 are valued using the average cost or first-in, first-out (FIFO) method. The remaining inventories are valued using the last-in, first-out (LIFO) method. If the FIFO method of accounting had been used for all inventories, reported inventory amounts would have been approximately $5.1 million lower at December 31, 2001, and $0.4 million higher at December 31, 2000.

Goodwill –– Goodwill consists of costs in excess of the fair value of net tangible and identified intangible assets of acquired companies and is amortized over periods ranging from 15 years to 30 years using the straight-line method. When appropriate, the Company evaluates whether the projected earnings and undiscounted cash flows of each of the acquired companies is sufficient to recover the carrying value of the net investment, including goodwill, in order to determine if an impairment has occurred. Management is currently of the opinion that no such impairment exists.

Intangibles –– Intangible assets mostly consist of identified intangibles of acquired companies, including customer relationships, trade names, patents, developed technology, and assembled workforces. Costs allocated to identified intangibles are amortized on a straight-line basis over the remaining estimated useful lives of the assets, which range from 10 years to 30 years, as determined principally by independent appraisals.

Intangible assets also include costs of computer software developed or obtained for internal use. The Company capitalizes internal-use software in accordance with Statement of Position (SOP) 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." SOP 98-1 was issued by the Accounting Standards Executive Committee in March 1998 and adopted by the Company in January 1999. Computer software costs in intangible assets includes $25 million for the Company's U.S. management information system, which was implemented in 1999, and which is being amortized over ten years. Other computer software costs are amortized over five years.

Income Taxes –– Income taxes are recognized during the year in which transactions enter into the determination of financial statement income, with deferred income taxes being provided for the tax effect of temporary differences between the carrying amount of assets and liabilities and their tax bases.

Deferred income taxes are provided on the undistributed earnings of foreign subsidiaries and affiliated companies except to the extent such earnings are considered to be permanently reinvested in the subsidiary or affiliate. In cases where foreign tax credits will not offset U.S. income taxes, appropriate provisions are included in the consolidated statement of earnings. Repatriation of permanently reinvested earnings would result in an estimated additional tax liability, after foreign tax credits, of $61 million and $15 million as of December 31, 2001 and 2000, respectively.

Retirement Plans –– The cost of retirement plans is computed on the basis of accepted actuarial methods (using the projected unit credit method for the principal plan) and includes current service costs and amortization of increases in prior service costs over the expected future service of active participants as of the date such costs are first recognized.

Ondeo Nalco Company
Notes to Consolidated Financial Statements  (continued)

The costs of health and life insurance postretirement benefits are accrued as earned. Annual expense represents a combination of interest and service cost provisions. Most postretirement benefits are not funded.

Research and Development –– Research and development costs were $65 million and $48 million in 2001 and 2000, respectively. These amounts exclude purchased in-process research and development costs of $1 million and $15 million in 2001 and 2000, respectively. Research and development costs are charged to expense as incurred.

New Accounting Standards –– In 2001, the Financial Accounting Standards Board (FASB) issued SFAS No. 141, "Business Combinations," and SFAS No. 142, "Goodwill and Other Intangible Assets." SFAS No. 141 requires the purchase method of accounting for all business combinations and eliminates the pooling of interests method effective June 30, 2001. SFAS No. 142 provides that goodwill and some intangibles will no longer be amortized on a recurring basis. Goodwill will be subject to an initial impairment test within six months of adoption of SFAS No. 142 and annually thereafter. The Company must adopt SFAS No. 142 as of January 1, 2002. During 2001, total goodwill amortized was $81 million.

In 2001, the FASB also issued SFAS No. 143, "Accounting for Asset Retirement Obligations," which requires legal obligations associated with the retirement of long-lived assets to be recorded as increases in costs of the related assets. Also in 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." SFAS No. 144 retains the previous cash flow test for impairment and broadens the presentation of discontinued operations. Except for the discontinuance of the amortization of goodwill, the Company does not expect the adoption of these Statements to have a material effect on the Company's financial position, results of operations or cash flows.

NOTE 2 — Acquisition and Integration Expenses

After its acquisition by Suez, Nalco began to integrate its global operations with those of two other businesses owned by Suez, Aquazur and Calgon Corporation. Suez acquired Calgon in July 1999, which along with the acquisition of Nalco, was part of a strategic plan by Suez to provide its customers around the world with integrated services in the water, energy and waste sectors. The integration of Suez' Aquazur operations with those of Nalco and Calgon was also part of this strategic plan. Although the Aquazur business is being integrated with Nalco operationally, Suez has largely retained the ownership of the Aquazur business, and Nalco's results do not include the results of those operations. In April 2000, Nalco acquired Calgon's U.S. operations from Suez in exchange for some of Nalco's European subsidiaries.

The integration of Nalco, Aquazur and Calgon entailed the combination and realignment of the manufacturing, selling, research and administrative support functions of the three businesses to achieve optimum efficiencies and synergies. Certain costs totaling $44 million which were related to the integration, including severance, outplacement services, employee relocations, termination of lease agreements, and asset disposal costs were accrued as a liability at the dates the Company and Calgon were acquired by Suez. Other expenses that were not accrued but incurred by the Company totaled $53 million and $70 million in 2001 and 2000, respectively, which consisted of costs such as consulting and other outside services, certain severance expenses, retention payments, training, travel, advertising, and the integration of data processing and information systems. Most activities related to the integration of Nalco, Aquazur and Calgon have been completed, and any costs yet to be incurred are expected to be insignificant.

On March 1, 2001, the Company announced a plan to optimize its manufacturing operations in North America. Among the more significant actions taken as a result of this plan, the Company shifted a significant amount of production from its Clearing plant in Chicago, IL to its Garyville, LA and Elwood City, PA plants, and closed plants in Bayport, TX; Greer, SC; Jonesboro, GA; and Paulsboro,

Ondeo Nalco Company
Notes to Consolidated Financial Statements  (continued)

NJ. Nearly 170 positions were eliminated as a result of these actions. Charges incurred as a result of implementing this plan totaled $75 million during 2001, which included $49 million for asset write-offs and provisions for asset impairments, and $26 million for severance and other costs. Except for selling the properties that were closed, the plan to optimize North American manufacturing operations was completed as of the end of 2001.

The Company also implemented a plan during 2001 to reduce costs and improve efficiency throughout the organization. As a result, about 200 positions were eliminated and a charge of $33 million was recorded, which primarily consisted of severance and outside consulting costs.

As a result of acquiring Exxon's interest in the Nalco/Exxon Energy Chemicals, L.P. (Nalco/Exxon) joint venture (see Note 6), the Company incurred costs related to integrating the operations of the joint venture with those of the Company. Certain costs totaling $7 million which were related to the integration, including severance, employee relocations and assets impairments were accrued as a liability on the date of acquisition. The Company also incurred other expenses of $2 million, which were expensed in 2001. Additional expenses of between $10 million to $15 million to integrate this business are anticipated during 2002.

NOTE 3 — Pension and Other Postretirement Benefit Plans

The Company has several noncontributory defined benefit pension plans covering most employees in the U.S. and those with certain foreign subsidiaries. The principal domestic plan represents approximately 66% of the benefit obligation and 61% of the total market value of plan assets. The Company also provides a supplementary, non-qualified, unfunded plan for U.S. employees whose pension benefits exceed ERISA limitations. In addition, the Company has defined benefit postretirement plans that provide medical, dental and life insurance benefits for substantially all U.S. retirees and eligible dependents. The Company retains the right to change or terminate these benefits.

The following table details the changes in the funded status of defined benefit pension and other postretirement benefit plans, and sets forth amounts recognized and not recognized in the statements of consolidated financial condition:

	Pension Benefits		Other Benefits
(in millions)	2001	2000	2001	2000
Change in benefit obligation
Benefit obligation at beginning of year	$394.8	$340.3	$127.5	$104.4
Service cost	28.1	18.9	5.2	3.0
Interest cost	35.8	27.2	12.7	9.3
Participant contributions	1.8	1.6	0.6	0.6
Plan amendments	(23.2)	7.7	(51.3)	9.7
Actuarial loss	85.6	15.3	69.1	5.9
Benefits paid	(58.5)	(35.8)	(12.1)	(7.3)
Acquisitions	61.4	32.8	19.5	1.9
Special termination benefits	5.5	—	1.3	—
Settlements	(2.3)	—	—	—
Curtailments	(6.1)	—	(2.5)	—
Foreign currency exchange rate changes	(4.7)	(13.2)	—	—
Benefit obligation at end of year	518.2	394.8	170.0	127.5
Change in plan assets
Fair value of plan assets at beginning of year	348.3	363.7	—	—
Actual return on plan assets	(23.5)	(17.8)	—	—
Employer contributions	19.9	8.2	11.5	6.7
Participant contributions	1.8	1.6	0.6	0.6

Ondeo Nalco Company
Notes to Consolidated Financial Statements  (continued)

	Pension Benefits		Other Benefits
(in millions)	2001	2000	2001	2000
Benefits paid	(58.5)	(35.8)	(12.1)	(7.3)
Acquisitions	30.2	39.4	—	—
Settlements	(2.3)	—	—	—
Foreign currency exchange rate changes	(3.9)	(11.0)	—	—
Fair value of plan assets at end of year	312.0	348.3	—	—
Funded status	(206.2)	(46.5)	(170.0)	(127.5)
Unrecognized net actuarial loss	166.4	23.9	69.8	3.0
Unrecognized prior service costs	(28.2)	(7.0)	(44.5)	8.9
Unrecognized net transition asset	(0.8)	(0.9)	—	—
Net amount recognized	$(68.8)	$(30.5)	$(144.7)	$(115.6)

Amounts recognized in the statements of consolidated financial condition consist of:

	Pension Benefits		Other Benefits
(in millions)	2001	2000	2001	2000
Other accrued expenses	$—	$—	$(7.3)	$(7.3)
Accrued benefit liability	(97.6)	(30.5)	(137.4)	(108.3)
Accumulated other comprehensive income	28.8	—	—	—
Net amount recognized	$(68.8)	$(30.5)	$(144.7)	$(115.6)

The projected benefit obligation (PBO), accumulated benefit obligation (ABO) and fair value of plan assets for defined benefit pension plans with ABOs in excess of plan assets were $390 million, $299 million and $205 million, respectively, at December 31, 2001. At December 31, 2000, the PBO, ABO and fair value of plan assets for such plans were $45 million, $38 million and $14 million, respectively.

Net pension and other postretirement benefit expense for all defined benefit plans was comprised of:

	Pension Benefits		Other Benefits
(in millions)	2001	2000	2001	2000
Service cost	$28.1	$18.9	$5.2	$3.0
Interest cost	35.8	27.2	12.7	9.3
Expected return on plan assets	(37.4)	(33.0)	—	—
Amortization of prior service cost	(0.9)	(0.7)	1.0	0.8
Amortization of net transition asset	(0.1)	(0.1)	—	—
Recognized net actuarial loss	0.3	—	0.2	—
Special termination benefits	5.5	—	1.3	—
Settlement charge	0.3	—	—	—
Curtailment	(0.7)	—	0.8	—
Net benefit expense	$30.9	$12.3	$21.2	$13.1

The assumptions used for the U.S. defined benefit plans as of the end of 2001 and 2000 were as follows:

	Pension Benefits		Other Benefits
	2001	2000	2001	2000
Discount rates	7.25%	7.75%	7.25%	7.75%
Rates of increase in compensation levels	3.75-4.25%	3.75-4.25%	4.00%	4.00%
Rates of return on plan assets	10.00%	10.00%	—	—

Ondeo Nalco Company
Notes to Consolidated Financial Statements  (continued)

The assumptions used for the foreign defined benefit pension plans as of the end of 2001 and 2000 were as follows:

	2001	2000
Discount rates	5.5 – 6.0%	6.0 – 7.75%
Rates of increase in compensation levels	2.5 – 3.5%	3.0 – 4.5%
Rates of return on plan assets	5.5 – 8.25%	6.0 – 8.5%

The Company has assumed a health care cost trend rate of 8.0% for 2002, decreasing to 5.0% in 2005 and thereafter. A one-percentage-point change in assumed health care cost trend rates would have the following effects on 2001 service and interest costs and the accumulated post-retirement benefit obligation at December 31, 2001:

	One-Percentage-Point
(in millions)	Increase	Decrease
Effect on total of service and interest cost components	$3.1	$(2.4)
Effect on postretirement benefit obligation	22.2	(18.1)

NOTE 4 — Contribution Agreement with Profit Sharing Trust

The Company previously had an Employee Stock Ownership Plan (ESOP) which gave most U.S. employees an additional opportunity to share in the ownership of the Company's stock. Preferred shares were allocated to eligible employees based on a percentage of pretax earnings.

At the inception of the ESOP, the Company and a trustee entered into a trust agreement, constituting the ESOP Trust, to fund benefits under the Company's ESOP. As part of its acquisition of the Company in November 1999, Suez purchased from the trustee all of the issued and outstanding Series B ESOP Convertible Preferred Stock, at a price of $1,060 per share. The trustee credited proceeds from the sale of allocated shares to participants' accounts. The Company and the ESOP trustee agreed that the trustee would use proceeds from the sale of shares held in the loan suspense account to repay the outstanding principal and accrued interest on the ESOP loans. It was also agreed that all proceeds remaining after the repayment of the loans and accrued interest would be allocated to participants' accounts. In return, the Company agreed to make contributions to the Profit Sharing, Investment and Pay Deferred Plan Trust (the "Trust"), on or before December 31, 2010, having a present value equal to the outstanding principal and accrued interest paid on the ESOP loans, which was $125 million. The agreement provides for specified minimum annual contributions to be made by the Company to the Trust, with interest accruing on the outstanding contribution balance at an annual rate of 8.5 % compounded monthly. The contribution commitment becomes due and payable in its entirety if one or more events that are specified in the agreement occurs. The Company recorded a liability of $139 million for this contribution commitment, representing the present value of the total expected contributions to the Trust, with a corresponding deferred employee compensation asset.

During both 2001 and 2000, the Company amortized and charged to expense $12 million of the deferred compensation asset. The Company contributed $13 million and $11 million to the Trust in 2001 and 2000, respectively.

Ondeo Nalco Company
Notes to Consolidated Financial Statements  (continued)

NOTE 5 — Income Taxes

The sources of (loss) earnings before income taxes were as follows:

(in millions)	2001	2000
Domestic	$(109.2)	$(65.3)
Foreign	30.1	66.2
Total	$(79.1)	$0.9

The components of income tax (benefits) provisions attributable to (loss) earnings before income taxes are summarized as follows:

(in millions)	2001	2000
Current
Federal	$34.8	$31.0
State	1.9	4.5
Foreign	35.1	22.8
	71.8	58.3
Deferred
Federal	(64.2)	(37.0)
State	(6.1)	(6.1)
Foreign	(3.4)	7.1
	(73.7)	(36.0)
Total	$(1.9)	$22.3

Current foreign taxes listed above include taxes withheld by foreign governments on distributions from subsidiaries and affiliates (principally dividends and service fees).

Nalco made income tax payments of $30 million, net of a tax refund of $1 million during 2001. In 2000, Nalco made income tax payments of $21 million, net of a tax refund of $48 million.

A reconciliation of income tax (benefit) provision computed at the federal statutory income tax rate of 35% to the (benefit) provision for income taxes in the statement of consolidated loss is as follows:

(in millions)	2001	2000
Income tax at statutory U.S. federal tax rate	$(27.7)	$0.3
State income taxes, net of federal taxes	2.0	2.8
Goodwill	14.4	16.6
Change in valuation allowance	12.0	(11.5)
In-process research and development	0.5	5.3
Foreign dividends	3.3	3.6
Other	(6.4)	5.2
	$(1.9)	$22.3

Ondeo Nalco Company
Notes to Consolidated Financial Statements  (continued)

Details of deferred tax assets and liabilities at December 31, 2001 and 2000 are as follows:

(in millions)	2001	2000
Deferred tax assets:
Postretirement benefits	$(58.2)	$(57.0)
Other	(101.2)	(51.0)
Total	(159.4)	(108.0)
Deferred tax liabilities:
Depreciation and basis differences	148.5	158.7
Leveraged lease investments	25.6	27.1
Intangible assets	851.5	882.1
Unremitted foreign earnings	7.9	29.5
Other	130.2	101.2
Total	1,163.7	1,198.6
Net deferred tax liability	$1,004.3	$1,090.6

Included in:
Prepaid expenses, taxes and other current assets	$(11.4)	$(8.3)
Miscellaneous other assets	(9.4)	(4.1)
Income taxes	0.7	0.7
Deferred income taxes	1,024.4	1,102.3
Net deferred tax liability	$1,004.3	$1,090.6

NOTE 6 — Acquisitions

The Company acquired ten businesses in both 2001 and 2000 that operate in the Company's core markets of water treatment and process chemicals. Each of the acquisitions was accounted for as a purchase and, accordingly, the operating results of each acquired business were included in the consolidated financial results of the Company from its respective acquisition date. Also in 2001, Nalco/Exxon, a joint venture partnership formed in 1994 by Nalco and Exxon, redeemed Exxon's interest in the partnership. As a result, the Company's interest in Nalco/Exxon increased from 60% to 100%. The Company also made performance payments during 2001 related to a previous year's acquisition.

In 2000, the Company transferred ownership of some of its European subsidiaries to another Suez subsidiary in exchange for ownership of Calgon Corporation's United States operations. The Company's Spanish subsidiary issued shares of its stock to two other Suez subsidiaries in exchange for those companies' ownership of two businesses in Spain. In addition, the Company increased its investment in its Indonesian subsidiary from 51% to 100%; purchased a 30% minority interest in an Indian company whose remaining shares are owned by another Suez subsidiary; and acquired a 10% interest in Xsilogy, a company which provides online, real-time monitoring solutions of customers' processes that use applications of chemicals.

The combined purchase price of these acquisitions, net of cash acquired, was approximately $410 million and $434 million in 2001 and 2000, respectively. The purchase price exceeded the fair value of the net tangible assets which were acquired by $267 million and $34 million in 2001 and 2000, respectively, which was allocated to goodwill and other intangible assets.

NOTE 7 — Securitization of Accounts Receivable

In December 2001, the Company entered into an agreement that allows it to periodically transfer undivided percentage ownership interests in a revolving pool of most of the Company's U.S. trade

Ondeo Nalco Company
Notes to Consolidated Financial Statements  (continued)

receivables to a multi-seller conduit ("Conduit") administered by an independent financial institution. The agreement, which expires in December 2002, is subject to renewal annually.

Under the terms of the agreement, the Company may transfer trade accounts receivables to a bankruptcy-remote special purpose entity ("SPE"), and the Conduit, or backup purchasers, must purchase from the SPE an undivided ownership interest of up to $150 million in those receivables. The Company has no ownership interest in the SPE. The percentage ownership interest in receivables purchased by the Conduit may increase or decrease over time, depending on the characteristics of the SPE's receivables, including delinquency rates and debtor concentrations. The Company services the receivables transferred to the SPE and receives a servicing fee, which Company management has determined approximates market compensation for these services.

Under the terms of the agreement, the Conduit pays the SPE the face amount of the undivided interest at the time of purchase. On a monthly basis, this sales price is adjusted, resulting in payments by the SPE to the Conduit of an amount that varies based on the interest rate on certain of the Conduit's liabilities and the length of time the sold receivables remain outstanding. Collections on sold receivables are used to purchase additional receivables from the Company.

The Company accounts for the sale of receivables to the SPE as sales under SPAS No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities." The Company's loss on the sale of receivables to the SPE during 2001 was not material.

As of December 31, 2001, the Company had transferred most of its U.S. trade receivables to the SPE. At December 31, 2001, the outstanding balance of SPE receivables was $150 million, in which the SPE had sold and received cash for an undivided interest in $101 million of receivables. The cash received is shown as operating cash provided in the Statements of Consolidated Cash Flows.

The Company's retained interest in the SPE's receivables at December 31, 2001 is classified in trade accounts receivable in the Company's Statement of Consolidated Financial Condition at its face amount of $49 million, net of expected credit losses of less than $1 million on the receivables transferred to the Conduit. This retained interest is subordinate to, and provides credit enhancement for, the Conduit's ownership interest in the SPE's receivables, and is available to the Conduit to pay any fees or expenses due to the Conduit, and to absorb all credit losses incurred on any of the SPE's receivables.

NOTE 8 — Investment In and Advances To Partnership

In 2000, the Company's investment in partnership consisted of its 60% interest in Nalco/Exxon, a joint venture partnership which was formed in 1994. All significant management decisions of the joint venture required agreement by both the Company and Exxon. As a result of the Company not exercising control over Nalco/Exxon, its investment in the joint venture was accounted for by the equity method. As disclosed in Note 6, Nalco/Exxon redeemed Exxon's interest in the joint venture effective January 1, 2001, and it is now wholly-owned by Nalco.

The Company's investment in Nalco/Exxon of $198 million at December 31, 2000 included $88 million in demand notes payable to Nalco/Exxon.

Ondeo Nalco Company
Notes to Consolidated Financial Statements  (continued)

The following table summarizes the Company's equity in earnings of Nalco/Exxon and distributions from the partnership for the year 2000:

(in millions)
Nalco/Exxon:
Net sales	$497.0
Earnings before income taxes	59.1
Net income	49.1
Nalco's equity interest	60%
Nalco's equity in net income	29.5
Amortization and income preference, net	0.9
Equity in earnings of partnership	$30.4

Distributions received from partnership	$—

The company's investment in Nalco/Exxon at December 31, 2000 included $83 million for the net excess of the Company's investment over its equity in the joint venture's net assets which was being amortized to earnings over the life of the related assets. Most of this amount represented an adjustment of the Company's investment in the partnership to fair value as a result of the acquisition of the Company by Suez. Condensed balance sheet information for the Nalco/Exxon joint venture at December 31, 2000 was as follows:

(in millions)
Current assets	$167.1
Noncurrent assets	283.5
Current liabilities	77.4
Noncurrent liabilities	39.5

The Company had an agreement with Nalco/Exxon to provide certain administrative services to the partnership. Fees earned by the Company were $12 million in 2000.

In the normal course of business, the Company supplied Nalco/Exxon with certain products, and purchased certain products from Nalco/Exxon. These transactions were generally at cost and were not significant in 2000.

NOTE 9 — Property, Plant and Equipment

Property, plant and equipment (including major improvements) are recorded at cost. Depreciation of buildings and equipment is calculated over their estimated useful lives generally using the straight-line method. The estimated useful lives of the major classes of depreciable assets are as follows: buildings 33 to 40 years; equipment 3 to 15 years.

Property, plant and equipment consists of the following:

(in millions)	2001	2000
Land	$75.4	$74.0
Buildings	173.7	211.6
Equipment	650.4	512.6
	899.5	798.2
Allowances for depreciation	(120.7)	(57.7)
Net property, plant and equipment	$778.8	$740.5

Ondeo Nalco Company
Notes to Consolidated Financial Statements  (continued)

NOTE 10 — Short-Term Debt

Short-term debt consists of the following:

(in millions)	2001	2000
Notes payable	$90.1	$67.6
Current maturities of long-term debt	20.1	16.6
Notes payable to related parties	732.3	452.4
Total	$842.5	$536.6

The weighted-average interest rate on short-term debt was 3.8% and 6.8% at December 31, 2001 and 2000, respectively.

NOTE 11 — Long-Term Debt

Long-term debt consists of the following:

(in millions)	2001	2000
Unsecured notes, due 2008	$27.8	$27.8
Other	21.1	25.5
	48.9	53.3
Less current portion	20.1	16.6
Total	$28.8	$36.7

The $28 million of unsecured notes due in 2008 have a fixed interest rate of 6.25%. The $21 million in other long-term debt at December 31, 2001 was borrowed by various foreign subsidiaries at interest rates ranging from 2.8% to 30.3% with a weighted-average rate of 6.4%. The $26 million in other long-term debt at December 31, 2000 was borrowed by various foreign subsidiaries at interest rates ranging from 4.1% to 17.6% with a weighted-average rate at 8.0%.

Interest paid by Nalco was $38 million and $28 million in 2001 and 2000, respectively.

The following table presents the projected annual maturities of long-term debt for the next five years after 2001:

(in millions)
2002	$20.1
2003	0.6
2004	0.1
2005	0.1
2006	—
Thereafter	28.0

NOTE 12 — Shareholder's Equity

The authorized capital stock of the Company consists of 625 shares of Common Stock, $.01 par value, and 75 shares of Series A Voting Preferred Stock ("Preferred Stock"), $l.00 par value. All shares of the Common Stock and Preferred Stock were outstanding at December 31, 2001 and are owned by Leo Holding Company ("Leo"), a subsidiary of Suez.

In July 2000, the Company issued 75 shares of Preferred Stock in exchange for 375 shares of Common Stock hold by Leo. All 375 shares of Common Stock were retired and cancelled when received from Leo. The Preferred Stock has a fixed annual dividend rate of $1,580,000 per share and is cumulative

Ondeo Nalco Company
Notes to Consolidated Financial Statements  (continued)

from and including the date of issuance, up to and including the date of liquidation, dissolution or winding up of the Company. The dividends on the Preferred Stock are payable in cash on November 15 of each year. The Preferred Stock is redeemable, in whole or in part, at the option of the Company at any time after July 31, 2020 at a cash redemption price of $20 million per share plus any accrued dividends.

NOTE 13 — Financial Instruments and Risk Management

Nalco has limited involvement with derivative financial instruments and does not trade them. The Company has used derivatives to fix the cost of issuing debt and to manage well-defined interest rate and foreign exchange exposures.

Notional Amounts and Credit Exposures of Derivatives

The notional amounts of derivatives discussed below do not represent amounts exchanged by the parties and, thus, are not a measure of the exposure of the Company through its use of derivatives. The amounts exchanged are calculated on the basis of the notional amounts and the other terms of the derivatives, which relate primarily to interest rates and foreign exchange rates.

The Company is exposed to credit-related losses in the event of nonperformance by counterparties to financial instruments, but it does not expect any counterparties to fail to meet their obligations given their high credit ratings.

Interest Rate Risk Management

Interest rate swap agreements have been used by the Company to reduce the potential impact of increases in interest rates on floating rate debt. During 2001, the Company entered into an interest rate swap agreement with a related party. This interest rate swap was designated as a hedge of future cash flows related to certain variable interest rate borrowings. The interest rate swap involves the payment of a fixed rate of interest and the receipt of a variable rate of interest, which is indexed to LIBOR, without the exchange of the underlying notional amount of $300 million. The swap effectively converts the variable-rate debt, which is also indexed to LIBOR, to a 4.8% fixed-rate borrowing.

At December 31, 2001, the fair value of the interest rate swap was a liability of $2 million. Changes in fair value of the interest rate swap are recognized in other comprehensive income and subsequently reclassified into interest expense as payments become due and the swap approaches maturity. The amount reclassified offsets the effect of interest rate changes on the related borrowings. The amount of net loss recorded in accumulated other comprehensive income at December 31, 2001 that is expected to be reclassified to earnings in the next twelve months if interest rates remain unchanged is approximately $1 million. The swap matures in thirty-six months. No hedge ineffectiveness was recorded in income in 2001.

Foreign Exchange Risk Management

The Company enters into various types of foreign exchange contracts in managing its foreign exchange risk, including currency swaps and forward exchange contracts.

The Company's currency swap agreements and forward exchange contracts at December 31, 2001 were designated as cash flow hedges of the variability of the cash flows from certain intercompany and related party foreign currency loans due to changes in foreign exchange rates. The currency swap agreements mature in forty-two months, while the forward exchange contracts mature within one year. These contracts, with a total notional value of $68 million at December 31, 2001, were recorded as an asset at their fair value of $12 million. A corresponding derivative gain was recorded in other comprehensive income, with most of that amount reclassified to earnings to offset transaction losses on the underlying foreign currency-denominated loans.

Ondeo Nalco Company
Notes to Consolidated Financial Statements  (continued)

NOTE 14 — Fair Value of Financial Instruments

The following table presents the carrying amounts and fair values of the Company's financial instruments at December 31, 2001 and 2000:

	2001		2000
(in millions)	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Assets:
Cash and cash equivalents	$113.6	$113.6	$42.9	$42.9
Notes receivable from related parties	67.8	67.8	81.6	81.6
Forward exchange contracts	2.2	2.2	1.4	1.5
Currency swap agreements	9.6	9.6	8.6	7.9
Liabilities:
Short-term debt	842.5	842.5	536.6	536.6
Long-term debt	28.8	29.2	36.7	35.5
Interest rate swap agreement	2.0	2.0	—	—

The following methods and assumptions were used to estimate the fair values of financial instruments:

Cash and cash equivalents, notes receivable from related parties, and short-term debt – The carrying amount approximates fair value because of the short-term maturities of such instruments.

Long-term debt – The fair value of the Company's 6.25% fixed-rate notes was based on the quoted market price.

Derivatives – The fair value of derivatives, including currency swaps, foreign currency forward exchange contracts, and interest rate swaps, was estimated based on current settlement prices and quoted market prices of comparable contracts.

NOTE 15 — Related Party Transactions

The Company provides certain manufacturing, selling and technical support services to other subsidiaries of Suez. The following table summarizes amounts earned by the Company for these services:

(in millions)	2001	2000
Toll manufacturing services	$3.1	$18.6
Selling services	19.1	86.3
Technical support	—	13.7
	$22.2	$118.6

The Company has also lent funds to various other subsidiaries of Suez. The following summarizes notes receivable from related companies at December 31, 2001 and 2000 and interest earned from related companies for the years 2001 and 2000:

(in millions)	2001	2000
Notes receivable	$104.8	$121.3
Interest earned	9.5	2.1

Of the $105 million of notes receivable from related companies at December 31, 2001, $68 million is classified as a current asset and $37 million is classified in miscellaneous other assets. Of the $121 million of notes receivable from related companies at December 31, 2000, $82 million is classified as a current asset and $39 million is classified in miscellaneous other assets.

Ondeo Nalco Company
Notes to Consolidated Financial Statements  (continued)

The amount receivable from related companies for manufacturing and selling services, technical support, interest earned and other miscellaneous charges was $11 million at December 31, 2001 and $71 million at December 31, 2000.

The Company has also borrowed funds from other related entities and the following summarizes the principal and interest payable at December 31 and interest expense for the year 2001 and 2000:

(in millions)	2001	2000
Notes payable	$732.3	$452.4
Interest payable	3.3	3.6
Interest expense	34.2	9.8

NOTE 16 — Contingencies and Litigation

Nalco has been named as a potentially responsible party (PRP) by the Environmental Protection Agency (EPA) or state enforcement agencies at six waste sites where some financial contribution is or may be required.

These agencies have also identified many other parties who may be responsible for clean-up costs at the waste disposal sites. Nalco's financial contribution to remediate these sites is expected to be minor. There has been no significant financial impact on Nalco up to the present, nor is it anticipated that there will be in the future, as a result of these matters. Nalco has made and will continue to make provisions for these costs if the Company's liability becomes probable and when costs can be reasonably estimated. As of December 31, 2001, the Company had undiscounted reserves of approximately $1 million for the maximum amount of known environmental clean-up costs. The Company's 2001 expenditures relating to environmental compliance and clean-up activities were not significant. These environmental reserves represent management's current estimate of its proportional clean-up costs and are based upon negotiation and agreement with enforcement agencies, its previous experience with respect to clean-up activities, a detailed review by the Company of known conditions, and information about other PRPs. They are not reduced by any possible recoveries from insurance companies or other PRPs not specifically identified. Although management cannot determine whether or not a material effect on future operations is reasonably likely to occur, given the evolving nature of environmental regulations, it believes that the recorded reserve levels are appropriate estimates of the potential liability. Although settlement will require future cash outlays, it is not expected that such outlays will materially impact the Company's liquidity position

It is the Company's policy to accrue for estimated post-closure and site remediation costs when the decision has been made by management to close a facility.

In the ordinary course of its business, Nalco is also a party to a number of lawsuits and is subject to various claims, the outcome of which, in the opinion of management, should not have a material effect on the consolidated financial position of Nalco.

REPORT OF INDEPENDENT AUDITORS

To the Shareholders
Ondeo Nalco Group

We have audited the accompanying combined balance sheet of Nalco International SAS Subsidiaries, subsidiaries of Suez S.A., (as defined in Note 1) as of December 31, 2001, and the related combined statement of operations, parent company investment, and cash flows for the year then ended. These financial statements are the responsibility of the companies' management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above, present fairly, in all material respects, the combined financial position of Nalco International SAS Subsidiaries as of December 31, 2001, and the combined results of their operations and their cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States.

/s/ Ernst & Young AG
Frankfurt am Main, Germany

May 10, 2004

Nalco International SAS Subsidiaries

Combined Balance Sheet
(Dollars in Millions)

December 31, 2001
Assets
Current assets:
Cash and cash equivalents	$33.7
Trade accounts receivable, less allowances of $4.2	37.6
Inventories, net	9.2
Accounts and notes receivable from related parties	26.2
Deferred income taxes	6.9
Total current assets	113.6

Property, plant and equipment, net	28.0
Goodwill, net	40.3
Intangible assets, net	1.9
Notes receivables from related parties	51.8
Other assets	8.2

Total assets	$243.8

See notes to combined financial statements.

Nalco International SAS Subsidiaries

Combined Balance Sheet (continued)
(Dollars in Millions)

December 31, 2001
Liabilities and shareholders' equity
Current liabilities:
Bank overdraft	$23.2
Accounts payable	22.2
Accounts payable to related parties	10.4
Accrued compensation and benefits	4.2
Current portion of long-term debt	0.2
Income taxes payable	7.1
Total current liabilities	67.3

Other liabilities:
Long-term debt	1.9
Deferred income taxes	4.4
Accrued pension benefits	3.5
Liability to profit-sharing trust	2.8
Notes payable to related parties	75.9
Other liabilities	9.4

Minority interest	1.3

Parent company investment:
Parent company investment	93.4
Accumulated other comprehensive income (loss)	(16.1)
Total Parent company investment	77.3
Total liabilities and Parent company investment	$243.8

See notes to combined financial statements.

Nalco International SAS Subsidiaries

Combined Statement of Operations
(Dollars in Millions)

Year Ended December 31, 2001
Net sales	$199.0
Operating costs and expenses:
Cost of product sold	104.8
Selling, administrative, and research expenses	85.1
Amortization of intangible assets	0.2
Amortization of goodwill	2.6
Business optimization expenses	9.3
Total operating cost and expenses	202.0

Operating earnings (loss)	(3.0)

Other income (expense), net	1.0
Interest income	3.4
Interest expense	(5.2)
Earnings (loss) before income taxes	(3.8)

Income tax benefit (provision)	0.2

Net income (loss)	$(3.6)

See notes to combined financial statements.

Nalco International SAS Subsidiaries

Combined Statement of Parent Company Investment
(Dollars in Millions)

	Parent Company Investment	Accumulated Other Comprehensive Income (Loss)	Total
Balance at January 1, 2001	$96.3	$(12.6)	$83.7

Net loss	(3.6)		(3.6)
Other comprehensive income :
Currency translation adjustment		(3.5)	(3.5)
Total comprehensive loss			(7.1)
Net transfer from Parent	0.7		0.7

Balance at December 31, 2001	$93.4	$(16.1)	$77.3

See notes to combined financial statements.

Nalco International SAS Subsidiaries

Combined Statement of Cash Flows
(Dollars in Millions)

Year Ended December 31, 2001
Operating activities
Net loss	$(3.6)
Adjustments to reconcile net earnings (loss) to net cash provided by operating activities:
Depreciation	5.1
Amortization	2.8
Capital Gain on sale of (In)tangible assets or business	(4.2)
Equity in earnings of unconsolidated affiliates	(0.3)
Changes in current assets and liabilities:
Trade accounts receivable	1.7
Inventories	3.7
Accounts payable	(5.1)
Trade accounts receivable and payables with ONC, net	(4.3)
Net change due to unwinding of the Three Party System with ONC related party entities	7.3
Other	0.4
Net cash provided by operating activities	3.5

Investing activities
Additions to property, plant, and equipment, net	(2.1)

Proceeds from sales of intangibles/tangible assets to ONC	10.3
Proceeds from sales of intangibles/tangible assets	3.4
Business sales to ONC related parties	4.1
Business sales, net	4.5
Other investing activities	1.0
Net cash used for investing activities	21.2

Financing activities
Bank overdraft	19.0
Notes payables net to ONC related parties	(52.0)
Notes payable net to other related parties	19.9
Other financing activities	1.3
Net cash provided by (used for) financing activities	(11.8)
Effect of foreign exchange rate changes on cash and cash equivalents	(1.1)
Increase (decrease) in cash and cash equivalents	11.8
Cash and cash equivalents at beginning of the period	21.9
Cash and cash equivalents at end of the period	$33.7

See notes to combined financial statements.

Nalco International SAS Subsidiaries

Notes to Combined Financial Statements
(Dollars in Millions)
December 31, 2001

1.    Basis of Presentation

Nalco International SAS subsidiaries (NIS or Company) represents the combination of the consolidated financial statements of Ondeo Nalco France, the consolidated financial statements of Aquazur Ltd., the consolidated financial statements of Nalco Dutch Holdings BV, Ondeo Nalco Belgium NV/SA, Wyss Wassertechnik AG, Ondeo Nalco (Shanghai) Trading Co. Ltd., Nalco Portuguesa (Quimica Industrial) Ltd., and Calgon Europe Limited (UK). NIS was owned by Suez S.A. until the date of the Acquisition (defined below).

On November 4, 2003, pursuant to a Stock Purchase Agreement between Nalco Holdings LLC, a Delaware limited liability company, and Suez S.A. (Suez) and certain of its affiliates, Nalco Holdings LLC acquired the net assets of Ondeo Nalco Group (ONG) (the Acquisition).

ONG is the combination of NIS and Ondeo Nalco Company (ONC). NIS was formed subsequent to Suez' November 1999 acquisition of Nalco Chemical Company through the operational integration of various Nalco Chemical Company subsidiaries with subsidiaries of Aquazur and Calgon, two other businesses of Suez.

The combined financial statements present the Company's results of operations and its financial condition as it operates as an operating unit of Suez, including certain adjustments and allocations necessary for a fair presentation of the business. Therefore, the financial statements included herein are not necessarily indicative of its financial condition, results of operations or cash flows had the Company operated as a separate, stand-alone entity during 2001.

Parent company investment represents Suez' investment in the Company including certain intercompany accounts with Suez. These intercompany accounts represent transfers to and from the Company for funding of operations of the Company as necessary.

All intercompany balances and transactions are eliminated in the combined financial statements.

2.    Description of Business

The Company is engaged in the worldwide manufacture and sale of highly specialized service chemical programs. This includes production and services related to the sale and application of chemicals and technology used in water treatment, pollution control, energy conservation, oil production and refining, steelmaking, papermaking, mining, and other industrial processes.

Until March 2001 the Company operated a "Three Party" tax structure in Europe consisting of an entrepreneur entity, commissionaire entities and manufacturing entities. Business was channeled through the entrepreneur entity, which held all inventories and receivables.

On March 1, 2001 the "Three Party System" was replaced with a "Buy-Sell" structure, at which time all inventories and receivables were transferred to ONC related parties. (See Note 15. Related Party Transactions).

NIS continued to provide laboratory and management consulting services to these related parties and all costs incurred after March 1, 2001 were charged to these ONC related party entities using a 7.5% mark-up under the "Management and Laboratory Assistance Agreements". (See Note 15. Related Party Transactions).

3.    Significant Accounting Policies

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the

Nalco International SAS Subsidiaries

Notes to Combined Financial Statements  (continued)
(Dollars in Millions)
December 31, 2001

3.    Significant Accounting Policies (continued)

reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash and cash equivalents and accounts receivable. The Company has a formal policy of placing its excess cash and cash equivalents in investment grade companies and institutions and limiting the size of an investment with any single entity.

The Company's accounts receivable consist of a large number of customers in diverse industries and geographies. It follows a practice of establishing reasonable credit limits and maintains an allowance for doubtful accounts to cover potential credit risk losses.

Cash and Cash Equivalents

Cash and cash equivalents include all cash balances and highly liquid investments with original maturities of three months or less.

Inventory Valuation

Inventories are valued at the lower of cost or market value using a first-in, first-out (FIFO) method.

Property, Plant and Equipment

Property, plant, and equipment (including major improvements) are recorded at cost. Depreciation of buildings, plant and equipment is calculated over their estimated useful lives generally using the straight-line method. The estimated useful lives of the major classes of depreciable assets are as follows: buildings 33 to 40 years; equipment 3 to 15 years; software 1 to 5 years.

Goodwill

Goodwill consists of costs in excess of the fair value of tangible and identified intangible assets of acquired companies and is amortized over periods ranging from 15 years to 30 years using the straight-line method. Accumulated amortization of goodwill was $12 million as of December 31, 2001.

The recorded goodwill as of December 31, 2001 relates to the acquisitions that occurred within NIS prior to 1999.

The Company adopted Statement of Financial Accounting Standards (SFAS) No. 142, Goodwill and Other Intangible Assets, as of January 1, 2002. Under SFAS No 142, goodwill and intangible assets deemed to have indefinite lives are no longer amortized but are subject to annual impairment tests. The adoption of SFAS No. 142 did not result in any impairment of goodwill in 2002 and 2003.

Intangibles

Intangibles represent patents, developed technology, trademarks acquired in business combinations. The straight-line method is used for all intangible assets. Patents and developed technology are being amortized over an estimated useful life of 10 years.

Impairment of Long-Lived Assets

When appropriate, the Company evaluates whether the projected earnings and undiscounted cash flows of each of the acquired companies is sufficient to recover the carrying value of its long-lived

Nalco International SAS Subsidiaries

Notes to Combined Financial Statements  (continued)
(Dollars in Millions)
December 31, 2001

3.    Significant Accounting Policies (continued)

assets, including property, plant and equipment, goodwill and other intangibles, in order to determine if an impairment has occurred. The impairment, if any, recognized is the amount by which the carrying amount exceeds the fair market value of the assets. No impairment was recognized in the year ended December 31, 2001.

Revenue Recognition

Revenue from sales of products, including amounts billed to customers for shipping and handling costs, is recognized at the time: (1) ownership and all risks of loss have been transferred to the buyer, which is generally upon shipment, (2) the price is fixed and determinable, and (3) collectibility is reasonably assured. Revenue from services is recognized when the services are provided to the customer. Shipping and handling costs, including certain warehousing costs incurred by the Company, are included in cost of products sold.

Research and Development

Research and development costs are charged to expense as incurred. Research and development expense totaled $3.2 million in 2001.

Income Taxes

Income taxes are recognized during the period in which transactions are entered into the determination of financial statement income, with deferred income taxes being provided for the tax effect of temporary differences between the carrying amount of assets and liabilities and their tax bases.

Income tax expense in the Company's Combined Statement of Operations is calculated on a separate tax return basis as if the Company had operated as a stand-alone entity.

Retirement Plans

The cost of retirement plans is computed on the basis of accepted actuarial methods (using the projected unit credit method) and includes current service costs and amortization of increases in prior service costs over the expected future service of active participants as of the date such costs are first recognized.

Currency Translation

Local currencies are the functional currencies for all entities. Their financial statements are translated into US dollars at current and average exchange rates, with any resulting translation adjustments included in the currency translation adjustment account in shareholders' equity. Transactions executed in currencies other than the functional currencies resulting in exchange adjustments are included in results of operations. There was no significant impact from currency exchange adjustments in the statement of operation for the year ended December 31, 2001.

The Company does not hedge either its investment in its operations or its floating interest rate exposures. The Company adopted the Financial Accounting Standards Board's Statement of Financial Accounting Standards No. 133 (SFAS 133), "Accounting for Derivative Instruments and Hedging Activities", as amended by Statement of Financial Accounting Standards No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities", on January 1, 2001. The adoption of SFAS 133, as amended, did not have a material impact on the Company's financial statements.

Nalco International SAS Subsidiaries

Notes to Combined Financial Statements  (continued)
(Dollars in Millions)
December 31, 2001

3.    Significant Accounting Policies (continued)

Total Comprehensive Income

Comprehensive income consists of net loss and other comprehensive income (loss). Other comprehensive income (loss) refers to accumulated foreign currency translation adjustments that are not included in net income, but rather are recorded directly in parent company investment.

4.    Business Optimization Expenses

After the acquisition of Nalco and Calgon by Suez in 1999, NIS began to integrate its Nalco, Calgon and Aquazur operations. This integration continued in 2001 with the integration of all entities in Belgium into one legal entity and one location, the continuation of the social plan in France and office closings in the Netherlands. Nearly 45 positions were eliminated as a result of these actions. The costs of integration are recognized as a liability in the combined financial statements of ONG as of the date of acquisition. NIS expenses these costs in the period they are incurred.

During 2001 a plan to reduce costs and improve efficiency throughout the organization was undertaken. As a result, about 10 positions were eliminated. Expenses incurred during 2001 primarily consisted of severance and outside consulting costs.

In addition, the Company incurred expenditures related to the unwinding of the "Three Party" structure. These expenditures included consulting fees related to the unwinding of the tax structure at Nalco Europe BV, costs of closing the local branches and the alignment of the organization to the new "Buy-Sell" environment.

Business optimization expenses were comprised of the following:

Year Ended December 31, 2001

Business realignment	$0.7
Unwinding the Three Party structure	4.1
Integration expenses	4.5
Business Optimization optimization Expensesexpenses	$9.3

5.    Retirement Plans

The Company has several defined benefit pension plans and defined contribution plans.

Defined benefit plans existed for the employees of Nalco Europe BV, Nalco Chemical BV, Nalco Applied Services of Europe BV, Nalco Belgium and Ondeo Nalco France SA.

A December 31 measurement date is used for the defined benefit plans.

A defined contribution plan existed for employees of Houseman BV. The Company's contributions to the plan are based on employees' contributions and compensation. The Company's contributions totaled $0.2 million in 2001.

The following tables detail the changes in the funded status of defined benefit pension plans and set forth amounts recognized in the balance sheet:

Nalco International SAS Subsidiaries

Notes to Combined Financial Statements  (continued)
(Dollars in Millions)
December 31, 2001

5.    Retirement Plans (continued)

Year Ended December 31, 2001
Change in benefit obligation
Benefit obligation at January 1, 2001	$10.3
Service cost	0.8
Interest cost	0.5
Participant contributions	0.1
Actuarial loss	0.5
Benefits paid	(0.1)
Foreign currency exchange rate changes	(1.0)
Benefit obligation at December 31, 2001	$11.1

Change in plan assets
Fair value of plan assets at January 1, 2001	$8.4
Actual return on plan assets	0.8
Employer contributions	0.5
Participant contributions	0.1
Benefits paid	(0.1)
Foreign currency exchange rate changes	(0.8)
Fair value of plan assets at December 31, 2001	$8.9
Funded status	$(2.2)

The weighted-average assumptions used for the defined benefit plans as of December 31, 2001 were as follows:

Discount rates	5.5%
Rates of increase in compensation levels	3.0%
Expected long-term return on plan assets	6.0%

Net pension cost for the year ended December 31, 2001 included :

Service Cost	$0.8
Interest Cost	0.5
Expected Return on plan assets	(0.8)
Net benefit expense	$0.5

Nalco International SAS Subsidiaries

Notes to Combined Financial Statements  (continued)
(Dollars in Millions)
December 31, 2001

6.    Summary of Other Income (Expense), net

The components of other income (expense), net in the statement of operations include the following:

Year Ended December 31, 2001
Equity in earnings of unconsolidated affiliates	$0.3
Gain on sales of business to ONC related parties	4.1
Other, net	(3.4)
$1.0

7.    Income Tax

The benefit (provision) for income taxes was calculated based upon the following components of income before income taxes:

Year Ended December 31, 2001
Europe	$(2.1)
Latin America	(1.6)
North America	0
Pacific	(0.1)
Loss before income taxes	$(3.8)

The components of the income tax benefit (provision) are as follows :

Year Ended December 31, 2001
Current tax provision	$(2.3)
Deferred tax benefit	2.5
Income tax benefit (provision)	$0.2

The effective rate of the benefit (provision) for income taxes differs from the average statutory tax rate of 35% due to the following items:

Year Ended December 31, 2001
Average statutory tax rate 35%	$1.3
Statutory rate differences	0.8
Non taxable gains	0.1
Valuation allowance adjustment	(2.4)
Other	0.4
Income tax benefit (provision)	$0.2

Deferred tax assets and liabilities are recognized for the expected future tax consequences of temporary differences between the financial statement basis and the tax basis of assets and liabilities using enacted statutory tax rates applicable to future years. Net deferred income tax assets (liabilities) are as follows:

Nalco International SAS Subsidiaries

Notes to Combined Financial Statements  (continued)
(Dollars in Millions)
December 31, 2001

7.    Income Tax (continued)

December 31, 2001
Net operating loss carryforwards	$3.0
Accrued expenses	6.8
Total deferred tax assets	9.8
Valuation allowance	(2.4)
Net deferred tax assets	$7.4

Other deferred tax liabilities	$(4.4)
Total deferred tax liabilities	(4.4)
Net deferred tax assets	7.4
Total deferred income taxes	$3.0

Management believes it is more likely than not that current and long-term deferred tax assets, with the exception of certain net operating loss carryforwards, will be realized through the reduction of future taxable income. Significant factors considered by management in this determination include the historical operating results of the Company and the expectation of future earnings, including anticipated reversals of future taxable temporary differences. Valuation allowances were established for deferred tax assets related to all of the net operating loss carryforwards for which utilization is uncertain.

8.    Acquisitions and Divestitures

In March 2001, NIS acquired Aquazur Portugesa Ltd. from Degremont (a former related party). The purchase price of the acquisition was approximately $0.4 million.

In June 2001, NIS acquired WYSS Wassertechnik AG, a Swiss company specialized in the sale of chemicals used in water treatment from third parties. The purchase price of this acquisition, net of cash acquired, was $5.9 million, no goodwill was recognized on the purchase. The results of operations have been included in the combined financial statements from date of acquisition.

In 2001, the Company sold its interest in Aquazur Turkey, Permacare Italy Srl and Permacare USA Inc to an ONC related party. The transactions were recorded based on the carrying amount of these assets and liabilities transferred.

9.    Inventories

Inventories consists of the following at December 31, 2001 :

Finished products	$6.8
Consignment inventory	0.8
Raw materials	1.6
Less : Inventory reserve	(0.6)
$8.6

Nalco International SAS Subsidiaries

Notes to Combined Financial Statements  (continued)
(Dollars in Millions)
December 31, 2001

10.    Property, Plant, and Equipment

Property, plant, and equipment consist of the following as of December 31, 2001:

Land	$6.2
Buildings	24.8
Equipment	39.7
Software	1.4
72.1
Accumulated depreciation	(44.1)
Property, plant, and equipment, net	$28.0

11.    Intangibles

The Company's intangible assets at December 31, 2001 are summarized as follows:

	Gross Amount	Accumulated Amortization	Net
Patents and developed technology	$3.6	$(1.7)	$1.9

12.    Debt

Debt consists of the following as of December 31, 2001:

December 31, 2001
Short-term
Bank overdrafts	$23.2
Current maturities of long-term debt, net	0.2
$23.4
Long-term
Notes payable to related parties, net	$24.1
Other	2.1
Less: Current portion	(0.2)
$26.0

Bank overdrafts consist of GBP and EUR cash pool overdrafts with Bank of America, which bear interest at LIBOR and EONIA, respectively, plus 0.425%. At December 31, 2001, the rates of interest on these GBP and EUR overdrafts were 5.38% and 4.51%, respectively.

The net current maturities of long-term debt are $0.2 million. There are no fixed payment terms for the long-term debt. The Notes Payable to Related Parties, Net is comprised of balances owed by NIS subsidiaries to related parties net of balances due to NIS subsidiaries from related parties. The terms and conditions of the specific loans are contained in written loan agreements between the parties and accordingly may vary as to maturity, currency and interest rates. The most significant notes were:

Nalco Delaware Company loan to Nalco Europe BV:

In 1995 Nalco Delaware Company lent an aggregate EUR 25.9 million to Nalco Europe BV to finance the construction of Nalco's European Headquarters & Technical Center in Leiden, The Netherlands.

Nalco International SAS Subsidiaries

Notes to Combined Financial Statements  (continued)
(Dollars in Millions)
December 31, 2001

12.    Debt (continued)

The loan was comprised of three separate, fixed rate 10-year notes bearing interest rates ranging between 6.75% and 7.50%. At December 31, 2001, there was EUR 20.4 million in aggregate outstanding on the three notes.

Nalco Company loan to Nalco Europe BV:

In 1999 Nalco Company lent EUR 22.3 million to Nalco Europe BV for working capital purposes on a floating EURIBOR basis with the interest rate reset quarterly. The loan is renewed on an annual basis. At December 31, 2001, the original loan amount of EUR 22.3 million was outstanding.

Nalco International SAS loan to Nalco France SAS:

Working capital funds were loaned based on an open "current account" basis, with no fixed maturity date. Interest is calculated on a daily basis at EURIBOR, plus 0.2% and capitalized monthly. The balance at December 31, 2001 was EUR 22.1 million. This note was still in place as of June, 2003.

Aquazur Ltd loan to Nalco Ltd:

In June 2000, Nalco Ltd purchased Aquazur Ltd assets for GBP 14.8 million. Under the agreement, the business was transferred to Nalco Ltd. By the close of 2001 the balance was GBP 19.2 million. The loan is repayable in full in June 2010 and bears interest at a floating LIBOR rate plus 60 basis points, reset quarterly.

13.    Leases

The Company leases administrative and warehouse facilities and data processing and other equipment under non-cancelable leases that expire at various dates through 2010. Rent expense totaled $0.6 million for 2001.

Future minimum rental payments for operating leases related to facilities, with initial or remaining terms greater than one year, are as follows:

Year ending December 31
2002	$0.6
2003	0.6
2004	0.5
2005	0.4
2006	0.3
Thereafter	0.5
$2.9

14.    Financial Instruments

The carrying value of cash and cash equivalents, short-term and long term debt, approximate fair value, due to the short maturities of these instruments.

15.    Related Party Transactions

The Company has classified its related parties into two groups, ONC related party entities, which represent transactions with ONC or its subsidiaries that are eliminated in the combined financial statements of ONG, and other related parties, which represent transactions with other Suez entities not included in ONG.

Nalco International SAS Subsidiaries

Notes to Combined Financial Statements  (continued)
(Dollars in Millions)
December 31, 2001

15.    Related Party Transactions (continued)

During 2001 the Company entered into a various transactions with ONC and other related party entities. These transactions primarily related to the operation and unwinding of the "Three Party" structure in Europe, fees paid to ONC related to technical assistance and license services (see hereto comment below concerning a "Technical Assistance and License Fee" agreement), lease charges paid to ONC for the use of returnable containers to transport products sold (see hereto comment below). In addition, NIS received fees from ONC related to management and laboratory services, and earned and paid interest under various loans between ONC and other related party parties entities.

As from March 1, 2001, a "Technical Assistance and License Fee" agreement was signed between the NIS European entities and ONC, a related party. Under this agreement, NIS paid royalties to reimburse for technical assistance and license services provided by ONC. The fee was calculated as 5% of NIS sales.

As part of its operation, NIS was using returnable containers to transfer the products sold. All containers were owned by ONC that leased those containers to NIS. The lease charges are determined on an arm-length basis according to the size of the containers.

The following table summarizes the impact of ONC and other related party transactions on the Company's income before income taxes in the combined statement of operations for the year ended December 31, 2001:

	ONC Related Party Entities	Other Related Parties
Net sales	$20.5	$
Operating costs and expenses:	—		—
Cost of products sold	19.3		—
Lease charge on returnable containers owned by ONC	1.1		—
Management fees paid to ONC, net	21.9		—
Mark-up on purchases from ONC	2.4		—
Operating earnings	(24.2)		—
Other income (expense), net	4.1		—
Interest income	2.8		—
Interest expense	(1.6)		(1.4)
Earnings before income taxes	$(18.9)		$(1.4)

Nalco International SAS Subsidiaries

Notes to Combined Financial Statements  (continued)
(Dollars in Millions)
December 31, 2001

16.    Segment Information

The Company operates in a single business segment: highly specialized service chemical programs. Net sales and long lived assets by geographic region for NIS were as follows:

	Year Ended December 31, 2001 Sales	As of December 31, 2001 Long Lived Assets
France	$81.0	$29.8
Netherlands	89.0	58.5
All other countries	29.0	41.9
	$199.0	$130.2

There were no sales to one single customer that exceed 10% of total sales.

17.    Contingencies and Litigation

In the ordinary course of its business, the Company is party to a number of lawsuits and is subject to various claims relating to its business, trademarks, employee matters, and chemical related expenses, the outcome of which, in the opinion of management, should not have a material effect on the consolidated financial position of the Company. The Company maintains accruals and/or has insurance in those instances where there is reason to believe that significant costs might to be incurred.

INDEX TO SUPPLEMENTAL FINANCIAL INFORMATION

Unaudited Reconciliation of Ondeo Nalco Company and Nalco International SAS Subsidiaries to Ondeo Nalco Group (Predecessor) statement of operations and cash flows for the year ended December 31, 2001	S-2
Ondeo Nalco Group unaudited condensed combining statements of operations and cash flows for the year ended December 31, 2001 showing Ondeo Nalco Company (Parent and Issuer); Subsidiary Guarantors (on a combined basis); Non-guarantors, including Nalco International SAS Subsidiaries as non-guarantors (on a combined basis); Eliminations and total Ondeo Nalco Group	S-4

Unaudited Reconciliation of Ondeo Nalco Company and Nalco International SAS Subsidiaries to Ondeo Nalco Group (Predecessor)
Combined Statement of Operations
Year ended December 31, 2001

	Ondeo Nalco Company (ONC) (1)	Nalco International SAS Subsidiaries (NIS) (2)	Eliminations NIS/ONC (3)	Eliminations ONC/NIS (4)	Eliminate Minority Interest Spain/ Turkey (5)	Reclassifications(6)	Ondeo Nalco Group
Net sales	2,458.6	199.0	(20.5)	(16.9)			2,620.2
Operating costs and expenses:
Cost of product sold	(1,216.1)	(104.8)	19.3	14.4			(1,287.2)
Selling, administrative, and research expenses	(926.1)	(85.1)	25.4	(21.7)			(1,007.5)
Impairment of goodwill							0.0
Amortization of intangible assets	(180.6)	(2.8)					(183.4)
Business optimization expenses	(163.2)	(9.3)					(172.5)
Purchased in-process research and development	(1.3)						(1.3)
Total operating costs and expenses	(2,487.3)	(202.0)	44.7	(7.3)	0.0	0.0	(2,651.9)

Operating earnings (loss)	(28.7)	(3.0)	24.2	(24.2)	0.0	0.0	(31.7)

Other income (expense), net	(4.1)	1.0	(4.1)			(7.3)	(14.5)
Interest income		3.4	(2.8)	(1.6)		11.6	10.6
Interest expense	(46.3)	(5.2)	1.6	2.8			(47.1)
Earnings (loss) before income taxes	(79.1)	(3.8)	18.9	(23.0)	0.0	4.3	(82.7)

Income tax provision	1.9	0.2					2.1

Minority interests					0.9	(4.3)	(3.4)
Net income (loss)	(77.2)	(3.6)	18.9	(23.0)	0.9	0.0	(84.0)

(1)	Per the Ondeo Nalco Company audited consolidated financial statements as of and for the years ended December 31, 2001 and 2000 included elsewhere in this prospectus.
(2)	Per the Nalco International SAS Subsidiaries audited combined financial statements as of and for the year ended December 31, 2001 included elsewhere in this prospectus.
(3)	This column shows the related party transactions with ONC in the NIS statement of operations. See Note 15 of the Nalco International SAS Subsidiaries audited combined financial statements as of and for the year ended December 31, 2001.
(4)	This column represents the related party transactions with NIS in the ONC statement of operations.
(5)	Elimination of Ondeo Nalco Company's minority interest expense in Spain and Turkey which are 100% owned subsidiaries of Ondeo Nalco Group
(6)	This column includes two reclassifications to conform with the presentation of the financial statements in subsequent periods.

Unaudited Reconciliation of Ondeo Nalco Company and Nalco International SAS Subsidiaries to Ondeo Nalco Group (Predecessor)
Statement of Cash Flow
Year ended December 31, 2001

	Ondeo Nalco Company (ONC) (1)	Nalco International SAS Subsidiaries (NIS) (2)	Eliminations NIS/ONC (3)	Eliminations ONC/NIS (4)	Other Eliminations and Reclassifications (5)	Ondeo Nalco Group
Operating activities
Net earnings (loss)	(77.2)	(3.6)	18.9	(23.0)	0.9	$(84.0)
Depreciation	107.4	5.1				112.5
Amortization	180.6	2.8				183.4
Equity in earnings of partnership, net of distributions		(0.3)				(0.3)
Fixed asset impairment	56.6					56.6
Minimum pension liability, net of tax	(17.6)					(17.6)
Loss on derivatives, net of tax	(0.8)	—				(0.8)
Non-current deferred income taxes	(85.4)	—				(85.4)
Others — Net	89.9	(4.2)	4.1		(0.9)	88.9
Changes in current assets and liabilities:						—
Trade accounts receivable	89.6	1.7				91.3
Inventories	(49.2)	3.7				(45.5)
Accounts payable	55.6	(5.1)				50.5
Other	57.4	3.4	(3.0)	(49.0)		8.8
Net cash provided by operating activities	406.9	3.5	20.0	(72.0)	—	$358.4
Investing activities
Additions to property, plant and equipment — net	(96.7)	(2.1)			(14.3)	(113.1)
Business purchases/sales, net	(409.5)	8.6	(4.1)			(405.0)
Notes receivable from related parties	16.5					16.5
Advances from partnerships	24.5					24.5
Other investing activities	(19.5)	14.7	(10.3)	14.4	14.3	13.6
Net cash used for investing activities	(484.7)	21.2	(14.4)	14.4	—	$(463.5)
Financing activities
Cash dividends	(148.1)	—				$(148.1)
Proceeds from long-term debt	7.3	19.9	—		(19.9)	7.3
Payments of long-term debt	(8.0)	(52.0)	52.0			(8.0)
Capital movements	—					—
Short-term debt, net	299.5	19.0			19.9	338.4
Other financing activities		1.3				1.3
Net cash provided by financing activities	150.7	(11.8)	52.0	—	—	$190.9
Effect of foreign exchange rates changes on cash & cash equivalents	(2.2)	(1.1)				$(3.3)
Increase in cash and cash equivalents	70.7	11.8	57.6	(57.6)	—	$82.5
Cash and cash equivalents at beginning of year	42.9	21.9			—	$64.8
Cash and cash equivalents at end of year	113.6	33.7			—	$147.3

(1)	Per the Ondeo Nalco Company audited consolidated financial statements as of and for the years ended December 31, 2001 and 2000 included elsewhere in this prospectus.
(2)	Per the Nalco International SAS Subsidiaries audited combined financial statements as of and for the year ended December 31, 2001 included elsewhere in this prospectus.
(3)	This column shows the cash flow impact of the related party transactions with ONC in the NIS statement of cash flow.
(4)	This column represents the cash flow impact of the related party transactions with NIS in the ONC statement of cash flows.
(5)	This column includes various reclassifications to conform with the statements of cash flows of Ondeo Nalco Group in subsequent periods.

Nalco Holdings LLC and Subsidiaries
Condensed Combining Statement of Operations
December 31, 2001

	Issuer	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Combined
Net sales	$1,176.0	$420.1	$1,274.2	$(250.1)	$2,620.2
Operating costs and expenses:
Cost of product sold	(570.0)	(260.1)	(675.5)	218.4	(1,287.2)
Selling, administrative, and research expenses	(430.0)	(144.1)	(465.1)	31.7	(1,007.5)
Amortization of intangible assets	(160.8)	(9.0)	(13.6)	—	(183.4)
Business optimization expenses	(130.3)	(8.8)	(33.4)	—	(172.5)
Purchased in-process research and development	—	(1.3)	—	—	(1.3)
Total operating costs and expenses	(1,291.1)	(423.3)	(1,187.5)	250.1	(2,651.9)

Operating earnings (loss)	(115.1)	(3.2)	86.6	—	(31.7)
Other income (expense), net	(2.2)	17.8	9.0	(39.1)	(14.5)
Interest income	9.4	11.1	9.1	(19.0)	10.6
Interest expense	(42.1)	(7.3)	(16.7)	19.0	(47.1)
Earnings (loss) before income taxes	(150.0)	18.4	88.0	(39.1)	(82.7)
Income tax benefit (provision)	24.3	(2.4)	(19.8)	—	2.1
Minority interests	—	—	(3.4)	—	(3.4)
Net income (loss)	$(125.7)	$16.0	$64.8	$(39.1)	$(84.0)

Nalco Holdings LLC and Subsidiaries
Condensed Combining Statement of Cash Flows
December 31, 2001

	Issuer	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Combined
Operating activities
Net income (loss)	$(125.7)	$16.0	$64.8	$(39.1)	$(84.0)
Non cash adjustments	238.5	27.1	71.7	—	337.3
Changes in operating assets and liabilities	180.1	(14.8)	1.0	(61.2)	105.1
Net cash provided by operating activities	292.9	28.3	137.5	(100.3)	358.4

Investing activities
Additions to property, plant, and equipment, net	(77.6)	(1.6)	(33.9)	—	(113.1)
Business purchases/sales, net	(370.5)	—	(34.5)	—	(405.0)
Other investing activities	11.1	7.6	26.7	9.2	54.6
Net cash used for investing activities	(437.0)	6.0	(41.7)	10.3	(463.5)

Financing activities
Cash dividends	(148.1)	(6.7)	(32.4)	39.1	(148.1)
Net borrowings (repayments) of long-term debt	(0.7)	—	—	—	(0.7)
Other financing activities	277.8	(31.2)	41.1	52.0	339.7
Net cash (used for) financing activities	129.0	(37.9)	8.7	91.1	190.9
Effect of exchange rate changes on cash	0.7	—	(4.0)	—	(3.3)
Increase (decrease) in cash	(14.4)	(3.6)	100.5	—	82.5
Cash at beginning of period	13.4	10.4	41.0	—	64.8
Cash at end of period	$(1.0)	$6.8	$141.5	$—	$147.3

Offers to Exchange

$665,000,000 principal amount of its 7¾% Senior Notes due 2011, which have been registered under the Securities Act of 1933, for any and all of its outstanding 7¾% Senior Notes due 2011.

€200,000,000 principal amount of its 7¾% Senior Notes due 2011, which have been registered under the Securities Act of 1933, for any and all of its outstanding 7¾% Senior Notes due 2011.

$465,000,000 principal amount of its 8 7/8% Senior Subordinated Notes due 2013, which have been registered under the Securities Act of 1933, for any and all of its outstanding 8 7/8% Senior Subordinated Notes due 2013.

€200,000,000 principal amount of its 9% Senior Subordinated Notes due 2013, which have been registered under the Securities Act of 1933, for any and all of its outstanding 9% Senior Subordinated Notes due 2013.

Until [date that is 180 days from date of prospectus], all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters with respect to their unsold allotments or subscriptions.

The information in this prospectus is not complete and may not be changed. We may not sell the securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

[ALTERNATE FRONT COVER PAGE FOR MARKET–MAKER PROSPECTUS]
Subject to Completion, dated May 14, 2004

PRELIMINARY PROSPECTUS

Nalco Company

$665,000,000 7¾% Senior Notes due 2011
€200,000,000 7¾% Senior Notes due 2011
$465,000,000 8 7/8% Senior Subordinated Notes due 2013
€200,000,000 9% Senior Subordinated Notes due 2013

The 7¾% senior notes due 2011 were issued on                 , 2004 in exchange for the 7¾% senior notes due 2011 originally issued on November 4, 2003. The 7¾% senior notes due 2011 were issued on                 , 2004 in exchange for the 7¾% senior notes due 2011 originally issued on November 4, 2003. The 8 7/8% senior subordinated notes due 2013 were issued on                 , 2004 in exchange for the 8 7/8% senior subordinated notes due 2013 originally issued on November 4, 203. The 9% senior subordinated notes were issued on                 , 2004 in exchange for the 9% senior subordinated notes originally issued on November 4, 2003.

The senior notes will mature on November 15, 2011 and the senior subordinated notes will mature on November 15, 2013.

Nalco Company may redeem some or all of the senior notes at any time prior to November 15, 2007 and some or all of the senior subordinated notes at any time prior to November 15, 2008, in each case, at a price equal to 100% of the principal amount of the notes, plus a "make-whole" premium. Thereafter, Nalco Company may redeem some or all of the senior notes and some or all of the senior subordinated notes, in each case, at the redemption prices described in this prospectus. In addition, on or prior to November 15, 2006, Nalco Company may redeem up to 35% of each of the senior notes and the senior subordinated notes with the proceeds from certain equity offerings.

The senior notes will be Nalco Company's unsecured obligations and will rank equally with all of Nalco Company's existing and future senior obligations and senior to Nalco Company's subordinated indebtedness. The senior subordinated notes will be Nalco Company's unsecured senior subordinated obligations and will be subordinated to all of its existing and future senior indebtedness including the senior notes. The notes will be effectively subordinated to Nalco Company's existing and future secured indebtedness to the extent of the assets securing that indebtedness. The notes are guaranteed by Nalco Holdings LLC and Nalco Company's direct and indirect domestic subsidiaries that guarantee its obligations under the senior credit facilities. These guarantees are unsecured and, with respect to the senior notes, rank equally with all existing and future senior obligations of the guarantors and, with respect to the senior subordinated notes, are subordinated to all existing and future senior obligations of the guarantors. The guarantees are effectively subordinated to existing and future secured indebtedness of the guarantors to the extent of the assets securing that indebtedness.

The dollar notes are expected to be eligible for trading in the Private Offerings, Resales and Trading through Automated Linkages Market, commonly referred to as the Portal Market. We intend to apply to list the euro notes on the Luxembourg Stock Exchange.

See "Risk Factors" beginning on page 25 for a discussion of certain risks that you should consider in connection with an investment in the notes.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the exchange notes to be distributed in the exchange offers or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

This prospectus has been prepared for and will be used by Goldman, Sachs & Co. in connection with offers and sales of the notes in market-making transactions. These transactions may occur in the open market or may be privately negotiated at prices related to prevailing market prices at the time of sales or at negotiated prices. Goldman, Sachs & Co. may act as principal or agent in these transactions. We will not receive any proceeds of such sales.

Goldman, Sachs & Co.

The date of this prospectus is                     , 2004.

[ALTERNATE TABLE OF CONTENTS FOR MARKET-MAKER PROSPECTUS]

AQUAMAX™, Core Shell™, Fiber NEU™, OptiLux™, ValueLine™, Vantage™, PROSPECSM, ACTRENE®, BIO-MANAGE®, Calgon®, COKELESS®, ELIMIN-OX®, EN/ACT®, ENERCEPT®, ENERSPERSE®, Fiber Brite®, LAZON®, Metrix®, Nalco®, Nalco ACT®, NALMET®, NEOSTAR®, NexGuard®, ODORtech®, PORTA-FEED®, Ultra POSITEK®, Scale-Guard®, SCORPION® II, SheeTracker®, SmartSoft®, STA•BR•EX®, SULFA-CHECK®, SUR-GUARD®, THERMOGAIN®, TRA-CIDE®, TRASAR®, Tri-ACT®, ULTIMER®, UltraTreat®, ULTRAXOL®, ULTRION® and certain other products and services named in this prospectus are our registered trademarks and servicemarks.

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[ALTERNATE PAGE FOR MARKET-MAKER PROSPECTUS]

USE OF PROCEEDS

This prospectus is delivered in connection with the sale of notes by Goldman, Sachs & Co. in market-making transactions. We will not receive any of the proceeds from such transactions.

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[ALTERNATE PAGE FOR MARKET-MAKER PROSPECTUS]

PLAN OF DISTRIBUTION

This prospectus is to be used by Goldman, Sachs & Co. in connection with offers and sales of the notes in market-making transactions effected from time to time. Goldman, Sachs & Co. may act as principal or agent in such transactions. Such sales will be made at prevailing market prices at the time of sale, at prices related thereto or at negotiated prices. We will not receive any of the proceeds from such sales.

Private equity funds managed by Goldman, Sachs & Co. own approximately 25.33% of our common stock. See "Security Ownership of Certain Beneficial Owners." Richard A. Friedman, one of our directors, is co-head of Goldman, Sachs & Co.'s Merchant Banking Division, head of Goldman, Sachs & Co.'s Principal Investment Area, Chairman of the Merchant Banking Division's Investment Committee and a member of Goldman, Sachs & Co.'s Management Committee. Sanjeev K. Mehra, one of our directors, is a managing director of Goldman, Sachs & Co.'s Principal Investment Area and a member of its Investment Committee. Goldman, Sachs & Co. acted as initial purchasers in connection with the sale of the outstanding dollar notes and Goldman Sachs International acted as initial purchasers in connection with the sale of the outstanding euro notes and, in each case, received customary fees. In addition, Goldman, Sachs Credit Partners, L.P., an affiliate of Goldman, Sachs & Co. acted as co-syndication agent under our senior credit facility. Goldman, Sachs & Co. or their affiliates have in the past engaged, and may in the future engage, in transactions with and perform services for, including commercial banking, financial advisory and investment banking services, us and our affiliates in the ordinary course of business; and for which they have received customary fees and expenses.

We have been advised by Goldman, Sachs & Co. that, subject to applicable laws and regulations, they currently intend to make a market in the notes following the completion of the exchange offer. However, Goldman, Sachs & Co. is not obligated to do so, and any such market-making may be interrupted or discontinued at any time without notice.

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PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.    Indemnification of Directors and Officers.

Nalco Company (the "Company") is a Delaware corporation. Section 145 of the Delaware General Corporation Law (the "DGCL") grants each corporation organized thereunder the power to indemnify any person who is or was a director, officer, employee or agent of a corporation or enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation, by reason of being or having been in any such capacity, if he acted in good faith in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

Section 102(b)(7) of the DGCL enables a corporation in its certificate of incorporation or an amendment thereto or eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for violations of the directors' fiduciary duty of care, except (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions) or (iv) for any transaction from which a director derived an improper personal benefit.

Article SEVENTH of the Company's Amended and Restated Certificate of Incorporation (filed as Exhibit 3.1) provides that except as provided in the DGCL, no director or officer of the Company shall be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director. The Company's Amended and Restated Certificate of Incorporation also provides that the Company must indemnify our directors and officers to the fullest extent permitted by Delaware law.

Article FOURTH of the Company's by-laws provides that the Company shall (1) indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that he or she is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee, agent of or participant in another corporation, partnership, joint venture, trust or other enterprise, and (2) except as otherwise required by Section 3 of this Article, shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that he or she is or was an employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee, agent of or participant in another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts actually and reasonably incurred by such person in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.

The Company's Amended and Restated by-laws also provide that, with respect to derivative claims, the Company shall indemnify any person who is or was a party or is threatened to be made a party to an threatened, pending or completed action or suit by or in the right of the Company to procure a judgment in its favor by reason of the fact that he or she is or was a director, officer, employee or agent of the

Company, or is or was serving at the request of the Company as a director, officer, employee, agent of or participant in another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his or her duty to the Company unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper.

The Company has also obtained officers' and directors' liability insurance which insures against liabilities that officers and directors of the Company may, in such capacities, incur.

Item 21.    Exhibits and Financial Statement Schedules.

(a) Exhibits

A list of exhibits filed with this registration statement on Form S-4 is set forth on the Exhibit Index and is incorporated in this Item 21(a) by reference.

(b) Financial Statement Schedules

Schedule II — Valuation and Qualifying Accounts
Year Ended December 31, 2002 (Predecessor), the Period from January 1, 2003 through November 3,
2003 (Predecessor) and the period from November 4, 2003 through December 31, 2003 (Successor)

		Additions
(dollars in millions)	Balance at Beginning of Period	Charged to Costs and Expenses	Charged to Other Accounts		Deductions		Balance at End of Period
Year Ended December 31, 2002 (Predecessor):
Allowance for doubtful accounts	$26.2	$10.7	$1.2	(1)	$(13.3	)(2)	$24.8
Deferred tax asset valuation allowance	29.1	1.2	—		—		30.3
Period from January 1, 2003 through November 3, 2003 (Predecessor):
Allowance for doubtful accounts	$24.8	$5.4	$0.9	(1)	$(9.5	)(2)	$21.6
Deferred tax asset valuation allowance	30.3	(2.2)	—		—		28.1
Period from November 4, 2003 through December 31, 2003 (Successor):
Allowance for doubtful accounts	$21.6	$1.5	$0.8	(1)	$(2.9	)(2)	$21.0
Deferred tax asset valuation allowance	28.1	—	7.5	(3)	—		35.6

(1)	Foreign currency translation adjustments.
(2)	Account write-offs net of recoveries.
(3)	Additional allowance resulting from the Acquisition charged to goodwill.

Item 22.    Undertakings.

(a) The undersigned registrant hereby undertakes:

(1)   to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)   to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)   to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more that a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

(iii)   to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)   that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)   to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 22 or 13 of Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(c) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

(d) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Nalco Company has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Naperville, State of Illinois, on May 14, 2004.

NALCO COMPANY
By:	/s/ William H. Joyce
Name: William H. Joyce
Title: Chairman and Chief Executive Officer

We, the undersigned directors and officers of Nalco Company, do hereby constitute and appoint Bradley J. Bell, Stephen N. Landsman and Michael P. Murphy, or any of them, our true and lawful attorneys and agents, to do any and all acts and things in our name and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our names in the capacities indicated below, which said attorneys and agents, or either of them, may deem necessary or advisable to enable said registrant to comply with the Securities Act of 1933 and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this Registration Statement, including specifically, but without limitation, power and authority to sign for us or any of us in our names in the capacities indicated below, any and all amendments (including post-effective amendments) hereto and we do hereby ratify and confirm all that said attorneys and agents, or any of them, shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on May 14, 2004.

Signature	Title

/s/ William H. Joyce	Chairman and Chief Executive Officer (Principal Executive Officer)

William H. Joyce

/s/ Bradley J. Bell	Executive Vice President and Chief Financial Officer (Principal Financial Officer)

Bradley J. Bell

/s/ Bruno Lavandier	Controller (Principal Accounting Officer)

Bruno Lavandier

/s/ Leon D. Black	Director

Leon D. Black

/s/ Chinh E. Chu	Director

Chinh E. Chu

/s/ Richard A. Friedman	Director

Richard A. Friedman

/s/ Joshua J. Harris	Director

Joshua J. Harris

/s/ Sanjeev K. Mehra	Director

Sanjeev K. Mehra

/s/ Paul H. O'Neill	Director

Paul H. O'Neill

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Nalco Holdings LLC has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Naperville, State of Illinois, on May 14, 2004.

NALCO HOLDINGS LLC
By:	/s/ William H. Joyce
Name: William H. Joyce
Title: Chairman and Chief Executive Officer

We, the undersigned directors and officers of Nalco Holdings LLC, do hereby constitute and appoint Bradley J. Bell, Stephen N. Landsman and Michael P. Murphy, or any of them, our true and lawful attorneys and agents, to do any and all acts and things in our name and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our names in the capacities indicated below, which said attorneys and agents, or either of them, may deem necessary or advisable to enable said registrant to comply with the Securities Act of 1933 and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this Registration Statement, including specifically, but without limitation, power and authority to sign for us or any of us in our names in the capacities indicated below, any and all amendments (including post-effective amendments) hereto and we do hereby ratify and confirm all that said attorneys and agents, or any of them, shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on May 14, 2004.

Signature	Title

/s/ William H. Joyce	Chairman and Chief Executive Officer (Principal Executive Officer)

William H. Joyce

/s/ Bradley J. Bell	Executive Vice President and Chief Financial Officer (Principal Financial Officer)

Bradley J. Bell

/s/ Bruno Lavandier	Controller (Principal Accounting Officer)

Bruno Lavandier

/s/ Leon D. Black	Director

Leon D. Black

/s/ Chinh E. Chu	Director

Chinh E. Chu

/s/ Richard A. Friedman	Director

Richard A. Friedman

/s/ Joshua J. Harris	Director

Joshua J. Harris

/s/ Sanjeev K. Mehra	Director

Sanjeev K. Mehra

/s/ Paul H. O'Neill	Director

Paul H. O'Neill

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, ADX Corp. has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Naperville, State of Illinois, on May 14, 2004.

ADX CORP.
By:	/s/ K. Thomas Kodiak
Name: K. Thomas Kodiak
Title: President

We, the undersigned officers and directors of ADX Corp., hereby severally constitute and appoint Bradley J. Bell, Stephen N. Landsman and Michael P. Murphy, or any of them, our true and lawful attorneys and agents, to do any and all acts and things in our name and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our names in the capacities indicated below, which said attorneys and agents, or either of them, may deem necessary or advisable to enable said registrant to comply with the Securities Act of 1933 and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this Registration Statement, including specifically, but without limitation, power and authority to sign for us or any of us in our names in the capacities indicated below, any and all amendments (including post-effective amendments) hereto and we do hereby ratify and confirm all that said attorneys and agents, or any of them, shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on May 14, 2004.

Signature	Title

/s/ K. Thomas Kodiak	President and Director (Principal Executive Officer)

K. Thomas Kodiak

/s/ Bradley J. Bell	Vice President and Treasurer (Principal Financial Officer and Principal Accounting Officer)

Bradley J. Bell

/s/ Stephen N. Landsman	Vice President, Secretary and Director

Stephen N. Landsman

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Board Chemistry Incorporated has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Naperville, State of Illinois, on May 14, 2004.

BOARD CHEMISTRY INCORPORATED
By:	/s/ Bradley J. Bell
Name: Bradley J. Bell
Title: President and Treasurer

We, the undersigned officers and directors of Board Chemistry Incorporated, hereby severally constitute and appoint Bradley J. Bell, Stephen N. Landsman and Michael P. Murphy, or any of them, our true and lawful attorneys and agents, to do any and all acts and things in our name and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our names in the capacities indicated below, which said attorneys and agents, or either of them, may deem necessary or advisable to enable said registrant to comply with the Securities Act of 1933 and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this Registration Statement, including specifically, but without limitation, power and authority to sign for us or any of us in our names in the capacities indicated below, any and all amendments (including post-effective amendments) hereto and we do hereby ratify and confirm all that said attorneys and agents, or any of them, shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on May 14, 2004.

Signature	Title

/s/ Bradley J. Bell	President and Treasurer (Principal Executive Officer, Principal Financial Officer and Principal Accounting Officer)

Bradley J. Bell

/s/ Stephen N. Landsman	Vice President, Secretary and Director

Stephen N. Landsman

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Calgon Corporation has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Naperville, State of Illinois, on May 14, 2004.

CALGON CORPORATION
By:	/s/ Daniel M. Harker
Name: Daniel M. Harker
Title: President

We, the undersigned officers and directors of Calgon Corporation, hereby severally constitute and appoint Bradley J. Bell, Stephen N. Landsman and Michael P. Murphy, or any of them, our true and lawful attorneys and agents, to do any and all acts and things in our name and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our names in the capacities indicated below, which said attorneys and agents, or either of them, may deem necessary or advisable to enable said registrant to comply with the Securities Act of 1933 and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this Registration Statement, including specifically, but without limitation, power and authority to sign for us or any of us in our names in the capacities indicated below, any and all amendments (including post-effective amendments) hereto and we do hereby ratify and confirm all that said attorneys and agents, or any of them, shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on May 14, 2004.

Signature	Title

/s/ Daniel M. Harker	President and Director (Principal Executive Officer)

Daniel M. Harker

/s/ Bradley J. Bell	Vice President and Treasurer (Principal Financial Officer and Principal Accounting Officer)

Bradley J. Bell

/s/ Stephen N. Landsman	Vice President, Secretary and Director

Stephen N. Landsman

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Nalco American Holding, Inc. has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Naperville, State of Illinois, on May 14, 2004.

NALCO AMERICAN HOLDING, INC.
By:	/s/ Daniel M. Harker
Name: Daniel M. Harker
Title: President

We, the undersigned officers and directors of Nalco American Holding, Inc., hereby severally constitute and appoint Bradley J. Bell, Stephen N. Landsman and Michael P. Murphy, or any of them, our true and lawful attorneys and agents, to do any and all acts and things in our name and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our names in the capacities indicated below, which said attorneys and agents, or either of them, may deem necessary or advisable to enable said registrant to comply with the Securities Act of 1933 and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this Registration Statement, including specifically, but without limitation, power and authority to sign for us or any of us in our names in the capacities indicated below, any and all amendments (including post-effective amendments) hereto and we do hereby ratify and confirm all that said attorneys and agents, or any of them, shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on May 14, 2004.

Signature	Title

/s/ Daniel M. Harker	President and Director (Principal Executive Officer)

Daniel M. Harker

/s/ Bradley J. Bell	Vice President and Treasurer (Principal Financial Officer and Principal Accounting Officer)

Bradley J. Bell

/s/ Stephen N. Landsman	Vice President, General Counsel, Corporate Secretary and Director

Stephen N. Landsman

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Nalco Company LLC has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Naperville, State of Illinois, on May 14, 2004.

NALCO COMPANY LLC
By:	/s/ Bradley J. Bell
Name: Bradley J. Bell
Title: Manager

We, the undersigned officers and directors of Nalco Company LLC, hereby severally constitute and appoint Bradley J. Bell, Stephen N. Landsman and Michael P. Murphy, or any of them, our true and lawful attorneys and agents, to do any and all acts and things in our name and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our names in the capacities indicated below, which said attorneys and agents, or either of them, may deem necessary or advisable to enable said registrant to comply with the Securities Act of 1933 and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this Registration Statement, including specifically, but without limitation, power and authority to sign for us or any of us in our names in the capacities indicated below, any and all amendments (including post-effective amendments) hereto and we do hereby ratify and confirm all that said attorneys and agents, or any of them, shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on May 14, 2004.

Signature	Title

/s/ Bradley J. Bell	Manager (Principal Executive Officer, Principal Financial Officer and Principal Accounting Officer)

Bradley J. Bell

/s/ Stephen N. Landsman	Manager

Stephen N. Landsman

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Nalco Delaware Company has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Naperville, State of Illinois, on May 14, 2004.

NALCO DELAWARE COMPANY
By:	/s/ Bradley J. Bell
Name: Bradley J. Bell
Title: President and Treasurer

We, the undersigned officers and directors of Nalco Delaware Company, hereby severally constitute and appoint Bradley J. Bell, Stephen N. Landsman and Michael P. Murphy, or any of them, our true and lawful attorneys and agents, to do any and all acts and things in our name and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our names in the capacities indicated below, which said attorneys and agents, or either of them, may deem necessary or advisable to enable said registrant to comply with the Securities Act of 1933 and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this Registration Statement, including specifically, but without limitation, power and authority to sign for us or any of us in our names in the capacities indicated below, any and all amendments (including post-effective amendments) hereto and we do hereby ratify and confirm all that said attorneys and agents, or any of them, shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on May 14, 2004.

Signature	Title

/s/ Bradley J. Bell	President, Treasurer and Director (Principal Executive Officer, Principal Financial Officer and Principal Accounting Officer)

Bradley J. Bell

/s/ Stephen N. Landsman	Vice President, Secretary and Director

Stephen N. Landsman

/s/ William K. Langan	Director

William K. Langan

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Nalco Energy Services Equatorial Guinea LLC has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Naperville, State of Illinois, on May 14, 2004.

NALCO ENERGY SERVICES EQUATORIAL GUINEA LLC
By:	/s/ Bradley J. Bell
Name: Bradley J. Bell
Title: President, Chief Financial Officer and Treasurer

We, the undersigned officers and directors of Nalco Energy Services Equatorial Guinea LLC, hereby severally constitute and appoint Bradley J. Bell, Stephen N. Landsman and Michael P. Murphy, or any of them, our true and lawful attorneys and agents, to do any and all acts and things in our name and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our names in the capacities indicated below, which said attorneys and agents, or either of them, may deem necessary or advisable to enable said registrant to comply with the Securities Act of 1933 and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this Registration Statement, including specifically, but without limitation, power and authority to sign for us or any of us in our names in the capacities indicated below, any and all amendments (including post-effective amendments) hereto and we do hereby ratify and confirm all that said attorneys and agents, or any of them, shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities as indicated on May 14, 2004.

Signature	Title

/s/ Bradley J. Bell	President, Chief Financial Officer, Treasurer and Manager (Principal Executive Officer, Principal Financial Officer and Principal Accounting Officer)

Bradley J. Bell

/s/ Stephen N. Landsman	Vice President, Secretary and Manager

Stephen N. Landsman

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Nalco Energy Services Holdings LLC has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Naperville, State of Illinois, on May 14, 2004.

NALCO ENERGY SERVICES HOLDINGS LLC
By:	/s/ Stephen N. Landsman
Name: Stephen N. Landsman
Title: Manager

We, the undersigned officers and directors of Nalco Energy Services Holdings LLC, hereby severally constitute and appoint Bradley J. Bell, Stephen N. Landsman and Michael P. Murphy, or any of them, our true and lawful attorneys and agents, to do any and all acts and things in our name and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our names in the capacities indicated below, which said attorneys and agents, or either of them, may deem necessary or advisable to enable said registrant to comply with the Securities Act of 1933 and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this Registration Statement, including specifically, but without limitation, power and authority to sign for us or any of us in our names in the capacities indicated below, any and all amendments (including post-effective amendments) hereto and we do hereby ratify and confirm all that said attorneys and agents, or any of them, shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on May 14, 2004.

Signature	Title

/s/ Stephen N. Landsman	Manager (Principal Executive Officer)

Stephen N. Landsman

/s/ Michael P. Murphy	Manager (Principal Financial Officer and Principal Accounting Officer)

Michael P. Murphy

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Nalco Energy Services, Inc. has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Sugerland, State of Texas, on May 14, 2004.

NALCO ENERGY SERVICES, INC.
By:	/s/ Bradley J. Bell
Name: Bradley J. Bell
Title: Vice President and Chief Financial Officer

We, the undersigned officers and directors of Nalco Energy Services, Inc., hereby severally constitute and appoint Bradley J. Bell, Stephen N. Landsman and Michael P. Murphy, or any of them, our true and lawful attorneys and agents, to do any and all acts and things in our name and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our names in the capacities indicated below, which said attorneys and agents, or either of them, may deem necessary or advisable to enable said registrant to comply with the Securities Act of 1933 and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this Registration Statement, including specifically, but without limitation, power and authority to sign for us or any of us in our names in the capacities indicated below, any and all amendments (including post-effective amendments) hereto and we do hereby ratify and confirm all that said attorneys and agents, or any of them, shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on May 14, 2004.

Signature	Title

/s/ Mark Lee Bosanko	Chief Executive Officer, President and Director (Principal Executive Officer)

Mark Lee Bosanko

/s/ Bradley J. Bell	Vice President, Chief Financial Officer and Director (Principal Financial Officer and Principal Accounting Officer)

Bradley J. Bell

/s/ Stephen N. Landsman	Vice President and General Counsel

Stephen N. Landsman

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Nalco Energy Services, L.P. has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Naperville, State of Illinois, on May 14, 2004.

NALCO ENERGY SERVICES, L.P.
By:	NALCO ENERGY SERVICES, INC., as General Partner
By:	/s/ Bradley J. Bell
Name: Bradley J. Bell
Title: Vice President and Chief Financial Officer

We, the undersigned officers and directors of Nalco Energy Services, L.P., hereby severally constitute and appoint Bradley J. Bell, Stephen N. Landsman and Michael P. Murphy, or any of them, our true and lawful attorneys and agents, to do any and all acts and things in our name and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our names in the capacities indicated below, which said attorneys and agents, or either of them, may deem necessary or advisable to enable said registrant to comply with the Securities Act of 1933 and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this Registration Statement, including specifically, but without limitation, power and authority to sign for us or any of us in our names in the capacities indicated below, any and all amendments (including post-effective amendments) hereto and we do hereby ratify and confirm all that said attorneys and agents, or any of them, shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on May 14, 2004.

Signature	Title

/s/ Mark Lee Bosanko	Chief Executive Officer, President and Director (Principal Executive Officer)

Mark Lee Bosanko

/s/ Bradley J. Bell	Vice President, Chief Financial Officer and Director (Principal Financial Officer and Principal Accounting Officer)

Bradley J. Bell

/s/ Stephen N. Landsman	Vice President and General Counsel

Stephen N. Landsman

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Nalco Energy Services Middle East Holdings, Inc. has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Naperville, State of Illinois, on May 14, 2004.

NALCO ENERGY SERVICES MIDDLE EAST HOLDINGS, INC.
By:	/s/ Bradley J. Bell
Name: Bradley J. Bell
Title: President and Treasurer

We, the undersigned officers and directors of Nalco Energy Services Middle East Holdings, Inc., hereby severally constitute and appoint Bradley J. Bell, Stephen N. Landsman and Michael P. Murphy, or any of them, our true and lawful attorneys and agents, to do any and all acts and things in our name and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our names in the capacities indicated below, which said attorneys and agents, or either of them, may deem necessary or advisable to enable said registrant to comply with the Securities Act of 1933 and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this Registration Statement, including specifically, but without limitation, power and authority to sign for us or any of us in our names in the capacities indicated below, any and all amendments (including post-effective amendments) hereto and we do hereby ratify and confirm all that said attorneys and agents, or any of them, shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on May 14, 2004.

Signature	Title

/s/ Bradley J. Bell	President, Treasurer and Director (Principal Executive Officer, Principal Financial Officer and Principal Accounting Officer)

Bradley J. Bell

/s/ Stephen N. Landsman	Vice President, Secretary and Director

Stephen N. Landsman

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Nalco FT, Inc. has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Naperville, State of Illinois, on May 14, 2004.

NALCO FT, INC.
By:	/s/ Bradley J. Bell
Name: Bradley J. Bell
Title: President and Treasurer

We, the undersigned officers and directors of Nalco FT, Inc., hereby severally constitute and appoint Bradley J. Bell, Stephen N. Landsman and Michael P. Murphy, or any of them, our true and lawful attorneys and agents, to do any and all acts and things in our name and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our names in the capacities indicated below, which said attorneys and agents, or either of them, may deem necessary or advisable to enable said registrant to comply with the Securities Act of 1933 and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this Registration Statement, including specifically, but without limitation, power and authority to sign for us or any of us in our names in the capacities indicated below, any and all amendments (including post-effective amendments) hereto and we do hereby ratify and confirm all that said attorneys and agents, or any of them, shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on May 14, 2004.

Signature	Title

/s/ Bradley J. Bell	President, Treasurer and Director (Principal Executive Officer, Principal Financial Officer and Principal Accounting Officer)

Bradley J. Bell

/s/ Stephen N. Landsman	Vice President, Secretary and Director

Stephen N. Landsman

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Nalco Global Holdings LLC has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Naperville, State of Illinois, on May 14, 2004.

NALCO GLOBAL HOLDINGS LLC
By:	/s/ Stephen N. Landsman
Name: Stephen N. Landsman
Title: Manager

We, the undersigned officers and directors of Nalco Global Holdings LLC, hereby severally constitute and appoint Bradley J. Bell, Stephen N. Landsman and Michael P. Murphy, or any of them, our true and lawful attorneys and agents, to do any and all acts and things in our name and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our names in the capacities indicated below, which said attorneys and agents, or either of them, may deem necessary or advisable to enable said registrant to comply with the Securities Act of 1933 and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this Registration Statement, including specifically, but without limitation, power and authority to sign for us or any of us in our names in the capacities indicated below, any and all amendments (including post-effective amendments) hereto and we do hereby ratify and confirm all that said attorneys and agents, or any of them, shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on May 14, 2004.

Signature	Title

/s/ Michael P. Murphy	Manager (Principal Financial Officer and Principal Accounting Officer)

Michael P. Murphy

/s/ Stephen N. Landsman	Manager (Principal Executive Officer)

Stephen N. Landsman

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Nalco Industrial Outsourcing Company has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Naperville, State of Illinois, on May 14, 2004.

NALCO INDUSTRIAL OUTSOURCING COMPANY
By:	/s/ Bradley J. Bell
Name: Bradley J. Bell
Title: Vice President and Treasurer

We, the undersigned officers and directors of Nalco Industrial Outsourcing Company, hereby severally constitute and appoint Bradley J. Bell, Stephen N. Landsman and Michael P. Murphy, or any of them, our true and lawful attorneys and agents, to do any and all acts and things in our name and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our names in the capacities indicated below, which said attorneys and agents, or either of them, may deem necessary or advisable to enable said registrant to comply with the Securities Act of 1933 and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this Registration Statement, including specifically, but without limitation, power and authority to sign for us or any of us in our names in the capacities indicated below, any and all amendments (including post-effective amendments) hereto and we do hereby ratify and confirm all that said attorneys and agents, or any of them, shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on May 14, 2004.

Signature	Title

/s/ Stanley J. Gibson	President and Director (Principal Executive Officer)

Stanley J. Gibson

/s/ Bradley J. Bell	Vice President, Treasurer and Director (Principal Financial Officer and Principal Accounting Officer)

Bradley J. Bell

/s/ Stephen N. Landsman	Vice President, Chief Legal Counsel and Director

Stephen N. Landsman

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Nalco International Holdings LLC has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Naperville, State of Illinois, on May 14, 2004.

NALCO INTERNATIONAL HOLDINGS LLC
By:	/s/ Stephen N. Landsman
Name: Stephen N. Landsman
Title: Manager

We, the undersigned officers and directors of Nalco International Holdings LLC, hereby severally constitute and appoint Bradley J. Bell, Stephen N. Landsman and Michael P. Murphy, or any of them, our true and lawful attorneys and agents, to do any and all acts and things in our name and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our names in the capacities indicated below, which said attorneys and agents, or either of them, may deem necessary or advisable to enable said registrant to comply with the Securities Act of 1933 and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this Registration Statement, including specifically, but without limitation, power and authority to sign for us or any of us in our names in the capacities indicated below, any and all amendments (including post-effective amendments) hereto and we do hereby ratify and confirm all that said attorneys and agents, or any of them, shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on May 14, 2004.

Signature	Title

/s/ Stephen N. Landsman	Manager (Principal Executive Officer)

Stephen N. Landsman

/s/ Michael P. Murphy	Manager (Principal Financial Officer and Principal Accounting Officer)

Michael P. Murphy

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Nalco Leasing Corporation has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Naperville, State of Illinois, on May 14, 2004.

NALCO LEASING CORPORATION
By:	/s/ Bradley J. Bell
Name: Bradley J. Bell
Title: President, Chief Executive Officer and Treasurer

We, the undersigned officers and directors of Nalco Leasing Corportion, hereby severally constitute and appoint Bradley J. Bell, Stephen N. Landsman and Michael P. Murphy, or any of them, our true and lawful attorneys and agents, to do any and all acts and things in our name and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our names in the capacities indicated below, which said attorneys and agents, or either of them, may deem necessary or advisable to enable said registrant to comply with the Securities Act of 1933 and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this Registration Statement, including specifically, but without limitation, power and authority to sign for us or any of us in our names in the capacities indicated below, any and all amendments (including post-effective amendments) hereto and we do hereby ratify and confirm all that said attorneys and agents, or any of them, shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on May 14, 2004.

Signature	Title

/s/ Bradley J. Bell	President, Chief Executive Officer and Treasurer (Principal Executive Officer, Principal Financial Officer and Principal Accounting Officer)

Bradley J. Bell

/s/ Stephen N. Landsman	Vice President and Secretary

Stephen N. Landsman

/s/ Philippe Creteur	Director

Philippe Creteur

/s/ Raymond F. Marek	Director

Raymond F. Marek

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Nalco PWS, Inc. has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Naperville, State of Illinois, on May 14, 2004.

NALCO PWS, INC.
By:	/s/ Bradley J. Bell
Name: Bradley J. Bell
Title: President

We, the undersigned officers and directors of Nalco PWS, Inc., hereby severally constitute and appoint Bradley J. Bell, Stephen N. Landsman and Michael P. Murphy, or any of them, our true and lawful attorneys and agents, to do any and all acts and things in our name and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our names in the capacities indicated below, which said attorneys and agents, or either of them, may deem necessary or advisable to enable said registrant to comply with the Securities Act of 1933 and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this Registration Statement, including specifically, but without limitation, power and authority to sign for us or any of us in our names in the capacities indicated below, any and all amendments (including post-effective amendments) hereto and we do hereby ratify and confirm all that said attorneys and agents, or any of them, shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on May 14, 2004.

Signature	Title

/s/ Stanley J. Gibson	President and Director (Principal Executive Officer)

Stanley J. Gibson

/s/ Bradley J. Bell	Vice President and Treasurer (Principal Financial Officer and Principal Accounting Officer)

Bradley J. Bell

/s/ Stephen N. Landsman	Vice President, General Counsel and Director

Stephen N. Landsman

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Nalco Resources Investment Company has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Naperville, State of Illinois, on May 14, 2004.

NALCO RESOURCES INVESTMENT COMPANY
By:	/s/ Bradley J. Bell
Name: Bradley J. Bell
Title: President and Treasurer

We, the undersigned officers and directors of Nalco Resources Investment Company, hereby severally constitute and appoint Bradley J. Bell, Stephen N. Landsman and Michael P. Murphy, or any of them, our true and lawful attorneys and agents, to do any and all acts and things in our name and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our names in the capacities indicated below, which said attorneys and agents, or either of them, may deem necessary or advisable to enable said registrant to comply with the Securities Act of 1933 and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this Registration Statement, including specifically, but without limitation, power and authority to sign for us or any of us in our names in the capacities indicated below, any and all amendments (including post-effective amendments) hereto and we do hereby ratify and confirm all that said attorneys and agents, or any of them, shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on May 14, 2004.

Signature	Title

/s/ Bradley J. Bell	President, Treasurer and Director (Principal Executive Officer, Principal Financial Officer and Principal Accounting Officer)

Bradley J. Bell

/s/ Stephen N. Landsman	Vice President, Secretary and Director

Stephen N. Landsman

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Nalco TWO, Inc. has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Naperville, State of Illinois, on May 14, 2004.

NALCO TWO, INC.
By:	/s/ Bradley J. Bell
Name: Bradley J. Bell
Title: Vice President and Treasurer

We, the undersigned officers and directors of Nalco TWO, Inc., hereby severally constitute and appoint Bradley J. Bell, Stephen N. Landsman and Michael P. Murphy, or any of them, our true and lawful attorneys and agents, to do any and all acts and things in our name and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our names in the capacities indicated below, which said attorneys and agents, or either of them, may deem necessary or advisable to enable said registrant to comply with the Securities Act of 1933 and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this Registration Statement, including specifically, but without limitation, power and authority to sign for us or any of us in our names in the capacities indicated below, any and all amendments (including post-effective amendments) hereto and we do hereby ratify and confirm all that said attorneys and agents, or any of them, shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on May 14, 2004.

Signature	Title

/s/ Stanley J. Gibson	President and Director (Principal Executive Officer)

Stanley J. Gibson

/s/ Bradley J. Bell	Vice President and Treasurer (Principal Financial Officer and Principal Accounting Officer)

Bradley J. Bell

/s/ Stephen N. Landsman	Secretary and Director

Stephen N. Landsman

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Nalco U.S. Holdings LLC has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Naperville, State of Illinois, on May 14, 2004.

NALCO U.S. HOLDINGS LLC
By:	/s/ Stephen N. Landsman
Name: Stephen N. Landsman
Title: Manager

We, the undersigned officers and directors of Nalco U.S. Holdings LLC, hereby severally constitute and appoint Bradley J. Bell, Stephen N. Landsman and Michael P. Murphy, or any of them, our true and lawful attorneys and agents, to do any and all acts and things in our name and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our names in the capacities indicated below, which said attorneys and agents, or either of them, may deem necessary or advisable to enable said registrant to comply with the Securities Act of 1933 and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this Registration Statement, including specifically, but without limitation, power and authority to sign for us or any of us in our names in the capacities indicated below, any and all amendments (including post-effective amendments) hereto and we do hereby ratify and confirm all that said attorneys and agents, or any of them, shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on May 14, 2004.

Signature	Title

/s/ Stephen N. Landsman	Manager (Principal Executive Officer)

Stephen N. Landsman

/s/ Michael P. Murphy	Manager (Principal Financial Officer and Principal Accounting Officer)

Michael P. Murphy

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Nalco Worldwide Holdings LLC has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Naperville, State of Illinois, on May 14, 2004.

NALCO WORLDWIDE HOLDINGS LLC
By:	/s/ Bradley J. Bell
Name: Bradley J. Bell
Title: Vice President and Treasurer

We, the undersigned officers and directors of Nalco Worldwide Holdings LLC, hereby severally constitute and appoint Bradley J. Bell, Stephen N. Landsman and Michael P. Murphy, or any of them, our true and lawful attorneys and agents, to do any and all acts and things in our name and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our names in the capacities indicated below, which said attorneys and agents, or either of them, may deem necessary or advisable to enable said registrant to comply with the Securities Act of 1933 and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this Registration Statement, including specifically, but without limitation, power and authority to sign for us or any of us in our names in the capacities indicated below, any and all amendments (including post-effective amendments) hereto and we do hereby ratify and confirm all that said attorneys and agents, or any of them, shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on May 14, 2004.

Signature	Title

/s/ Bradley J. Bell	President and Treasurer (Principal Executive Officer, Principal Financial Officer and Principal Accounting Officer)

Bradley J. Bell

/s/ Stephen N. Landsman	Vice President, Secretary and Manager

Stephen N. Landsman

/s/ Michael P. Murphy	Manager

Michael P. Murphy

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Nalgreen, Inc. has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Naperville, State of Illinois, on May 14, 2004.

NALGREEN, INC.
By:	/s/ Bradley J. Bell
Name: Bradley J. Bell
Title: Vice President and Treasurer

We, the undersigned officers and directors of Nalgreen, Inc., hereby severally constitute and appoint Bradley J. Bell, Stephen N. Landsman and Michael P. Murphy, or any of them, our true and lawful attorneys and agents, to do any and all acts and things in our name and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our names in the capacities indicated below, which said attorneys and agents, or either of them, may deem necessary or advisable to enable said registrant to comply with the Securities Act of 1933 and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this Registration Statement, including specifically, but without limitation, power and authority to sign for us or any of us in our names in the capacities indicated below, any and all amendments (including post-effective amendments) hereto and we do hereby ratify and confirm all that said attorneys and agents, or any of them, shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on May 14, 2004.

Signature	Title

/s/ Bradley J. Bell	President and Treasurer (Principal Executive Officer, Principal Financial Officer and Principal Accounting Officer)

Bradley J. Bell

/s/ Stephen N. Landsman	Vice President, Secretary and Director

Stephen N. Landsman

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Naltech, Inc. has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Naperville, State of Illinois, on May 14, 2004.

NALTECH, INC.
By:	/s/ Bradley J. Bell
Name: Bradley J. Bell
Title: President and Treasurer

We, the undersigned officers and directors of Naltech, Inc., hereby severally constitute and appoint Bradley J. Bell, Stephen N. Landsman and Michael P. Murphy, or any of them, our true and lawful attorneys and agents, to do any and all acts and things in our name and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our names in the capacities indicated below, which said attorneys and agents, or either of them, may deem necessary or advisable to enable said registrant to comply with the Securities Act of 1933 and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this Registration Statement, including specifically, but without limitation, power and authority to sign for us or any of us in our names in the capacities indicated below, any and all amendments (including post-effective amendments) hereto and we do hereby ratify and confirm all that said attorneys and agents, or any of them, shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on May 14, 2004.

Signature	Title

/s/ Bradley J. Bell	President, Treasurer and Director (Principal Executive Officer, Principal Financial Officer and Principal Accounting Officer)

Bradley J. Bell

/s/ Stephen N. Landsman	Vice President, Secretary and Director

Stephen N. Landsman

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, ONES West Africa LLC has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Naperville, State of Illinois, on May 14, 2004.

ONES WEST AFRICA LLC
By:	/s/ Bradley J. Bell
Name: Bradley J. Bell
Title: President and Treasurer

We, the undersigned officers and directors of ONES West Africa LLC, hereby severally constitute and appoint Bradley J. Bell, Stephen N. Landsman and Michael P. Murphy, or any of them, our true and lawful attorneys and agents, to do any and all acts and things in our name and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our names in the capacities indicated below, which said attorneys and agents, or either of them, may deem necessary or advisable to enable said registrant to comply with the Securities Act of 1933 and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this Registration Statement, including specifically, but without limitation, power and authority to sign for us or any of us in our names in the capacities indicated below, any and all amendments (including post-effective amendments) hereto and we do hereby ratify and confirm all that said attorneys and agents, or any of them, shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on May 14, 2004.

Signature	Title

/s/ Bradley J. Bell	President, Treasurer and Manager (Principal Executive Officer, Principal Financial Officer and Principal Accounting Officer)

Bradley J. Bell

/s/ Stephen N. Landsman	Vice President, Secretary and Manager

Stephen N. Landsman

/s/ Mark Lee Bosanko	Manager

Mark Lee Bosanko

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Paper Chemicals, Inc. has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Naperville, State of Illinois, on May 14, 2004.

PAPER CHEMICALS, INC.
By:	/s/ Bradley J. Bell
Name: Bradley J. Bell
Title: Vice President and Treasurer

We, the undersigned officers and directors of Paper Chemicals, Inc., hereby severally constitute and appoint Bradley J. Bell, Stephen N. Landsman and Michael P. Murphy, or any of them, our true and lawful attorneys and agents, to do any and all acts and things in our name and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our names in the capacities indicated below, which said attorneys and agents, or either of them, may deem necessary or advisable to enable said registrant to comply with the Securities Act of 1933 and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this Registration Statement, including specifically, but without limitation, power and authority to sign for us or any of us in our names in the capacities indicated below, any and all amendments (including post-effective amendments) hereto and we do hereby ratify and confirm all that said attorneys and agents, or any of them, shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on May 14, 2004.

Signature	Title

/s/ Mark W. Irwin	President and Director (Principal Executive Officer)

Mark W. Irwin

/s/ Bradley J. Bell	Vice President and Treasurer (Principal Financial Officer and Principal Accounting Officer)

Bradley J. Bell

/s/ Stephen N. Landsman	Vice President, Secretary and Director

Stephen N. Landsman

/s/ Janet M. Schoo	Director

Janet M. Schoo

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Pure-Chem Products Company, Inc. has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Naperville, State of Illinois, on May 14, 2004.

PURE-CHEM PRODUCTS COMPANY, INC.
By:	/s/ Bradley J. Bell
Name: Bradley J. Bell
Title: President and Treasurer

We, the undersigned officers and directors of Pure-Chem Products Company, Inc., hereby severally constitute and appoint Bradley J. Bell, Stephen N. Landsman and Michael P. Murphy, or any of them, our true and lawful attorneys and agents, to do any and all acts and things in our name and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our names in the capacities indicated below, which said attorneys and agents, or either of them, may deem necessary or advisable to enable said registrant to comply with the Securities Act of 1933 and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this Registration Statement, including specifically, but without limitation, power and authority to sign for us or any of us in our names in the capacities indicated below, any and all amendments (including post-effective amendments) hereto and we do hereby ratify and confirm all that said attorneys and agents, or any of them, shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on May 14, 2004.

Signature	Title

/s/ Bradley J. Bell	President, Treasurer and Director (Principal Executive Officer, Principal Financial Officer and Principal Accounting Officer)

Bradley J. Bell

/s/ Stephen N. Landsman	Vice President, Secretary and Director

Stephen N. Landsman

/s/ Mark R. Stoll	Director

Mark R. Stoll

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Visco Products Company has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Naperville, State of Illinois, on May 14, 2004.

VISCO PRODUCTS COMPANY
By:	/s/ Bradley J. Bell
Name: Bradley J. Bell
Title: President and Treasurer

We, the undersigned officers and directors of Visco Products Company, hereby severally constitute and appoint Bradley J. Bell, Stephen N. Landsman and Michael P. Murphy, or any of them, our true and lawful attorneys and agents, to do any and all acts and things in our name and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our names in the capacities indicated below, which said attorneys and agents, or either of them, may deem necessary or advisable to enable said registrant to comply with the Securities Act of 1933 and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this Registration Statement, including specifically, but without limitation, power and authority to sign for us or any of us in our names in the capacities indicated below, any and all amendments (including post-effective amendments) hereto and we do hereby ratify and confirm all that said attorneys and agents, or any of them, shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on May 14, 2004.

Signature	Title

/s/ Bradley J. Bell	President and Treasurer (Principal Executive Officer, Principal Financial Officer and Principal Accounting Officer)

Bradley J. Bell

/s/ Stephen N. Landsman	Vice President, Secretary and Director

Stephen N. Landsman

EXHIBIT INDEX

Exhibit No.	Description of Exhibit
2.1	Stock Purchase Agreement among Nalco Holdings LLC (formerly known as Blackstone/Neptune Acquisition Company L.L.C.), Leo Holding Company and Nalco International S.A.S., dated as of August 31, 2003
3.1	Amended and Restated Certificate of Incorporation of Nalco Company, as amended
3.2	By-laws of Nalco Company
3.3	Articles of Incorporation of ADX Corp.
3.4	By-laws of ADX Corp.
3.5	Restated Certificate of Incorporation of Board Chemistry Incorporated, as amended
3.6	Bylaws of Board Chemistry Incorporated
3.7	Certificate of Incorporation of Calgon Corporation, as amended
3.8	By-laws of Calgon Corporation
3.9	Articles of Incorporation of Nalco American Holding, Inc., as amended
3.10	By-laws of Nalco American Holding, Inc.
3.11	Certificate of Formation of Nalco Company LLC, as amended
3.12	Limited Liability Company Agreement of Nalco Company LLC
3.13	Certificate of Incorporation of Nalco Delaware Company
3.14	By-laws of Nalco Delaware Company
3.15	Certificate of Formation of Nalco Energy Services Equatorial Guinea LLC, as amended
3.16	Limited Liability Company Agreement of Nalco Energy Services Equatorial Guinea LLC
3.17	Certificate of Formation of Nalco Energy Services Holdings LLC, as amended
3.18	Limited Liability Company Agreement of Nalco Energy Services Holdings LLC
3.19	Certificate of Incorporation of Nalco Energy Services, Inc., as amended
3.20	By-laws of Nalco Energy Services, Inc.
3.21	Certificate of Limited Partnership of Nalco Energy Services, L.P., as amended
3.22	Amended and Restated Limited Partnership Agreement of Nalco Energy Services, L.P.
3.23	Certificate of Incorporation of Nalco Energy Services Middle East Holdings, Inc., as amended
3.24	By-laws of Nalco Energy Services Middle East Holdings, Inc.
3.25	Certificate of Incorporation of Nalco FT, Inc.
3.26	By-laws of Nalco FT, Inc.
3.27	Certificate of Formation of Nalco Global Holdings LLC, as amended
3.28	Limited Liability Company Agreement of Nalco Global Holdings LLC
3.29	Certificate of Formation of Nalco Holdings LLC, as amended
3.30	Amended and Restated Limited Liability Company Agreement of Nalco Holdings LLC
3.31	Certificate of Incorporation of Nalco Industrial Outsourcing Company
3.32	By-laws of Nalco Industrial Outsourcing Company

Exhibit No.	Description of Exhibit
3.33	Certificate of Formation of Nalco International Holdings LLC, as amended
3.34	Limited Liability Company Agreement of Nalco International Holdings LLC
3.35	Certificate of Incorporation of Nalco Leasing Corporation
3.36	By-laws of Nalco Leasing Corporation
3.37	Certificate of Incorporation of Nalco PWS, Inc.
3.38	By-laws of Nalco PWS, Inc.
3.39	Articles of Incorporation of Nalco Resources Investment Company, as amended
3.40	By-laws of Nalco Resources Investment Company, as amended
3.41	Certificate of Incorporation of Nalco TWO, Inc.
3.42	By-laws of Nalco TWO, Inc.
3.43	Certificate of Formation of Nalco U.S. Holdings LLC, as amended
3.44	Limited Liability Company Agreement of Nalco U.S. Holdings LLC
3.45	Certificate of Formation of Nalco Worldwide Holdings LLC, as amended
3.46	Limited Liability Company Agreement of Nalco Worldwide Holdings LLC
3.47	Certificate of Incorporation of Nalgreen, Inc.
3.48	By-laws of Nalgreen, Inc.
3.49	Certificate of Incorporation of Naltech, Inc.
3.50	By-laws of Naltech, Inc.
3.51	Certificate of Formation of ONES West Africa LLC
3.52	Limited Liability Company Agreement of ONES West Africa LLC
3.53	Articles of Incorporation of Paper Chemicals, Inc., as amended
3.54	By-laws of Paper Chemicals, Inc.
3.55	Articles of Incorporation of Pure-Chem Products Company, Inc., as amended
3.56	Amended and Restated Bylaws of Pure-Chem Products Company, Inc.
3.57	Articles of Incorporation of Visco Products Company
3.58	Bylaws of Visco Products Company
4.1	Indenture, dated as of May 1, 1998, between Nalco Chemical Company and The Chase Manhattan Bank
4.2	First Supplemental Indenture, dated as of December 3, 1999, by and between Nalco Chemical Company and The Chase Manhattan Bank
4.3	Senior Notes Indenture, dated as of November 4, 2003, among Nalco Company, the Guarantors named therein and The Bank of New York, as Trustee
4.4	Senior Notes Supplemental Indenture, dated as of November 12, 2003, among Nalco Company, the guarantors named therein and The Bank of New York, as Trustee
4.5	Senior Subordinated Notes Indenture, dated as of November 4, 2003, among Nalco Company, the Guarantors named therein and The Bank of New York, as Trustee
4.6	Senior Subordinated Notes Supplemental Indenture, dated as of November 12, 2003, among Nalco Company, the guarantors named therein and The Bank of New York, as Trustee
4.7	Indenture, dated as of January 21, 2004 among Nalco Finance Holdings LLC, Nalco Finance Holdings Inc. and The Bank of New York, as Trustee

Exhibit No.	Description of Exhibit
4.8	Senior Notes Registration Rights Agreement, dated as of November 4, 2003 among Nalco Holdings LLC, Nalco Company, the Guarantors named therein, Citigroup Global Markets Inc., as dollar representatives of the dollar initial purchasers and Citigroup Global Markets Limited, as euro representatives of the euro initial purchasers
4.9	Senior Subordinated Notes Registration Rights Agreement, dated as of November 4, 2003 among Nalco Holdings LLC, Nalco Company, the Guarantors named therein, Citigroup Global Markets Inc., as dollar representatives of the dollar initial purchasers and Citigroup Global Markets Limited, as euro representatives of the euro initial purchasers
5.1*	Opinion of Simpson Thacher & Bartlett LLP
5.2*	Opinion of Stephen N. Landsman, General Counsel of Nalco Company
10.1	Credit Agreement, dated as of November 4, 2003, among Nalco Holdings LLC, Nalco Company, as U.S. Borrower, the Foreign Subsidiary Borrowers from time to time party thereto, the Lenders party thereto, Citigroup Global Markets Inc. and Banc of America Securities LLC, as Global Coordinators, Citicorp North America, Inc., as Administrative Agent, Bank of America, N.A., as Documentation Agent, Deutsche Bank Securities Inc., J.P. Morgan Securities Inc., Goldman Sachs Credit Partners L.P. and UBS Securities LLC, as Co-Syndication Agents, Citigroup Global Markets Inc., Banc of America Securities LLC, Deutsche Bank Securities Inc., J.P. Morgan Securities Inc., Goldman Sachs Credit Partners L.P. and UBS Securities LLC, as Joint Lead Arrangers and Joint Book Managers
10.2	U.S. Guarantee and Collateral Agreement, dated as of November 4, 2003, among Nalco Holdings LLC, Nalco Company, each domestics subsidiary of Nalco Holdings LLC named therein and Citicorp North America, Inc., as Collateral Agent
10.3	Guarantee Agreement, dated as of August 31, 2003, between Suez and Blackstone/Neptune Acquisition Company L.L.C.
10.4	Noncompetition Agreement, dated as of November 4, 2003 between Suez and Blackstone/Neptune Acquisition Company L.L.C.
10.5	Reimbursement Agreement, dated as of November 4, 2003 between Suez and Ondeo Nalco Company
10.6	Sublease Agreement, dated as of November 4, 2003 between Leo Holding Company, as sublandlord and Ondeo Nalco Company, as subtenant
10.7	Transaction Fee Agreement, dated as of November 4, 2003, among Nalco Company, Goldman, Sachs & Co., Apollo Management V, L.P. and Blackstone Management Partners IV L.L.C.
10.8	Monitoring Fee Agreement, dated as of November 4, 2003, among Nalco Company, Blackstone Management Partners IV L.L.C., Apollo Management V, L.P. and Goldman, Sachs & Co.
10.9	Amendment No. 1, dated as of November 4, 2003 to the Monitoring Fee Agreement, dated as of November 4, 2003, among Nalco Company, Blackstone Management Partners IV L.L.C., Apollo Management V, L.P. and Goldman, Sachs & Co.
10.10	Employment Agreement, dated as of January 1, 2002, between Ondeo Nalco Company and William J. Roe.
10.11	Employment Agreement, effective as of November 1, 2003, between Nalco Company and Bradley J. Bell.

Exhibit No.	Description of Exhibit
10.12	Employment Agreement, dated as of January 1, 2003, between Ondeo Nalco Energy Services, L.P. and Mark L. Bosanko, as amended.
10.13	Employment Agreement, dated as of January 1, 2003, between Ondeo Nalco Company and Lou L. Loosbrock.
12.1	Computation of Ratio of Earnings to Fixed Charges
21.1	List of Subsidiaries
23.1*	Consent of Simpson Thacher & Bartlett LLP (included as part of its opinion filed as Exhibit 5.1 hereto)
23.2	Consent of Ernst & Young LLP
23.3	Consent of Ernst & Young AG
24	Powers of Attorney (included in signature pages of this Registration Statement)
25.1	Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939 of The Chase Manhattan Bank, as Trustee
25.2	Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939 of The Bank of New York, as Trustee with respect to the Senior Notes Indenture
25.3	Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939 of The Bank of New York, as Trustee with respect to the Senior Subordinated Notes Indenture
99.1	Form of Letter of Transmittal
99.2	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees
99.3	Form of Letter to Clients
99.4	Form of Notice of Guaranteed Delivery
99.5	Report of Auditors

*	To be filed by amendment.